UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

FAR POINT ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Ordinary Shares, Warrants, Ordinary Shares issuable upon exercise of Warrants
	(2)	Aggregate number of securities to which transaction applies: 138,262,500
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$10.72 per Ordinary Share, $1.97 per Warrant, $11.50 per Ordinary Share issuable upon exercise of Warrants

	(4)	Proposed maximum aggregate value of transaction: $881,524,500
	(5)	Total fee paid: $114,421.88

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid: $114,421.88
	(2)	Form, Schedule or Registration Statement No.: Form F-4 Registration Statement File No. 333-236581
	(3)	Filing Party: Global Blue Group Holdings AG
	(4)	Date Filed: February 24, 2020

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 8, 2020

FAR POINT ACQUISITION CORPORATION

18 West 18th Street

New York, NY 10011

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2020

TO THE STOCKHOLDERS OF FAR POINT ACQUISITION CORPORATION:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Far Point Acquisition Corporation, a Delaware corporation (“FPAC”), will be held at                       eastern time, on                     , 2020, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178 (the “Special Meeting”). We intend to hold the Special Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 16, 2020 (the “Merger Agreement”), and to approve the business combination contemplated by such agreement (the “Business Combination”), by and among FPAC, SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter” and, in its capacity as a representative of Global Blue (as defined below) and its shareholders as of the date of the Merger Agreement and immediately prior to the closing, the “GB Shareholders’ Representative”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in Zürichstrasse 38, 8306 Brüttisellen, Switzerland (“New Global Blue”), Global Blue US Holdco LLC, a Delaware limited liability company (“US Holdco”), Global Blue US Merger Sub Inc., a Delaware corporation (“US Merger Sub”), Global Blue Holding L.P., a Cayman Islands exempted limited partnership (“Cayman Holdings”), the individuals named therein (the “Management Sellers” and, together with Globetrotter and Cayman Holdings, the “Seller Parties”), Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in Zürichstrasse 38, 8306 Brüttisellen, Switzerland (“Global Blue”), Thomas W. Farley, solely in his capacity as the FPAC Shareholders’ Representative (“FPAC Shareholders’ Representative”), solely for purposes of Sections 2.20 and 8.01 thereof, Far Point LLC, a Delaware limited liability company (the “Founder”), and Jacques Stern, solely in his capacity as the Management Representative (“Management Representative”), which, among other things, provides for (a) the Seller Parties undertaking a series of transactions pursuant to which they will sell, exchange and contribute the ordinary shares of Global Blue (the “Global Blue Shares”) for a mix of cash (the “Cash Consideration”) and ordinary shares of New Global Blue (the “New Global Blue Shares”), and in certain circumstances preferred shares (the “Series A Preferred Shares”) of New Global Blue (together, the “Share Consideration”), and (b) US Merger Sub, a wholly-owned indirect subsidiary of New Global Blue, merging with and into FPAC, with FPAC being the surviving corporation in the Merger—we refer to this proposal as the “Business Combination Proposal” and a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A; and

(2) to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, FPAC is not authorized to consummate the Business Combination—we refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of Class A common stock, par value $0.0001 per share, of FPAC (“FPAC Class A Common Stock”) and Class B common stock, par value $0.0001 per share, of FPAC (“FPAC Class B Common Stock” and collectively with FPAC Class A Common Stock, “FPAC Common Stock”)

at the close of business on                      , 2020 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

After careful consideration, and consultation with its management and outside legal advisers, FPAC’s board of directors has determined that the Business Combination Proposal, and the Adjournment Proposal are NOT advisable, or fair to, or in the best interest of, FPAC and its stockholders and unanimously recommends that you vote or give instruction to vote “AGAINST” the Business Combination Proposal, and “AGAINST” the Adjournment Proposal, if presented.

Under the Merger Agreement, the approval of the Business Combination Proposal by the requisite vote of FPAC’s stockholders is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by FPAC’s stockholders, the Business Combination will not be consummated.

All FPAC stockholders are cordially invited to attend the Special Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) pandemic and we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of FPAC Common Stock, you may also cast your vote in person at the Special Meeting (or by remote means of communication, if applicable). If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, you must obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting “AGAINST” the Business Combination Proposal but will have no effect on the Adjournment Proposal.

A complete list of FPAC stockholders of record entitled to vote at the Special Meeting will be available for ten (10) days before the Special Meeting at the principal executive offices of FPAC (or by remote means of communication, during such meeting, if applicable) for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker or bank to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Thomas W. Farley

Chief Executive Officer, President and Chairman of the Board

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO OUR TRANSFER AGENT AT LEAST TWO BUSINESS DAYS BEFORE THE SCHEDULED DATE OF THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE

DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BROKER, BANK OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING OF FPAC STOCKHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated,                          , 2020 and is first being mailed to Far Point Acquisition Corporation stockholders on or about                     , 2020.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 8, 2020

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

FAR POINT ACQUISITION CORPORATION

and

PROSPECTUS FOR UP TO 76,562,500 ORDINARY SHARES, 30,850,000 WARRANTS AND 30,850,000

ORDINARY SHARES ISSUABLE UPON EXERCISE OF WARRANTS

OF

GLOBAL BLUE GROUP HOLDING AG

This proxy statement/prospectus is being provided to security holders of Far Point Acquisition Corporation, which we refer to as FPAC, in connection with the proposed business combination with Global Blue Group AG, a Swiss stock corporation (Aktiengesellschaft), which we refer to as Global Blue. These terms and others used in this introduction are defined in greater detail below in this proxy statement/prospectus under the caption “Frequently Used Terms”.

Pursuant to the Merger Agreement described in this proxy statement/prospectus, each of FPAC and Global Blue will become a wholly-owned subsidiary of Global Blue Group Holding AG, a newly formed Swiss stock corporation (Aktiengesellschaft), which we refer to as New Global Blue, and New Global Blue will become a new public company owned by the prior stockholders of FPAC, the prior shareholders of Global Blue and the PIPE Investors described below. We refer to this transaction as the Business Combination. The Merger Agreement is attached to this proxy statement/prospectus as Annex A. New Global Blue’s articles of association will be substantially in the form attached to this proxy statement/prospectus as Annex B.

After careful consideration and consultation with its management and outside legal advisers, FPAC’s board of directors has determined that the Business Combination is NOT advisable or fair to, or in the best interest of, FPAC and its stockholders. This constitutes a change from the board’s initial recommendation. In connection with FPAC’s entry into the Merger Agreement, FPAC’s board of directors had initially unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination was advisable and fair to and in the best interests of FPAC and its stockholders and (iii) recommended that FPAC’s stockholders approve the Business Combination Proposal and the Adjournment Proposal. However, after approval of the Merger Agreement, FPAC management was informed by Global Blue management that the ongoing COVID-19 pandemic was having a significant negative impact on Global Blue’s financial condition, revenues and results of operations. See “Risk Factors–Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—The COVID-19 pandemic has had a significant negative impact on Global Blue’s financial results, as experienced by the broader market, including the international travel and extra-regional shopping sectors. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the outbreak and health concerns subside and the related preventative measures are lifted” and “Information Related to Global Blue—Global Blue’s Business—Other Information About Global Blue.” As a result, after careful consideration and consultation with its management and outside legal advisers, FPAC’s board of directors has changed its recommendation for FPAC’s stockholders to vote against the Business Combination Proposal and the Adjournment Proposal. See “The Business Combination Proposal – FPAC’s Board of Directors’ Reasons for the Change in Recommendation to Against the Business Combination.”

New Global Blue will apply for listing, effective upon the closing of the Business Combination, of its ordinary shares and warrants on the New York Stock Exchange, or NYSE, under the symbols “GB” and “GB.WS,” respectively.

Global Blue serves as a strategic technology and payments partner to merchants, empowering them to capture the structural growth of international travelers shopping abroad, driven by multiple long-term macroeconomic tailwinds. Global Blue established the concept of third-party serviced tax free shopping, or TFS, in Sweden in 1980 and has emerged as both a global leader (based on its share of the TFS segment) and a pioneer in technology for TFS. Global Blue also offers added-value payment solutions, or AVPS, including dynamic currency conversion, or DCC. As of March 31, 2020, Global Blue operated across more than 50 countries. For the financial year ended March 31, 2020, Global Blue enabled approximately 29 million international shoppers to claim value added tax (“VAT”) refunds on international shopping or complete international transactions in their home currency.

Pursuant to the Merger Agreement, (i) the shareholders of Global Blue will receive a mix of cash, referred to as the Cash Consideration, and ordinary shares of New Global Blue, and in certain circumstances, preferred shares of New Global Blue, referred to as the Share Consideration, and (ii) the outstanding shares and warrants of FPAC will become New Global Blue ordinary shares or warrants to purchase such New Global Blue ordinary shares as follows:

•

each of FPAC’s 63,250,000 outstanding shares of Class A Common Stock (other than those shares of FPAC Class A Common Stock that are redeemed by the holders as described below), and 10,812,500 of the 15,812,500 outstanding shares of FPAC’s Class B Common Stock (being the 15,812,500 outstanding shares of FPAC Class B Common Stock excluding the 2,500,000 Surrendered Shares which are to be surrendered and excluding the 2,500,000 Excluded Founder Shares which will be exchanged for the right to receive the Contingent Shares—each as described below) will become one ordinary share of New Global Blue; and

•

each of FPAC’s 30,850,000 outstanding warrants will become one warrant of New Global Blue that will entitle the holder thereof to purchase, for $11.50 per share, one ordinary share of New Global Blue in lieu of one share of FPAC Class A Common Stock.

We refer to New Global Blue’s ordinary shares as the New Global Blue Shares, its preferred shares as the Series A Preferred Shares and its warrants as the New Global Blue Warrants.

The Merger Agreement provides that the Excluded Founder Shares, which are 2,500,000 shares of FPAC Class B Common Stock held by Far Point LLC, FPAC’s Founder, will be contributed to New Global Blue in exchange for 2,500,000 New Global Blue Shares which Far Point LLC will have the right to receive, referred to as the Contingent Shares, upon satisfaction of certain conditions related to the trading price of New Global Blue Shares, as described herein.

Accordingly, this proxy statement/prospectus covers the issuance by New Global Blue of an aggregate of 76,562,500 New Global Blue Shares, 30,850,000 New Global Blue Warrants and 30,850,000 New Global Blue Shares issuable upon exercise of such warrants.

Concurrently with the execution and delivery of the Merger Agreement, New Global Blue, FPAC and certain third-party investors, referred to as the Primary PIPE Investors, entered into share subscription agreements pursuant to which the Primary PIPE Investors have committed to purchase, concurrently with the closing of the Business Combination, which we refer to as the Closing, in the aggregate, 12,500,000 New Global Blue Shares for $10.00 per share, or an aggregate purchase price equal to $125.0 million.

Concurrently with the execution and delivery of the Merger Agreement, New Global Blue and SL Globetrotter, L.P. and Global Blue Holding L.P., referred to as Globetrotter and Cayman Holdings, respectively, which are or will be at the Closing shareholders of Global Blue, entered into certain share purchase and contribution agreements with investors that we refer to as the Secondary PIPE Investors. The Secondary PIPE Investors consist of (i) the Affiliated Secondary PIPE Investors, which are certain affiliates of Third Point LLC, an affiliate of FPAC, and (ii) Antfin (Hong Kong) Holding Limited, referred to as the Strategic Secondary PIPE Investor or Ant Financial. Upon the terms and subject to the conditions of their purchase agreements, the Affiliated Secondary PIPE Investors and the Strategic Secondary PIPE Investor have committed to purchase, concurrently with the Closing, ordinary shares of Global Blue from Globetrotter and Cayman Holdings for aggregate purchase prices of up to $100.0 million and equal to $125.0 million, respectively, and to immediately contribute such Global Blue Shares to New Global Blue in exchange for the subsequent issue of up to 10,000,000 and equal to

12,500,000, respectively, New Global Blue Shares at $10.00 per share. The commitment of the Affiliated Secondary PIPE Investors is subject to reduction on a dollar-for-dollar basis to the extent of a draw on the Backstop described below. The agreement with the Strategic Secondary PIPE Investor includes an 18-month lock-up transfer restriction on the New Global Blue Shares it acquires.

Prior to the Closing, the Management Sellers will become shareholders of Global Blue through the Management Roll-up, described below.

Prior to the Closing, as permitted by the Merger Agreement, Global Blue is to distribute a cash dividend to its pre-Business Combination shareholders in an amount such that Adjusted Net Debt as of March 31, 2020, or the Adjustment Date, would have been €600 million on a pro forma basis if the cash dividend had been paid as of March 31, 2020. This dividend will be in the amount of approximately €154 million. Pursuant to the proposal sent to FPAC by Globetrotter on May 23, 2020, Globetrotter proposed, among other things, converting the approximately €154 million cash dividend which will be due to the Global Blue shareholders to approximately 16,800,000 New Global Blue Shares. In response to this proposal, management of FPAC proposed certain changes to the Transaction terms that included, among other things, that the pre-Closing Global Blue shareholders would forego the dividend. As of the date of the proxy statement/prospectus, there has been no agreement to alter the Transaction terms. See “The Business Combination Proposal — Background of the Business Combination”.

In connection with the completion of the Business Combination, Global Blue’s €630 million Existing Term Loan Facility and its €80 million Existing Revolving Credit Facility will be refinanced pursuant to a new debt facility, referred to as the New Facilities Agreement.

FPAC’s Units (each consisting of one share of FPAC Class A Common Stock and one-third of one Warrant), FPAC Class A Common Stock and Warrants are currently listed on the NYSE under the symbols “FPAC.UN,” “FPAC” and “FPAC.WS,” respectively. In connection with the completion of the Business Combination, FPAC’s Units will be separated into their component securities and those component securities will be exchanged for corresponding New Global Blue securities.

In connection with the Business Combination, in addition to the Merger Agreement, certain related agreements have been, or will be, entered into on or prior to the Closing Date, including:

•

Voting and Support Agreement among FPAC, Global Blue, Globetrotter, New Global Blue, the Founder and Third Point Ventures LLC, a Delaware limited liability company and an affiliate of Third Point (together with the Founder, the “FPAC Shareholders”), pursuant to, and on the terms and subject to the conditions of which, each FPAC Shareholder has unconditionally and irrevocably agreed, among other things, to vote its shares of FPAC (representing approximately 25% of the outstanding shares), and take certain other actions, in support of the Business Combination;

•

Founder Shares Surrender Agreement among FPAC, the Founder, Globetrotter and New Global Blue that provides that the Founder will, upon the terms and subject to the conditions set forth therein, at the Closing irrevocably surrender to New Global Blue, for no consideration and as a deemed contribution to the capital of New Global Blue, 2,500,000 shares of FPAC’s Class B Common Stock (the “Surrendered Shares”) and New Global Blue shall immediately cancel the Surrendered Shares;

•

Relationship Agreement among Globetrotter, the Founder and New Global Blue to regulate, upon the terms and subject to the conditions set forth therein, the relationship among such parties following the Closing. Among other things, the parties have made certain agreements with respect to the designation of board members for New Global Blue;

•

Shareholders Agreement among Cayman Holdings, Globetrotter, the Founder and certain persons who will be shareholders of New Global Blue to regulate the relationship among such shareholders following the Closing with respect to each other, in connection with New Global Blue. Among other things, and as described therein, the parties have agreed to certain lock-up transfer restrictions on such parties’ New Global Blue securities for various periods, the longest of which is up to one year from the Closing; and

•

Registration Rights Agreement to be entered into at the Closing, by and between New Global Blue and certain persons who will be shareholders of New Global Blue after the Closing, pursuant to which New Global Blue has agreed to grant the other parties thereto registration rights in respect of their New Global Blue Shares and certain other New Global Blue securities.

Each of these related agreements is described in more detail elsewhere in this proxy statement/prospectus. See “The Business Combination Proposal—Related Agreements.” Additionally, in connection with the Business Combination, the Management Roll-up, the PIPE Investment and the Refinancing will be completed on or prior to the Closing.

As a result of the Business Combination, assuming: (i) a March 31, 2020 Closing Date; (ii) that no stockholders of FPAC elect to have their shares of FPAC Class A Common Stock issued as part of the Units sold in FPAC’s initial public offering (“Public Shares”) redeemed for cash in connection therewith as permitted by FPAC’s amended and restated certificate of incorporation (the “No Redemption Scenario”); and (iii) no adjustments under the Merger Agreement, the Cash Consideration would be approximately $965 million, and the post-Closing share ownership of New Global Blue would be as follows:

New Global Blue Shares (%)(1)

Seller Parties(2)	88,938,000 (47.2%)
Affiliated Secondary PIPE Investors(3)	10,000,000 (5.3%)
Strategic Secondary PIPE Investor	12,500,000 (6.6%)
Primary PIPE Investors	12,500,000 (6.6%)
Founder/Directors(3)(4)	10,812,500 (5.7%)
Former FPAC Public Stockholders(3)(5)	53,762,500 (28.5%)

Total	188,513,000 (100%)

(1)	Excludes all 30,850,000 New Global Blue Warrants and 2,500,000 Contingent Shares.
(2)

Includes 9,487,500 New Global Blue Shares to be received by Globetrotter in exchange for 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020. See “Summary of the Proxy Statement/Prospectus–Certain Market Activity.”

(3)

Collectively in the No Redemption Scenario, Third Point would beneficially own 24,692,500 New Global Blue Shares, or 13.1%, consisting of 10,000,000 shares from the PIPE Investment, 10,692,500 shares held by the Founder (as to which Third Point would have beneficial ownership, though Third Point and Thomas W. Farley, FPAC’s Chief Executive Officer, President and Chairman, would each have a pecuniary interest over a portion thereof) and 4,000,000 shares to be received in exchange for 4,000,000 shares of FPAC Class A Common Stock purchased by Third Point in FPAC’s initial public offering.

(4)	Includes 120,000 New Global Blue Shares to be received by FPAC’s independent directors.
(5)

Excludes the Founder Shares; includes 4,000,000 New Global Blue Shares to be received by Third Point and 65,700 New Global Blue Shares to be received by David W. Bonanno, FPAC’s Chief Financial Officer and a director, in exchange for shares of FPAC Class A Common Stock purchased in FPAC’s initial public offering. Excludes 9,487,500 New Global Blue Shares to be received by Globetrotter in exchange for 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020. See “Summary of the Proxy Statement/Prospectus – Certain Market Activity.”

Pursuant to FPAC’s amended and restated certificate of incorporation, in connection with the completion of the Business Combination holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with FPAC’s amended and restated certificate of incorporation. Payment for such redemptions will come from FPAC’s trust account that holds a portion of the proceeds of FPAC’s initial public offering and the concurrent sale of its private placement Units. To the extent holders of FPAC Public Shares elect to have their shares redeemed, the Cash Consideration and the Share Consideration to be paid to the shareholders of Global Blue will vary as described herein.

To the extent holders of Public Shares require FPAC to redeem more than 20,000,000 FPAC Public Shares, Cloudbreak Aggregator LP, a Cayman Islands limited partnership that is the managing member of the Founder and an affiliate of Third Point (the “Backstop Provider”), will, upon the terms and subject to the conditions set forth in the Forward Purchase Agreement entered into at the time of FPAC’s initial public offering (the “Backstop”), purchase shares of FPAC Class A Common Stock at $9.50 per share, for an aggregate purchase price equal to the total number of Public Shares in excess of 20,000,000 redeemed, multiplied by $10.00. To the extent the Backstop Provider purchases shares of FPAC Class A Common Stock pursuant to the Backstop, the commitment of the Affiliated Secondary PIPE Investors will be reduced dollar-for-dollar. The Affiliated Secondary PIPE Investors have also committed to provide equity financing to the Backstop Provider in the event that the Backstop Provider’s obligation to purchase shares of FPAC Class A Common Stock under the Backstop is triggered, and Globetrotter has third party beneficiary rights pursuant to the Third Party Beneficiary Rights Letter to specifically enforce such equity commitment as well as to specifically enforce FPAC’s rights under the Forward Purchase Agreement.

As a result of the Business Combination, assuming (i) a March 31, 2020 Closing Date, (ii) the redemption of all Public Shares, including all 9,487,500 Public Shares purchased by Globetrotter since May 17, 2020 (See “Summary of the Proxy Statement/Prospectus—Certain Market Activity”), exclusive of the 4,000,000 shares held by Third Point and the 65,700 shares held by David Bonanno, which Third Point and Mr. Bonanno have agreed not to redeem (the “Maximum Redemption Scenario”), (iii) the Backstop is exercised and (iv) no adjustments under the Merger Agreement, the Cash Consideration would be approximately $647 million and the post-Closing share ownership of New Global Blue would be as follows:

	Series A Preferred Shares		New Global Blue Shares(1)	Combined (%)(2)
Seller Parties	22,178,000	(6)	88,656,047	57.7%
Affiliated Secondary PIPE Investors/Backstop Provider(3)	—		41,246,632	21.5%
Strategic Secondary PIPE Investor	—		12,500,000	6.5%
Primary PIPE Investors	—		12,500,000	6.5%
Founder/Directors(3)(4)	—		10,812,500	5.6%
Former FPAC Stockholders(5)	—		4,065,700	2.1%

Total	22,178,000		169,780,879	100%

(1)	Excludes all 30,850,000 New Global Blue Warrants and 2,500,000 Contingent Shares.
(2)	Calculated based on the number of New Global Blue Shares plus Series A Preferred Shares on an as converted basis.
(3)

Collectively, in the Maximum Redemption Scenario, Third Point would beneficially own 55,939,132 New Global Blue Shares, or 29.1%, consisting of 41,246,632 shares from the Backstop, 10,692,500 shares held by the Founder (as to which Third Point would have beneficial ownership, though Third Point and Thomas W. Farley would each have a pecuniary interest over a portion thereof) and 4,000,000 shares to be received in exchange for 4,000,000 shares of FPAC Class A Common Stock purchased by Third Point in FPAC’s initial public offering.

(4)	Includes 120,000 New Global Blue Shares to be received by FPAC’s independent directors.
(5)

Excludes the Founder Shares; includes 4,000,000 New Global Blue Shares to be received by Third Point and 65,700 New Global Blue Shares to be received by David W. Bonanno in exchange for shares of FPAC Class A Common Stock purchased in FPAC’s initial public offering.

(6)

To the extent holders of Public Shares elect to redeem more than 5,000,000 Public Shares, Series A Preferred Shares of equal value to the value of the Public Shares redeemed in excess of 5,000,000 Public Shares would be issued to the Seller Parties. Series A Preferred Shares will be convertible into New Global Blue Shares on a one-to-one basis, subject to anti-dilution protections.

Proposals to approve the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the Special Meeting of stockholders of FPAC scheduled to be held on                          , 2020.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting of FPAC’s stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in “Risk Factors.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated                         , 2020, and is first being mailed to Far Point Acquisition Corporation stockholders on or about                     , 2020.

ANNEXES

Annex A: Agreement and Plan of Merger

Annex B: Form of Articles of Association of Global Blue Group Holding AG

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or the “SEC,” by New Global Blue, constitutes a prospectus of New Global Blue under Section 5 of the U.S. Securities Act of 1933, as amended, or the “Securities Act,” with respect to the New Global Blue Shares to be issued to FPAC stockholders, the New Global Blue Warrants to be issued to Warrant holders and the New Global Blue Shares underlying such warrants, if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the “Exchange Act”, with respect to the Special Meeting of FPAC stockholders at which FPAC stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the adoption of the Merger Agreement, among other matters.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Global Blue’s audited consolidated financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.” We refer in various places within this proxy statement/prospectus to non-IFRS financial measures, including Adjusted EBITDA, Adjusted EBITDA Margin, Sales in Store (“SiS”), Adjusted Net Income (Group Share), Adjusted Effective Tax Rate, Adjusted Net Debt and Leverage Ratio, some of which are more fully explained in “Selected Historical Financial Information—Other Financial Data.” The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Global Blue’s consolidated financial results prepared in accordance with IFRS.

FINANCIAL STATEMENT PRESENTATION

New Global Blue

New Global Blue was incorporated on December 10, 2019 for the purpose of effectuating the transactions described herein. New Global Blue has no material assets and does not operate any businesses. Accordingly, no financial statements of New Global Blue have been included in this proxy statement/prospectus. The transaction will first be accounted for as a capital reorganization whereby New Global Blue is the successor to its predecessor Global Blue. As a result of the first step described above, the existing shareholders of Global Blue will continue to retain control through their majority ownership of New Global Blue. The capital reorganization will be immediately followed by the acquisition of FPAC, which is accounted for within the scope of IFRS 2 (Share-based Payment). The shares issued by New Global Blue are recognized at fair value and recorded as consideration for the acquisition of the public shell company, FPAC.

Global Blue

From April 1, 2018 onward, Global Blue has adopted IFRS 9 (Financial Instruments), IFRS 15 (Revenue from Contracts with Customers) and IFRS 16 (Leases), selecting the modified retrospective approach. Therefore, Global Blue has not restated the financial information of Global Blue as of and for the financial year ended March 31, 2018 or any prior periods for these new standards and, as a result, the information for this period is not fully comparable to the financial information of Global Blue as of and for the financial years ended March 31, 2019 and 2020.

EXCHANGE RATE PRESENTATION

Certain amounts described herein have been expressed in U.S. dollars for convenience and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, we present industry data, information and statistics regarding the markets in which Global Blue competes as well as Global Blue’s analysis, conducted prior to the COVID-19 pandemic, of statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data pertaining to Global Blue’s business and markets, including information obtained from the OECD, Euromonitor, the World Bank, the International Air Transport Association and Tourism Economics (collectively, “Industry Analysis”). Such information is supplemented where necessary with Global Blue’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Global Blue’s management’s judgment where information is not publicly available. This information appears in “Summary of the Proxy Statement/Prospectus,” “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Information Related to Global Blue—Global Blue’s Business” and other sections of this proxy statement/prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Global Blue” refers to Global Blue Group AG, a Swiss stock corporation, the term “FPAC” refers to Far Point Acquisition Corporation, a Delaware corporation, and “New Global Blue” refers to Global Blue Group Holding AG, a newly incorporated Swiss stock corporation.

In addition, in this document:

“2012 GB Acquisition” means the acquisition on August 1, 2012 of Global Blue Luxembourg Holdings S.à r.l. by funds and investment vehicles directly or indirectly managed and/or advised by Silver Lake and Partners Group.

“Acquirer(s)” means a financial institution that processes credit or debit card payments on behalf of a merchant.

“Adjournment Proposal” means the proposal to adjourn the Special Meeting of the stockholders of FPAC to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Adjusted Net Debt” means the aggregate principal amount of non-current loans and borrowings, current lease liabilities and non-current lease liabilities, less cash and cash equivalents.

“Adjustment Date” means March 31, 2020.

“Affiliated Secondary PIPE Investors” means certain affiliates of Third Point who have committed, on the terms and subject to the conditions contained in those certain share purchase and contribution agreements, to purchase Global Blue Shares from Globetrotter and Cayman Holdings and to contribute such Global Blue Shares to New Global Blue in exchange for up to 10,000,000 New Global Blue Shares at $10.00 per share. The commitment of the Affiliated Secondary PIPE Investors is subject to a dollar-for-dollar reduction to the extent the Backstop is drawn upon.

“Amendment Letter” means an amendment letter dated January 14, 2020 amending and restating the New Facilities Agreement entered into by Global Blue with, inter alia, BNP Paribas (Suisse) S.A., Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank International Limited, Royal Bank of Canada, Bank of America Merrill Lynch International Designated Activity Company, Barclays Bank PLC, Credit Suisse International and JPMorgan Chase Bank N.A., London branch, as amendment participating lenders, and RBC Europe Limited, as agent and security agent.

“AML” means anti-money laundering.

“APAC” means the Asia Pacific region.

“ATM” means automated teller machines.

“AVPS” means added-value payment solutions.

“Backstop” means the obligations of the Backstop Provider pursuant to the Forward Purchase Agreement to purchase, upon the terms and subject to the conditions thereof, newly issued shares of FPAC Class A Common Stock at $9.50 per share for an aggregate purchase price equal to the number of Public Shares in excess of 20,000,000 shares redeemed multiplied by $10.00.

“Backstop Provider” means Cloudbreak Aggregator LP, a Cayman Islands limited partnership that is the managing member of the Founder and an affiliate of Third Point.

“Best-rate guarantee” means Global Blue’s best-rate guarantee, which allows an international shopper to be refunded the difference between Global Blue’s transaction fee and that of its issuing bank.

“Brexit” means the United Kingdom leaving the EU.

“Broker Non-Vote” means the failure of an FPAC stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Proposal” means the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby.

“CAGR” means compounded annual growth rate.

“Cash Consideration” means the cash portion of the consideration to be received by the Seller Parties pursuant to the Business Combination.

“Cayman Holdings” means Global Blue Holding L.P., a Cayman Islands exempted limited partnership.

“CHF” and “Swiss franc” each refer to the legal currency of Switzerland.

“Closing” means the closing of the transactions contemplated by the Merger Agreement and the PIPE Investment agreements, and “Closing Date” means the date on which the Closing is completed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensation Ordinance” means the Swiss Compensation Ordinance.

“Contingent Shares” means up to 2,500,000 New Global Blue Shares to be delivered to the Founder upon satisfaction of certain conditions related to the trading price of New Global Blue Shares.

“Conversion Agreement” means that certain conversion agreement, dated on or around January 16, 2020, by and among New Global Blue and each of the Seller Parties in respect of the Series A Preferred Shares.

“Currency Select” means Currency Select Pty Limited (previously, Travelex Outsourcing Pty Limited).

“C-PECs” means convertible preferred equity certificates.

“DCC” means dynamic currency conversion.

“DGCL” means the Delaware General Corporation Law.

“drive-to-store” means initiatives or solutions to increase international shopper footfall for merchants.

“DTC” means The Depository Trust Company.

“€” means Euro, the legal currency of the European Union.

“eDCC” means e-commerce dynamic currency conversion.

“eligible SiS” means SiS that are eligible for VAT refund.

“EMEA” means Europe, Middle East and Africa.

“eTFS” means electronic TFS.

“EU” means European Union.

“EUR” means Euro, the legal currency of the European Union.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Founder Shares” means the 2,500,000 shares of FPAC’s Class B Common Stock to be exchanged by the Founder for the right to receive the Contingent Shares.

“Executive Management” means members of the executive management of Global Blue. See the section entitled “Information Related to Global Blue—Other Information About Global Blue—Global Blue Directors and Senior Management.”

“Existing Facilities” means the Existing Term Loan Facility and the Existing Revolving Credit Facility, each governed by the Existing Facilities Agreement.

“Existing Facilities Agreement” means the senior facilities agreement dated July 26, 2012 (as subsequently amended, re-stated and conformed).

“Existing Revolving Credit Facility” means the existing €80 million revolving credit facility.

“Existing Term Loan Facility” means Global Blue’s existing €630 million term loan facility.

“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated as of May 18, 2018, by and among FPAC and the Backstop Provider, as amended or modified from time to time in accordance with its terms and the Third Party Beneficiary Rights Letter.

“Founder” means Far Point LLC, a Delaware limited liability company, an initial stockholder of FPAC and the primary holder of FPAC Class B Common Stock. Third Point holds a controlling interest and each of Third Point and Thomas W. Farley holds a pecuniary interest in the Founder.

“Founder Shares” means shares of FPAC Class B Common Stock, 15,812,500 of which are currently outstanding and were issued to the Founder prior to the IPO (120,000 of which have been transferred to FPAC’s independent directors).

“Founder Shares Surrender Agreement” means that certain letter agreement made in connection with the transactions contemplated by the Merger Agreement, dated as of January 16, 2020, by and among FPAC, the Founder, Globetrotter and New Global Blue, pursuant to, and on the terms and subject to the conditions of, which (a) the Founder shall automatically irrevocably surrender to New Global Blue, for no consideration and as a deemed contribution to the capital of New Global Blue, 2,500,000 shares of FPAC’s Class B Common Stock and (b) New Global Blue shall immediately cancel the Surrendered Shares.

“FPAC Class A Common Stock” means FPAC’s Class A common stock, par value $0.0001 per share.

“FPAC Class B Common Stock” means FPAC’s Class B common stock, par value $0.0001 per share.

“FPAC Common Stock” means shares of FPAC Class A Common Stock and FPAC Class B Common Stock.

“GDPR” means the EU’s General Data Protection Regulation 2016/679, as amended.

“Global Blue Shares” means the ordinary shares of Global Blue.

“Globetrotter” means SL Globetrotter, L.P., a Cayman Islands exempted limited partnership.

“Group” means, where appropriate, Global Blue and its subsidiaries.

“GST” means goods and services tax.

“IAS 34” means the International Accounting Standard 34, Interim Financial Reporting, as issued by the International Accounting Standards Board.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Industry Analysis” means Global Blue’s analysis, conducted prior to the COVID-19 pandemic, of the sources of statistics, data and other information relating to markets, market sizes, market shares, market positions and other industry data pertaining to Global Blue’s business and markets, including information obtained from the OECD, Euromonitor, the World Bank, the International Air Transport Association and Tourism Economics.

“Initial Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and FPAC.

“international shopper” means international travelers shopping abroad.

“IPO” means the initial public offering of Units of FPAC, consummated on June 14, 2018.

“Management Roll-up” means, prior to the Closing, pursuant to the Management Shareholders Agreement dated January 16, 2020, a series of exchange and contribution transactions involving Global Blue and certain of its subsidiaries, through which the Management Sellers will become shareholders of Global Blue.

“Management Sellers” means the individuals who are parties to the Merger Agreement as “Management Sellers”.

“Management Shareholders Agreement” means that certain agreement dated as of January 16, 2020, by and among Cayman Holdings, Globetrotter, New Global Blue, Mr. Jacques Stern (as management representative) and Partners Group.

“Maximum Redemption Scenario” means that the holders of all Public Shares including all 9,487,500 Public Shares held by Globetrotter (other than the 4,000,000 shares held by Third Point and 65,700 shares held by David W. Bonanno) elect to have such shares redeemed in connection with the Business Combination.

“MCC” means Mobile Customer Care.

“MCP” means multi-currency processing.

“Merger” means the merger of US Merger Sub with and into FPAC, with FPAC surviving such merger. Pursuant to the Merger, FPAC security holders will receive securities of New Global Blue, and FPAC will become a wholly-owned indirect subsidiary of New Global Blue.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 16, 2020, by and among FPAC, Globetrotter (both as itself and as the GB Shareholders’ Representative), New Global Blue, US Holdco, US Merger Sub, Cayman Holdings, the Management Sellers, Global Blue, the FPAC Shareholders’ Representative, the Founder, and the Management Representative, as such agreement may be amended or otherwise modified from time to time in accordance with its terms.

“minimum purchase amount” or “MPA” means the minimum transaction size for transactions and goods to be eligible for VAT refunds.

“NC-PEC” means non-convertible preferred equity certificates.

“New Facilities” means the New Term Loan Facility and the New Revolving Credit Facility.

“New Facilities Agreement” means the term and revolving credit facilities agreement dated October 25, 2019 entered into by Global Blue, with, inter alia, Bank of America Merrill Lynch International Designated Activity Company, Barclays Bank PLC, BNP Paribas (Suisse) S.A., J.P. Morgan Securities PLC, Morgan Stanley Bank International Limited and Royal Bank of Canada, as mandated lead arrangers, and RBC Europe Limited, as agent, and as amended and restated by the Amendment Letter.

“New Global Blue Shares” means the ordinary shares, par value CHF 0.01 per share, of New Global Blue.

“New Global Blue Warrants” means warrants that will entitle the holder thereof to purchase for $11.50 per share one New Global Blue Share in lieu of one share of FPAC Class A Common Stock (subject to adjustment in accordance with the Warrant Agreement).

“New Revolving Credit Facility” means a €100 million revolving credit facility governed by the New Facilities Agreement.

“New Term Loan Facility” means a €630 million term loan facility governed by the New Facilities Agreement.

“No Redemption Scenario” means no holder of Public Shares elects to have such shares redeemed in connection with the Business Combination.

“NYSE” means the New York Stock Exchange.

“OECD” means the Organization for Economic Co-operation and Development.

“p.p.” means percentage point(s).

“Partners Group” means Partners Group AG (or its affiliates).

“PCI DSS” means Payment Card Industry Data Security Standard.

“PIPE Investors” means the Primary PIPE Investors and the Secondary PIPE Investors.

“POS” means point-of-sale.

“price differential” means the difference in price between products in destination countries compared to international shoppers’ origin countries.

“Primary PIPE Investors” means certain third-party investors who have committed to purchase, concurrently with the Closing, 12,500,000 New Global Blue Shares for $10.00 per share or an aggregate purchase price equal to $125 million.

“Private Placement Warrants” means the Warrants sold to the Founder in a private placement in connection with the IPO.

“Prospectus” means the prospectus included in the Registration Statements on Form S-1 (Registration Nos. 333-225093 and 333-225565) filed in connection with the IPO with the SEC.

“PSP(s)” means payment services provider.

“Public Shares” means shares of FPAC Class A Common Stock issued as part of the Units sold in the IPO.

“Public Stockholders” means the holders of Public Shares.

“Public Warrants” means Warrants included in Units sold in the IPO.

“redemption” means FPAC’s acquisition of Public Shares in connection with the Business Combination pursuant to the right of the holders of FPAC Class A Common Stock to have their shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

“Refinancing” means the refinancing of Global Blue’s bank indebtedness under the Existing Facilities pursuant to the New Facilities Agreement.

“Relationship Agreement” means that certain agreement made in connection with transaction contemplated by the Merger Agreement, dated as of January 16, 2020, by and among Globetrotter, the Founder and New Global Blue pursuant to, and on the terms and subject to the conditions of, which such parties regulate their relationship following the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondary PIPE Investors” means the Affiliated Secondary PIPE Investors and the Strategic Secondary PIPE Investor.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Parties” means Globetrotter, Cayman Holdings and the Management Sellers.

“Series A Preferred Shares” means the Series A convertible preferred shares of New Global Blue, which will be included in the Share Consideration if the holders of FPAC Class A Common Stock elect to have more than 5,000,000 shares of such stock redeemed.

“Share Consideration” means the New Global Blue Shares and, if the holders of Public Shares elect to have more than 5,000,000 shares of such stock redeemed, the Series A Preferred Shares to be received by the Seller Parties pursuant to the Business Combination.

“Shareholders Agreement” means that certain agreement made in connection with the transaction contemplated by the Merger Agreement, dated as of January 16, 2020, by and among Cayman Holdings, Globetrotter, the Founder and certain persons who will be shareholders of New Global Blue pursuant to, and on the terms and subject to the conditions of, which such parties regulate their relationship with respect to each other following the Closing, in connection with New Global Blue. Among other things, and as described therein, the parties have agreed to certain lock-up transfer restrictions on such parties’ New Global Blue securities for various periods, the longest of which is up to one year from the Closing.

“Silver Lake” means Silver Lake Management Company III, L.L.C. (or its affiliates).

“SiS” means sales in store, a key performance indicator which reflects either (i) the value (including VAT) of goods purchased by the international shopper at the POS in the TFS business or (ii) the value (including VAT) of the payments made by the international shoppers at the POS in the AVPS business.

“SOP” means Global Blue’s employee share option plan.

“Southeast Asia” means Indonesia, Malaysia, the Philippines, Singapore, Thailand and Vietnam.

“Special Meeting” means the Special Meeting of the stockholders of FPAC, to be held on             , 2020 at              a.m. eastern time, at the offices of Morgan, Lewis & Bockius LLP, at 101 Park Avenue, New York, New York 10178 (or by remote communication, if applicable).

“Strategic Secondary PIPE Investor” or “Ant Financial” means Antfin (Hong Kong) Holding Limited.

“Surrendered Shares” means the 2,500,000 shares of FPAC’s Class B Common Stock to be surrendered by the Founder to New Global Blue pursuant to the Founder Shares Surrender Agreement.

“TFS” means tax free shopping.

“TFS business” means Tax Free Shopping Technology Solutions.

“Third Party Beneficiary Rights Letter” means that certain letter agreement made in relation to the Forward Purchase Agreement, dated as of January 16, 2020, by and among the Backstop Provider, Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners Qualified L.P., Third Point Partners L.P., Third Point Enhanced L.P. and Globetrotter.

“third-party serviced” means VAT refunds conducted by TFS providers, excluding VAT refunds conducted in-house by merchants.

“Third Point” means Third Point LLC and/or its affiliates, as applicable.

“Trading Day” means any day on which the New Global Blue Shares are actually traded on the principal securities exchange or securities market on which New Global Blue Shares are then traded.

“Transaction” or “Transactions” means the transactions contemplated by the Merger Agreement and the PIPE Investment agreements to occur at or immediately prior to the Closing, including the Merger.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Units.

“Units” means Units issued in the IPO, each consisting of one share of FPAC Class A Common Stock and one-third of one Warrant.

“U.S.” means the United States of America.

“U.S. dollar,” “USD,” “US$” and “$” mean the legal currency of the United States.

“U.S. GAAP” means generally accepted accounting principles in the United States.

“US Holdco” means Global Blue US Holdco LLC, a Delaware limited liability company.

“US Merger Sub” means Global Blue US Merger Sub Inc.

“VAT” means value added tax.

“Voting and Support Agreement” means that certain agreement made in connection with the transaction contemplated by the Merger Agreement, dated as of January 16, 2020, by and among FPAC, Global Blue, Globetrotter, New Global Blue, the Founder and Third Point (together with the Founder, the “FPAC Shareholders”) pursuant to, and on the terms and subject to the conditions of which, each FPAC Shareholder has unconditionally and irrevocably agreed among other things to vote its shares of FPAC (representing approximately 25% of the outstanding shares), and take certain other actions, in support of the Business Combination.

“Voting Shares” means, together, the New Global Blue Shares and the Series A Preferred Shares.

“VWAP” means, for any security as of any date(s), the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (with “Market” function set to “VWAP,” “Currency” function set to “USD,” and “Period” function set to “Daily”; the resulting VWAP is shown next to the “Average” label).

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 11, 2018, between FPAC and the warrant agent named therein.

“Warrants” means warrants, under the terms of the Warrant Agreement, to purchase FPAC Class A Common Stock issued in the IPO and simultaneous private placements. Each whole warrant entitles the holder thereof to purchase one share of FPAC Class A Common Stock at a price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement) and upon the Closing will become a New Global Blue Warrant.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

The parties to the Merger Agreement are FPAC, Globetrotter, New Global Blue, US Holdco, US Merger Sub, Cayman Holdings, Global Blue, the FPAC Shareholders’ Representative and the Management Representative. Pursuant to the Merger Agreement, (1) the Seller Parties will undertake a series of transactions pursuant to which they will sell, exchange and contribute the Global Blue Shares for a mix of Cash Consideration and Share Consideration; and (2) US Merger Sub, a wholly-owned indirect subsidiary of New Global Blue, will merge with and into FPAC, with FPAC being the surviving corporation in the Merger and a wholly-owned indirect subsidiary of New Global Blue following the Merger. Upon consummation of the Business Combination, including the PIPE Investment, New Global Blue will become a publicly traded corporation.

The relative amounts of the Share Consideration and the Cash Consideration will vary depending on certain circumstances. Assuming a Closing Date of March 31, 2020, no adjustments under the Merger Agreement and the No Redemption Scenario, the Cash Consideration would be approximately $965 million and the Share Consideration would represent 42.1% of New Global Blue following the Closing (which percentage does not take into account the 9,487,500 New Global Blue Shares that Globetrotter will be entitled to receive in exchange for the 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020). See the section entitled “The Business Combination Proposal.”

Under the Merger Agreement, upon the consummation of the Merger, each share of FPAC Common Stock (except for the Surrendered Shares, and except that the Excluded Founder Shares will be exchanged for the right to receive the Contingent Shares), including those contained in Units of FPAC, will be exchanged for one New Global Blue Share, except that the holders of Public Shares shall be entitled to elect instead to have such shares redeemed and receive a pro rata portion of FPAC’s Trust Account, as provided in FPAC’s amended and restated certificate of incorporation. Additionally, each outstanding FPAC warrant will automatically become a New Global Blue Warrant that entitles the holder to purchase one New Global Blue Share in lieu of one share of FPAC Class A Common Stock.

In connection with the consummation of the Business Combination, the following will occur:

•	the Management Sellers will become shareholders of Global Blue through the Management Roll-Up;

•	the Founder will surrender the Surrendered Shares;

•	the Primary PIPE Investors will subscribe for and purchase 12,500,000 New Global Blue Shares from New Global Blue for $10.00 per share and an aggregate purchase price of $125.0 million;

•

the Secondary PIPE Investors will purchase Global Blue Shares (subject to reduction on a dollar-for-dollar basis in the case of the Affiliated Secondary PIPE Investors to the extent the Backstop is drawn) from Globetrotter and Cayman Holdings for an aggregate purchase price of up to $225.0 million and immediately contribute such Global Blue Shares to New Global Blue in exchange for the subsequent issue to such investors of up to 22,500,000 New Global Blue Shares at $10.00 per share;

•	the proceeds of the New Facilities Agreement will be used to repay the Existing Facilities;

•	prior to the Closing, the shareholders of New Global Blue will amend New Global Blue’s articles of association to be substantially in the form attached hereto as Annex B;

•

prior to the Closing, as permitted by the Merger Agreement, Global Blue is to distribute a cash dividend to its pre-Business Combination shareholders in an amount such that Adjusted Net Debt as of March 31, 2020, or the Adjustment Date, would have been €600 million on a pro forma basis if the cash dividend had been paid as of March 31, 2020. This dividend will be in the amount of approximately €154 million. See “The Business Combination Proposal — Background of the Business Combination”;

•	the Shareholders Agreement and the Relationship Agreement will become effective and the Registration Rights Agreement will be entered into; and

•

to the extent holders of Public Shares require FPAC to redeem more than 20,000,000 Public Shares, the Backstop Provider will, pursuant to the Backstop, purchase shares of FPAC Class A Common Stock, at $9.50 per share, for an aggregate purchase price equal to the total number of Public Shares in excess of 20,000,000 shares redeemed multiplied by $10.00. To the extent the Backstop Provider purchases shares of FPAC Class A Common Stock pursuant to the Backstop, the commitment of the Affiliated Secondary PIPE Investors will be reduced dollar-for-dollar.

The following table summarizes the sources and uses for funding the Business Combination under both the No Redemption Scenario and the Maximum Redemption Scenario. The table assumes a March 31, 2020 Closing Date, no adjustment to the Share Consideration and the Cash Consideration under the Merger Agreement and an exchange rate of 1.1089 U.S. dollars per Euro. (Numbers may not foot due to rounding.)

	No Redemption	Maximum Redemption
	(in millions)
Sources
Trust Account	$651.9	$651.9
Primary PIPE	125.0	125.0
Strategic Secondary PIPE	125.0	125.0
Affiliated Secondary PIPE	100.0	—
Backstop	—	391.8
New Facilities	698.6	698.6
Global Blue Cash	45.8	45.8

Total	$1,746.4	$2,038.2

Uses
Cash Consideration	$965.3	$647.2
Redemptions(1)	—	610.0
Refinance Existing Facilities	698.6	698.6
Expenses	82.4	82.4

Total	$1,746.4	$2,038.2

(1)	Based on an assumed redemption value of $10.31 per share as of March 31, 2020.

The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior the Closing, including, among other reasons:

•	by written consent of the GB Shareholders’ Representative and FPAC;

•	by written notice by either FPAC or the GB Shareholders’ Representative if the Closing has not occurred on or prior to August 31, 2020;

•

by written notice by either FPAC or the GB Shareholders’ Representative if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Business Combination, and such order or other action has become final and non-appealable;

•	by written notice to FPAC from the GB Shareholders’ Representative for FPAC’s uncured breach, such that the related closing condition would not be satisfied;

•

by written notice to the GB Shareholders’ Representative from FPAC for the uncured breach of the Seller Parties, New Global Blue, US Holdco or US Merger Sub, such that the related closing condition would not be satisfied; and

•

by written notice from either the GB Shareholders’ Representative or FPAC if FPAC holds its stockholder meeting to approve the Merger Agreement and the Business Combination and such approval is not obtained. See the sections entitled “The Business Combination Proposal—The Merger Agreement—Termination” and “The Business Combination Proposal—Related Agreements.”

At the consummation of the Business Combination, the number of directors of New Global Blue will be increased to nine persons, the current directors of New Global Blue will remain as directors, and Thomas W. Farley, Chief Executive Officer, President and Chairman of FPAC, will become Chairman of New Global Blue. FPAC and Globetrotter are finalizing the composition of the board of directors of New Global Blue following the Business Combination. New Global Blue and FPAC expect that the remaining unnamed directors will be considered independent directors under the rules of the NYSE.

Upon completion of the Business Combination, the current officers of Global Blue will remain officers of Global Blue and will become officers of New Global Blue, holding equivalent positions to those held by them with Global Blue. See the section entitled “Management of New Global Blue Following the Business Combination.”

Organizational Structure

The following simplified diagram illustrates the ownership structure of Global Blue and FPAC immediately prior to the consummation of the Business Combination:

*	Nominal assets and no operations.

The following simplified diagram illustrates the ownership structure of New Global Blue immediately following the consummation of the Business Combination:

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q. Why am I receiving this proxy statement/ prospectus?	A. FPAC, Global Blue, New Global Blue and other parties have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. The Merger Agreement provides for, among other things, (a) the Merger of US Merger Sub with and into FPAC, with FPAC surviving the Merger and each of the current security holders of FPAC receiving securities of New Global Blue, and (b) the sale, exchange and contribution of 100% of the Global Blue Shares by the holders thereof for the Cash Consideration and the Share Consideration. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q. What is being voted on at the Special Meeting?	A. FPAC’s stockholders are being asked to vote to adopt the Merger Agreement and approve the transactions contemplated thereby. See the section entitled “The Business Combination Proposal.”

The stockholders may also be asked to consider and vote upon a proposal to adjourn the meeting to a later date or dates to permit further solicitation and voting of proxies if, based upon the tabulated vote at the time of the Special Meeting, FPAC would not have been authorized to consummate the Business Combination. See the section entitled “The Adjournment Proposal.”

FPAC will hold the Special Meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. Stockholders should read it carefully.

The vote of stockholders is important. Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q. Why is FPAC proposing the Business Combination?

A. FPAC was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

FPAC completed its IPO of Units on June 14, 2018, with each Unit consisting of one share of its FPAC Class A Common Stock and one-third of one Warrant. Each whole Warrant entitles the holder to purchase one share of FPAC Class A Common Stock at a price of $11.50. FPAC also closed on the sale of the Units subject to over-allotment on June 14, 2018, raising total gross proceeds of $632,500,000. Since the IPO, FPAC’s activity has been limited to the evaluation of business combination candidates.

Global Blue serves as a strategic technology and payments partner to merchants, empowering them to capture the structural growth of international travelers shopping abroad. As discussed below the ongoing COVID-19 pandemic is having a significant negative impact on Global Blue’s financial condition, revenues and results of operations.

After careful consideration and consultation with its management and outside legal advisers, FPAC’s board of directors has determined that the Business Combination is NOT advisable or fair to, or in the best interest of, FPAC and its stockholders. This constitutes a change from the board’s initial recommendation. In connection with FPAC’s entry into the Merger Agreement, FPAC’s board of directors had initially unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination was advisable and fair to and in the best interests of FPAC and its stockholders and (iii) recommended that FPAC’s stockholders approve the Business Combination Proposal and the Adjournment Proposal. However, after approval of the Merger Agreement, FPAC management was informed by Global Blue management that the ongoing COVID-19 pandemic was having a significant negative impact on Global Blue’s financial condition, revenues and results of operations. See “Risk Factors–Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—The COVID-19 pandemic has had a significant negative impact on Global Blue’s financial results, as experienced by the broader market, including the international travel and extra-regional shopping sectors. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the outbreak and health concerns subside and the related preventative measures are lifted” and “Information Related to Global Blue—Global Blue’s Business—Other Information About Global Blue.” As a result, after careful consideration and consultation with its management and outside legal advisers, FPAC’s board of directors has changed its recommendation for FPAC’s stockholders to vote against the Business Combination Proposal and the Adjournment Proposal. See “The Business Combination Proposal – FPAC’s Board of Directors’ Reasons for the Change in Recommendation to Against the Business Combination.”

Q. What will happen in the Business Combination?	A. At the Closing, US Merger Sub will merge with and into FPAC, with FPAC surviving such merger. Upon consummation of the Merger, FPAC will become a wholly-owned indirect subsidiary of New Global Blue and holders of FPAC securities will exchange their FPAC securities for securities of New Global Blue. In particular, (i) each outstanding share of FPAC Class A Common Stock (excluding shares that are redeemed by the holders) and each outstanding share of FPAC Class B Common Stock (except for the Surrendered Shares, and except that the Excluded Founder Shares will be exchanged for the right to receive the Contingent Shares) will be converted into one New Global Blue Share, and (ii) each outstanding Warrant of FPAC will become one New Global Blue Warrant that will entitle the holder thereof to purchase one New Global Blue Share in lieu of one share of FPAC Class A Common Stock. Shareholders of Global Blue will sell, exchange and contribute their Global Blue Shares for consideration consisting of the Cash Consideration and the Share Consideration, as a result of which Global Blue will become a wholly-owned subsidiary of New Global Blue.

Q. What will be the relative equity stakes of FPAC’s stockholders, the Seller Parties and the PIPE Investors in New Global Blue upon completion of the Business Combination?	A. Upon consummation of the Business Combination, New Global Blue will become a new public company and each of FPAC and Global Blue will become a wholly-owned subsidiary of New Global Blue. The former security holders of FPAC and Global Blue (including the Secondary PIPE Investors), and the Primary PIPE Investors will all become security holders of New Global Blue.

Upon consummation of the Business Combination, assuming: (i) a March 31, 2020 Closing Date, (ii) the No Redemption Scenario and (iii) no adjustments under the Merger Agreement, the Cash Consideration would be approximately $965 million, and the post-Closing share ownership of New Global Blue would be as follows:

New Global Blue Shares (%)(1)
Seller Parties(2)	88,938,000 (47.2%)
Affiliated Secondary PIPE Investors(3)	10,000,000 (5.3%)
Strategic Secondary PIPE Investor	12,500,000 (6.6%)
Primary PIPE Investors	12,500,000 (6.6%)
Founder/Directors(3)(4)	10,812,500 (5.7%)
Former FPAC Public Stockholders(3)(5)	53,762,500 (28.5%)

Total	188,513,000 (100%)

(1)   Excludes all 30,850,000 New Global Blue Warrants and 2,500,000 Contingent Shares.

(2)   Includes 9,487,500 New Global Blue Shares to be received by Globetrotter in exchange for 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020. See “Summary of the Proxy Statement/ Prospectus—Certain Market Activity.”

(3)   Collectively, in the No Redemption Scenario, Third Point would beneficially own 24,692,500 New Global Blue Shares, or 13.1%, consisting of 10,000,000 shares from the PIPE Investment, 10,692,500 shares held by the Founder (as to which Third Point would have beneficial ownership, though Third Point and Thomas W. Farley, FPAC’s Chief Executive Officer, President and Chairman, would each have a pecuniary interest over a portion thereof) and 4,000,000 shares to be received in exchange for 4,000,000 shares of FPAC Class A Common Stock purchased by Third Point in FPAC’s IPO.

(4)   Includes 120,000 New Global Blue Shares to be received by FPAC’s independent directors.

(5)   Excludes the Founder Shares; includes 4,000,000 New Global Blue Shares to be received by Third Point and 65,700 New Global Blue Shares to be received by David W. Bonanno, FPAC’s Chief Financial Officer and a director of FPAC, in exchange for shares of Class A Common Stock purchased in FPAC’s IPO. Excludes 9,487,500 New Global Blue Shares to be received by Globetrotter in exchange for 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020. See “Summary of the Proxy Statement/ Prospectus—Certain Market Activity.”

Pursuant to FPAC’s amended and restated certificate of incorporation, in connection with the completion of the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with FPAC’s amended and restated certificate of incorporation. Payment for such redemptions will come from the Trust Account. To the extent holders of Public Shares elect to have their shares redeemed, the Cash Consideration and the Share Consideration to be paid to the shareholders of Global Blue will vary as described herein.

To the extent holders of Public Shares require FPAC to redeem more than 20,000,000 Public Shares, the Backstop Provider will, pursuant to the Backstop, purchase shares of FPAC Class A Common Stock at $9.50 per share, for an aggregate purchase price equal to the total number of Public Shares in excess of 20,000,000 shares redeemed multiplied by $10.00. To the extent the Backstop Provider purchases shares of FPAC Class A Common Stock pursuant to the Backstop, the commitment of the Affiliated Secondary PIPE Investors will be reduced dollar-for-dollar. The Affiliated Secondary PIPE Investors have also committed to provide equity financing to the Backstop Provider in the event that the Backstop Provider’s obligation to purchase shares of FPAC Class A Common Stock under the Backstop is triggered, and Globetrotter has third party beneficiary rights pursuant to the Third Party Beneficiary Rights Letter to specifically enforce such equity commitment as well as to specifically enforce FPAC’s rights under the Forward Purchase Agreement.

As a result of the Business Combination, assuming (i) a March 31, 2020 Closing Date, (ii) the redemption of all Public Shares, including all 9,487,500 Public Shares purchased by Globetrotter since May 17, 2020 (see “Summary of the Proxy Statement/Prospectus—Certain Market Activity”), exclusive of the 4,000,000 shares held by Third Point and the 65,700 shares held by David Bonanno, which Third Point and Mr. Bonanno have agreed not to redeem, (iii) the Backstop is exercised and (iv) no adjustments under the Merger Agreement, the Cash Consideration would be approximately $647 million and the post-Closing share ownership of New Global Blue would be as follows:

	Series A Preferred Shares		New Global Blue Shares(1)	Combined (%)(2)
Seller Parties	22,178,000	(6)	88,656,047	57.7%
Affiliated Secondary PIPE Investors/ Backstop Provider(3)	—		41,246,632	21.5%
Strategic Secondary PIPE Investor	—		12,500,000	6.5%
Primary PIPE Investors	—		12,500,000	6.5%
Founder/Directors(3)(4)	—		10,812,500	5.6%
Former FPAC Stockholders(5)	—		4,065,700	2.1%

Total	22,178,000		169,780,879	100%

(1)   Excludes all 30,850,000 New Global Blue Warrants and 2,500,000 Contingent Shares.

(2)   Calculated based on the number of New Global Blue Shares plus Series A Preferred Shares on an as converted basis.

(3)   Collectively in the Maximum Redemption Scenario, Third Point would beneficially own 55,939,132 New Global Blue Shares, or 29.1%, consisting of

41,246,632 shares from the Backstop, 10,692,500 shares held by the Founder (as to which Third Point would have beneficial ownership, though Third Point and Thomas W. Farley would each have a pecuniary interest over a portion thereof) and 4,000,000 shares to be received in exchange for 4,000,000 shares of FPAC Class A Common Stock purchased by Third Point in FPAC’s IPO.

(4)   Includes 120,000 New Global Blue Shares to be received by FPAC’s independent directors.

(5)   Excludes the Founder Shares; includes 4,000,000 New Global Blue Shares to be received by Third Point and 65,700 New Global Blue Shares to be received by David W. Bonanno, in exchange for shares of Class A Common Stock purchased in FPAC’s IPO.

(6)   To the extent holders of Public Shares elect to redeem more than 5,000,000 Public Shares, Series A Preferred Shares of equal value to the value of the Public Shares redeemed in excess of 5,000,000 Public Shares would be issued to the Seller Parties. Series A Preferred Shares are convertible into New Global Blue Shares on a one-to-one basis, subject to anti-dilution protections.

Q. What are the U.S. Federal income tax consequences of the Business Combination to U.S. holders of FPAC Common Stock and/or Public Warrants?

A. As described more fully under the section entitled “The Business Combination Proposal—Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders,” subject to the discussions below of FPAC Public Warrants and Section 367(a) of the Code, the surrender by FPAC stockholders of FPAC Common Stock (and, if such FPAC stockholders are also surrendering Public Warrants, of Public Warrants) and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger, taken together with the related transactions, should qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code. In addition, the parties expect that Section 367(a) of the Code should not cause New Global Blue to not be treated as a corporation for purposes of non-recognition of gain under Section 351(a) of the Code.

Accordingly, the expected U.S. federal income tax treatment of U.S. holders of FPAC Common Stock or Public Warrants is as follows: (1) a U.S. holder that owns only FPAC Common Stock but not Public Warrants and that exchanges such FPAC Common Stock for New Global Blue Shares in the Merger and related transactions generally should not recognize gain or loss, (2) a U.S. holder that owns only Public Warrants but not FPAC Common Stock and whose Public Warrants convert into New Global Blue Warrants should recognize gain or loss upon the conversion of Public Warrants into New Global Blue Warrants equal to the difference between the fair market value of the New Global Blue Warrants received and such U.S. holder’s adjusted tax basis in such U.S. holder’s Public Warrants, and (3) a U.S. holder that receives New Global Blue Shares and whose Public Warrants convert into New Global Blue Warrants in the Merger and related transactions should recognize gain (if any) with respect to the shares of FPAC Common Stock and Public Warrants held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of the New Global Blue Shares and New Global Blue Warrants received over such U.S. holder’s tax basis in the FPAC Common Stock and Public Warrants or (ii) the fair market value of the New Global Blue Warrants received. Any loss realized by a U.S. holder would not be recognized.

If the surrender by FPAC stockholders of FPAC Common Stock (and, if such FPAC stockholders are also surrendering Public Warrants, of Public Warrants) and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger, together with the related transactions, is not treated as a transfer of property to a corporation in exchange for stock qualifying for non- recognition of gain or loss under Section 351(a) of the Code or is treated as a transfer described in Section 351(a) of the Code but it is determined that Section 367(a) of the Code applies to the transfer of FPAC Common Stock (and, if such FPAC stockholders are also surrendering Public Warrants, of Public Warrants), then a U.S. holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the New Global Blue Shares (and if such U.S. holder is also surrendering Public Warrants, New Global Blue Warrants) received over (ii) such U.S. holder’s adjusted tax basis in such FPAC Common Stock (and Public Warrants, if any). This could result in a U.S. holder of FPAC Common Stock (and Public Warrants, if any) recognizing a greater amount of gain for U.S. federal income tax purposes than such holder would have recognized if Section 351(a) of the Code applied or Section 367(a) of the Code did not apply.

The summary above is qualified in its entirety by the more detailed discussion provided in the section entitled “The Business Combination Proposal—Material Tax Considerations—Material U.S. Federal Income Tax Considerations.”

Q. What are the U.S. federal income tax consequences of exercising my redemption rights?	A. The receipt of cash by a U.S. holder of FPAC Common Stock in redemption of such shares will be a taxable transaction for U.S. federal income tax purposes. Please see the section entitled “The Business Combination Proposal—Material Tax Considerations—Material U.S. Federal Income Tax Considerations—Redemption of FPAC Common Stock” for additional information. You are urged to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q. What conditions must be satisfied to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following:

•  the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and related matters by the requisite vote of FPAC’s stockholders;

•  obtaining requisite regulatory approvals and specified third party consents;

•  no law or order preventing or prohibiting the transactions contemplated by the Merger Agreement;

•  the New Global Blue Shares to be issued in connection with the transactions having been approved for listing on the NYSE, subject only to official notice of issuance thereof;

•  the articles of association of New Global Blue having been amended in their entirety substantially in the form attached hereto as Annex B;

•  the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•  no Material Adverse Effect, (as defined in the Merger Agreement), with respect to Global Blue shall have occurred subsequent to the execution of the Merger Agreement.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Merger Agreement.”

Q. How many votes do I have at the Special Meeting?	A. FPAC stockholders are entitled to one vote at the Special Meeting for each share of FPAC Common Stock held of record as of , 2020, the record date for the Special Meeting (the “record date”). As of the close of business on the record date, there were 79,062,500 shares of FPAC Common Stock outstanding. This includes 63,250,000 shares of FPAC Class A Common Stock and 15,812,500 shares of FPAC Class B Common Stock.

Q. What vote is required to approve the proposals presented at the Special Meeting?	A. The approval of the Business Combination Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of FPAC Common Stock entitled to vote. The approval of the Adjournment Proposal, if presented, will require the affirmative vote of a majority of the votes cast by holders of shares of FPAC Common Stock present and entitled to vote at the Special Meeting. A stockholder’s failure to vote by proxy or to vote in person (or by remote means of communication, if applicable) at the Special Meeting will have the same effect as voting “AGAINST” the Business Combination Proposal; but, assuming a quorum is established, will have no effect on the Adjournment Proposal.

Q. What constitutes a quorum at the Special Meeting?	A. Holders of a majority in voting power of FPAC Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the chairman of the meeting has power to adjourn the Special Meeting, and FPAC is required to do so under the Merger Agreement. As of the record date, 39,531,251 shares of FPAC Common Stock would be required to achieve a quorum.

Q. How do the insiders of FPAC intend to vote on the proposals?	A. The Founder, the officers and directors of FPAC, and Third Point beneficially own and are entitled to vote an aggregate of approximately 25% of the outstanding shares of FPAC’s Common Stock. These parties are required by certain agreements to vote their securities in favor of the Business Combination Proposal, and in favor of the Adjournment Proposal, if presented at the meeting. These agreements are not altered by the FPAC board’s recommendation AGAINST the Business Combination Proposal and the Adjournment Proposal.

Q. Do I have redemption rights?	A. Yes. Pursuant to FPAC’s amended and restated certificate of incorporation, in connection with the completion of the Business Combination, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with FPAC’s amended and restated certificate of incorporation. For illustrative purposes, as of March 31, 2020, this would have amounted to approximately $10.31 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Public Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to FPAC’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of FPAC Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q. Will how I vote affect my ability to exercise redemption rights?	A. No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST” the Business Combination Proposal or the Adjournment Proposal. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the NYSE.

Q. How do I exercise my redemption rights?	If you are a Public Stockholder and wish to exercise your right to have your Public Shares redeemed, you must:

•  submit a written request to Continental Stock Transfer & Trust Company, FPAC’s transfer agent, in which you (i) request that FPAC redeem all or a portion of your Public Shares for cash and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

• deliver your Public Shares to Continental Stock Transfer & Trust Company, FPAC’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., eastern time, on , 2020 (two (2) business days before the Special Meeting) in order for their shares to be redeemed.

The address of Continental Stock Transfer & Trust Company, FPAC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, FPAC’s transfer agent, directly and instruct them to do so.

Public shareholders will be entitled to request that their Public Shares be redeemed for a pro rata portion of the amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to FPAC (net of taxes payable). For illustrative purposes, as of March 31, 2020, this would have amounted to approximately $10.31 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of FPAC’s creditors, if any, which would have priority over the claims of FPAC’s Public Stockholders. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. It is expected that the funds to be distributed to Public Stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

A holder of Public Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), may not seek to have more than 15% of the aggregate Public Shares redeemed without the consent of FPAC.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting, but only with the consent of FPAC. If you deliver your shares for redemption to Continental Stock Transfer & Trust Company, FPAC’s transfer agent, and later decide prior to the Special Meeting not to elect redemption, you may request that FPAC consent to FPAC’s transfer agent returning the shares (physically or electronically) to you. You may make such request by contacting Continental Stock Transfer & Trust Company at the phone number or address listed under the question “Who can help answer my questions?” below.

Any corrected or changed written exercise of redemption rights must be received by Continental Stock Transfer & Trust Company, FPAC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the Special Meeting. No request for redemption will be honored unless the holder’s Public Shares have been delivered (either physically or electronically) to Continental Stock Transfer & Trust Company, at least two business days prior to the vote at the Special Meeting.

If you exercise your redemption rights, then you will be exchanging your shares of FPAC Common Stock for cash and will not be entitled to New Global Blue Shares upon consummation of the Business Combination.

If you are a holder of Public Shares and you exercise your redemption rights, such exercise will not result in the loss of any Warrants that you may hold.

Q. If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?	A. No. The holders of Warrants have no redemption rights with respect to such securities.

Q. If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A. No. Holders of outstanding Units must separate the underlying shares of FPAC Common Stock and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, FPAC’s transfer agent, with written instructions to separate such Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, bank, or other nominee holds your Units, you must instruct such broker, bank or nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, FPAC’s transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant Units and a deposit of the number of Public Shares and Public Warrants represented by such Units. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q. Do I have appraisal rights if I object to the proposed Business Combination?	A. No. Neither FPAC stockholders nor its unit holders or warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q. I am an FPAC warrant holder. Why am I receiving this proxy statement/prospectus?	A. As a holder of FPAC Warrants, which will become New Global Blue Warrants, you will be entitled to purchase one New Global Blue Share in lieu of one share of FPAC Class A Common Stock at a purchase price of $11.50 upon consummation of the Business Combination. This proxy statement/prospectus includes important information about New Global Blue and the business of New Global Blue and its subsidiaries following consummation of the Business Combination. Since holders of FPAC Warrants will become holders of New Global Blue Warrants and may become holders of New Global Blue Shares upon consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q. What happens to the funds deposited in the Trust Account after consummation of the Business Combination?	A. Of the net proceeds of FPAC’s IPO (including the net proceeds of the underwriters’ exercise of their over-allotment option) and simultaneous private placements, a total of $632,500,000 were placed in the Trust Account immediately following the IPO. After consummation of the Business Combination, the funds in the Trust Account will be released to New Global Blue and used by New Global Blue to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination with Global Blue (including fees of an aggregate of approximately $20,737,500 million to certain underwriters in connection with the IPO) and for expenses related to prior proposed business combinations that were not consummated.

Q. What happens if a substantial number of Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A. FPAC’s Public Stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are substantially reduced as a result of redemption by Public Stockholders. FPAC’s amended and restated certificate of incorporation provides that the Business Combination will not be consummated if, upon the consummation of the Business Combination, FPAC does not have at least $5,000,001 in net tangible assets after giving effect to the payment of amounts that FPAC will be required to pay to redeeming stockholders upon consummation of the Business Combination. However, Third Point and David Bonanno have agreed not to redeem 4,000,000 and 65,700 shares, respectively, and the Backstop Provider has agreed to purchase and subscribe for shares of FPAC Class A Common Stock in the event the number of redeemed shares exceeds 20,000,000. As a result, the foregoing condition in the amended and restated certificate of incorporation of FPAC will be met. Nonetheless, in the event of significant redemptions, with fewer Public Shares and Public Stockholders, the trading market for New Global Blue Shares may be less liquid than the market for shares of FPAC Common Stock was prior to the Merger. In addition, in the event of significant redemptions, New Global Blue may not be able to meet the listing standards for the NYSE. It is a condition to consummation of the Business Combination in the Merger Agreement that the New Global Blue Shares to be issued in connection with the Business Combination will have been approved for listing on the NYSE, subject only to official notice of issuance thereof. New Global Blue, the Company, the Seller Parties and FPAC have certain obligations in the Merger Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying the NYSE listing condition. Unless waived in accordance with the Merger Agreement, if the NYSE listing condition in the Merger Agreement is not met, the Business Combination will not be consummated.

Q. What happens if the Business Combination is not consummated?	A. If FPAC does not complete the Business Combination with Global Blue (or another Initial Business Combination) by September 14, 2020, FPAC must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the amount then held in the Trust Account (approximately $10.31 per share as of March 31, 2020).

Q. When do you expect the Business Combination to be completed?	A. The Business Combination will be consummated promptly following the satisfaction, or waiver, of the conditions precedent to Closing set forth in the Merger Agreement, including the approval of the Business Combination Proposal by the holders of FPAC Common Stock. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal—The Merger Agreement—Conditions to Closing.”

Q. What do I need to do now?	A. FPAC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of FPAC. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q. How do I vote?	A. If you are a holder of record of FPAC Common Stock on the record date, you may vote in person at the Special Meeting or by submitting a proxy for the Special Meeting. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (or by remote means of communication, if applicable), obtain a proxy from your broker, bank or nominee.

Q. If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A. No. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Business Combination Proposal unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Failure to instruct your broker, bank or nominee on how to vote will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will not affect the Adjournment Proposal.

Q. May I change my vote after I have mailed my signed proxy card?	A. Yes. Stockholders may send a later-dated, signed proxy card to FPAC’s Chief Executive Officer at the address set forth below so that it is received by FPAC’s Chief Executive Officer prior to the vote at the Special Meeting or attend the Special Meeting in person (or by remote means of communication, if applicable) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to FPAC’s Chief Executive Officer, which must be received by FPAC’s Chief Executive Officer prior to the vote at the Special Meeting.

Q. What happens if I fail to take any action with respect to the Special Meeting?	A. If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a shareholder and/or warrant holder of New Global Blue. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of FPAC.

Q. What should I do if I receive more than one set of voting materials?	A. Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FPAC Common Stock.

Q. What happens if I sell my FPAC Common Stock before the Special Meeting?	A. The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date the Business Combination is expected to be completed. If you transfer your shares after the applicable record date, but before the Special Meeting date, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting.

Q. Who can help answer my questions?	A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact FPAC’s proxy solicitor as follows:

Morrow Sodali LLC 470 West Avenue Stamford, Connecticut 06902 Individuals call toll-free: (800) 662-5200 Banks and Brokerage Firms, please call (203) 658-9400 FPAC.info@investor.morrowsodali.com

You may also obtain additional information about FPAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your stock (either physically or electronically) to FPAC’s transfer agent at the address below at least two (2) business days prior to the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock for redemption, please contact FPAC’s transfer agent as follows:

Continental Stock Transfer & Trust Company Attention: Mark Zimkind 1 State Street, 30th Floor New York, New York 10004 mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Merger and share exchange and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal—The Merger Agreement.”

The Parties

Global Blue

Global Blue is a stock corporation (Aktiengesellschaft) incorporated under Swiss law and is domiciled in Switzerland. Global Blue was incorporated in Switzerland on March 16, 2018. Prior to such time, Global Blue Investment & Co S.C.A., which is an indirect wholly owned subsidiary of Global Blue, had been the holding company of Global Blue since August 1, 2012, when funds and investment vehicles directly or indirectly managed and/or advised by Silver Lake and Partners Group acquired, in aggregate, 100% of the share capital of Global Blue Luxembourg Holdings S.à r.l., the parent company of Global Blue at the time (the “2012 GB Acquisition”).

Global Blue serves as a strategic technology and payments partner to merchants, empowering them to capture the structural growth of international travelers shopping abroad (“international shoppers”), driven by multiple long-term macroeconomic tailwinds. Global Blue established the concept of third-party serviced tax free shopping (“TFS”) in Sweden in 1980 and has emerged as both a global leader (based on its share of the TFS segment) and a pioneer in technology for TFS. Global Blue also offers added-value payment solutions (“AVPS”), including dynamic currency conversion (“DCC”), for which it is a leading provider. As of March 31, 2020, Global Blue operated across more than 50 countries. For the financial year ended March 31, 2020, Global Blue enabled approximately 29 million international shoppers to claim value added tax (“VAT”) refunds on international shopping or complete international transactions in their home currency. At its core, Global Blue is a technology platform that serves a network of more than 400,000 merchant stores globally with both TFS and AVPS, facilitating 66 million transactions amounting to €22.9 billion per year (for the financial year ended March 31, 2020) and delivering economic benefits to a complex ecosystem of merchants, international shoppers and customs and tax authorities.

The ongoing COVID-19 pandemic is having a significant negative impact on Global Blue’s financial condition, revenues and results of operations. See “—Recent Developments” and “Risk Factors – Risks Related to Global Blue.”

The mailing address of Global Blue’s principal executive office is Zürichstrasse 38, 8306 Brüttisellen, Switzerland and its telephone number is +41 22 363 77 40.

FPAC

FPAC is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. FPAC was incorporated under the laws of Delaware on February 23, 2018.

On June 14, 2018, FPAC closed its IPO of 63,250,000 Units (including 8,250,000 Units issued pursuant to the underwriters’ over-allotment option), with each unit consisting of one share of FPAC Class A Common Stock and one-third of one Warrant. Each whole Warrant entitles the holder to purchase one share of FPAC’s Class A Common Stock at a purchase price of $11.50 upon consummation of an Initial Business Combination. The Units from the IPO (including the over-allotment option) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $632,500,000. Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, FPAC consummated the private sale of 9,766,667 Warrants to the Founder, at a price of $1.50 per whole Warrant for an aggregate purchase price of $14,650,000. A total of $632,500,000 (including $20,737,500 of deferred underwriting fees payable to the underwriters of the initial public offering upon completion of a business combination) was deposited into the Trust Account and the remaining proceeds became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The IPO was conducted pursuant to registration statements on Form S-1 (Reg. No. 333-225093 and Reg. No. 333-225565) that became effective on June 11, 2018. As of the date of this proxy statement/prospectus, there was approximately $                 million held in the Trust Account.

After consummation of the Business Combination, the funds in the Trust Account will be released to New Global Blue and used to pay the Cash Consideration to the Seller Parties, to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination, and for expenses related to prior proposed business combinations that were not consummated.

FPAC Units, FPAC Class A Common Stock and Warrants are listed on the NYSE under the symbols “FPAC.UN,” “FPAC,” and “FPAC.WS,” respectively.

The mailing address of FPAC’s principal executive office is 18 West 18th Street, New York, NY 10011. After the consummation of the Business Combination, it will become a wholly-owned indirect subsidiary of New Global Blue.

New Global Blue

New Global Blue is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. New Global Blue was incorporated under the laws of Switzerland on December 10, 2019 solely for the purpose of effectuating the Business Combination described herein. New Global Blue is a subsidiary of Globetrotter, owns no material assets and does not operate any business.

New Global Blue was incorporated with an aggregate share capital of CHF 100,000 divided into 10,000,000 registered shares of CHF 0.01 per share. These shares represent all New Global Blue Shares that are currently issued and outstanding. For descriptions of New Global Blue’s securities, please see the section titled “Description of New Global Blue Securities.”

Prior to the consummation of the Business Combination, the sole shareholder of New Global Blue is Globetrotter. Prior to the consummation of the Business Combination, the directors of New Global Blue are Joseph Osnoss, Marcel Erni, Christian Lucas and Jacques Stern. As of the consummation of the Business Combination, the number of directors of New Global Blue will be increased to nine persons and the current directors of New Global Blue will remain as directors, and Thomas W. Farley, Chief Executive Officer, President and Chairman of FPAC will become Chairman of New Global Blue. FPAC and Globetrotter are finalizing the composition of the board of directors of New Global Blue following the Business Combination. New Global Blue and FPAC expect that the remaining unnamed directors will be considered independent directors under the rules of the NYSE.

The mailing address of New Global Blue’s registered office is Zürichstrasse 38, 8306 Brüttisellen, Switzerland. After the consummation of the Business Combination, its principal executive office will be that of Global Blue, located at Zürichstrasse 38, 8306 Brüttisellen, Switzerland and its telephone number will be +41 22 363 77 40.

The Business Combination Proposal

On January 16, 2020, FPAC entered into the Merger Agreement with New Global Blue, US Merger Sub, Global Blue, Globetrotter, US Holdco, Cayman Holdings, the FPAC Shareholders’ Representative, the Management Representative, the Management Sellers and, solely for the purpose of section 2.20 and 8.01 of the Merger Agreement, the Founder.

Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, at the Closing, the Seller Parties will undertake a series of transactions pursuant to which they will sell, exchange and contribute the Global Blue Shares for a mix of the Cash Consideration and the Share Consideration, and US Merger Sub, a wholly-owned indirect subsidiary of New Global Blue, will merge with and into FPAC, with FPAC being the surviving corporation in the Merger. The relative amounts of the Share Consideration and the Cash Consideration will vary depending on certain circumstances. Assuming a Closing Date of March 31, 2020, no adjustments under the Merger Agreement and the No Redemption Scenario, the Cash Consideration would be approximately $965 million and the Share Consideration would represent approximately 42.1% of New Global Blue following the Closing (which percentage does not take into account the 9,487,500 New Global Blue Shares that Globetrotter will be entitled to receive in exchange for the 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020). See the section titled “The Business Combination Proposal.”

Pursuant to the Merger Agreement, upon the consummation of the Business Combination (i) each of the 63,250,000 outstanding shares of FPAC Class A Common Stock (excluding shares that are redeemed by the holders) and 10,812,500 shares of FPAC Class B Common Stock (being the 15,812,500 outstanding shares of FPAC Class B Common Stock excluding the 2,500,000 Surrendered Shares which are to be surrendered and excluding the 2,500,000 Excluded Founder Shares which are to be exchanged for the right to receive the Contingent Shares) will become one New Global Blue Share, and (ii) each of the 30,850,000 outstanding Warrants of FPAC will become one New Global Blue Warrant that will entitle the holder thereof to purchase for $11.50 one New Global Blue Share in lieu of one share of FPAC Class A Common Stock.

The Units (consisting of one share of FPAC Class A Common Stock and one third of one Warrant), FPAC Class A Common Stock and Warrants are currently listed on the NYSE under the symbols “FPAC.UN,” “FPAC” and “FPAC.WS,” respectively. New Global Blue will apply for listing, to be effective at the time of the Closing of the Business Combination, of the New Global Blue Shares and New Global Blue Warrants on the NYSE under the proposed symbols “GB” and “GB.WS” respectively. In connection with the completion of the Business Combination, FPAC’s Units will be separated into their component securities.

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Merger Agreement, in accordance with applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement. For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal—The Merger Agreement—Conditions to Closing.”

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing Date, including:

•

The Voting and Support Agreement among FPAC, Global Blue, Globetrotter, New Global Blue, the Founder and Third Point, pursuant to, and on the terms and subject to the conditions of which, each FPAC Shareholder has unconditionally and irrevocably agreed among other things to vote its shares of FPAC (representing approximately 25% of the outstanding shares), and take certain other actions, in support of the Business Combination;

•

The Founder Shares Surrender Agreement, which provides that the Founder shall, upon the terms and subject to the conditions set forth therein, automatically irrevocably surrender to New Global Blue, for no consideration and as a deemed contribution to the capital of New Global Blue, the Surrendered Shares and New Global Blue shall immediately cancel the Surrendered Shares;

•

The Relationship Agreement among Globetrotter, the Founder and New Global Blue, which will, upon the terms and subject to the conditions set forth therein, regulate the relationship among such parties following the Closing. Among other things, the parties have made certain agreements with respect to the designation of board members for New Global Blue;

•

The Shareholders Agreement among Cayman Holdings, Globetrotter, the Founder and certain persons who will be shareholders of New Global Blue will, upon the terms and subject to the conditions set forth therein, regulate the relationship among such shareholders following the Closing with respect to each other, in connection with New Global Blue. Among other things, and as described therein, the parties have agreed to certain lock-ups of such parties’ New Global Blue securities for various periods, the longest of which is up to one year from the Closing; and

•

The Registration Rights Agreement to be entered into at the Closing by and between New Global Blue and certain persons who will be shareholders of New Global Blue after the Closing pursuant to, and on the terms and subject to the conditions of, which New Global Blue has agreed to grant the other parties thereto registration rights in respect of their New Global Blue Shares and certain other securities.

Concurrently with the execution and delivery of the Merger Agreement, New Global Blue and Globetrotter entered into certain share purchase and contribution agreements with the Secondary PIPE Investors pursuant to which, and on the terms and subject to the conditions contained in those certain share purchase and contribution agreements, (i) the Affiliated Secondary PIPE Investors and (ii) the Strategic Secondary PIPE Investor have committed to purchase, concurrently with the Closing, Global Blue Shares from Globetrotter and Cayman Holdings for an aggregate purchase price of up to $100.0 million and equal to $125.0 million, respectively and immediately contribute such Global Blue Shares to New Global Blue in exchange for the subsequent issue of up to 10,000,000 and 12,500,000, respectively, New Global Blue Shares at $10.00 per share. The commitment of the Affiliated Secondary PIPE Investors is subject to reduction as described below in connection with the exercise of the Backstop. The agreement with the Strategic Secondary PIPE Investor includes an 18-month lock-up transfer restriction on the New Global Blue Shares to be acquired by it.

Concurrently with the execution and delivery of the Merger Agreement, New Global Blue, FPAC and the Primary PIPE Investors entered into share subscription agreements pursuant to which the Primary PIPE Investors have committed to subscribe for and purchase, concurrently with the Closing, in the aggregate, 12,500,000 New Global Blue Shares for $10.00 per share or an aggregate purchase price equal to $125.0 million.

Prior to the Closing, the Management Sellers will become shareholders of Global Blue through the Management Roll-up.

Prior to the Closing, as permitted by the Merger Agreement, Global Blue is to distribute a cash dividend to its pre-Business Combination shareholders in an amount such that Adjusted Net Debt as of March 31, 2020, or the Adjustment Date, would have been €600 million on a pro forma basis if the cash dividend had been paid as of March 31, 2020. This dividend will be in the amount of approximately €154 million. See “The Business Combination Proposal — Background of the Business Combination”.

In connection with the completion of the Business Combination the €630 million Existing Term Loan Facility and the €80 million Existing Revolving Credit Facility will be refinanced pursuant to the New Facilities Agreement.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting to authorize FPAC to consummate the Business Combination, FPAC’s board of directors may (and FPAC is required under the Merger Agreement to) submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. Please see the section entitled “The Adjournment Proposal.”

Date, Time and Place of Special Meeting of FPAC’s Stockholders

The Special Meeting of the stockholders of FPAC will be held at             , eastern time, on                , 2020, at the offices of Morgan, Lewis & Bockius LLP, FPAC’s counsel, at 101 Park Avenue, New York, NY 10178, to consider and vote upon the Business Combination Proposal and if necessary, the Adjournment Proposal. However, we are actively monitoring the coronavirus (COVID-19) pandemic and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of FPAC Common Stock at the close of business on                , 2020, which is the record date for the Special Meeting. Stockholders will have one vote for each share of FPAC Common Stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. Warrants do not have voting rights. On the record date, there were 79,062,000 shares of FPAC Common Stock outstanding, of which 63,250,000 were Public Shares.

Quorum and Vote of FPAC Stockholders

A quorum of FPAC stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person (or by remote means of communication, if applicable) or by proxy. Abstentions will count as present for the purposes of establishing a quorum; broker non-votes will not. The proposals presented at the Special Meeting will require the following votes:

•

Pursuant to the DGCL, the approval of the Business Combination Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of FPAC Common Stock. There are currently 79,062,500 shares of FPAC Common Stock outstanding, of which 63,250,000 are Public Shares.

•

The approval of the Adjournment Proposal if presented will require the affirmative vote of a majority of the votes cast by holders of shares of FPAC Common Stock present and entitled to vote at the meeting.

•	Abstentions and Broker Non-Votes will have the same effect as a vote “AGAINST” the Business Combination Proposal, but will have no effect on the Adjournment Proposal.

Certain Voting Arrangements

As of                     , 2020, the record date for the Special Meeting, the Founder beneficially owned and was entitled to vote 15,692,500 shares of FPAC Common Stock, FPAC’s officers and directors beneficially owned and were entitled to vote 120,000 shares of FPAC Common Stock, David W. Bonanno, FPAC’s Chief Financial Officer and a director beneficially owned and was entitled to vote 65,700 shares of FPAC Common Stock and Third Point beneficially owned and was entitled to vote 4,000,000 shares of FPAC Common Stock. In the aggregate, the foregoing shares represent approximately 25% of the issued and outstanding shares of FPAC Common Stock. Each of the foregoing have committed to FPAC to vote such shares in favor of the Business Combination. In addition, the Founder and Third Point have entered into the Voting and Support Agreement whereby they have agreed with the Seller Parties to similarly vote their shares in favor of, and take certain other actions in support of, the Business Combination (including causing such shares to be present at the Special Meeting for the purposes of establishing a quorum).

Redemption Rights

Pursuant to FPAC’s amended and restated certificate of incorporation, a holder of Public Shares may demand that FPAC convert such shares into cash if the Business Combination is consummated. You will be entitled to receive cash for your Public Shares only if you demand that FPAC redeem your shares for cash no later than 5:00 p.m. eastern time on                , 2020 (two (2) business days prior to the Special Meeting) by (A) submitting your redemption request in writing to Continental Stock Transfer & Trust Company, FPAC’s transfer agent, in which you (i) request that FPAC redeem all or a portion of your Public Shares for cash and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (B) delivering your stock to FPAC’s transfer agent physically or electronically using DTC’s DWAC (Deposit Withdrawal at Custodian) System. If the Business Combination is not completed, these shares will not be redeemed for cash. In such case, FPAC will promptly return any shares delivered by holders of Public Shares for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of FPAC. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of Public Shares properly demands redemption, FPAC will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of             , 2020, the record date, this would amount to approximately $                per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of FPAC Common Stock for cash and will no longer own the shares. See the section entitled “Special Meeting of FPAC Stockholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares of FPAC Common Stock into cash.

Holders of Warrants and Units will not have redemption rights with respect to such securities.

Appraisal Rights

FPAC stockholders (including the initial stockholders) and holders of other FPAC securities do not have appraisal rights in connection with the merger under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. FPAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of FPAC Stockholders—Revoking Your Proxy.”

Interests of FPAC’s Directors and Officers in the Business Combination

When you consider the recommendation of FPAC’s board of directors AGAINST the approval of the Business Combination Proposal, you should keep in mind that FPAC’s initial stockholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, the interests of a Public Stockholder or a Warrant holder. These interests include, among other things:

•

If the Business Combination with Global Blue or another business combination is not consummated by September 14, 2020, FPAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 15,812,500 initial shares held by FPAC’s initial stockholders (the Founder and FPAC’s directors), which were acquired for an aggregate purchase price of $25,000 prior to FPAC’s IPO, would be worthless because FPAC’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $         million based upon the closing price of $        per share on the NYSE on            , 2020. This includes shares with a market value of $         held by each of FPAC’s independent directors.

•

The Founder purchased an aggregate of 9,766,667 Warrants from FPAC for an aggregate purchase price of $14,650,000 (or $1.50 per Warrant). This purchase took place on a private placement basis simultaneously with the consummation of the IPO. All of the proceeds FPAC received from this purchase was placed in the Trust Account. Such Warrants had an aggregate market value of $        million based upon the closing price of $        per unit on the NYSE on             , 2020. The purchasers of the private Units waived the right to participate in any redemption or liquidation distribution with respect to such private Units. Accordingly, FPAC Common Stock and Warrants underlying the private Units will become worthless (as will Warrants held by Public Stockholders) if FPAC does not consummate a business combination by September 14, 2020.

•

The market value of each of the FPAC independent directors’ current equity ownership of FPAC Class A Common Stock and Units, based on the closing price of $        per share of FPAC Class A Common Stock and $        per Unit on the NYSE as of            , 2020, is approximately $        million.

•

The Merger Agreement provides that Thomas W. Farley, FPAC’s Chief Executive Officer, President and Chairman will become Chairman of New Global Blue. As such, in the future he may receive any cash fees, stock options or stock awards that the New Global Blue board of directors determines to pay to its Chairman.

•

David W. Bonanno, FPAC’s Chief Financial Officer and director, has an agreement with the Founder whereby if he remains employed by FPAC as of the Closing Date (or the closing date of another Initial Business Combination), or if his employment were terminated without cause or due to death or disability, he will be entitled to a payment comprised of a portion of the Founder’s New Global Blue Shares and New Global Blue Warrants with a value determined based on the trading value of New Global Blue Shares following the Closing Date, but in no event in excess of $10.0 million.

•

If New Global Blue is unable to complete the Business Combination within the required time period, the Founder will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target business(es) or claims of vendors or other entities that are owed money by FPAC for services rendered or contracted for or products sold to FPAC, but only if such a vendor or target business has not executed a waiver.

•

FPAC’s initial stockholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FPAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if FPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, FPAC may not be able to reimburse these expenses if the Business Combination with Global Blue or another business combination, is not completed by September 14, 2020. As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•

The Merger Agreement provides that New Global Blue will indemnify and hold harmless each present and former director and officer of FPAC against any costs or expenses in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Closing. The Merger Agreement also provides that New Global Blue will maintain for not less than six years from the Closing provisions in its organizational documents regarding the indemnification and exoneration of officers and directors that are no less favorable to such persons than the provisions in such organizational documents in effect on the date of the Merger Agreement.

•

The Merger Agreement provides that for six years from the Closing, New Global Blue shall or shall cause its subsidiaries to maintain directors’ and officers’ liability insurance covering persons currently covered by FPAC’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies.

Certain Market Activity

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding FPAC or its securities, Global Blue or Global Blue’s shareholders and/or their respective affiliates may purchase Public Shares from institutional and other investors or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FPAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares outstanding and entitled to vote at the Special Meeting to approve the Business Combination Proposal vote in its favor, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against a potential loss in value of their shares, including the granting of put options. Entering into any such arrangements may have a depressive effect on the price of FPAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase FPAC Common Stock at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

On May 17, 2020, Globetrotter began acquiring Public Shares from institutional investors with the intention of supporting the Transactions, including by voting the shares of the FPAC Class A Common Stock beneficially owned by them in favor of the Business Combination Proposal and the Adjournment Proposal at the Special Meeting. As a result of such acquisitions, Globetrotter beneficially owns 9,487,500 shares of FPAC Common Stock equaling 12% of the outstanding FPAC Common Stock. See “Beneficial Ownership of Securities”. At any time and from time to time, Globetrotter may acquire additional shares of FPAC Common Stock or securities convertible, exchangeable or exercisable for or into shares of FPAC Common Stock (including FPAC’s warrants), redeem the shares of FPAC Common Stock in connection with the Business Combination or liquidation or dispose of any or all of the shares of FPAC Common Stock (or securities convertible, exchangeable or exercisable for or into shares of FPAC Common Stock) (including, without limitation, distributing or otherwise transferring some or all of such securities to Globetrotter’s members, partners, stockholders or beneficiaries, as applicable, transferring such securities to affiliated or other transferees, or entering into a total return swap, asset swap or repurchase transaction in connection with a financing), depending upon an ongoing evaluation of its investment and the Merger and/or other investment considerations.

The consequence of these transactions could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of FPAC Common Stock by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and would likely increase the chances that such proposal would be approved.

Recommendation to Stockholders

After careful consideration and consultation with its management and outside legal advisors, FPAC’s board of directors:

•	has unanimously determined that the Business Combination is NOT advisable or fair to, or in the best interest of, FPAC and its stockholders; and

•	unanimously recommends that FPAC stockholders vote or give instructions to vote “AGAINST” the Business Combination Proposal and “AGAINST” the Adjournment Proposal, if presented.

This constitutes a change from the board’s initial recommendation. See “The Business Combination Proposal – FPAC’s Board of Directors’ Reasons for the Change in Recommendation to AGAINST the Business Combination.”

Conditions to the Closing of the Business Combination

The obligations of each party to consummate the Business Combination are subject to the satisfaction or waiver of customary conditions and Closing deliverables, including:

•	the approval of the Merger Agreement and the transactions contemplated thereby and related matters by the requisite vote of FPAC’s stockholders;

•	obtaining requisite regulatory approvals and specified third party consents;

•	no law or order preventing or prohibiting the transactions contemplated by the Merger Agreement;

•	the New Global Blue Shares to be issued in connection with the transactions having been approved for listing on the NYSE, subject only to official notice of issuance thereof;

•	the articles of association of New Global Blue having been amended in their entirety;

•	the effectiveness of the registration statement of which this proxy statement/prospectus forms a part; and

•	no Material Adverse Effect (as defined in the Merger Agreement), with respect to Global Blue shall have occurred subsequent to the execution of the Merger Agreement.

Anticipated Accounting Treatment

The transaction will first be accounted for as a capital reorganization whereby New Global Blue is the successor to its predecessor Global Blue. As a result of the first step described above, the existing shareholders of Global Blue will continue to retain control through their majority ownership of New Global Blue. The capital reorganization will be immediately followed by the acquisition of FPAC, which is accounted for within the scope of IFRS 2 (Share-based Payment). The shares issued by New Global Blue are recognized at fair value and recorded as consideration for the acquisition of the public shell company, FPAC. Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of FPAC not being recognized as a business as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. In addition, the following factors were also taken into consideration: (i) the business of Global Blue will comprise the ongoing operations of New Global Blue; (ii) Global Blue’s senior management will comprise the senior management of New Global Blue; (iii) the pre-Business Combination shareholders of Global Blue will have the largest ownership of New Global Blue and the right to appoint the highest number of board members relative to other shareholders; and (iv) the headquarters of Global Blue will be that of New Global Blue.

Regulatory Matters

The Merger Agreement and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Australian Foreign Investment Review Board, the Commercial Register of the Canton of Zurich, Switzerland, the Secretary of State of the State of Delaware and the European Payment Institution License filing with the Bank of Italy.

Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Recent Developments

COVID-19

A novel strain of coronavirus (with the resulting illness referred to as COVID-19), that was first identified in China in December 2019 and began to receive widespread international coverage in January 2020, has resulted in governments adopting preventative measures, businesses voluntarily choosing or being mandated to temporarily close their operations and limit business-related travel, and individuals deciding to postpone or cancel leisure travel on an unprecedented scale. See in particular “Risk Factors—Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had a significant negative impact on Global Blue. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the pandemic and health concerns subside and the related preventative measures are lifted” and “Information Related to Global Blue—Global Blue’s Business—Other Information About Global Blue” as well as “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—COVID-19” and “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.”

Global Blue Credit Ratings

In March 2020, Moody’s downgraded Global Blue’s corporate family rating to B2 from B1 and placed the rating on negative outlook. In April 2020, S&P Global also downgraded Global Blue’s long-term issuer and senior secured debt ratings to B+ (with a stable outlook) from BB- (with a stable outlook). In June 2020, S&P Global further downgraded Global Blue’s long-term issuer and senior secured debt ratings to B (with a negative outlook). These rating actions reflect the agencies’ expectations of the impact of COVID-19 and subsequent recovery.

Litigation Involving Two Primary PIPE Investors

On June 22, 2020, FPAC and New Global Blue received a letter from Suvretta Master Fund, Ltd., Suvretta Long Master Fund, Ltd. and TOMS Capital Investment Management LP (together, “Suvretta/TOMS”). Suvretta/TOMS is a Primary PIPE Investor, and agreed to subscribe for an aggregate of 5.0 million New Global Blue Shares at the Closing of the Transaction at $10.00 per share, for an aggregate purchase price of $50.0 million. The total Primary PIPE Investor commitments to purchase New Global Blue Shares at the Closing of the Transaction is $125.0 million. In the letter, Suvretta/TOMS alleged that the closing condition set forth in their share subscription agreements with respect to the accuracy in all material respects, as of the closing, of New Global Blue’s representations and warranties in the share subscription agreement is not capable of being satisfied and accordingly they would not perform any action contemplated to be performed by them in connection with the closing of the Transaction, including funding the purchase price for the New Global Blue Shares that they agreed to purchase.

Specifically, Suvretta/TOMS alleged that the business and financial information of Global Blue contained in the amended preliminary proxy statement filed by FPAC with the SEC on June 19, 2020 is materially inconsistent with the information included in the Investor Presentation they received and that this resulted in a breach of a representation by New Global Blue in the share subscription agreement that “the description of the business and financial information of [Global Blue] to be included in the proxy statement/prospectus to be provided to the stockholders of FPAC in connection with the Transaction shall not be materially inconsistent with the information included in the Investor Presentation [provided to the PIPE Investors].”

On June 26, 2020, in response to Suvretta/TOMS’ letter, Globetrotter and New Global Blue commenced an action in New York State Supreme Court captioned: SL GLOBETROTTER, L.P., GLOBAL BLUE GROUP HOLDING AG v. SUVRETTA CAPITAL MANAGEMENT, LLC, TOMS CAPITAL INVESTMENT MANAGEMENT LP. In the complaint, New Global Blue and Globetrotter claim that Suvretta/TOMS’ refusal to perform their contractual obligations is an anticipatory repudiation and breach of Suvretta/TOMS’ obligations under their share subscription agreements, and is without any basis under such agreements or applicable law. In the complaint, among other things, New Global Blue and Globetrotter point out that the only financial information in the Investor Presentation was historical and continues to be true and correct in all material respects. Accordingly, New Global Blue and Globetrotter have claimed for damages and other appropriate relief as a result of Suvretta/TOMS’ breach, including a declaration that Suvretta/TOMS is required to perform their contractual obligations as required by the share subscription agreements.

The funding of the PIPE Investors’ commitments, including by Suvretta/TOMS and the other Primary PIPE Investors, is a closing condition for Global Blue, New Global Blue and the Seller Parties under the Merger Agreement, but not a condition to FPAC’s obligations to close the Transaction. If Globetrotter exercises its right to waive this condition pursuant to the Merger Agreement, and the Closing occurs, the Seller Parties would receive additional New Global Blue Shares as Share Consideration in lieu of Cash Consideration in the amount of the unfunded cash amount of the PIPE Investors’ commitment, computed at $10.00 per share. Any such waiver would be without prejudice to the rights of the parties to the respective PIPE Investors’ agreements, including for any breach of such agreements.

SELECTED HISTORICAL FINANCIAL INFORMATION

FPAC

This section contains the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination: FPAC’s condensed balance sheet information as of March 31, 2020, December 31, 2019 and December 31, 2018, as well as FPAC’s condensed statements of operations information for the three months ended March 31, 2020 and March 31, 2019, and the year ended December 31, 2019 and from February 23, 2018 (inception) through December 31, 2018. The selected historical financial information has been derived from FPAC’s (i) unaudited financial statements as of March 31, 2020 and for the three months ended March 31, 2020 and March 31, 2019, and (ii) audited financial statements as of December 31, 2019 and December 31, 2018 and for the year ended December 31, 2019 and the period from February 23, 2018 (inception) to December 31, 2018, included elsewhere in this proxy statement/prospectus.

FPAC’s financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

The information is only a summary and should be read in conjunction with FPAC’s financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of FPAC. Certain amounts that appear in this section may not sum due to rounding.

SELECTED CONDENSED BALANCE SHEET INFORMATION

	As of March 31, 2020 (unaudited)	As of December 31, 2019	As of December 31, 2018
	(in millions of US$, except share and per share data)	(in millions of US$, except share and per share data)	(in millions of US$, except share and per share data)
Assets:
Current assets:
Cash	0.7	1.1	1.7
Prepaid expenses and other current assets	0.1	0.1	0.1

Total current assets	0.8	1.2	1.8
Investments held in Trust Account	651.9	649.4	639.7
Other assets	0	0	0

Total Assets	652.7	650.6	641.5
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	0.1	0	0
Accrued expenses	8.5	2.2	0.6
Income tax payable	0.4	0	1.5
Franchise tax payable	0.1	0.1	0.1

Total current liabilities	9.1	2.3	2.2
Deferred underwriting commissions	20.7	20.7	20.7

Total Liabilities	29.8	23.0	22.9

Commitments
Class A common stock, $0.0001 par value; 61,797,692, 62,258,819 and 61,358,834 shares subject to possible redemption at $10.00 per share at March 31, 2020, December 31, 2019 and December 31, 2018, respectively	618.0	622.6	613.6

	As of March 31, 2020 (unaudited)	As of December 31, 2019	As of December 31, 2018
	(in millions of US$, except share and per share data)	(in millions of US$, except share and per share data)	(in millions of US$, except share and per share data)

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 1,452,308, 991,181 and 1,891,166 shares issued and outstanding (excluding 61,797,692, 62,258,819 and 61,358,834 shares subject to possible redemption) at March 31, 2020, December 31, 2019 and December 31, 2018, respectively.	—	—	—
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 15,812,500 shares issued and outstanding at March 31, 2020, December 31, 2019 and December 31, 2018	0	0	0
Additional paid-in capital	0	0	0.4
Retained earnings	5.0	5.0	4.6

Total stockholders’ equity	5.0	5.0	5.0

Total Liabilities and Stockholders’ Equity	652.7	650.6	641.5

SELECTED CONDENSED STATEMENTS OF OPERATIONS INFORMATION

	For the three months ended March 31, 2020 (unaudited)	For the three months ended March 31, 2019 (unaudited)	For the year ended December 31, 2019	For the period from February 23, 2018 (inception) through December 31, 2018
	(in US$ millions, except share and per share data)	(in US$ millions, except share and per share data)	(in US$ millions, except share and per share data)	(in US$ millions, except share and per share data)
General and administrative costs	(6.6)	(0.3)	(2.1)	(1.0)
Franchise tax expense	0	(0.1)	(0.2)	(0.1)

Loss from operations	(6.6)	(0.4)	(2.3)	(1.1)
Interest and investment income	2.5	3.8	14.4	7.2

Income (loss) before income tax expense	(4.1)	3.4	12.1	6.1
Income tax expense	(0.5)	(0.8)	(3.0)	(1.5)

Net income (loss)	(4.6)	2.6	9.1	4.6
Weighted average shares outstanding of Class A common stock	63,250,000	63,250,000	63,250,000	63,250,000
Basic and diluted net income per share, Class A	0.03	0.05	0.18	0.09
Weighted average shares outstanding of Class B common stock	15,812,500	15,812,500	15,812,500	15,812,500
Basic and diluted net loss per share, Class B	(0.41)	(0.02)	(0.13)	(0.06)

Global Blue

This section contains the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination: Global Blue’s audited consolidated financial statement data as of and for the financial years ended March 31, 2020, 2019 and 2018. These are derived from Global Blue’s financial statements, included elsewhere in this proxy statement/prospectus.

Global Blue’s audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The information is only a summary and should be read in conjunction with Global Blue’s financial statements and related notes contained elsewhere herein and the discussions under “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.” The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Global Blue. Certain amounts that appear in this section may not sum due to rounding.

SELECTED CONSOLIDATED INCOME STATEMENT DATA

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions, except share and per share data)
Total revenue	420.4	413.0	421.4
Operating expenses	(380.1)	(354.4)	(361.6)

Operating profit	40.3	58.5	59.9
Finance income	5.3	2.8	2.4
Finance costs	(37.2)	(31.5)	(34.5)

Net finance costs	(31.8)	(28.7)	(32.1)

Profit before tax	8.4	29.8	27.7
Income tax expense	(7.9)	(23.0)	(8.3)

Profit for the period	0.5	6.9	19.5
Profit / (loss) attributable to:
Owners of the parent	(4.7)	2.4	15.7
Non-controlling interests	5.2	4.5	3.8
Profit for the period	0.5	6.9	19.5

Shares outstanding	40,000,000.0	40,000,000.0	40,000,000.0
Basic attributable profit / (loss) per share	(0.12)	0.06	0.39
Diluted attributable profit / (loss) per share	(0.12)	0.06	0.39

SELECTED CONSOLIDATED STATEMENT OF FINANCIAL POSITION DATA

	As of March 31,
	2020	2020	2019	2018
	(reported)	(pro forma)(1)	(reported)	(reported)
	(in € millions)
ASSETS
Non-current assets	711.0	711.0	777.8	783.1
Current assets	412.3	412.3	421.3	384.4

Total assets	1,123.4	1,123.4	1,199.2	1,167.6

EQUITY AND LIABILITIES
Equity attributable to owners of the parent	62.0	(92.0)	78.5	80.7
Non-controlling interests	8.4	8.4	8.4	8.9

Total equity	70.4	(83.6)	87.0	89.6

Liabilities
Non-current liabilities	704.0	704.0	717.8	689.1
Current liabilities	349.0	503.0	394.4	388.8

Total liabilities	1,053.0	1,207.0	1,112.2	1,078.0

Total equity and liabilities	1,123.4	1,123.4	1,199.2	1,167.6
(1)

Prior to the Closing, as permitted by the Merger Agreement, Global Blue is to distribute a cash dividend to its pre-Business Combination shareholders in an amount such that Adjusted Net Debt as of March 31, 2020, or the Adjustment Date, would have been €600 million on a pro forma basis if the cash dividend had been paid as of March 31, 2020. This dividend will be in the amount of approximately €154 million, as a result of cash being €226.1 million as at March 31, 2020 (Adjustment Date) instead of €75 million implied from the €600 million Adjusted Net Debt. As a result of this being a planned distribution not reflected in the latest balance sheet, despite not yet having been declared, an unaudited pro forma balance sheet reflecting the distribution accrual (but not giving effect to the offering proceeds) has been presented alongside the historical balance sheet.

SELECTED CONSOLIDATED CASH FLOW STATEMENT DATA

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Net cash provided by operating activities	189.3	114.3	85.0
Net cash used in investing activities	(42.7)	(40.3)	(26.8)
Net cash (used in)/provided by financing activities	(22.2)	(19.1)	(119.8)
Net foreign exchange differences	(1.2)	(0.6)	(2.3)

Net (decrease)/increase in cash and cash equivalents	123.1	54.4	(63.9)
Cash and cash equivalents at the beginning of the period	104.1	50.7	111.7
Cash and cash equivalents at the end of the period	226.1	104.1	50.7
Net change in bank overdraft facilities	(1.1)	(1.0)	2.9

Net change in cash and cash equivalents	123.1	54.4	(63.9)

OTHER FINANCIAL DATA OF GLOBAL BLUE

The table below presents certain financial measures on a consolidated basis, which are not recognized measures of financial performance or liquidity under IFRS, as of and for the financial years ended March 31, 2020, 2019 and 2018. These non-IFRS measures are presented because they are used by management to monitor the underlying performance of Global Blue’s business and operations. In addition, these non-IFRS measures presented herein are measures commonly used in Global Blue’s industry and by analysts and investors as supplemental measures of performance. Additionally, these measures, when used in conjunction with related IFRS financial measures, provide investors with an additional financial analytical framework which management uses, in addition to historical operating results, as a basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing Global Blue and its results. These non-IFRS measures may not be indicative of Global Blue’s historical operating results nor are such measures meant to be predictive of Global Blue’s future results. These non-IFRS measures should be read in conjunction with the discussions under “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation.” Not all companies calculate non-IFRS measures in the same manner or on a consistent basis. As a result, these measures and ratios may not be comparable to measures used by other companies under the same or similar names. Accordingly, undue reliance should not be placed on the non-IFRS measures presented below.

	As of and for the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions, except for percentages and ratios)
Volume
Total SiS	22,855	22,598	21,844

Profitability
Adjusted EBITDA(1)	171.6	173.5	171.0
Adjusted EBITDA Margin (%)(1)	40.8%	42.0%	40.6%
Adjusted Net Income (Group Share)(2)	72.6	83.5	94.3
Adjusted Effective Tax Rate (%)(3)	22.7%	23.0%	22.7%

Leverage
Adjusted Net Debt(4)	445.6	572.0	579.3
Leverage Ratio(4)	2.6	3.3	3.4

(1)

Adjusted EBITDA is defined as profit for the period adjusted to exclude (i) net finance cost, (ii) income tax expense, (iii) depreciation and amortization (including the amortization of intangible assets acquired through business combinations), and (iv) exceptional items that Global Blue does not consider indicative of its ongoing operating performance. The exceptional items are itemized below. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of total revenue. In evaluating Adjusted EBITDA or Adjusted EBITDA Margin, you should be aware that in the future Global Blue may incur expenses that are the same as or similar to some of the adjustments set forth below. Global Blue’s presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as an inference that its future results will be unaffected by exceptional items. Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider either in isolation, or as a substitute of Global Blue’s results as reported under IFRS. For example, Adjusted EBITDA and Adjusted EBITDA Margin do not reflect (i) Global Blue’s capital expenditure or future requirements for capital expenditure, (ii) changes in, or cash requirements for, Global Blue’s working capital needs, (iii) the interest expense, or the cash requirements necessary to service interest or principal payments, on Global Blue’s debt, (iv) income tax expense or the cash necessary to pay income taxes, and (v) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Set forth below is a reconciliation of profit for the period to Adjusted EBITDA for the periods presented.

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Profit for the period	0.5	6.9	19.5
Net finance cost	31.8	28.7	32.1
Income tax expense	7.9	23.0	8.3

Operating profit	40.3	58.5	59.9
Depreciation and amortization(a)	113.6	105.1	86.7
Exceptional items(b)	17.8	9.9	24.4

Adjusted EBITDA	171.6	173.5	171.0

(a)

Depreciation and amortization consist of (i) amortization of intangible assets acquired through business combinations and (ii) other depreciation and amortization, which have been broken out below. Set forth below is an overview of depreciation and amortization for the periods presented.

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Amortization of intangible assets acquired through business combinations(i)	74.5	74.6	74.8
Other depreciation and amortization	39.1	30.5	11.9

Depreciation and amortization	113.6	105.1	86.7

(i)

Represents the amortization of the assets recognized as a result of purchase price allocation from an acquisition. Figures shown predominantly relate to the amortization in connection with the 2012 GB Acquisition.

(b)

Exceptional items consist of items which Global Blue does not consider indicative of its ongoing operating performance, not directly related to ordinary business operations and which are not included in the assessment of management performance. Set forth below is an overview of exceptional items for the periods presented.

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Business restructuring expenses(i)	(2.2)	(4.4)	(2.6)
Corporate restructuring expenses(ii)	(10.3)	(1.3)	(7.1)
Monitoring fee(iii)	(0.7)	(0.8)	(1.0)
Impairment(iv)	(1.0)	—	(2.0)
Share-based payments(v)	(3.6)	(1.7)	(0.7)
Net sales of assets gain/(loss)(vi)	(0.1)	(0.7)	(0.0)
Other exceptional items(vii)	0.1	(1.0)	(11.0)

Exceptional items	(17.8)	(9.9)	(24.4)

(i)

Business restructuring expenses correspond to expenses related to replacement of management positions and costs associated with replacing management roles, changing of debt facilities or discontinued operations.

(ii)

Corporate restructuring expenses correspond to legal, consultancy and advisory expenses associated with historical preparations for the partial exit of the existing shareholders. The amounts related to the financial years ended March 31, 2018 and 2019 are associated with historical preparations for the exit of the shareholders. The costs in the financial year ended March 31, 2020 relate to costs incurred in relation to the ongoing Transaction with FPAC.
(iii)

Monitoring fee comprises fees payable to Silver Lake and Partners Group in connection with the Monitoring Fee Agreement and related reimbursements. On May 14, 2020, Silver Lake and Partners Group agreed to waive their respective rights to a monitoring fee for any portion accrued and payable after December 31, 2019. The obligation to pay the monitoring fee will automatically terminate upon Closing. See “Certain Relationships and Related Person Transactions—Global Blue—Monitoring Fee Agreement.”

(iv)

In the financial year ended March 31, 2018 impairment relates to the impairment of the goodwill of the Malaysian operating subsidiary, in anticipation of the Malaysian government’s decision to abolish its GST whilst in the financial year ended March 31, 2020 impairment relates to the impairment of certain capitalized software, following a detailed review of the software across the full organization.

(v)

Share-based payments reflect the fair value change in the share-based payment liability according to IFRS 2 (Share-Based Payment). The share-based compensation plan was implemented as part of the 2012 GB Acquisition.

(vi)	Net sales of assets gain/(loss) comprises gains or losses on sales of property, plant and equipment.
(vii)

Other exceptional items comprise one-offs, such as the provision associated with the French tax audit in the financial year ended March 31, 2018 or the closing of the Malaysian operating subsidiary in the financial year ended March 31, 2019.

(2)

Adjusted Net Income (Group Share) is defined as profit / (loss) attributable to owners of the parent adjusted to exclude (in each case only the share attributable to owners of the parent): (i) exceptional items that Global Blue does not consider indicative of its ongoing operating performance, (ii) amortization of intangible assets acquired through business combinations, and (iii) tax effects of adjustments. Global Blue’s management believes that Adjusted Net Income (Group Share) is a meaningful measure for investors because it provides a view of Global Blue’s underlying profitability without the impact of non-operating, exceptional expenses and without the accounting effects resulting from amortization of intangible assets acquired through business combinations. Set forth below is a reconciliation of profit / (loss) attributable to owners of the parent to Adjusted Net Income (Group Share) for the periods presented.

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Profit / (loss) attributable to owners of the parent	(4.7)	2.4	15.7
Exceptional items	17.8	9.9	24.4
Amortization of intangible assets acquired through business combinations	74.5	74.6	74.8
Tax effect of adjustments(a)	(14.9)	(3.4)	(20.6)

Adjusted Net income (Group Share)	72.6	83.5	94.3

(a)

The exclusion of exceptional items and amortization of intangible assets acquired through business combinations mechanically implies an increased tax payment. There are certain exceptional income tax expenses, which are not related to the financial year and, as such are excluded. Set forth below is an overview of such expenses for the periods presented.

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Income tax expenses related to amortization of intangible assets acquired through business combinations	(15.1)	(15.1)	(15.1)
Tax impact of exceptional items	(1.2)	(2.8)	(8.3)
Exceptional income tax expenses(i)	1.3	14.5	2.7

Tax effect of adjustments	(14.9)	(3.4)	(20.6)

(i)

Exceptional income tax expenses relate mainly to the tax audit of Global Blue’s Italian Subsidiary. See “Global Blue’s—Business Legal and Arbitration Proceedings, Investigations and Tax Audits—Tax Matters—Italy.”

(3)

Adjusted Effective Tax Rate is equal to (a) income tax expense plus the tax effect of adjustments divided by (b) profit before tax plus exceptional items and amortization of intangible assets acquired through business combinations. Global Blue management believes that Adjusted Effective Tax Rate is a relevant measure and is more representative of the rate implied by income taxes paid. In addition, adjusted tax expenses are more representative of the actual amount of cash taxes paid. Management believes that income tax expense and profit before tax, those being the IFRS line-items used to calculated the Effective Tax Rate, are impacted by items not representative of the operational performance of the business. Set forth below is an overview of the items required to calculate Effective Tax Rate and Adjusted Effective Tax Rate for the periods presented.

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
(i) Income tax expense	(7.9)	(23.0)	(8.3)
Tax effect of adjustments(a)	(14.9)	(3.4)	(20.6)

(ii) Adjusted tax expenses	(22.8)	(26.3)	(28.9)

(iii) Profit before tax	8.4	29.8	27.7
Exceptional items(b)	17.8	9.9	24.4
Amortization of intangible assets acquired through business combinations	74.5	74.6	74.8

(iv) Adjusted profit before tax	100.7	114.3	127.0

(i)/(iii) Effective Tax Rate (%)	93.7%	77.0%	29.8%

(ii)/(iv) Adjusted Effective Tax Rate (%)	22.7%	23.0%	22.7%

(a)	Tax effect of adjustments are certain exceptional income tax expenses, which are not related to the financial year. See footnote (2) above for further details on tax effect of adjustments.
(b)

Exceptional items consist of items which Global Blue does not consider indicative of its ongoing operating performance, not directly related to ordinary business operations and which are not included in the assessment of management performance. See footnote (1)(b) above for further details on exceptional items.

(4)

Adjusted Net Debt is defined as (i) the aggregate principal amount of non-current loans and borrowings; current lease liabilities and non-current lease liabilities, less (ii) cash and cash equivalents. Global Blue believes Adjusted Net Debt is a meaningful measure for investors because it provides a view as to Global Blue’s indebtedness. Global Blue defines Leverage Ratio as Adjusted Net Debt divided by Adjusted EBITDA. Global Blue believes Leverage Ratio is a meaningful measure for investors because it provides a view as to Global Blue’s indebtedness relative to the Adjusted EBITDA. Relative to the IFRS definition of net debt, Adjusted Net Debt excludes capitalized financing costs and the IFRS 9 loan modification impact

(see “Global Blue’s Management’s Discussion and Analysis of Financial Conditions and Results of Operation—Critical Accounting Policies—Impact of new standards issued”), as these are non-cash elements and are not representative of the cash-based obligation and exclude other bank overdraft, which represents short-term borrowings. Set forth below is a reconciliation to Adjusted Net Debt and an overview of the items required to calculate Leverage Ratio for the periods presented.

	As of and for the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Principal value of non-current loans and borrowings	630.0	630.0	630.0
Current lease liabilities	14.0	13.7	—
Non-current lease liabilities	27.8	32.4	—
Cash and cash equivalents	(226.1)	(104.1)	(50.7)

Adjusted Net Debt	445.6	572.0	579.3

Adjusted EBITDA	171.6	173.5	171.0

Leverage Ratio	2.6	3.3	3.4

Adjusted Net Debt	445.6	572.0	579.3
Capitalized financing costs	(9.7)	(13.4)	(17.2)
IFRS 9 loan modification impact	4.3	5.8	—
Other bank overdraft(a)	1.1	2.1	3.0

Net debt	441.3	566.6	565.1

(a)	Local credit facilities are available in certain jurisdictions. None of these local overdraft facilities were committed in nature.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “Selected Pro Forma Data”) gives effect to the Business Combination and is described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Operations prior to the Business Combination are those of Global Blue. The Business Combination is anticipated to be accounted for as a capital reorganization whereby New Global Blue is the continuation of its predecessor Global Blue. The capital reorganization will be immediately followed by the acquisition of FPAC, which is accounted for within the scope of IFRS 2.

The summary unaudited pro forma condensed combined statement of financial position data as of March 31, 2020 gives effect to the Business Combination as if it had been consummated as of that date. The summary unaudited pro forma condensed combined income statement data for the twelve months ended March 31, 2020, give effect to the Business Combination as if it had occurred on April 1, 2019.

The Selected Pro Forma Data has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of New Global Blue appearing elsewhere in this proxy statement/prospectus and the accompanying notes to such pro forma financial statements. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the consolidated financial statements and related notes of Global Blue and FPAC included elsewhere in this proxy statement/prospectus.

The Selected Pro Forma Data has been presented for informational purposes only and is not necessarily indicative of what New Global Blue’s actual financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the Selected Pro Forma Data does not purport to project the future financial position or operating results of New Global Blue. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma consolidated condensed combined financial information. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. Management of Global Blue and FPAC have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this should be read in conjunction with the historical financial information included elsewhere in the proxy statement/prospectus.

The Selected Pro Forma Data has been prepared assuming two alternative levels of redemption of FPAC Class A Common Stock into cash and no adjustments to the Cash Consideration or the Share Consideration pursuant to the Merger Agreement:

•	No Redemption: This presentation assumes that no FPAC stockholders exercise redemption rights with respect to their FPAC Class A Common Stock upon consummation of the Business Combination; and

•

Maximum Redemption: This presentation assumes that FPAC stockholders exercise their redemption rights with respect to 59,184,300 shares of FPAC Class A Common Stock and such shares are redeemed for their pro rata share ($10.31 / €9.38 per share) of the funds in the Trust Account for aggregate redemption proceeds of $610.0 / €555.1 million. These 59,184,300 shares represent all outstanding shares of FPAC Class A Common Stock, including 9,487,500 shares acquired by Globetrotter, other than 4,000,000 shares purchased by Third Point and 65,700 shares purchased by David W. Bonanno, FPAC’s Chief Financial Officer and a director, in the IPO of FPAC. Third Point and Mr. Bonanno have agreed not to redeem such shares in connection with the Business Combination. In addition, this presentation assumes the purchase by the Backstop Provider, pursuant to the Forward

Purchase Agreement, of 41,246,632 shares of FPAC Class A Common Stock at a price of $9.50 / €8.65 per share for aggregate proceeds of $391.8 / €356.6 million, with a reduction of the Affiliated Secondary PIPE Investment to zero. As a result of the reduction in the Trust Account and Affiliated Secondary PIPE Investment, the Seller Parties will end up with a larger number of New Global Blue Shares, and Series A Preferred Shares which are convertible, on a one-for-one basis, into 22,178,000 New Global Blue Shares.

	Assuming No	Assuming Max
	Redemptions	Redemptions(1)
	(in € millions, except share and per share information)
Summary Unaudited Pro Forma Condensed Combined Income Statement for the Twelve Months Ended March 31, 2020
Total revenue	420.4	420.4
Operating expenses	(378.0)	(378.0)

Operating profit	42.4	42.4
Profit for the year attributable to owners of the parent	2.4	2.4
Profit for the year attributable to common shares (in the maximum redemption scenario)	N/A	2.1
Profit for the year attributable to Series A Preferred Shares (in the max redemption scenario)	N/A	0.3

Common Shares
Pro forma weighted average number of shares in issue, basic	188,513,000	169,780,879
Basic attributable profit per share	€0.00	€0.01
Pro forma weighted average number of shares in issue, diluted	188,513,000	191,958,879
Diluted attributable profit per share	€0.00	€0.01

Series A Preferred Shares
Pro forma weighted average number of shares in issue, basic	N/A	22,178,000
Basic attributable profit per share	N/A	€0.01
Pro forma weighted average number of shares in issue, diluted	N/A	22,178,000
Diluted attributable profit per share	N/A	€0.01

Summary Unaudited Pro Forma Condensed Combined Statement of Financial Position as of March 31, 2020
Total current assets	247.7	247.7
Total assets	958.7	958.7
Total current liabilities	374.4	374.4
Total liabilities	1,071.6	1,071.6
Total shareholders’ equity	(112.8)	(112.8)

(1)

For purposes of calculating attributable profit per share in the maximum redemption scenario, the two-class method is applied. The New Global Shares and Series A Preferred Shares share equally in dividends declared or accumulated, and have equal participation rights in undistributed earnings.

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for Global Blue and FPAC on a standalone basis and the unaudited pro forma combined share information for the twelve months ended March 31, 2020, after giving effect to the Business Combination, assuming two redemption scenarios and no adjustments to the Cash Consideration or the Share Consideration pursuant to the Merger Agreement:

•	No Redemption: This presentation assumes that no FPAC stockholders exercise redemption rights with respect to their FPAC Class A Common Stock upon consummation of the Business Combination; and

•

Maximum Redemption: This presentation assumes that FPAC stockholders exercise their redemption rights with respect to 59,184,300 shares of FPAC Class A Common Stock, alongside a purchase of 41,246,632 shares of FPAC Class A Common Stock pursuant to the Forward Purchase Agreement, the reduction to zero of the Affiliated Secondary PIPE Investment, and the issuance of Series A Preferred Shares.

The following comparative per share data is only a summary and should be read together with the historical financial information of FPAC and Global Blue as well as the financial statements of FPAC and Global Blue and related notes that are included elsewhere in this proxy statement/prospectus. The following comparative per share data is derived from, and should also be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The comparative per share data does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of FPAC or Global Blue would have been had the companies been combined during the period presented. For purposes of calculating attributable profit per share in the maximum redemption scenario, the two-class method is applied. The New Global Shares and Series A Preferred Shares share equally in dividends declared or accumulated, and have equal participation rights in undistributed earnings.

	Historical		Pro Forma Combined
	Global Blue(a)	FPAC	Assuming No Redemptions
	(in € millions, except share and per share information)
Weighted average number of shares in issue
Basic Common Class A	40,000,000	63,250,000	188,513,000
Diluted Common Class A	40,000,000	63,250,000	188,513,000
Basic Common Class B	N/A	15,812,500	N/A
Diluted Common Class B	N/A	15,812,500	N/A

Twelve Months Ended March 31, 2020
Profit/(loss) for the year attributable to the owners of the parent (€M)	(4.7)	1.7	2.4
Basic Class A attributable profit/(loss) per share (€)	(€0.12)	€0.14	€0.01
Diluted Class A attributable profit/(loss) per share (€)	(€0.12)	€0.14	€0.01
Basic Class B attributable profit/(loss) per share (€)	N/A	(€0.47)	N/A
Diluted Class B attributable profit/(loss) per share (€)	N/A	(€0.47)	N/A
Equity attributable to owners of the parent (€M)	62.0	4.6	(121.2)
Basic Class A attributable equity per share (€)	€1.55	€0.03	(€0.64)
Diluted Class A attributable equity per share (€)	€1.55	€0.03	(€0.64)
Basic Class B attributable equity per share (€)	N/A	€0.03	N/A
Diluted Class B attributable equity per share (€)	N/A	€0.03	N/A

	Historical		Pro Forma Combined
	Global Blue(a)	FPAC	Assuming Max Redemptions
	(in € millions, except share and per share information)
Weighted average number of shares in issue
Basic Common Class A	40,000,000	63,250,000	169,780,879
Diluted Common Class A	40,000,000	63,250,000	191,958,879
Basic Common Class B	N/A	15,812,500	N/A
Diluted Common Class B	N/A	15,812,500	N/A
Basic Series A Preferred Shares	N/A	N/A	22,178,000
Diluted Series A Preferred Shares	N/A	N/A	22,178,000

Twelve Months Ended March 31, 2020
Profit/(loss) for the year attributable to the owners of the parent (€M)	(4.7)	1.7	2.4
Common shares	N/A	N/A	2.1
Series A Preferred Shares	N/A	N/A	0.3
Basic Class A attributable profit/(loss) per share (€)	(€0.12)	€0.14	€0.01
Diluted Class A attributable profit/(loss) per share (€)	(€0.12)	€0.14	€0.01
Basic Class B attributable profit/(loss) per share (€)	N/A	(€0.47)	N/A
Diluted Class B attributable profit/(loss) per share (€)	N/A	(€0.47)	N/A
Basic Series A Preferred Shares profit/(loss) per share (€)	N/A	N/A	€0.01
Diluted Series A Preferred Shares profit/(loss) per share (€)	N/A	N/A	€0.01

Equity/(deficit) attributable to owners of the parent (€M)	62.0	4.6	(121.2)
Basic Class A attributable equity/(deficit) per share (€)	€1.55	€0.03	(€0.71)
Diluted Class A attributable equity/(deficit) per share (€)	€1.55	€0.03	(€0.63)
Basic Class B attributable equity per share (€)	N/A	€0.03	N/A
Diluted Class B attributable equity per share (€)	N/A	€0.03	N/A

(a)

Prior to the Business Combination, 40,000,000 Global Blue Shares were outstanding. As a result of the contribution to New Global Blue (and giving effect to the Management Roll-Up, which includes the conversion of non-convertible equity certificates and other items), the number of shares will increase.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Risks Relating to Global Blue

Risks Related to Global Blue’s Industry, Business and the Regulatory Environment

Global Blue is subject to currency exchange rate risk in the conduct of its business, including commercial risk if certain currency zones become less attractive for inbound international shoppers.

Global Blue’s business operates globally and Global Blue is subject to currency exchange rate risk. Global Blue’s main service, Tax Free Shopping Technology Solutions (the “TFS business”), exposes it to commercial risks due to changes in relative foreign exchange rates between international shoppers’ origin and destination currencies, which may reduce the purchasing power of international shoppers, and, consequently, may negatively affect transaction volumes, typically for a short period until the relative foreign exchange rates reverse. This in turn could have a material adverse effect on Global Blue’s business, results of operations and financial condition. Such foreign exchange rate fluctuations can be driven by numerous factors, including regulatory decisions, government relations, monetary policy and macroeconomic factors that affect appreciation and depreciation between currencies. For example, in 2017, the depreciation of the Russian ruble against the Euro negatively affected Russian spending in the Eurozone. In addition, during the spring and summer of 2018, the appreciation of the Euro against emerging market currencies dampened the spending of international shoppers in the Eurozone and as a result negatively impacted Global Blue’s revenue growth.

These fluctuations may also impact Global Blue’s AVPS business as movements in relative foreign exchange rates between origin and destination currency pairs may reduce the number of AVPS transactions completed and could therefore have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue’s business is highly dependent on international travel, which may be adversely affected by regional or global circumstances or travel restrictions.

Global Blue’s business is highly dependent on international travel. Regional or global circumstances affecting international travel, such as airline strikes, natural disasters, international hostilities, civil unrest, terrorist attacks, contagious disease outbreaks or other similar events, could reduce international travel, which in turn could have a material adverse effect on Global Blue’s business, results of operations and financial condition. For example, terrorist attacks in recent years in Belgium, England, France, Germany, Sweden, Turkey and other countries have contributed to temporarily depressed levels of tourism growth in Europe and have had an impact on Global Blue’s revenue and exposed Global Blue’s revenue profile to increased volatility. In 2016, for instance, France experienced terrorist attacks in Paris (Bataclan) and Nice, resulting in a temporary decrease in TFS SiS in France. Additionally, in 2018 and 2019, the yellow vests (gilets jaunes) protests in France also caused a short-term decrease in spending in Paris, as the protests discouraged international shoppers from travelling to Paris and the protesters made it difficult for international shoppers to access shops. Moreover, contagious disease outbreaks, such as the SARS outbreak in 2003 and MERS in 2015, have historically temporarily curtailed, to varying degrees, the number of arrivals by international shoppers to jurisdictions in which Global Blue operates. More recently, the ongoing COVID-19 pandemic, and the measures adopted by governments, businesses and individuals in response to it, have resulted in significant travel disruption. See “—The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had a significant negative impact on Global Blue. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the pandemic and health concerns subside and the related preventative measures are lifted.”

Passenger volumes and international travel may also be affected by travel restrictions. More stringent immigration laws and difficulties in obtaining visas may deter international shoppers and reduce their numbers in countries in which Global Blue operates. In particular, Global Blue’s TFS business provides services to merchants who have a significant number of Chinese international shoppers as customers and would be adversely affected by increased restrictions on Chinese shoppers’ ability to travel internationally. For example, Global Blue’s TFS business was temporarily impacted when the EU introduced new biometric visa requirements in October 2015, which caused a temporary slowdown in visa processing until all new compliant visa centers were fully operational and at full potential for processing visa applications. Any such travel restrictions could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue’s business is dependent on the overall level of consumer spending, which is affected by general economic conditions and spending patterns.

Global Blue’s management believes that a significant part of Global Blue’s business serves the leisure segment of the travel industry. In addition to the factors listed above in “—Global Blue’s business is highly dependent on international travel, which may be adversely affected by regional or global circumstances or travel restrictions”, leisure travel may also be adversely affected by general economic downturns and conditions. The number of transactions and the amount spent by international shoppers in stores is affected by general economic conditions, particularly those which underpin international travel and shopping across the world. Economic recession and other economic indicators, such as levels of employment, levels of disposable income, inflation, consumer credit availability and interest rates, may also negatively impact spending patterns and can affect all of Global Blue’s business segments. A deterioration of market conditions may also slow down or reverse the growth of the middle class in emerging markets, which could in turn reduce international travel and extra-regional shopping spend. While the ultimate negative impact on Global Blue’s results of operations cannot be accurately and reasonably quantified at this time, the COVID-19 pandemic could result in an economic recession that potentially slows down middle class growth, leisure travel and spending patterns. See “—The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had a significant negative impact on Global Blue. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the pandemic and health concerns subside and the related preventative measures are lifted.” A materialization of any of the above would have an adverse effect on Global Blue’s business, results of operations and financial condition.

The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had a significant negative impact on Global Blue. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the pandemic and health concerns subside and the related preventative measures are lifted.

A novel strain of coronavirus (with the resulting illness referred to as COVID-19), that was first identified in China in December 2019 and began to receive widespread international coverage in January 2020, has rapidly spread to over 170 countries globally. On March 11, 2020, the World Health Organization recognized COVID-19 as a pandemic.

Governments of many countries, regions, states and cities have taken preventative measures to try to contain the spread of COVID-19. These measures have included imposing restrictions on international travel and closing borders to all non-essential travel, business closures and social distancing protocols. Additionally, many businesses have voluntarily chosen or been mandated to temporarily close their operations and limit business-related travel, and individuals have decided to postpone or cancel leisure travel on an unprecedented scale. Collectively, these measures have severely curtailed international travel and diminished the level of economic activity around the world, including in the international travel and extra-regional shopping sectors.

The COVID-19 pandemic and the related preventative measures, as well as the associated curtailment of international travel and diminished economic activity, have negatively impacted Global Blue’s business and recent results of operations and financial condition, consistent with the risks discussed under “—Global Blue’s business is highly dependent on international travel, which may be adversely affected by regional or global circumstances or travel restrictions” and “—Global Blue’s business is dependent on the overall level of consumer spending, which is affected by general economic conditions and spending patterns.” Since early March 2020, when government travel restrictions and store closure mandates were generally implemented, the international travel and extra-regional shopping sectors have experienced a significant reduction in activity, with Global Blue’s SiS in April and May 2020 totalling single-digit percentages of pre-pandemic levels (i.e., April and May 2019). As of March 31, 2020, in response to the travel restrictions and closure mandates, Global Blue’s broad network of more than 800 refund points was almost entirely closed. Recently, certain destination countries for tax-free shopping have started to formulate plans to ease restrictions, including reopening certain shops and borders, which – if and when implemented and international travel resumes – are expected to begin to mitigate the negative impact of COVID-19 on Global Blue’s financial results.

The discussion of historical performance, as presented under “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” is presented up to March 31, 2020 and, as a result, only reflects the initial impact from the COVID-19 pandemic, which started to affect Global Blue’s business from February 2020. Accordingly, key financial metrics such as SiS, revenue and Adjusted EBITDA growth for the financial year ended March 31, 2020 are not reflective of the annual results expected for the financial year ending March 31, 2021 or any future periods. Global Blue’s management expects that the pandemic will have negative consequences on Global Blue’s results of operations, cash flows and financial position as of and for the financial year ending March 31, 2021. However, given the global and evolving nature of the pandemic, its impact on the international travel and extra-regional shopping sectors, and its impact on consumer spending through any economic recession, the ultimate negative impact and the duration of such negative impact on Global Blue’s results of operations cannot be accurately and reasonably quantified at this time.

Depending on jurisdiction, Global Blue has furloughed staff or has reduced working hours and, in parallel, has applied for employee salary support schemes introduced by certain governments. Such schemes allow companies to place employees on paid leave or on reduced working hours, with the difference to an employee’s ordinary salary being partially reimbursed by the respective government. In countries in which no such employee salary support schemes are available, Global Blue has required personnel to take their (partially paid or unpaid) leave or has reduced its workforce. Moreover, members of senior management have agreed to temporary salary cuts. These personnel decisions vary based on function, country, and seniority. In addition, some governments have also approved tax holidays, allowing companies to postpone certain tax payments. Governments are continuously refining, expanding and/or clarifying their respective schemes, meaning that the exact benefits to the business community, including Global Blue, are evolving. Global Blue will implement extensions of furlough and/or partial employment schemes where longer-term government support are available and a workforce reduction where no meaningful support schemes are available.

In addition to the primary impacts discussed above, the COVID-19 pandemic could have a wide range of negative secondary impacts on Global Blue. For instance, merchants or customs and tax authorities could potentially fail or refuse to pay Global Blue, as discussed under “Global Blue is subject to counterparty risk and credit risk,” which could negatively impact Global Blue’s business, results of operations, and financial condition, although to date, any such impacts have been immaterial in the context of Global Blue’s financial condition. Global Blue only pays the revenue share to merchants after having collected the receivables, thereby reducing the net exposure. Separately, as the pandemic subsides and related preventative measures are lifted, international shoppers’ continuing health concerns could potentially outweigh pent-up travel and shopping demand, which in turn would depress demand for travel and tax free shopping. Similarly, international shoppers’ demand could also be reduced should the number of airlines or operated routes not increase to levels seen before the pandemic. In addition, any economic recession resulting from the pandemic may also result in reduced consumer spending. Such reduced demand from international shoppers could significantly impact Global Blue’s business, results of operations and financial condition. Global Blue cannot predict when the impacts of the pandemic will subside or how quickly thereafter international travel, consumer spending and demand for tax free shopping and Global Blue services will return to pre-pandemic levels.

Global Blue’s success is dependent on the skills, experience and efforts of its senior management and key personnel, and any COVID-19 cost saving measures undertaken by Global Blue may negatively impact its business.

Global Blue’s success is dependent on the skills, experience and efforts of Global Blue’s senior management and key personnel that collectively and individually enable Global Blue to operate and manage the business effectively. As described under “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—COVID-19,” and in response to the COVID-19 pandemic, Global Blue is assessing and implementing longer-term cost savings initiatives to reduce its monthly cash expenditures. These initiatives include, among others, the continuation of furlough measures or the reduction of employees’ working hours where longer-term government support is available and a workforce reduction where no meaningful support schemes are available.

While management is carefully tailoring the longer-term COVID-19 prompted cost saving measures to ensure retention of the necessary knowledge and expertise to support the business when volumes recover, as a result of these measures, there could be a loss of institutional knowledge, experience, and/or expertise which could limit the ability of Global Blue to manage the business effectively, react to external developments, retain clients and make necessary technological developments. Similarly, these cost saving measures may negatively impact the morale of Global Blue’s workforce, leading to voluntary departures of additional employees. Although Global Blue management expects the roles of its furloughed and former employees to be performed by others, their skill sets may not allow them to perform the work as proficiently or efficiently as others. Accordingly, this could potentially negatively impact Global Blue’s business, results of operations and financial condition.

Global Blue’s net working capital is sensitive to short-term, month-to-month volume growth, and any rapid volume growth associated with the recovery from the COVID-19 pandemic or for any other reason unrelated to the pandemic would lead to a short-term, temporary surge of its net working capital.

In Global Blue’s TFS business, net working capital is primarily driven by the timing of the payments that Global Blue makes to merchants and international shoppers, and the timing of the payments that it receives from merchants and tax authorities, which makes its net working capital sensitive to short-term, month-to-month volume growth. Typically, Global Blue refunds the VAT (net of transaction fees) to the international shoppers, after which it collects the full VAT from the merchant or tax authorities after approximately 30 days on average and pays the merchant the percentage of the transaction fee after approximately 100 days on average.

If Global Blue experiences rapid month-on-month volume growth, for instance assuming a quick recovery in international travel after the COVID-19 pandemic, this could lead to a short-term, temporary surge of its net working capital to fund the rapid volume increase in VAT refunds. Very large movements in Global Blue’s net working capital position could have a significant effect on its business and financial condition, if Global Blue is unable to finance, internally or externally, the net working capital needs due to the timing impact of when Global Blue refunds the VAT (net of transaction fees) to the international shopper versus when it collects the VAT from the merchants and tax authorities.

A decrease in VAT rates or changes in VAT or VAT refund policies in countries in which Global Blue operates could negatively affect Global Blue’s business.

Any reduction in VAT rates or adverse changes to VAT policies in Global Blue’s current or potential new markets could have a negative impact on Global Blue’s business and results of operation. For example, effective June 1, 2018, the Malaysian government abolished its goods and services tax (“GST”), which was equivalent to VAT for the supply of goods and services, and, consequently, ended its GST refund scheme. Due to this change,

Global Blue ceased Global Blue’s TFS business in Malaysia. Legal and regulatory changes may also restrict Global Blue’s activities, including through nationalization of the VAT refund scheme or by eliminating the availability of VAT refund schemes altogether, limiting the number of TFS providers within those jurisdictions or restricting Global Blue’s ability to process TFS claims on behalf of international shoppers. Changes in laws and regulations may also place restrictions on Global Blue’s business model, for example by limiting transaction fees that Global Blue charges to international shoppers using Global Blue’s TFS business. Such changes, which are unpredictable and outside of Global Blue’s control, may cause Global Blue to incur higher compliance costs. While VAT rates have historically been increased and many countries have adopted VAT policies in recent years, any such changes to VAT rates or VAT policies could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Certain countries impose restrictions on the transactions and goods that are eligible for VAT refunds, such as MPA or a list of items that are eligible for VAT refunds. An increase in the MPA or a reduction in the list of eligible items would lead to a reduction in the number of transactions that are eligible for VAT refunds. Global Blue believes that in the event there is such a shift in any of the countries in which Global Blue operates, it would have a negative impact on Global Blue’s results of operations.

Changes in the regulatory environment, licensing requirements and government agreements could adversely affect Global Blue’s business.

Global Blue’s operations are subject to risks associated with the prevailing local political climate, particularly where governmental decisions have an impact on Global Blue’s business. For example, the Chinese government is seeking to repatriate luxury spend, which, if successful, could negatively impact Global Blue’s business by slowing growth in Chinese international spending on luxury goods. Such risks could also include, inter alia, increased restrictions on the use of currency abroad, restrictions on transfers of funds, increased enforcement of import duties and restrictions on goods declared at customs, complexity of domestic and international customs and tariffs, as well as transparency of transactions.

Global Blue’s business is also subject to varying levels of supervision and regulation in the territories in which Global Blue’s services are offered. For instance, certain of Global Blue’s operations rely on local licenses, authorizations and government agreements and any adverse changes to such licensing or authorization requirements or government agreements may result in a loss of, or adverse changes to, such operations. Global Blue currently holds licenses or government agreements to operate TFS services in Argentina, the Bahamas, Cyprus, Denmark, Finland, France, Iceland, Latvia, Lebanon, Morocco, Poland, Singapore, Spain, Turkey and Uruguay. Global Blue has also been granted a European Payment Institution License by the Bank of Italy, which has been passported across the EU. In addition, changes to the standards established by payment card industry bodies (specifically the Payment Card Industry Data Security Standards (the “PCI DSS”)) could entail specific technical requirements and a certification process which could require significant costs to ensure compliance. Failure to obtain or maintain a license, be awarded a government tender in a particular location or comply with industry body standards, could preclude Global Blue from offering its TFS and/or AVPS businesses in that location or subject Global Blue to fines and penalties under local laws.

Global Blue’s costs of compliance would also increase if countries were to adopt legislation requiring Global Blue to obtain licenses or government contracts to conduct TFS services, or if more of the countries in which Global Blue operates were to treat Global Blue’s DCC services as a regulated business and require a license to offer currency conversion. Global Blue has various ongoing compliance and reporting obligations to the Bank of Italy which Global Blue must comply with in order to maintain the European Payment Institution License. Any material increase in the costs associated with obtaining and maintaining licenses or government contracts, or penalties for failure to comply, as a result of a change in law or otherwise, could force Global Blue to leave the relevant jurisdiction or lead to the payment of fines, which could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue must continually adapt and enhance its existing technology offerings and ensure continued resilience and uptime of its underlying technology platform to remain competitive in its industry.

The TFS segment of the global personal luxury market is subject to ongoing and rapid technological changes in response to the expectations of all stakeholders within the TFS ecosystem. Merchants are increasingly expecting more insight into international shopper trends from TFS solutions, and deeper integrations between TFS solutions and their payment solutions and IT infrastructure. International shoppers are increasingly expecting greater convenience and personalization in the form of more country-specific refund methods and more immediate refund methods. Customs and authorities expect smoother export validation processes, as well as increased security and compliance.

In order for Global Blue’s business to remain competitive and grow in this rapidly evolving market, Global Blue must continually adapt and enhance its existing technology offerings, as well as develop new products to meet the particular needs of each market and each stakeholder in the TFS ecosystem. To do this, Global Blue needs to anticipate demand in a wide variety of markets and industries and devote appropriate resources, including Global Blue’s resource and development budget, to meeting the expectations of merchants, international shoppers, customs and tax authorities, financial institutions that process credit or debit card payments on behalf of merchants (“Acquirers”) and card schemes. If Global Blue is unable to develop technologies that align with stakeholder expectations, Global Blue may lose market share. Any failure to remain innovative or to introduce new or upgraded technologies that are responsive to changing merchant, international shopper or government requirements may have a material adverse effect on Global Blue’s competiveness and could cause Global Blue to lose its market position in core markets.

In addition, efforts to enhance and improve existing products and technologies, as well as develop new ones, involve inherent risks, and Global Blue may not be able to manage these developments and enhancements successfully. Global Blue may also fail to accurately foresee the direction of the TFS and DCC industries, which could lead Global Blue to make investments in technologies and products that do not gain market acceptance and generate insufficient returns.

Any failure to deliver an effective and secure service, or any performance issue that arises with a new or innovative product or service, could result in significant processing errors or other losses. Because of these factors, Global Blue’s development efforts could result in increased costs that could reduce profitability, in addition to a loss of revenue if new products are not delivered in a timely manner or do not perform as indicated. Furthermore, any performance errors in Global Blue’s front-end solutions could result in reputational harm.

Global Blue’s in-house technology platform enables payment processing through three mobile wallets and 10 credit card integrations, transaction processing through 40 payment service providers (“PSP(s)”) and 200 points-of-sale (“POS”) providers and validation through 18 integrations with customs validation export software platforms. The number of existing integrations is also expected to increase as countries move toward digital export validation. As a result, it is critical for Global Blue’s technology solutions to remain operational at all times to service its counterparties. Any failure to deliver an effective and secure service, any performance issue or any downtime could deteriorate Global Blue’s relationships with merchants and customs and tax authorities and could lead to reputational damage that has a material adverse effect on its business, results of operations and financial condition.

Global Blue operates in a competitive market and Global Blue may lose merchant accounts to Global Blue’s competitors.

Global Blue’s business operates in a competitive market. Global Blue’s TFS business competes primarily with other TFS providers, such as Planet and Global Tax Free, and also competes with a limited number of merchants that provide TFS services in-house and governments that insource the TFS process. The number of Global Blue competitors in the TFS segment and the extent of their operations have been increasing in recent years, including a number of mobile app-based providers (i.e., technology start-ups) looking to disrupt the TFS segment, and Global Blue expects them to continue to try to expand their operations. Global Blue’s AVPS business, on the other hand, competes with a wide variety of businesses of varying sizes, including online competitors providing omnichannel payment and currency conversion services to businesses and directly to individuals, often at better rates of exchange.

Actions taken by Global Blue’s competitors, as well as actions taken by Global Blue to maintain its competitiveness, have placed and will continue to place pressure on Global Blue’s pricing, margins and profitability, as well as the availability and attractiveness of key contracts. In particular, certain competitors of Global Blue’s TFS business may offer a higher revenue share to merchants, which may be attractive to some merchants. This may require Global Blue to adjust its percentage of revenue sharing with the merchant or lose merchant relationships. Global Blue’s agreements with merchants do not contain exclusivity clauses, which makes it easier for competitors to establish relationships with the merchants that are part of Global Blue’s network. Global Blue’s agreements with merchants are also generally short- to medium-term contracts, generally lasting three years on average. Upon scheduled renewal of a contract or during the term of a contract, Global Blue may face pressure regarding pricing or other contractual terms, making it more difficult to retain its merchants on favorable terms, or Global Blue may be unable to renew contracts with merchants on satisfactory terms. If Global Blue loses existing merchant relationships or a sufficient number of key merchant partners, or if Global Blue is unable to renew existing contracts upon expiry at attractive terms or at all, this could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue’s business may be adversely affected by disintermediation of TFS processes.

Disintermediation may happen if certain governments or merchants insource the TFS process partially or entirely. Alternatively, disintermediation of the TFS process could occur if governments amend their VAT regulations to no longer require the merchant to issue tax free forms and/or determine the eligibility of international shoppers for VAT refunds. For example, some jurisdictions have regulations that could provide the opportunity for “business to consumer” players to establish business models that increase the risk of disintermediation. This and other types of disintermediation may have a negative impact on Global Blue’s TFS business, as its business model is reliant upon its merchant partners.

Conversely, certain countries have outsourced the export validation process. Since export validation is typically a free service provided by customs and tax authorities, this type of outsourcing could create additional costs, which could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Price harmonization or convergence between destination markets and home markets may adversely affect Global Blue’s business.

The level of spend while shopping abroad, and the willingness of international shoppers to spend abroad, are impacted by the favorable pricing of products in destination countries compared to international shoppers’ origin countries (the “price differential”). In particular, the price differential of luxury goods is a significant factor influencing an international shopper’s purchasing decision. If the price differential between various markets is reduced, resulting in price harmonization across destination markets (such as Europe) and home markets (such as Asia Pacific (“APAC”)) due to changes in retail pricing policies, additional online purchasing options and access, macroeconomic factors (such as relative foreign exchange rates) or government policies (such as a reduction in import duties or consumption taxes), this could lead to a decrease in the number or size of TFS transactions, which could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue is subject to taxation in multiple jurisdictions, which is complex and often requires making subjective determinations subject to scrutiny by, and disagreements with, tax regulators.

Global Blue is subject to many different forms of taxation in each of Global Blue’s countries of operation including, but not limited to, income tax, withholding tax, property tax, VAT, transfer pricing rules, commodity tax and social security and other payroll-related taxes. Tax law and administration is complex, subject to change and varying interpretations and often requires Global Blue to make subjective determinations. In addition, Global Blue takes positions in the course of its business with respect to various tax matters, including in connection with its operations. Tax authorities around the world are increasingly rigorous in their scrutiny of corporate tax structures and TFS transactions and may not agree with the determinations that are made, or the positions taken, by Global Blue or its commercial partners with respect to the application of tax law, including in relation to issuing tax free forms and the VAT refunding process. Such disagreements could result in lengthy legal disputes, an increased overall tax rate applicable to Global Blue and, ultimately, in the payment of substantial amounts of tax, interest and penalties, which could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue is currently subject to a tax audit in France for the financial years ended March 31, 2014 through 2016 relating to certain information missing on tax free forms, which is mandatory according to VAT refund regulations in France, as well as Global Blue’s VAT refund business, operating transfer pricing policy, IT systems, and interest rates on cash pool balances. In this regard, an accrued liability was booked in the amount of €10.0 million as of March 31, 2018. This accrued liability was reduced to €6.4 million as of March 31, 2019 due to a payment of €1.8 million to the French tax authorities and due to a change in management’s estimate of Global Blue’s exposure. As of March 31, 2020, this accrued liability was unchanged. Additionally, Global Blue is currently subject to a tax audit in Italy for the calendar years 2013 and 2014, as well as for the financial years ended March 31, 2014 through 2015. This tax audit relates to Global Blue’s transfer pricing in respect of its tax model and certain intercompany charges, as well as withholding tax in respect of such intercompany charges. An income tax payable was booked in the amount of €13.6 million as of March 31, 2020. Finally, there is a risk that tax authorities in Germany challenge the effectiveness of the profit and loss pooling arrangement entered between Global Blue New Holdings Germany GmbH and Global Blue Deutschland GmbH. Based on the opinion of Global Blue’s advisers, Global Blue has therefore recognized an uncertain tax position of €3.8 million for the financial year ended March 31, 2020. See “Information Related to Global Blue—Global Blue’s Business—Legal and Arbitration Proceedings, Investigations and Tax Audits” for more information regarding these tax audits. Additional tax expenses could accrue in relation to previous or subsequent tax assessment periods, which are still subject to a pending tax audit or have not been subject to a tax audit yet, or other countries could open tax audits against Global Blue. Tax authorities in other countries could revise original tax assessments and substantially increase the tax burden (including interest and penalty payments) of the relevant entities. The realization of any of these risks could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Adverse competition law rulings could restrict Global Blue’s ability to expand or to operate its business as it wishes and could expose Global Blue to fines or other penalties.

Global Blue is a leading global provider of TFS services. Under EU competition laws and the competition laws in other jurisdictions (to the extent such laws exist), Global Blue runs the risk of being investigated for anti-competitive practices and/or deemed a dominant undertaking in certain markets and, therefore, theoretically capable of abusing a dominant position. Accordingly, there is a possibility of future litigation and/or investigations by competition authorities into Global Blue’s behavior in any market, including where it could be considered to hold a dominant position. Private litigants may also seek damages for certain breaches of competition law through civil courts, as provided by EU competition laws and the laws of other jurisdictions. Were any finding or rulings to be made against Global Blue, Global Blue could be required to pay damages and fines, which could be substantial, and/or Global Blue could be required to alter any behavior determined to be abusive or anti-competitive, both of which could have a material adverse effect on Global Blue’s business, prospects, financial condition and results of operation.

The integrity, reliability and efficiency of Global Blue’s internal controls and procedures may not be guaranteed.

Global Blue’s business relies on internal controls and procedures that govern regulatory compliance, customer and management information, finance, credit exposure, foreign exchange risk and other aspects of its business. With the increasing focus by regulators, the press and Global Blue’s commercial partners on compliance issues, Global Blue’s internal controls and procedures are becoming more important. In particular, compliance with TFS regulation requires that Global Blue’s management and employees are aware of applicable rules and regulations, and that they properly understand and implement them with respect to the issuing, export validating and refunding of TFS transactions. If Global Blue does not inform, train and manage its employees properly, Global Blue may fail to comply with applicable laws and regulations, which could lead to adverse regulatory action. Moreover, the process by or speed with which Global Blue’s internal controls and procedures are implemented or adapted to changing regulatory or commercial requirements may be inadequate to ensure full and immediate compliance, leaving Global Blue vulnerable to inconsistencies and failures that may have a material adverse effect on its business, results of operations and financial condition. Training employees and investing in compliance systems to remain in compliance with applicable laws and regulations also impose additional costs for the operation of Global Blue’s business. Any of the foregoing could result in a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue’s TFS business is dependent on its airport concessions and agreements with agents.

As of March 31, 2020, more than 40% of Global Blue’s TFS refund points were located in airports, and Global Blue has entered into concession agreements with airport authorities for space in on-airport locations. Such agreements typically have terms of three years and do not contain exclusivity provisions. Unlike off-airport locations, where rental space is more freely available, Global Blue’s on-airport refund points cannot move to a nearby location should an airport impose less favorable terms on Global Blue during the renewal process or during the duration of a concession agreement. Any decision by airport authorities to increase rental costs or otherwise modify the economic terms of Global Blue’s concession agreements could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

In certain cases, Global Blue is required to use an agent to offer TFS services. Global Blue’s agents may attempt to modify the economic terms of Global Blue’s arrangements with them, which would have the effect of lowering Global Blue’s margins. Additional airport authorities may also require Global Blue to use agents, thereby lowering Global Blue’s profitability.

Global Blue operates in emerging markets and is exposed to risks associated with operating in such markets.

Global Blue operates in several emerging markets, such as Argentina, China, Morocco, Russia, Turkey and Uruguay, and plans to expand in additional emerging markets in the future. Certain markets in which Global Blue operates or plans to operate have lower levels of economic, political and legal stability compared to Europe. Risks associated with operating in such markets include unexpected changes in regulatory environments, uncertainty in enforcing contracts and intellectual property rights, challenges in obtaining legal redress, difficulties in collecting accounts receivables, foreign exchange controls, as well as bribery and corruption risks, which can all lead to reputational damage and impair Global Blue’s ability to win and retain contracts. In addition, as Global Blue’s relationships with governments in emerging markets are still developing, they can be more sensitive than Global Blue’s relationships with governments in developed countries. For example, the Chinese government has been sensitive to how businesses refer to Hong Kong, Macau and Taiwan in light of the One-China policy and some companies have come into criticism and negative publicity due to not referring to them correctly, which has harmed their relationship with the Chinese government and other stakeholders. Should one or more of these risks materialize, there could be a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue may be adversely affected by risks associated with strategic arrangements or investments in joint ventures with third parties.

Global Blue has made and continues to make certain strategic arrangements with third parties. For example, in certain countries, such as Japan, Lebanon, Russia and Turkey, Global Blue is required, or Global Blue has determined that it is preferable, to partner with a local counterparty in order to grow its local operations. Local counterparties provide financial, business and public relations expertise and assist Global Blue in developing its merchant and government relationships. These arrangements are and may be developed pursuant to joint venture agreements over which Global Blue only has partial or joint control. The joint venture counterparties may have different business or investment strategies from Global Blue, and Global Blue may have disagreements or disputes with such parties. Global Blue’s partners may be unable, or unwilling, to fulfil their obligations under the relevant joint venture agreements and shareholder agreements, may seek to use their rights to block decisions on certain matters, such as distribution of cash, or may experience financial or other difficulties that may adversely impact Global Blue’s investment in a particular joint venture, which in turn could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue’s business is subject to loss through physical disaster, data security breach, computer malfunction or sabotage.

Global Blue’s business is vulnerable to loss resulting from physical disaster, data security breaches, computer malfunction or sabotage. Most of Global Blue’s business channels rely on computerized networks and systems to process refunds, collect and store personal data relating to international shoppers and perform reconciliations, and rely to a significant degree on the efficient and uninterrupted operation of Global Blue’s various computer and communication systems, including its IT platforms. Any inadequate system design, transition to new systems or any failure of current or future systems could impair Global Blue’s ability to receive, process and reconcile transactions, manage its compliance and risk functions, and conduct other day-to-day operations of its business. In addition, the computer and communications systems are vulnerable to damage or interruption from a variety of sources, including attacks by computer malware, electronic break-ins or cyber-attacks, theft or corruption of confidential data or other unanticipated problems.

Moreover, due to the increasing digitalization of Global Blue’s business model and Global Blue’s growing focus on collecting and monetizing international shopper data, Global Blue is also increasingly exposed to risks associated with the unauthorized use, disclosure, destruction and alteration of personal data. Any significant cyber-attack, unauthorized disclosure of data or any other disruption of Global Blue’s computer or communication systems could significantly affect its ability to manage its information technology systems or lead to recovery costs, damage to its reputation, litigation brought by international shoppers or business partners or a diminished ability to operate the business. In addition, due to the high level of data traffic that Global Blue processes, any disruption in Global Blue’s computerized systems or technological process could in turn have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue’s AVPS business relies on relationships with Acquirers and on the involvement of card schemes.

Global Blue’s AVPS business relies on relationships with Acquirers, which are financial institutions that process credit or debit card payments on behalf of a merchant, and growth in Global Blue’s AVPS business is derived primarily from establishing new relationships with Acquirers. Global Blue may experience attrition and a consequent decline in the volume of currency conversion transactions it processes as a result of several factors, including transfers of their accounts to Global Blue’s competitors, unsuccessful contract renewal negotiation and account closures. The loss of existing relationships, or a sufficient number of key Acquirers could negatively impact Global Blue’s business. Acquirers involved in Global Blue’s AVPS business may also take advantage of increasing levels of competition to raise their percentage of revenue sharing, thereby reducing Global Blue’s profitability.

Global Blue’s AVPS business also depends on the involvement of card schemes, such as Visa or MasterCard, which act as intermediaries between Acquirers. If there is an increase in the prevalence of foreign exchange cards, which aim to provide currency conversion services at better foreign exchange rates or with lower fees than traditional cards, the number of travelers using Global Blue’s AVPS business could decrease. In addition, the relationship with providers of card schemes is similarly important and any deterioration or termination of such relationships could negatively impact Global Blue’s AVPS business. For example, if card schemes, such as Visa or MasterCard, decided to cease allowing Global Blue’s DCC services, the results of Global Blue’s AVPS business would be adversely affected. An increase in fees charged by card schemes in connection with currency conversion transactions may reduce Global Blue’s margins or compromise Global Blue’s AVPS business model.

In addition, each card scheme may alter rules or policies in a manner that may be detrimental to participants, including Acquirers and issuers that must comply with scheme rules as well as terminal suppliers, e-commerce merchants and PSPs that must comply with terminal, transaction and card data storage security rules. Moreover, as card schemes become more dependent on proprietary technology and seek to provide value-added services to issuers and merchants, there is heightened risk that rules and standards may be governed by the self-interest of the schemes, or of those with influence over the schemes. Changes in the business models or strategies of card scheme operators, including any resulting changes to their respective card scheme rules, could have a material adverse effect on Global Blue’s ability to compete and on Global Blue’s business, financial condition, results of operations and prospects.

Global Blue’s AVPS business may be subject to reputational risks in the event of adverse publicity relating to certain products that Global Blue offers, such as DCC. Further, there is a risk that international shoppers no longer utilize Global Blue’s DCC offerings, which could have a material adverse effect on Global Blue’s business, financial condition, results of operations and prospects.

Global Blue is subject to counterparty risk and credit risk.

Global Blue is subject to potential credit risk from merchants and customs and tax authorities. For each TFS transaction, Global Blue is required to remit funds to international shoppers in advance of receipt of funds from merchants or customs and tax authorities. Although Global Blue has in place reserves that it can draw upon to cover any delays in payment, Global Blue’s reserves would be insufficient to fund all of Global Blue’s debts and liabilities. If merchants or customs and authorities were to fail or refuse to pay Global Blue on a widespread and systemic basis over an extended period of time, due to insolvency, bankruptcy, cash management or store closures (including as a result of the COVID-19 pandemic) or, in the case of customs and authorities, political motives, Global Blue could default on its debts and liabilities, resulting in financial, reputational or customer loss. While the revenue share with merchants is only paid after Global Blue receives the full VAT payment and the net exposure is consequently lower, any occurrence of payment default or delay could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue is subject to losses from fraud, theft and employee error.

Global Blue’s business is vulnerable to loss resulting from fraud, theft and employee error. In particular, Global Blue is vulnerable to loss from fraud if counterfeit tax forms are presented to Global Blue for refund. Third parties may also collect Global Blue’s tax free forms on behalf of international shoppers and obtain VAT refunds unlawfully.

Additionally, since Global Blue maintains, transports and processes large amounts of currency around the world, Global Blue is vulnerable to losses from theft or fraudulent acts perpetrated by employees or unauthorized individuals who obtain access to Global Blue’s premises or systems. Material occurrences of fraud and theft could damage Global Blue’s reputation or lead to a loss of cash or temporary disruptions to Global Blue’s business. Moreover, the failure to control or reduce fraud or theft in a cost-effective manner could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue may not be able to attract, integrate, manage and retain qualified personnel or key employees.

Global Blue’s success is dependent on the skills, experience and efforts of Global Blue’s senior management and key personnel. In particular, Global Blue depends on certain sales and marketing staff who have established strong relationships with merchants. The loss of services of key members of Global Blue’s sales and marketing team, particularly to a competitor, could lead to a loss of merchant accounts and, in turn, could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

The success of Global Blue’s business also depends on Global Blue’s ability to adapt to rapidly changing technological, social, economic and regulatory developments. This necessitates a range of specialist personnel, particularly in the areas of software development, technical support, finance and control, administration and operations, and requires Global Blue to retain, recruit and develop the necessary personnel who can provide the needed expertise across the entire spectrum of Global Blue’s business and operations. The market for qualified personnel is competitive and Global Blue may not succeed in recruiting additional personnel in line with the growth of Global Blue’s business, or Global Blue may fail to effectively replace current personnel who depart with qualified or effective successors. Global Blue’s efforts to retain and develop personnel may also result in significant additional expenses, which could adversely affect Global Blue’s profitability.

Global Blue is subject to complex and stringent data protection and privacy laws and regulations in the jurisdictions in which Global Blue operates.

Global Blue processes significant amounts of personal and financial information on a daily basis, including names, addresses, credit card details and passport numbers. For this reason, Global Blue is subject to data protection legislation that seeks to protect the processing of personal data and imposes restrictions on the collection, use and other forms of processing of personal data. Data protection and privacy laws and regulations are complex and any significant change in the regulatory environment relating to the protection of personal data may also impact Global Blue’s use of international shopper data in Global Blue’s TFS-related and intelligence offerings. Changes to data protection laws and other significant regulatory changes affecting Global Blue’s business activities may also cause Global Blue to revise its strategy or adopt new technologies and procedures.

A breach of data protection laws and regulations could result in substantial fines and/or other sanctions, including criminal sanctions, being levied against Global Blue. If Global Blue were to experience a data breach and be fined, then this could potentially represent a significant cost for Global Blue. Additionally, any breach of data protection could result in proceedings against Global Blue, including class action privacy litigation in certain jurisdictions. Finally, should Global Blue be found to be in breach of applicable data protection and privacy laws and regulation, it could face material damage to its brand and the potential loss of customer trust and confidence, which in turn could have a material adverse effect on its business, results of operations and financial position.

Global Blue’s business is subject to anti-money laundering, sanctions and anti-bribery regulations and related compliance costs and third-party risks.

Global Blue’s business is subject to anti-money laundering and anti-bribery laws and regulations in the jurisdictions in which Global Blue operates. In addition, Global Blue is subject to laws and regulations that prohibit Global Blue from transmitting money to specified countries or to or on behalf of prohibited individuals, in particular, the laws and regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury in the United States, the United States’ Foreign Corrupt Practices Act, Her Majesty’s Revenue and Customs in the United Kingdom and regulations enacted by the EU’s Common Foreign & Security Policy and the United Nations Security Council.

Equivalent or similar legislation exists in other countries where Global Blue conducts business. Fines and penalties, which may include the shutting down of operations or central banks limiting Global Blue’s ability to source currency, could be imposed in the various countries in which Global Blue operates, and more stringent sanctions, anti-bribery or AML legislation, including “know your customer” requirements, could impose considerable obligations on Global Blue, create increased reporting obligations and trigger the need for increased resources devoted to AML or other compliance functions. Global Blue’s internal policies mandate compliance with AML, sanctions and anti-bribery laws, but Global Blue’s compliance policies and training efforts may not always prevent bad acts or errors committed by Global Blue’s employees or joint venture partners and their employees. For example, if one of Global Blue’s joint venture partners or employees were to bribe a government official in connection with any government award of a TFS license or agreement, Global Blue would be in violation of anti-bribery regulations. Additionally, there is a risk that Global Blue could violate AML regulations by allowing fraudulent VAT refunds to be claimed by not sufficiently checking that the tax free form was properly issued or validated or not sufficiently checking that the merchant was a genuinely established enterprise. Any failure, or suspected failure, by Global Blue to comply with its obligations relating to AML, sanctions or anti-bribery, could not only have a material adverse effect on its business, results of operations and financial condition, but could also have a material adverse effect on its reputation and goodwill.

Global Blue is subject to risks relating to intellectual property.

Global Blue’s success depends to a significant degree upon its ability to protect and preserve the proprietary aspects of its services and processes. In certain jurisdictions, such as in APAC, where Global Blue has deployed some of its most advanced digital TFS solutions, Global Blue relies on patent laws in order to protect its intellectual property.

Global Blue may not be successful in the implementation of its patent registration strategies. Global Blue may be unable to secure patents in a timely manner or at all, which could limit its ability to protect the relevant intellectual property rights from competitors. Global Blue’s competitors may also secure patents covering Global Blue’s services and processes, thereby exposing Global Blue to infringement liability or preventing Global Blue from fully executing its business model in the relevant jurisdiction. As a result, Global Blue may find that it is unable to continue to offer the best products to international shoppers, or that it is unable to offer products and services upon which its business depends.

Moreover, third parties may in the future assert claims that Global Blue’s systems or products infringe their proprietary rights. Such infringement claims may cause Global Blue to incur significant costs in defending those claims. As a result of any of these claims, Global Blue may be required to discontinue using any infringing technology and providing any related services, to expend resources to develop non-infringing technology or to purchase licenses or pay royalties for other technology. Should any of these risks materialize, they could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Litigation or investigations involving Global Blue could result in material settlements, fines or penalties.

From time to time, Global Blue is the subject of litigation or investigations related to its business, which may result in fines, penalties, judgments, settlements and litigation expenses. Regulatory and judicial proceedings and potentially adverse developments in connection with ongoing litigation may adversely affect the licenses Global Blue holds as well as Global Blue’s business, financial condition and results of operation. There may also be adverse publicity associated with lawsuits and investigations that could decrease international shoppers’ acceptance of Global Blue’s services. Plaintiffs or regulatory agencies in these lawsuits, actions or investigations may seek recovery of very large or indeterminate amounts, and the magnitude of these actions may remain unknown for substantial periods of time. The cost to defend or settle future lawsuits or investigations may be significant and such costs, or the outcome of such lawsuits or investigations, could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Risks Relating to Financial Matters and New Global Blue’s Capital and Corporate Structure

Failure to comply with the covenants or other obligations contained in Global Blue’s New Facilities Agreement could result in an event of default. Any failure to repay or refinance the outstanding debt under Global Blue’s New Facilities Agreement when due could have a material adverse effect on Global Blue.

Global Blue has incurred substantial indebtedness. As of March 31, 2020, Adjusted Net Debt amounted to €445.6 million. As described below, Global Blue’s indebtedness under the Existing Facilities will be refinanced in connection with the Merger and related transactions. If there were an event of default under the New Facilities Agreement that is not cured or waived in accordance with the terms of the New Facilities Agreement, the lenders under the New Facilities Agreement could terminate their commitments to lend and cause all amounts outstanding with respect to the loans granted under the New Facilities Agreement to become due and payable immediately and/or exercise their rights and remedies under the security documents. Global Blue’s assets and cash flow may not be sufficient to fully repay Global Blue’s outstanding debt under the New Facilities Agreement when due, whether upon an acceleration of the loans granted under the New Facilities Agreement or on the maturity date of any of the loans granted. Certain assets including the shares and material bank accounts of certain of Global Blue’s material subsidiaries serve as security to secure the obligations under the New Facilities Agreement and, upon an acceleration of the New Facilities Agreement, the secured parties may enforce such security and exercise rights and remedies under such security documents including to sell, appropriate or otherwise dispose of such assets in order to generate proceeds to repay any outstanding indebtedness under the New Facilities Agreement. Upon an acceleration of the New Facilities Agreement or upon the final maturity date of any of the New Facilities Agreement, there can be no assurance that Global Blue will be able to refinance the New Facilities Agreement or that Global Blue’s assets, including those that serve as security for outstanding indebtedness, would be sufficient to repay that indebtedness in full and allow Global Blue to continue to make the other payments that Global Blue is obliged to make, which would impair Global Blue’s ability to run Global Blue’s business, could result in insolvency proceedings or reorganization and could result in investors losing all or a significant portion of their investment. In addition, a default under the New Facilities Agreement could result in a default under Global Blue’s other financing arrangements and could cause or permit lenders under those other financing arrangements to accelerate such financing arrangements, causing the amounts owed under those arrangements to become immediately due and payable, which could have a material adverse effect on Global Blue’s business, results of operations and financial condition. For more information regarding the New Facilities Agreement, see “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Banking Facilities and Loans—New Facilities.”

Subject to customary closing conditions, Global Blue expects to use the proceeds of the New Facilities to repay the Existing Facilities. However, before the Existing Facilities are repaid in full with the proceeds of the New Facilities or otherwise, similar risks relating to events of default, acceleration and enforcement, as described above, apply to the Existing Facilities Agreement. Failure to comply with the covenants in or a default under the Existing Facilities Agreement could have a material adverse effect on Global Blue’s business, results of operations and financial condition. For more information regarding the Existing Facilities Agreement, see “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Banking Facilities and Loans—Existing Facilities.”

Global Blue relies on its operating subsidiaries to provide it with funds necessary to meet Global Blue’s financial obligations and New Global Blue’s ability to pay dividends may be constrained.

Global Blue operates through a holding structure. Global Blue is a holding company with no material, direct business operations. Global Blue’s only assets are its direct and indirect equity interests in its operating subsidiaries. As a result, Global Blue is dependent on loans, dividends and other payments from these subsidiaries to generate the funds necessary to meet its financial obligations, including the payment of dividends. The ability of Global Blue’s subsidiaries to make such distributions and other payments depends on their earnings and may be subject to contractual or statutory limitations, such as limitations imposed by Global Blue’s financing facilities to which Global Blue’s subsidiaries are guarantors or the legal requirement of having distributable profit or distributable reserves. See “Stock Market and Dividend Information— Dividend Policy”. As an equity investor in Global Blue’s subsidiaries, Global Blue’s right to receive assets upon a subsidiary’s liquidation or reorganization will be effectively subordinated to the claims of such subsidiary’s creditors. To the extent that Global Blue is recognized as a creditor of a subsidiary, its claims may still be subordinated to any security interest in or other lien on such subsidiary’s assets and to any of its debt or other obligations that are senior to Global Blue’s claims.

The actual payment of future dividends on the New Global Blue Shares and the amounts thereof depend on a number of factors, including, inter alia, the amount of distributable profits and reserves, including capital contribution reserves (which can be reduced by losses in a current year or carried forward from previous years), New Global Blue’s capital expenditure and investment plans, revenue, profits, financial condition, New Global Blue’s level of profitability, Leverage Ratio (as defined in this proxy statement/prospectus), applicable restrictions on the payment of dividends under applicable laws, compliance with credit covenants, general economic and market conditions, future prospects and such other factors as the New Global Blue board of directors may deem relevant from time to time. There can be no assurance that the abovementioned factors will facilitate or allow adherence to New Global Blue’s dividend policy. New Global Blue’s ability to pay dividends may be impaired if any of the risks described in this section “Risk Factors” were to occur. As a result, New Global Blue’s ability to pay dividends in the future may be limited and New Global Blue’s dividend policy may change. New Global Blue’s board of directors will revisit New Global Blue’s dividend policy from time to time.

Global Blue’s indebtedness imposes restrictions on Global Blue’s business and a significant increase in Global Blue’s indebtedness could result in changes to the terms on which credit is extended to it.

The New Facilities Agreement contains covenants and undertakings. These undertakings restrict or limit, inter alia, Global Blue’s ability to incur additional indebtedness, Global Blue’s ability to create security, Global Blue’s ability to dispose of assets and Global Blue’s ability to merge or consolidate with other entities (in each case subject to a number of important exceptions and qualifications). If Global Blue breaches any of the covenants with respect to the New Facilities Agreement and Global Blue is unable to cure the breach within any applicable grace period specified in the New Facilities Agreement (to the extent the breach is capable of being cured) or to obtain a waiver from the relevant lenders, Global Blue would be in default under the terms of the relevant New Facilities Agreement. See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Indebtedness.”

Since a portion of Global Blue’s cash flow from operations is dedicated to the payment of interest on Global Blue’s indebtedness, these payments reduce the amount of cash Global Blue has available for other purposes, including Global Blue’s working capital needs, capital expenditure, the exploitation of business opportunities and organic growth, future acquisitions and other general corporate needs, as well as dividends. Furthermore, a significant increase in Global Blue’s indebtedness could result in changes to the terms on which banks and other parties are willing to extend credit to it. Any of these events, if they occur, could increase Global Blue’s costs of financing or cause Global Blue to make early repayment on some or all of Global Blue’s indebtedness, either of which could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue’s inability to generate sufficient cash flow could affect its ability to execute its strategic plans.

Organic growth opportunities are an important element of Global Blue’s strategy. See “Information Related to Global Blue—Global Blue’s Business—Global Blue’s Strategy”. Global Blue may not generate sufficient cash flow to finance such growth plans. Consequently, the execution of Global Blue’s growth strategy may require access to external sources of capital, which may not be available to Global Blue on acceptable terms, or at all. Limitations on Global Blue’s access to capital, including on Global Blue’s ability to issue additional debt or equity, could result from events or causes beyond Global Blue’s control, and could include, inter alia, decreases in Global Blue’s creditworthiness or profitability, significant increases in interest rates, increases in the risk premium generally required by investors, decreases in the availability of credit or the tightening of terms required by lenders. Any limitations on Global Blue’s ability to secure external capital, continue Global Blue’s existing finance arrangements or refinance existing financing obligations could limit Global Blue’s liquidity, Global Blue’s financial flexibility or Global Blue’s cash flow and affect Global Blue’s ability to execute Global Blue’s strategic plans, which could have a material adverse effect on Global Blue’s business, results of operations and financial condition.

Global Blue is exposed to interest rate risks.

Part of Global Blue’s existing and future debt and borrowings carry, or may carry, floating interest rates, including floating interest rates linked to EURIBOR or similar “benchmark” interest rates. As of March 31, 2020, all of Global Blue’s interest-bearing loans carried floating interest rates. As of March 31, 2020, none of these loans were covered by interest rate swaps as the floating rate was below the minimum interest rate floor of 0%, which will also apply to borrowings under the New Facilities. Adverse fluctuations and increases in interest rates, to the extent that they are not hedged, could have a material adverse effect on Global Blue’s cash flow and financing costs and, consequently, on Global Blue’s business, results of operations and financial condition. In addition, LIBOR and other “benchmark” interest rates are currently the subject of recent and ongoing national, international and other regulatory guidance and proposals for reform, which may cause such “benchmarks” to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could result in an increase of the interest payable on any of Global Blue’s debt linked to such a “benchmark.”

Global Blue is exposed to currency translation and transaction risk.

Global Blue is exposed to currency translation risk because its Group consolidated reporting currency is the Euro and hence fluctuations in foreign exchange rates impact the consolidation into Euro of foreign currency-denominated assets, liabilities and earnings. In addition, New Global Blue is exposed to foreign currency movements as a result of its share price being denominated in U.S. dollars versus New Global Blue’s reporting currency in Euro.

Global Blue’s main transaction risks arise from funding activities and transactions between Group entities with different functional currencies. Exposures are in the form of cash pools as well as intra-group trade payables and receivables. Global Blue’s largest exposures for the financial year ended March 31, 2020 were to the British pound, Swiss franc and Moroccan dirham. Volatility in these currencies may therefore impact Global Blue’s results of operations if not properly managed. Adverse currency movements could result in a material adverse effect on Global Blue’s business, results of operations and financial condition. See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Quantitative and Qualitative Disclosure about Market Risk—Foreign exchange risk.”

Global Blue’s consolidated financial statements include significant intangible assets which could be impaired.

Global Blue carries significant intangible assets on its balance sheet. As of March 31, 2020, the intangible assets on Global Blue’s balance sheet totaled €629.5 million, including €408.0 million in goodwill and €28.6 million in trademarks and customer relationships relating to the 2012 GB Acquisition. Pursuant to current accounting rules, Global Blue is required to assess goodwill for impairment at least annually or more frequently if impairment indicators are present. Impairment indicators include, but are not limited to, significant underperformance relative to historical or projected future operating results, a significant decline in share price or market capitalization and negative industry or economic trends. If such events were to occur, the carrying amount of Global Blue’s goodwill may no longer be recoverable and Global Blue may be required to record an impairment charge. Other intangible assets, such as trademarks and customer relationships, are amortized on a yearly basis. However, if impairment indicators are present, Global Blue is required to test such intangible assets for impairment.

Risks Relating to the Business Combination

The Founder, officers and directors, and Third Point have agreed to vote their shares in favor of the Business Combination, regardless of how FPAC’s Public Stockholders vote.

In connection with the Business Combination, the Founder, officers and directors of FPAC, and Third Point have each agreed to vote their shares of FPAC Common Stock in favor of the Business Combination, and this agreement is not affected by FPAC’s board’s recommendation AGAINST the Business Combination. Currently, the Founder, the officers and directors of FPAC, and Third Point collectively own approximately 25% of the outstanding shares of FPAC Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Founder, the officers and directors of FPAC, and Third Point agreed to vote their shares in accordance with the majority of the votes cast by FPAC’s Public Stockholders.

FPAC may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case FPAC would cease all operations, except for the purpose of winding up and FPAC would redeem FPAC’s Public Shares and liquidate.

FPAC must complete an Initial Business Combination by September 14, 2020. FPAC may not be able to consummate the Business Combination or any other business combination by such date. If FPAC has not completed any Initial Business Combination by such date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FPAC’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to FPAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

FPAC stockholders may be held liable for claims by third parties against FPAC to the extent of distributions received by them upon redemption of their shares in a liquidation.

If the Business Combination is not completed, then under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of FPAC’s Trust Account distributed to FPAC’s Public Stockholders upon the redemption of FPAC’s Public Shares in the event FPAC does not complete an Initial Business Combination by September 14, 2020 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Because FPAC may not be complying with Section 280, Section 281(b) of the DGCL requires FPAC to adopt a plan, based on facts known to FPAC at such time that will provide for FPAC’s payment of all existing and pending claims or claims that may be potentially brought against FPAC within the 10 years following FPAC’s dissolution. However, because FPAC is a blank check company, rather than an operating company, and FPAC’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from FPAC’s vendors (such as lawyers, investment bankers and auditors) or prospective target businesses. If FPAC’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. FPAC cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, FPAC’s Public Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of FPAC’s Public Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to FPAC’s Public Stockholders upon the redemption of its Public Shares in the event FPAC does not complete an Initial Business Combination by September 14, 2020 is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

FPAC did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price FPAC is paying in connection with the Business Combination is fair to FPAC from a financial point of view.

FPAC is not required to obtain an opinion from an independent investment banking or accounting firm that the price FPAC is paying in connection with the Business Combination is fair to FPAC from a financial point of view. FPAC’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve the Business Combination or in connection with its current recommendation AGAINST the Business Combination. Accordingly, investors will be relying solely on the judgment of FPAC’s board of directors in valuing Global Blue’s business, and assuming the risk that the board of directors may not have properly valued the Business Combination.

FPAC’s current directors and executive officers beneficially own shares of FPAC Common Stock and Warrants that will be worthless if the Business Combination is not approved.

FPAC’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in shares that they purchased prior to, or simultaneously with, FPAC’s IPO. FPAC’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with Global Blue or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $         million based upon the closing prices of the FPAC Class A Common Stock and Units on the NYSE on                      , 2020. Furthermore, FPAC’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FPAC’s behalf, such as identifying and investigating possible business targets and business combinations. If FPAC fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. Accordingly, FPAC may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “The Business Combination Proposal—Interests of FPAC’s Directors and Officers in the Business Combination.”

The grant and future exercise of registration rights may adversely affect the market price of New Global Blue Shares upon consummation of the Business Combination.

Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination and which is described elsewhere in this proxy statement/prospectus, Silver Lake, Third Point and the Founder can each demand that New Global Blue register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities in connection with certain registrations of securities that New Global Blue undertakes. In addition, following the consummation of the Business Combination, New Global Blue is required to file and maintain an effective registration statement under the Securities Act covering such securities and certain other securities of New Global Blue.

The registration of these securities will permit the public sale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of New Global Blue Shares post-Business Combination.

FPAC has had a limited opportunity to assess the management of Global Blue’s business and, as a result, cannot assure you that Global Blue’s management has all the skills, qualifications or abilities necessary to manage a public company.

FPAC’s ability to assess Global Blue’s management may be limited due to a lack of time, resources or information. FPAC’s assessment of the capabilities of Global Blue’s management, therefore, may prove to be incorrect and Global Blue management may lack the skills, qualifications or abilities that FPAC believed the Global Blue management to have. Should Global Blue’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of New Global Blue or Global Blue post-Business Combination may be negatively impacted. Accordingly, any stockholders who choose to remain stockholders of New Global Blue following the Business Combination could suffer a reduction in the value of their shares.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, FPAC’s board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The Adjournment Proposal seeks approval to adjourn the Special Meeting to a later date or dates if, at the Special Meeting, based upon the tabulated votes, there are insufficient votes to approve the consummation of the Business Combination. If the Adjournment Proposal is not approved, FPAC’s board will not have the ability to adjourn the Special Meeting to a later date and, therefore, will not have more time to solicit votes to approve the consummation of the Business Combination. In such event, the Business Combination would not be completed.

The exercise of FPAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in FPAC’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require FPAC to agree to amend the Merger Agreement, to consent to certain actions taken by Global Blue or to waive rights that FPAC is entitled to under the Merger Agreement. Such events have arisen and could continue to arise because of changes in the course of Global Blue’s business, a request by Global Blue to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Global Blue’s business and would entitle FPAC to terminate the Merger Agreement. In any of such circumstances, FPAC may grant its consent or waive those rights in accordance with the Merger Agreement. FPAC has given its consent, upon request by Global Blue, to certain actions otherwise prohibited by the terms of the Merger Agreement, largely related to measures it has implemented in response to the COVID-19 pandemic. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for FPAC and what they may believe is best for themselves in determining whether or not to take the requested action. While certain changes could be made without further stockholder approval, FPAC will circulate a new or amended proxy statement/prospectus and resolicit FPAC’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

Activities taken by Global Blue to increase the likelihood of approval of the Business Combination Proposal and other proposals could have a depressive effect on FPAC’s stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding FPAC or its securities, Global Blue or Global Blue’s shareholders and/or their respective affiliates may purchase Public Shares from institutional and other investors or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of FPAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the shares outstanding and entitled to vote at the Special Meeting to approve the Business Combination Proposal vote in its favor, where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against a potential loss in value of their shares, including the granting of put options. Entering into any such arrangements may have a depressive effect on the price of FPAC Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase FPAC Common Stock at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

On May 17, 2020, Globetrotter began acquiring Public Shares from institutional investors with the intention of supporting the Transactions, including by voting the shares of the FPAC Class A Common Stock beneficially owned by them in favor of the Business Combination Proposal and the Adjournment Proposal at the Special Meeting. As a result of such acquisitions, Globetrotter beneficially owns 9,487,500 shares of FPAC Common Stock equaling 12% of the outstanding FPAC Common Stock. See “Beneficial Ownership of Securities”.

Risks Related to the U.S. Federal Income Tax treatment of the Business Combination and New Global Blue

The Internal Revenue Service (“IRS”) may not agree that New Global Blue should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes only if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under generally applicable U.S. federal income tax rules, New Global Blue, which is not created or organized in the United States or under the law of the United States or of any State but is instead a Swiss incorporated entity, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that New Global Blue is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, New Global Blue would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by New Global Blue to non-U.S. holders of New Global Blue securities would be subject to U.S. withholding tax.

As more fully described in “The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Tax Treatment of New Global Blue—Treatment of New Global Blue as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes”, New Global Blue believes it should not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the requirements for such treatment have been satisfied must be finally determined after the completion of the Transaction, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the required ownership of New Global Blue is subject to uncertainty and there is limited guidance regarding their application. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

The IRS may not agree with the position that Section 367(a) of the Code should not cause New Global Blue not to be treated as a corporation for purposes of non-recognition under Section 351(a) of the Code of gain with respect to the exchange by FPAC stockholders of FPAC Common Stock for New Global Blue Shares in exchange therefor resulting from the Merger taken together with the related transactions.

The parties expect that the surrender by FPAC stockholders of FPAC Common Stock (and, if such FPAC stockholders are also surrendering Public Warrants, of Public Warrants) and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger, taken together with the related transactions, should qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code. In addition, the parties expect that Section 367(a) of the Code should not cause New Global Blue to not be treated as a corporation for purposes of non-recognition of gain under Section 351(a) of the Code. If the IRS successfully determines that the transfer is not a transaction described in Section 351(a) of the Code, or that the transfer is a transaction described in Section 351(a) of the Code, but that Section 367(a) of the Code applies to the transfer, then a U.S. holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the New Global Blue Shares (and, if such U.S. holder is also surrendering Public Warrants, New Global Blue Warrants) received over (ii) such U.S. holder’s adjusted tax basis in such FPAC Common Stock (and Public Warrant, if any). Any such gain would be capital gain and generally would be long-term capital gain if the U.S. holder’s holding period for the FPAC Common Stock (and Public Warrant, if any) exceeded one year at the time of the Merger.

U.S. holders of FPAC Common Stock should consult their tax advisors regarding the qualification of the Merger, taken together with the related transactions, as a transfer described in Section 351 of the Code. In addition, U.S. holders are cautioned that the potential application of Section 367(a) of the Code to the Merger and related transactions is complex and depends on factors that cannot be determined until the closing of the Merger. There can be no assurance that the IRS will not take a position contrary to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation. Accordingly, U.S. holders should consult with their tax advisor regarding the potential application of Section 367(a) of the Code in their particular situation. For additional discussion of material federal U.S. federal income tax considerations of the Merger, please see “The Business Combination Proposal—Material Tax Consideration—Material U.S. Federal Income Tax Considerations.”

If a United States person is treated as owning at least 10% of New Global Blue Shares, such person may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of New Global Blue Shares, such person may be treated as a “United States shareholder” with respect to each of New Global Blue and its direct and indirect subsidiaries (“New Global Blue Group”) that is a “controlled foreign corporation.” If the New Global Blue Group includes one or more U.S. subsidiaries, under recently-enacted rules, certain of New Global Blue’s non-U.S. subsidiaries could be treated as controlled foreign corporations regardless of whether New Global Blue is treated as a controlled foreign corporation (although there is currently a pending legislative proposal to significantly limit the application of these rules). Immediately following the business combination, the New Global Blue Group will include a U.S. subsidiary.

A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation. New Global Blue cannot provide any assurances that it will assist holders in determining whether any of its non-U.S. subsidiaries are treated as a controlled foreign corporation or whether any holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

If New Global Blue were a passive foreign investment company for United States federal income tax purposes for any taxable year, U.S. holders of New Global Blue Shares could be subject to adverse United States federal income tax consequences.

If New Global Blue is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder (as defined in “The Business Combination Proposal—Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders”) holds New Global Blue Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. Global Blue does not believe that it was a PFIC for its prior taxable year and does not expect New Global Blue to be a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Accordingly, there can be no assurance that New Global Blue will not be treated as a PFIC for any taxable year.

If New Global Blue were treated as a PFIC, a U.S. holder of New Global Blue Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. See “The Business Combination Proposal—Material Tax Considerations—Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.”

Risks Related to New Global Blue’s Business and Operations Following the Business Combination

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving Global Blue’s customers and negative media coverage, may result in significant decreases or fluctuations in the price of New Global Blue securities post-Business Combination.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of New Global Blue Shares post-Business Combination and, as a result, there may be significant volatility in the market price of New Global Blue Shares post-Business Combination. Separately, if New Global Blue is unable to operate as profitably as investors expect, the market price of New Global Blue Shares post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of New Global Blue’s control could have an adverse effect on the price of New Global Blue Shares post-Business Combination and increase fluctuations in its earnings. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting travel and traveller shopping (including pandemics), adverse weather conditions, changes in general conditions in the economy or the financial markets or other developments affecting the luxury goods retail industry.

A market for New Global Blue’s securities may not develop, which would adversely affect the liquidity and price of New Global Blue’s securities.

An active trading market for New Global Blue Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your New Global Blue Shares unless a market can be established and sustained. This risk will be exacerbated by a high level of redemptions of FPAC Public Shares in connection with the Closing of the Business Combination, and FPAC expects a significant number of redemptions.

New Global Blue may issue additional New Global Blue Shares or other securities without shareholder approval, which would dilute existing ownership interests and may depress the market price of New Global Blue Shares.

New Global Blue may issue additional New Global Blue Shares or other equity securities of equal or senior rank in the future in connection with, among other things, repayment of outstanding indebtedness or New Global Blue’s equity incentive plan, without shareholder approval, in a number of circumstances.

New Global Blue’s issuance of additional New Global Blue Shares or other equity securities of equal or senior rank would have the following effects:

•	New Global Blue’s existing shareholders’ proportionate ownership interest in New Global Blue may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding New Global Blue Shares may be diminished; and

•	the market price of New Global Blue Shares may decline.

Following the Closing, the Seller Parties will be in a position to exert significant influence, and Third Point will also be in a position to exert influence, over New Global Blue. The interests pursued by the Seller Parties and Third Point could differ from the interests of New Global Blue’s other shareholders.

Following the Closing assuming no adjustments to the Cash Consideration or the Share Consideration pursuant to the Merger Agreement, under the No Redemption Scenario, the Seller Parties will beneficially own approximately 47.2% of the New Global Blue Shares, and under the Maximum Redemption Scenario they will beneficially own approximately 57.7%. Due to their large shareholdings, these shareholders will be in a position to exert significant influence in the general meeting of New Global Blue shareholders and, consequently, on matters decided by the general meeting, including the appointment of members of New Global Blue’s board, the payment of dividends and any proposed capital increase. Similarly and assuming no adjustments to the Cash Consideration or the Share Consideration pursuant to the Merger Agreement, Third Point will beneficially own approximately 13.1% of the New Global Blue Shares under the No Redemption Scenario and 29.1% under the Maximum Redemption Scenario and will also be able to exert influence on matters decided at the general meeting of New Global Blue shareholders. See “Certain Relationships and Related Person Transactions” for a description of certain arrangements regarding the relationship between New Global Blue, Globetrotter and the Founder.

Reports published by analysts, including projections in those reports that differ from New Global Blue’s actual results, could adversely affect the price and trading volume of New Global Blue Shares.

New Global Blue currently expects that securities research analysts will establish and publish their own periodic projections for New Global Blue’s business. These projections may vary widely and may not accurately predict the results New Global Blue actually achieves. New Global Blue’s share price may decline if actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports downgrades New Global Blue’s stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage or fails to publish reports regularly, New Global Blue’s share price or trading volume could decline. While New Global Blue expects research analyst coverage of New Global Blue, if no analysts commence coverage of New Global Blue, the trading price and volume for New Global Blue Shares could be adversely affected.

Future sales of the New Global Blue Shares issued to the Global Blue shareholders and other significant shareholders may cause the market price of New Global Blue Shares to drop significantly, even if New Global Blue’s business is doing well.

Under the Merger Agreement, the Global Blue shareholders will receive, among other things, a significant amount of New Global Blue Shares. Pursuant to the Shareholders Agreement, the Global Blue shareholders will be restricted from selling any of the New Global Blue securities that they receive as a result of the share exchange during the six month period after the closing date of the Business Combination, subject to certain exceptions.

Subject to the Shareholders Agreement, the Global Blue shareholders and certain other shareholders party to the Shareholders Agreement may sell New Global Blue securities pursuant to Rule 144 under the Securities Act, if available. In these cases, the resales must meet the criteria and conform to the requirements of that rule, including, because FPAC and New Global Blue are currently shell companies, waiting until one year after New Global Blue’s filing with the SEC of a Form 20-F transition report reflecting the Business Combination.

Upon expiration or waiver of the applicable lock-up periods, and upon effectiveness of the registration statement New Global Blue files pursuant to the Registration Rights Agreement or upon satisfaction of the requirements of Rule 144 under the Securities Act, the Global Blue shareholders and certain other significant shareholders may sell large amounts of New Global Blue securities in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in New Global Blue’s stock price or putting significant downward pressure on the price of the New Global Blue Shares.

If New Global Blue fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, shareholders could lose confidence in New Global Blue’s financial and other public reporting, which would harm its business and the trading price of the New Global Blue Shares.

Effective internal controls over financial reporting are necessary for New Global Blue to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause New Global Blue to fail to meet its reporting obligations. In addition, any testing by it conducted in connection with Section 404 of the Sarbanes-Oxley Act of 2002, or any subsequent testing by its independent registered public accounting firm, may reveal deficiencies in New Global Blue’s internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also subject New Global Blue to regulatory scrutiny and sanctions, impair its ability to raise revenue and cause investors to lose confidence in its reported financial information, which could have a negative effect on the trading price of New Global Blue Shares.

New Global Blue will be required to disclose changes made in its internal controls and procedures and its management will be required to assess the effectiveness of these controls annually. However, for as long as New Global Blue is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404. An independent assessment of the effectiveness of New Global Blue’s internal controls could detect problems that its management’s assessment might not. Undetected material weaknesses in New Global Blue’s internal controls could lead to financial statement restatements and require it to incur the expense of remediation.

New Global Blue will incur higher costs post-Business Combination as a result of being a public company.

New Global Blue will incur additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. New Global Blue will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and related rules implemented by the SEC and the NYSE. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. New Global Blue expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although New Global Blue is currently unable to estimate these costs with any degree of certainty. New Global Blue may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for New Global Blue to obtain certain types of insurance, including director and officer liability insurance, and New Global Blue may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for New Global Blue to attract and retain qualified persons to serve on New Global Blue board of directors, board committees or as executive officers. Furthermore, if New Global Shares are listed on the NYSE and New Global Blue is unable to satisfy its obligations as a public company, it could be subject to delisting of the New Global Blue Shares, fines, sanctions and other regulatory action and potentially civil litigation.

For so long as Global Blue Currency Choice Italia S.r.l. (“GBCCI”) holds a license from the Bank of Italy, acquiring a direct or indirect substantial stake in New Global Blue’s share capital may require the prior consent of, or post-closing notification to, the Bank of Italy and may be subjected to restrictions and other requirements.

The acquisition, alone or together with others, of a direct or indirect substantial stake (or voting rights) in the share capital of New Global Blue, which indirectly controls GBCCI, which is an Italian payment institution supervised by the Bank of Italy, entailing the power to control or exercise a significant influence on the management of New Global Blue (and, in turn, on the management of GBCCI), may be subject to the prior consent of the Bank of Italy or to prescribed post-closing notification duties of the Bank of Italy. In order to determine whether the acquisition of a substantial stake (or voting rights) in the share capital of New Global Blue triggers the need to obtain the prior consent of the Bank of Italy, the relevant threshold in relation to listed entities is generally 10% of a company’s share capital (or voting rights), although a case-by-case assessment of the shareholders’ structure of New Global Blue at the time of an acquisition would be required as the need to obtain prior Bank of Italy consent may also stem from other factors (e.g., commercial or shareholders’ agreements in place entailing or excluding the ability to influence the management of New Global Blue and/or GBCCI). Non-compliance with the requirement to obtain such a prior consent, or to comply with the applicable post-closing notification duties, would violate articles 19 and 114-undecies of Legislative Decree 1 September 1993, No. 385, as amended, and may lead to administrative sanctions, including but not limited to administrative fines. In addition, failure to obtain such a consent or to comply with the prescribed post-closing notification duties may mean that the voting rights or any other rights attached to the stake (or voting rights) in the share capital of New Global Blue acquired by the acquiring entity of such stake may not be exercised, and may result in the annulment of resolutions that have been passed in general meetings of GBCCI where the required majority would not have been reached without the votes attached to the shareholding held by New Global Blue in GBCCI’s share capital. Furthermore, equity stakes purchased in the absence of the required prior consent of the Bank of Italy must be sold within the deadline established by the Bank of Italy. If prior consent is required, the Bank of Italy will grant the same after having verified that the applicant satisfies its requirements for reputation, professionalism and good standing, in order to ensure the sound and prudent management of GBCCI.

Shareholders will have limited ability to bring an action against New Global Blue or against its directors and officers, or to enforce a judgment against New Global Blue or them, because New Global Blue is incorporated in Switzerland, because New Global Blue conducts a majority of its operations outside of the United States and because a majority of New Global Blue’s directors and officers reside outside the United States.

New Global Blue is incorporated in Switzerland and following the Business Combination, will conduct a majority of its operations through its subsidiary, Global Blue, outside the United States. All of New Global Blue’s assets are located outside the United States. A majority of New Global Blue’s officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against New Global Blue or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against New Global Blue’s assets or the assets of New Global Blue’s directors and officers.

In addition, the articles of association of New Global Blue will provide for arbitration in Zurich, Switzerland in accordance with the Rules of Arbitration of the International Chamber of Commerce for corporate litigation between New Global Blue and its directors and its shareholders. While arbitration clauses in articles of association are considered to be valid under Swiss law, it is not settled under Swiss law whether they are also valid in the context of listed companies, which uncertainty could create some delay for shareholders seeking to bring claims against New Global Blue or its directors or officers. Costs in arbitration proceedings can be significantly higher than in proceedings before ordinary Swiss courts. Shareholders initiating arbitration proceedings under the arbitration provision contained in the articles of association will be required to make advance payments to the arbitration court in order to cover the arbitration court’s expenses and these amounts can be materially higher than in a proceeding in an ordinary Swiss court. Similarly, a shareholder will or may be required to make advance payments to cover the counsel cost of the opposing party in the event it does not prevail or only partly prevails, and such reimbursement cost can be significantly higher than in proceedings in ordinary Swiss courts. Also, the ability to obtain evidence and enforce evidence production obligations in an arbitration proceeding can be significantly less effective than in an ordinary Swiss court proceeding. Further, the enforcement of an arbitration award outside of Switzerland may be more difficult and subject to more burdensome requirements than enforcement of a verdict of a Swiss court. In addition, while such arbitration requirements for corporate litigation would not preclude a shareholder from bringing a claim against New Global Blue or its directors or officers in U.S. courts under the civil liability provisions of the U.S. federal securities laws, as noted above, shareholders may be unable to enforce a judgment predicated upon such civil liability provisions in Swiss courts.

As a result of all of the above, public shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Provisions in New Global Blue’s articles of association and Swiss law may limit the availability of attractive takeover proposals.

New Global Blue’s articles of association will contain provisions that may discourage unsolicited takeover proposals that shareholders of New Global Blue may consider to be in their best interests. In particular, New Global Blue’s articles of association will contain a provision which requires approval by the majority of votes present at a special meeting of the Series A Preferred Shares where the holders of the Series A Preferred Shares would receive less than $10 per Series A Preferred Share in connection with a merger or public tender offer when shareholder approval is required as a condition to the offer. Other provisions in New Global Blue’s articles of association and Swiss law will include the requirement for the affirmative vote of holders of at least two-thirds of the represented shares and the absolute majority of the represented nominal value of the shares at a general meeting of shareholders to amend provisions therein that affect certain shareholder rights or New Global Blue’s ability to enter into certain transactions. These provisions could limit the price investors might be willing to pay for New Global Blue’s securities.

Certain protections of Swiss law that apply to Swiss domestic listed companies will not apply to New Global Blue.

Due to New Global Blue’s cross-border structure, certain protections of Swiss law that apply to Swiss domestic listed companies will not apply to New Global Blue. In particular, the rules of the Swiss Financial Infrastructure Act on disclosure of shareholdings and tender offer rules, including mandatory tender offer requirements and regulations of voluntary tender offers, which typically apply in relation to Swiss companies listed in Switzerland, will not apply to New Global Blue as it will not be listed in Switzerland.

New Global Blue may not meet the NYSE’s initial listing criteria, and even if it does, the NYSE may not continue to list New Global Blue’s securities on its exchange, which could limit the ability of investors in Global Blue to make transactions in New Global Blue’s securities and subject New Global Blue to additional trading restrictions.

New Global Blue intends to apply to have its securities listed on the NYSE upon the consummation of the Business Combination, and it is a condition to the Closing that such listing be approved. New Global Blue will be required to meet the NYSE’s initial listing requirements to be listed. Among the conditions requested by the NYSE are requirements of an expected at least $4.00 per share trading price and a minimum “public float” (based on all outstanding New Global Blue Shares except shares held by directors, executive officers and shareholders owning 10% or more of the outstanding shares) of at least $100.0 million.

If New Global Blue Shares are listed on the NYSE upon completion of the Business Combination and New Global Blue fails to continue to meet the listing requirements of the NYSE, the New Global Blue Shares and New Global Blue Warrants may be delisted, and New Global Blue could face significant material adverse consequences, including:

•	limited availability of market quotations for its securities;

•	limited amount of news and analyst coverage for New Global Blue; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

This risk will be exacerbated by a high level of redemptions of FPAC Public Shares in connection with the Closing of the Business Combination.

As a “foreign private issuer” under the rules and regulations of the SEC, New Global Blue is permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer”, and will follow certain home country corporate governance practices in lieu of certain NYSE requirements applicable to U.S. issuers.

New Global Blue is, and will after the consummation of the Business Combination be, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, New Global Blue is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. New Global Blue currently prepares its financial statements in accordance with IFRS. New Global Blue will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. New Global Blue is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, New

Global Blue’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of New Global Blue’s securities. Accordingly, after the Business Combination, if you continue to hold New Global Blue’s securities, you may receive less or different information about New Global Blue than you currently receive about FPAC or that you would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose New Global Blue Shares are intended to be listed on the NYSE, New Global Blue is permitted to follow certain home country corporate governance practices in lieu of certain NYSE requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each NYSE requirement with which it does not comply, followed by a description of its applicable home country practice. New Global Blue currently intends to follow the corporate governance requirements of the NYSE. However, New Global Blue cannot make any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available NYSE exemptions that would allow New Global Blue to follow its home country practice. Unlike the requirements of the NYSE, there are currently no mandatory corporate governance requirements in Switzerland that would require New Global Blue to (i) have a majority of its board of directors be independent, (ii) establish a nominating/governance committee, or (iii) hold regular executive sessions where only independent directors may be present. Such Swiss home country practices may afford less protection to holders of New Global Blue Shares.

New Global Blue could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of New Global Blue’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of New Global Blue’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of New Global Blue’s assets are located in the United States; or (iii) New Global Blue’s business is administered principally in the United States. If New Global Blue loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, New Global Blue would likely incur substantial costs in fulfilling these additional regulatory requirements and members of New Global Blue’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

New Global Blue is an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, its ordinary shares may be less attractive to investors.

New Global Blue is an “emerging growth company,” as defined in the JOBS Act, and it intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. New Global Blue cannot predict if investors will find New Global Blue Shares less attractive because it will rely on these exemptions, including delaying adoption of new or revised accounting standards until such time as those standards apply to private companies and reduced disclosure obligations regarding executive compensation. If some investors find New Global Blue Shares less attractive as a result, there may be a less active trading market and its stock price may be more volatile. New Global Blue may take advantage of these reporting exemptions until it is no longer an “emerging growth company”. New Global Blue will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the FPAC IPO, (b) in which it has total annual gross revenue of at least $1.07 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of New Global Blue Shares that is held by non-affiliates exceeds $700 million as of the last day of the second fiscal quarter of such fiscal year, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

New Global Blue may not be able to make dividend distributions or repurchase shares without subjecting shareholders to Swiss withholding tax.

New Global Blue may not be successful in its efforts to make distributions, if any, on a withholding tax-free basis. Distributions made by New Global Blue will generally be subject to a Swiss federal withholding tax at a rate of 35%, except if made out of confirmed capital contribution reserves. However, New Global Blue may be unable to obtain the confirmation by the Swiss tax authorities of the capital contribution reserves in the desired amount. Further, New Global Blue may be unable to make distributions out of confirmed capital contribution reserves for other reasons, such as in case capital contribution reserves were depleted in the context of the redemption of Series A Preference Shares or as a result of other distributions. The withholding tax must be withheld from the gross distribution and paid to the Swiss Federal Tax Administration. A U.S. holder that qualifies for benefits under the Convention between the United States of America and the Swiss Confederation for the Avoidance of Double Taxation with Respect to Taxes on Income, which we refer to as the “U.S.-Swiss Treaty,” may apply for a refund of the tax withheld in excess of the 15% treaty rate (or in excess of the 5% reduced treaty rate for qualifying corporate shareholders holding at least 10% of the voting stock of New Global Blue, or for a full refund in the case of qualified pension funds). Payment of a capital distribution in the form of a par value reduction is not subject to Swiss withholding tax. If New Global Blue is unable pay a dividend out of qualifying additional paid-in capital, New Global Blue may not be able to make distributions without subjecting holders to Swiss withholding taxes.

Under present Swiss tax law, repurchases of shares for the purposes of capital reduction are treated as a partial liquidation subject to 35% Swiss withholding tax on the difference between the par value and the repurchase price. Accordingly, New Global Blue may not be able to repurchase shares for the purposes of capital reduction without subjecting holders to Swiss withholding taxes. See “The Business Combination Proposal—Material Swiss Tax Consequences.”

Shareholder rights will change as a result of the Business Combination.

Because of differences between Swiss law and Delaware law and differences between the governing documents of New Global Blue and FPAC, the rights of shareholders in New Global Blue will be different from the rights of those same shareholders in FPAC if the Business Combination is completed. For example, following the Business Combination, the shareholders of New Global Blue will have the right, subject to statutory limitations, to declare dividends without the approval of the board of directors of New Global Blue, whereas prior to the Business Combination only the board of directors of FPAC has the right, subject to statutory limitations, to declare and pay dividends. As another example, under Swiss law, members of the board of directors of New Global Blue may be removed with or without cause by the shareholders of New Global Blue at a general meeting of the shareholders. In contrast, FPAC’s shareholders may only remove a director for cause. For a description of these and other differences, see “Description of New Global Blue Securities—Comparison of Corporate Governance and Shareholder Rights.”

As a result of increased shareholder approval powers, New Global Blue will have less flexibility than FPAC with respect to certain aspects of capital management.

Under Delaware Law, FPAC’s directors may issue, without shareholder approval, any common shares authorized in FPAC’s amended and restated certificate of incorporation that are not issued or reserved. Delaware law also provides the board of directors with substantial flexibility in establishing the terms of preferred shares and to repurchase its own shares. In addition, FPAC’s board of directors has the right, subject to statutory limitations, to declare and pay dividends on FPAC Common Stock without a shareholder vote. Swiss law affords shareholders more powers and allows New Global Blue’s shareholders to authorize share capital that can be issued by the board of directors without shareholder approval, but this authorization is limited to 50% of the existing registered share and participation capital and must be renewed by the shareholders every two years. Additionally, subject to specified exceptions described in New Global Blue’s articles of association, Swiss law grants preemptive rights to existing shareholders to subscribe for new issuances of shares and other securities. Under Swiss law, the shareholders must approve dividends, and New Global Blue may, in general, only acquire its own shares up to 10% of its share capital and to the extent there is freely available equity. Swiss law also does not provide as much flexibility in the various terms that can attach to different classes of shares.

Risks Relating to Redemptions of Public Shares

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to redeem or sell your Public Shares or Warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) FPAC’s completion of the Business Combination, and then only in connection with those shares of FPAC Common Stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of FPAC’s Public Shares if FPAC is unable to complete a business combination by September 14, 2020, subject to applicable law and as further described herein. In addition, if FPAC plans to redeem its Public Shares because FPAC is unable to complete a business combination by September 14, 2020, for any reason, compliance with Delaware law may require that FPAC submit a plan of dissolution to FPAC’s then-existing stockholders for approval prior to the distribution of the proceeds held in FPAC’s Trust Account. In that case, Public Stockholders may be forced to wait beyond September 14, 2020, before they receive funds from the Trust Account. In no other circumstances will Public Stockholders have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or Warrants, potentially at a loss.

If FPAC Public Stockholders fail to properly demand redemption of their shares, they will not be entitled to redeem their shares of FPAC Common Stock for a pro rata portion of the Trust Account.

FPAC stockholders holding Public Shares may demand that FPAC redeem their Public Shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. FPAC stockholders who seek to exercise this redemption right must submit a written request and deliver their Public Shares (either physically or electronically) to FPAC’s transfer agent prior to the vote at the Special Meeting. Any FPAC stockholder who fails to properly demand redemption of such stockholder’s Public Shares will not be entitled to convert his or her Public Shares into a pro rata portion of the Trust Account. See the section entitled “Special Meeting of FPAC Stockholders—Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

FORWARD-LOOKING STATEMENTS

Some of the information in this proxy statement/prospectus constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

FPAC and Global Blue believe it is important to communicate expectations to FPAC’s security holders. However, there may be events in the future that FPAC and Global Blue are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by FPAC or Global Blue in such forward-looking statements, including among other things:

•	currency exchange rate risk;

•	dependence on international travel;

•	the impact of the COVID-19 pandemic on international travel or similar health-related travel disruptions;

•	dependence on overall level of consumer spending;

•	decrease in VAT rates or changes in VAT or VAT refund policies;

•	adverse changes to our regulatory environment;

•	adaptation and enhancement of our existing technology offerings;

•	loss of merchant accounts to our competitors due to the competitive market;

•	increased disintermediation of TFS processes;

•	price harmonization between destination markets and home markets;

•	integrity of Global Blue’s internal controls and procedures;

•	incremental costs associated with having securities listed on the NYSE;

•	complex taxation;

•	adverse competition law rulings;

•	dependence on airport concessions and agreements with agents;

•	risks associated with operating in emerging markets;

•	risks associated with strategic arrangements or joint ventures;

•	loss through physical disaster, data security breach, computer malfunction or sabotage;

•	reliance on relationships with Acquirers and involvement of card schemes;

•	counterparty risk and credit risk;

•	losses from fraud, theft and employee error;

•	inability to attract, integrate, manage and retain qualified personnel;

•	stringent data protection and privacy laws;

•	AML, sanctions and anti-bribery laws and regulation;

•	risks relating to intellectual property;

•	litigation, investigations or tax matters involving us;

•	the number and percentage of Public Stockholders voting against the Business Combination Proposal and/or seeking redemption;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	New Global Blue’s ability to initially list, and once listed, maintain the listing of its securities on the NYSE following the Business Combination; and

•	the result of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of FPAC, New Global Blue, Global Blue or any person acting on such party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, FPAC, New Global Blue and Global Blue undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy, instructs how its vote should be cast or votes on the Business Combination Proposal or the Adjournment Proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect FPAC, New Global Blue and/or Global Blue.

SPECIAL MEETING OF FPAC STOCKHOLDERS

General

FPAC is furnishing this proxy statement/prospectus to FPAC’s stockholders as part of the solicitation of proxies by FPAC’s board of directors for use at the Special Meeting of FPAC stockholders to be held on                     , 2020, and at any adjournment or postponement thereof. This proxy statement/prospectus provides FPAC’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting of stockholders will be held on                     , 2020 at                     , eastern time, at the offices of Morgan, Lewis & Bockius LLP, FPAC’s counsel, at 101 Park Avenue, New York, New York 10178. However, we are actively monitoring the coronavirus (COVID-19) pandemic and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication.

Purpose of FPAC Special Meeting

At the Special Meeting, FPAC is asking holders of FPAC Common Stock to:

•	consider and vote upon the Business Combination Proposal; or

•	consider and vote upon the Adjournment Proposal.

Recommendation of FPAC Board of Directors AGAINST the Business Combination

After careful consideration and consultation with its management and outside legal advisors, FPAC’s board of directors:

•	has unanimously determined that the Business Combination is NOT advisable or fair to, or in the best interest of, FPAC and its stockholders; and

•	unanimously recommends that FPAC stockholders vote or give instructions to vote “AGAINST” the Business Combination Proposal and “AGAINST” the Adjournment Proposal, it presented.

This constitutes a change from the board’s initial recommendation. See “The Business Combination Proposal – FPAC’s Board of Directors’ Reasons for the Change in Recommendation to AGAINST the Business Combination.”

Record Date; Outstanding Shares; Stockholders Entitled to Vote

FPAC has fixed the close of business on                     , 2020, as the “record date” for determining FPAC stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the record date, there were 79,062,500 shares of FPAC Common Stock outstanding and entitled to vote. Each share of FPAC Common Stock is entitled to one vote per share at the Special Meeting.

Quorum

The presence, in person (or by remote means of communication, if applicable) or by proxy, of a majority of all the outstanding shares of FPAC Common Stock entitled to vote constitutes a quorum at the Special Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to “street name” shares that are returned to FPAC but marked by brokers as “not voted” will be treated as shares not present for purposes of determining the presence of a quorum. If a stockholder does not give the broker voting instructions, under NYSE rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Adjournment Proposal.

Vote Required

The approval of the Business Combination Proposal will require the affirmative vote by the holders of a majority of the outstanding shares of FPAC Common Stock. The approval of the Adjournment Proposal if presented will require the affirmative vote of a majority of the votes cast by holders of FPAC Common Stock present and entitled to vote at the meeting. Abstentions and Broker Non-Votes will have the same effect as votes “AGAINST” the Business Combination Proposal, and will have no effect on the Adjournment Proposal.

Voting Your Shares

Each share of FPAC Common Stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of FPAC Common Stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are two ways to vote your shares of FPAC Common Stock at the Special Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares your shares will be voted “FOR” the Business Combination Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

You Can Attend the Special Meeting and Vote in Person (or by remote means of communication, if applicable). You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way FPAC can be sure that the broker, bank or nominee has not already voted your shares.

Certain Voting Arrangements

As of                     , 2020, the record date for the Special Meeting, the Founder beneficially owned and was entitled to vote 15,692,500 shares of FPAC Common Stock, FPAC’S officers and directors beneficially owned and were entitled to vote 120,000 shares of FPAC Common Stock, David W. Bonanno beneficially owned and was entitled to vote 65,700 shares of FPAC Common Stock and Third Point beneficially owned and was entitled to vote an additional 4,000,000 shares of FPAC Common Stock. In the aggregate, the foregoing shares represent approximately 25% of the issued and outstanding shares of FPAC Common Stock. Each of the foregoing have committed to FPAC to vote such shares in favor of the Business Combination Proposal. In addition, the Founder and Third Point have entered into the Voting and Support Agreement whereby they have agreed with the Seller Parties to similarly vote their shares in favor of, and take certain other actions in support of, the Business Combination (including causing such shares to be present at the Special Meeting for the purposes of establishing a quorum).

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify FPAC’s secretary, in writing, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person (or by remote means of communication, if applicable), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of FPAC Common Stock, you may call Morrow Sodali LLC, FPAC’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Holders of Public Shares may seek to have their shares redeemed for cash, regardless of whether they vote or, if they do vote, irrespective of whether they vote for or against the Business Combination Proposal. Any stockholder holding Public Shares as of the record date may demand that FPAC redeem such shares for a pro rata portion of the Trust Account (which was $         per share as of                     , 2020, the record date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, FPAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares. A holder of Public Shares, together with any affiliate of such holder and any person with whom such holder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act) may not seek to have more than 15% of the aggregate Public Shares redeemed without the consent of FPAC.

The Founder and FPAC’s officers and directors will not have redemption rights with respect to any shares of FPAC Common Stock owned by them, directly or indirectly.

FPAC stockholders who seek to have their Public Shares redeemed are required to (A) submit a redemption request in writing to Continental Stock Transfer & Trust Company, FPAC’s transfer agent, in which (i) they request that FPAC redeems all or a portion of their Public Shares for cash and (ii) identify themselves as the beneficial holders of the Public Shares and provide their legal name, phone number and address, and (B) deliver their stock, either physically or electronically using DTC’s DWAC System, to FPAC’s transfer agent no later than 5:00 pm eastern time on             , 2020 (two (2) business days prior to the Special Meeting). If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the converting stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Any request to have Public Shares redeemed, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal, but only with the consent of FPAC. If a holder of Public Shares delivers Public Shares for redemption and later decides prior to the Special Meeting not to elect redemption, such holder may request that FPAC consent to the return of such shares to such holder. Such a request must be made by contacting Continental Stock Transfer & Trust Company, FPAC’s transfer agent, at the phone number or address set out elsewhere in this proxy statement/prospectus.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed for a full pro rata portion of the Trust Account. FPAC will thereafter promptly return any shares delivered by Public Stockholders. In such case, Public Stockholders may only share in the assets of the Trust Account upon the liquidation of FPAC. This may result in Public Stockholders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors.

The closing price of FPAC Class A Common Stock on the record date was $        . The cash held in the Trust Account on such date was approximately $         million (approximately $        per public share). Prior to exercising redemption rights, Public Stockholders should verify the market price of FPAC Class A Common Stock as they may receive higher proceeds from the sale of their shares of FPAC Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FPAC cannot assure its stockholders that they will be able to sell their shares of FPAC Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

Appraisal Rights

None of the stockholders, unit holders or warrant holders of FPAC have appraisal rights in connection the Business Combination under the DGCL.

Proxy Solicitation Costs

FPAC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. FPAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. FPAC will bear the cost of the solicitation.

FPAC has hired Morrow Sodali LLC to assist in the proxy solicitation process.

FPAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FPAC will reimburse them for their reasonable expenses.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of FPAC Common Stock are being asked to adopt the Merger Agreement and approve the transactions contemplated thereby, including the Business Combination. FPAC stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “—The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

FPAC may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of FPAC Common Stock as of the record date for the Special Meeting.

The Merger Agreement

The subsections that follow this subsection describe the material provisions of the Merger Agreement, but do not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A hereto. Public Stockholders and other interested parties are urged to read the Merger Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules referred to therein which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

In accordance with the terms and subject to the conditions of the Merger Agreement, the parties to the Merger Agreement have agreed that, in connection with the Closing, (i) the Seller Parties will undertake a series of transactions pursuant to which they will sell, exchange and contribute the Global Blue Shares for a mix of cash (“Cash Consideration”) and New Global Blue Shares (and if the holders of FPAC Class A Common Stock elect to have more than 5,000,000 shares of such stock redeemed, Series A Preferred Shares) (“Share Consideration”) and (ii) a wholly-owned indirect subsidiary of New Global Blue will merge with and into FPAC, with FPAC being the surviving corporation in the merger and a wholly-owned indirect subsidiary of New Global Blue. The merger described in clause (ii) is referred to as the “Merger” and together with the transactions described in clause (i) is referred to as the “Business Combination.” Certain terms used in this section are defined below.

As part of the transactions described above, in accordance with the Merger Agreement, a newly formed, wholly owned subsidiary of New Global Blue, organized as a Swiss GmbH (“New GmbH”) will acquire all of the outstanding Global Blue Shares, either directly from the Seller Parties, or as a contribution from New Global Blue of Global Blue Shares acquired by it, and Global Blue will become a wholly owned subsidiary of New GmbH.

Pursuant to the Merger each share of FPAC Common Stock issued and outstanding as of immediately prior to the Closing (other than Excluded Shares) will be exchanged for one New Global Blue Share, and each FPAC Warrant will become a New Global Blue Warrant to acquire one New Global Blue Share on the same terms and conditions.

The total consideration (the “Total Consideration”) payable to the Seller Parties in connection with the Business Combination is based upon an enterprise value of Global Blue post-transaction of €2.3 billion, subject to the following adjustments: (a) decreased by the target Adjusted Net Debt of €600 million; (b) decreased by an amount attributable to Global Blue’s overdraft facilities as of the Adjustment Date; (c) decreased by an amount attributable to certain other assets and liabilities as of the Adjustment Date; (d) decreased by an amount attributable to transaction bonuses under certain circumstances (the “Transaction Bonuses Adjustment”); (e) decreased by the Headline Adjustment; (f) increased or decreased to the extent Global Blue’s working capital as of the Adjustment Date is greater than or less than, respectively, negative €33,296,000; (g) if the Closing Date occurs on or after May 1, 2020, increased by an amount equal to €83,333 per day for each day (including the Closing Date) from May 1, 2020 until the Closing; (h) increased by the amount of certain fees and expenses of Global Blue and Globetrotter (the “Paid Fees Adjustment”). The relative portions of the Total Consideration comprised by the Cash Consideration and the Share Consideration will vary depending on certain circumstances described below. In addition, the Cash Consideration and Share Consideration will be subject to customary post-closing adjustments.

The Cash Consideration to be paid to the Seller Parties will be an amount, in the aggregate, equal to: (a) the amount of FPAC Cash; (b) increased by an aggregate amount of $125,000,000 (such amount being expressed in Euros based on the Exchange Rate) pursuant to the Primary PIPE Investment; (c) increased by an aggregate amount of $225,000,000 (such amount being expressed in Euros based on the Exchange Rate) pursuant to the Secondary PIPE Investment; (d) increased by the Paid Fees Adjustment; (e) decreased by the Redemptions Adjustment; (f) decreased by €33 million; and (g) decreased by an amount attributable to the Transaction Bonuses Adjustment.

The Share Consideration to be issued to the Seller Parties will be in the form of New Global Blue Shares and will be determined by dividing (a) the Total Consideration minus the Cash Consideration by (b) the Value Per New Global Blue Share; provided that, in the event the number of Redeemed Shares exceed 5,000,000 shares, a portion of the Share Consideration equal to the value of the Redeemed Shares in excess of 5,000,000 shares, but not more than €200 million, will be in the form of Series A Preferred Shares.

The Merger Agreement provides that immediately prior to the effective time of the Merger, the Founder shall contribute to New Global Blue, in addition to the Surrendered Shares, the Excluded Founder Shares and, in consideration for such contributed Excluded Founder Shares, New Global Blue shall issue to the Founder, and the Founder shall direct New Global Blue to deliver to a nominee to hold on behalf of the Founder, one Contingent Share for each contributed Excluded Founder Share; provided that, (i) if the number of Redeemed Shares exceeds 20,000,000 shares, then the Founder will forfeit the Excluded Founder Shares for no consideration, and (ii) if the number of Redeemed Shares exceeds 5,000,000 shares but is less than or equal 20,000,000 shares, the Founder will forfeit for no consideration a number of Excluded Founder Shares (rounded to the nearest whole number) equal to the product of (i) 2,500,000 multiplied by (ii) (A) the total number of Redeemed Shares minus 5,000,000 divided by (B) 15,000,000. The number of Excluded Founder Shares to be forfeited will correspondingly reduce the maximum number of potential Contingent Shares that may be earned on the First Value Achievement Date and the Second Value Achievement Date, each as defined below.

A nominee agreement to be entered into by and among the GB Shareholders’ Representative, New Global Blue and the Founder shall provide, among other things, that until the First Value Achievement Date and the Second Value Achievement Date with respect to the Contingent Shares released to the Founder on such dates as provided below, the Founder and the nominee shall (i) not vote or transfer any of and (ii) waive any right to dividends with respect to, in each case, the Contingent Shares. The Founder, with the prior written consent of the GB Shareholders’ Representative, shall instruct the nominee to release the Contingent Shares as follows:

•

if, at any time following the Closing, the VWAP of the New Global Blue Shares is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) Trading Day period (such time when the foregoing is first satisfied, the “First Value Achievement Date”), the nominee shall within fifteen (15) Business Days deliver to the Founder the number of New Global Blue Shares that would have been equivalent in value to 1,250,000 shares of FPAC Common Stock at the time of the Closing; and

•

if, at any time following the Closing, the VWAP of New Global Blue Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period (such time when the foregoing is first satisfied, the “Second Value Achievement Date”), the nominee shall within fifteen (15) Business Days deliver to the Founder the number of New Global Blue Shares that would have been equivalent in value to 1,250,000 shares of FPAC Common Stock at the time of the Closing.

Prior to the Closing, as permitted by the Merger Agreement, Global Blue is to distribute a cash dividend to its pre-Business Combination shareholders in an amount such that Adjusted Net Debt as of March 31, 2020, or the Adjustment Date, would have been €600 million on a pro forma basis if the cash dividend had been paid as of March 31, 2020. This dividend will be in the amount of approximately €154 million. See “The Business Combination Proposal — Background of the Business Combination”.

See “Selected Unaudited Pro Forma Condensed Financial Information” for an illustrative summary of New Global Blue’s pro forma capitalization after giving effect to the Business Combination based on current expectations and certain assumptions.

The following terms used in this description of the Business Combination, have the following meanings:

“Adjustment Date” means March 31, 2020.

“Backstop Subscriber Amount” means an amount equal to the product of (a) the aggregate number of shares of FPAC Common Stock purchased pursuant to the Backstop (if any) and (b) the Value Per New Global Blue Share.

“Exchange Rate” means, for any amounts under the Merger Agreement that need to be converted or expressed as converted from one currency into another currency, the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) business days ending five (5) business days before the Closing Date, as published by Bloomberg (through its EURUSD CURNCY function), or any other rate as agreed in writing between the GB Shareholders’ Representative and FPAC.

“Excluded Shares” means, without duplications, (a) Shares of FPAC Common Stock (if any), that, at the effective time of the Merger, are held in the treasury of FPAC, (b) the Redeemed Shares, (c) the Surrendered Shares and (d) the Excluded Founder Shares.

“Excluded Founder Shares” means 2,500,000 shares of FPAC Class B Common Stock owned by the Founder, which will be exchanged for Contingent Shares as provided for in the Merger Agreement.

“FPAC Cash” means the amount expressed in Euros equal to the product of (a) the amount on deposit in the Trust Account as of the Closing Date, divided by (b) the Exchange Rate.

“FPAC Interest” means the amount expressed in Euros equal to the product of (a) the amount of interest accrued on the amount on deposit in the Trust Account since the initial public offering of FPAC, multiplied by (b) the Exchange Rate.

“Headline Adjustment” means an amount equal to the sum of (a) the product of (i) the number of shares of FPAC Class B Common Stock of FPAC issued and outstanding as of the Closing Date, excluding the Surrendered Shares and the Excluded Founder Shares, multiplied by (ii) the Value Per New Global Blue Share, plus (b) base transaction expenses, minus (c) FPAC Interest.

“Redeemed Shares” means Public Shares which are redeemed in connection with the Business Combination.

“Redemptions Adjustment” means an amount equal to the aggregate amount of (a) the aggregate amount of cash payable to redeem the Redeemed Shares, plus (b) an amount equal to (i) the Backstop Subscriber Amount if the Backstop Subscriber Amount is less than $100,000,000 (expressed in Euros as the Exchange Rate) or (ii) $100,000,000 (expressed in Euros as the Exchange Rate) if the Backstop Subscriber Amount is equal to or greater than $100,000,000 (expressed in Euros as the Exchange Rate), minus (c) the Backstop Subscriber Amount.

“Transactions” means the transactions contemplated by the Merger Agreement and the PIPE Investment agreements to occur at or immediately prior to the Closing, including the Merger.

“Value Per New Global Blue Share” means $10.00 divided by the Exchange Rate.

Representations and Warranties

The Merger Agreement contains representations and warranties of FPAC, Global Blue, New Global Blue, US Holdco, US Merger Sub and the Seller Parties, made solely for the benefit of (a) in the case of FPAC, Global Blue and the Seller Parties and (b) in the cases of Global Blue, New Global Blue, US Holdco, US Merger Sub and the Seller Parties, FPAC. The representations and warranties are, in certain cases, subject to specified exceptions and materiality, Material Adverse Effect (see “—Material Adverse Effect” below), knowledge and other qualifications contained in the Merger Agreement and may be further modified and limited by the disclosure schedules to the Merger Agreement or information contained in an electronic data room that the parties to the Merger Agreement shared access to (the “data room”) and, in the case of FPAC, by certain information set forth in the documents required to be filed by FPAC with the SEC since FPAC’s incorporation.

In the Merger Agreement, Global Blue made certain customary representations and warranties to FPAC, including among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; subsidiaries; authority and binding effect relative to execution and delivery of the Merger Agreement and other ancillary agreements; no conflict; governmental approvals; capitalization; financial statements; no undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property; material contracts; employees and labor; pensions; data privacy; taxes; brokers’ and similar fees; insurance; real property; title to and sufficiency of assets; environmental matters; permits and licenses; absence of certain changes; affiliate agreements; information supplied; and no “interested stockholder” status.

In the Merger Agreement, each of New Global Blue, US Holdco and US Merger Sub made certain customary representations and warranties to FPAC, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; authority and binding effect relative to execution and delivery of the Merger Agreement and other ancillary agreements; no conflict; governmental approvals; litigation and proceedings; capitalization; certain business activities; information supplied; brokers’ and similar fees; no “interested stockholder” status; and independent investigation.

In the Merger Agreement, each Seller Party made, on a several and not joint basis, certain customary representations and warranties to FPAC, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and standing; authority (or, in the case of an individual, capacity) and binding effect relative to execution and delivery of the Merger Agreement and other ancillary agreements; no conflict; litigation and proceedings; ownership of and title to Global Blue Shares; brokers’ and similar fees; no “interested stockholder” status; information supplied; and independent investigation.

In the Merger Agreement, FPAC made certain customary representations and warranties to Global Blue and the Seller Parties, including, among others, representations and warranties related to the following: corporate matters, including organization, existence and good standing; authority and binding effect relative to execution and delivery of the Merger Agreement and other ancillary agreements; board approval and required stockholder vote; no conflict; litigation and proceedings; compliance with laws; employee benefit plans; governmental approvals; financial ability and trust account; taxes; brokers’ and similar fees; SEC filings and financial statements; certain business activities and absence of certain changes; interest in competitors; no undisclosed liabilities; absence of changes; information supplied; independent investigation; capitalization; NYSE stock market quotation; material contracts; property and assets; investment company act; affiliate agreements; forward purchase agreement; and takeover statutes.

Material Adverse Effect

“Material Adverse Effect” as used in the Merger Agreement means any event, change, circumstance or effect that, individually or in the aggregate with all other events, changes, circumstances or effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the assets, business, results of operations or financial condition of Global Blue and its subsidiaries (collectively, the “Group”), taken as a whole; provided, however, that the following (or the effect of any of the following), alone or in combination, shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any change in applicable laws or IFRS or any official interpretation thereof, (ii) any change in currency exchange rates, interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Merger or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, vendors, licensors, partners, providers and employees, (iv) any change generally affecting any of the industries or markets in which the Group operates or the economy as a whole, (v) the compliance with the terms of the Refinancing (as defined in the Merger Agreement) or the Merger Agreement or the taking of any action required or contemplated by the Refinancing or the Merger Agreement, any action or failure to act, or other change or event, in each case with the prior written consent of FPAC or at the request of FPAC, (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which the Group operates or from or to which the Group’s customers travel, including the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any cyberterrorism), (viii) any conditions affecting the travel or traveller shopping industries generally or in countries in which, or in the proximate geographic region of which, Global Blue or any of its subsidiaries operates or from or to which Global Blue’s or any of its subsidiaries’ customers travel, including labor strikes, civil unrest, hostilities, terrorist attacks, contagious disease outbreaks or other similar events, conditions in the airline industry, reduced access to discount airfares, travel restrictions or any change in currency exchange rates, or (ix) any failure of the Group, taken as a whole, to meet any projections, forecasts or budgets (provided, that the foregoing clause (ix) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of foregoing clauses (i), (ii), (iv), (vi), (vii) and (viii) to the extent that such event, change, circumstance or effect has had, or would reasonably be expected to have, a disproportionate impact on the Group, taken as a whole, as compared to other participants in the industries in which the Group conducts business or (b) the ability of Global Blue to consummate the transactions contemplated by the Merger Agreement and the agreements entered into by the PIPE Investors in connection with the transactions to occur at or immediately prior to the Closing (including the Merger).

Covenants

Covenants of Global Blue, Seller Parties, US Holdco, US Merger Sub and New Global Blue

Global Blue, the Seller Parties, US Holdco, US Merger Sub and New Global Blue made certain covenants under the Merger Agreement, including, among others, the following:

•

Except as set forth in the disclosure schedules, or as applicable, fairly disclosed in the data room, as expressly contemplated by the Merger Agreement or as consented to by FPAC in writing (not to be unreasonably conditioned, withheld or delayed), from the date of the Merger Agreement until the earlier of (x) the Closing or (y) the termination of the Merger Agreement (the “Interim Period”):

•

Global Blue has agreed to, and to cause each other member of the Group to (i) conduct and operate its business in the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact the current business organization, material permits and ongoing businesses of the Group, and maintain the existing relations and goodwill of the Group with its customers, suppliers, joint venture partners, distributors and creditors, (ii) use reasonable best efforts to retain the Group’s present officers and other key employees and consultants and (iii) use reasonable best efforts to maintain the material insurance policies of the Group or substitutes therefor; and

•

New Global Blue, US Holdco, US Merger Sub and Global Blue have agreed not to, and the Seller Parties have agreed to cause New Global Blue, US Holdco and US Merger Sub not to, and Global Blue has agreed to cause each other member of the Group not to:

•	amend the certificate of organization or bylaws (or other comparable governing documents) of any Group member, New Global Blue, US Holdco or US Merger Sub;

•

other than in connection with any intra-Group actions, (i) make, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any capital stock or other equity interests in any Group member, New Global Blue, US Holdco, US Merger Sub or joint venture partner; (ii) effect any recapitalization, split, combination, reclassification or like change with respect to any capital stock or other equity interests in any Group member, New Global Blue, US Holdco or US Merger Sub; (iii) transfer, issue, sell or dispose of any shares of capital stock or other equity interests in any member of the Group, New Global Blue, US Holdco or US Merger Sub; or (iv) grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, Warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests in any Group member, New Global Blue, US Holdco or US Merger Sub;

•

(i) fail to maintain its existence or merge, consolidate, combine or amalgamate with any person, or (ii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing any equity interest in or a substantial portion of the assets of) any business or any corporation, partnership, association or other business organization or division thereof;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than as contemplated by the Merger Agreement;

•	purchase or otherwise acquire, or lease or license, any assets, properties or business with a value greater than €5,000,000 individually or in the aggregate;

•

transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any portion of the property or assets of any member of the Group, other than in the ordinary course of business consistent with past practice;

•

make, or enter into any contract (or series of contracts) to make, any capital expenditures or incur, or enter into any contract (or series of contracts) to incur, any commitment or commitments involving any capital expenditures in excess of €5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

•	amend, modify or terminate any material contract except in the ordinary course of business consistent with past practice or as specifically contemplated by the Merger Agreement;

•	enter into any joint venture with any person;

•

(i) amend or modify the terms of Global Blue’s or Global Blue’s subsidiaries’ existing credit facilities, notes and other existing indebtedness or (ii) create, incur or assume any indebtedness of any member of the Group in excess of €5,000,000 (other than borrowings, extensions of credit and other financial accommodations required under Global Blue’s and its subsidiaries’ existing credit facilities, notes and other existing indebtedness);

•	make any loans, advances or capital contributions to, or investments in, any other person;

•

other than permitted liens or in the ordinary course of business consistent with past practice, grant any lien on any material property or assets (whether tangible or intangible) of any member of the Group;

•	assume, guarantee, indemnify, secure or otherwise incur any indebtedness or financial or other obligations of another person that is not a member of the Group;

•	commence any legal action where the amount claimed exceeds €2,000,000;

•

release, assign, settle or compromise any legal action pending or threatened against any member of the Group or any of their respective directors or officers (or waive any right in relation thereto) other than any such release, assignment, settlement, compromise or waiver that (i) is for an amount that is not in excess of €2,000,000 and (ii) would not prohibit or restrict any member of the Group from operating its business substantially as currently conducted without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Group or any of its officers or directors;

•

other than in the ordinary course of business consistent with past practice (i) adopt, enter into, terminate or amend any defined benefit or defined contribution scheme of the Group (“Pension Scheme”), other than as required by applicable law or pursuant to the terms of any Pension Scheme in effect as of the date of the Merger Agreement, (ii) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union contract, trade union agreement or other similar contract with any union, works council, trade union or other labor organization other than as required by applicable law, (iii) waive any restrictive covenant obligation of any director or member of the executive committee of the Group, (iv) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Pension Scheme (or any arrangement that would be a Pension Scheme if in effect as of the date of the Merger Agreement), or (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Pension Scheme;

•

other than in the ordinary course of business consistent with past practice (i) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Group or any member of the executive committee of the Group as of the date of the Merger Agreement, other than increases in base compensation of employees in the ordinary course of business consistent with past practice, (ii) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant or member of the executive committee of the Group, (iii) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (iv) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose base salary would exceed, on an annualized basis, €250,000;

•

fail to use reasonable best efforts to maintain with financially responsible insurance companies insurance at least in such amounts and against at least such risk and losses as provided by the Group’s material insurance policies;

•	enter into, renew, modify or amend any Company Affiliate Agreement (as defined in the Merger Agreement);

•	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in IFRS or applicable law;

•

make, revoke or change any material tax election, adopt or change any material tax accounting method or period, enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), file any amendment to a material tax return, settle or compromise any examination in respect of a material amount of taxes, or consent to any waiver or extension of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of taxes;

•

take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the transactions from qualifying for the Intended Tax Treatment (as defined in the Merger Agreement);

•

manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) except in the ordinary course of business consistent with past practice; or

•	authorize or commit or agree to take any of the foregoing actions.

•

Global Blue, the Seller Parties, New Global Blue, US Holdco and US Merger Sub acknowledged that they have read FPAC’s final prospectus, dated June 11, 2018, and understand that FPAC has established the Trust Account for the benefit of FPAC’s Public Stockholders and that FPAC may disburse monies from the Trust Account only (a) to the redeeming Public Stockholders in the amounts required for the redemptions, (b) to FPAC after, or concurrently with, the consummation of any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination involving FPAC and one or more businesses and (c) in amounts not greater than the interest earned on funds in the Trust Account, to FPAC for certain tax obligations. Global Blue, the Seller Parties, New Global Blue, US Holdco and US Merger Sub, for each of themselves and their respective affiliates, have agreed to waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by FPAC for any reason whatsoever, including for a breach of the Merger Agreement by FPAC or any negotiations, agreements or understandings with FPAC (whether in the past, present or future), and will not seek recourse against the trust account at any time for any reason whatsoever, in each case except as expressly contemplated by the Merger Agreement. Such waiver will survive the termination of the Merger Agreement for any reason.

•	Global Blue will use reasonable best efforts to provide to FPAC, as soon as reasonably practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting

Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of Global Blue and its subsidiaries as of and for the years ended March 31, 2017, March 31, 2018 and March 31, 2019, in each case, prepared in accordance with IFRS (and not materially different than IFRS) (the “PCAOB Financial Statements”).

•

New Global Blue will apply for, and shall use reasonable best efforts to cause the New Global Blue Shares and Warrants to be issued in connection with the transactions to be approved for, listing on the NYSE as of the Closing Date.

•	Prior to the Closing Date, New Global Blue may, with the prior written consent of FPAC and Globetrotter, cause to be adopted a management incentive equity plan.

•	The Seller Parties and Global Blue will exercise their reasonable best efforts to effect the Management Rollup on or prior to the Closing.

Covenants of FPAC

FPAC made certain covenants under the Merger Agreement, including, among others, the following:

•	During the Interim Period:

•	FPAC has agreed to, and to cause its subsidiaries to, conduct and operate its business in the ordinary course of business consistent with past practice; and

•

except as set forth in the disclosure schedules, as expressly contemplated by the Merger Agreement or as consented to by the GB Shareholders’ Representative in writing (not to be unreasonably conditioned, withheld or delayed), FPAC has agreed not to, and to not permit any of its subsidiaries to:

•

change, modify or amend the Investment Management Trust Agreement, dated as of June 11, 2018, by and between FPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trust Agreement”), FPAC’s bylaws or the Certificate of Incorporation (FPAC’s bylaws and the Certificate of Incorporation, together, “FPAC’s Organizational Documents”);

•

(A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests other than as required pursuant to the Founder Shares Surrender Agreement; or (C) other than the redemption of any shares of FPAC Common Stock required by the Offer (as defined in the Merger Agreement) or as otherwise required by FPAC’s Organizational Documents in order to consummate the transactions contemplated by the Merger Agreement, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, FPAC;

•	other than permitted liens, grant any liens on any material property or assets (whether tangible or intangible) of FPAC and its subsidiaries;

•	enter into any partnership or joint venture with a third party;

•	except as contemplated by the Merger Agreement or the Transaction Documents (as defined in the Merger Agreement), enter into any transactions with any of its affiliates;

•

adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of FPAC or its subsidiaries (other than the Transactions as defined and contemplated in the Merger Agreement);

•	acquire or dispose of any material assets, properties or business of any person except in the ordinary course of business consistent with past practice;

•

except in the ordinary course of FPAC’s operations consistent with past practices or as or as specifically contemplated by the Merger Agreement, enter into, or amend or modify any material term of (in a manner adverse to FPAC or any of its subsidiaries (including Global Blue and its subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, certain material contracts (regardless of whether such material contract is in existence on the date of the Merger Agreement);

•

(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, FPAC or any of its subsidiaries or any securities convertible into, or any rights, Warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any FPAC Warrants (as defined in the Merger Agreement) outstanding on the date of the Merger Agreement or (ii) the transactions contemplated by the Merger Agreement (including the transactions contemplated by the Forward Purchase Agreement, the share purchase and contribution agreements with the Affiliated Secondary PIPE Investors and the Founder Shares Surrender Agreement); or (B) amend, modify or waive any of the terms or rights set forth in, any FPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

•	make any capital expenditures;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into or agree to any guarantee, indemnity or other agreement to secure, or otherwise incur financial or other obligations with respect to, an obligation of any other person;

•	commence any action or compromise or settle any action or waive a right in relation to any action;

•

(A) adopt or amend any FPAC Benefit Plan (as defined in the Merger Agreement), or enter into any employment contract or collective bargaining agreement; (B) pay any special bonus or special remuneration (including severance or termination payments or benefits) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants; or (C) hire any employee of FPAC or its subsidiaries or any other individual who is providing or will provide services to FPAC or its subsidiaries;

•	incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any funded indebtedness;

•

other than as set forth in the disclosure schedules, enter into, renew or amend in any material respect, any FPAC Affiliate Agreement (as defined in the Merger Agreement) (or any contract, that if existing on the date of the Merger agreement, would constitute a FPAC Affiliate Agreement);

•

make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable law;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to FPAC and its subsidiaries and their assets and properties;

•	make, revoke or change any material tax election, adopt or change any material tax accounting method or period, enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), file any amendment to a material tax return, settle or compromise any examination in respect of taxes, or consent to any waiver or extension of the statutory period of limitations applicable to any claim or assessment in respect of taxes;

•

take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

•	authorize, or commit or agree to take, any of the foregoing actions.

•

Prior to or at the Closing (subject to the satisfaction or waiver of the Closing conditions set forth in the Merger Agreement) FPAC will make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement.

•	Prior to the Closing, FPAC will take all actions necessary to ensure that the Redemption Limitation (as defined in the Merger Agreement) is not exceeded.

•

From the date of the Merger Agreement through the Closing, FPAC will (i) use reasonable best efforts to ensure FPAC remains listed as a public company on, and for shares of FPAC Common Stock to be listed on, the NYSE and (ii) keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities laws.

•	Effective at the Closing, FPAC shall terminate the Registration Rights Agreement dated as of June 11, 2018 by and among FPAC, the Founder and the other parties thereto.

Joint Covenants

The Merger Agreement also contains certain other covenants and agreements made among the various parties, including, among others, that each of Global Blue, FPAC and the Founder will exercise reasonable best efforts to obtain any required consents or approvals pursuant to any applicable antitrust laws, including any filing or notice required under the Australian Foreign Acquisitions Takeover Act of 1975, as amended.

The Merger Agreement also contains additional other customary covenants and agreements among the various parties pertaining to, among other matters:

•	access to information, properties and personnel;

•	filing and similar fees payable to governmental authorities;

•	the preparation, filing and distribution of this Form F-4 and the proxy/statement prospectus included herein (and any amendments and supplements);

•

the Special Meeting and approval of the Business Combination Proposal and the Adjournment Proposal by FPAC’s stockholders, including (a) the ability of FPAC’s board to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) that FPAC’s stockholders approve the proposals if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the FPAC board of its fiduciary obligations to FPAC’s stockholders under applicable law and (b) FPAC’s ability to, subject to certain limitations, make one or more successive postponements or adjournments of the Special Meeting if, on a date for which the Special Meeting is scheduled, FPAC has not received proxies representing a sufficient number of shares of FPAC common stock to obtain the requisite approval of its stockholders (provided that the Special Meeting (i) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) and (ii) is held no later than three business days prior to the Termination Date, as defined below);

•	exclusivity with respect to the transactions contemplated by the Merger Agreement and matters relating to alternative transactions;

•	tax matters, including with respect to the Intended Tax Treatment and Intended Swiss Tax Treatment (each as defined in the Merger Agreement);

•	confidentiality and public announcements and other communications regarding the Merger Agreement and the transactions and other documents contemplated thereby and related matters;

•	termination or assumption of certain agreements;

•	representation and warranty insurance and related matters;

•	director and officer indemnification;

•	post-Closing board composition; and

•	financing arrangements and availability of funds.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to the satisfaction of the following mutual conditions (in each case, unless waived in writing by all parties):

•

receipt, termination or expiration of, as the case may be, all waiting periods or approvals under applicable antitrust laws that are required to be received, terminated or expired prior to the Closing;

•	the absence of any law or order enjoining or prohibiting the consummation of the Transactions;

•	the amendment and restatement of the articles of association of New Global Blue;

•	the effectiveness of the Form F-4 and the absence of any issued or pending stop order by the SEC;

•	receipt of approval for the New Global Blue Shares to be listed on the NYSE, subject only to official notice of issuance;

•	approval of the Business Combination Proposal by FPAC stockholders;

•

receipt of the proceeds of loans under the financing arrangements in amount which, together with other funds available to Global Blue and other members of the Group for the purpose, is sufficient to repay all amounts due under the Group’s existing credit facility; and

•	the election to the board of directors of New Global Blue of each individual specified in the disclosure schedules (unless such individual is unwilling or unable to serve).

Unless waived by the GB Shareholders’ Representative in writing, the obligations of Global Blue, the Seller Parties, New Global Blue, US Holdco and US Merger Sub to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of each the following conditions:

•

the representations and warranties of FPAC pertaining to corporate organization and due authorization being true and correct (without giving effect to any materiality or similar limitation set forth therein) in all material respects as of the Closing Date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•	the representations and warranties of FPAC pertaining to capitalization and absence of changes being true and correct in all respects, as of the Closing Date;

•

all other representations and warranties made by FPAC being true and correct (without giving effect to any materiality or similar limitation set forth therein) as of the Closing Date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had a material adverse effect;

•	each of the covenants of FPAC to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects;

•	delivery by FPAC to Global Blue of a certificate signed by an officer of FPAC, dated as of the Closing Date, certifying that certain conditions have been fulfilled;

•

delivery by FPAC to Global Blue on or before the Closing Date of a duly executed statement dated as of the Closing Date that certifies, in accordance with Treasury regulations Section 1.1445-2(c)(3) and Section 1.897-2(h), that FPAC Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code; and

•	the PIPE Investment Amount (as defined in the Merger Agreement) being available at the Closing.

Unless waived by FPAC in writing, the obligations of FPAC to consummate, or cause to be consummated, the Transactions are also subject to the satisfaction of each of the following conditions:

•

the representations and warranties of (a) Global Blue pertaining to corporate organization and due authorization, (b) New Global Blue, US Holdco and US Merger Sub pertaining to organization and power and due authorization and (c) the Seller Parties pertaining to organization and power and due authorization being true and correct (without giving effect to any materiality or similar limitation set forth therein) in all material respects as of the Closing Date or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date;

•

the representations and warranties of (a) Global Blue pertaining to capitalization and absence of changes, (b) New Global Blue, US Holdco and US Merger Sub pertaining to capitalization and (c) the Seller Parties pertaining to shares being true and correct in all respects, as of the Closing Date;

•	certain representations and warranties of Global Blue pertaining to capitalization being true and correct other than de minimis inaccuracies as of the Closing Date;

•

all other representations and warranties made by Global Blue, New Global Blue, US Holdco, US Merger Sub and the Seller Parties being true and correct (without giving effect to any materiality or similar limitation set forth therein) as of the Closing Date, or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date, except to the extent that the failure of any such representations and warranties to be true and correct, individually or in the aggregate, has not had a material adverse effect;

•

each of the covenants of the Seller Parties, Global Blue, New Global Blue, US Holdco and US Merger Sub to be performed or complied with as of or prior to the Closing having been performed or complied with in all material respects;

•	that subsequent to the execution of the Merger Agreement and prior to the Closing, no material adverse effect will have occurred; and

•	delivery by Global Blue to FPAC of a certificate signed by an officer of Global Blue, dated as of the Closing Date, certifying that certain conditions have been fulfilled.

Termination

The Merger Agreement may be terminated and the transactions contemplated thereby abandoned under certain customary and limited circumstances, notwithstanding approval of the Merger Agreement by the stockholders of FPAC or US Merger Sub, as follows:

•	by mutual written consent of FPAC and the GB Shareholders’ Representative;

•

prior to the Closing, by written notice to the GB Shareholders’ Representative from FPAC if (a) there is any breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of Global Blue, the Seller Parties, New Global Blue, US Holdco or US Merger Sub such that the conditions to FPAC’s obligations to consummate the Transactions would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by FPAC of written notice to the GB Shareholders’ Representative of such breach (or such shorter period of time that remains between the date that FPAC provides such notice and the Termination Date) or (b) the Closing has not occurred on or prior to August 31, 2020 (or such later date as FPAC and the GB Shareholders’ Representative may agree in writing) (in either case, the “Termination Date”); provided, that FPAC shall not be entitled to so terminate if, at the time of such termination, FPAC is in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement in a manner such that the conditions to Closing would not have been satisfied;

•

prior to the Closing, by written notice to FPAC from the GB Shareholders’ Representative if (a) there is any breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement on the part of FPAC such that the conditions to Global Blue’s, the Seller Parties’, New Global Blue’s, US Holdco’s and US Merger Sub’s obligations to consummate the Transactions would not be satisfied at the Closing and such breach cannot be or has not been cured within 30 days following delivery by the GB Shareholders’ Representative of written notice to FPAC of such breach (or such shorter period of time that remains between the date that the GB Shareholders’ Representative provides such notice and the Termination Date) or (b) the Closing has not occurred on or prior to the Termination Date; provided, that the GB Shareholders’ Representative shall not be entitled to so terminate if, at the time of such termination, Global Blue, the Seller Parties, New Global Blue, US Holdco or US Merger Sub is in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement in a manner such that the conditions to Closing would not have been satisfied;

•

by written notice to the GB Shareholders’ Representative from FPAC delivered no later than April 15, 2020, if the PCAOB Financial Statements have not been delivered to FPAC on or prior to March 31, 2020;

•

by written notice from either FPAC or the GB Shareholders’ Representative to the other if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; provided, that such right to terminate shall not be available to either party if any action of such party or failure of such party to fulfill any obligation under the Merger Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date; or

•

by written notice from either FPAC or the GB Shareholders’ Representative to the other if FPAC Stockholder Approval (as defined in the Merger Agreement) is not obtained at the Special Meeting (subject to any adjournment or postponement thereof); provided that such right to terminate shall not be available if, at the time of such termination, FPAC is in breach of Section 9.02 of the Merger Agreement.

In the event of termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors, employees or stockholders, other than liability of any party thereto for any Willful Breach (as defined in the Merger Agreement) of the Merger Agreement by such party prior to such termination; provided, that obligations under the Confidentiality Agreement (as defined in the Merger Agreement) and certain obligations related to the trust account, director and officer indemnification and insurance and certain other provisions required under the Merger Agreement shall, in each case, survive any termination of the Merger Agreement. There are no termination fees in connection with the termination of the Merger Agreement. The termination right of FPAC with respect to delivery of the PCAOB Financial Statements is no longer available to FPAC.

Specific Performance

Each party is entitled under the Merger Agreement to an injunction, specific performance, or other equitable relief to prevent any other parties from committing a breach of the Merger Agreement or the related documents, or to seek to compel specific performance of the obligations of any other party, without proof of damages in addition to any other remedy to which they are entitled at law or in equity.

No Recourse

All actions that are based upon, arising out of, or related to the Merger Agreement or the transactions contemplated therein may be made only against the entities expressly named as parties to the Merger Agreement, and then only with respect to the specific obligations set forth therein with respect to such party. Further, unless a named party to the Merger Agreement, and then only to the extent of the specific obligations undertaken by such named party under the Merger Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney, advisor or representative, affiliate of a named party to the Merger Agreement or affiliate of any of the foregoing will have any liability for any representations, warranties, covenants, agreements or other obligations or liabilities of any other party for any claim based on, arising out of, or related to the Merger Agreement or the transactions contemplated thereby. Nothing in the Merger Agreement is intended to limit any party’s liability for such party’s Fraud (as defined in the Merger Agreement).

Nonsurvival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement, or in any related document or instrument delivered pursuant to the Merger Agreement, will survive the Closing except for (i) any covenants and agreements contained therein that expressly by their terms apply either in part or in whole after the Closing and (ii) the miscellaneous provisions thereof, which include, among others, waiver, notice, assignment, third-party rights, expense allocation, governing law and jurisdiction, severability and enforcement provisions.

Governing Law and Dispute Resolution

The Merger Agreement is governed by Delaware law. Any action based upon, arising out of or related to the Merger Agreement or the transactions contemplated thereby shall be brought in the Court of Chancery of the State of Delaware or, solely if the Delaware court declines to exercise jurisdiction, any federal or state court located in New York County, New York. Each party has waived its rights to trial by jury in any action based upon, arising out of or related to the Merger Agreement or the transactions contemplated thereby.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and other interested parties are urged to read such Related Agreements in their entirety.

Voting and Support Agreement

In connection with the transactions contemplated by the Merger Agreement, on January 16, 2020, Globetrotter, New Global Blue, FPAC, the Founder and Third Point entered into the Voting and Support Agreement. Pursuant to the Voting and Support Agreement, and on the terms and subject to the conditions contained therein, the

Founder and Third Point have agreed to vote: (1) in favor of the adoption of the Merger Agreement and approval of the Business Combination and other transactions contemplated by the Merger Agreement; (2) against any actions that would result in a breach by FPAC of any representations, warranties, covenants, obligations or agreements contained in the Merger Agreement; (3) in favor of the proposals set forth in FPAC’s proxy statement/prospectus; (4) for any proposal to adjourn or postpone the applicable special meeting of stockholders to approve matters related to the Merger Agreement and the transactions contemplated thereby to a later date if there are not sufficient votes for approval of such matters; and (5) against (a) any alternative proposals or transactions to the Merger Agreement and approval of the business combination and other transactions contemplated by the Merger Agreement, (b) any change in the capitalization of FPAC or any amendment to FPAC’s amended and restated certificate of incorporation (except to the extent expressly contemplated by the Merger Agreement), (c) any liquidation, dissolution or other change in FPAC’s corporate structure or business, (d) any action, proposal, transaction or agreement that would result in a material breach of any representations, warranties, covenants, obligations or agreements of, as applicable, Third Point or the Founder, contained in the Voting and Support Agreement or (e) any action or proposal involving FPAC or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement.

The Voting and Support Agreement generally prohibits the Founder and Third Point from transferring, or permitting to exist any liens on, any shares of FPAC Common Stock held by such party prior to the termination of such agreement, if such lien would prevent either party from complying with its obligations thereunder. The Voting and Support Agreement will automatically terminate, as to the Founder and Third Point, upon the first to occur of (1) the mutual written consent of Globetrotter and such party thereto, (2) the Closing or (3) the date of termination of the Merger Agreement in accordance with its terms.

Founder Shares Surrender Agreement

On January 16, 2020, the Founder, FPAC, Globetrotter and New Global Blue entered into the Founder Shares Surrender Agreement. Pursuant to, and on the terms and subject to the conditions contained in, the Founder Shares Surrender Agreement, the Founder agreed, conditioned and effective upon the Closing, to: (1) surrender and forfeit to New Global Blue, for no consideration and as a deemed contribution to the capital of New Global Blue, 2,500,000 shares of FPAC Class B Common Stock; and (2) irrevocably waive the right to be issued shares of FPAC Class A Common Stock into which such surrendered shares would have converted.

Relationship Agreement

At Closing, the Founder and Globetrotter will become subject to a Relationship Agreement in respect of their shareholdings in New Global Blue.

The Relationship Agreement grants, on the terms and subject to the conditions contained therein, each of the Founder and Globetrotter board appointment rights for New Global Blue. At Closing, the Founder shall have the right to appoint two persons for nomination to such board, and Globetrotter shall have the right to appoint for nomination to such board three persons on behalf of itself, and one person on behalf of Ant Financial. These board appointment rights taper off as each party’s shareholdings reduce, such that: (i) if Globetrotter’s and Cayman Holding’s combined shareholding falls below 20% of Voting Shares, it shall be entitled to nominate two board members on behalf of themselves; (ii) if either (a) Globetrotter’s and Cayman Holding’s combined holding falls below 10% of Voting Shares, or (b) the Founder’s and Third Point’s combined holding falls below 10% of Voting Shares (and also including for this calculation the New Global Blue Warrants they hold), Globetrotter or the Founder (as applicable) shall only be entitled to nominate one board member; and (iii) if either (a) Globetrotter’s and Cayman Holding’s combined holding falls below 5% of Voting Shares, or (b) the Founder’s and Third Point’s combined holding falls below 5% of the Voting Shares (and also including for this calculation the New Global Blue Warrants they hold), Globetrotter or the Founder (as applicable) shall no longer be entitled to nominate a board member. These reductions in board appointment rights shall not apply to the Founder for the period of two years after the Closing Date, provided Thomas W. Farley is an appointee of the Founder. These reductions in board appointment rights shall not apply to Globetrotter for the period of two years after the Closing Date, other than the reduction listed in (i), where Globetrotter’s shareholding falls below 20% of Voting Shares. In connection with the foregoing appointment rights, Globetrotter has separately agreed with Partners Group to appoint for nomination to the New Global Blue board a person designated by Partners Group as one of Globetrotter’s nominated board members, for so long as Partners Group maintains a certain level of direct or indirect ownership interest in New Global Blue.

For such time as the board appointment rights apply, if the relevant party has not appointed a board member, it shall be entitled to designate a representative to attend board meetings, and meetings of board committees, as an observer. For such time as the board appointment rights apply to the Founder or Globetrotter, each of the Founder and Globetrotter (as applicable) may appoint an advisor to attend meetings (without participating in decision-making or voting) of the finance and audit committee of New Global Blue.

The Founder and Globetrotter also have certain information rights, through their designated board members, in order to monitor their investment in New Global Blue, and comply with applicable financial, regulatory, and tax obligations. Such information rights include, inter alia, the right to receive a draft operating budget for New Global Blue, and a monthly management information package on New Global Blue. These information rights shall only apply for as long as the Founder and Globetrotter meet certain shareholding requirements. In addition, each institutional shareholder has the right to assign its rights and obligations under the agreement to any of its affiliates (including, with respect to the Founder, to Third Point).

The Relationship Agreement is governed by Swiss law. Any dispute arising out of or relating to the Relationship Agreement is subject to arbitration in Zurich, Switzerland, in accordance with the Rules of Arbitration of the International Chamber of Commerce.

Shareholders Agreement

Concurrently with Closing, certain persons who will become shareholders of New Global Blue will become subject to a Shareholders Agreement regulating the relationship among and between such shareholders.

The parties agreed that, subject to certain exceptions and conditions set forth therein, the post-Closing lock-up applicable to the Founder and Third Point would be one year for the New Global Blue Shares received in respect of Founder Shares and the New Global Blue Warrants received in respect of Private Placement Warrants (and New Global Blue Shares received upon exercise of New Global Blue Warrants), and six months in respect of all other New Global Blue Shares and New Global Blue Warrants, including those purchased in the open market, acquired by Third Point pursuant to its Secondary PIPE Investment, or in respect of FPAC Common Stock acquired in the IPO or pursuant to the Backstop; a six month lock-up would also apply to the Seller Parties, subject to certain exceptions (the “Lock-up”). The Lock-up would cease to apply if following the VWAP of New Global Blue Shares equals or exceeds $12.00 for 20 Trading Days out of a 30 Trading Day period (after adjustment for share splits, dividends, reorganizations, recapitalizations, etc.), provided that such period is at least (i) 150 days after the Closing Date with respect to the Founder’s and Third Point’s New Global Blue Shares and New Global Blue Warrants issued in exchange for the Founder Shares and Private Placement Warrants (and any New Global Blue Shares underlying the New Global Blue Warrants) and (ii) 60 days after the closing date with respect to any Voting Shares and/or New Global Blue Warrants purchased in the open market, initial public offering of FPAC, or by Third Point pursuant to its Secondary PIPE Investment, and certain shares of New Global Blue pursuant to the Backstop, by the Founder or Third Point or any member of its respective group and any Voting Shares and/or New Global Blue Warrants (other than the Excluded Institutional Shares and the Excluded Manager Shares) owned by Cayman Holdings, Globetrotter or the Management Sellers. The Lock-up may be terminated early by the mutual consent of the Founder and Globetrotter.

The Lock-up is subject to certain exceptions, and will not restrict the transfer of Voting Shares or New Global Blue Warrants where such transfer is, inter alia: (i) in connection with the acceptance of a public takeover offer, tender offer, merger, or similar business combination that applies to the holders of all ordinary shares and is recommended by the board; (ii) where required by law or governmental authority; (iii) where an institutional shareholder is transferring its interest to a member of its group; or (iv) in the case of a Management Seller only, to a family member or family trust, provided certain requirements are satisfied in accordance with the Management Shareholders Agreement.

The shareholders that are party to the Shareholders Agreement may also waive certain lock-up restrictions if due to redemptions the former FPAC stockholders (other than the Founder and Third Point) hold less than 20% of the New Global Blue Shares upon Closing. In this case, the parties (those being Seller Parties, the Founder, and Third Point) may agree to sell New Global Blue Shares until the free float increases to 20%.

Notwithstanding the lock-up arrangements, a transfer under Rule 144 or 145 under the Securities Act by any of the Founder or Third Point will be permitted in each case once they collectively own less than 3% of the Voting Shares and/or New Global Blue Warrants (in the aggregate), and prior to Globetrotter effecting a transfer under Rule 144 or 145 it will first permit any of the Founder and Third Point to transfer a pro-rata amount under Rule 144 or 145. If any of the Founder, Third Point, Globetrotter, Cayman Holdings or the Management Sellers transfers a proportion of its Voting Shares and/or New Global Blue Warrants in a privately negotiated (off-market) transaction during the restricted period set out above in this paragraph, then the other parties to the Shareholders Agreement shall be permitted to participate in the transfer on a pro rata basis and subject to the same terms.

If Third Point initiates a sale during the first six months following the Closing Date of the New Global Blue Shares issued in exchange for the first 10,000,000 Public Shares purchased pursuant to the Backstop after redeemed shares exceed 32,643,000 Public Shares (for purposes of this description of the Shareholders Agreement, the “Excluded Shares”), as such Excluded Shares are excluded from the lock-up arrangements, the same number of New Global Blue Shares held by Globetrotter, Cayman Holdings and the Management Sellers may be sold by such parties in aggregate (and between these parties, the number of New Global Blue Shares sold will be pro rata based on the total number of Voting Shares). If Globetrotter or Cayman Holdings initiates a sale of its Voting Shares equal to each of its pro-rata proportion (based on their and the Management Sellers’ respective holdings of Voting Shares) of a number of Voting Shares equal to the Excluded Shares (the “Excluded Institutional Shares”), as such Excluded Institutional Shares are excluded from the lock-up arrangements, (i) the same number of the Excluded Shares may be sold by Third Point; and (ii) a pro-rata amount of the Voting Shares equal to each of Globetrotter’s and Cayman Holdings’ pro-rata proportion (based on their and the Management Sellers’ respective holdings of Voting Shares) of a number of Voting Shares equal to the Excluded Shares (the “Excluded Manager Shares”), as such Excluded Manager Shares are excluded from the lock-up arrangements, may be sold by the Management Sellers.

Furthermore, certain of the shareholders shall be permitted to transfer up to an aggregate of 5% of the Voting Shares, in aggregate, on one occasion only, to a third party that constitutes an eligible strategic investor, and the other parties to the Shareholders Agreement shall be permitted to participate in the transfer on a pro rata basis.

The Shareholders Agreement also includes a voting agreement by the shareholders to vote for directors nominated for appointment by the Founder and Globetrotter and to give effect to the terms of the Series A Preferred Shares.

The Shareholders Agreement is subject to the laws of Delaware. Any disputes arising out of or relating to the Shareholders Agreement shall be subject to the jurisdiction of the Court of Chancery of the State of Delaware.

Registration Rights Agreement

At the Closing, New Global Blue, Third Point, the Founder, the Seller Parties and certain other parties thereto will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with respect to the New

Global Blue Shares and other New Global Blue securities, including New Global Blue Warrants and Series A Preferred Shares, to be received by such parties in connection with the Business Combination (together with any securities issued in connection with any stock split or subdivision, stock dividend, distribution or similar transaction with respect thereto, the “Registrable Securities”). Under the form of Registration Rights Agreement, New Global Blue has agreed to file a shelf-registration statement within forty-five (45) days of the Closing, subject to the ability to delay such filing under certain circumstances. Globetrotter and its affiliates and Far Point and Third Point (collectively, the “Demand Shareholders”) are entitled from time-to-time to deliver to New Global Blue take-down notices under the shelf registration statement stating their intent to sell Registrable Shares (including shares held by the Escrow Agent (as defined in the Registration Rights Agreement) on behalf of Management Sellers) in an underwritten offering, which may be either a marketed or non-marketed underwritten offering. If New Global Blue fails to file the shelf registration statement or fails to maintain the effectiveness of the shelf registration statement, the Demand Shareholders are also entitled to demand that New Global Blue register Registrable Shares (including shares held by the Escrow Agent) in amounts having an aggregate value equal to or greater than $30 million. The ability of the Demand Shareholders and the other parties to the Registration Rights Agreement to sell Registrable Securities are subject to certain transfer restrictions, including those described above under “—Shareholders Agreement.” Other parties holding Registrable Securities will be entitled to join in underwritten offerings under the shelf registration statement, demand registrations or other registrations by New Global Blue, subject to customary cut-backs. Under the Registration Rights Agreement, New Global Blue will indemnify the holders of Registrable Securities and certain persons or entities related to them, such as their officers, directors, employees, agents and representatives, against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell Registrable Securities, unless such liability arose from their misstatement or omission, and the holders of Registrable Securities, including Registrable Securities in any registration statement or prospectus, will agree to indemnify New Global Blue and certain persons or entities related to New Global Blue, such as its officers and directors and underwriters, against all losses caused by their misstatements or omissions in those documents.

PIPE Subscription Agreements

Concurrently with the execution and delivery of the Merger Agreement, New Global Blue, FPAC and the Primary PIPE Investors entered into share subscription agreements pursuant to, and on the terms and subject to the conditions of, which the Primary PIPE Investors have committed to subscribe for and purchase, concurrently with the Closing, in the aggregate, 12,500,000 New Global Blue Shares for $10.00 per share or an aggregate purchase price equal to $125.0 million.

Concurrently with the execution and delivery of the Merger Agreement, New Global Blue, and Globetrotter entered into certain share purchase and contribution agreements with (i) FPAC and the Affiliated Secondary PIPE Investors and (ii) the Strategic Secondary PIPE Investor pursuant to which the Affiliated Secondary PIPE Investors and the Strategic Secondary PIPE Investors have committed to purchase, concurrently with the Closing, Global Blue Shares from Globetrotter and Cayman Holdings for an aggregate purchase price of up to $100.0 million and equal to $125.0 million, respectively, and immediately contribute such Global Blue Shares to New Global Blue for the subsequent issuance of up to 10,000,000 and equal to 12,500,000, respectively, New Global Blue Shares. The commitment of the Affiliated Secondary PIPE Investors is subject to a dollar-for-dollar reduction to the extent the Backstop is drawn upon. The agreement with the Strategic Secondary PIPE Investor includes an 18-month lock-up transfer restriction on the New Global Blue Shares to be acquired by it.

Refinancing

Global Blue intends to refinance the Existing Facilities in connection with the Business Combination, using a drawdown from the New Facilities (the “Refinancing”). See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Banking Facilities and Loans.”

Management Roll-Up

As of the date of this proxy statement/prospectus, the Management Sellers hold ordinary shares and preferred equity certificates of Global Blue Management & Co SCA. Prior to the Closing, the Management Sellers will exchange through a series of transactions all shares and preferred equity certificates they hold in Global Blue Management & Co SCA for New Global Blue Shares.

Management Shareholders Agreement

The Management Shareholders Agreement provides for, among other matters: (i) the calculation of the entitlements of the Management Sellers to receive shares in Global Blue as part of the Management Roll-up; (ii) once such shares in Global Blue are exchanged for cash and Voting Shares (pursuant to the Merger Agreement), restrictions on the managers’ ability to transfer the Voting Shares issued to them, except in specified circumstances (such as in accordance with the Shareholders Agreement or if it is in the context of a manager leaving the employment of the Global Blue group); (iii) following the expiry of the lock-up period described in “Shareholders Agreement”, the managers’ rights to sell a proportion of their Voting Shares alongside Globetrotter when Globetrotter sells Voting Shares, in each case subject to certain qualifications and exceptions; (iv) the repurchase of Voting Shares from managers who cease to be employees in circumstances where they are deemed to be “bad leavers”; and (v) undertakings from each manager to maintain the confidentiality of certain information and not to compete with New Global Blue or solicit its employees, customers or suppliers for a period of 24 months after the cessation of such manager’s employment.

Organizational Structure

The following simplified diagram illustrates the ownership structure of Global Blue and FPAC immediately prior to the consummation of the Business Combination:

*	Nominal assets and no operations.

The following simplified diagram illustrates the ownership structure of New Global Blue immediately following the consummation of the Business Combination.

Charter Documents of New Global Blue Following the Business Combination

Pursuant to the Merger Agreement, upon the closing of the Business Combination, New Global Blue’s articles of association will be amended. See “Description of New Global Blue Securities,” for a description of New Global Blue’s amended articles of association and a comparison to the provisions of FPAC’s Organizational Documents.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Merger Agreement:

•	the corporate headquarters and principal executive offices of New Global Blue will be located at Zürichstrasse 38, 8306 Brüttisellen, Switzerland; and

•	New Global Blue expects its ordinary shares and warrants will be traded on the NYSE under the symbols “GB” and “GB.WS,” respectively.

Background of the Business Combination

The following is a discussion of FPAC’s formation, the background of FPAC’s efforts to effect an Initial Business Combination, its negotiations with and evaluation of Global Blue, the Merger Agreement and related matters.

On June 14, 2018, FPAC closed its IPO of 63,250,000 Units (including 8,250,000 units pursuant to the exercise in full of the underwriters’ over-allotment option), with each Unit consisting of one share of FPAC Class A Common Stock and one-third of one Public Warrant. Each whole Warrant entitles the holder to acquire one share of FPAC Class A Common Stock at a price of $11.50. The Units from the IPO (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $632,500,000. Simultaneously with the consummation of the IPO and the exercise of the underwriters’ over-allotment option, FPAC consummated the private sale of 9,766,667 Private Warrants to the Founder, at a price of $1.50 per whole

Warrant for an aggregate purchase price of $14,650,000. FPAC funded the Trust Account with $632,500,000 of the cash proceeds from the IPO, including $20,737,500 of deferred underwriter fees, and the related private placement.

Promptly following its IPO, FPAC commenced consideration of potential target businesses with the objective of consummating an Initial Business Combination. FPAC sought out potential target businesses based on internal research and through the networks of relationships of FPAC’s management, board of directors and with the assistance of professional service providers (lawyers, accountants, consultants and investment bankers). FPAC educated these parties on its structure as a special purpose acquisition company (“SPAC”) and its criteria for an acquisition. FPAC also responded to inquiries from investment bankers or other similar professionals who represented companies engaged in a sale or financing process. On a regular basis, FPAC’s directors were updated with respect to the status of the Initial Business Combination search. Input received from FPAC’s directors was material to its management’s evaluation of a potential business combination.

From the closing of FPAC’s IPO through the signing of the letter of intent with Global Blue in November 2019, representatives of FPAC contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged with several possible target businesses in discussions with respect to potential transactions.

During that period, Thomas W. Farley, FPAC’s Chief Executive Officer, President and Chairman, and David W. Bonanno, FPAC’s Chief Financial Officer and Director, as well as representatives of their team, identified and evaluated over 125 potential transactions, all with potential targets in the financial technology, or “fintech,” industry.

Based on FPAC’s initial screening efforts and selection criteria, FPAC had substantive discussions with 25 companies that were considered to be appropriate targets. These discussions covered various aspects of potential Initial Business Combinations such as target business operations, potential deal structures and other considerations.

After discussions with these candidates, FPAC advanced to the next phase of the selection process and executed non-disclosure agreements with 19 companies in order for FPAC to receive and evaluate these companies’ financial information, access data rooms containing these companies’ materials and/or review other written and verbal confidential information. After further discussions and consideration of the suitability of each potential target, FPAC ultimately executed non-binding letters of intent with Global Blue (in November 2019) and one other potential target company (earlier in 2019). This other potential target was a privately owned integrated software provider and payments processor specializing in workflow, human resources and scheduling solutions. The transaction was abandoned by the mutual consent of the parties after FPAC’s financial diligence indicated that financial performance would be below FPAC’s expectations.

The following paragraphs contain additional material details of the interactions between representatives of Global Blue, Silver Lake and FPAC.

On July 11, 2018, Mr. Farley and Mr. Bonanno met with Joseph Osnoss, then Managing Director of Silver Lake, at Silver Lake’s New York offices and discussed among other topics Global Blue’s business and its potential combination with FPAC. This initial meeting was followed up by a meeting on January 23, 2019 and a call on July 23, 2019 to discuss, among other topics, Global Blue’s business and the possibility of a transaction between Global Blue and FPAC. In between the January 2019 meeting and the July 2019 call, Mr. Farley had intermittent contacts with Mr. Osnoss and other representatives of Silver Lake.

On August 9, 2019, FPAC, Silver Lake and Global Blue executed a confidentiality agreement in respect of a possible transaction. From mid to late August 2019, representatives from FPAC and Silver Lake engaged on various preliminary due diligence topics. On August 23, 2019, representatives of FPAC, Global Blue, Silver

Lake, Morgan, Lewis & Bockius LLP (“ML”), counsel to FPAC, and Simpson Thacher & Bartlett LLP (“STB”), counsel to Silver Lake and Global Blue, held a conference call to discuss the overall structure of a potential transaction between FPAC and Global Blue.

On September 9, 2019, Mr. Farley, Mr. Osnoss, Jacques Stern, chief executive officer of Global Blue, and Loïc Jenouvrier, chief financial officer of Global Blue, held an introductory meeting with respect to Global Blue and FPAC over dinner in New York City.

On September 19, 2019, Mr. Farley, Mr. Bonanno, Dan Loeb, chief executive officer of Third Point, and Munib Islam, Co-Chief Investment Officer of Third Point, met in New York City to discuss a potential Global Blue transaction. In addition, during this period, Mr. Farley and Mr. Bonanno provided various updates to the board of FPAC and its individual members as the parameters of a potential transaction were being refined by the foregoing meetings.

On October 8, 2019, Mr. Farley and Mr. Osnoss participated in a call to discuss the general economic terms of a potential transaction, with various proposals and counter proposals being exchanged. They did not reach an understanding, but they and their respective teams continued to exchange views with each other over the following days.

On October 24, 2019, Mark Murphy, of FTI Consulting (“FTI”), and Mr. Bonanno discussed an overall timeline for due diligence with respect to the possible transaction. Mr. Farley, Mr. Bonanno, representatives of Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Howard Kenny, a partner at ML, discussed the probable timeline of a potential transaction.

On October 25, 2019, Mr. Farley, Mr. Osnoss, Christian Lucas, Managing Director of Silver Lake, and Mr. Stern discussed the plan to be able to attain a completed transaction, including next steps and a timeline, assuming economic terms could be agreed upon. Mr. Bonanno sent a proposed non-binding term sheet and diligence request list to Mr. Osnoss, Mr. Lucas and Mr. Stern. The initial draft term sheet proposed a combination of FPAC and Global Blue based on a Global Blue enterprise value range and a transaction in which the Global Blue shareholders would receive a combination of cash and ordinary shares of the ongoing business. This was followed on October 28, 2019 by a meeting between Mr. Farley and Mr. Stern to discuss the Global Blue team, strategy and other business matters.

On October 30, 2019, Mr. Farley sent an email update to the FPAC board of directors with respect to the transaction.

On November 3, 2019, Mr. Osnoss sent Mr. Farley proposed term sheet changes. These changes included a proposed enterprise value, the introduction of a pre-deal dividend and target net debt, an approach to transaction fees and expenses, the introduction of the Series A Preferred Shares and the allocation of the Contingent Shares to pre-Business Combination shareholders at certain redemption levels, and a request for a voting and support agreement. From November 3-5, 2019, Mr. Farley and Mr. Osnoss continued discussions regarding the terms of the potential transaction. This included: (1) the introduction of a proposed working capital adjustment, (2) details of the features of the Series A Preferred Shares, (3) a change of the Contingent Shares to the mechanics as currently articulated in the Merger Agreement and (4) a determination of the enterprise value.

On November 5, 2019, Mr. Farley further updated the FPAC board of directors with respect to the potential transaction. Thereafter, on November 6, 2019, Mr. Farley spoke with Mr. Loeb about the potential transaction, and Mr. Loeb indicated to Mr. Farley that Third Point would support FPAC’s pursuit of a transaction with Global Blue.

On November 7, 2019, Ulf Pagenkopf, a Silver Lake executive, sent a revised term sheet to FPAC, reflecting the outcome of the discussions between Mr. Osnoss and Mr. Farley, as well as adding an exclusivity period, closing conditions and corporate governance terms. On November 8, 2019, the ML team participated in a conference call with Mr. Farley and Mr. Bonanno to discuss moving forward with term sheet changes. Mr. Farley and Mr. Osnoss engaged in a call to discuss future Global Blue management team compensation if a transaction would occur.

On November 8, 2019, at FPAC’s regular quarterly board meeting, Mr. Farley and Mr. Bonanno provided the board with an update of discussions with Global Blue, as well as the status of two potential alternative transactions. These potential alternative transactions involved a privately owned integrated software provider and payments processor focused on the hospitality sector and a privately owned integrated cash management and software solutions provider focused on the gaming industry. These transactions did not progress beyond preliminary discussions and business diligence.

On November 9, 2019, Mr. Farley and Mr. Osnoss engaged in a call to discuss Mr. Stern’s compensation plan and a transaction structure and timeline.

From November 9-13, 2019, the parties and their advisors continued to discuss and exchange revised term sheets. The principal issues included the determination of the enterprise value, the treatment of transaction expenses, the mix of common and preferred equity comprising the Seller Parties’ equity consideration, post-closing share lock-up agreements, corporate governance matters, including consent rights to existing shareholders, and the maximum amount of Series A Preferred Shares that could be issued. During this period, ML also had a call with STB and representatives of Deloitte LLP (“Deloitte”) to discuss potential transaction structures. In addition, ML had a call with Bär & Karrer Ltd. (“B&K”), FPAC’s Swiss counsel, to discuss various Swiss law issues.

On November 13, 2019, Mr. Bonanno connected FTI with Global Blue to arrange further due diligence through correspondence with Mr. Stern, Mr. Jenouvrier and Mr. Murphy. An introductory call was organized the following day to discuss next steps.

On November 13, 2019, Mr. Farley updated the FPAC board of directors with respect to the transaction. After which, on November 14, 2019, the non-binding term sheet was executed. The executed non-binding term sheet provided for, among other things: (i) a €2.3 billion enterprise value implied by the agreed framework; (ii) assuming no redemptions, cash consideration to the Seller Parties of €800 million and an approximately 46.2% equity stake in the ongoing business, with provisions for adjustment to the cash/stock consideration based on the level of redemptions and transaction expenses, including the issuance of preferred stock if redemptions exceeded 5.0 million FPAC Public Shares; and (iii) various post-closing lock-ups applicable to the respective parties. In addition, pursuant to the term sheet, the parties agreed to engage in exclusive discussions regarding a potential transaction.

On November 14 and 15, 2019, multiple calls were organized to discuss various topics. ML and STB had a conference call to discuss document lists, work streams and how best to move forward with general due diligence. ML, STB and Deloitte held a call to discuss transaction structures. All parties then engaged in an all hands call with respect to the transaction. Mr. Farley, Mr. Bonanno and representatives of Credit Suisse engaged in correspondence with respect to investor presentation projections for recent SPACs. It was agreed that the principals and their advisors would have bi-weekly calls to discuss deal progress.

On November 18, 2019, Mr. Murphy sent an extensive financial due diligence request list. Global Blue addressed these questions and uploaded relevant materials to a virtual dataroom. Several follow-up questions were submitted by FTI over the course of the following two weeks. On November 19, 2019, ML and STB had a call to discuss the signing checklist and other shareholder and company matters and ML sent a follow-up legal diligence list to STB the following date and organized local counsel in various jurisdictions to assist with FPAC’s legal due diligence. ML, Deloitte, STB and B&K held a call discussing transaction structures.

On November 19 and 20, 2019, Mr. Farley, Mr. Bonanno, Kelly Vallante, Vice President of Operations at FPAC, Mr. Stern, Jeremy Henderson-Ross, General Counsel of Global Blue, Tomas Mostany, Senior Vice President of

Global Blue, Fabio Ferreira, CTO of Global Blue, Pier Francesco Nervini, COO of Global Blue, Mr. Pagenkopf and Ahmed Khairat, a Silver Lake executive, met for all-day sessions in London to discuss a wide range of due diligence questions covering Global Blue’s business and technology projects, as well as the content of the investor presentation for future PIPE marketing.

On November 21, 2019, FPAC and Aon Risk Services Northeast, Inc. (“Aon”) executed a mutual confidentiality agreement with respect to obtaining representation and warranty insurance (“RWI”) for the transaction. In addition, ML participated in a call with Mr. Henderson-Ross to discuss due diligence. Separately, Mr. Farley and Mr. Osnoss held a call to discuss Mr. Stern’s compensation.

On November 26, 2019, ML circulated a revised due diligence request list to STB. ML also participated in a call with Italian counsel pertaining to regulatory matters. Mr. Farley, Mr. Bonanno and a representative of Credit Suisse exchanged emails regarding potential PIPE investors.

On November 27, 2019, STB circulated the first draft of the Merger Agreement to ML, who then forwarded it on to Mr. Farley and Mr. Bonanno. The draft largely tracked the term sheet and proposed a structure whereby New Global Blue would be formed to acquire both FPAC and Global Blue. STB, ML and other advisors to FPAC and Global Blue began discussions on the most tax efficient transaction structure, which continued throughout the negotiations. Mr. Farley, Mr. Bonanno, Mr. Pagenkopf, Mr. Khairat, Mr. Murphy and Mr. Henderson-Ross discussed diligence follow-ups.

On November 29, 2019, Credit Suisse was engaged as capital markets advisor to FPAC with respect to the transaction. Mr. Farley, Mr. Bonanno and representatives of Credit Suisse participated in a call to introduce the potential Global Blue transaction.

From December 2-6, 2019, Mr. Murphy and the FTI team participated in a diligence trip, which consisted of two days at the Geneva office of PricewaterhouseCoopers SA (“PwC”), Global Blue’s auditor, reviewing Global Blue financial information, as well as meeting members of the PwC Global Blue audit team. The remaining two days consisted of multiple diligence workshops with various senior members of the Global Blue finance team and Mr. Khairat. Following the meeting, the FTI team provided a list of remaining data requests, which were answered by the Global Blue team.

On December 2, 2019, ML participated in a call with Mr. Henderson-Ross to further discuss due diligence, in particular, the new investigation by French antitrust officials. Mr. Farley updated the FPAC board of directors with respect to the transaction.

During the week commencing on December 2, 2019, the parties continued to discuss drafts of the Merger Agreement, with key issues lists per document being circulated between advisors. The principal issues discussed included the transaction structure, the scope of the representations and warranties and related disclosures, and the closing conditions based on regulatory approvals. In addition, separately, STB circulated a draft of the Relationship Agreement and Shareholders Agreement to ML.

From December 3-6, 2019, the parties prepared an investor presentation for the Primary PIPE Investment meetings. The materials were used on December 9, 2019 when Mr. Farley and Mr. Stern conducted investor meetings in New York City with six potential Primary PIPE Investors arranged by Credit Suisse. An additional investor call was conducted by Mr. Farley, Mr. Bonanno and Mr. Stern on December 16, 2019.

During the week commencing on December 9, 2019, ML circulated a draft of the Primary PIPE Subscription Agreement to STB, as well as to Mr. Bonanno and Mr. Farley. Both parties and their advisors continued to discuss issues and exchange drafts of transaction documents. In addition, FPAC continued its diligence workstream, with (i) a call between ML and Mr. Henderson-Ross to discuss legal due diligence and (ii) a call between Mr. Murphy, Mr. Farley and Mr. Bonanno regarding financial diligence.

On December 13, 2019, the FPAC board met to discuss the proposed transaction. The FPAC board of directors, Alec Dawson, a partner at ML, and Mr. Murphy participated in the meeting and discussed an update on negotiations, structure issues and legal and financial diligence. Each of Mr. Dawson and Mr. Murphy described to the board his firm’s draft diligence report which had been provided to the directors in advance of the meeting.

On December 14, 2019, STB circulated a revised draft of the Merger Agreement to ML and FPAC, including numerous changes to the representations and warranties and covenants, the inclusion of an adjustment to the value of the Stock Consideration for transaction fees and expenses required to be paid before closing, instead of at closing, and the inclusion of a dispute resolution mechanism for the estimated closing statements.

On December 16, 2019, Mr. Farley, Mr. Bonanno, Mr. Osnoss, Mr. Stern and a representative of Credit Suisse participated in a call to discuss the potential PIPE investor list. Mr. Farley gave representatives of Credit Suisse instructions for how to proceed with investors for planned January PIPE investor meetings. This was followed by an update call between Mr. Farley and Mr. Osnoss on the broader progress made on the transaction.

During the week commencing on December 16, 2019, representatives of FPAC and ML had numerous calls to discuss issues lists pertaining the draft transaction documents. Representatives of FPAC and Silver Lake also discussed various issues on the transaction documents. The issues included transaction structure, the scope of the representations and warranties and related disclosures, as well as changes to the treatment of expenses and the target working capital for the post-closing working capital adjustment. FPAC and Global Blue agreed to the transaction structure reflected in the Merger Agreement, agreed that certain pre closing expenses would count as transaction expenses, and agreed to the post-closing working capital adjustments reflected in the Merger Agreement.

On or around December 18, 2019, ML participated in a call with Australian counsel to discuss potential required antitrust filings. ML also circulated due diligence requests to Mr. Henderson-Ross.

On December 20, 2019, Mr. Henderson-Ross circulated interview information pertaining to the French antitrust investigation to Mr. Farley, which was then forwarded to ML. Mr. Farley and Mr. Henderson-Ross engaged in a call for Mr. Farley to receive an update on how such investigation might affect Global Blue.

In addition, on December 20, 2019, Mr. Farley, Mr. Bonanno, Mr. Pagenkopf, Frank Walters, a Silver Lake executive, and Geoff Oltmans, Managing Director and Head of Capital Markets of Silver Lake, held a call to discuss financing.

During the week commencing December 23, 2019, ML circulated a revised draft of the Merger Agreement to STB, Baker & Hostetler LLP (“BH”), counsel to Third Point, Third Point, Mr. Bonanno and Mr. Farley. ML provided drafts of the Primary PIPE Subscription Agreement, Registration Rights Agreement, Relationship Agreement, the Founder Shares Surrender Agreement, and Voting and Support Agreement to Third Point and BH. ML provided STB’s revised draft of the agreement respecting Third Point’s Secondary PIPE Investment to BH. On December 30, 2019, BH circulated an issues list for all transaction documents received to date to ML. The principal issues raised by Third Point were with respect to the post-closing lock-up arrangements, and the terms of the Registration Rights Agreement, among other things. BH circulated drafts of the Shareholders Agreement, Third Point’s Secondary PIPE Investment agreement, Registration Rights Agreement and Relationship Agreement to ML and STB. Mr. Farley and Mr. Osnoss participated in a call to discuss the overall status of the transaction. Furthermore, Mr. Farley and Mr. Osnoss also discussed Third Point’s comments on the Registration Rights Agreement, Relationship Agreement and Shareholders Agreement. The following week, on or around December 31, 2019, BH and ML participated in a conference call to discuss Third Point’s issues with respect to the transaction. B&K and ML exchanged comments on the drafts respecting Third Point’s Secondary PIPE Investment. ML circulated drafts of the Management Shareholders Agreement and various corporate organizational documents to BH and Third Point.

In addition, during the week, ML and STB participated in several calls to discuss the Merger Agreement, including in particular the representations and warranties. An open issues list with respect to the Merger Agreement was iterated between both parties, following each call.

During the week, Mr. Farley and Mr. Stern discussed Mr. Stern’s employment agreement via email and discussed employment contracts for the management team.

On December 27, 2019, Mr. Farley, Mr. Bonanno and Mr. Stern engaged in a call with a potential strategic investor (other than Ant Financial).

On January 1, 2020, Mr. Farley, Mr. Bonanno and Mr. Islam conferred about Third Point’s comments and concerns with respect to the Shareholders Agreement and the Relationship Agreement, and in particular the proposed post-closing share lock-up arrangements. Mr. Farley, Mr. Bonanno and Mr. Islam continued to discuss the Third Point share lock-up proposals over the following days.

On January 2 and 3, 2020, ML circulated a revised draft of the Primary PIPE Subscription Agreement to STB and, separately, to Credit Suisse to provide to potential Primary PIPE Investors. Preceding this circulation, it was agreed that, while Ant Financial’s and Third Point’s PIPE investments would be structured as secondary transactions of existing Global Blue Shares, the other potential investors would invest directly in shares of New Global Blue.

On January 2 and 3, 2020, Mr. Farley, Mr. Bonanno, and representatives of Credit Suisse discussed investment roadshow preparations. On January 5 and 6, 2020, Mr. Farley, Mr. Bonanno, and representatives of Credit Suisse shared updates on the investor roadshow, investor wall-crossing, scheduling, comments and edits to the proposed press release announcing the signing and other related matters. Mr. Farley, Mr. Bonanno, Mr. Pagenkopf, Mr. Lucas and Mr. Stern communicated via email about an update on a potential strategic PIPE investor.

On January 6, 2020, ML circulated drafts of various post-closing New Global Blue corporate documents to BH and Third Point. STB sent a revised draft of the Merger Agreement to ML. ML forwarded the document to Mr. Bonanno, Mr. Farley, BH, Third Point and FTI. STB provided drafts of a proposed strategic PIPE investment to ML. ML forwarded the documents to B&K for review and input; ML also forwarded the documents to BH and Third Point. Mr. Bonanno and Mr. Pagenkopf held a call to discuss the timeline for signing and closing and conferred about the wall-crossing script.

From January 6-8, Mr. Farley and Mr. Osnoss continued to communicate about the lock-up period, registration rights, corporate governance and terms of Third Point’s Secondary PIPE Investment, and elements of the calculation of the total consideration. Specifically, Mr. Farley and Mr. Osnoss agreed on the calculation of total consideration based on an adjustment date of March 31, 2020 and the deduction of an overdraft facility from total consideration.

Also on January 6, 2020, Mr. Kenny and Mr. Dawson corresponded via email with the FPAC board of directors to discuss the transaction; additionally, Ms. Vallante notified the FPAC board of the potential upcoming signing and announcement and to schedule related board meetings. Mr. Farley and Mr. Stern discussed employment contracts, communications plans for announcement, board composition and other related matters.

During the week commencing on January 6, 2020, Mr. Farley, Mr. Bonanno and Mr. Stern participated in numerous investor meetings, arranged by the Credit Suisse team. The Credit Suisse team kept all relevant individuals updated, via email communication and calls, as to the investor feedback received.

Also on January 6, 2020, BH distributed revised drafts of the Voting and Support Agreement and Founder Shares Surrender Agreement to STB and ML. Mr. Farley, Mr. Bonanno, Ms. Vallante, Mr. Stern, and the Credit Suisse team held a call to discuss post-signing investor call logistics. Mr. Farley and Mr. Osnoss discussed Mr. Stern’s employment agreement via email.

From January 8-9, 2020, STB circulated drafts of various post-closing New Global Blue management compensation documents. ML shared Swiss counsel comments on the various post-closing New Global Blue corporate documents, including New Global Blue’s amended articles of association, with BH and Third Point. ML and STB circulated revised drafts of the Merger Agreement. BH circulated Third Point’s proposal with respect to the agreement respecting Third Point’s Secondary PIPE Investment, Shareholders Agreement, Relationship Agreement and Registration Rights Agreement, and in particular, the post-closing lock-up periods. The principal issues included the application of lock-up restrictions to shares beneficially owned or to be acquired by Third Point, and the relative rights of Third Point and Silver Lake under the Registration Rights Agreement.

On January 9, 2020, following discussions with Silver Lake, Global Blue decided to move forward with Ant Financial for the Secondary PIPE Investment. Mr. Osnoss, Mr. Lucas, Mr. Stern, Mr. Pagenkopf and representatives of Ant Financial discussed the terms of the Secondary PIPE Investment. STB provided drafts of the agreements regarding the Secondary PIPE Investment with Ant Financial to FPAC and ML. On January 10, 2020, STB also circulated Ant Financial’s executed commitment letter with respect to the Secondary PIPE Investment to ML, who forwarded it to BH and Third Point.

Also on January 9, 2020, Mr. Farley and Nik Deogun, CEO of the Americas and U.S. Senior Partner at Brunswick Group (“Brunswick”), discussed the post-signing communications plan including the press release and media strategy. Over the following days, Mr. Farley and the Brunswick team held a call to discuss the communications and media-oriented plan for announcement. Separately, Mr. Farley, Mr. Bonanno, Mr. Osnoss, Mr. Lucas, Mr. Pagenkopf and Mr. Stern held a call to discuss Global Blue research coverage.

On January 10, 2020, ML and STB participated in a call to discuss the updated checklist in preparation for signing. STB circulated drafts of various post-closing New Global Blue corporate documents to ML. Aon provided ML with an initial draft of the RWI policy they had received from AIG Specialty Insurance Company (“AIG”). ML sent their comments on the Merger Agreement disclosure schedules to Mr. Farley, Mr. Bonanno and the FTI team. Mr. Bonanno, Mr. Pagenkopf, Mr. Khairat and a representative of Credit Suisse discussed various open issues in the Merger Agreement, including transaction steps contemplated by Article II of the Merger Agreement and the calculation of total consideration.

Also on January 10, 2020, FPAC’s board of directors held a meeting to discuss the status of the transaction. Mr. Farley and Mr. Bonanno provided the board with an update. Mr. Kenny and Robert Robison, a partner at ML, also attended and discussed and answered directors’ questions regarding the deal announcement timing, the communications plan, the PIPE investment, structure and other related matters.

On January 11, 2020, ML circulated an updated report to Mr. Farley and Mr. Bonanno and a revised draft of the RWI policy with comments to Aon. PJT Partners (“PJT”) circulated a revised draft of an investor presentation for use in post-signing meetings to ML; PJT, ML and STB continued to share comments on the draft amongst themselves. STB shared their revised draft of the Merger Agreement with ML who forwarded the document to Mr. Farley, Mr. Bonanno, Third Point and BH. ML sent revised drafts of various post-closing New Global Blue corporate documents to BH and Third Point for review and comment. BH circulated a revised draft of Third Point’s Secondary PIPE Investment agreement to STB and ML.

In addition, on January 11, 2020, the FPAC, Silver Lake, Global Blue, PJT, Credit Suisse and Brunswick teams held a call to discuss the communications and media plan for the transaction announcement.

On January 12, 2020, ML re-circulated the Merger Agreement Company Disclosure Schedules draft to Mr. Farley and Mr. Bonanno. Aon circulated its own RWI policy comments to ML who then continued an exchange of comments. ML sent the revised Merger Agreement from STB to FTI. STB shared drafts of various post-closing management compensation documents with ML. Mr. Bonanno and Mr. Pagenkopf discussed representations and warranties issues with respect to the Merger Agreement.

On January 13, 2020, ML and Mr. Bonanno and FTI participated in an underwriting call with Aon, which was required in connection with the RWI policy. ML and STB participated in a call to discuss KYC requests with respect to Primary PIPE Investors. FPAC, Silver Lake, Global Blue, PJT and Brunswick teams exchanged comments and edits on a draft of the announcement press release and discussed the media plan. Mr. Farley, Mr. Bonanno, Josh Targoff, Partner, COO and General Counsel of Third Point, and Robin Brem, Managing Director and Deputy General Counsel of Third Point, discussed Third Point’s proposal in an effort to reach an agreement with respect to the transaction.

On January 13, 2020, Mr. Osnoss and Mr. Farley discussed several changes that were reflected in the following circulation of the Merger Agreement including the deduction for other net debt adjustments (and its components) and the addition of a locked box interest ticker (cash flow adjustment) in the calculation of total consideration. They also discussed the level of transaction fees and expenses incurred to date and how these would be funded.

On January 14, 2020, ML and STB held a conference call to discuss the representations and warranties to the Merger Agreement. ML held a call with STB and representatives of Global Blue a potential diligence issue that had come to light in connection with finalization of diligence and disclosure schedules. STB distributed updated drafts of various corporate documents to ML. STB provided ML with initial drafts of the tax disclosure to be included in this proxy statement/prospectus, which ML then forwarded to Mr. Bonanno and Mr. Farley. STB and ML discussed proposed revisions to the Primary PIPE Subscription Agreement in light of comments raised by a potential Primary PIPE Investor. They also exchanged comments on the press release and relevant disclaimers. Aon provided ML with draft No Claims Declarations to be included in the RWI policy. ML circulated their revised draft of the Merger Agreement to STB as well as Mr. Farley and Mr. Bonanno; STB returned their own revised version of the draft sent by ML, as well as an updated version of the Accounting Principles Annex, including final definitions of all terms used in the Merger Agreement. ML forwarded to Mr. Farley, Mr. Bonanno, BH, Third Point and FTI. ML also circulated a draft of the AIG insurance policy to STB.

Also on January 14, 2020, Mr. Farley, Mr. Bonanno, and representatives of Credit Suisse discussed PIPE investor allocations. In parallel, Mr. Farley and Mr. Osnoss discussed the PIPE investor allocations, eventually agreeing to the amount of $125 million from third-party PIPE investors and $100 million from Third Point, which, together with the Ant Financial PIPE, implied ownership for pre-Business Combination shareholders of 42.1% and Cash Consideration of approximately $961 million, in a no redemption case. The agreed cumulative amount of the PIPE Investments of $350 million was in excess of the $250 million contemplated in the executed term sheet. Mr. Farley, Mr. Osnoss and Mr. Stern addressed the diligence discussed above via email. Mr. Farley, Mr. Bonanno, Mr. Osnoss and Mr. Stern discussed the Merger Agreement representations and warranties and certain regulatory closing requirements. BH circulated revised drafts of the Shareholders Agreement and Relationship Agreement reflecting Third Point’s proposed terms. Mr. Farley, Mr. Loeb, Mr. Targoff and Ms. Brem discussed Silver Lake’s counter proposal to Third Point with respect to the Shareholders Agreement, Relationship Agreement and Registration Rights Agreement, and in particular, the post-closing lock-up periods. Mr. Bonanno, and representatives of Credit Suisse held a call to discuss Merger Agreement mechanics with a potential Primary PIPE Investor. Mr. Farley and Mr. Osnoss discussed lock-ups and issues with respect to Third Point.

Also on January 14, 2020, FPAC’s board of directors met to discuss the status of the transaction. Mr. Farley and Mr. Bonanno provided the board with an update, informing them that the parties were close to an agreement and were working towards an announced signing in the coming days. Mr. Farley discussed the economic terms of the Business Combination, which had not changed since prior board meetings. Mr. Dawson and Mr. Kenny also attended the meeting and answered questions. After further discussion, and subject to there being no material changes to the terms of the transaction as outlined to the board by Mr. Farley and Mr. Bonanno and the form of the draft Merger Agreement provided to the directors in advance of the meeting, the board unanimously determined that the Business Combination was advisable and fair to and in the best interest of FPAC and its stockholders and unanimously approved the Merger Agreement and the Business Combination. The FPAC board also determined that Global Blue would satisfy value requirement under FPAC’s amended and restated certificate of incorporation that the target of FPAC’s Initial Business Combination have a fair market value of at least 80% of the funds in the Trust Account (with certain exclusions). Mr. Farley and Mr. Bonanno undertook to keep the board apprised of developments over the ensuing 24-48 hours, and to reconvene a meeting if warranted.

On January 15-16, 2020, STB, ML, Silver Lake, PJT, Global Blue, Niederer Kraft Frey AG, Swiss counsel to Global Blue, B&K, Deloitte, FPAC, BH, Third Point and FTI participated in a series of conference calls to finalize all documentation and discuss signing and public announcement logistics. ML discussed the terms of the Primary PIPE Subscription Agreement with representatives of each of the Primary PIPE Investors and finalized the form of such agreement. B&K provided ML with their comments on the Merger Agreement and ML circulated a revised draft of the Merger Agreement to STB, Mr. Farley, Mr. Bonanno and BH. Aon circulated a draft of the RWI policy to ML who forwarded to Mr. Bonanno and Mr. Farley. ML circulated a substantially final draft of the Disclosure Schedules and Merger Agreement to both Mr. Bonanno and Mr. Farley, as well as Aon, for review.

During the week commencing January 13, 2020, Mr. Farley, Mr. Stern, the Brunswick team and the Credit Suisse team held a call to discuss the post-announcement investor call. Multiple drafts of the announcement press release and FPAC’s Current Report on Form 8-K announcing the transaction were circulated for review and comments.

Also on January 15-16, 2020, FPAC, Third Point, Silver Lake, and respective legal advisors held calls for Third Point and Silver Lake to resolve the remaining open points related to the Shareholders Agreement, Relationship Agreement and Registration Rights Agreement, including in particular, the post-closing lock-up periods, as well as the terms of the Third Point’s Secondary PIPE Investment. The parties agreed that, subject to certain exceptions, the post-Closing lock-up applicable to the Founder and Third Point would be one year for the New Global Blue Shares received in respect of Founder Shares and the New Global Blue Warrants received in respect of Private Placement Warrants (and New Global Blue Shares received upon exercise of New Global Blue Warrants), and six months in respect of all other New Global Blue Shares and New Global Blue Warrants, including those purchased in the open market, acquired by Third Point pursuant to its Secondary PIPE Investment, or in respect of FPAC Common Stock acquired in the IPO or pursuant to the Backstop. A six-month lock-up would also apply to the Seller Parties, subject to certain exceptions. All lock-ups would cease to apply if the VWAP of New Global Blue Shares equals or exceeds $12.00 for 20 Trading Days out of a 30 Trading Day period (after adjustment for share splits, dividends, reorganizations, recapitalizations, etc.), provided that such period at least (i) 150 days after the Closing Date with respect to the Founder’s and Third Point’s New Global Blue Shares and New Global Blue Warrants issued in exchange for the Founder Shares and Private Placement Warrants (and any New Global Blue Shares underlying the New Global Blue Warrants) and (ii) 60 days after the closing date with respect to any Voting Shares and/or New Global Blue Warrants purchased in the open market, initial public offering of FPAC, or by Third Point pursuant to its Secondary PIPE Investment, and certain shares of New Global Blue pursuant to the Backstop, by the Founder or Third Point or any member of its respective group and any Voting Shares and/or New Global Blue Warrants (other than the Excluded Institutional Shares and the Excluded Manager Shares) owned by Cayman Holdings, Globetrotter or the Management Sellers.

On January 15, 2020, each of the Primary PIPE Investors executed and delivered to ML subscription agreements in respect of their PIPE investments, and ML provided copies of the executed agreements to STB. STB provided to ML an executed copy of Ant Financial’s Secondary PIPE Investment agreement.

On January 16, 2020, after relevant comments and updated drafts of the Merger Agreement and other various agreements were shared with and agreed to by the parties, ML, STB and BH circulated the execution versions of the Merger Agreement, including the Disclosure Schedules and all exhibits, the Voting and Support Agreement, the Shareholders Agreement, the Relationship Agreement, Third Point’s Secondary PIPE Investment agreement and various other documents to be delivered concurrently with the signing. ML circulated a final draft of the Merger Agreement to Aon, as well as an executed version of the Merger Agreement. The RWI was confirmed to be in effect on January 16, 2020.

STB, ML and BH released signatures on behalf of their clients early in the morning of January 16, 2020. Prior to the opening of the U.S. capital markets, the press release was released and FPAC’s Current Report on Form 8-K was filed with the SEC. FPAC and Global Blue hosted an investor call to discuss the Business Combination at 9:30 AM EST.

A novel strain of coronavirus (with the resulting illness referred to as COVID-19), that was first identified in China in the Fall of 2019, began to receive widespread coverage in January 2020, and rapidly spread to over 170 countries globally. On March 11, 2020, the World Health Organization recognized the coronavirus as a pandemic. Since March 2020, most of the key European countries where Global Blue operates closed their borders to non-essential travel and all but essential retail stores have been required to close, although recently certain European countries have begun to permit non-essential retail stores to reopen.

From mid-March through early May, representatives of Global Blue shared information with representatives of FPAC with respect to the impact the COVID-19 pandemic was having on Global Blue. FPAC has given its consent, upon request by Global Blue, to certain actions otherwise restricted by the terms of the Merger Agreement, largely related to measures Global Blue has implemented in response to the coronavirus outbreak.

FPAC’s board of directors met on April 13 and 14, 2020 and FPAC management provided an update on its assessment of the impact of the pandemic on Global Blue. Mr. Farley and Mr. Bonanno advised the other directors that they continued in discussions with Global Blue to monitor the situation. They noted that Global Blue has advised them that given the global and evolving nature of the coronavirus outbreak and its impact on the international travel and extra-regional shopping sectors, the related negative impact on Global Blue’s expected results of operations could not be accurately or reasonably quantified. At these meetings, Mr. Dawson of ML advised the board with respect to the terms of the Merger Agreement and the related agreements, including, with respect to the board’s ability to change its recommendation of the Business Combination and the closing condition regarding the absence of a “Material Adverse Effect” with respect to Global Blue, as well as the board’s duty of candor to stockholders with respect to such matters. Counsel to the independent directors concurred with his advice. Mr. Dawson also noted the Merger Agreement required FPAC to take all reasonably necessary action to consummate the Business Combination, subject to the express closing conditions, and that FPAC was continuing to abide by such obligations.

Mr. Farley spoke with Mr. Osnoss on April 14, 2020, to advise him that he and Mr. Bonanno were keeping the FPAC board apprised. Mr. Farley noted that the FPAC board would have to consider whether it could still recommend in favor of the Business Combination as of the date that an amended preliminary proxy statement/prospectus was filed with the SEC, and that the lack of forecasts and certain other information made it difficult at that time for the FPAC board to assess the impact of the pandemic on Global Blue. Mr. Osnoss and Mr. Farley discussed the possible timing of a filing of an amended preliminary proxy statement/prospectus in light of Mr. Farley’s statements about the board’s ongoing reconsideration of its recommendation. Mr. Osnoss noted that Global Blue supported the FPAC board taking a limited time for further deliberations, including the evaluation of any newly available information with respect to Global Blue’s business, but requested that any response include any specific changes to the transaction the FPAC board would require to continue to recommend that FPAC stockholders vote for the Business Combination. In addition, Mr. Osnoss offered to meet with the board to listen to their perspectives and address questions they might have. A follow-up conversation on these topics ensued on April 21, 2020.

On April 25, 2020, the FPAC board met and Mr. Farley and Mr. Bonanno presented their assessment of Global Blue’s financial condition as a result of the pandemic under various potential scenarios for a resumption of Global Blue’s business. The assessment had been prepared by FPAC management using a Global Blue future liquidity modelling tool provided to FPAC management by Global Blue and Silver Lake to assist FPAC management in its consideration of future liquidity scenarios for Global Blue, but without specific forecasts from Global Blue as its management continued to inform FPAC that Global Blue was unable to prepare any forecasts. They advised the board that, pro forma for the Closing and the payment of the pre-closing dividend of approximately €154 million (approximately $168 million) to Global Blue shareholders in cash, in FPAC management’s view New Global Blue would face liquidity issues following Closing. They also advised the board of their view that Global Blue’s value had deteriorated materially and significantly since the Merger Agreement had been signed. Mr. Farley shared with the FPAC board Mr. Osnoss’ request that FPAC state what would be required to retain the board’s recommendation in favor of the Business Combination. Mr. Farley noted that Mr. Osnoss had made no specific proposals but had indicated a willingness to discuss certain aspects of the transaction including future liquidity alternatives for Global Blue and had requested a chance to speak with the board. In response, the FPAC board directed Mr. Farley to contact Silver Lake on its behalf to explore potential changes in the terms of the Business Combination to address short- and longer-term liquidity, capital structure and value concerns. At this meeting, Mr. Dawson again discussed with the board the provisions of the Merger Agreement with respect to a change in the board’s recommendation and the closing condition with respect to a “Material Adverse Effect.”

On April 27, 2020, Mr. Farley spoke with Mr. Osnoss regarding potential changes to the terms of the Business Combination. With respect to liquidity, Mr. Osnoss advised Mr. Farley that the Seller Parties might consider various actions, including a restructuring or delayed payment of a portion of the pre-closing cash dividend, to address liquidity needs of New Global Blue post-Closing. Mr. Farley did not present a specific proposal to Mr. Osnoss, but noted that, even if New Global Blue’s short-term liquidity issues were addressed, FPAC’s board was unlikely to continue to recommend that FPAC stockholders vote for the Business Combination unless the longer-term liquidity issues, capital structure, and valuation issues were also addressed as part of a comprehensive package. Mr. Farley and Mr. Osnoss had a subsequent conversation on this matter on May 2, 2020.

FPAC’s board met again on May 2, 2020. Immediately prior to the meeting, Mr. Dawson of ML received and forwarded to the FPAC directors, a letter from Greg Varallo of Bernstein Litowitz Berger & Grossman LLP, as a Delaware counsel on behalf of the Seller Parties. The letter commented on the provisions of the Merger Agreement respecting a change in the board’s recommendation and also on FPAC’s continuing obligation to work towards a consummation of the Business Combination. At the meeting, Mr. Farley reported on his conversations with Mr. Osnoss. In addition, Messrs. Farley and Bonanno presented their updated assessment of Global Blue’s financial condition, which was prepared by FPAC management as described above in respect of the April 25, 2020 board meeting. The board also discussed the letter from the Seller Parties’ Delaware counsel, and Mr. Dawson of ML and counsel to the independent directors answered questions from the directors.

On the evenings of May 5 and May 6, 2020, FPAC’s board of directors met again, at which time Messrs. Farley and Bonanno presented a further updated assessment of Global Blue’s financial condition. Representatives of ML and counsel for the independent directors attended. At the May 6, 2020 meeting, the FPAC board unanimously resolved to change its recommendation to FPAC’s stockholders to “AGAINST” the Business Combination. The board based its decision on the reasons described below under “—FPAC’s Board of Directors” Reasons for the Change in Recommendation to AGAINST the Business Combination.” The board discussed with counsel and approved a form of press release announcing its decision and directing FPAC management to share a draft with STB, consider STB’s comments in good faith and then issue the final press release before stock markets opened on May 7, 2020.

In the early evening of May 6, 2020, ML shared a draft of the press release with STB. After making certain changes in response to STB’s comments, the press release was publicly released by FPAC at 6:00 A.M. on May 7, 2020. Shortly thereafter, Global Blue issued its own press release reacting to the FPAC board’s change of recommendation.

On May 23, 2020, representatives of Globetrotter sent Mr. Farley a memorandum, addressed to the FPAC board, outlining certain proposed changes to the Transaction terms that Globetrotter and the other Global Blue shareholders were prepared to offer in connection with the Business Combination. In the memorandum, Globetrotter proposed the following (the “Proposed Enhancements”): (i) convert the approximately $168 million cash dividend, which would be due to the pre-Business Combination shareholders of Global Blue pursuant to the terms of the Merger Agreement, to New Global Blue Shares valued at $10.00 per share (which would be approximately 16.8 million New Global Blue Shares, subject to changes in the EUR/USD exchange rate until Closing); (ii) discuss ways to target $1.00+ in value per FPAC Warrant paid in connection with closing of the Business Combination; (iii) the pre-Business Combination Global Blue shareholders matching share-for-share every Founder share (in addition to the 2,500,000 Excluded Founder Shares which Founder had already agreed to surrender for Contingent Shares) that the Founder agrees to convert to an earn-out share that could have vesting conditions to be agreed (but suggested to be split evenly among $12, $13 and $14 per share price vesting conditions), which would accrete further value to the Public Stockholders; and (iv) collaborate with FPAC in an effort to reduce transaction fees and expenses.

In the memorandum to the FPAC board, Globetrotter also informed the FPAC board that it had acquired shares of FPAC Class A Common Stock representing approximately 12% of the total outstanding shares of FPAC Common Stock and that it had acquired such shares with the intention of supporting the Business Combination, including by voting the shares of FPAC Class A Common Stock beneficially owned by Globetrotter for the Merger in favor of the Business Combination Proposal. On May 27, 2020, Globetrotter and certain of its affiliates filed a Schedule 13D with the SEC disclosing such acquisition of FPAC Class A Common Stock, as well as filing its memorandum to the FPAC board as an exhibit to the Schedule 13D.

In the memorandum, Globetrotter enumerated various factors to support their continued confidence in Global Blue and why the FPAC stockholders should vote in favor of the Business Combination. These factors and their underlying support included:

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Globetrotter’s continued belief in the long-term value of the Global Blue enterprise—Globetrotter noting, among other things, its beliefs as follows with respect to Global Blue: Global Blue’s history of growth innovation and leadership; most travel related companies have experienced negative results and/or withdrawn public guidance because of the pandemic results, but high quality businesses continue to have significant enterprise value; Global Blue will continue to be well-positioned versus its competitors in a post-COVID-19 world; and recently certain destination countries for tax-free shopping have started to formulate plans to ease the lockdown, including reopening shops and borders.

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Globetrotter’s belief that voting in favor of the Business Combination was in the best interest of the FPAC stockholders—Globetrotter noting, among other things, that stockholders should be empowered to have a choice between participating in the future ownership of New Global Blue or redeeming their shares as part of the transaction for cash in the Trust; a rejection of the Business Combination would likely lead to a liquidation of FPAC beginning on September 14, 2020 according to FPAC’s charter; under the exclusivity terms of the Merger Agreement, neither FPAC nor Third Point may explore an alternative deal while the transaction contemplated by the Merger Agreement is pending; an improper termination of the Merger Agreement would expose FPAC to liability under the Merger Agreement; and the Warrants would expire worthless in a liquidation.

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Globetrotter’s belief that New Global Blue would have ample liquidity to operate for more than twelve months in a protracted travel restriction scenario—Globetrotter noting, among other things: Moody’s recently noted that Global Blue currently has approximately €300 million in cash on hand; Global Blue’s shareholders were willing to further bolster the New Global Blue balance sheet by converting their cash dividend entitlement of approximately $168 million into approximately 16.8 million New Global Blue Shares; and Global Blue’s estimated pro forma net leverage ratio on normalized metrics was roughly half that of Global Blue’s primary competitor.

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Globetrotter’s belief that the Public Warrants were undervalued by approximately 100% at recent trading levels—based on, among other things, illiquidity, as well as uncertainty whether the Business Combination will be consummated versus the possibility of FPAC being liquidated and the Warrants expiring worthless; and that there was a potential opportunity to create value for FPAC stockholders and Warrant holders alike, by exploring options employed by prior SPACs such as exchanging shares for warrants, reducing dilution by reducing the warrant conversion ratio in exchange for a cash payment, or purchasing warrants.

On May 24, 2020, FPAC management discussed Globetrotter’s memorandum with ML, and on May 25, 2020, the FPAC board met to discuss the memorandum. The FPAC board directed management to request from Global Blue certain clarifications and further information the FPAC management advised was necessary to enable them to evaluate and respond to the proposal. In addition, it was noted that in order to implement certain parts of the proposal it would be necessary to obtain the consent of both the Founder and Third Point. The board thus directed FPAC management to reach out to Third Point with a view to formulating an acceptable comprehensive response for Globetrotter’s consideration.

ML provided to STB the information requests of FPAC’s management on May 25, 2020 and May 26, 2020. In connection with those requests, ML also informed STB that it and FPAC management had been directed to develop a comprehensive response to the Globetrotter proposal that would be acceptable to Third Point and other FPAC stakeholders, and that would enhance the value of the Transaction to FPAC’s common stockholders, and to present such response to Globetrotter as quickly as possible. Between May 26, 2020 and June 7, 2020, Global Blue provided responses to certain of FPAC management’s information requests.

On May 29, 2020, FPAC management and ML met with representatives of Third Point to discuss the proposal and potential responses. Between May 30, 2020 and June 8, 2020, FPAC management and ML shared information with respect to Global Blue with Third Point and worked with them to formulate a response to Globetrotter. In formulating the response, FPAC management considered changes to the Transaction that were intended to enhance New Global Blue’s position as a public company, address what FPAC management believed to be short- and longer-term liquidity issues for New Global Blue, enhance deal certainty and create value for all stockholders. FPAC management acknowledged, after consulting with Third Point, that in formulating any such response they would have to be willing to accept compromises on various points, including on value.

In a conversation between Mr. Osnoss and Mr. Farley on June 9, 2020, Mr. Farley presented a portion of the proposal to Mr. Osnoss. The response was not fully presented as before all its components could be conveyed it became clear that the framework was not acceptable to Globetrotter. ML then contacted STB to discuss next steps. ML delivered the full proposal in a further conversation between ML and STB on June 12, 2020. FPAC management’s framework consisted of the following elements:

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Global Blue and FPAC would initiate discussions with the lenders under the New Facilities with the goal of modifying the financial covenant contained in the New Facilities when such covenant will first be measured in September 2021.

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The Seller Parties would waive the approximately €154 million (approximately $168 million) cash dividend to which they were entitled under the terms of the Merger Agreement concurrently with the Closing (and not receive any New Global Blue Shares in place of the cash), and FPAC would waive the post-closing working capital adjustment under the Merger Agreement (which FPAC management estimated would be approximately €87 million in FPAC’s favor and would have been settled in the form of New Global Blue Shares valued at $10.00 per share).

•	The Seller Parties would agree to a shift of €100.0 million of Cash Consideration to Share Consideration in the form of New Global Blue Shares valued at $10.00 per share.

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The maximum amount of Series A Preferred Shares that could be issued would be reduced from €200.0 million to €100.0 million, with the difference in Share Consideration being delivered to the Seller Parties in the form of New Global Blue Shares.

•	Globetrotter would agree to not redeem the 9,487,500 shares of FPAC’s Class A Common Stock that it had acquired since May 17, 2020.

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The maximum amount of the Backstop would be reduced to $250.0 million (under the Maximum Redemption Scenario, the Backstop Provider would be obligated to purchase shares of FPAC Class Common Stock for approximately $392.5 million).

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The enterprise value on which the Cash Consideration and Share Consideration was based under the terms of the Merger Agreement would be reduced from €2.3 billion to €1.9 billion and the Cash and Share Consideration would be adjusted accordingly.

•	Globetrotter and Founder would each agree to have 1.5 million New Global Blue Shares to be received by them convert to earn-out shares that would have vesting conditions to be agreed.

•	The parties would discuss appropriate steps to enhance the value of the New Global Blue Warrants post-Closing.

If implemented, FPAC management’s framework would result, based on FPAC management’s analysis, in the Seller Parties receiving, in the Maximum Redemption Scenario (but excluding the redemption of the 9,487,500 FPAC shares purchased by Globetrotter after announcement of the Transaction), net cash proceeds of approximately €356 million at Closing, consisting of Cash Consideration of approximately €444 million less approximately €88 million, which Globetrotter would forego by not redeeming the 9,487,500 FPAC shares purchased after the announcement of the Transaction. In addition, the Seller Parties would receive an equity interest in New Global Blue of approximately 58.7%, of which €100.0 million would be in the form of Series A Preferred Shares. The equity interest would consist of 52.6% based on the Share Consideration and 6.1% from Globetrotter not redeeming its 9,487,500 FPAC shares purchased after announcement of the Transaction. In addition, if FPAC management’s framework were implemented, following the Closing of the Transaction New Global Blue’s cash would be €254 million higher (and net debt would be lower by the same amount) than under the current terms of the Transaction.

Under the current terms of the Transaction, the Seller Parties would receive, in the Maximum Redemption Scenario (including the 9,487,500 FPAC shares purchased by Globetrotter after announcement of the Transaction), cash proceeds of approximately €738 million at Closing, consisting of Cash Consideration of approximately €584 million plus a cash dividend of approximately €154 million. In addition, the Seller Parties would receive an equity interest in New Global Blue of approximately 55.6% (including estimates of certain closing adjustments under the Merger Agreement), of which €200.0 million would be in the form of Series A Preferred Shares. Also under the current terms, Globetrotter would be entitled to receive an additional approximately €88 million from the redemption of the 9,487,500 FPAC shares purchased by Globetrotter after the announcement of the Transaction, which amount is approximately equal to the purchase price Globetrotter paid for such shares. The Maximum Redemption Scenario assumes Globetrotter redeems such 9,487,500 FPAC shares, which Globetrotter is entitled to do, although Globetrotter has not made a decision whether or not it will redeem such FPAC shares.

On June 13, 2020, the FPAC board met and FPAC management updated them on the discussions with Globetrotter.

As of the date of the proxy statement/prospectus, the parties have not come to any agreement on changes to the terms of the Merger Agreement.

FPAC’s Board of Directors’ Reasons for the Change in Recommendation to AGAINST the Business Combination

After careful consideration and consultation with FPAC’s management and outside legal advisors, on May 6, 2020, FPAC’s board, consisting of two management directors and three independent directors, unanimously determined that the Business Combination Proposal is not advisable or fair to, or in the best interest of, FPAC and its stockholders and unanimously changed its previous recommendation and now recommends that FPAC’s stockholders vote or give instructions to vote “AGAINST” the Business Combination Proposal and “AGAINST” the Adjournment Proposal.

The board’s recommendation against the Business Combination Proposal (and the Adjournment Proposal) represents a change from the board’s initial recommendation. On January 14, 2020, prior to the execution, delivery and public announcement of the Merger Agreement, FPAC’s board had unanimously (i) approved the Merger Agreement and the transactions contemplated thereby, (ii) determined that the Business Combination was advisable and fair to and in the best interests of FPAC and its stockholders and (iii) recommended that FPAC’s stockholders approve the Business Combination Proposal and the Adjournment Proposal. However, the Merger Agreement provides that the board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by FPAC’s board of its fiduciary obligations to FPAC’s stockholders under applicable law. The board unanimously determined that a failure to make a Change in Recommendation would have constituted such a breach.

Prior to the Change in Recommendation, FPAC was informed by Global Blue management that the ongoing COVID-19 pandemic is having a significant negative impact on Global Blue’s financial condition, revenues and results of operations, the full impact and duration of which they are unable to accurately or reasonably forecast at this time. FPAC’s management has informed the board that it no longer supports the Business Combination.

In evaluating the Business Combination and making these determinations and this Change in Recommendation, FPAC’s board consulted with FPAC’s management and outside legal advisors. FPAC’s board considered a number of factors, including, but not limited to, the factors discussed below. In light of the wide number and complexity of the factors considered in connection with its evaluation of the Business Combination, the board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered. The FPAC board views its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the FPAC board’s reasons for its Change in Recommendation and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

The FPAC board considered, among others, the following factors supporting its decision for a Change in Recommendation:

Impact of COVID-19 Pandemic on Global Blue Operations. FPAC has been informed by Global Blue management that, as a result of the ongoing COVID-19 pandemic and related economic impact, Global Blue is experiencing a near-total reduction in transaction volume. During March 2020, most of the key European countries where Global Blue operates closed their borders to non-essential travel and all but essential retail stores were required to close. As a result, there are now only significantly limited TFS transactions in these countries, and this is expected to be the case for so long as such measures substantially in the current form remain in place and are not relaxed. In addition, other countries in Europe and the APAC region in which Global Blue operates, including those without border restrictions, are similarly experiencing significant declines in TFS transactions as a result of the COVID-19 health crisis and actions of governments and others in response to it. As a result, Global Blue’s revenues for April 2020 declined to approximately 4.8% of the revenues for April 2019, and, in the view of FPAC management, no change is expected in the near term.

Further, given the global and evolving nature of the COVID-19 pandemic, Global Blue management informed FPAC management that it could not predict when its impact on Global Blue will subside or how quickly thereafter international travel and demand for TFS, and Global Blue’s business, will return to or approach pre-outbreak levels. Global Blue’s business depends predominately on cross-border travel and will not benefit materially from any domestic travel recovery in any country. See “Risk Factors–Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—The COVID-19 pandemic has had a significant negative impact on Global Blue’s financial results, as experienced by the broader market, including the international travel and extra-regional shopping sectors. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the outbreak and health concerns subside and the related preventative measures are lifted” and “Information Related to Global Blue—Global Blue’s Business—Other Information About Global Blue.”

Impact of COVID-19 Crisis on Global Blue Liquidity. FPAC has been informed by Global Blue management that, in light of the COVID-19 pandemic and the near total reduction in Global Blue’s business as a result of the significant reduction in international travel and shopping, Global Blue has taken a wide range of measures to reduce its cash expenditures while still attempting to maintain core internal functions, serve clients who remain active and preserve the ability to ramp-up operations to capture volume rebound. In accordance with the terms of the Merger Agreement, FPAC provided its consent to actions specified in several written requests from Global Blue Management. On April 21, 2020, Global Blue had informed FPAC management that as a consequence of these actions, Global Blue’s monthly cash expenditures had been reduced to approximately €13.5 million, which has subsequently been reduced further to €12.0 million as indicated in an update to FPAC management on May 29, 2020, with further potential cost saving measures to be taken. In addition, in March 2020, Global Blue requested FPAC to consent under the terms of the Merger Agreement to Global Blue drawing €79.0 million under its Existing Revolving Credit Facility, which was nearly the full remaining available amount, and FPAC provided such consent. Global Blue management described this drawdown as a precautionary decision to strengthen the balance sheet with no immediate usage of the proceeds planned. See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—COVID-19” and “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.” FPAC management and the FPAC board considered that these steps to manage liquidity would be offset by Global Blue’s distribution of the cash dividend to its pre-Business Combination shareholders to which they are contractually entitled by the Merger Agreement, which will be approximately €154 million, or $168 million (the “Cash Dividend”). FPAC management informed the FPAC board of its belief that, notwithstanding the measures taken to preserve liquidity, including the drawdown of the Existing Revolving Credit Facility and Global Blue’s cash position of approximately €300.0 million at March 31, 2020 (pro forma for the aforementioned €79.0 million drawdown under the Existing Revolving Credit Facility), New Global Blue will not have sufficient cash to fund operations in its current financial year, and potentially soon after the Closing. FPAC management is also concerned that New Global Blue will continue to require additional cash to fund operations for a significant period of time, and these liquidity concerns are heightened by the increased working capital needs that would accompany any significant resumption of Global Blue’s business after the effects of the pandemic subside. FPAC’s management estimates that under a range of scenarios it believes are reasonable respecting the timing of any resumption of Global Blue’s business, New Global Blue’s financing needs during the 18 months following a Closing would be significant, and FPAC cannot be certain that New Global Blue would have access to adequate debt or equity financing during this period. Further, absent a significant and rapid recovery of Global Blue’s business, FPAC management believes the aggregate amount of New Global Blue’s indebtedness and the Series A Preferred Shares (which FPAC expects will be fully issued upon a Closing) would be more than Global Blue’s business in its current condition would be able to sustain and may impede access to additional necessary financing. FPAC management also estimates that New Global Blue may have difficulty meeting the financial covenant in the New Facilities when such covenant is first tested in September 2021. Finally, the FPAC board considered that on March 31, 2020, Moody’s Investors Service announced that it had downgraded Global Blue’s investment rating from B2 to B1, with a negative outlook. While this downgrade was not expressly linked to any liquidity concerns, FPAC’s management believes it will nonetheless adversely impact New Global Blue’s ability to secure financing to address its liquidity needs.

As discussed above under “—The Business Combination Proposal – Background to the Business Combination”, subsequent to the FPAC board’s decision to change its recommendation, on May 23, 2020, representatives of Globetrotter sent Mr. Farley a memorandum, addressed to the FPAC board, outlining certain proposed changes to the Transaction terms that Globetrotter and the other Global Blue shareholders were prepared to offer in connection with the Business Combination and which sought to address, among other things, concerns about Global Blue’s liquidity. On June 9, 2020 and June 12, 2020, FPAC management and ML outlined a counterproposal to Globetrotter and STB that, in FPAC management’s view, would have better addressed what FPAC management views as New Global Blue’s short- and longer- term liquidity issues, would have helped bolster post-Transaction Global Blue’s position as a public company and increase the likelihood of closing the Transaction. FPAC’s management’s counterproposal has not been accepted.

Lack of Meaningful Current Forecasts or Other Information. As discussed below under “—Certain Projected Financial Information”, Global Blue management provided to FPAC and its board of directors, in conjunction with their evaluation of the Business Combination in December 2019 – January 2020, Global Blue management’s internally prepared financial projections, including its forecasts for the financial years ended March 31, 2020 and 2021 as well as medium-term objectives for the following financial years up to March 31, 2024. Such forecasts were prepared by Global Blue management in August 2019 and accordingly could not have taken account of the impact of the ongoing COVID-19 health crisis on Global Blue. Global Blue management informed FPAC in April 2020 with respect to these forecasts that given the global and evolving nature of the COVID-19 pandemic, Global Blue management could not forecast when the impacts of the pandemic would subside or how quickly thereafter international travel, consumer spending, and demand for TFS and Global Blue services would return to pre-pandemic levels. Since April, Global Blue management has not provided FPAC with any post-COVID-19 revenue forecasts. In addition, Global Blue’s audited financial statements for its financial year ended March 31, 2019, as revised as of April 14, 2020, include in the notes the statement that “[Global Blue] cannot reasonably estimate the duration and severity of this pandemic, which could have a significant negative impact on [Global Blue’s] business, results of operations and cash flows in the year ending 31 March 2021.” Global Blue’s independent registered public accounting firm noted this subsequent event disclosure in its audit opinion respecting such financial statements. As a result, FPAC’s management, board of directors and stockholders lack meaningful forecasts or certain other information about Global Blue.

Valuation. In initially approving the Business Combination in January 2020, the board considered that the valuation of Global Blue based on an implied acquisition multiple of 12.1x forecasted Adjusted EBITDA for the financial year ending March 31, 2021 represented a discount to a peer group of publicly traded integrated payment networks, payment processors and payment networks that was jointly developed by FPAC management and Global Blue management for valuation purposes. These publicly traded companies consisted of Amadeus IT Group, S.A., Edenred SA, FleetCor Technologies, Inc., Wex Inc., Mastercard Incorporated, Visa Inc., Worldline SA, Fiserv, Inc., Fidelity National Information Services, Inc. (FIS), and Global Payments Inc. This same peer group valuation data, in the context of Global Blue’s relative valuation, was used by FPAC management and Global Blue management in marketing the Transaction to the Primary PIPE Investors and in initial meetings with potential investors following the announcement of the Transaction in January 2020. Given the lack of any forecasts provided to FPAC for Global Blue that take into account the impact of the pandemic, the board believes that this valuation is no longer reliable. Based on publicly available information, FPAC management believes that most if not all members of this peer group, while impacted by the COVID-19 crisis, have to date been adversely impacted to a significantly lesser degree than Global Blue and thus does not consider these companies’ current market valuation as an accurate indicator of the value of Global Blue. This is particularly so given FPAC management’s belief that Global Blue, even if the steps identified by Global Blue to mitigate what FPAC management believes to be Global Blue’s short-term liquidity issues were implemented, would have insufficient capital and liquidity to fund its operations following the closing of the Transaction and given FPAC management’s belief as to the premium placed in the current market environment on balance street strength and liquidity to enable companies to ride out the pandemic and the related economic fallout. FPAC management informed the board that management believes the current value of Global Blue is significantly and materially lower than the value contemplated when the Transaction was approved by FPAC’s board. FPAC management also informed the FPAC board that it expects the trading price of the New Global Blue Shares to be significantly less than $10.00 per share following the Closing, and thus significantly less than the value attributed to FPAC Common Stock under the terms of the Business Combination and significantly less than the cash payment a holder of FPAC Public Shares could receive upon a redemption of such shares or liquidation of FPAC.

Trading Liquidity and NYSE listing. In the event of significant redemptions of Public Shares, the trading market for New Global Blue Shares is highly likely to be significantly illiquid. In addition, even though FPAC and Global Blue are required to use their reasonable best efforts to meet the Merger Agreement closing conditions, including obtaining listing approval from the NYSE, the FPAC board considered that New Global Blue may not be able to meet certain of the NYSE’s quantitative listing standards, which include the requirement of an expected $4.00 per share trading price, a minimum “public float” (based on all shares, except shares held by directors, executive officers and shareholders owning 10% or more of the outstanding shares) of 1.1 million shares with an aggregate value of $100.0 million and a minimum of 400 round lot holders. It is a condition to consummation of the Business Combination in the Merger Agreement that the New Global Blue Shares to be issued in connection with the Business Combination will have been approved for listing on the NYSE, subject only to official notice of issuance thereof. FPAC has informed Global Blue that it reserves its rights concerning this condition. Accordingly, even if stockholders approve the Transaction, there is no certainty the Transaction would close on or prior to the August 31, 2020 termination date provided for in the Merger Agreement if the NYSE listing approval is not obtained.

Possible Occurrence of a Material Adverse Effect. Under the terms of the Merger Agreement, it is a condition of FPAC’s obligation to close the Business Combination that no “Material Adverse Effect” (as defined in the Merger Agreement) with respect to Global Blue shall have occurred, subsequent to the execution of the Merger Agreement and prior to the Closing. The definition of Material Adverse Effect provides that the effects of a pandemic, contagious disease outbreaks and travel restrictions, among other things, shall not be taken into account in determining whether a Material Adverse Effect shall have occurred, or be reasonably expected to occur, except to the extent the impact of such matters on Global Blue are, or would reasonably be expected to be, disproportionate as compared to other participants in the industries in which Global Blue conducts business. See “–The Merger Agreement – Material Adverse Effect” and “–The Merger Agreement – Conditions to Closing.” FPAC believes it is possible the impact on Global Blue of the COVID-19 health crisis will result in the occurrence of a “Material Adverse Effect” and FPAC has informed Global Blue that it reserves its rights with respect thereto. FPAC will continue to monitor this condition to closing. Accordingly, even if stockholders approve the Transaction, there is no certainty the Transaction would close on or prior to the August 31, 2020 termination date provided for in the Merger Agreement if the FPAC board was unable to determine that all conditions to closing had been met as a result of a Material Adverse Effect having occurred with respect to Global Blue or otherwise.

Effect of Stockholder Vote Against Business Combination. In the event the Business Combination is not approved by the holders of FPAC Common Stock, or the Business Combination is not consummated for any other reason, FPAC will take steps to terminate the Merger Agreement in accordance with its terms. Following such termination, FPAC’s board of directors would consider the options available to FPAC.

Other Risks. Various other risks associated with the Business Combination, the business of FPAC and the business of Global Blue are described under “Risk Factors.”

In connection with its Change in Recommendation, the board also considered again certain positive factors concerning the Business Combination and Global Blue that it had considered in January at the time of its initial approval and recommendation of the Business Combination. The board determined that such factors should be considered in light of the COVID-19 pandemic and the related economic effect’s significant adverse impact on Global Blue’s financial condition and operations, and the lack of a forecast on the recovery of Global Blue’s business. The factors included, but were not limited to, the following:

Macroeconomic Growth Drivers. Global Blue is exposed to multiple macroeconomic growth drivers, namely emerging market wealth growth, VAT dynamics and digitalization of export validation, which will underpin the long-term growth potential of the business when international travel resumes.

Leading Global Player. Global Blue is the global leader in the TFS market with an approximately 70% share of the third-party serviced market segment prior to the COVID-19 pandemic and the related economic impact, able to serve clients in more than 40 TFS countries across EMEA, APAC, and the Americas.

Access to a Large Transactional Database. As a result of Global Blue’s market position, global presence and tenure in the market, it has collected a meaningful amount of data. As a result, Global Blue has recently launched a new set of solutions (see “Information Related to Global Blue—Global Blue’s Business—Global Blue’s Strategy—Management strategy to boost growth of TFS—Increasing TFS segment share by being the leader in product innovation and digitalization”), which the FPAC board believes could represent a new channel for revenue generation once the effects of the pandemic subside.

Consistent Investment in Technology Platform. Global Blue has invested significant amounts in technology in recent years. With multiple large releases for merchants, international shoppers, and customs currently in the early- to mid-adoption curve, there is a growth opportunity once fully rolled-out and the effects of the pandemic subside.

High Quality Portfolio of Brands. Global Blue has longstanding relationships with iconic luxury brands (an average of more than 20 years for the top-20 luxury brands) with low historical churn rates.

Potential Bolt-on Acquisitions. As a result of the depth of the portfolio and the resulting access to the c-suite at the respective brands, the FPAC board perceived there to be an opportunity to cross-sell, over time, new services and solutions to these merchants. The adjacent verticals identified by FPAC and Global Blue management were information services, consumer digital marketing, technology and payments at point-of-sale, and added value payment services.

Unique Shareholder. The opportunity to partner with Ant Financial, amongst the leading global payment firms, represented an opportunity for future accretive commercial collaborations between Global Blue and Ant Financial.

Global Blue’s Experienced and Proven Management Team. The FPAC board’s belief, after discussion with management, that Global Blue’s service management team is talented and experienced, with the ability to effectively execute Global Blue’s strategy.

Other Alternatives. The FPAC board’s belief, after a thorough review of other business combination opportunities reasonably available to FPAC, many of which the board believed were highly attractive, that the proposed Business Combination represented the best potential business combination for FPAC at the time the Merger Agreement was entered into based upon the process utilized to evaluate and assess other potential acquisition targets.

Terms of the Merger Agreement. The FPAC board considered the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination.

The FPAC board also considered a variety of risks if the Business Combination is not consummated and the Merger Agreement is terminated in accordance with its terms:

Liquidation of FPAC. The risk that FPAC is unlikely to be able to effect an Initial Business Combination with another party by September 14, 2020, forcing FPAC to either (a) seek stockholder approval for an extension of its time to complete an Initial Business Combination, or (b) liquidate, which would result in the Warrants expiring worthless.

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that restricts FPAC’s ability to consider other potential business combinations until such time as the Merger Agreement is terminated, which in the event the Business Combination is not completed could result in FPAC being unable to complete an Initial Business Combination prior to September 14, 2020.

Definition of Material Adverse Effect. That the definition of Material Adverse Effect provides that the effects of a pandemic, contagious disease outbreaks and travel restrictions, among other things, shall not be taken into account in determining whether a “material adverse effect” shall have occurred, or be reasonably expected to occur, except to the extent the impact of such matters on Global Blue are, or would reasonably be expected to be, disproportionate as compared to other participants in the industries in which Global Blue conducts business. In the event the Business Combination is approved and FPAC determines not to complete the Transaction on the basis that a “Material Adverse Effect” (as defined in the Merger Agreement) with respect to Global Blue shall have occurred, or be reasonably expected to occur, subsequent to the execution of the Merger Agreement and prior to the Closing, it is possible that such action would result in litigation among the parties. Since the outbreak of the COVID-19 pandemic, there have been several instances of litigation involving other parties over “material adverse effect” provisions. The results of any such litigation, including with respect to the future of FPAC and the Trust, are impossible to predict at this time.

In addition to considering the factors described above, the board also considered that:

Interests of Certain Persons. The officers, who also comprise two of the directors, of FPAC may have interests in the Business Combination (and its completion or termination) as individuals that are in addition to, and that may be different from, the interests of FPAC’s stockholders (see “— Interests of FPAC’s Directors and Officers in the Business Combination” and “Certain Relationships and Related Person Transactions”). FPAC’s independent directors reviewed and considered these interests during their evaluation of the Business Combination in connection with both its initial approval of the Business Combination in January 2020, and its determination in April 2020 to change its recommendation to “AGAINST” the Business Combination.

The board concluded that the potentially negative factors associated with the Business Combination substantially outweighed the potential benefits that it expected FPAC and its stockholders to achieve as a result of the Business Combination. Accordingly, on May 6, 2020, the board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were not advisable, fair to, or in the best interests of, FPAC and its stockholders. The foregoing discussion of the information and factors considered by FPAC’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by FPAC’s board of directors.

Certain Projected Financial Information

Prior to entering into the Merger Agreement, Global Blue made available certain financial projections to FPAC and FPAC’s board of directors in connection with their review of the proposed Business Combination in December 2019 – January 2020. These projections were prepared in August 2019 and did not take account of any circumstances or events occurring after such date, including the COVID-19 pandemic which arose after the projections were prepared. In April, 2020, Global Blue advised FPAC with respect to these forecasts that given the global and evolving nature of the COVID-19 pandemic, Global Blue cannot predict when the impacts of the pandemic will subside or how quickly thereafter international travel, consumer spending, and demand for TFS and Global Blue services will return to pre-pandemic levels. As a result, Global Blue cannot accurately and reasonably quantify, at this time, the related financial impact of the pandemic. In connection with the FPAC board’s Change in Recommendation, the FPAC board determined that the previously provided projections should not be considered to be of continued validity and did not rely on them as part of their determination of whether or not to change their recommendation. Accordingly, these projections have not been included in this proxy statement/prospectus.

Satisfaction of 80% Test

It is a requirement under FPAC’s amended and restated certificate of incorporation that any business acquired by FPAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an Initial Business Combination (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account). This requirement is measured at the time of the execution of the definitive agreement only, and the restated certificate of incorporation does not require or provide for a reevaluation of this after such execution.

As of January 16, 2020, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account, less the items described above, was approximately $629 million and 80% thereof represents approximately $503 million. In reaching its conclusion on the 80% asset test, FPAC’s board of directors used as a fair market value the €2.3 billion enterprise value for Global Blue, which was implied based on the terms of the Business Combination agreed to by parties in negotiating the Merger Agreement. The parties to the Merger Agreement considered factors such as Global Blue’s historical financial results, the future growth outlook and financial plan, as well as valuations and trading of publicly traded companies in similar and adjacent sectors.

On January 14, 2020, the FPAC board determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, appropriately reflected Global Blue’s value as of such date. The FPAC board based this conclusion on a range of qualitative and quantitative factors such as Global Blue’s market position, management experience, and future growth opportunities.

The FPAC board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of Global Blue met the 80% requirement as of January 16, 2020. Based on the fact that the €2.3 billion fair market value of Global Blue as described above, is in excess of the threshold of approximately $503 million, representing 80% of the balance of the funds in the Trust Account (less the items described above), the FPAC board determined that the fair market value of Global Blue at the time of the execution of the Merger Agreement was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met.

Interests of FPAC’s Directors and Officers in the Business Combination

In considering the recommendation of the board of directors of FPAC to vote “AGAINST” the Business Combination Proposal, stockholders should keep in mind that, whether the Business Combination is consummated or not, FPAC’s initial stockholders, including its directors and executive officers, have interests in such proposal that are different from, or in addition to, those of FPAC stockholders generally. In particular:

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If the Business Combination with Global Blue or another business combination is not consummated by September 14, 2020, FPAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 15,812,500 FPAC Class B Common Shares held by FPAC’s initial stockholders (the Founder and FPAC’s independent directors), which were acquired for an aggregate purchase price of $25,000 prior to FPAC’s IPO, would be worthless because FPAC’s initial stockholders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of $             million based upon the closing price of $             per share on the NYSE on                 , 2020. This includes shares with a market value of $ held by each of FPAC’s independent directors.

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The Founder purchased an aggregate of 9,766,667 Warrants from FPAC for an aggregate purchase price of $14,650,000 (or $1.50 per Unit). These purchases took place on a private placement basis simultaneously with the consummation of the IPO. All of the proceeds FPAC received from these purchases were placed in the Trust Account. Such Units had an aggregate market value of $             million based upon the closing price of $             per unit on the NYSE on                     , 2020. The purchasers of the private Units waived the right to participate in any redemption or liquidation distribution with respect to such private Units. Accordingly, FPAC Common Stock and Warrants underlying the private Units will become worthless (as will Warrants held by Public Stockholders) if FPAC does not consummate a business combination by September 14, 2020.

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The market value of each of the FPAC independent directors’ current equity ownership in FPAC Class A Common Stock and Units, based on the closing price of $             per share of FPAC Class A Common Stock and $             per unit on the NYSE as of                     , 2020, is approximately $             million.

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The Merger Agreement provides that Thomas W. Farley, FPAC’s Chief Executive Officer, President and Chairman of the Board, will become Chairman of New Global Blue. As such, in the future he could receive cash fees, stock options or stock awards that the New Global Blue board of directors determines to pay to its Chairman.

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David W. Bonanno, FPAC’s Chief Financial Officer and director, has an agreement with the Founder whereby if he remains employed by FPAC as of the Closing Date (or the closing date of another Initial Business Combination), or if his employment were terminated without cause or due to death or disability, he will be entitled to a payment comprised of a portion of the Founder’s New Global Blue Shares and New Global Blue Warrants with a value determined based on the trading value of New Global Blue Shares following the Closing Date, but in no event in excess of $10.0 million.

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If New Global Blue is unable to complete the Business Combination within the required time period, the Founder will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target business(es) or claims of vendors or other entities that are owed money by FPAC for services rendered or contracted for or products sold to FPAC, but only if such a vendor or target business has not executed a waiver.

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FPAC’s initial stockholders, including its officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on FPAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if FPAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, FPAC may not be able to reimburse these expenses if the Business Combination with Global Blue or another business combination, is not completed by September 14, 2020. As of the date of this proxy statement/ prospectus, there are no unpaid reimbursable expenses.

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The Merger Agreement provides that New Global Blue will indemnify and hold harmless each present and former director and officer of FPAC against any costs or expenses in connection with any action arising out of or pertaining to matters existing or occurring at or prior to the Closing. The Merger Agreement also provides that New Global Blue will maintain for not less than six years from the Closing provisions in its organization documents regarding the indemnification and exoneration of officers and directors that are no less favorable to such persons than the provisions in such organizational documents in effect on the date of the Merger Agreement.

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The Merger Agreement provides that for six years from the Closing, New Global Blue shall or shall cause its subsidiaries to maintain directors’ and officers’ liability insurance covering persons currently covered by FPAC’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies.

Recommendation of FPAC’s Board of Directors AGAINST the Business Combination

After careful consideration of the matters described above, FPAC’s board determined unanimously that the Business Combination Proposal, and the Adjournment Proposal (if presented) are not advisable or fair to or in the best interest of FPAC as it stockholders, and FPAC’s board of directors unanimously recommends that you vote or give instructions to vote “AGAINST” the Business Combination Proposal and the Adjournment Proposal (if presented).

Material Tax Considerations

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations for holders of FPAC Common Stock and FPAC Public Warrants (collectively, the “FPAC securities”) of (i) the Merger and related transactions, (ii) electing to have shares of FPAC Common Stock redeemed for cash if the Merger is completed, and (iii) the ownership and disposition of New Global Blue Shares and New Global Blue Warrants (collectively, the “New Global Blue securities”) acquired pursuant to the Merger and related transactions. This discussion only applies to FPAC securities and New Global Blue securities held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to holders of FPAC securities and New Global Blue securities in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	government agencies or instrumentalities thereof;

•	regulated investment companies and real estate investment trusts;

•	expatriates or former residents of the United States;

•	persons that acquired securities pursuant to an exercise of employee share options, in connection with employee incentive plans or otherwise as compensation;

•	dealers or traders subject to a mark-to-market method of tax accounting with respect to the FPAC securities or New Global Blue securities;

•	persons holding the FPAC securities or New Global Blue securities as part of a “straddle,” hedge, integrated transactions or similar transactions;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•	holders that are controlled foreign corporations or passive foreign investment companies;

•

a person required to accelerate the recognition of any item of gross income with respect to FPAC securities or New Global Blue securities as a result of such income being recognized on an applicable financial statement;

•	U.S. holders actually or constructively owning 5% or more of the FPAC Common Stock or the New Global Blue Shares;

•	a person who owns or is deemed to own 10% or more (by vote or value) of the equity of FPAC or New Global Blue; or

•	tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold our securities through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of FPAC securities, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion also does not address or consider the tax treatment of Contingent Shares to be issued to the Founder or its direct or indirect owners. This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of State, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any State, local or non-U.S. jurisdiction.

Tax Treatment of New Global Blue

Treatment of New Global Blue as a Non-U.S. Corporation for U.S. Federal Income Tax Purposes

Under current U.S. federal income tax law, a corporation generally will be considered to be a U.S. corporation for U.S. federal income tax purposes if it is created or organized in the United States or under the law of the United States or of any State. Accordingly, under the generally applicable U.S. federal income tax rules, New Global Blue, which is not a corporation created or organized in the U.S. or under the laws of the U.S. or any State but is instead a Swiss incorporated entity, would generally be classified as a non-U.S. corporation. Section 7874 of the Code and the Treasury regulations promulgated thereunder, however, contain specific rules (more fully discussed below) that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that New Global Blue should be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code, New Global Blue would be liable for U.S. federal income tax on its income just like any other U.S. corporation and certain distributions made by New Global Blue to non-U.S. holders of New Global Blue Shares would be subject to U.S. withholding tax.

The Section 7874 rules are complex and require analysis of all relevant facts, and there is limited guidance as to their application. Under Section 7874 of the Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, be subject to U.S. federal income tax on its worldwide income) if (1) the non-U.S. corporation directly or indirectly acquires substantially all of the assets held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding stock of the U.S. corporation), (2) the non-U.S. corporation’s “expanded affiliated group” does not have substantial business activities in the non-U.S. corporation’s country of organization or incorporation relative to the expanded affiliated group’s worldwide activities, and (3) the shareholders of the acquired U.S. corporation before the acquisition hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation after the acquisition by reason of holding shares in the acquired U.S. corporation (the “Ownership Test”).

Based on the complex rules for determining share ownership under Section 7874 of the Code and certain factual assumptions, former FPAC stockholders are expected to be treated as holding less than 80% (by both vote and value) of New Global Blue Shares by reason of their former ownership of FPAC Common Stock, and therefore New Global Blue is not expected to satisfy the Ownership Test. As a result, New Global Blue is not expected to be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, whether the Ownership Test has been satisfied must be finally determined after the completion of the Transaction, by which time there could be adverse changes to the relevant facts and circumstances. Furthermore, the interpretation of Treasury regulations relating to the Ownership Test is subject to uncertainty, and there is limited guidance regarding their application. In addition, changes to the rules in Section 7874 of the Code or the Treasury regulations promulgated thereunder, or other changes in law, could adversely affect New Global Blue’s status as a non-U.S. entity for U.S. federal income tax purposes. Accordingly, there can be no assurance that the IRS will not take a contrary position to those described above or that a court will not agree with a contrary position of the IRS in the event of litigation.

U.S. Holders

The discussion set forth below is applicable only to “U.S. holders” (as defined below) (i) who are residents of the U.S. for purposes of the U.S.-Swiss Treaty, (ii) that derive dividends on FPAC Common Stock and New Global Blue Shares that are not, for purposes of the U.S.-Swiss Treaty, effectively connected with a permanent establishment in Switzerland and (iii) who otherwise qualify for the full benefits of the U.S.-Swiss Treaty. A “U.S. holder” is a beneficial owner of FPAC securities or New Global Blue securities who or that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any State thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

ALL HOLDERS OF FPAC SECURITIES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE TRANSACTIONS TO THEM, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

The Merger

Subject to the discussions below of FPAC Public Warrants and Section 367(a) of the Code, the surrender by FPAC stockholders of FPAC Common Stock (and, if such FPAC stockholders are also surrendering Public Warrants, of Public Warrants) and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger, taken together with the related transactions, should qualify as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code (a “Section 351 Exchange”). New Global Blue has received an opinion from Simpson Thacher & Bartlett LLP to the effect that (1) the surrender by FPAC stockholders of FPAC Common Stock and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger, taken together with related transactions, should qualify as a Section 351 Exchange, and (2) Section 367(a) of the Code should not cause New Global Blue not to be treated a corporation for purposes of recognizing gain with respect to the surrender by FPAC stockholders of FPAC Common Stock and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger. Such opinion is based upon representations, warranties and covenants provided by New Global Blue, FPAC, Global Blue and other relevant parties and certain assumptions, all of which must continue to be true and accurate as of the effective time of the Merger. In addition, the opinion will be subject to certain qualifications and limitations as set forth in the opinion. If any of the assumptions, representations, warranties or covenants upon which the opinion is based are inconsistent with the actual facts, the tax opinion could be invalid. Although Simpson Thacher & Bartlett LLP intends to deliver an opinion regarding the U.S. federal income tax treatment of the surrender by FPAC stockholders of FPAC Common Stock and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger and the related transactions, given the complex nature of the tax rules applicable to the Merger and the related transaction and the absence of authorities directly on point or an advance ruling from the IRS, the conclusions stated in the such opinion are not free from doubt, and there is a risk that the IRS could take a contrary position to those described in the opinion and that a court will agree with such contrary position in the event of litigation.

U.S. holders exchanging FPAC Common Stock for New Global Blue Shares

A U.S. holder that owns only shares of FPAC Common Stock but not FPAC Public Warrants and that exchanges such FPAC Common Stock for New Global Blue Shares as a result of the Merger and related transactions generally should not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the New Global Blue Shares received by such U.S. holder should be the same as the aggregate adjusted tax basis of the FPAC Common Stock surrendered in exchange therefor. For U.S. federal income tax purposes the holding period of the New Global Blue Shares received by such U.S. holder will include the period during which the shares of FPAC Common Stock exchanged therefor were held by such U.S. holder.

U.S. holders whose FPAC Public Warrants become New Global Blue Warrants

A U.S. holder that owns only FPAC Public Warrants but not FPAC Common Stock and whose FPAC Public Warrants convert into New Global Blue Warrants should recognize gain or loss upon conversion of FPAC Public

Warrants into New Global Blue Warrants equal to the difference between the fair market value of the New Global Blue Warrants received and such U.S. holder’s adjusted tax basis in such U.S. holder’s FPAC Public Warrants. A U.S. holder’s tax basis in New Global Blue Warrants deemed received in the Merger and related transactions will equal the fair market value of such Warrants. A U.S. holder’s holding period in such U.S. holder’s New Global Blue Warrants should begin on the day after the Merger.

U.S. holders exchanging FPAC Common Stock and FPAC Public Warrants for New Global Blue Shares and New Global Blue Warrants

A U.S. holder that receives New Global Blue Shares in exchange for such U.S. holder’s FPAC Common Stock and whose FPAC Public Warrants convert to New Global Blue Warrants in the Merger and related transactions should recognize gain (if any) with respect to such shares of FPAC Common Stock and FPAC Public Warrants held immediately prior to the Merger in an amount equal to the lesser of (i) the excess (if any) of the fair market value of such New Global Blue Shares and New Global Blue Warrants over such U.S. holder’s tax basis in such FPAC Common Stock and FPAC Public Warrants or (ii) the fair market value of such New Global Blue Warrants. Any loss realized by a U.S. holder would not be recognized.

Gain, if any, described in the previous paragraph that is recognized by a U.S. holder will generally be long-term capital gain to the extent it is allocated to surrendered FPAC Common Stock or FPAC Public Warrants that were held by such U.S. holder for more than one year at the time of the Merger. A U.S. holder should be able to “tack on” the U.S. holder’s holding period in the surrendered FPAC Common Stock to such U.S. holder’s holding period in its New Global Blue Shares received in exchange therefor. A U.S. holder’s holding period in the New Global Blue Warrants received should begin on the day after the Merger.

Section 367(a)

Section 367(a) of the Code and the Treasury regulations promulgated thereunder impose certain additional requirements for qualifying under Section 351 of the Code with respect to transactions where a U.S. person transfers stock or securities in a U.S. corporation to a foreign corporation in exchange for stock or securities in a foreign corporation. U.S. holders of FPAC Common Stock will be deemed to transfer shares of such stock to New Global Blue in exchange for New Global Blue Shares, so that these requirements will apply.

In general, for an exchange of FPAC Common Stock for New Global Blue Shares by a U.S. holder in the Merger to meet these additional requirements, certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than 50% of both the total voting power and the total value of the stock of New Global Blue is received in the exchange, in the aggregate, by “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership); (ii) no more than 50% of each of the total voting power and the total value of the stock of New Global Blue is owned, in the aggregate, immediately after the exchange by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of FPAC; (iii) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of New Global Blue or (B) the U.S. holder is a “five-percent transferee shareholder” of New Global Blue and enters into an agreement with the IRS to recognize gain on the transferred shares under certain circumstances; and (iv) the “active trade or business test” as defined in Treasury regulation Section 1.367(a)-3(c)(3) is satisfied. The active trade or business test generally requires (A) New Global Blue to be engaged in an “active trade or business” outside of the U.S. for the 36-month period immediately before the transfer and neither the transferors nor New Global Blue to have an intention to substantially dispose of or discontinue such trade or business and (B) the fair market value of New Global Blue to be at least equal to the fair market value of FPAC, as specifically determined for purposes of Section 367 of the Code, at the time of the transfer. It is currently expected that conditions (i), (ii), and (iv) will be met and that, as a result, the Merger and related transactions will not fail to satisfy the applicable requirements under Section 367 of the Code on account of such conditions. It should be noted, however, that there is limited guidance regarding the application of these requirements to facts similar to the Transaction. In addition, the determination of whether Section 367(a) of the Code will apply to FPAC stockholders cannot be made until the Transaction is completed. Accordingly, there can be no assurance that Section 367(a) of the Code will not apply to U.S. holders of FPAC Common Stock that participate in the Merger.

If the surrender by FPAC stockholders of FPAC Common Stock (and, if such FPAC stockholders are also surrendering Public Warrants, of Public Warrants) and the acquisition of New Global Blue Shares by FPAC stockholders in exchange therefor resulting from the Merger, taken together with the related transactions, are not treated as a transfer of property to a corporation in exchange for stock qualifying for non-recognition of gain or loss under Section 351(a) of the Code or are treated as a transfer described in Section 351(a) of the Code but it is determined that Section 367(a) of the Code applies to the transfer of FPAC Common Stock (and, if such FPAC stockholders are also surrendering Public Warrants, of Public Warrants), then a U.S. holder would generally recognize gain, if any, in an amount equal to the excess of (i) the fair market value of the New Global Blue Shares (and, if such U.S. holder is also surrendering Public Warrants, New Global Blue Warrants) received over (ii) such holder’s adjusted tax basis in such FPAC Common Stock (and Public Warrants, if any). Any such gain would be capital gain, and generally would be long-term capital gain if the U.S. holder’s holding period for the FPAC Common Stock (and Public Warrants, if any) exceeded one year at the time of the Merger. The U.S. holder would not recognize any loss in such holder’s FPAC Common Stock (and Public Warrants, if any) and would not be permitted to net any such losses against any gain recognized with respect to other shares of FPAC Common Stock (and Public Warrants, if any). The consequences of an exchange of Public Warrants in the Merger by a U.S. holder of Public Warrants that does not also hold FPAC Common Stock will be as described above under “—U.S. holders converting FPAC Warrants for New Global Blue Warrants.”

Redemption of FPAC Common Stock

In the event that a U.S. holder’s shares of FPAC Common Stock are redeemed for cash pursuant to the Transactions, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the FPAC Common Stock under Section 302 of the Code. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of FPAC Common Stock treated as held by the U.S. holder relative to all of the shares of FPAC Common Stock outstanding both before and after the redemption. For this purpose, the shares outstanding after the redemption should take into account shares owned by New Global Blue as a result of the Transaction.

The redemption of FPAC Common Stock generally will be treated as a sale of the FPAC Common Stock (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of the U.S. holder’s interest in FPAC, (ii) is “substantially disproportionate” with respect to the U.S. holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder generally should take into account not only FPAC Common Stock actually owned by the U.S. holder, but also FPAC Common Stock constructively owned by it including, as appropriate, shares owned by New Global Blue after the Transaction. A U.S. holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any shares the U.S. holder has a right to acquire by exercise of an option, which would generally include FPAC Common Stock or New Global Blue Shares which could be directly or constructively acquired pursuant to the exercise of FPAC Public Warrants or New Global Blue Warrants.

There will be a complete termination of a U.S. holder’s interest if either (i) all of the FPAC Common Stock actually and constructively owned by the U.S. holder is redeemed or (ii) all of the FPAC Common Stock actually owned by the U.S. holder is redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. holder does not constructively own any other shares. In order to meet the “substantially disproportionate” test, the percentage of outstanding voting stock actually or constructively owned by a U.S. holder immediately following the redemption generally must be less than 80% of the voting stock actually or constructively owned by such U.S. holder immediately prior to the redemption. The redemption of the FPAC Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in FPAC. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in FPAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. holders should consult with their tax advisors as to the tax consequences of a redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder would generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the FPAC Common Stock redeemed. Such gain or loss generally would be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s FPAC Common Stock generally will equal the cost of such shares.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s FPAC Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the FPAC Common Stock.

Passive Foreign Investment Company Rules

Certain adverse U.S. federal income tax consequences could apply to a U.S. holder if New Global Blue is treated as a PFIC for any taxable year during which the U.S. holder holds New Global Blue Shares. A non-U.S. corporation, such as New Global Blue, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. For purposes of the PFIC income test and asset test described above, if New Global Blue owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, New Global Blue will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

New Global Blue is not currently expected to be treated as a PFIC for U.S. federal income tax purposes for the taxable year of the Transaction or for foreseeable future taxable years. This conclusion is a factual determination, however, that must be made annually at the close of each taxable year and, thus, is subject to change. There can be no assurance that New Global Blue will not be treated as a PFIC for any taxable year.

If New Global Blue were to be treated as a PFIC, U.S. holders holding New Global Blue Shares could be subject to certain adverse U.S. federal income tax consequences with respect to gain realized on a taxable disposition of such shares (or shares of any New Global Blue subsidiaries that are PFICs) and certain distributions received on such shares (or shares of any New Global Blue subsidiaries that are PFICs). Certain elections (including a mark-to-market election) may be available to U.S. holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. U.S. holders should consult their tax advisors regarding the application of the PFIC rules to their investment in New Global Blue Shares.

Taxation of Distributions

A U.S. holder generally will be required to include in gross income the amount of any cash distribution paid on the New Global Blue Shares treated as a dividend. A cash distribution on such shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Global Blue’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by New Global Blue will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations.

Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. holder’s basis in such holder’s shares (but not below zero), and any excess will be treated as gain from the sale or exchange of such shares as described below under “—U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Global Blue Shares and New Global Blue Warrants.” It is not expected that New Global Blue will determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, U.S. holders should expect that a distribution will generally be treated as a dividend.

Any dividends received by a U.S. holder (including any withheld taxes) will be includable in such U.S. holder’s gross income as ordinary income on the day actually or constructively received by such U.S. holder. Such dividends received by a non-corporate U.S. holder will not be eligible for the dividends received deduction allowed to corporations under the Code. With respect to non-corporate U.S. holders, certain dividends received from a “qualified foreign corporation” may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States that the United States Treasury Department determines to be satisfactory for these purposes and that includes an exchange of information provision. A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that New Global Blue Shares, which are intended to be listed on the NYSE, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that New Global Blue Shares will be considered readily tradable on an established securities market in later years or that New Global Blue will be eligible for the benefits of such a treaty. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of New Global Blue’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from New Global Blue if it is a passive foreign investment company in the taxable year in which such dividends are paid or in the preceding taxable year (see “—Passive Foreign Investment Company Rules” above).

As described more fully in “—Swiss Tax Consequences—Holding New Global Blue Shares—Swiss Withholding Tax” below, a U.S. holder who is not a resident in Switzerland and who does not hold the New Global Blue Shares as part of a trade or business carried on through a permanent establishment in Switzerland may be entitled to a full or partial refund of Swiss withholding tax deducted on dividends. A U.S. holder may be required to properly demonstrate to New Global Blue and the Swiss tax authorities its entitlement to the refund under the U.S.-Swiss Treaty. Subject to certain conditions and limitations (including a minimum holding period requirement), Swiss federal withholding taxes (Verrechnungssteuer) on dividends may be treated as foreign taxes eligible for credit against a U.S. holder’s United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the New Global Blue Shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New Global Blue Shares and New Global Blue Warrants

Upon a sale or other taxable disposition of New Global Blue Shares or New Global Blue Warrants and subject to the PFIC rules discussed above, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the New Global Blue Shares or New Global Blue Warrants.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the New Global Blue Shares or New Global Blue Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its New Global Blue Shares or New Global Blue Warrants so disposed of. A U.S. holder’s adjusted tax basis in its New Global Blue Shares generally will equal the U.S. holder’s acquisition cost of the FPAC Common Stock or Public Warrants exchanged therefor, reduced by the amount, if any, by which the value of the New Global Blue Warrants received in such exchange exceeds the gain such U.S. holder recognized on such exchange (see “—U.S. Holders—Merger” above) or, as discussed below, the U.S. holder’s initial basis for New Global Blue Shares received upon exercise of New Global Blue Warrants, less, in either case, any prior distributions on the New Global Blue Shares treated as a return of capital. A U.S. holder’s adjusted tax basis in its New Global Blue Warrants generally will be equal to the fair market value of such Warrants at the time of the Merger.

Exercise or Lapse of a New Global Blue Warrant

Except as discussed below with respect to the cashless exercise of a New Global Blue Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a New Global Blue Share on the exercise of a New Global Blue Warrant for cash. A U.S. holder’s tax basis in a New Global Blue Share received upon exercise of the New Global Blue Warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the FPAC Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a New Global Blue Share received upon exercise of the New Global Blue Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the New Global Blue Warrant and will not include the period during which the U.S. holder held the New Global Blue Warrant. If a New Global Blue Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in such New Global Blue Warrant.

The tax consequences of a cashless exercise of a New Global Blue Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the New Global Blue Shares received would equal the holder’s basis in the New Global Blue Warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the New Global Blue Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the New Global Blue Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New Global Blue Shares would include the holding period of the New Global Blue Warrants exercised therefore. It is also possible that a cashless exercise of a New Global Blue Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised New Global Blue Warrants treated as surrendered to pay the exercise price of the New Global Blue Warrants (the “surrendered Warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered Warrants in an amount generally equal to the difference between (i) the fair market value of the New Global Blue Shares that would have been received with respect to the surrendered Warrants in a regular exercise of the New Global Blue Warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered Warrants and the aggregate cash exercise price of such Warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the New Global Blue Shares received would equal the U.S. holder’s tax basis in the New Global Blue Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Warrants. A U.S. holder’s holding period for the New Global Blue Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the New Global Blue Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of Warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of New Global Blue Warrants.

Possible Constructive Distributions

The terms of each New Global Blue Warrant provide for an adjustment to the number of New Global Blue Shares for which the New Global Blue Warrant may be exercised or to the exercise price of the New Global Blue Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a New Global Blue Warrant would, however, be treated as receiving a constructive distribution from New Global Blue if, for example, the adjustment increases the holder’s proportionate interest in New Global Blue’s assets or earnings and profits (e.g., through an increase in the number of New Global Blue Shares that would be obtained upon exercise of such New Global Blue Warrant) as a result of a distribution of cash to the holders of the New Global Blue Shares which is taxable to the U.S. holders of such shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such New Global Blue Warrant received a cash distribution from New Global Blue equal to the fair market value of such increased interest.

Tax Reporting

Individuals and certain domestic entities that are U.S. holders will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938, subject to certain exceptions. An interest in New Global Blue constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties. U.S. holders are urged to consult with their tax advisors regarding the foreign financial asset reporting obligations and their application to New Global Blue securities.

Non-U.S. Holders

This section applies to a Non-U.S. holder. A “Non-U.S. holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of FPAC securities or New Global Blue securities who or that is not a U.S. holder, including:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of New Global Blue securities.

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. holder’s FPAC Common Stock generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s FPAC Common Stock, as described above. Any redeeming non-U.S. holder will generally not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing U.S. federal income tax liability unless one of the exceptions described below applies.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. holder in respect to New Global Blue Shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain (or be able to utilize for such purpose a loss) attributable to a sale or other disposition of New Global Blue Shares or New Global Blue Warrants unless such gain (or loss) is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, special rules may apply to a Non-U.S. holder that is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met. Holders that are such an individual should consult their tax advisors regarding the U.S. federal income tax consequences of the sale or other disposition of New Global Blue securities.

Dividends and gains that are effectively connected with the Non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a New Global Blue Warrant, or the lapse of a New Global Blue Warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. holder, as described under “—U.S. Holders—Exercise or Lapse of a New Global Blue Warrant,” above, however, a Non-U.S. holder will not be able to utilize a loss recognized upon lapse of a Warrant against the Non-U.S. holder’s U.S. federal income tax liability unless the loss is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base in the United States) or is treated as a U.S.-source loss and the Non-U.S. holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met. To the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. holder’s gain on the sale or other disposition of the New Global Blue Shares and New Global Blue Warrants.

Reporting and Backup Withholding

Dividend payments with respect to the New Global Blue Shares and proceeds from the sale, exchange or redemption of the New Global Blue Shares or New Global Blue Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly-executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Material Swiss Tax Consequences

The following summary sets forth the material Swiss tax consequences of receiving, owning and disposing of New Global Blue Shares and New Global Blue Warrants.

This summary is based upon Swiss tax laws and the practices of the Swiss tax authorities in effect on the date of this proxy statement. Such law and administrative practice is subject to change at any time, possibly with retroactive effect. The summary does not constitute tax advice and is intended only as a general guide. It is not exhaustive and shareholders should consult their own tax advisors about the Swiss tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the acquisition, ownership and disposal of New Global Blue Shares and New Global Blue Warrants.

The Merger

Subject to confirmation in relevant tax rulings, the Merger is regarded as a merger-like combination (Quasifusion) and thus qualifies as a tax-neutral transaction for Swiss tax purposes, including securities transfer tax and stamp issuance duty.

Swiss withholding tax

Subject to confirmation in relevant tax rulings, the Merger will not be subject to Swiss withholding tax.

Swiss Income Taxes

Holders resident outside of Switzerland and not engaged in trade or business in Switzerland

A holder who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, will not be subject to any Swiss federal, cantonal or communal income tax as a result of the Merger.

Swiss resident individual holders holding FPAC Common Stock and FPAC Public Warrants as private investments

Subject to confirmation in relevant tax rulings, for a holder who is an individual resident in Switzerland for tax purposes and who holds FPAC Common Stock or Public Warrants as a private investment, the exchange of FPAC Common Stock for New Global Blue Shares, the cash payments for fractional shares and the exchange of Public Warrants for New Global Blue Warrants are tax neutral for the purposes of Swiss federal, cantonal and communal income tax provided that FPAC is not merged into New Global Blue or liquidated within 5 years after the Business Combination.

FPAC Common Stock and FPAC Public Warrants held as assets of a Swiss business

Subject to confirmation in relevant tax rulings, for a holder who holds FPAC Common Stock as part of a trade or business carried on in Switzerland, the exchange of FPAC Common Stock for New Global Blue Shares is tax

neutral for the purposes of Swiss federal, cantonal and communal income tax, provided that the relevant book value of the shares is maintained. Cash payments for fractional shares are included as taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities.

Holders who hold Public Warrants as part of a trade or business carried on in Switzerland should recognize taxable gain or loss for the purposes of Swiss federal, cantonal and communal income tax to the extent the fair market value of New Global Blue Warrants exceeds or is lower, respectively, than the tax value of Public Warrants. This taxation treatment also applies to Swiss resident private individuals who, for Swiss income tax purposes, qualify as “professional securities dealers” because of, among other things, frequent dealing, or leveraging their investments, in securities.

Swiss securities turnover tax

Subject to confirmation in a relevant tax ruling the issuance of New Global Blue Shares in connection with the Business Combination and the cash payments for fractional shares will not be subject to Swiss securities turnover tax (Umsatzabgabe). The exchange of Public Warrants for New Global Blue Warrants is not subject to Swiss securities turnover tax.

Holding New Global Blue Shares

Swiss withholding tax

Non-taxable and taxable distributions

Dividends and other similar cash or in-kind distributions (including scrip or stock dividends) on New Global Blue Shares made or paid by New Global Blue are subject to Swiss federal withholding tax (Verrechnungssteuer), currently at a rate of 35% (applicable to the gross amount of the taxable distribution). The Swiss withholding tax must be withheld by New Global Blue on the gross amount of the dividend or other distribution and be remitted to the Swiss Federal Tax Administration (Eidgenössische Steuerverwaltung).

Dividends on New Global Blue Shares made or paid by New Global Blue out of capital contribution reserves (Reserven aus Kapitaleinlagen) confirmed by the Swiss tax authorities and distributions on New Global Blue Shares made or paid by New Global Blue based upon a reduction in the nominal value of New Global Blue Shares (Nennwertherabsetzung) are exempt from Swiss withholding tax.

Provided that New Global Blue is not listed on a Swiss stock exchange, New Global Blue will not be subject to restrictions on the payment of dividends out of capital contribution reserves applicable to Swiss listed companies. It is at the discretion of New Global Blue to decide whether to distribute a dividend out of capital contributions reserves free of Swiss withholding tax and/or out of profit/retained earnings/non-qualifying reserves subject to Swiss withholding tax.

Capital gains realized on the sale of New Global Blue Shares are not subject to Swiss withholding tax (other than in case of a sale to New Global Blue (i) for cancellation, (ii) if the total of repurchased shares exceeds 10% of New Global Blue share capital or (iii) if the repurchased New Global Blue Shares are not resold within the applicable time period after the repurchase, if and to the extent the redemption price less the nominal value of the redeemed New Global Blue Shares is not booked against confirmed capital contribution reserves).

Refund of Swiss withholding tax on taxable distributions

Swiss resident recipients: The relevant Swiss tax authority will refund or credit the Swiss withholding tax deducted by New Global Blue on dividends or other distributions on the New Global Blue Shares in full to holders of New Global Blue Shares who are individuals resident in Switzerland and to holders who hold the New Global Blue Shares as part of a trade or business in Switzerland, and who, in each case, among other things, are also the beneficial owners of the New Global Blue Shares and the dividends or the other distributions made or paid by New Global Blue on the New Global Blue Shares and who duly report the dividend or other distribution in their income tax return or their statutory financial statements, as applicable, for the relevant tax period.

Non-resident recipients: A shareholder who is not resident in Switzerland and who does not hold the New Global Blue Shares as part of a trade or business carried on through a permanent establishment in Switzerland may be entitled to a full or partial refund of the Swiss withholding tax deducted if the country in which the recipient resides for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met. A reduction of the Swiss withholding tax at the source is not provided for by Switzerland for portfolio holdings. Holders of New Global Blue Shares should be aware that the procedures for claiming treaty benefits (and the time frame required to obtain a tax refund) may differ from country to country and should consult their own legal, financial or tax advisors regarding the procedures for claiming a refund of the Swiss withholding tax.

Residents of the U.S.: A holder of New Global Blue Shares who is a resident of the U.S. for purposes of the U.S.-Swiss Treaty without a trade or business carried on through a permanent establishment in Switzerland to whom the shares are attributable or who is a qualified U.S. pension fund and who, in each case, is also the beneficial owner of the shares and the dividend or other distribution and who meets the conditions of the U.S.-Swiss Treaty, may, if the holder is a qualified U.S. pension fund, apply for a full refund of the Swiss withholding tax, if the holder is a corporation owning at least 10% of New Global Blue voting rights apply for a refund of the Swiss withholding tax withheld in excess of the 5% reduced treaty rate and in all other cases apply, for a refund of the Swiss withholding tax withheld in excess of the 15% treaty rate. The claim for a refund must be filed on Swiss Tax Form 82 (82C for corporations, 82I for individuals, 82E for other entities and 82R for regulated investment companies), which forms, together with the form providing instructions, may be obtained from the Swiss embassy or any Swiss consulate general in the U.S., the Swiss Federal Tax Administration at the address below or may be downloaded from the Swiss Federal tax Administration’s website. Four copies of the form must be duly completed and then signed before a notary public of the U.S. and three of them must then be sent to the Swiss Federal Tax Administration, Eigerstrasse 65, CH-3003 Bern, Switzerland. The form must be accompanied by suitable evidence demonstrating the deduction of the Swiss withholding tax, such as certificates of deduction, bank vouchers or credit slips. The form must be filed no later than December 31 of the third year following the calendar year in which the dividend subject to the withholding tax became payable.

Swiss Securities Turnover Tax

Secondary market dealings in New Global Blue Shares in which neither a Swiss domestic bank nor a Swiss domestic securities dealer (as defined in the Swiss Federal Stamp Duty Act) is a party or an intermediary to the transaction are not subject to Swiss securities turnover tax (Umsatzabgabe). For secondary market dealings in New Global Blue Shares in which a Swiss domestic bank or a Swiss domestic securities dealer is a party or an intermediary to the transaction, Swiss securities turnover tax at a rate of 0.15% of the purchase price of the New Global Blue Shares will be payable if none of the exemptions provided for in the Swiss Federal Stamp Duty Act apply. Subject to applicable statutory exemptions in respect of the parties to a transaction, generally half of the tax is charged to each of the parties.

Swiss Income Tax

Holders resident outside of Switzerland and not engaged in trade or business in Switzerland

A holder of New Global Blue Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, is not subject to any Swiss federal, cantonal or communal income tax as a result of the receipt of dividends or other distributions on New Global Blue Shares or in respect of any capital gains realized on the sale of New Global Blue Shares. Refer to “—Swiss withholding tax” above for a summary of the Swiss withholding tax treatment of dividends and other distributions and capital gains on New Global Blue Shares. Refer to “—International automatic exchange of information in tax matters” and “—Swiss facilitation of the implementation of the U.S. Foreign Account Tax Compliance Act” below for a summary on the exchange of information in respect of holding New Global Blue Shares or New Global Blue Warrants in an account or deposit with a financial institution or paying agent in Switzerland.

Swiss resident individuals as holders holding shares as private investments

Dividends and other distributions on New Global Blue Shares made or paid by New Global Blue out of confirmed capital contribution reserves and distributions made or paid by New Global Blue on New Global Blue Shares based upon a capital reduction are exempt from Swiss federal, cantonal and communal income tax for holders of New Global Blue Shares who are individual residents in Switzerland for Swiss tax purposes and who hold the New Global Blue Shares as private investments. Other dividends and distributions on New Global Blue Shares are included in the Swiss federal, cantonal and communal taxable income for such holders.

A capital gain realized by a holder of New Global Blue Shares who is an individual resident in Switzerland for Swiss tax purposes and who holds the New Global Blue Shares as a private investment classifies as a tax-exempt private capital gain and a capital loss as a non-tax deductible private capital loss for purposes of Swiss federal, cantonal and communal income tax. A capital gain realized on a sale of New Global Blue Shares to New Global Blue (i) for cancellation, (ii) if the total of repurchased shares exceeds 10% of New Global Blue share capital or (iii) if the repurchased New Global Blue Shares are not resold within the applicable time period after the repurchase, if and to the extent the redemption price less the nominal value of the redeemed New Global Blue Shares is not booked against confirmed capital contribution reserves, is included in the Swiss federal, cantonal and communal taxable income.

See “—Shares held as assets of a Swiss business” below for a summary of the taxation treatment of Swiss resident individuals who, for income tax purposes, qualify as “professional securities dealers.”

Shares held as assets of a Swiss business

For a holder who holds New Global Blue Shares as part of a trade or business conducted in Switzerland, dividends and other distributions, including capital repayments or distributions out of capital contribution reserves, made or paid by New Global Blue on New Global Blue Shares, and capital gains or losses realized on the sale of New Global Blue Shares are included in (or deducted from) taxable income in the relevant taxation period for purposes of Swiss federal, cantonal and communal individual or corporate income tax. This taxation treatment also applies to private individuals who are Swiss residents and qualify as “professional securities dealers” for income tax purposes.

A Swiss corporation or co-operative, or a non-Swiss corporation or a non-Swiss co-operative holding New Global Blue Shares as part of a Swiss permanent establishment, may benefit from relief from Swiss taxation of the dividends or other distributions, including capital repayments or distributions out of capital contribution reserves, by way of a participation deduction (Beteiligungsabzug) if the New Global Blue Shares held at the time of the dividend or other distribution have a market value of at least CHF 1 million.

Swiss wealth tax and capital tax

Shares held by holders resident outside of Switzerland and not engaged in trade or business in Switzerland

A holder of New Global Blue Shares who is not a resident of Switzerland for Swiss tax purposes, and who, during the applicable tax year, has not engaged in a trade or business carried on through a permanent establishment in Switzerland for tax purposes, is not subject to any cantonal and communal wealth or annual capital tax because of the mere holding of the New Global Blue Shares.

Shares held by holders resident in Switzerland

A Swiss resident individual holder of New Global Blue Shares is required to report New Global Blue Shares as part of private wealth and is subject to cantonal and communal wealth tax.

A holder who holds New Global Blue Shares as part of a trade or business conducted in Switzerland is required to report New Global Blue Shares as part of business wealth or taxable capital, as defined, and is subject to cantonal and communal wealth or annual capital tax.

International automatic exchange of information in tax matters

On November 19, 2014, Switzerland signed the multilateral competent authority agreement on the automatic exchange of financial account information, which is intended to ensure the uniform implementation of automatic exchange of information (the “AEOI”). The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. Switzerland has concluded a multilateral agreement with the EU on the AEOI in tax matters (the “AEOI Agreement”). This AEOI Agreement entered into force as of January 1, 2017 and applies to all 28 member states as well as Gibraltar. Furthermore, on January 1, 2017, the multilateral competent authority agreement on the automatic exchange of financial account information and, based on such agreement, a number of bilateral AEOI agreements with other jurisdictions entered into force. The Federal Act on the International Automatic Exchange of Information in Tax Matters, which is the primary legal basis for the implementation of the AEOI standard in Switzerland, entered into force on January 1, 2017 as well.

Based on such multilateral agreements and bilateral agreements and the implementing laws of Switzerland, Switzerland collects and exchanges data in respect of financial assets, which may include New Global Blue Shares or New Global Blue Warrants, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in an EU Member State or in a treaty state. Switzerland has signed and is expected to sign further bi- or multilateral AEOI in tax matter agreements with other countries. Certain of these agreements entered into force on January 1, 2020 or will enter into force at a later date.

A list of such multilateral agreements and bilateral agreements of Switzerland in effect or signed and becoming effective can be found on the website of the State Secretariat for International Finance (SIF) (www.sif.admin.ch/sif/en/home/themen/internationale-steuerpolitik/automatischer-informationsaustausch.html).

Swiss facilitation of the implementation of the U.S. Foreign Account Tax Compliance Act

Switzerland has concluded an intergovernmental agreement with the U.S. to facilitate the implementation of FATCA. The agreement ensures that the accounts held by U.S. persons with Swiss financial institutions are disclosed to the U.S. tax authorities either with the consent of the account holder or by means of group requests within the scope of administrative assistance. Information will not be transferred automatically in the absence of consent, and instead will be exchanged only within the scope of administrative assistance on the basis of the double taxation agreement between the U.S. and Switzerland. On September 20, 2019, the protocol of amendment to the double taxation treaty between Switzerland and the U.S. entered into force allowing U.S. competent authority in accordance with the information reported in aggregated form to request all the information on U.S. accounts without a declaration of consent and on non-consenting non-participating financial institutions.

On October 8, 2014, the Swiss Federal Council approved a mandate for negotiations with the U.S. on changing the current direct notification-based regime to a regime where the relevant information is sent to the Swiss Federal Tax Administration, which in turn provides the information to the U.S. tax authorities.

Anticipated Accounting Treatment

The transaction will first be accounted for as a capital reorganization whereby New Global Blue is the successor to its predecessor Global Blue. As a result of the first step described above, the existing shareholders of Global

Blue will continue to retain control through their majority ownership of New Global Blue. The capital reorganization will be immediately followed by the acquisition of FPAC, which is accounted for within the scope of IFRS 2 (Share-based Payment). The shares issued by New Global Blue are recognized at fair value and recorded as consideration for the acquisition of the public shell company, FPAC. Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of FPAC not being recognized as a business as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. In addition, the following factors were also taken into consideration: (i) the business of Global Blue will comprise the ongoing operations of New Global Blue; (ii) Global Blue’s senior management will comprise the senior management of New Global Blue; (iii) the pre-Business Combination shareholders of Global Blue will have the largest ownership of New Global Blue and the right to appoint the highest number of board members relative to other shareholders; and (iv) the headquarters of Global Blue will be that of New Global Blue.

Regulatory Matters

The Merger Agreement and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Australian Foreign

Investment Review Board, the Commercial Register of the Canton of Zurich, Switzerland, the Secretary of State of the State of Delaware and the European Payment Institution License filing with the Bank of Italy.

Required Vote and Recommendation of the Board AGAINST the Business Combination

The approval of the Business Combination Proposal will require the affirmative vote by the holders of a majority of the outstanding shares of FPAC Common Stock. The approval of the Adjournment Proposal if presented will require the affirmative vote of a majority of the votes cast by holders of FPAC Common Stock present and entitled to vote at the meeting. Abstentions and Broker Non-Votes will have the same effect as votes “AGAINST” the Business Combination Proposal, and will have no effect on the Adjournment Proposal.

The approval of the Business Combination Proposal is a condition to the consummation of the Business Combination.

After careful consideration and consultation with its management and outside legal advisors, FPAC’s board of directors:

•	has unanimously determined that the Business Combination is NOT advisable or fair to, or in the best interest of, FPAC and its stockholders; and

•	unanimously recommends that FPAC stockholders vote or give instructions to vote “AGAINST” the Business Combination Proposal and “AGAINST” the Adjournment Proposal, if presented.

This constitutes a change from the board’s initial recommendation. See “– FPAC’s Board of Directors’ Reasons for the Change in Recommendation to AGAINST the Business Combination.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination. The following has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of financial position as of March 31, 2020, gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the twelve months ended March 31, 2020, give pro forma effect to the Business Combination as if it had occurred as of April 1, 2019. This information should be read in conjunction with FPAC and Global Blue’s respective audited and unaudited financial statements and related notes, “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “FPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Selected Historical Financial Information,” “The Business Combination Proposal,” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of financial position as of March 31, 2020 has been prepared using the following:

•	Global Blue’s audited historical consolidated statement of financial position as of March 31, 2020, as included elsewhere in this proxy statement/prospectus; and

•	FPAC’s unaudited historical condensed balance sheet as of March 31, 2020, as included elsewhere in this proxy statement/prospectus

The unaudited pro forma condensed combined income statement for the twelve months ended March 31, 2020 has been prepared using the following:

•	Global Blue’s audited historical consolidated income statement for the twelve months ended March 31, 2020, as included elsewhere in this proxy statement/prospectus;

•	FPAC’s unaudited historical condensed statement of operations for the three months ended March 31, 2020, as included elsewhere in this proxy statement/prospectus;

•	FPAC’s audited historical statement of operations for the twelve months ended December 31, 2019, as included elsewhere in this proxy statement/prospectus; and

•	FPAC’s unaudited historical condensed statement of operations for the three months ended March 31, 2019, as included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what New Global Blue’s actual financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of New Global Blue. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the unaudited pro forma condensed combined financial information. Management of Global Blue and FPAC have made significant estimates and assumptions in the determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. As a result, this unaudited pro forma condensed combined financial information should be read in conjunction with the financial information included elsewhere in the proxy statement/prospectus.

Description of the Transaction

On January 16, 2020, FPAC, Globetrotter, New Global Blue, US Holdco, US Merger Sub, Cayman Holdings, Global Blue, the FPAC Shareholders’ Representative and the Management Representative entered into the Merger Agreement. Pursuant to the Merger Agreement, (1) the Seller Parties will undertake a series of transactions pursuant to which they will sell, exchange and contribute the Global Blue Shares for a mix of Cash Consideration and Share Consideration; and (2) US Merger Sub, a wholly-owned indirect subsidiary of New Global Blue, will merge with and into FPAC, with FPAC being the surviving corporation in the Merger and a wholly-owned indirect subsidiary of New Global Blue following the Merger. As part of the transactions described above, in accordance with the Merger Agreement, a newly formed, wholly owned subsidiary of New Global Blue, organized as a Swiss GmbH (“New GmbH”) will acquire all of the outstanding Global Blue Shares, either directly from the Seller Parties, or as a contribution from New Global Blue of Global Blue Shares acquired by it, and Global Blue will become a wholly owned subsidiary of New GmbH. For more information about the transaction, please see the section entitled “The Business Combination Proposal.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Anticipated Accounting Treatment

The transaction will first be accounted for as a capital reorganization whereby New Global Blue is the successor to its predecessor Global Blue. As a result of the first step described above, the existing shareholders of Global Blue will continue to retain control through their majority ownership of New Global Blue. The capital reorganization will be immediately followed by the acquisition of FPAC, which is accounted for within the scope of IFRS 2 (Share-based Payment). The shares issued by New Global Blue are recognized at fair value and recorded as consideration for the acquisition of the public shell company, FPAC. Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of FPAC not being recognized as a business as defined by IFRS 3 (Business Combination) given it consists predominantly of cash in the Trust Account. In addition, the following factors were also taken into consideration: (i) the business of Global Blue will comprise the ongoing operations of New Global Blue; (ii) Global Blue’s senior management will comprise the senior management of New Global Blue; (iii) the pre-Business Combination shareholders of Global Blue will have the largest ownership of New Global Blue and the right to appoint the highest number of board members relative to other shareholders; and (iv) the headquarters of Global Blue will be that of New Global Blue.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the Business Combination, factually supportable and, with regards to the unaudited pro forma condensed combined income statement, are expected to have a continuing impact on the results of New Global Blue.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only. The financial results may have been different had the companies always been combined for the historical periods presented here. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of future financial position and results that New Global Blue will experience. Global Blue and FPAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of FPAC Class A Common Stock into cash and no adjustments to the Cash Consideration or the Share Consideration pursuant to the Merger Agreement:

•	No Redemption: This presentation assumes that no FPAC stockholders exercise redemption rights with respect to their FPAC Class A Common Stock upon consummation of the Business Combination; and

•	Maximum Redemption: This presentation assumes that FPAC stockholders exercise their redemption rights with respect to 59,184,300 shares of FPAC Class A Common Stock and such shares are redeemed for their pro rata share ($10.31 / €9.38 per share) of the funds in the Trust Account for aggregate redemption proceeds of $610.0 / €555.1 million. These 59,184,300 shares represent all outstanding shares of FPAC Class A Common Stock, including 9,487,500 shares acquired by Globetrotter, other than 4,000,000 shares purchased by Third Point and 65,700 shares purchased by David W. Bonanno, FPAC’s Chief Financial Officer and a director, in the IPO of FPAC. Third Point and Mr. Bonanno have agreed not to redeem such shares in connection with the Business Combination. In addition, this presentation assumes the purchase by the Backstop Provider, pursuant to the Forward Purchase Agreement, of 41,246,632 shares of FPAC Class A Common Stock at a price of $9.50 / €8.65 per share for aggregate proceeds of $391.8 / €356.6 million, with a reduction of the Affiliated Secondary PIPE Investment to zero. As a result of the reduction in the Trust Account and Affiliated Secondary PIPE Investment, the Seller Parties will end up with a larger number of New Global Blue Shares, and Series A Preferred Shares which are convertible, on a one-for-one basis, into 22,178,000 New Global Blue Shares.

The foregoing scenarios are for illustrative purposes only as FPAC does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of redemptions by FPAC’s Public Stockholders that may actually occur.

The following table summarizes the pro forma weighted average number of New Global Blue Shares outstanding under the two alternatives presented above:

	Assuming No Redemptions		Assuming Max. Redemptions
	(Shares)%		(Shares)%		%(a)
Seller Parties(b)	88,938,000	47.2%	88,656,047	52.2%	46.2%
FPAC Class A Common Stock	53,762,500		53,762,500
Less: Redeemed Common Stock	—		(49,696,800)

Former FPAC Stockholders(c)	53,762,500	28.5%	4,065,700	2.4%	2.1%
Primary PIPE Investors	12,500,000	6.6%	12,500,000	6.6%	6.5%
Strategic Secondary PIPE Investor	12,500,000	6.6%	12,500,000	6.6%	6.5%
Affiliated Secondary PIPE Investor/Backstop Provider	10,000,000	5.3%	41,246,632	21.9%	21.5%
Founder Shares	10,812,500	5.7%	10,812,500	6.4%	5.6%

Basic pro forma weighted average number of shares outstanding	188,513,000	100.0%	169,780,879	100.0%	n/a
Series A Preferred Shares (as converted basis)	—		22,178,000		11.6%

Diluted pro forma weighted average number of shares outstanding(d)	188,513,000		191,958,879		100.0%

(a)	Seller Parties’ ownership, based on New Global Blue Shares and Series A Preferred Shares, equates to 57.7%
(b)

Includes New Global Blue Shares that would be received by Globetrotter in exchange for the 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020, which are assumed to be fully redeemed in the Maximum Redemption scenario. See “Summary of the Proxy Statement/Prospectus — Certain Market Activity”.

(c)

Excludes New Global Blue Shares that would be received by Globetrotter in exchange for its 9,487,500 shares of FPAC Class A Common Stock purchased by Globetrotter since May 17, 2020. See “Summary of the Proxy Statement/Prospectus — Certain Market Activity”.

(d)

Excludes the dilutive impact of instruments that are out-of-the-money based on the share price of $10.25 as of July 2, 2020: 2,500,000 Contingent Shares, 21,083,333 Public Warrants, 9,766,667 Private Placement Warrants, and 550,000 shares underlying outstanding options. Further details included in “—Earnings Per Share”

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Set forth below is the unaudited pro forma condensed combined statement of financial position as of March 31, 2020 and the unaudited pro forma condensed combined income statement for the twelve months ended March 31, 2020, based on the historical financial statements of FPAC and Global Blue (as adjusted below).

PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION AS OF

MARCH 31, 2020

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	Global Blue (Historical)	FPAC (Historical)		IFRS Conversion and Presentation Alignment		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Max Redemptions)		Pro Forma Combined (Assuming Max Redemptions)
		U.S. GAAP			FN		FN			FN
		USD	EUR(1)
ASSETS
Non-Current Assets
Property, plant and equipment	51,355							51,355			51,355
Intangible assets	629,451							629,451			629,451
Deferred income tax asset	12,131							12,131			12,131
Investments in associates and joint ventures	2,895							2,895			2,895
Other non-current receivables	15,170			23	(2)			15,193			15,193
Investments held in trust account		651,907	593,235	—		(593,235)	(10)	—			—
Other non-current assets		26	23	(23)	(2)			—			—

Total non-current assets	711,002	651,932	593,258	—		(593,235)		711,025	—		711,025
Current Assets
Trade receivables	142,216							142,216			142,216
Other current receivables	33,760							33,760			33,760
Derivative financial instruments	742							742			742
Income tax receivables	1,573							1,573			1,573
Prepaid expenses	7,919			119	(2)			8,038			8,038
Prepaid expenses and other current assets		131	119	(119)	(2)			—			—
Cash and cash equivalents	226,139	710	646	—		113,750	(7)
						(1,125)	(7)
						593,235	(10)		(555,102)	(16)
									356,577	(17)
						(673,985)	(11)		198,525	(19)
						(154,388)	(12)
						(18,871)	(13)
						(16,719)	(14)
						(1,895)	(15)
						(5,405)	(15)	61,383			61,383

Total current assets	412,349	841	766	—		(165,403)		247,712	—		247,712

Total assets	1,123,351	652,774	594,024	—		(758,638)		958,737	—		958,737

	Global Blue (Historical)	FPAC (Historical)		IFRS Conversion and Presentation Alignment		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Max Redemptions)		Pro Forma Combined (Assuming Max Redemptions)
		U.S. GAAP			FN		FN			FN
		USD	EUR(1)
EQUITY AND LIABILITIES
Shareholders’ Equity
Global Blue
Ordinary shares	341			1	(2)	(341)	(6)
				0	(2)	(1)	(8)
						(0)	(9)	—
Share premium	391,856					(391,856)	(6)	—			—
Accumulated losses	(318,335)			4,548	(2)	318,335	(4)
						(4,548)	(4)	—
Other reserves	(11,881)					11,881	(4)	—	—		—
FPAC
Class A common stock		0	0	(0)	(2)			—
Class B common stock		2	1	(1)	(2)			—
Additional paid-in capital		—	—	—				—			—
Retained earnings		4,998	4,548	(4,548)	(2)			—			—
New Global Blue
Ordinary shares						5	(5)
						958	(6)
						118	(7)
						597	(8)		(559)	(16)
									390	(17)
									(209)	(18)
						102	(9)	1,780			1,401
Share premium						4,548	(4)
						4,886	(5)
						391,856	(6)
						(617)	(6)
						113,632	(7)
						(1,125)	(7)
						561,763	(8)		(554,543)	(16)
									356,188	(17)
									(201,610)	(18)
						144,587	(9)		(6,225)	(20)
						(673,985)	(11)	545,545	198,525	(19)	337,879
Other reserves						(11,881)	(4)	(11,881)			(11,881)
Accumulated losses						(318,335)	(4)
						(144,689)	(9)		6,225	(20)
						(154,388)	(12)
						(16,719)	(14)
						(17,125)	(14)
						(5,405)	(15)	(656,660)			(650,435)
Series A preferred shares						—		—	201,820	(18)	201,820

Equity attributable to owners of the parent	61,981	5,000	4,550	—		(187,747)		(121,216)	—		(121,216)
Non-controlling interests	8,376					—		8,376	—		8,376

Total shareholders’ equity	70,357	5,000	4,550	—		(187,747)		(112,840)	—		(112,840)

	Global Blue (Historical)	FPAC (Historical)		IFRS Conversion and Presentation Alignment		Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Max Redemptions)		Pro Forma Combined (Assuming Max Redemptions)
		U.S. GAAP			FN		FN			FN
		USD	EUR(1)
Commitments and Contingencies
Class A common stock subject to possible redemption		617,977	562,359	(562,359)	(3)	—		—

Total commitments and contingencies		617,977	562,359	(562,359)		—		—
Liabilities
Non convertible equity certificates	4,891					(4,891)	(5)	—
Loans and borrowings	624,595			562,359	(3)	(562,359)	(8)
						(624,595)	(15)
						622,700	(15)	622,700			622,700
Derivative financial instruments	—					—		—			—
Other long term liabilities	29,753			18,871	(2)	(18,871)	(13)	29,753			29,753
Deferred income tax liabilities	34,564					—		34,564			34,564
Post-employment benefits	7,962					—		7,962			7,962
Provisions for other liabilities and charges	2,235					—		2,235			2,235
Deferred underwriting commissions		20,738	18,871	(18,871)	(2)	—		—

Total non-current Liabilities	704,000	20,738	18,871	562,359		(588,016)		697,214.0	—		697,214.0
Trade payables	237,319					—		237,319			237,319
Accounts payable		109	99	(99)	(2)	—		—			—
Accrued expenses		8,485	7,721	(7,721)	(2)	—		—			—
Other current liabilities	45,517			—		—		45,517			45,517
Accrued liabilities	41,833			7,820	(2)	17,125	(14)	66,778			66,778
Current income tax liabilities	23,244			424	(2)	—		23,668			23,668
Income tax payable	—	416	378	(378)	(2)	—		—			—
Franchise tax payable		50	46	(46)	(2)	—		—			—
Loans and borrowings	1,081			—		—		1,081			1,081

Total current liabilities	348,994	9,059	8,244	—		17,125		374,363	—		374,363

Total liabilities	1,052,994	29,797	27,115	562,359		(570,891)		1,071,577	—		1,071,577

Total liabilities and shareholders’ equity	1,123,351	652,774	594,024	—		(758,638)		958,737	—		958,737

Pro Forma Adjustments to the Unaudited Condensed Combined Statement of Financial Position

The adjustments included in the unaudited condensed combined statement of financial position as of March 31, 2020 are as follows:

Reclassification / Alignment

(1)

The historical financial information of FPAC was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the historical closing exchange rate, as of March 31, 2020, of $1.099 per Euro.

(2)	Reflects the reclassification adjustments to align FPAC’s historical financial statement balances with the presentation of Global Blue’s financial statements.

(3)

Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of FPAC’s historical mezzanine equity (Class A common stock subject to possible redemption) into Non-current Liabilities (Loans and Borrowings).

Consolidation at New Global Blue, Share Issuances, Consideration Transferred

(4)

Pursuant to the Business Combination, Global Blue will be contributed to New Global Blue. The financial statements going forward will be consolidated at the New Global Blue level. As a result, the adjustments reflect the reclassification of certain equity balances: (a) reclassification of Global Blue Accumulated Losses to New Global Blue Accumulated Losses, (b) reclassification of Global Blue Other Reserves to New Global Blue Other Reserves and (c) FPAC Retained Earnings to New Global Blue Share Premium.

(5)

Following the Management Roll-up, the non-convertible equity certificates are exchanged for New Global Blue Shares, resulting in the (i) elimination of the relevant liability and (ii) the issuance of new shares, accounted for through the increase of New Global Blue Ordinary Shares (at the nominal share value of CHF 0.01 per share) and the remainder in New Global Blue Share Premium.

(6)

In conjunction with items (4) and (5) above, this reflects the contribution of Global Blue to New Global Blue, effected through: (a) the issuance of shares to Global Blue shareholders, post Management Roll-up and post Secondary PIPE Investment, captured in New Global Blue Ordinary Shares (at the nominal share value of CHF 0.01 per share), (b) the reclassification of Global Blue Share Premium into New Global Blue Share Premium, and (c) the reduction in New Global Blue Share Premium equal to the resulting New Global Blue Ordinary Shares (pursuant to (a)) less Global Blue Ordinary Shares.

(7)

Reflects the cash received through the primary issuance of 12.5 million New Global Blue Shares to the Primary PIPE Investors pursuant to the Primary PIPE Investment for $10.00 / €9.10 per share. A corresponding increase in New Global Blue Ordinary Shares (at the nominal share value of CHF 0.01 per share), is reflected, with the remainder captured in Share Premium. The issuance cost, payable at Closing, is accounted for through a reduction in Cash and Cash Equivalents and a corresponding reduction in New Global Blue Share Premium.

(8)

Reflects the reclassification of FPAC Class A Common Stock subject to possible redemption from non-current loans and borrowings and of FPAC Class A Common Stock into New Global Blue Ordinary Shares at the nominal share value of CHF 0.01 per share and New Global Blue Share Premium.

(9)

The Business Combination is accounted for under IFRS 2. The difference in the fair value of equity instruments held by FPAC stockholders, including the Public Warrants, Private Placement Warrants and Contingent Shares, over the fair value of identifiable net assets of FPAC represents a service for listing of New Global Blue Shares and is accounted for as a share-based payment in accordance with IFRS 2. The cost of the service, which is a non-cash expense, is preliminarily estimated to be €145 million (which also includes the estimated value of the out-of-the-money instruments: 2,500,000 Contingent Shares valued at $10.00 per share, and 21,083,333, Public Warrants, and 9,766,667 Private Placement Warrants based on a market price of $0.53 per warrant as of July 2, 2020) and would be accounted for as an increase to New Global Blue Accumulated Losses. In addition, the New Global Blue Ordinary Shares increased as a result of the shares issued to the Founder (at the nominal share value of CHF 0.01 per share), with the remainder reflected as an increase in New Global Blue Share Premium, alongside a reduction in the FPAC Class B Common Stock.

(10)	Reflects the release of cash held in the Trust Account that becomes available in connection with the Business Combination and, as a result, is classified as Cash and Cash Equivalents.

(11)

Reflects the Cash Consideration paid to pre-Business Combination shareholders (Seller Parties), alongside a corresponding reduction in Cash and Cash Equivalents and New Global Blue Share Premium. Under the terms of the Merger Agreement, this amount will be contingent upon, amongst other items, the amount of funds from the Trust Account that will be used to pay redeeming FPAC stockholders. Cash Consideration excludes the effects of the Secondary PIPE Investment, which generates an incremental $225 / €205 million payable to the Seller Parties.

(12)

Prior to the Closing, as permitted by the Merger Agreement, Global Blue is to distribute a cash dividend to its pre-Business Combination shareholders in an amount such that Adjusted Net Debt as of March 31, 2020, or the Adjustment Date, would have been €600 million on a pro forma basis if the cash dividend had been paid as of March 31, 2020. This dividend will be in the amount of approximately €154 million, as a result of cash being €226 million as at March 31, 2020 (Adjustment Date) instead of €75 million implied from the €600 million Adjusted Net Debt. This is accounted for through the reduction of Cash and Cash Equivalents and an increase in Other Current Liabilities (as a result of the implied depletion of Cash and Cash Equivalents), alongside an increase in New Global Blue’s Accumulated Losses for the full amount. For a more up to date view on the Cash and Cash Equivalents balance and the Company’s liquidity position, see “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.”

Fees and Refinancing

(13)	Reflects the cash payment of FPAC’s deferred underwriters’ commissions incurred as part of the June 14, 2018 IPO of FPAC, payable upon consummation of the Business Combination.

(14)

Reflects transaction cost adjustments incurred by FPAC and Global Blue including, but not limited to, advisory fees, legal fees, and registration fees, which are accounted (assuming that the fees have not already been accrued prior to March 31, 2020) for either as (i) an increase of Accrued Liabilities with a corresponding reduction in Accumulated Losses or (ii) a reduction in Cash and Cash Equivalents and a corresponding reduction in Accumulated Losses, if payable upon the consummation of the Business Combination.

(15)

New Global Blue intends to refinance the Existing Facilities in connection with the Business Combination, using a drawdown from the New Facilities. See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Banking Facilities and Loans.” The following table illustrates the impact:

Line Item	Historical	Refinancing	Impact
(EUR thousands)
Term Loan (Principal Value)	630,000	630,000	—
Capitalized Debt Issuance Cost	(5,405)	(7,300)	(1,895)

Loans and Borrowings	624,595	622,700	(1,895)

The Refinancing results in a reduction in the Loans and Borrowings balance due to the increase in capitalized debt issuance costs and a corresponding IFRS 9 impact recognised in New Global Blue Accumulated Losses. In connection with the refinancing of the existing Global Blue debt with a new third party, an IFRS 9 extinguishment expense of €5.4 million is reflected as a reduction in Cash and Cash

Equivalents and a corresponding increase in New Global Blue Accumulated Losses. The remaining €1.9 million pro forma adjustment relates to the difference in carrying value of the debt on the historical books as compared to the carrying value of the refinanced debt obligation and is reflected as a reduction in Cash and Cash Equivalents and a corresponding reduction in Loans and Borrowings.

Redemption

(16)

Reflects the withdrawal of funds from the Trust Account and cash on hand to fund the redemption of 59,184,300 shares of Class A Common Stock at a redemption price per share of $10.31 / €9.38, equating to a $610.0 million / €555.1 million reduction in Cash and Cash Equivalents. This results in a corresponding reduction in New Global Blue Ordinary Share and New Global Blue Share Premium. These 59,184,300 shares represent all outstanding shares of FPAC Class A Common Stock other than 4,000,000 shares purchased by Third Point and 65,700 shares purchased by David W. Bonanno, FPAC’s Chief Financial Officer and a director, in the IPO of FPAC. Third Point and Mr. Bonanno have agreed not to redeem such shares in connection with the Business Combination. The redemption price per share utilized in the above computation is derived from $651.9 million / €593.2 million in the Trust Account per the unaudited pro forma condensed combined statement of financial position divided by 63,250,000 FPAC Public Shares per the capitalization table herein.

(17)

Reflects the purchase by the Backstop Provider, pursuant to the Forward Purchase Agreement, of 41,246,632 shares of FPAC Class A Common Stock at a price of $9.50 / €8.65 per share. This results in an increase in Cash and Cash Equivalents, alongside an increase in New Global Blue Ordinary Shares (at the nominal share value of CHF 0.01 per share) and New Global Blue Share Premium.

(18)

As a result of the reduction in Trust Account and Affiliated Secondary PIPE Investment, the Seller Parties will end up with a larger number of New Global Blue Shares, and 22,178,000 Series A Preferred Shares which may be converted into New Global Blue Shares, under certain circumstances, on a 1-for-1 basis. The adjustment reflects the recognition of the Preferred Shares, with a corresponding reduction in Share Premium and Ordinary Shares. See “Description of New Global Blue Securities—Series A Preferred Shares.”

(19)

As a result of the reduction in the Trust Account and Affiliated Secondary PIPE Investment, the Seller Parties will end up with a larger number of New Global Blue Shares, and Series A Preferred Shares. The adjustment is accounted for via a reduction in Cash Consideration paid to the Seller Parties (see item 11 above) and the resulting change in New Global Blue Share Premium. Cash Consideration excludes the effects of the Secondary PIPE Investment, which generates an incremental $225 / €205 million payable to the Seller Parties.

(20)

The Business Combination is accounted for under IFRS 2. The adjustments reflect the impact, as detailed in item (9), of the Maximum Redemption Scenario. The FPAC fair value reflects the reduction in number New Global Blue Shares issued and the forfeit of the Contingent Shares (see “The Business Combination Proposal”). The FPAC net asset value reflects the reduction in the Trust Account. The blended effect of the aforementioned, which is a non-cash expense, is an IFRS 2 expense preliminarily estimated at €138 million, which is approximately €6 million less than the expense in a No Redemption Scenario.

PRO FORMA CONDENSED COMBINED INCOME STATEMENT

FOR THE TWELVE MONTHS ENDED MARCH 31, 2020

(UNAUDITED)

(in EUR thousands unless otherwise denoted)

	Global Blue (Historical)			FPAC (Historical)				IFRS Conversion and Presentation Alignment			Pro Forma Adjustments (Assuming No Redemptions)			Pro Forma Combined (Assuming No Redemptions)	Pro Forma Adjustments (Assuming Max Redemptions)			Pro Forma Combined (Assuming Max Redemptions)
				US GAAP					FN			FN				FN
				USD	EUR(A)
Total revenue	420,400			—	—			—			—			420,400	—			420,400
Operating expenses	(380,123)				—			(7,684)	(B	)	9,853	(C	)		—	(H	)	—
												(D	)
											—	(J	)
											—	(H	)	(377,954)	—			(377,954)
General and administrative costs	—			(8,338)	(7,504)			7,504	(B	)	—			—	—			—
Franchise tax expense	—			(200)	(180)			180	(B	)	—			—	—			—

Operating expenses	(380,123)			(8,538)	(7,683)			(0)			9,853			(377,954)	—			(377,954)

Operating Profit	40,277			(8,538)	(7,683)			(0)			9,853			42,446	—			42,446
Interest and investment income	—			13,101	11,790			(11,790)	(B	)	—			—	—			—
Finance income	5,309				—			11,790	(B	)	(11,790)	(C	)	5,309	—			5,309
Finance costs	(37,158)				—			—			10,639	(E	)		—			—
											170	(F	)	(26,348)	—			(26,348)

Net finance costs	(31,849)			13,101	11,790			—			(981)			(21,039)	—			(21,039)

Profit before tax	8,428			4,563	4,107			(0)			8,872			21,406	—			21,406
Income tax (expense) benefit	(7,899)			(2,714)	(2,443)			—			(3,485)	(G	)	(13,827)	—			(13,827)

Profit for the year	529			1,848	1,664			(0)			5,387			7,579	—			7,579
Profit attributable to:
Owners of the parent	(4,672)			1,848	1,664			—			5,387			2,378	—			2,378
Non-controlling interests	5,201			—	—			—			—			5,201	—			5,201

Profit for the year	529			1,848	1,664			—			5,387			7,579	—			7,579
Profit attributable to owners of the parent:
Common																		2,103
Series A Preferred Shares																		275

Profit attributable to owners of the parent:																		2,378
Per Share:
Basic attributable profit per share	(€0.12)			$0.02	€0.02									€0.01				€0.01	(L	)
Basic weighted average number of shares in issue (thousands)	40,000	(I	)	79,063	79,063	(K	)							188,513				169,781
Diluted attributable profit per share	(€0.12)			€0.02	€0.02									€0.01				€0.01	(L	)
Diluted weighted average number of shares in issue (thousands)	40,000			79,063	79,063	(K	)							188,513				191,959
Per Series A Preferred Shares:
Basic attributable profit per share																		€0.01	(L	)
Basic weighted average number of shares in issue (thousands)																		22,178
Diluted attributable profit per share																		€0.01	(L	)
Diluted weighted average number of shares in issue (thousands)																		22,178

Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Income Statement

The adjustments included in the unaudited pro forma condensed combined income statements for the twelve months ended March 31, 2020 are as follows:

(A)

The historical financial information of FPAC was prepared in accordance with U.S. GAAP and presented in USD. The historical financial information was translated from USD to EUR using the following average historical exchange rate of $1.111 per Euro for the twelve months ended March 31, 2020.

(B)	Reflects the reclassification adjustment to align FPAC’s historical statement of operations with the presentation of Global Blue’s income statement.

(C)

Reflects the elimination of FPAC historical Interest and Investment Income and Franchise Tax Expense that would not have been earned or incurred, respectively, had the Business Combination been consummated on April 1, 2019.

(D)

Reflects the elimination of FPAC and Global Blue historical transaction costs directly related to the Business Combination, which are non-recurring. This results in a pre-tax impact of approximately €9.7 million for the twelve months ended March 31, 2020.

(E)

Reflects the reduction in Finance Costs as a result of the Refinancing of the Existing Facility with the New Facility. The impacted lines are as follows, with additional details included in “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Banking Facilities and Loans—New Facilities—Interest.”

P&L Line Item	Historical	Refinancing	Impact
(Twelve Months Ended March 31, 2020, in thousands of EUR)
Term Loan Expense	(22,238)	(12,775)	9,463
Revolving Credit Facility Expense	(1,008)	(577)	430
Debt Issuance Cost	(2,206)	(1,460)	746

Total	(25,452)	(14,812)	10,639

The New Term Loan Facility and the New Revolving Credit Facility provide for a variable interest rate, equal to EURIBOR (with a zero floor) for the period plus a margin. As a result of current negative rates, the zero floor is the binding constraint, meaning a 1/8 percent increase or decrease in EURIBOR would not impact the applicable interest rate.

In addition, concurrent with the Refinancing, New Global Blue will incur debt issuance costs of €7.3 million, which are capitalized and amortized over 5 years as part of Finance Costs.

In connection with the Refinancing, a one-time IFRS 9 expense is preliminarily estimated at €5.4 million. No adjustment has been made to the unaudited pro forma income statement for the twelve months ended March 31, 2020, due to the fact that the adjustment is non-recurring in nature.

(F)	As a result of the conversion of non-convertible equity certificates at the consummation of the Business Combination, the associated interest expense is eliminated.

(G)	Reflects the cumulative impact on Income Tax Expense from the above adjustments related to the Business Combination, based on the relevant statutory tax rates.

(H)

The Business Combination is accounted for under IFRS 2, as detailed in items (9) and (20) above. The IFRS 2 expense, which is a non-cash expense, is preliminarily estimated at €145 million and €138 million in a No Redemption or Maximum Redemption Scenario, respectively. No adjustment has been made to the unaudited pro forma income statement for the twelve months ended March 31, 2020, due to the fact that the adjustment is non-recurring in nature.

(I)

Prior to the Business Combination, 40,000,000 Global Blue Shares were outstanding. As a result of the contribution to New Global Blue (and giving effect to the Management Roll-Up, which will include the conversion of non-convertible equity certificates and other items), the number of shares will increase.

(J)

The Operating Expenses include a Global Blue share-based payment expense of €3.6 million for the twelve months ended March 31, 2020. There are no share-based payment expenses in the FPAC historical condensed income statement. As part of the Business Combination, New Global Blue intends to adopt a management incentive plan (“MIP”), to be administered by the New Global Blue board. This will enable New Global Blue to grant two types of awards: (a) a restricted stock award (an “RSA”) or (b) an award of share options (“Options”). Unless otherwise determined by New Global Blue, the maximum aggregate number of Options under the MIP shall be 8,000,000 in total and the maximum aggregate value of RSAs granted under the MIP shall be €3,100,000 per fiscal year (see “Management of New Global Blue Following The Business Combination —New Global Blue Executive Officer and Director Compensation Following the Business Combination”). The terms of these are subject to ongoing negotiation and are yet to be finalized and approved. Once finalized and approved, this would impact the pro forma financial information herein. However, at this time, this has not been included because the relevant contracts are still being negotiated.

(K)

FPAC has historically presented per share metrics for each of the FPAC Class A Common Stock and the FPAC Class B Common Stock, based on the earnings attributable to each class. For the twelve months ended March 31, 2020, the basic and diluted earnings per share of FPAC Class A Common Stock was $0.14 and the basic and diluted earnings per share of FPAC Class B Common Stock was ($0.47).

(L)

For purposes of calculating attributable profit per share in the maximum redemption scenario, the two-class method is applied. The New Global Shares and Series A Preferred Shares share equally in dividends declared or accumulated, and have equal participation rights in undistributed earnings.

Earnings per Share

The earnings per share amounts below represent the profit/(loss) attributable to the owners of the parent for the relevant period on a per share basis calculated using the weighted average shares in issue of New Global Blue, including the issuance of additional New Global Blue Shares in connection with the Business Combination, assuming the New Global Blue Shares were outstanding since April 1, 2019. As the Business Combination, including the related proposed PIPE Investments, is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted profit/(loss) attributable to the owners of the parent for the relevant period on a per share basis assumes that the New Global Blue Shares that would be outstanding pursuant to the No Redemption Scenario and Maximum Redemption Scenario, respectively, in connection with the Business Combination have been outstanding for the entire period presented. For purposes of calculating attributable profit per share in the maximum redemption scenario, the two-class method is applied. The New Global Shares and Series A Preferred Shares share equally in dividends declared or accumulated, and have equal participation rights in undistributed earnings.

	Pro Forma Combined
	Assuming No Redemptions	Assuming Max Redemptions
(in € thousands, except share and per share information)
Twelve Months Ended March 31, 2020
Profit for the year attributable to the owners of the parent (€K)	2,378	2,378
Profit for the year attributable to common shares (in the maximum redemption scenario)		2,103
Profit for the year attributable to Series A Preferred Shares (in the max redemption scenario)		275
Common Shares
Basic attributable profit per share (€)	€0.01	€0.01
Diluted attributable profit per share (€)	€0.01	€0.01
Series A Preferred Shares
Basic attributable profit per share (€)	N/A	€0.01
Diluted attributable profit per share (€)	N/A	€0.01

Pro forma weighted average number of shares in issue
Seller Parties	79,450,500	88,656,047
PIPE Investors	35,000,000	66,246,632
Founders	10,812,500	10,812,500
Former FPAC Stockholders	63,250,000	4,065,700

Basic pro forma weighted average number of shares in issue	188,513,000	169,780,879
Series A Preferred Shares (as converted)	—	22,178,000

Diluted pro forma weighted average number of shares in issue	188,513,000	191,958,879

As a result of the FPAC share price of $10.25, as of July 2, 2020, the following dilutive instruments were excluded from the diluted pro forma weighted average number of shares outstanding:

•	The 21,083,333 Public Warrants, issued at time of FPAC’s IPO and, as part of the Business Combination, converted into New Global Blue Warrants, are exercisable at $11.50 / €10.47 per share;

•	The 9,766,667 Private Placement Warrants, issued at time of FPAC’s IPO and, as part of the Business Combination, converted into New Global Blue Warrants, are exercisable at $11.50 / €10.47 per share;

•	The 2,500,000 Contingent Shares convert equally across two tranches, at $12.50 / €11.38 per share and $15.00 / €13.65 per share; and

•

The 550,000 shares underlying outstanding options for Global Blue Shares, issued in June 2019 in connection with the existing option plan and, as part of the Business Combination, converted into options for New Global Blue Shares, are exercisable at $10.88 / €9.90.

As part of the Business Combination, Global Blue intends to adopt a management incentive plan (“MIP”), to be administered by the New Global Blue board (see “Management of New Global Blue following The Business Combination—New Global Blue Executive Officer and Director Compensation Following the Business Combination”). The terms of these are subject to ongoing negotiation and are yet to be finalized and approved. Once finalized and approved, this would impact the pro forma financial information herein. However, at this time, this has not been included because that the relevant contracts are still being negotiated.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows FPAC’s board of directors to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Business Combination. In no event will FPAC solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. The purpose of the Adjournment Proposal is to provide more time for FPAC’s initial stockholders, Global Blue and the Global Blue shareholders to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “The Business Combination Proposal—Interests of FPAC’s Directors and Officers in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of an Adjournment Proposal, the board of directors of FPAC is empowered under Delaware law to postpone the Special Meeting at any time prior to the meeting being called to order. In such event, FPAC will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an Adjournment Proposal is presented to the meeting and is not approved by the stockholders, FPAC’s board of directors may not be able to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Required Vote and Recommendation of the Board

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of shares of FPAC Common Stock represented in person or by proxy at the Special Meeting and entitled to vote thereon. Abstentions and Broker Non-Votes will have no effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of the Business Combination Proposal.

After careful consideration and consultation with its management and outside legal advisors, FPAC’s board of directors:

•	has unanimously determined that the Business Combination is NOT advisable or fair to, or in the best interest of, FPAC and its stockholders; and

•	unanimously recommends that FPAC stockholders vote or give instructions to vote “AGAINST” the Business Combination Proposal and “AGAINST” the Adjournment Proposal, if presented.

This constitutes a change from the board’s initial recommendation. See “The Business Combination Proposal – FPAC’s Board of Directors’ Reasons for the Change in Recommendation to AGAINST the Business Combination.”

INFORMATION RELATED TO NEW GLOBAL BLUE

New Global Blue is considered a foreign private issuer as defined in Rule 3b-4 under the Exchange Act. New Global Blue was incorporated under the laws of Switzerland on December 10, 2019 solely for the purpose of effectuating the Business Combination described herein. New Global Blue is a subsidiary of Globetrotter, owns no material assets and does not operate any business.

New Global Blue was incorporated with an aggregate share capital of CHF 100,000 divided into 10,000,000 registered shares of CHF 0.01 per share. These shares represent all New Global Blue Shares that are currently issued and outstanding. For descriptions of New Global Blue securities, please see the section titled “Description of New Global Blue Securities.” At incorporation its assets consisted of CHF 100,000 in cash.

New Global Blue’s corporate purpose is to acquire, hold and manage investments in domestic and foreign companies, in particular of controlling investments in companies active in the areas of VAT/GST tax refund, currency conversion, marketing services, point-of-sale technology, retail staff education, and customer intelligence, and the management and sustainable development of these investment companies within a group of companies. It may acquire, mortgage, utilize and sell real estate properties and intellectual property rights in Switzerland and abroad as well as incorporate and finance subsidiaries and branches. Furthermore, New Global Blue may engage in all kinds of commercial and financial transactions that are beneficial for the realization of its purpose, in particular providing and taking out loans, issuing bonds, providing suretyships and guarantees, providing collateral as well as making investments in all marketable investment classes.

Prior to the consummation of the Business Combination, the sole shareholder of New Global Blue is Globetrotter. Prior to the consummation of the Business Combination, the directors of New Global Blue are Joseph Osnoss, Marcel Erni, Christian Lucas and Jacques Stern. As of the consummation of the Business Combination, the number of directors of New Global Blue will be increased to nine persons and the current directors of New Global Blue will remain as directors, and Thomas W. Farley, Chief Executive Officer, President and Chairman of FPAC will become Chairman of New Global Blue. FPAC and Globetrotter are finalizing the composition of the board of directors of New Global Blue following the Business Combination, and New Global Blue and FPAC expect that the remaining unnamed directors will be considered independent directors under the rules of the NYSE.

The mailing address of New Global Blue’s registered office is Zürichstrasse 38, 8306 Brüttisellen, Switzerland. After the consummation of the Business Combination, its principal executive office will be that of Global Blue, located at Zürichstrasse 38, 8306 Brüttisellen, Switzerland and its telephone number is +41 22 363 77 40.

New Global Blue’s auditor is PricewaterhouseCoopers SA, Geneva, Switzerland.

Set out below is a short description of each current director’s business experience, education and activities:

Joseph Osnoss has served as a member of Global Blue’s board of directors since 2012. Mr. Osnoss joined Silver Lake in 2002 and is a Managing Partner. From 2010 to 2014, he was based in London, where he helped oversee the firm’s activities in EMEA. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co., where he focused on mergers, acquisitions, and financings in the technology and telecommunications industries. Mr. Osnoss is a director of Cegid, Cornerstone OnDemand, EverCommerce, First Advantage, LightBox, and Sabre. He previously served on the boards of Cast & Crew (as Chairman), Instinet, Interactive Data, Mercury Payment Systems, and Virtu Financial. Mr. Osnoss graduated summa cum laude from Harvard College with an A.B. in Applied Mathematics and a citation in French Language. He has remained involved in academics, including as a Visiting Professor of Finance at the London School of Economics, a member of the Dean’s Advisory Cabinet at Harvard’s School of Engineering and Applied Sciences, a participant in The Polsky Center Private Equity Council at the University of Chicago, and a Trustee of Greenwich Academy.

Marcel Erni has served as a member of Global Blue’s board of directors since 2012. In addition to serving on the board, he co-founded Partners Group in 1996, where he is currently a partner. He is also an executive member of

Partners Group Holding AG’s and Partners Group AG’s board of directors. Dr. Erni is a member of Partners Group’s Investment Oversight Committee and Strategy Committee. He previously served as the Chief Investment Officer of Partners Group until June 2017. Dr. Erni is also a member of the boards of directors for Partners Group’s current portfolio companies, AMMEGA and GlobalLogic, as well as for PG3 AG, Switzerland, the family office of the founders of Partners Group. Prior to founding Partners Group, he worked at Goldman Sachs & Co. and McKinsey & Co. He has 27 years of industry experience and holds an M.B.A. from the University of Chicago Booth School of Business and a Ph.D. in Finance and Banking from the University of St. Gallen.

Christian Lucas has served as the Chairman of the Global Blue board of directors since 2012. He is also a Managing Director of Silver Lake, which he joined in 2010 as a co-head of the firm’s activities in EMEA. Mr. Lucas began his career in strategic consulting at McKinsey & Company and worked for approximately 16 years as an investment banker focusing on the technology, digital media, and telecommunications industries in Europe. From 2004 to 2010, Mr. Lucas was Managing Director and Head of the Technology Group at Morgan Stanley. He is currently Chairman of the board of directors of Global Blue, Vice Chairman of the board at Cegid, and a member of the board at ZPG, having previously served as a board member of Soitec. He has been a French Foreign Trade Advisor in the UK since 2012. Mr. Lucas earned an M.B.A. from Harvard Business School and also graduated from ESSEC Graduate School of Management and from the Paris International Law School at the University Panthéon-Assas, both in France.

Jacques Stern has served as Global Blue’s President and Chief Executive Officer since joining Global Blue in 2015 and has served as a member of the Global Blue board of directors since 2014. He has nearly 30 years of experience in large international companies. He started his career at PricewaterhouseCoopers in 1988 as an auditor and later joined the Accor Group in 1992, where he held various leadership positions, including Chief Financial Officer and Deputy Chief Executive Officer. Between 2010 and 2015, he served as Chairman and Chief Executive Officer of Edenred. Mr. Stern also serves as non-executive director on the boards of Unibail Rodamco Westfield, Perkbox and Voyage Prive. Mr. Stern holds a business degree from the École Supérieure de Commerce de Lille.

INFORMATION RELATED TO FPAC

References in this section to “FPAC,” “we,” “our” or “us” refer to Far Point Acquisition Corporation, a Delaware corporation.

Introduction

FPAC was incorporated on February 23, 2018 in order to serve as a vehicle for the acquisition of a target business. FPAC’s efforts to identify a prospective target business were not limited to any particular industry or geographic region although it focused its search for target businesses that operated in the technology sector. Prior to executing the Merger Agreement with Global Blue, FPAC’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible Initial Business Combinations.

In March 2018, FPAC issued an aggregate of 11,500,000 shares of its Class B Common Stock to the Founder, for $25,000 in cash, at a purchase price of approximately $0.002 per share, in connection with its organization. In June 2018, FPAC effected two stock dividends, the first for 0.25 share per share, and the second for 0.1 share per share, aggregating 0.375 share of Class B Common Stock for each outstanding share of Class B Common Stock, resulting in 15,812,500 Founder Shares outstanding. The Founder Shares included an aggregate of up to 2,062,500 shares which were subject to forfeiture by the Founder to the extent that the underwriters’ over-allotment option was not exercised in full. As a result of the underwriters’ election to exercise their over-allotment option in full on June 14, 2018, 2,062,500 Founder Shares were no longer subject to forfeiture.

Initial Public Offering

On June 14, 2018, FPAC closed its IPO of 63,250,000 Units (which includes 8,250,000 Units pursuant to the underwriters’ over-allotment option), with each Unit consisting of one share of its Class A Common Stock and one-third of one Warrant. Each whole Warrant entitles the holder to purchase one share of FPAC Class A Common Stock at a purchase price of $11.50 upon consummation of an Initial Business Combination. The Units from the initial public offering (including the over-allotment option) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $632,500,000.

Simultaneously with each of the consummation of the initial public offering and the exercise of the over-allotment option, FPAC consummated a private placement of 9,766,667 Warrants to the Founder. The Private Placement Warrants were sold at an offering price of $1.50 per whole warrant, generating gross proceeds of $14,650,000. The Private Placement Warrants are identical to the Warrants sold in the IPO, except that the Private Placement Warrants are not redeemable and are exercisable on a cashless basis as long as held by the Founder or its permitted transferees. The purchasers have agreed that these Warrants will not be sold or transferred by them (except to certain permitted transferees) until after FPAC has completed an Initial Business Combination.

Offering Proceeds Held in Trust

The net proceeds from the IPO (including the exercise of the over-allotment option), plus the net proceeds from the Private Placement Warrants, or an aggregate of $632,500,000 (including $20,737,500 of deferred underwriter fees payable to the underwriter of the IPO upon completion of an Initial Business Combination), was placed in the Trust Account at JP Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to FPAC to pay its tax obligations, the proceeds from the Initial Public Offering and concurrent Private Placement will not be released from the Trust Account until the earliest to occur of (a) the completion of an Initial Business Combination, (b) the redemption of any Public Shares properly submitted in connection with a stockholder vote to amend FPAC’s amended and restated certificate of incorporation (i) to modify the substance or timing of FPAC’s obligation to redeem 100% of the Public Shares if FPAC does not complete an Initial Business

Combination by September 14, 2020, or (ii) with respect to any other provision relating to stockholders’ rights or pre-Initial Business Combination activity, and (c) the redemption of the Public Shares if FPAC is unable to complete an Initial Business Combination by September 14, 2020, subject to applicable law.

Fair Market Value of Target Business

The target business or businesses that FPAC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for its Initial Business Combination (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account), although FPAC may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. FPAC’s board of directors have determined that this test was met in connection with the proposed Business Combination with Global Blue.

Stockholder Approval of Business Combinations

Under FPAC’s amended and restated certificate of incorporation, in connection with any proposed business combination, FPAC must seek stockholder approval of an Initial Business Combination at a meeting called for such purpose at which Public Stockholders may request to have their Public Shares redeemed, regardless of whether they vote for or against the proposed business combination, subject to the limitations described in the prospectus for FPAC’s initial public offering. Accordingly, in connection with the Business Combination with Global Blue, FPAC Public Stockholders may request to have their Public Shares redeemed in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the Business Combination Proposal, the Founder, as well as all of FPAC’s officers and directors, have agreed to vote all of their shares of FPAC Common Stock acquired in favor of such proposed business combination. David Bonanno holds 65,700 Units purchased in the IPO. No other directors or officers of FPAC have purchased any securities of FPAC in any open market transactions.

Liquidation if No Business Combination

Under FPAC’s amended and restated certificate of incorporation, if FPAC does not complete the Business Combination with Global Blue or another Initial Business Combination by September 14, 2020, FPAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares for a pro rata portion of the funds held in the Trust Account (approximately $10.31 per share as of March 31, 2020 without considering additional funds to be deposited in connection with potential extensions) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FPAC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to FPAC’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the Warrants will expire. Holders of Warrants will receive nothing upon a liquidation with respect to such rights and the Warrants will be worthless.

Each of FPAC’s initial stockholders has agreed to waive its rights to participate in any distribution from FPAC’s Trust Account or other assets with respect to the initial shares and shares underlying the private Units. There will be no distribution from the Trust Account with respect to FPAC’s Warrants, which will expire worthless if FPAC is liquidated.

The proceeds deposited in the Trust Account could, however, become subject to the claims of FPAC’s creditors which would be prior to the claims of FPAC Public Stockholders. Although FPAC has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses FPAC has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, and although FPAC will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the Trust Account notwithstanding such agreements. The Founder has agreed that it will be liable to FPAC if and to the extent any claims by a third party (other than FPAC’s independent auditors) for services rendered or products sold to FPAC, or a prospective target business with which FPAC discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under FPAC’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Founder will not be responsible to the extent of any liability for such third party claims. FPAC has not independently verified whether the Founder has sufficient funds to satisfy its indemnity obligations and believes that the Founder’s only assets are securities of FPAC. FPAC has not asked the Founder to reserve for such indemnification obligations. Therefore, FPAC can give no assurance that the Founder would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for redemptions could be reduced to less than $10.00 per Public Share. In such event, holders of Public Shares would receive such lesser amount per share in connection with any redemption. None of FPAC’s officers or directors will indemnify FPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses. Additionally, if FPAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in FPAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FPAC’s stockholders. To the extent any bankruptcy claims deplete the Trust Account, FPAC cannot assure you it will be able to return to Public Stockholders at least $10.00 per share. Public Stockholders are entitled to receive funds from the Trust Account only in the event of its failure to complete an Initial Business Combination within the required time periods or if the stockholders properly seek to have FPAC convert their respective shares for cash upon an Initial Business Combination which is actually completed by FPAC. In no other circumstances does a stockholder have any right or interest of any kind to or in the Trust Account.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The portion of FPAC’s Trust Account distributed to FPAC Public Stockholders upon the redemption of 100% of its outstanding Public Shares in the event FPAC does not complete its Initial Business Combination within the required time period may be considered a liquidation distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the portion of the Trust Account distributed to Public Stockholders upon the redemption of 100% of its Public Shares in the event FPAC does not complete its Initial Business Combination within the required time period is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If FPAC is unable to complete an Initial Business Combination within the prescribed time frame, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FPAC’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, if an Initial Business Combination does not occur, it is FPAC’s intention to redeem its Public Shares as soon as reasonably possible following the expiration of the time periods described above and, therefore, FPAC does not intend to comply with the procedures required by Section 280 of the DGCL, which would limit the amount and duration of FPAC’s stockholders’ liability with respect to liquidating distributions as described above. As such, FPAC’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of FPAC’s stockholders may extend well beyond the third anniversary of such date.

Because FPAC will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires FPAC to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the subsequent 10 years. However, because FPAC is a blank check company, rather than an operating company, and FPAC’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

FPAC will pay the costs of any subsequent liquidation from its remaining assets outside of the Trust Account. If such funds are insufficient, each of the executives of FPAC has agreed to pay the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and has agreed not to seek repayment for such expenses.

Facilities

FPAC currently maintains its principal executive offices at 18 West 18th Street, New York, NY 10011. FPAC considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Employees

FPAC has two executive officers, and one additional employee. These individuals are not obligated to devote any specific number of hours to FPAC’s matters and intend to devote only as much time as necessary to assist FPAC identify, negotiate and complete a business combination and perform fiduciary duties to FPAC’s stockholders and other obligations of such officers pursuant to applicable legal requirements and FPAC’s certificate of incorporation and bylaws. FPAC does not intend to have any full time employees prior to the consummation of a business combination. FPAC will continue to exist as a wholly-owned subsidiary of New Global Blue for potential business and financing purposes.

Directors and Executive Officers

FPAC’s directors and officers are as follows:

Name	Age	Position
Thomas W. Farley	44	Chief Executive Officer, President and Chairman of the board
David W. Bonanno	38	Chief Financial Officer and Director
Stanley A. McChrystal	65	Director
Nicole Seligman	63	Director
Laurence A. Tosi	52	Director

Thomas W. Farley has been our Chief Executive Officer, President and Chairman of the Board since May 2018. Mr. Farley served as President of the NYSE Group of Intercontinental Exchange Inc. (“ICE”) from May 2014 until May 2018. Mr. Farley’s responsibilities included leading all operations for the NYSE and managing a diverse range of equity and equity options exchanges, comprising the largest equities listing and securities trading venue in the world. Mr. Farley joined the NYSE in November 2013 when ICE acquired NYSE Euronext. Prior to becoming President of the NYSE in May 2014, he served as the Chief Operating Officer. Prior to joining the NYSE, Mr. Farley served as Senior Vice President of Financial Markets at ICE, where he oversaw the development of several businesses and initiatives across ICE’s markets. Mr. Farley joined ICE in 2007 as the President and Chief Operating Officer of ICE Futures U.S., formerly the New York Board of Trade. He also represented ICE on the Options Clearing Corporation Board of Directors. Prior to joining ICE, Mr. Farley was President of SunGard Kiodex, a risk management technology provider to the derivatives markets and prior thereto served as the business unit’s Chief Financial Officer and Chief Operating Officer. Mr. Farley has also held various positions in investment banking at Montgomery Securities and in private equity at Gryphon Investors. Mr. Farley holds a Bachelor of Arts degree in Political Science from Georgetown University and is a Chartered Financial Analyst. Mr. Farley’s qualifications to serve on FPAC’s board include his extensive knowledge and experience in connection with capital markets and with the financial services industry and participants in that industry.

David W. Bonanno has been our Chief Financial Officer and a director since March 2018. Mr. Bonanno is a Managing Director at Third Point where he is responsible for analyzing private investment opportunities across a broad range of industries including Fintech, financial services, telecommunications, energy and real estate. Mr. Bonanno is also responsible for analyzing investment opportunities in public credit and equity markets. Over his nearly ten-year career at Third Point, Mr. Bonanno has been responsible for over $850 million in private equity investments. Mr. Bonanno is the primary investment professional responsible for the Third Point Hellenic Recovery Fund L.P., a $750 million private equity style vehicle exclusively dedicated to illiquid growth investments in Greece and Cyprus. Mr. Bonanno currently serves as a director of Energean Oil & Gas PLC (LSE: ENOG) and Hellenic Bank PCL. Mr. Bonanno previously served on the boards of Neptune Financial, Inc. and Tollerton Investments Limited which held a 51% stake in Play Communications S.A. prior to its public listing on the Warsaw Stock Exchange in July 2017. Mr. Bonanno serves or has served as a director for companies which have collectively issued over $20 billion in debt and more than $2 billion in equity in both public and private markets. Prior to joining Third Point, Mr. Bonanno was a Private Equity Associate at Cerberus Capital Management, L.P. from 2006 to 2008 and an analyst in Restructuring and Reorganization Advisory Group at Rothschild Inc. from 2004 to 2006. Mr. Bonanno graduated cum laude from Harvard University in 2004 with an A.B. in Psychology. Mr. Bonanno’s qualifications to serve on FPAC’s board of directors include his extensive investment experience at Third Point, his current and prior board experiences and his extensive network of contacts in the Fintech sector.

Stanley A. McChrystal has been a director since June 2018. General McChrystal is a retired United States Army general. From June 2009 to June 2010, General McChrystal served as Commander, International Security Assistance Force (ISAF) and Commander, U.S. Forces Afghanistan (USFOR-A). From August 2008 to June 2009, General McChrystal served as Director, Joint Staff and from 2003 until 2008 as Commander of the Army’s Joint Special Operations Command (JSOC). General McChrystal is the founder of the McChrystal Group LLC, a privately held global services and leadership development firm based in Alexandria, VA, and has served as its Managing Member since 2010. He also currently serves as a director of FiscalNote, a privately held legislative and regulatory analytics firm headquartered in Washington, D.C. as well as JetBlue Airlines, and Deutsche Bank US Corporation, both headquartered in New York City. He is also an advisor to General Atomics. Within the last five years, General McChrystal served on the boards of Knowledge International, Navistar International Corp. and Siemens Government Technologies. He also served as chairperson of The Yellow Ribbon Fund, a non-profit organization committed to helping wounded veterans and their families. General McChrystal is a senior fellow at Yale University’s Jackson Institute for Global Affairs, where he teaches a course on Leadership in Operation. He is also the chair of Service Year Alliance, a project of Be The Change and the Aspen Institute, which envisions a future in which a service year is a cultural expectation and common opportunity for every young American.

General McChrystal’s qualifications to serve on FPAC’s board include his significant leadership and management experience.

Nicole Seligman has been a director since June 2018. Since 2019, Ms. Seligman has been a member of the board of MeiraGTx. Since August 2016, Ms. Seligman has been a member of the board of Viacom, Inc. and now Viacom CBS, where she chairs the Nominating and Governance Committee. Since January 2014, Ms. Seligman has been a member of the Board of WPP PLC, where she has served as Senior Independent Director since April 2016. Until March 2016, Ms. Seligman served as the President of Sony Entertainment, Inc. (beginning in 2014) and of Sony Corporation of America (beginning in 2012), and as Senior Legal Counsel of Sony Group (beginning in 2014). Ms. Seligman had previously served as Executive Vice President and General Counsel of Sony Corporation from 2005 to 2014. She joined Sony in 2001 and served in a variety of other capacities during her tenure. Prior to joining Sony, Ms. Seligman was a partner in the litigation practice at Williams & Connolly LLP in Washington, D.C., where she worked on a broad range of complex civil and criminal matters and represented a wide range of clients, including President William Jefferson Clinton. Ms. Seligman joined Williams & Connolly in 1985. She served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984. She graduated magna cum laude from Harvard Law School, where she was a winner of the Sears Prize. Ms. Seligman’s qualifications to serve on FPAC’s board include her independence, her broad experience at a major global public company, her significant contributions to other corporate boards, and her exceptional achievements in the legal profession.

Laurence A. Tosi has been a director since June 2018. Mr. Tosi is the Founder and Managing Partner of Weston Capital Group, LLC, a diversified capital platform with a focus on technology enabled businesses and industries. From 2015 until 2018, Mr. Tosi served as the Chief Financial Officer of Airbnb Inc., a privately held company which operates the world’s largest digital marketplace and hospitality service for alternative accommodations. Mr. Tosi served as the Chief Financial Officer, Senior Managing Director and a member of the Management Committee of The Blackstone Group, L.P. from 2008 to 2015. From 2006 to 2007, Mr. Tosi was a Managing Partner of Merrill Lynch & Co. (now Bank of America Merrill Lynch) where he held several senior operating roles over his 9-year tenure from 1999 to 2008. At Bank of America Merrill Lynch, Mr. Tosi served as the Chief Operating Officer of Global Markets & Investment Banking from 2006 to 2008. His operating responsibilities included investment banking, equities, fixed income, private markets, technology and corporate development/strategy. Prior to that role, Mr. Tosi served as the Finance Director, Principal Accounting Officer and Chief Financial Officer of the operating businesses of Bank of America Merrill Lynch and of various Merrill Lynch Investment funds. Mr. Tosi holds a J.D. (finance/taxation), a M.B.A. (global finance/economics), and a B.A. (government/theology) from Georgetown University where he currently sits on the board of directors and is a frequent lecturer on entrepreneurship and capital investing. Mr. Tosi’s qualifications to serve on FPAC’s board include his extensive experience in investing and significant responsibilities and experience operating some of the world’s largest financial and ecommerce companies as well as his prolific entrepreneurship founding and early stage investing in some of the most successful and fastest growing companies in financial and technology.

FPAC Executive Officer and Director Compensation

FPAC is an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of FPAC has received any compensation for services rendered to FPAC. No fees of any kind, including finders, consulting or other similar fees, will be paid to any of FPAC’s existing stockholders, including its officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of the mergers. Since its formation, FPAC has not granted any stock options, stock appreciation rights, or any other equity or equity-based awards under long-term incentive plans to any of its executive officers or directors.

FPAC’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on FPAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than FPAC’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, FPAC generally does not have the benefit of independent directors examining the propriety of expenses incurred on its behalf and subject to reimbursement. As of the date of this proxy statement/prospectus, all expenses of FPAC officers and directors relating to the Business Combination have been paid by FPAC and there are no unpaid reimbursable expenses.

FPAC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

References in this section to “FPAC,” “we,” “our,” “us” or “the Company” refer to Far Point Acquisition Corporation, a Delaware corporation.

Overview

We are a blank check company incorporated on February 23, 2018 as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

We consummated our IPO on June 14, 2018. Our amended certificate of incorporation provides that, if we are unable to complete an Initial Business Combination by September 14, 2020 we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of accrued interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

Our entire activity had been related to our formation and the IPO, which was consummated on June 14, 2018, and since the IPO, our activity has been limited to the search for a prospective Initial Business Combination, and we will not be generating any operating revenues until the closing and completion of our Initial Business Combination. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2020, we had net income (loss) of approximately $(4.6) million, which consisted of approximately $2.5 million in interest and investment income, offset by approximately $6.6 million in general and administrative costs (of which approximately $6.3 million was merger expenses), and approximately $0.5 million in income tax expense.

For the three months ended March 31, 2019, we had net income of approximately $2.6 million which consisted of approximately $3.8 million in interest and investment income, offset by approximately $0.4 million in general and administrative costs and franchise tax expense, and approximately $0.8 million in income tax expense.

For the year ended December 31, 2019, we had net income of approximately $9.1 million, which consisted of approximately $14.4 million in interest and investment income, offset by approximately $2.1 million in general and administrative costs, approximately $0.2 million in franchise tax expense, and approximately $3.0 million in income tax expense.

For the period from February 23, 2018 (inception) through December 31, 2018, we had net income of approximately $4.6 million, which consisted of approximately $7.2 million in investment income from the Trust Account, offset by approximately $988,000 in general and administrative costs, approximately $117,000 in franchise tax expense, and approximately $1.5 million in income tax expense.

Liquidity and Capital Resources—Going Concern Consideration

The accompanying financial statements contained in this proxy statement/prospectus have been prepared assuming we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2020, we had approximately $0.7 million in our operating bank account and approximately $19.4 million of investment income available in the Trust Account to pay for franchise and income taxes, and a working capital deficit of approximately ($7.8) million (excluding franchise and income tax obligations). Further, we have incurred and expect to continue to incur significant costs in pursuit of our acquisition plans.

Through March 31, 2020, our liquidity needs have been satisfied through receipt of a $25,000 capital contribution from our Founder in exchange for the issuance of the Founder Shares to the Founder, $300,000 in note payable and $40,276 in advances from related party, the proceeds from the consummation of the private placement not held in Trust Account of approximately $2.2 million, and investment income withdrawn from the Trust Account of approximately $4.7 million since inception to pay for tax obligations. We fully repaid these borrowings and advances from our Founder and related parties on June 15, 2018.

To finance transaction costs in connection with an Initial Business Combination, the Founder or an affiliate of the Founder, or certain of our officers and directors may, but are not obligated to, loan us working capital loans. If we complete an Initial Business Combination, we would repay the working capital loans out of the proceeds of the Trust Account released to us. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed, we may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such working capital loans may be convertible into Warrants of the post-Initial Business Combination entity at a price of $1.50 per warrant. The Warrants would be identical to the Private Placement Warrants. As of December 31, 2019, there were no working capital loans outstanding.

In connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity, the mandatory liquidation and subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after September 14, 2020.

Related Party Transactions

See “Certain Relationships and Related Person Transactions—Certain Relationships and Related Person Transactions—FPAC.”

Commitments and Contingencies

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.85 million in the aggregate, paid upon the closing of the IPO. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or approximately $20.7 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete an Initial Business Combination, subject to the terms of the underwriting agreement. The underwriters did not receive, and will not receive, any underwriting discounts on Units purchased, directly or indirectly, by Third Point.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our critical accounting policies:

Class A Common Stock Subject to Possible Redemption

We account for FPAC Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of FPAC Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable FPAC Class A Common Stock (including FPAC Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of FPAC Class A Common Stock are classified as stockholders’ equity. FPAC Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events.

All of the 63,250,000 Public Shares contain a redemption feature which allows for the redemption of FPAC Class A Common Stock under our liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within our control require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although we have not specified a maximum redemption threshold, our amended and restated certificate of incorporation provides that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001.

We recognize changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of FPAC Class A Common Stock shall be affected by charges against additional paid-in capital or in the absence of additional paid-in capital, retained earnings.

Accordingly, at March 31, 2020, December 31, 2019 and December 31, 2018, 61,797,692, 62,258,819 and 61,358,834 shares of FPAC Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the accompanying balance sheets, respectively.

Net Income (Loss) Per Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the periods. We have not considered the effect of the Warrants sold in the IPO and private placement to purchase an aggregate of 30,850,000 shares of FPAC Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for each periods presented.

Our unaudited condensed statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for FPAC Class A Common Stock is calculated by dividing the investment income earned on the Trust Account, net of applicable income and franchise taxes, by the weighted average number of shares of

FPAC Class A Common Stock outstanding for the periods. Net loss per share, basic and diluted for FPAC Class B Common Stock is calculated by dividing the net income, less income attributable to FPAC Class A Common Stock, by the weighted average number of shares of FPAC Class B Common Stock outstanding for the periods.

Off-Balance Sheet Arrangements and Contractual Obligations

As of March 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may take advantage of relief from certain reporting requirements and other burdens that are otherwise applicable generally to public companies. These provisions permit reduced obligations with respect to financial data, including presenting only two years of audited financial statements and only two years of selected financial data, and an exception from compliance with the auditor attestation requirements of Section 404 of the U.S. Sarbanes-Oxley Act of 2002.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in market value of our share capital held by non-affiliates or issue more than $1 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens.

INFORMATION RELATED TO GLOBAL BLUE

In this section, references to “we,” “us,” “Global Blue” and “our” are intended to refer to Global Blue and its subsidiaries, unless the context clearly indicates otherwise.

GLOBAL BLUE’S INDUSTRY

The following is a description of our industry. Unless otherwise indicated, information used in this section is based on Industry Analysis (as defined under “Industry and Market Data”). Industry publications and market studies generally state that their information is obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In addition, investors are cautioned that the description of our industry does not reflect the negative impact of the COVID-19 pandemic. See in particular “Risk Factors—Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had a significant negative impact on Global Blue. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the pandemic and health concerns subside and the related preventative measures are lifted” and “Information Related to Global Blue—Global Blue’s Business—Other Information About Global Blue” as well as “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—COVID-19” and “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.”

Overview

VAT overview

VAT is an indirect tax on the domestic consumption of goods and services, except those that are zero-rated (such as food and essential drugs) or are otherwise exempt (such as exports). The key tenet underpinning VAT legislation is the “destination principle” of taxation, which states that goods should be taxed in the country in which they are consumed rather than the country in which they are purchased.

As a result, many countries choose to adopt VAT legislation and VAT refund schemes to increase country attractiveness to international shoppers. International shoppers who are shopping in countries that operate VAT refund schemes are not required to pay VAT in the country of purchase and are able to reclaim VAT on these transactions as they depart the country or region of purchase. As of March 31, 2019, there were 180 countries and territories with VAT legislation, compared to 20 in the financial year ended March 31, 1980. While global adoption of VAT legislation has slowed in recent years, as VAT legislation has reached near global adoption, Global Blue does not believe that this slowdown affects Global Blue’s growth strategy. As of March 31, 2019, 73 countries and territories had adopted VAT refund schemes, meaning that 107 countries and territories have enacted VAT legislation but have not yet adopted a VAT refund scheme. Accordingly, Global Blue believes there is room for growth of the TFS segment, as a result of more countries adopting VAT refund schemes.

Number of Countries and Territories with VAT

(1)

Includes territories with different VAT rules than sovereign countries that are counted as separate countries. (Source: OECD (2018), Consumption Tax Trends 2018: VAT/GST and Excise Rates, Trends and Policy Issues; Global Blue.)

Number of Countries with VAT Refund Schemes

(Source: OECD (2018), Consumption Tax Trends 2018: VAT/GST and Excise Rates, Trends and Policy Issues; Global Blue.)

The VAT environment is very complex for a multitude of reasons. VAT rates vary across countries (between 15% and 25% in European countries and between 5% and 10% in APAC countries). VAT refund schemes also vary across countries regarding the eligibility of goods, the eligibility of international shoppers (which is typically based on residence rather than citizenship) and the minimum threshold of eligibility for VAT refunds (i.e., minimum purchase amount or MPA).

In the EU, Council Directive 2006/112/EC (the “EU VAT Directive”) harmonizes VAT legislation and VAT refund schemes across the EU and takes precedence over national VAT regulations in the event of any conflict between the two. The EU VAT Directive provides that each EU member state must apply a standard VAT rate of at least 15% and there is no maximum rate. The EU VAT Directive also requires all EU member states to operate a VAT refund scheme for non-EU residents and provides that each EU member state can set the MPA required in order for international shoppers to be eligible for VAT refunds, provided this amount does not exceed €175. Changes to the EU VAT Directive have historically been limited and difficult to agree on. This is largely due to the fact that a unanimous decision from all EU member states is required for any change to the EU VAT

Directive. Outside the EU, VAT requirements are generally defined in local VAT legislation and are regulated by local tax authorities.

Tax free shopping overview

VAT refund is the process through which international shoppers, who are not required to pay VAT in the country or area of purchase, are able to reclaim VAT on goods purchased while abroad. In the vast majority of cases, VAT refunds are processed by a TFS provider, such as ourselves, and in a minority of cases, VAT refunds may be processed in-house by the merchant.

A typical TFS transaction involves three main steps: (i) issuing – issuance of a digital or paper-based tax free form to an international shopper by the merchant; (ii) export validation – validation of the tax free transaction at customs when the international shopper is departing the country or area of purchase; and (iii) refunding – reimbursement of the VAT paid (net of fees and charges) to the international shopper. See “Information Related to Global Blue—Global Blue’s Business—Global Blue’s Services—Tax Free Shopping Technology Solutions” for details on the TFS transaction process and payments flow.

The TFS ecosystem consists of multiple parties, including merchants, international shoppers, customs and tax authorities, as well as airports. Global Blue believes that the growing popularity of VAT refund schemes globally is driven by certain advantages that these schemes offer to the relevant industry stakeholders, including:

International shoppers: Ability to reclaim VAT paid, thereby saving on shopping compared to shopping in their home country;

Merchants: Ability to drive incremental sales and profits from international shoppers;

Customs and tax authorities: Ability to attract a greater number of inbound international shoppers, supporting the tourism industry, growing domestic businesses and facilitating growth in the luxury markets; and

Airports: Ability to increase retail spend at the airport.

Size of Tax Free Shopping Volumes

The global personal luxury market is a key driver of the TFS segment, as the majority of TFS purchases are luxury goods. According to Bain & Company (Luxury Goods Worldwide Market Study, Spring 2019), the global personal luxury market has a size of €260 billion. Based on management’s estimates and internal data, the global personal luxury market splits into two categories: (i) the domestic luxury market, which accounts for 67% (or €174 billion) of the personal luxury market; and (ii) the extra-regional luxury market (defined as luxury shopping conducted while overseas and not within an international shopper’s origin country), which accounts for the remaining 33% (or €86 billion) of the personal luxury market. Of the €86 billion extra-regional luxury market, approximately 65% (or €56 billion) is eligible for VAT refunds. The extra-regional luxury spend eligible for VAT refunds represents 80% (or €56 billion) of the €70 billion TFS segment. The remaining 20% (or €14 billion) is comprised of extra-regional non-luxury spend eligible for VAT refunds (e.g., fast fashion, electronics, sporting goods and other retail environments).

When estimating the size of the TFS segment, Global Blue’s estimates are limited to transactions that are eligible for VAT refunds (“eligible SiS”) in countries that allow VAT refunds to be processed by third-party providers or merchants. As a result, this definition excludes cross-border refund schemes, government-run schemes (e.g., Australia and Thailand), ineligible transactions that are expected to become eligible (e.g., through a reduction of the MPA), countries without VAT legislation or VAT refund schemes that are considering the implementation of both VAT legislation and a VAT refund scheme and merchants that do not currently offer VAT refund services at all.

Personal Luxury Market and TFS Segment (as of March 31, 2019)

(1)	Estimated split, calculated based on split of Global Blue for the financial year ended March 31, 2019.

(Source: Global Blue.)

The following charts summarize TFS transaction data for the financial year ended March 31, 2019, by reference to the terms below. While these refer to transactions, the terms can also be calculated based on the value of the SiS (as illustrated below).

•	Eligible Transactions (“Addressable Segment”): the number of transactions made by international shoppers that are eligible for a VAT refund;

•	Issued Transactions: the number of eligible transactions that are issued a tax free form at POS;

•	Refunded Transactions: the number of issued transactions that are successfully refunded;

•	Success ratio: the percentage of eligible transactions that are issued and refunded, comprised of:

•	Issue ratio: the percentage of eligible transactions that are issued a tax free form; and

•	Refund ratio: the percentage of transactions for which a tax free form has been issued that are successfully refunded;

•	In-House Refunds: the number of transactions refunded in-house by merchants and not refunded by TFS providers;

•	Third-Party Serviced Transactions (“Addressed Segment”): the number of transactions that are refunded by TFS providers.

Total eligible transactions to refunded transactions (for the financial year ended March 31, 2019, in millions)

(Source: Global Blue.)

On a transaction basis, for the financial year ended March 31, 2019, management estimates that only 74 million of the 189 million eligible transactions in the market were successfully issued and refunded, representing a success ratio of 39% (equivalent to a success ratio of 49% on a SiS basis). This relatively low success ratio is a function of multiple factors, including a lack of awareness of the TFS service or of the refund process, or friction along the existing customer journey (e.g., queues for export validation). We believe that these can be addressed by further digitalization of the TFS process.

Total eligible SiS to refunded SiS (for the financial year ended March 31, 2019, in € billions)

(Source: Global Blue.)

Drivers of Tax Free Shopping Growth

There are three main macroeconomic market drivers underpinning continued growth of the TFS segment: (A) growth in the emerging market middle class, which leads to an increase in travel and, accordingly, an increase in international tourism expenditure, extra-regional luxury spend (as defined above) and eligible SiS; (B) increase in countries adopting VAT refund schemes and an increase in VAT rates leading to an increase in average spend per trip and per shopper; and (C) digitalization of export validation, which supports the improvement of the success ratio, which positively impact SiS. As a result of these drivers, TFS SiS increased at a CAGR of 14% between April 1, 2010 and March 31, 2019, while the domestic luxury market and the extra-regional luxury market increased at a CAGR of 5% and 10%, respectively. For more information on these drivers, see “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Global Blue’s Business and Results of Operation” and “—Global Blue’s Business—Global Blue’s Key Strengths.” In particular, each of these three macroeconomic market drivers are directly tied to the TFS growth equation, as illustrated below.

(1)	All ratios are presented on a transaction basis. The issue, refund and success ratio would be equivalent to 58%, 86% and 49%, respectively, if presented on an SiS basis.

Notwithstanding the long-term tailwinds, there are a number of short-term factors that impact Global Blue’s quarter-on-quarter performance, such as foreign exchange and travel disruptions. Such headwinds have resulted in lower SiS and revenue growth rates for the financial years ended March 31, 2018 and 2019 relative to the overall level of growth Global Blue expected over the long term (i.e., between 2010 and 2019) and the more medium term (i.e., between 2015 and 2019). The COVID-19 pandemic has also affected our SiS and revenue growth rates for the financial year ended March 31, 2020. The ultimate negative impact on Global Blue’s results of operations for subsequent financial periods cannot be accurately and reasonably quantified at this time.

Emerging market wealth growth increases the number of people travelling abroad and drives SiS from emerging market international shoppers

International shoppers from emerging markets accounted for 70% of Global Blue’s eligible SiS for the financial year ended March 31, 2019. As a result, Global Blue’s business benefits from growth of the middle class in emerging markets, which has led to an increase in travel and an increase in international tourism expenditure. Between April 1, 2010 and March 31, 2019, according to Industry Analysis, the middle class grew by approximately 34 million households to 58 million, translating to a CAGR of 10%. This expansion of the middle class in emerging markets has fueled international travel to Global Blue’s TFS destination markets by emerging market travelers, which increased at a CAGR of 11% over the same period, from 49 million to 121 million. Consequently, the number of eligible TFS transactions increased by an estimated 68 million to 189 million during the same period, representing a CAGR of 12%. Illustrative of this relationship, Industry Analysis suggests a 97% correlation between Global Blue’s TFS transactions and arrivals of emerging market international shoppers into markets in which Global Blue has a presence, illustrating the strong relationship between emerging market middle class wealth and TFS transactions.

The propensity of international shoppers from emerging markets to spend while abroad is driven by the following key factors:

•	A greater range of products and greater confidence in the authenticity of goods in developed destination markets, compared to shopping in emerging market origin countries;

•	A price differential of luxury goods between origin emerging markets and destination markets, even before accounting for the incremental savings generated by the VAT refund; and

•	An enhanced shopping experience in flagship stores in destination markets.

The first wave of growth in the TFS industry, which spanned the years preceding the financial year ended March 31, 2010, was driven by emerging market wealth growth in Russia. Thereafter, the second wave, spanning the period of the financial year ended March 31, 2010 to March 31, 2019, was driven by emerging market wealth growth in China. The next wave of TFS industry growth, up until the financial year ending March 31, 2025, is expected to be driven by Chinese international shoppers, as well as those from Indonesia, Malaysia, the Philippines, Singapore, Thailand and Vietnam (together, “Southeast Asia”) and India. As the middle class and, accordingly, propensity to travel, are expected to continue to grow in the long term, Global Blue believes these three regions will support the next wave of growth in the TFS industry.

Notwithstanding the historical growth, Industry Analysis indicates that the middle class still remains a small percentage of the total population of the emerging markets at only 4%, and we believe that there is significant room for this segment of the population to grow. For example, Chinese outbound trips were taken by approximately 5% of the Chinese population in 2014 and approximately 9% of the Chinese population held a passport in 2018, which compares to the average of developed countries of approximately 54% (based on the latest available data for UK, South Korea, Japan, Canada, USA, and Australia). Industry Analysis suggests that the middle class will continue to increase, resulting in an increase in arrivals from emerging market countries into our destination markets at a CAGR of approximately 9% over the next six years (from 121 million in the financial year ended March 31, 2019 to approximately 199 million in the financial year ended March 31, 2025) and that such potential growth should drive long-term structural growth in the TFS industry.

Global Blue believes that the volume of international travel and TFS transactions has shown resilience and long-term predictability, despite repeated short-term volatility. A wide range of travel disruptions, including foreign exchange fluctuations, geopolitical developments, natural disasters, contagious disease outbreaks, terrorist attacks and economic downturns, can impact month-on-month performance. Such disruptions may cause variations in and serve as headwinds to a TFS provider’s revenue in the short term. See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Key Factors Affecting Global Blue’s Business and Results of Operation—External factors—Short-Term external factors—Travel Disruptions.” However, in Global Blue’s experience, these disruptions have typically been short-term and temporary in nature, with their effects eventually subsiding or completely reversing in most instances. In addition, Global Blue believes that TFS providers with a diversified global footprint, such as ours, are better positioned to overcome such temporary travel disruptions, as travelers responding to travel disruptions may simply opt for alternative destination markets, where we are also present.

Increased adoption of VAT refund schemes increases the number of transactions eligible for VAT refunds, with further benefit from higher rates and more favorable eligibility requirements

Between the financial years ended March 31, 1980 and 2019, the number of countries and territories that have adopted VAT legislation has increased from 20 to 180, based on Global Blue internal data and the OECD. Of these 180 countries and territories, only 73 have adopted VAT refund schemes. Accordingly, while the number of countries and territories adopting VAT legislation has slowed down in recent years (as a result of reaching near full adoption), the number of VAT refund schemes (which is well below the number of countries and territories with VAT legislation) is expected to increase over time. Governments are incentivized to introduce VAT refund schemes, as it increases a country’s attractiveness to international shoppers. Global Blue’s analysis has indicated that, between the financial years ended March 31, 2010 and 2019, countries that have adopted VAT refund schemes have seen luxury retail sales by international shoppers increase by 10%, while countries that have not adopted VAT refund schemes have seen growth of only 7%. Global Blue would expect this growth differential to continue, as a result of the financial incentives created for international shoppers in countries with a VAT refund scheme. Based on Global Blue’s ongoing conversations with customs and tax authorities, Global Blue anticipated (as of March 31, 2019) that at least 10 countries will adopt VAT refund schemes operated by TFS providers in the next five years (depending on whether the relevant regulations are passed). Since then and as of March 31, 2020, Serbia and Kazakhstan have adopted VAT refund schemes operated by third-party TFS providers.

In addition to the adoption of VAT refund schemes, there are four other policy levers that impact Global Blue’s business:

•

Eligible goods: Broadening the range of goods that are eligible for VAT refunds serves to increase the number of eligible transactions. Currently, some countries have a narrower range of eligible goods than other countries. For example, alcohol or tobacco are not eligible for a VAT refund in Belgium, the Czech Republic, France, Greece, Lithuania, Morocco, Russia, Slovenia and South Korea, while they are eligible in other TFS countries served by Global Blue.

•

VAT rate: As a result of a VAT rate increase, the absolute value of VAT refunds increases, thereby increasing Global Blue’s fee for processing these refunds. Additionally, Global Blue’s revenue increases as VAT rates increase, as a higher tax rate incentivizes international shoppers to use Global Blue’s services. Average VAT rates in European countries are approximately 20%, while average VAT rates in APAC are approximately 8%. Historically, 77% of the European OECD members have increased their VAT rates since 2006, and Japan increased its VAT rate from 8% to 10% in October 2019.

•

Minimum purchase amount: As the MPA for eligible transactions decreases, there is an increase in the number of eligible transactions. Currently, some countries mandate that only purchases that reach a certain minimum amount are eligible for VAT refunds. For example, historically, in Spain, only transactions over €90 were eligible for VAT refunds. Since this restriction was removed in August 2018, Global Blue’s total eligible SiS has increased.

•

Eligible beneficiary: Expanding the travelers that are eligible for VAT refunds increases the number of eligible transactions. Typically, all travelers who are non-residents of the country or region they are visiting are eligible for VAT refunds. However, certain countries have more generous eligibility thresholds, such as Australia and Japan, which also allow their residents to benefit from the VAT refund scheme if they are taking domestic goods abroad.

Digitalization of export validation increases success ratio

VAT is only refunded to an international shopper after their tax free transaction is validated by customs. However, as a result of friction within the export validation process (including, at times, the required queueing), international shoppers either decide not to have a tax free form issued or decide not to seek a refund. These are some of the factors contributing to the low success ratio of 39% on a transaction basis (equivalent to 49% on a SiS basis).

To address this friction, customs and tax authorities have started introducing digital export validation, including self-service validation kiosks and rule-based engines that identify transactions for green channels (which do not require physical verification by customs officers and apply to the majority of transactions) and red channels (which do require physical verification). As of March 31, 2019, 17 countries (including, for example, France and Spain) had adopted digital export validation and, based on Global Blue’s ongoing discussions with customs and tax authorities, approximately eight more countries are expected to adopt this technology by the financial year ended March 31, 2022 (depending on whether the relevant regulations are passed). This has since increased to 18 countries. Additionally, as of March 31, 2019, 54% of Global Blue’s TFS SiS was digitally validated. Although this percentage was consistent as of March 31, 2020, 89% of Global Blue’s TFS SiS is expected to be digitally validated by the financial year ended March 31, 2022 (depending on whether the relevant regulations are passed). The main benefit of digital export validation is reduced friction within the customer journey, which has a direct positive impact on the success ratio. For example, in France, the success ratio, as measured by Global Blue, increased from 42% for the financial year ended March 31, 2011 to 51% for the financial year ended March 31, 2019, as the export validation process has become increasingly digitalized.

It is expected that the ongoing digitalization of the full customer journey (including issuing and refunding) will drive improvement in success ratio and increase Global Blue’s revenue as friction points are further reduced. Global Blue is well placed to benefit as these processes become more digitalized, as Global Blue has begun to offer digital issuing and refunding solutions to Global Blue’s merchant partners and international shoppers. For merchants, Global Blue offers a wide range of digital issuing solutions, which has led to an increase in Global Blue’s number of digitally issued TFS transactions from 5% to 96% between the financial years ended March 31, 2010 and 2019. For the financial year ended March 31, 2020, Global Blue’s number of digitally issued TFS transactions increased to approximately 97%. For international shoppers, Global Blue offers a wide range of refunding solutions, which has resulted in an increase in Global Blue’s percentage of refund value digitally refunded from 30% to 40% between the financial years ended March 31, 2010 and 2019.

Competitive Environment

From the total eligible SiS of €70 billion as of March 31, 2019, only €35 billion is currently refunded, of which €26 billion is refunded by TFS providers (“third-party serviced”). Of this third-party serviced TFS segment, Global Blue held approximately 70% (based on TFS SiS) as of March 31, 2019. Global Blue’s main competitor in this segment is Planet, which holds approximately 20% share of the third-party serviced TFS segment and is predominantly focused on the European TFS segment. In addition, as of the same date, Global Tax Free, a regional competitor in select APAC countries, held approximately 5% of the TFS segment. Apart from these two key competitors, the remaining 5% of the TFS segment is split amongst approximately 45 TFS competitors, comprised mostly of local players.

A high degree of sophistication and industry know-how is required from TFS providers. We believe that existing TFS providers, such as ourselves, are better positioned to offer higher added-value to TFS stakeholders than a new market entrant could offer. Some of the complexities required of any successful TFS provider include the following, and Global Blue believes Global Blue is well positioned in these areas:

•

Fully integrated technology platform: As the TFS industry becomes increasingly digitalized, increased technological integrations and higher frequency of regulatory changes increases merchant focus on the quality of TFS providers and available solutions.

•

Longstanding relationships: For international merchants, there is an increased focus on partnering with a one-stop global TFS provider that can roll-out solutions across various geographies. As a result, TFS providers need to have longstanding merchant relationships on a global scale, as well as a global footprint to ensure it is present in each of the merchant’s retail locations.

•

Broad physical presence: Broad physical presence of TFS providers is driven by the expectations of all stakeholders in the TFS ecosystem—merchants (e.g., ability to visit retail stores for trainings), international shoppers (e.g., accessibility of refund locations) and customs and tax authorities.

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Multiple-jurisdiction compliance: TFS refund schemes around the world are governed by a diverse and complex set of laws and regulations, consisting of different VAT and customs rules in each country. More broadly, the implementation of VAT refund regulation, even in the EU, is different in each member state and is expected to become even more diverse as countries begin to implement digital export validation. Navigating these complex challenges and adhering to varying regulations requires extensive operational knowledge, as well as regulatory expertise and relationships across many jurisdictions.

•

International shopper and merchant data: Data is increasingly important for merchants in order to better forecast demand, create targeted marketing campaigns, effectively communicate with international shoppers, and tailor product procurement. As a result, TFS providers with higher transaction volume are more preferred by merchants, as a result of the quality and depth of their dataset on international shoppers.

Payments Industry

Based on Euromonitor International (Consumer Finance Edition 2020) from September 2019, for the calendar year ended December 31, 2018, the consumer payments market (as described below) reached approximately $34 trillion and is forecasted to grow to approximately $51 trillion by December 31, 2023, representing an expected CAGR of 9% over the next five years.

The payments industry is experiencing an ongoing shift away from cash and toward non-cash transactions. This shift toward non-cash payments is being driven by a number of factors, including new technology increasing speed and convenience, lower transaction fees and the growing prevalence of online and mobile channels.

For the calendar year ended December 31, 2018, the volume of non-cash card payments reached $23 trillion, representing 69% of total payment volume (compared to 49% for the year ended December 31, 2013), and is forecasted to grow to approximately $42 trillion by December 31, 2023, representing 82% of total payment volume. This represents an expected CAGR of approximately 12% over the next five years. (Source: Euromonitor International, September 2019.)

Consumer Payment Transaction Volume in Key Markets (in $ trillion)(1)

(1)	Based on China, Japan, Australia, Canada, US, Austria, France, Germany, Greece, Italy, Netherlands, Portugal, Spain and the UK.
(2)	Card transactions include consumer payments from charge cards, credit cards, debit cards and pre-paid cards and excludes electronic direct and automated clearing house transactions.
(3)	Cash transactions include other payment types (e.g., checks).

(Source: Euromonitor International, Consumer Finance Edition 2020 based on estimates from September 2019.)

The DCC Industry

Within Global Blue’s AVPS business, Global Blue’s DCC service allows international shoppers to choose between making payments in their home currency or in the local currency at the POS, automated teller machines (“ATMs”), and while shopping online. When an international shopper chooses to pay in their home currency, the DCC provider confirms the exchange rate applied and the home currency amount to the international shopper before the transaction is processed. This gives the international shopper clarity and certainty about their spending and allows them to track their travel expenses immediately. The alternative would be for the international shopper to pay in local currency and only find out the exchange rate and home currency equivalent weeks later in their bank account statement, which reduces the international shoppers’ visibility regarding their spend.

DCC providers’ main customers are Acquirers, who offer DCC as a value-added service to their merchants. The ability to cross-sell DCC services into their merchant base increases the number of products per merchant, which usually increases merchants’ stickiness. DCC providers, such as Global Blue, charge international shoppers a fee on each transaction. The fee, which is usually approximately 3% per transaction, is then shared broadly equally between the DCC provider, the Acquirer and the merchant. This fee represents a financial incentive to the merchant and the Acquirer; the alternative, where the international shopper pays in the local currency, would see this fee be collected by the issuing bank. See “Global Blue’s Business—Global Blue’s Services—Added-Value Payment Solutions” for an overview of a typical DCC transaction and explanation of the revenue-sharing model with Acquirers and merchants.

Drivers of growth

The growth in Global Blue’s AVPS eligible SiS is a function of the cross-border card spend, as shown by Industry Analysis that has calculated a correlation of 96% between the two. To illustrate this point, the below breaks down the steps between the addressable and addressed spend.

•	Addressable cross-border card spend: This represents the value of payments that are eligible for DCC, which itself is a function of three elements:

•	Consumer cross-border spend: The value of cross-border spend by consumers

•	Percentage of card penetration: The percentage of cross-border spend by consumers conducted via credit or debit cards

•

Percentage of addressable cards: The percentage of POS transactions or cash withdrawn from ATMs using a MasterCard- or Visa-branded cards. DCC services can only be used with Visa and MasterCard transactions, because other card schemes act as Acquirers and, therefore, these card schemes already benefit from foreign exchange transaction fees and, as such, have no incentive to utilize DCC

•	DCC penetration: The percentage of merchants or ATMs that offer DCC solutions

•	Unaddressed DCC Spend: The value of payments that is eligible for DCC, though is unaddressed as a DCC proposition is not available at the merchant or the ATM

•	Addressable DCC spend: The value of payments that would be eligible for DCC and where a DCC proposition is available

•	Acceptance rate: The percentage of international shoppers that opt to use DCC either at a POS or at an ATM

•	Opt-out of DCC: The value of payments for which international shoppers decided not to use DCC

•	Addressed DCC spend: The value of payments by international shoppers opting for DCC, on which the above mentioned 3% DCC fee per transaction is charged to the international shopper

To illustrate the above, the following chart summarizes the data for the financial year ended March 31, 2019:

DCC SiS (for the financial year ended March 31, 2019, in € billions)

(Source: Global Blue.)

Over the last five financial years to March 31, 2019, Global Blue’s estimates indicate that addressable cross-border card spend has grown at a CAGR of 10% to €455 billion, as a result of increasing consumer cross-border spend and card penetration. The addressable DCC spend was estimated to have increased by a CAGR of 12% over the same period to €85 billion, due to increased penetration of the DCC solution. As a result of either a lack of awareness of the availability of the DCC solution or a limited knowledge of its benefits, the addressed market is only €28 billion. As a result of the meaningfully large unaddressed market totaling €427 billion, Global Blue believes that there is further room for growth within the market as a result of higher penetration rate and acceptance rate, which is in addition to the structural growth from increasing consumer cross-border spend growth and increase percentage of card penetration.

Competitive landscape

The DCC segment mainly consists of nine international DCC providers, as well as a number of local and regional DCC providers. As of March 31, 2019, the international DCC providers consist of two foreign exchange specialists offering DCC services (Fexco and Monex), two TFS providers offering DCC services (Global Blue and Planet) and Acquirers offering DCC services. Global Blue estimates that Global Blue is the second largest global DCC provider by revenue, holding approximately 20% of the DCC segment, preceded by Fexco. This implies that Global Blue is the largest TFS provider that also offers DCC services.

Global Blue believes that success in the DCC segment is driven by a multitude of factors:

•	Ease of integration: The ability to easily integrated with Acquirers’ and PSP’s software enables faster roll-out to merchants

•

Ability to optimize user experience: The ability to (i) optimize user interface with the DCC solution and (ii) enhance in-store sales staff explanation of the solution improves the experience of the process and increase the acceptance rate

•

Broad physical presence across multiple geographies: The availability of on-the-ground salesforce and support staff engaging with merchants enables direct support services when necessary (e.g., training)

•	Longstanding relationships with merchants: Such relationships allow merchants to consider the DCC provider when making broader payments infrastructure decisions

GLOBAL BLUE’S BUSINESS

Overview

Global Blue serves as a strategic technology and payments partner to merchants, empowering them to capture the structural growth of international shoppers, driven by multiple long-term macroeconomic tailwinds. Global Blue established the concept of TFS in Sweden in 1980 and has emerged as both a global leader (based on its share of the TFS segment) and a pioneer in technology for TFS. Global Blue also offers AVPS, including DCC for which Global Blue is a leading provider. As of March 31, 2020, Global Blue operated across more than 50 countries. For the financial year ended March 31, 2020, Global Blue enabled approximately 29 million international shoppers to claim VAT refunds on international shopping or complete international transactions in their home currency. At its core, Global Blue is a technology platform that serves a network of more than 400,000 merchant stores globally through both TFS and AVPS, facilitating 66 million transactions amounting to €22.9 billion per year (for the financial year ended March 31, 2020) and delivering economic benefits to a complex ecosystem of merchants, international shoppers and customs and tax authorities. See “—Other Information About Global Blue—COVID-19” for a summary of the impact of the ongoing COVID-19 pandemic on Global Blue.

Because of Global Blue’s position at the center of the international shopping TFS ecosystem and its technology platform, Global Blue is able to: (i) offer merchant partners incremental sales from international shoppers, increase merchant brand awareness and add an additional revenue stream; (ii) increase the incremental purchasing power of international shoppers and provide a seamless and personalized shopping experience to them; and (iii) help customs and tax authorities increase country attractiveness and adopt higher security and fully compliant operations through digitalization.

A typical TFS transaction begins with the international shopper purchasing goods from a merchant with VAT included in the price. The international shopper is then issued a tax free form by the merchant, has the tax free transaction validated by customs and tax authorities, and is refunded by a TFS company (either directly or via a third-party refund agent) an amount equal to the VAT, minus the TFS provider’s transaction fees. The transaction fee is then split between the TFS provider and the merchant. The following illustration summarizes this process. For a more detailed explanation of a typical TFS transaction, see “—Global Blue’s Services—Tax Free Shopping Technology Solutions” below.

Simplified Overview of the TFS Process(1)

(1)

This overview is presented for illustrative purposes only and not as a representation of actual amounts involved in the TFS process. Actual amounts may vary depending on a number of factors, including the revenue share split set out in agreements with merchants, country mix (i.e., the number of transactions processed in higher refund ratio countries as compared to lower refund ratio countries) and market trends.

Global Blue’s primary AVPS offering is DCC. Global Blue’s DCC service enables international shoppers to make transactions in their home currency, thereby giving them clarity and confidence about their holiday or business spending. A typical DCC transaction begins with the international shopper being prompted to pay in either local or home currency. The international shopper selects the amount paid in their home currency (including a transaction fee) and the issuing bank debits the international shopper in their home currency. The merchant, the acquiring bank and Global Blue receive a share of the transaction fee. The following illustration summarizes this process. For a more detailed explanation of a typical TFS transaction, see “—Global Blue’s Services—Added-Value Payment Solutions” below.

Simplified Overview of the DCC Process(1)

Note: (1) FX fees charged by the issuing bank for the conversion of the £900 purchase amount is equal to or greater than the Global Blue dynamic currency conversion fees.

(1)

Graphic is presented for illustrative purposes only and not as a representation of actual amounts involved in the DCC process. Actual amounts may vary depending on a number of factors, including the revenue share split set out in agreements with Acquirer and merchants, expected DCC acceptance rates and market trends.

Global Blue delivers its services to the following stakeholders:

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Merchants: As a “business to business to consumer” (B2B2C) TFS service provider, Global Blue offers merchants a broad range of in-store issuing software solutions tailored to their needs, as well as pre- and post-transaction services to better attract and serve international shoppers. Global Blue has approximately 40 years of experience in TFS and, as of March 31, 2020, Global Blue’s TFS network covered more than 300,000 TFS merchant stores. For the financial year ended March 31, 2020, Global Blue processed approximately 35 million TFS transactions and generated €359.6 million in revenue in its TFS business, or 85.6% of its total revenue. In addition, by leveraging its access to proprietary aggregated data on international shoppers, Global Blue is able to provide merchants with innovative analytics and digital marketing solutions that include: (i) solutions designed to help merchants gain better insights into the operational and financial performance of their business and identify incremental revenue opportunities (i.e., Smart Data & Business Intelligence); and (ii) solutions designed to drive revenue for its merchants, increase awareness of TFS and help merchants improve their knowledge of and ability to engage with international shoppers (i.e., Digital Drive to Store & Marketing). For more than 20 years, Global Blue has also offered AVPS, including POS DCC services for the retail and hospitality sectors, e-commerce dynamic currency conversion (“eDCC”) solutions, services and software for ATM, and multicurrency processing (“MCP”) for online merchants. For the financial year ended March 31, 2020, Global Blue processed 31 million AVPS transactions and generated €60.8 million in revenue in Global Blue’s AVPS business, or 14.5% of Global Blue’s total revenue. For the financial year ended March 31, 2020, Global Blue offered its payment services to international shoppers at more than 120,000 points of interaction across 33 countries.

•

International shoppers: International shoppers are at the core of both Global Blue’s business and the broader luxury market, representing approximately 20% to 30% of the luxury industry’s worldwide revenue. Global Blue offers international shoppers the ability to: (i) seamlessly reclaim VAT on eligible goods purchased outside their country of origin, increasing their purchasing power; and (ii) pay for goods and services abroad in their home currency through DCC services, giving them clarity and certainty about their travel spending. International shoppers have a financial incentive to use Global Blue’s TFS services, as they have the opportunity to receive a refund equaling approximately 70% of the VAT paid on average. Global Blue’s services not only help international shoppers save on shopping, they also facilitate a tax free journey with a simple and transparent TFS refund process. As of March 31, 2020, Global Blue operated TFS services in more than 40 countries and maintained more than 800 refund points with 10 credit card and three mobile wallet partnerships, allowing Global Blue to offer refunds to international shoppers at a convenient time and using their preferred payment method.

•

Customs and tax authorities: Global Blue’s ambition is to help governments drive tourism by increasing the attractiveness of shopping in countries in which Global Blue operates while making international shoppers’ VAT refund schemes more secure. Global Blue works directly with customs and authorities to improve the efficiency and integrity of their TFS refund schemes. Global Blue believes that its digital TFS shopping ecosystem increases traceability and reduces fraud.

Global Blue continually seeks to improve its competitive position by working closely with merchants, customs and tax authorities, related-service providers and other relevant stakeholders to develop business opportunities both in existing and new markets. Since Global Blue provides a seamless service to stakeholders across the value chain, its technology platform and solutions are a key pillar of its business. Over the years, Global Blue has introduced front-end issuing solutions for merchants, communication tools and applications for international shoppers, and export validation software for customs and tax authorities. Global Blue’s in-house, cloud-based technology platform allows it to connect all of the stakeholders in its TFS ecosystem in order to facilitate payments and transaction processing. Global Blue remains dedicated to innovating and further investing in its operations and software solutions to simplify the use of Global Blue’s services by all stakeholders.

History

Global Blue has been a leader in TFS services since it pioneered the concept in 1980 in Sweden, and maintains a large market share in the segment. Throughout the 1980s and 1990s, Global Blue expanded into 16 new countries, including France, Germany, Spain, Switzerland and, in 1993, Singapore, which was Global Blue’s first expansion beyond Europe. In 2001, Global Blue launched its DCC service and moved its corporate headquarters to Switzerland from Sweden. During the following decade, Global Blue accelerated its global expansion, with TFS and DCC operations launched in several markets throughout Europe, Asia and the Americas, including Argentina and South Korea.

Global Blue was acquired by funds and investment vehicles directly or indirectly managed and/or advised by Silver Lake and Partners Group in 2012.

Over the past few years, Global Blue has continued to grow, launching TFS operations in a number of new markets, including the Bahamas, Japan and Russia. In 2016, Global Blue expanded its DCC business with the acquisition of Currency Select, allowing Global Blue to introduce its business to new markets in APAC, and expand its payments proposition beyond DCC into what is today AVPS.

Global Blue’s Key Strengths

Macroeconomic drivers of growth

Global Blue’s business model is well placed to benefit from three powerful macroeconomic tailwinds that are expected to support the growth of Global Blue’s business. As a result of the drivers described below, Global

Blue’s TFS SiS increased at a CAGR of 14% between April 1, 2010 and March 31, 2019, while the domestic luxury market and the extra-regional luxury market increased at CAGRs of 5% and 10%, respectively. Additionally, between April 1, 2014 and March 31, 2019, Global Blue’s AVPS revenue increased at a CAGR of 20%, while the payments market and DCC market (based on DCC POS and ATM addressable spend) have increased at CAGRs of 6% and 12%, respectively. For more information regarding these macroeconomic trends, see “Information Related to Global Blue–Global Blue’s Industry.”

Emerging market wealth growth

International shoppers from emerging markets accounted for 70% of Global Blue’s eligible SiS for the financial year ended March 31, 2019. As a result, Global Blue’s business benefits from growth of the middle class in emerging markets, which has led to an increase in travel and an increase in international tourism expenditure, particularly in the TFS segment. Between April 1, 2010 and March 31, 2019, a 10% CAGR in the middle class fueled an 11% CAGR in international travel to Global Blue’s TFS destination markets by emerging market travelers, which drove an increase in number of eligible TFS transactions by 11% over the same period.

As detailed further in “Information Related to Global Blue–Global Blue’s Industry—Drivers of Tax Free Shopping Growth—Emerging market wealth growth increases the number of people travelling abroad and drives SiS from emerging market international shoppers,” Global Blue believes that there is significant room for this segment of the population to grow.

Industry Analysis suggests that the middle class will continue to increase, resulting in an increase in arrivals from emerging market countries into Global Blue’s markets at a CAGR of approximately 9% over the next six years and that such potential growth should drive long-term structural growth in the TFS industry.

VAT dynamics

Global Blue’s business benefits from several positive developments in VAT regulation around the world, including a proliferation of VAT refund schemes and increases in VAT rates. VAT refund schemes have become a part of national economic strategies, as they are seen as tools to (i) drive inbound tourism (which, in turn, supports higher luxury sales growth) and (ii) support the segment of the domestic economy that is exposed to international shoppers. Global Blue anticipates that at least 10 countries will adopt VAT refund schemes in the next five years (depending on whether the relevant regulations are passed) and Global Blue believes that it is well-positioned to capture the expected TFS segment growth. Since then and as of March 31, 2020, Serbia and Kazakhstan have adopted VAT refund schemes operated by third-party TFS providers.

Digitalization of export validation and payments

Global Blue believes that the digitalization trend across Global Blue’s TFS business will support its growth going forward, as digitalization simplifies and streamlines the customer journey, reducing friction throughout the TFS customer journey.

Digital export validation benefits customs and tax authorities by increasing automation of the validation process, which in turn decreases staffing costs and addresses cost inefficiencies. Digital export validation also increases traceability, which in turn decreases instances of fraud and provides more accurate compliance monitoring. The resulting reduction in the number of physical checks required for international shoppers at customs’ exit points improves Global Blue’s success ratio. This is demonstrated by comparing the success ratio in countries with digital export validation to those without digital export validation. Based on Global Blue’s estimates, countries that implemented digital export validation had approximately a two times higher success ratio than countries with non-digital export validation between 2010 and 2019. For the financial year ended March 31, 2019, approximately 54% of Global Blue’s SiS was digitally validated (compared to 26% for the financial year ended March 31, 2016). Although this percentage was consistent as of March 31, 2020, 89% of Global Blue’s TFS SiS is expected to be digitally validated by the financial year ended March 31, 2022 (depending on whether the relevant regulations are passed).

In addition, management believes that the shift towards digitalization increases Global Blue’s value-add to merchants. Unlike in non-digital countries, where TFS providers only need to be integrated with the POS and the payment provider, digitalization requires that the TFS provider be integrated with the POS, PSP and Acquirer, the customs validation export software and the payment provider. This complex integration requires a reliable and agile TFS system that can adapt to frequent regulatory changes.

Clear market and technology leadership

Global Blue’s competitive differentiation is based on its global reach, its portfolio of iconic luxury brand relationships, its in-house technology platform, its continuous product innovation, and its expertise in compliance.

Global Blue is a leading global provider of TFS services, with approximately 70% share of the third-party serviced segment (as measured by TFS SiS) as of March 31, 2019, which is more than three times the market share of Global Blue’s nearest competitor. Within AVPS, in a market of approximately 10 players, Global Blue is the second largest DCC provider globally by revenue, accounting for approximately 20% of the DCC market for the financial year ended March 31, 2019. With a presence in more than 50 countries (i.e., countries where Global Blue offers TFS, AVPS or both) as of March 31, 2020, Global Blue believes its global geographic coverage compares favorably to its two nearest TFS competitors and enables Global Blue to serve merchants on a global scale. Global Blue is present in the majority of European markets and is further expanding its operations in APAC, where Global Blue was the first company to launch its TFS operations in Singapore in 1993. In addition, Global Blue believes that the diversified nature of its footprint better positions it to capture the growth of international shoppers, even considering travel disruptions and destination trends.

Global Blue’s global footprint and attractive value proposition have enabled it to become a key partner to its merchant network. Global Blue has developed a wide range of long-standing relationships, with the average tenure of its top 20 TFS merchants (based on revenue) being more than 20 years as of March 31, 2020. The breadth of Global Blue’s merchant relationships can be demonstrated by the fact that the highest revenue with a single merchant represented only 6% of Global Blue’s TFS revenue for the financial year ended March 31, 2020. Between April 1, 2014 and March 31, 2020, Global Blue gained on average approximately 0.4% of Global Blue’s SiS per annum (net of SiS lost) from new merchants. Collectively, across Global Blue’s network, Global Blue served more than 300,000 TFS merchant stores and was present at more than 120,000 points of interaction in the financial year ended March 31, 2020.

Global Blue operates a fully integrated, in-house technology platform that is scalable and highly secure. Global Blue’s single cloud-based technology platform allows it to cater to a wide array of stakeholder needs and enables ease of innovation and fast deployment. Global Blue’s technology platform allows it to facilitate payment processing through its integrations with more than 40 PSP partners and more than 200 POS partners and transaction processing through partnerships with three mobile wallets and 10 credit card providers. Moreover, it provides a validation engine for customs and tax authorities through integrations with 18 customs validation export software platforms. Global Blue also offers issuing solutions software for merchants, export validation software for customs and tax authorities and refund solutions software for refund agents. In parallel, Global Blue offers multiple app-based solutions for international shoppers to facilitate the customer journey. For more information on Global Blue’s technology platform, see “—Global Blue’s technology platform—Key platform principles.”

Global Blue’s technology platform continues to evolve and provides new features. Global Blue is heavily focused on innovation with approximately 23% of its full-time employee base in its product and technology teams, and Global Blue’s annual technology spend (including technology operating expenses and capital expenditure) amounting to an average of 13% of its revenue over the period between April 1, 2014 to March 31, 2020 or €324.4 million in aggregate. Global Blue currently has approximately 50 new products in the pipeline, which Global Blue intends to roll out in the medium term to enhance the experience for all stakeholders. For more information on Global Blue’s technology services, see “—Global Blue’s technology platform—Key innovative focus areas.”

Global Blue has become the reference point for the TFS segment, advising multiple governments on the benefits of adopting VAT refund schemes and digital export validation. Given Global Blue’s tenure in the TFS ecosystem, it has developed expertise in compliance across over 40 TFS countries. Global Blue has also developed country-by-country relationships enabling Global Blue to adhere to varying customs and authorities requirements, particularly during the ongoing shift to digital export validation.

Business strategy based on creating value

With international shoppers representing 20% to 30% of worldwide luxury retail revenue for the financial year ended March 31, 2019, and up to 50% of luxury retail revenue in countries with VAT refund schemes, Global Blue’s understanding of and its ability to reach international shoppers is highly relevant for merchants focused on capturing the growth of international shoppers. As a result, Global Blue is not simply a technology and payments partner, but aims to be a long-term partner to empower Global Blue’s merchants to capture the growth of international shoppers.

In addition to the three main macroeconomic drivers described above, Global Blue has a strong set of management initiatives across both TFS and AVPS to drive growth and improve volume, alongside a detailed framework to increase merchants’ revenue. Global Blue also believes it has an opportunity to roll-up targets in adjacent sectors to enhance the value proposition to all stakeholders of the TFS ecosystem and generate value to future shareholders.

For further details on Global Blue’s management initiatives to improve volume growth and enhance value for Global Blue’s merchants, see “—Global Blue’s Strategy” below.

Attractive transaction-based business model

Global Blue’s business model leverages the macroeconomic growth drivers underpinning the TFS ecosystem, alongside segment and network leadership. Underlying macroeconomic growth is compounded by management initiatives to further enhance volume growth, as well as a variety of initiatives to generate additional revenue. From the financial year ended March 31, 2010 to the financial year ended March 31, 2020, Global Blue’s SiS grew at a CAGR of 14%, with revenue growing, during the same period, at a CAGR of 11%, which is in excess of the growth in the domestic and extra-regional luxury market during the same period.

The meaningful operating leverage in Global Blue’s business has translated this growth into significant Adjusted EBITDA Margin expansion from 23% for the financial year ended March 31, 2010 to 41% for the financial year ended March 31, 2020, implying a CAGR of 17% during this period. When looking at the medium-term from the financial year ended March 31, 2015 to the financial year ended March 31, 2020, the EBITDA CAGR was 9%. In addition, Global Blue’s business also benefits from strong cash conversion. Global Blue believes that its cash conversion is sustainable, underpinned by its historically low and predictable capital expenditure to modernize Global Blue’s solutions for all stakeholders in the TFS ecosystem.

International management team with relevant expertise

Global Blue’s senior management team has many decades of relevant business experience and is led by Global Blue’s CEO and CFO who have on average more than 20 years of public company experience. In addition, members of its executive management have on average more than 10 years of experience working with Global Blue. The management team has relevant experience, which has been useful as Global Blue has expanded its TFS business to process transactions globally and expanded its AVPS business beyond its original product, DCC, to also include financial processing, tokenization and gateway. The long tenure of Global Blue’s management team is one of its critical attributes, particularly given the long-term nature of its business and the importance of continuity when dealing with the decision-makers at its merchant partners. The experience of the management team coupled with Global Blue’s streamlined governance structure has historically allowed it to integrate new acquisitions and forge new strategic partnerships and, going forward, is expected to underpin the successful execution of its business strategy.

Global Blue’s Strategy

Global Blue believes that its competitive strengths and technology leadership have positioned it well to capitalize on the volume and revenue growth opportunities resulting from the underlying macroeconomic drivers. In addition to the three macroeconomic drivers supporting volume growth detailed in “—Global Blue’s Key Strengths— Macroeconomic drivers of growth”, set forth below is Global Blue’s road map to increase volume growth in its TFS and AVPS divisions, as well as its action plan to enhance its value proposition to merchants:

Management strategy to boost growth of TFS

Increasing TFS segment penetration through improvements to the success ratio

For the financial year ended March 31, 2019, Global Blue’s global success ratio was 39% on a transaction basis (equivalent to a success ratio of 49% on a SiS basis), meaning there is a substantial opportunity for increased penetration, for example, through addressing the lack of awareness or reducing the perceived friction points throughout the customer journey. Global Blue has several process-driven enablers to improve the overall success ratio, including: (i) pre-trip awareness campaigns; (ii) in-store recognition; and (iii) post-purchase improvements of the customer journey toward the refund.

In order to increase awareness of TFS, Global Blue will launch targeted campaigns in specific origin countries where awareness of TFS is low and roll out advertisements on travel portals for early engagement with international shoppers. Within stores, Global Blue aims to continue rolling out issuing solutions with PSP or customer relationship management integration in order to automatically identify international shoppers and prompt the merchant staff to issue a tax free transaction. After the purchase, Global Blue plans to continue to expand the number of physical and digital touchpoints (e.g., Mobile Customer Care (Global Blue’s real time TFS notification system), Global Blue’s Traveler App, VIP lounges and brochures) with the international shopper to guide them through the TFS process and further encourage them to complete the TFS refund process. Global Blue will continue to work closely with all Global Blue’s stakeholders to design the tools and technologies required to improve the overall TFS process and, as a result, drive higher success ratios, which will help enhance Global Blue’s overall growth prospects and value propositions.

Increasing TFS segment share by being the leader in product innovation and digitalization

Global Blue believes there is meaningful scope to increase its revenue within the third-party serviced market, which represents a subset of the broader luxury market, by being the first TFS provider to roll out innovative product solutions for all stakeholders of the TFS ecosystem, as well as the leader in newly digitalized countries.

Global Blue aims to remain at the forefront of product innovation by developing new products, which Global Blue believes will attract and support new merchant relationships. Most recently, Global Blue has introduced new and original products and has improved existing products for each step of the TFS customer journey (i.e., issuing, export validation, refunding, and digital customer journey), which are further detailed in “—Global Blue’s Technology Platform.” These have had a direct impact on the success ratio and revenue over the recent years.

With only 56% of Global Blue’s SiS being digitally export validated as of March 31, 2019, Global Blue believes there is potential to increase its TFS segment share by being the first company to offer digitalization in countries that are transitioning to digitalized processes. The transition to digital expert validation represents an opportunity for customs and tax authorities (e.g., reduced cost, higher compliance and fraud detection) and international shoppers (fewer queues at customs for validation). Global Blue has a clear process focused on: (i) engaging with governments as well as customs and tax authorities to advocate for digital export validation; (ii) engaging with merchant partners to promote and roll-out compliant issuing solutions, and, export validation is implemented and compliant issuing solutions are adopted; and (iii) engaging with merchants to provide them with digital features that optimize their operational efficiency, including POS and PSP integrations, promotion of MCC and Global Blue’s Traveler App, as well as implementation of early in-store refund options. Global Blue executed on this strategy in Spain with the launch of the country’s new digital export validation technology, known as DevolucionIVA, which saw an approximately 10% increase in Global Blue’s share of the third-party serviced segment since 2015.

Expanding eligible TFS segment by advocating to governments and customs and tax authorities

Global Blue plans to continue its dialogue with governments and customs and tax authorities in countries without VAT refund schemes to advocate for their benefits, with the ultimate goal of expanding its global footprint. Global Blue aims to expand the scope of VAT refund schemes, either by advocating for a reduction in minimum purchase amounts (“MPAs”) or an expansion in the scope of eligible goods and shoppers, as these policy changes would increase the attractiveness of the country as a shopping destination. Based on Global Blue’s ongoing discussions with governments, it believes MPAs will gradually be lowered. Global Blue believes its efforts will expand the current perimeter of the eligible market, thereby increasing the number of transactions it processes and directly impacting its results of operations going forward. For example, in July 2018 the Spanish government removed its MPA of €90, which increased the number of transactions Global Blue processed and Global Blue’s revenue in Spain by 43% and 15%, respectively, for the twelve months following the implementation of the removal of the MPA.

Global Blue is also actively monitoring the outcome of the UK’s departure from the European Union, which could potentially result in a new TFS refund corridor between EU member states and the UK after the transition period, which is set to expire on December 31, 2020. Global Blue believes its successful track record of expanding into new markets is a function of its credibility as a leading global TFS provider, its early presence on the ground for negotiation activities and its proactive engagement with relevant local stakeholders.

Management strategy to boost growth of AVPS

Increase DCC penetration by capturing greenfield opportunities

With the acquisition of Currency Select and the new product innovations offered through Global Blue’s AVPS business, Global Blue’s DCC business has evolved from a TFS add-on service to a stand-alone product within Global Blue’s range of AVPS offerings. Global Blue believes that there are meaningful opportunities to grow the DCC business by gaining new Acquirers, cross-selling Global Blue’s products to existing Acquirers, gaining new merchants through existing Acquirers, and increasing international shopper acceptance.

Global Blue aims to gain new Acquirers by capturing greenfield opportunities. These opportunities will most likely come from emerging market countries, as most Acquirers in developed countries already propose DCC.

Global Blue believes there is further room to grow within its existing Acquirer base by cross-selling additional DCC solutions. As of March 31, 2020, Global Blue estimated that only 28% of Acquirers utilized more than one of its DCC solutions (i.e., POS, ATM and e-commerce), highlighting the scope for growth from further cross-selling of its DCC product set.

Global Blue also aims to collaborate with its existing Acquirers to roll out its services to their merchant base. For instance, in Italy, which has one of the highest merchant penetration rates in Global Blue’s network, Global Blue registered a penetration rate of only 47% in 2019, highlighting the opportunity for growth within its own existing base of Acquirers.

Currently, Global Blue’s acceptance rate in its DCC solution is 28% when calculated on a SiS basis. With Global Blue’s acceptance rate for POS and ATM at only 25% and 56%, respectively, Global Blue believes there is headroom for further growth. Global Blue intends to improve the acceptance rate by continuing to improve Global Blue’s DCC offer, including improving the user interface.

Increase customer retention by cross-selling payment solutions

As Global Blue looks to expand the scope of its relationships with its existing Acquirers, Global Blue also plans to roll out its payment solutions, including gateway and financial processing, by leveraging Global Blue’s successful DCC track record. Global Blue currently has multiple ongoing dialogues in this respect and believe that it represents a sizeable growth opportunity.

Management strategy to enhance Global Blue’s value proposition to merchants

As a result of Global Blue’s long history in the TFS ecosystem, its large geographic footprint, and its large share of its market segment it has developed an extensive aggregated dataset on international shoppers, enabling it to demonstrate deep insights into the international shopper opportunity to its merchant partners. Global Blue has recently introduced a broad set of value-enhancing solutions that it is beginning to include in its suite of offerings to benefit its merchant partners, such as: (i) open-eye advisory intelligence solutions to identify opportunities for growth; (ii) data-driven marketing solutions to increase footfall; (iii) techniques and technology to convert footfall into sales and revenue; and (iv) a personalized customer journey to improve customer experience and enhance performance. In parallel, Global Blue has partnered with numerous strategic partners (including Adyen, Cegid, Ctrip, Europass, MasterCard and WeChat) to deliver more advanced solutions to its merchants.

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Intelligence: Global Blue’s intelligence offering operates as an open-eye advisory service, whereby Global Blue utilizes its aggregated dataset from approximately 13 million international shoppers, subject to applicable data protection rules, to assist merchants in understanding the international shopper opportunity and identifying opportunities for growth. The proposition employs Global Blue’s extensive transactional dataset, as a product of its global footprint and transaction volume. Global Blue collects approximately 50 data points per transaction for approximately 35 million TFS transactions for the financial year ended March 31, 2020. Relative to other payment providers, Global Blue has a broader and more in-depth view toward capturing useful international shopper statistics, including leveraging data related to passports, purchases and use of TFS services, amongst other data points. Global Blue helps merchants benchmark their TFS solutions performance and provides them with opportunities to capture additional revenue by identifying international shopper traffic, providing international shopper spending analysis and assisting with tactical decisions based on Global Blue’s short-term future outlook. Data collection and business intelligence is a key differentiator for Global Blue’s business, serving to deepen its relationships with merchants and distinguishing it as a strategic partner in assisting with their tactical decision-making.

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Marketing: Global Blue offers data-driven and high-impact marketing solutions to increase brand awareness and increase footfall (“drive-to-store”). Global Blue’s marketing solutions are available both digitally and physically and are highly customizable, enabling Global Blue to target both peer groups, including tour groups and international shoppers in Global Blue’s VIP lounges, as well as individuals. They also allow Global Blue to conduct highly tailored digital marketing campaigns. Global Blue also offers awareness campaigns in countries of origin, promotions and advertising to mobile devices based on known shopping preferences and location, promotions based on country of origin and likely shopping preferences, as well as targeted “extra refund” promotions based on consumer profiles. Global Blue’s main solution, digital drive-to-store, is a targeted, geo-localized, digital coupon offering an “extra-refund” financed by the merchant to specific international shoppers. For instance, Global Blue partnered with Alipay and a British luxury department store in 2019 to offer an 8% extra-refund to Chinese shoppers shopping in London at the department store during Chinese New Year. The promotion led to a 20% uplift in the department store’s SiS from Chinese international shoppers.

Global Blue’s data-driven marketing solutions provide a personalized service to merchants, allowing them to access new markets and increase footfall and revenue.

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Sales: Global Blue offers sales techniques and technology to assist merchants in converting drive-to-store footfall into merchant revenue. Global Blue trains merchant staff to customize their greetings and sales ceremony according to the international shoppers’ nationality and profile, thereby enabling merchants to offer tailored refund services to enable upselling. The ability to recognize and identify international shoppers through Global Blue’s smart technology enables merchant staff to recommend TFS to international shoppers, as well as suggest the appropriate refund technology based on the international shopper’s category, which increases awareness and improves the success ratio. As a strategic partner to merchants, Global Blue enables them to improve operational excellence and increase revenue.

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Experience: Global Blue created a personalized customer journey to improve customer satisfaction and economic performance. By utilizing technology and data collection, Global Blue offers a convenient guide through the TFS journey for international shoppers based on spend, frequency of travel and familiarity with the TFS process. This digital guide allows international shoppers to check the status of refunds, reminds them to claim refunds and offers payment confirmations that link back to transaction details, thereby increasing spend and customer retention and driving success ratio. Through Global Blue’s issuing solutions, Global Blue also has the flexibility to suggest the ideal type of refund service for the international shopper based on their specific profile.

Support growth through acquisitions

Global Blue’s management believes that Global Blue is well-positioned to pursue growth through strategic acquisitions, as a result of the ability to migrate targets onto its integrated in-house technology platform, the availability of publicly traded New Global Blue shares as a result of the Transaction to use as currency to pay for acquisitions, the ability to cross-sell into approximately 400,000 merchant stores and 29 million international shoppers, and the experience in mergers and acquisitions of both its board and management team. In executing Global Blue’s acquisition strategy, management intends to apply a selective and financially disciplined approach. Management’s areas of focus are:

•	Information services: Assist merchants with driving additional revenue.

•	Consumer digital marketing: Drive consumer footfall to merchant stores.

•	Technology and payments at POS: Assist merchants with the digital check-out process.

•	Added-value payment solutions: Assist business with managing payment complexity in their environments (e.g. hospitality and retail).

Global Blue’s Services

Global Blue is a global leader in the TFS segment based on its share of the third-party serviced segment. Global Blue’s service offerings comprise its TFS business and its AVPS business, supported by its proprietary, in-house technology platform.

Tax Free Shopping Technology Solutions

Global Blue’s TFS business enables international shoppers shopping at Global Blue’s merchant partners to reclaim VAT on goods purchased outside of their origin country. The TFS business generated 85.6% of Global Blue’s revenue for the financial year ended March 31, 2020 from approximately 35 million TFS transactions with a value of €18.5 billion (measured by SiS). Over the same period, Global Blue’s TFS business refunded approximately 13 million international shoppers.

Global Blue operates a fully integrated, closed-loop and comprehensive network comprised of merchants, international shoppers and customs and tax authorities. A typical TFS transaction follows seven steps: (1) an international shopper purchases goods from a merchant with the VAT included in the purchase price; (2) the merchant issues a tax free transaction to the international shopper; (3) the international shopper validates the tax free transaction at customs; (4) the international shopper presents their validated tax free form to Global Blue or the refund agent, and the international shopper is refunded an amount equal to the VAT, minus Global Blue’s transaction fees; (5) Global Blue receives all of the VAT back from the merchant; (6) Global Blue shares a portion of the transaction fee with the merchant; and (7) the merchant declares the VAT refund and receives the VAT by making the relevant filings with the customs and tax authorities. The following graphic illustrates these seven steps (fund flows are presented in grey, and process flows are presented in blue) using illustrative economics. Assuming, for illustrative purposes only and not as a precise representation of actual amounts involved in the TFS process, that an international shopper makes a purchase (including VAT) totaling €1,200, of which the VAT amount is €200 (assuming a 20% VAT rate), the international shopper is then refunded 70% of the VAT (net of Global Blue’s transaction fee), or €140, while the merchant’s share of the transaction fee is approximately €30 and Global Blue’s share is €30, which represents revenue for it.

The TFS Process(1)

Note: (1) Including VAT.

(1)

Graphic is presented for illustrative purposes only and not as a representation of actual amounts involved in the TFS process. Actual amounts may vary depending on a number of factors, including the revenue share split set out in agreements with merchants, country mix (i.e., the number of transactions processed in higher refund ratio countries as compared to lower refund ratio countries) and market trends.

Through Global Blue’s TFS business, it enables merchants to generate incremental sales from international shoppers and increase their brand awareness abroad, while offering them a simplified, user-friendly issuing solution and providing them with an additional revenue stream from transaction fees paid by the international shopper. International shoppers benefit from Global Blue’s services by saving on shopping abroad through VAT refunds, gaining certainty about their refund and having a seamless and highly personalized TFS experience. Customs and tax authorities benefit from Global Blue’s services through increased country attractiveness, higher security and compliance and lower costs, as transactions can be processed with fewer staff and resources.

Global Blue’s end-to-end TFS product offering caters to the entire TFS journey. The objective of Global Blue’s product set is to enhance its success ratio, increase merchants’ operational efficiency, facilitate export validation and improve the international shopper experience. As detailed further below, Global Blue’s products are categorized alongside the four steps of the TFS journey: (i) issuing; (ii) export validation; (iii) refunding; and (iv) digital customer journey.

Issuing

Global Blue has developed a comprehensive portfolio of digital TFS issuing solutions that allow it to meet the different needs of its more than 300,000 TFS merchants (as of March 31, 2020), which range from large department stores with a high volume of transactions, to luxury brands with a global presence requiring the same solution to be implemented across multiple geographies, to small local stores with a low volume of tax free operations.

Global Blue’s merchant partners can be divided into four key segments:

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Global accounts: Global Blue’s global accounts consist of those merchants with a diverse geographical footprint and a large number of transactions. For the financial year ended March 31, 2020, global accounts represented 39% of Global Blue’s revenue and included approximately 24,500 stores. For global accounts, Global Blue also offers IC2 Integra and IC2 Source, as well as a broad set of other innovative solutions.

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Department stores: Global Blue’s department store accounts consist of merchants with a large number of transactions and usually tend to have a select number of large stores in a single country. For the financial year ended March 31, 2020, department stores represented 20% of Global Blue’s revenue and included approximately 4,300 stores. For department stores, which have multiple tills and centralized issuing counters, Global Blue offers specific POS integrations that allow receipt information to be retrieved in a location other than the issuing location. This can be done at a manned service center with the IC2 Interface, or at self-service kiosk (IC2 Kiosk).

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Key accounts: Global Blue’s key accounts consist of top local merchants with a majority of their business originating from the same region. For the financial year ended March 31, 2020, key accounts represented 19% of Global Blue’s revenue and included approximately 64,000 stores. For key accounts, Global Blue offers several POS integration options, including IC2 Integra and IC2 Source. These integrated solutions simplify the TFS process for merchant staff, as all relevant purchase information, as well as international shopper information, is communicated directly to the issuing solution automatically. Global Blue has over 200 of these integrations already deployed with its POS partners, which allows Global Blue to quickly implement POS solutions to other merchants using or migrating to one of its existing POS partners.

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Accounts: Global Blue’s accounts consist of merchants with presence in one country and a limited number of transactions. For the financial year ended March 31, 2020, accounts represented 22% of Global Blue’s revenue and included approximately 220,000 stores. For accounts, Global Blue would normally provide stand-alone solutions ranging from a simple web application (IC2 Web), which is accessible through all the major browsers, to installable applications for desktop PCs (IC2 Desktop), mobile tablets and phones (IC2 Mobile) or Android-based payment terminals (IC2 Terminals).

Global Blue’s IC2 solutions are provided through a cloud-based system supporting multiple platforms, which uses a single source code underlying the software and combines the benefits of native apps (dedicated installable shells adapted to the specific hardware to control local devices) and web apps (directly connected to Global Blue’s central host, which pushes updates) with an intuitive user interface that supports mobile devices, including tablets.

Global Blue has also developed a broad range of advanced features intended to simplify the TFS process for merchant staff, thereby optimizing operational efficiency (for example, by reducing each international shoppers’ time at the till). Global Blue’s solutions allow for recognition of international shopper eligibility, capture of purchase data and international shopper information, as well as capture of credit card and mobile wallet details for early refund in store. Full implementation of these features can reduce store check-out time by more than

80%, creating a strong incentive for merchants to deploy these solutions. See “—Global Blue’s Technology Platform” below.

Through Global Blue’s issuing solutions, Global Blue also has the flexibility to suggest the ideal type of refund service for the international shopper based on their specific profile. Global Blue’s data-driven marketing solutions can thereby provide a personalized service to merchants, allowing them to drive revenue for merchants, increase awareness of TFS and help merchants improve their knowledge of and ability to engage with international shoppers:

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Infrequent shoppers: For international shoppers that are not familiar with the TFS process, Global Blue offers a flexible refund service, which allows for digital or cash refunds following export validation. Infrequent shoppers account for 58% of Global Blue’s total SiS and 90% of total international shoppers for the financial year ended March 31, 2020.

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Frequent shoppers: For international shoppers who take two or more international trips per year and know how the TFS process works, Global Blue offers early refund in-store, which means the international shopper can be refunded digitally in the store (i.e., before export validation) and the refund can be processed on the same credit card through integration with PSP. Frequent shoppers account for 19% of Global Blue’s total SiS and 9% of total international shoppers for the financial year ended March 31, 2020.

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Elite shoppers: For international shoppers who know how the TFS process works and have spent at least €40,000 on TFS transactions in the past two years, Global Blue offers net-amount in-store refunds, meaning the shopper pays for the purchase amount of the goods net of VAT after commission. Elite shoppers account for 23% of Global Blue’s total SiS and less than 1% of total international shoppers for the financial year ended March 31, 2020.

Export validation

Global Blue has developed export validation systems (Global Blue’s Customs Approval System (“CAS”) software) to facilitate the execution and handling of TFS claims by customs and tax authorities. This is an open architecture software solution that enables broad integration, connecting with all VAT refund operations in the country. The software includes a risk engine that analyses transactions to determine whether goods require a physical customs check (referred to as the “red channel”) or not (referred to as the “green channel”). The engine increases customs efficiency by reducing the number of unnecessary checks required during export validation and allowing customs and tax authorities to focus physical inspections on meaningful cases. Global Blue also provides customs and tax authorities with self-service devices (e.g., self-service kiosks) that are the primary point of contact for departing international shoppers. Global Blue’s system provides customs and tax authorities with detailed information, including monthly invoices and statements, an audit trail for each tax free form and digital access to documents. Global Blue also uses data analytics to detect and prevent fraudulent activity in the TFS segment and have a dedicated department specialized in detecting fraudulent tax free forms.

Governments can choose to insource the TFS process partially or entirely and certain countries may also streamline the TFS process through digitalized systems. Conversely, certain countries may outsource the export validation process when digitalizing. As of March 31, 2020, nine countries (Cyprus, Denmark, Estonia, Finland, Lebanon, Serbia, Singapore, Sweden and Uruguay) used Global Blue’s in-house developed digital CAS software. Of these eight countries, Global Blue also operates a digital export validation process for the Singaporean government and an end-to-end TFS process for the Uruguayan government. Singapore was the first country to adopt digital export validation in 2010 and has now transitioned to a fully paperless system, which includes mandatory in-store passport scanning and a database linked to the immigration database and, since February 2020, provides mobile export validation at airports. Global Blue aims to provide efficient solutions to meet the particular needs of each government.

Refunding

Global Blue’s TFS services are designed to enhance international shoppers’ overall shopping experience with Global Blue’s merchants, and, as such, Global Blue offers the largest variety of refund options to ensure a seamless and personalized TFS journey and a broad network of more than 800 refund points. Global Blue provides software solutions throughout the TFS journey that enable refunds to international shoppers. The percentage of the VAT refunded to the tourist has remained broadly consistent during recent financial years and Global Blue would expect it to remain so going forward.

International shoppers can choose to be refunded in a number of different locations:

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In-store: Global Blue provides in-store early and net amount refunds in certain stores, allowing refunds to the international shopper’s credit card two days after purchase or instantly, respectively. As of March 31, 2020, 11,500 merchant stores in 27 countries offered in-store refund services (representing approximately 8% of stores equipped with in-store refund services) and 7,300 merchant stores net amount refunds (representing 6% of active shops equipped with net amount refunds).

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Downtown: As of March 31, 2020, Global Blue operated more than 300 downtown refund points for international shoppers, allowing international shoppers to receive immediate cash refunds without having to wait until they reach customs, as well as nine VIP lounges, located in Barcelona, Florence, London, Madrid, Milan, Munich, Paris, Rome and Venice. VIP lounges are dedicated spaces where VIP international shoppers receive their refunds while resting and gaining additional shopping tips and information. In addition, Global Blue’s lounges offer concierge and personal shopping services in town to assist with the TFS process and fast-track export validation services at airports.

•	Airports: As of March 31, 2020, Global Blue offered more than 400 refund points in airports, of which more than 125 points were owned by it.

•	Home: As of March 31, 2020, Global Blue offered more than 70 refund points in international shoppers’ countries of origin to allow international shoppers to obtain VAT refunds after their trip.

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Mobile: As of March 31, 2020, Global Blue offered mobile refunds to international shoppers, allowing international shoppers to be automatically refunded, post validation, by inputting their account details on the app, instead of visiting a refund booth.

For the financial year ended March 31, 2020, Global Blue issued refunds to international shoppers of approximately 200 nationalities in over 80 currencies, amounting to approximately €2 billion. Global Blue is focused on offering a wide range of refund solutions to meet the diverse preferences of the international shoppers that use Global Blue’s services, including through immediate cash refunds in either their home or local currency, credit card refunds, bank transfers and checks and online refunds to a digital wallet (e.g., Alipay, UnionPay and WeChat), which accounted for 56%, 38% and 6% of refunds during the financial year ended March 31, 2020, respectively. Global Blue is constantly evaluating new payment options in order to ensure that it meets the needs of all international shoppers.

Global Blue has partnerships with three digital wallet providers and 10 credit card providers, which has allowed it to roll out alternative, simple refund options, such as real-time refund and early refund. These are typically preferred by Global Blue’s merchants as they increase velocity in stores (allowing for up-sell). For example, in August 2019, Global Blue extended its partnership with UnionPay to offer Chinese international shoppers a seamless refund experience by launching a new instant refund option through the UnionPay app. The roll-out began at more than 400 of Global Blue’s refund points in 27 countries and will be gradually rolled out to all of its refund points that carry a mobile refund option.

Digital customer journey

In order to drive success ratio, Global Blue is focused on improving the digital customer journey through its MCC and Traveler App, which allow Global Blue to interact directly with its international shoppers. MCC was designed specifically to aid infrequent international shoppers and provides real-time notifications and access to a personalized mobile website to guide international shoppers step-by-step through every stage of the digital customer journey. As the international shopper exits the store, they receive a mobile notification to guide them to the next step of the TFS journey, such as notifications about the specific export validation and refund requirements at the airport from which the international shopper is exiting. One day before exiting the country, MCC sends a refund reminder to the international shopper, reminding them to complete their refund. At the airport, MCC provides the international shopper with an export validation and refund guide to assist the international shopper in successfully validating their tax free transaction. Finally, once the international shopper is in their home country, MCC allows the international shopper to track their refund until completion. As of March 31, 2020, approximately 6 million international shoppers have used MCC since its launch in 2017 and approximately 90,000 merchants have been enrolled in MCC. In addition, for the calendar year ended March 31, 2020, approximately 14 million notifications were sent through MCC.

Alternatively, Global Blue’s Traveler App was designed to aid frequent and elite international shoppers and uses accurate and robust passport scanning technology as part of a quick and frictionless registration process. This, in turn, speeds up and simplifies the issuing and completing of tax free forms, which reduces the risk of forms being completed incorrectly and results in a higher percentage of completed refunds. The Traveler App also allows international shoppers to view successful refunds, get instant refund updates and locate refund points. It also includes information about merchants and gives personalized messages based on the international shopper’s location. These tools benefit both Global Blue’s merchant partners (improving customer satisfactions and overall success ratio) and their international shoppers (simplifying the experience and improving transparency of the refund status). As of March 31, 2020, the Traveler App had been downloaded over 575,000 times globally and it was used by more than 53,000 active users per month on average, with a total of 4.3 million app sessions since launch in 2018.

Added-Value Payment Solutions

Global Blue partners with Acquirers to service merchants and empower them to capture the growth of international shoppers. Global Blue’s relationships with merchants accelerate sales of AVPS to Acquirers. Global Blue’s AVPS business represented 14.5% of Global Blue’s revenue for the financial year ended March 31, 2020, corresponding to approximately 31 million AVPS transactions. Over the same period, Global Blue’s AVPS business was utilized by 16 million international shoppers and generated €4.4 billion in SiS, covering more than 50 Acquirers in 33 countries across 120,000 points of interaction.

Global Blue’s AVPS business comprises the Currency Conversion Solutions division (which represented 60% of AVPS SiS and 40% of AVPS revenue for the financial year ended March 31, 2020) and the Payment Solutions division (which represented 40% of AVPS SiS and 60% of AVPS revenue for the financial year ended March 31, 2020). Within the Currency Conversion Solutions division, Global Blue offers DCC, including POS, eDCC and ATM DCC, and MCP for e-commerce. Within the Payment Solutions division, Global Blue offers POS and e-commerce gateway and tokenization solutions and financial processing via direct links with American Express, MasterCard, UnionPay and Visa.

Historically, Global Blue’s main solution was DCC, which Global Blue offered to its merchants as an add-on feature to its TFS business. Global Blue has since moved from being only a DCC provider to its TFS merchant partners to a multi-channel DCC and added-value multi-currency solution provider. Global Blue first expanded its DCC offering to other POS verticals (e.g., hospitality) and then to new DCC verticals (e.g., ATM and e-commerce). Finally, Global Blue moved beyond DCC to offer the products currently categorized as Payment Solutions through the acquisition of Currency Select.

The foundation of Global Blue’s DCC solutions is easily integrated and reliable technology offered through comprehensive technology solutions, optimization of the user experience to maximize acceptance rate and strong merchant relationships to provide Acquirers with new revenue opportunities. Together, this forms a comprehensive range of AVPS services that allows Acquirers to successfully compete in the payment ecosystem.

To illustrate the process, a typical DCC transaction follows eight steps: (1) the merchant offers the international shopper the choice of whether to pay in home currency or local currency, and the international shopper chooses the former; (2) the merchant requests the applicable exchange rate from Global Blue; (3) the merchant prints the bill for the international shopper; (4) the issuing bank (i.e., the bank that issued a credit card to the international shopper on behalf of a card scheme) debits the account of the international shopper in home currency; (5) the card scheme (Visa, MasterCard or another network) debits the issuing bank in home currency; (6) the Acquirer (i.e., the financial institution that maintains the merchant’s bank account) debits the card scheme in the international shopper’s home currency; (7) the Acquirer pays Global Blue in the international shopper’s home currency and Global Blue pays a local currency amount to the Acquirer in return; and (8) the Acquirer credits the merchant’s account in local currency. The following graphic illustrates these eight steps using illustrative economics. Assuming, for illustrative purposes only and not as a representation of actual amounts involved in the DCC process, a purchase amount in British pound of £900, which is equivalent to a purchase amount in Euro of €1,000, where the international shopper chooses to pay in their home currency the amount paid (including a 3% fee) is €1,030, each of the Acquirer, the merchant and Global Blue receive a share of the mark-up being €10 each assuming equal revenue sharing amongst them.

The DCC Process(1)

(1)

Graphic is presented for illustrative purposes only and not as a representation of actual amounts involved in the DCC process. Actual amounts may vary depending on a number of factors, including the revenue share split set out in agreements with Acquirer and merchants, expected DCC acceptance rates and market trends.

In Global Blue’s DCC business, Global Blue sits at the center of the AVPS ecosystem, comprised of Acquirers, merchants, international shoppers and card schemes. For Acquirers, Global Blue’s DCC services provide an additional revenue stream, as Acquirers receive part of the commission paid by the international shopper. For merchants, in addition to receiving revenue from the commission paid by the international shopper, DCC services enhance the international shopper experience. Finally, international shoppers benefit from DCC services by getting a best-rate guarantee and having the certainty of paying a transparent and known amount in their home currency.

DCC transactions transfer the foreign exchange profit from the issuing bank to Global Blue, the Acquirer and the merchant. Global Blue generates revenue from DCC services through a foreign exchange margin that is split between the merchant, the Acquirer and Global Blue.

Global Blue’s Currency Conversion Solutions services include the following:

•

Innovative POS solutions: Global Blue has developed functionality on payment terminals for merchants, allowing international shoppers to view the cost of their transaction in both local and home currencies and to select their preference. Global Blue has also developed touchscreen functionality to better promote the currency offer, as well as the possibility of both contact and contactless payment options for ease of use. Global Blue believes that the simplified and improved international shopper-facing interface enhances the user experience, increases the international shoppers’ propensity to use DCC services and maximizes revenue for the merchants. Global Blue’s POS solutions also include training and educational materials to help merchant staff interact with international shoppers. Global Blue also provides marketing materials to optimize the POS acceptance rate and Global Blue offers a best-rate guarantee. Global Blue has deployed its POS solutions at a large bank in Singapore, leading to an increase of acceptance rate from less than 10% in March 2017 to more than 50% in December 2017. As of March 31, 2020, approximately 90,000 merchant stores in 27 markets were using Global Blue’s POS solutions.

•

E-commerce DCC (eDCC) and Multi-Currency Point (MCP): Global Blue has developed eDCC to allow international shoppers making purchases online to choose at the moment of the check-out to pay in their home currency once they have entered their MasterCard or Visa details. MCP allows international shoppers to choose their preferred currency in their shopping cart and the foreign exchange margin can be extracted from multiple payment schemes during the online purchasing process. This process can integrate into any merchant’s shopping cart or payment gateway subject to the participating Acquirer and their PSP. Both solutions offer simplified settlement processes in multicurrency or home currency. Global Blue’s MCP solutions have been implemented by a large travel agency in Japan, allowing customers to choose their preferred payment currency with no additional issuing bank conversion, while Global Blue provides the rate for shopping (including margin) and clear and settle the transaction. This has resulted in a recurring annual revenue stream with low operating cost, as well as the opportunity to cross-sell DCC POS solutions. As of March 31, 2020, approximately 864 e-commerce sites in six markets were using Global Blue’s eDCC and MCP solutions.

•

Bank ATM DCC solutions: Global Blue has also developed DCC solutions for ATMs, where local Acquirers offer, and foreign cardholders agree, to convert a cash withdrawal from the Acquirers’ local currency into the cardholder’s billing currency. The DCC solutions provide full disclosure to the cardholder, including a detailed receipt outlining their choice to use the DCC service, the exchange rate used and the amount they will be charged in their home currency. By completing the currency conversion at the ATM, the Acquirer earns a new foreign exchange revenue stream in conjunction with Global Blue, instead of with the card scheme and the issuing bank. Global Blue’s solutions also work to improve acceptance rates by optimizing the user experience and user interface to increase DCC use. Global Blue’s end-to-end transaction capability and direct card scheme end-point connections allow Global Blue to provide solutions for ATM networks and ATM Acquirers to enable DCC service. Global Blue has deployed its user interface and experience enhancement at a large bank in Italy, resulting in an increase in acceptance rate from 22% as of March 31, 2018 to 55% as of March 31, 2020 (reading approximately 70% in certain months during the financial year ended March 31, 2020). Additionally, as of March 31, 2020, 38,000 ATMs in 13 markets were using Global Blue’s bank ATM DCC solutions.

Global Blue also offers additional Payment Solutions services that allow Global Blue to expand beyond DCC and provide new opportunities for Global Blue’s partners. Global Blue’s Payment Solutions services include the following:

•

Gateway and tokenization solutions for hospitality: Global Blue has developed solutions for the hotel and hospitality sector to integrate payment terminals with property management and restaurant POS systems. This integrated system supports multi-channel payment and tokenization integrated with POS and DCC applications. The tokenization of card numbers ensures compliance with PCI DSS standards, and allows hotels to perform “card-not-present” transactions (i.e., online transactions where the international shopper does not physically present their card) via a virtual terminal interface (thereby reducing the need for physical payment terminals). In addition, Global Blue’s services provide automated key payment processes, including pre-authorization at check-in, top-ups during the stay and express or standard checkout, as well as a consumer interface to support self-service check-in kiosks. In particular, Global Blue has developed a solution for Oracle’s new Oracle Payment Interface, which permits integration with Oracle Hospitality solutions, which has streamlined payment processing across their multiple hospitality outlets. Oracle Hospitality is one of the world’s leading solutions for the hotel and hospitality sector with relationships with leading hotel groups, including Accor, Hyatt, IHG and Marriott. The solution has a generic interface that will also work with other property management system platforms, which support merchants where cross-border transactions take place, and aims to reduce Global Blue’s customers’ costs of operation by eliminating manual processing. Global Blue has implemented the Oracle Payment Interface in the largest independent hotel in Australia, resulting in streamlined payment processing across their multiple hospitality outlets.

•

Financial processing: The acquisition of Currency Select added additional capabilities to Global Blue’s AVPS offerings, including the provision of a white label merchant acquiring platform and a PCI DSS-compliant multicurrency financial processing platform. This platform allows Global Blue to connect payment channels, processing platforms and card schemes and gives Global Blue the ability to process cross-border financial transactions. Global Blue has partnered with third-party financial processing services, including American Express, MasterCard, UnionPay and Visa, to provide its Acquirer partners with additional support when they are unable to support dual-currency authorization. Additionally, Global Blue provides third-party financial authorization and clearing services on behalf of its Acquirers. Global Blue implemented a financial gateway processing scheme in a large ATM network in Japan, providing end-to-end financial processing for all international cards across the ATM network. In addition, Global Blue developed host-to-host connection to one of the largest central payment switches of the Japanese ATM network to provide multicurrency gateway services. As of March 31, 2020, 16 partners in eight markets were using Global Blue’s financial processing solutions.

Global Blue’s technology platform

Global Blue operates a single fully integrated, in-house, cloud-based technology platform that underpins its proposition.

Key platform principles

The breadth of solutions required to address Global Blue’s various stakeholders’ differing needs results in a complex ecosystem. Global Blue’s platform is designed to manage significant complexity in an efficient manner and is predicated on the following principles:

•

Scalability: Global Blue’s TFS issuing solutions are fully integrated within a single platform with a single source code underlying the software, a fully virtualized computing environment and a three-tier architecture. Global Blue has adopted a database cluster approach, which is designed to scale with additional computing and storage resources as needed. As a result, Global Blue’s system has been able to successfully handle a CAGR of 15% SiS over the last 10 years and can handle high volumes during peak seasons. Global Blue believes that its technology platform’s architecture and scalability are well-aligned with its long-term growth strategy.

•

Agility: Embedded in Global Blue’s technology strategy is a commitment to continuous innovation. The cloud-based nature of Global Blue’s technology platform eases the innovation process and minimizes the time to market. The agility of Global Blue’s platform enables it to easily launch in new countries without major investment, as Global Blue has a centralized platform serving all countries, and enables Global Blue to quickly cope with changes in the industry and in regulatory requirements. In addition, as customs and authorities shift to digital processes, they are prone to more frequent regulatory shifts. This is because communication of regulatory changes is more cumbersome in non-digital countries, as such changes must be communicated to all customs agents and TFS providers. Global Blue has been able to continuously update the parameters of its system to adapt to the ongoing shift toward digital export validation and subsequent frequent changes in VAT refund requirements by customs and tax authorities.

•

Resilience: As Global Blue becomes increasingly integrated with its merchants and their PSPs and POS providers, as well as with the digital export validation systems of customs and tax authorities, its platform’s resilience and reliability becomes paramount. As such, Global Blue’s technology is built with resilience and reliability at its core. Global Blue operates a dual-site (active-active) data center infrastructure, enabling constant redundancy. Both sites provide sufficient resources to host all production environments and, accordingly, qualify for high-availability and disaster recovery purposes. The availability of Global Blue’s issuing solutions has been 99.98% on average during the financial year ended March 31, 2020.

•

Security: Security is embedded in all of Global Blue’s applications. Global Blue has prioritized information security and makes design decisions that anticipate and address current and emerging IT risks. Global Blue is required to comply with stringent data security requirements, including PCI DSS and GDPR. Global Blue has dedicated internal processes to ensure the security of personal data, whereby credit card information is tokenized securely and separately stored in a redundant tokenization mechanism.

Technology operating model

Global Blue prioritizes product and service innovation to address the needs of its stakeholders, as reflected by its annual technology spend (including technology operating expenses and capital expenditure) representing an average of 13% of Global Blue’s revenue between April 1, 2014 and March 31, 2020 or €324.4 million in aggregate.

Global Blue splits its technology spend into three categories: (i) operating expenses (i.e., technology spend included in Global Blue’s operating expenses); (ii) maintenance capital expenditure (i.e., annual capital expenditure to maintain Global Blue’s existing solutions); and (iii) innovation and differentiation capital expenditure (i.e., investment in new solutions). While, on average, Global Blue’s total technology spend has been 13% of Global Blue’s revenue between April 1, 2014 and March 31, 2020, the mix has considerably changed. Most importantly, innovation and differentiation capital expenditure has increased from 0% in March 31, 2015 to 34% in March 2020. Since the current management team was hired in the financial year ended March 31, 2015, Global Blue’s main projects have included IC2 (Global Blue’s multi-platform cloud solution for merchants with multiple features to optimize operational efficiency), Mobile Customer Care (Global Blue’s real-time TFS notification system, which supports improvement in the success ratio), Global Blue’s Traveler App and investments in infrastructure to support the ongoing shift to end-to-end digital export validation. Set forth below are details regarding Global Blue’s technology spend for the financial year ended March 31, 2020 (with a comparison to Global Blue’s technology spend for the financial year ended March 31, 2015):

	For the Financial Year Ended March 31,
	2020	2015
Operating expenses	50%	89%
Maintenance capital expenditure	16%	11%
Innovation and differentiation capital expenditure	34%	0%

Total technology spend	100%	100%

In order to ensure increased speed of innovation while adopting a cost-effective approach, the management team made a strategic decision in the financial year ended March 31, 2015 to internalize Global Blue’s software engineering team of approximately 120 FTEs thereby shifting away from the more expensive outside consultants and developing internal capabilities through the hiring of new talent. This enabled Global Blue to deliver an increase of more than 25% in terms of work days, while also reducing costs by approximately 30%. More importantly, this enabled Global Blue to retain the knowledge and skillset developed internally, which has resulted in shorter delivery times and higher efficiency going forward. As of March 31, 2020, approximately 23% of Global Blue’s employee base was dedicated to product and technology.

To optimize efficiency, Global Blue has organized these software engineers by grouping them in small teams including technical product management and software engineers, enabling the teams to work with greater agility, achieving an average of 200 releases per annum.

Technology transformation

In the financial year ended March 31, 2008, Global Blue rolled out its first set of digital issuing solutions, including stand-alone solutions (S1, S2 and S3), integrated solutions (I1 and I2), POS solutions (I3) and self-service kiosks (I4). The products were developed on different operating systems and technology platforms, which meant Global Blue’s ability to introduce updates or new features were limited. In the financial year ended March 31, 2017, Global Blue launched the current IC2 suite of solutions (see “—Global Blue’s Services—Tax Free Shopping Technology Solutions—Issuing” above). IC2 is a cloud solution supporting multiple platforms using a single source code (i.e., programming language) underlying the software, combining the benefits of native apps (device control) and web apps (central updates) with an intuitive user interface with support for mobile devices, including tablets. With Global Blue’s underlying IC2 architecture, Global Blue has been able to improve its time to market, as well as reduce development costs.

As of March 31, 2020, Global Blue has transitioned all of its key merchants to IC2 and aims to reach 100% adoption by 2022. In addition, in the financial year ended March 31, 2020, 63% of the transactions Global Blue processed were issued through POS integrations, meaning Global Blue’s solutions were integrated with the merchants’ POS system.

Key innovation focus areas

Global Blue has nearly 50 new products in the pipeline as of March 31, 2020 to be rolled out in the medium term. The new products cover each step of the TFS journey (issuing, export validation, refunding and digital customer journey) and include enhancements to Global Blue’s existing portfolio of solutions, which aim to increase value for merchants.

Global Blue believes that the following will be the key focus areas for future success:

•

Intelligence: Merchants are increasingly focused on data to optimize their forecasting and planning, improve their customer targeting and enhance the impact of their marketing efforts and product set. To help merchants achieve these goals, Global Blue looks to expand and improve upon its intelligence and insight offering.

•

Digital Marketing: Global Blue looks to continue rolling out its drive-to-store solution through geo-localized mobile marketing in order to enable merchants to better engage with international shoppers and increase footfall.

•

Mobile First Digital Customer Journey: To further enhance the international shopper experience at issuing, export validation, refunding and across the digital customer journey, Global Blue is constantly enhancing its solution set to ensure a seamless experience for the international shopper, while also meeting the diverse needs of the merchants as well as customs and tax authorities. In particular, international shoppers can now enjoy an end-to-end TFS experience via their mobile phone, from issuance of the tax free form at POS, to customs validation at the airport and receipt of the refund to their credit or debit card, or digital wallet.

Global Blue’s constant innovation is an important contributor to its growth strategy. See “—Global Blue’s Strategy—Management strategy to boost growth of TFS.” Global Blue believes that its IT operating model provides it with the flexibility to develop new products and increase the speed of product roll-outs.

Geographic Coverage

As of March 31, 2020, Global Blue provided its services in 52 jurisdictions, including countries in Europe, Middle East, Africa, the Americas and APAC. The following table sets out information relating to Global Blue’s total revenue per geography (based on where the revenue-generating transaction has occurred) for the financial year ended March 31, 2020:

	For the Financial Year Ended March 31, 2020
	Revenue	% of Total Revenue
	(in € millions)
Europe(1)	332.0	79.0%
APAC(2)	85.4	20.3%
Rest of the world(3)	3.1	0.7%

Total	420.4	100%

(1)

Europe includes Austria, Belgium, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Latvia, Lichtenstein, Lithuania, Luxembourg, Monaco, the Netherlands, Norway, Poland, Portugal, Russia, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, and the United Kingdom.

(2)	APAC includes Australia, Brunei, China, the Cook Islands, Fiji, India, Indonesia, Japan, Malaysia, New Zealand, Papua New Guinea, Singapore, South Korea, Thailand and Western Samoa.
(3)	Rest of the world includes Argentina, the Bahamas, Lebanon, Morocco, the United Arab Emirates and Uruguay.

OTHER INFORMATION ABOUT GLOBAL BLUE

COVID-19

A novel strain of coronavirus (with the resulting illness referred to as COVID-19), that was first identified in China in December 2019 and began to receive widespread international coverage in January 2020, has rapidly spread to over 170 countries globally. On March 11, 2020, the World Health Organization recognized COVID-19 as a pandemic. The pandemic continues to spread globally, resulting in governments adopting preventative measures, businesses voluntarily choosing or being mandated to temporarily close their operations and limit business-related travel, and individuals deciding to postpone or cancel leisure travel on an unprecedented scale, which has had a material impact on our business operations. See “Risk Factors–Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had a significant negative impact on Global Blue. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the pandemic and health concerns subside and the related preventative measures are lifted.”

Global Blue’s management is actively monitoring the situation and its priority has been the safety of Global Blue’s employees. Consistent with current best practices, as of the end of May 2020, the majority of Global Blue employees are working from home, with only a select few essential functions continuing to be administered on site through alternating teams. In addition, Global Blue has adopted a daily health check-in with its employees to ensure the executive management team is aware of any COVID-19 infections within the Group.

From a financial perspective, Global Blue is adopting a wide range of measures to reduce Global Blue’s cash expenditures while still maintaining core internal functions, serving clients who remain active and preserving the ability to ramp-up operations to capture volume rebound. Global Blue’s management team continues to assess its cash expenses in order to optimize the Group’s cash outflow in this period of subdued activity. See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—COVID-19” and “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.”

Material Agreements

Other than the agreements referred to in “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—Indebtedness” and “Certain Relationships and Related Person Transactions—Global Blue”, Global Blue has not entered into any material agreements which contain provisions under which Global Blue has an obligation or entitlement that is material to Global Blue as of the date of this proxy statement/prospectus. Global Blue does, however, enter into arrangements with merchants in the ordinary course of its TFS business and arrangements with Acquirers in the ordinary course of its DCC business.

Over the years, Global Blue has established a number of relationships with commercial partners. In Global Blue’s TFS business, it serviced more than 300,000 merchant stores as of March 31, 2020. Most of Global Blue’s contracts with key merchants last for three to five years on average, but it has been in continuous relationships with most of its key merchants for well over a decade, with its top 20 merchants (based on revenue) partnering with Global Blue for an average of over 20 years.

Separately, Global Blue has also formed partnerships with digital wallet providers Alipay, UnionPay and WeChat, allowing Global Blue to cater to its international shoppers’ diverse refund needs and offer a broad range of additional services, such as drive-to-store promotional campaigns.

In Global Blue’s AVPS business, Global Blue has relationships with 50 Acquirers as of March 31, 2020. Most of Global Blue’s contracts with key Acquirers last for two to three years, but Global Blue has had relationships with most of these key Acquirers for over a decade.

Agreements with merchants

Global Blue’s agreements with merchants in its TFS business generally provide Global Blue with a non-exclusive right to provide VAT refund services to such merchants and their international shoppers in the territory specified in the agreement. Most merchants are entitled to a proportion of transaction fee generated per transaction, which is set out in the agreement. The level of revenue sharing with merchants is calculated as a percentage of the VAT payable on the goods less the amount refunded to the international shopper. Such revenue sharing is subject to renegotiation should the VAT rate change in the territory. Most payments of revenue sharing are subject to the merchant having paid any outstanding VAT invoices to Global Blue. Certain TFS agreements include a marketing budget provided certain sales targets are met, while under other agreements Global Blue provides incentives to the relevant merchant for promoting TFS services.

The TFS agreements include a license of Global Blue’s software to each merchant which cannot be copied or assigned, and upon termination of the TFS agreement, the merchant is required to uninstall the software. Under certain TFS agreements, Global Blue provides more extensive services, including working with the merchant to develop more sophisticated processes to refund VAT to international shoppers. TFS agreements also generally include provisions relating to Global Blue training merchant staff to ensure the tax free services are carried out correctly.

Most TFS agreements allow for termination if there is a substantial breach, if there is a remediable breach of the agreement which is not remedied within a specified period of time, if a party becomes insolvent or if the party ceases to carry on business, and certain agreements allow for termination by notice given by either party. Generally, TFS agreements are for a fixed term ranging from one to five years and often contain clauses allowing the agreements to continue for consecutive periods of one year or more at the end of the initial term provided the agreement is not terminated.

Agreements with Acquirers

Global Blue’s agreements with Acquirers in its DCC business grant the Acquirer a right to use Global Blue’s DCC services within a specified territory. Global Blue is under an obligation to provide the DCC services in accordance with specific service levels set out in the agreements. The relevant Acquirer is entitled to a fee, which is generally calculated as a percentage of each DCC transaction. Generally, the agreements provide that Global Blue calculates the fee due to the Acquirer and agrees to provide the Acquirer with all information necessary to confirm the calculation.

Certain of the agreements are for a definite term and automatically renew for another definite period at the end of the initial term, whereas others continue indefinitely until terminated by one of the parties. The agreements can be terminated if there is a material breach of the agreement that is not remedied within a specific period of time, in case of insolvency of either party, and certain agreements allow for termination by notice given by either party.

Certain arrangements provide that both Global Blue and the Acquirer will promote the DCC services amongst their client base in the territory specified in the agreement. Global Blue also provides training to merchant staff named by the Acquirer to ensure that sales staff are able to offer the use of DCC to international shoppers.

Legal and Arbitration Proceedings, Investigations and Tax Audits

We are involved in a number of legal and arbitration proceedings as well as investigations and are subject to tax audits, all of which have arisen in the ordinary course of Global Blue’s business. Aside from the tax matters mentioned below, there were no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Global Blue is aware) during the 12 months preceding the date of this proxy statement/prospectus, which may have, or have had in the recent past, significant effects on Global Blue’s financial position or profitability. We maintain outside directors’ and officers’ insurance to protect ourselves against legal claims. See “—Insurance and Indemnification.” Where appropriate, we record a provision for legal and arbitration proceedings when there is a sufficient probability that a dispute or claim will result in a loss and the amount of such loss can be reasonably estimated. As of March 31, 2020, our provisions for legal and arbitration proceedings that have arisen in the ordinary course of our business, including provisions for related legal costs and expenses, totaled €2.2 million. In addition, an accrued liability of €6.4 million in relation to tax audits in France have been booked in Global Blue’s accounts as of March 31, 2020 (see “—Tax matters—France” below) and an income tax payable of €13.6 million in relation to tax audits in Italy have been booked in the Global Blue’s accounts as of March 31, 2020 (see “—Tax matters—Italy” below). Finally, Global Blue has recognized an uncertain tax position of €3.8 million for the financial year ended March 31, 2020 (see “—Tax matters—Germany” below).

Investigations

We are the subject of an investigation into alleged anti-competitive practices by the French Competition Authority (“FCA”). As part of the investigation, the FCA conducted dawn raids on November 28, 2019 at Global Blue’s Paris office and certain other companies in the VAT refund sector. Global Blue is cooperating with the investigation. Global Blue has also filed at court a right to appeal the decision by the FCA to launch the investigation and the FCA’s conduct of the dawn raid. If the FCA were to find that Global Blue violated competition laws, it could impose fines and penalties on the Group. The investigation is in its very early stages and so the potential for liability cannot be predicted at this stage with any certainty. However, if Global Blue were to be found liable for competition law violations, this could have a material adverse effect on our cash flows and our consolidated financial position.

Tax matters

France

The French tax authorities opened a tax audit in October 2016 regarding Global Blue France SAS (“Global Blue France”) for the financial years ended March 31, 2014, 2015 and 2016 with respect to all taxes. The tax audit is focused on Global Blue’s VAT refund business, operating transfer pricing policy, IT systems and interest rates on cash pool balances. In December 2018, the French tax authorities issued a notice of assessment to Global Blue France for the financial year ended March 31, 2014 related to VAT findings for an amount of €6.4 million. The VAT findings relate to certain missing information on tax free forms which are mandatory according to VAT refund regulation in France. As a consequence, the VAT exemption claimed by Global Blue France in relation to these forms was denied by the French Tax Authorities. Global Blue France is waiting for the collection notice from the French tax authorities. An accrued liability of €10.0 million to cover these amounts was booked in Global Blue’s accounts as of March 31, 2018. This accrued liability was reduced to €6.4 million as of March 31, 2019 due to a payment of €1.8 million to the French tax authorities and due to a change in management’s estimate of Global Blue’s exposure. The accrued liability balance was unchanged as of March 31, 2020.

Separately, the tax audit in respect of the transfer pricing policy for financial years ended March 31, 2014, 2015 and 2016 is ongoing. At this stage the Company has not deemed it necessary to book a provision for the tax audit in respect of the transfer pricing policy.

Italy

The Italian tax authorities opened a tax audit in February 2016 on Global Blue Italia S.r.l. (“Global Blue Italy”): (i) in respect of corporate income tax and regional tax covering the financial years ended March 31, 2014 and 2015; and (ii) in respect of VAT and withholding tax for the calendar years 2013 and 2014. On July 19, 2016, the Italian tax authorities issued the final tax audit report. The report challenged Global Blue’s transfer pricing in respect of the Global Blue’s tax model and certain intercompany charges and asserted that withholding tax should have been paid in respect of certain license fees and interest payments. Based thereon, the Italian tax authorities issued an additional tax assessment in an amount of €7.7 million. Global Blue has challenged the findings and filed an objection letter with the Italian tax authorities in order to defend its tax positions. Global Blue Italy started a formal settlement procedure in 2018. A final settlement with the Italian tax authorities was reached and paid in April 2019 for an amount of €3.6 million covering the findings on license fees and intercompany interest rate for the financial years ended March 31, 2014 and 2015 and withholding tax on license fees for the calendar years 2013 and 2014. Discussions with the Italian tax authority are ongoing for the finding on withholding tax on interests for the calendar years 2013 to 2018, as well as the procedure to settle the findings on license fees and intercompany interest rate for the financial years ended March 31, 2016, 2017 and 2018, as well as withholding tax on license fees for calendar years 2015 to 2018. During the financial year ended March 31, 2020, Global Blue booked an additional income tax payable of €0.6 million related to the ongoing discussions described above. As a result of the settlement and the additional accrual, an income tax payable of €13.6 million covering all findings has been booked in Global Blue’s accounts as of March 31, 2020.

Global Blue Italy received two notices of assessment from the tax authorities of the city of Milan with respect to Global Blue Italy’s treatment of certain merchant invoices issued in 2013 and 2014. Global Blue Italy received these notices in January and December 2019, respectively. Each notice of assessment imposes a penalty of €1.1 million, which represents the total amount of VAT with respect to the invoices issued for the corresponding year. Global Blue Italy filed a defensive deduction procedure with respect to the 2013 notice and plans to file a defensive deduction procedure with respect to the 2014 notice in due course. Global Blue has not deemed it necessary to book a provision with respect to either of the amounts described as of March 31, 2020.

Germany

Global Blue New Holdings Germany GmbH (“GBNHG”), as controlling entity, and Global Blue Deutschland GmbH (“GBD”), as controlled entity, entered into a profit and loss pooling agreement (hereinafter the “PLPA”) dated October 5, 2000, allowing the pooling of income and losses of both entities for corporate income and trade tax purposes. While the provisions of the PLPA allow the utilization of capital reserves built up at the level of GBD during the term of the PLPA for loss compensation (or for the profit transfer to GBNHG), such provisions, in light of a recent court ruling issued in April 2018, may not be permissible under German law. Even though GBD has not utilized any capital reserves as permitted by the PLPA, there is a risk that the tax authorities might challenge the effectiveness of the PLPA and, as a consequence, deny the profit and loss pooling within the German Global Blue group relating to the financial year 2019 and previous tax periods. Based on the opinion of Global Blue’s advisers, Global Blue has recognized an uncertain tax position of €3.8 million for the financial year ended March 31, 2020. An amended PLPA, from which the provisions in focus were removed, was registered in December 2019; therefore, the risk described above is only related to historical financial years.

Legal and Regulatory Matters

Intellectual property

Global Blue’s success depends on Global Blue’s ability to protect and preserve the proprietary aspects of Global Blue’s services and processes. In certain jurisdictions, particularly in APAC, Global Blue relies on patent laws in order to protect Global Blue’s intellectual property rights. Global Blue holds a number of patents in respect of Global Blue’s TFS business, including patents in respect of a system used to detect TFS eligibility based on an international shopper’s card number, an electronic TFS (“eTFS”) system which enables electronic forms and checks to be issued at Global Blue’s eTFS kiosk. Global Blue also holds a number of patents in respect of Global Blue’s DCC business, including patents relating to methods and related technology used to detect the international shopper’s home currency.

A few times a year, Global Blue conducts assessments to identify any internal proprietary aspects of Global Blue’s services and processes which can and should be protected and to initiate the appropriate action. As part of these assessments, Global Blue also seeks to identify any third-party patent applications which should be opposed in order to protect Global Blue’s business.

Global Blue is the owner of several trademarks, trade names and logos worldwide, including several trademarks for Global Blue, AVPS and Currency Select. Global Blue believes that Global Blue’s core intellectual property rights are adequately protected. Trademarks for the words and the word-and-picture combinations used by Global Blue’s Group companies have been registered, or are in the process of registration, in the countries in which they are used.

Regulation and licensing overview

Global Blue is subject to increasing levels of regulatory or licensing requirements in the countries in which Global Blue operates. Global Blue works with Global Blue’s outside advisers to ensure ongoing compliance with regulatory developments. To this end, Global Blue updates Global Blue’s compliance records on a regular basis by seeking advice from regulatory lawyers in the territories where Global Blue does business, where required. Local managers are encouraged to engage local counsel with respect to regulatory issues, although Global Blue’s General Counsel’s office oversees this process to ensure that all developments are being implemented.

The main aspects of the regulatory framework to which Global Blue is subject are:

•	TFS regulations and guidelines;

•	licensing requirements;

•	payment card industry standards;

•	data protection;

•	AML, bribery and corruption; and

•	sanctions.

Licensing requirements

Global Blue’s regulatory environment varies from jurisdiction to jurisdiction. In certain jurisdictions, Global Blue requires local licenses or government agreements to operate its business, while other countries do not impose such a requirement. In every jurisdiction in which Global Blue holds a regulatory license (or in which Global Blue may seek a license in the future), the powers afforded to licensing and regulatory authorities are broad; in particular, as well as being granted a wide range of powers in relation to specific regulatory issues, such authorities are granted non-specific discretionary powers to undertake investigations in relation to any matters arising in connection with the provision of the services being provided by an operator under the terms of its license(s).

As a result, Global Blue is potentially subject to the far-reaching exercise of discretionary powers by regulatory authorities. Licensing and regulatory authorities are granted wide-ranging specific powers requiring, inter alia, the provision of very detailed information covering a licensee’s management, shareholders, investors and financial performance. Relevant authorities also require the ongoing submission of regulatory filings, which could require the provision of detailed information concerning a licensee’s directors, shareholders, investors and key employees, together with its financial performance.

The table below presents the TFS licensing and registration requirements in the markets in which Global Blue operates as of March 31, 2020:

Jurisdiction	Does Global Blue hold a permit, license, government contract or consent to provide TFS services?
Argentina	License granted by government tender through the Argentinian National Tax Authority

Australia	None required

Austria	None required for TFS services, but Global Blue carries a bureau de change license (Wechselstube Lizenz) issued by the FMA (Finanzmarktaufsicht) for providing TFS services in currencies other than Euro

Bahamas	Agreement with the Ministry of Finance to act as the TFS Central Refund Agency

Belgium	None required

China	None required

Croatia	None required

Cyprus	License from the Ministry of Finance, combined with a bank guarantee

Czech Republic	None required

Denmark	License from Danish customs to be a TFS provider and to make payments in cash/credit card

Estonia	None required

Finland	Agreement with the Finnish Ministry of Employment and Economy to carry out immediate refunds at EU exit points

France	None required

Germany	None required

Greece	None required

Hungary	None required

Iceland	License from the Icelandic customs

Ireland	None required

Italy	None required

Japan	None required for most TFS activities, but in the process of registering with the Japanese National Taxation Agency to operate central issuing and refund counters as a third-party TFS provider

Jurisdiction	Does Global Blue hold a permit, license, government contract or consent to provide TFS services?
Kazakhstan	None required

Latvia	None required

Lebanon	Agreement with the Lebanese Ministry of Finance for the provision of TFS services to visitors to Lebanon exporting goods purchased in Lebanon in their personal luggage

Lichtenstein	None required

Lithuania	None required

Grand Duchy of Luxembourg	None required

Monaco	None required

Morocco	Agreement with the Ministry of Finance to operate as a TFS provider

Netherlands	None required

Norway	None required

Poland	Written confirmation from Ministry of Finance confirming that Global Blue fulfils the conditions to be a TFS provider

Portugal	None required

Russia	None required

Serbia	Agreement with Serbian government to provide a “custom approval system”

Singapore	Appointment by the Inland Revenue Authority of Singapore to be the TFS Central Refund Agency and to provide and operate the Central Customs Clearing House for validation of tax free transactions

Slovakia	None required

Slovenia	None required

South Korea	None required

Spain	License from Fiscal Authorities of the Spanish Government

Sweden	None required

Switzerland	None required

Turkey	VAT processing license

United Kingdom	None required

Uruguay	Agreement with Ministry of Finance to be the TFS Central Refund Agency

European Payment Institution License

In May 2019, Global Blue (via its Italian subsidiary Global Blue Currency Choice Italia S.r.l.) was granted a Payment Institution License by the Bank of Italy which has also been passported across the EU. The European Payment Institution License provides Global Blue with the option, if Global Blue so chooses in the future, to provide both the “execution” and the “acquiring” of payment transactions services across Europe. The Bank of Italy requires that Global Blue complies with additional minimal compliance and reporting obligations in order to maintain the European Payment Institution License, which only apply if Global Blue decides to provide “execution” and “acquiring” of payment transactions services in the future. However, these obligations do not apply if Global Blue continues with Global Blue’s existing AVPS business. The compliance and reporting obligations fall primarily into the following four categories: (i) conduct of business requirements (dealing with Global Blue’s rights and obligations toward merchants and the other Group entities to whom Global Blue provides payment services); (ii) complaints handling (which requires Global Blue to have a complaints handling process in place); (iii) reporting to the Bank of Italy (which requires periodic reporting to the Bank of Italy on, inter alia, capital adequacy, fraud statistics, material events impacting Global Blue Currency Choice Italia S.r.l. and provision of financial statements); and (iv) AML (which requires Global Blue to carry out, inter alia, “know your customer” and due diligence processes on Global Blue’s clients).

Payment Card Industry Data Security Standards

The Payment Card Industry Security Standards Council is a global forum for the development of payment card security standards. It is responsible for publishing the PCI DSS. The Payment Card Industry Security Standards Council’s five founding global brands (American Express, Discover Financial Services, JCB International, MasterCard Worldwide, and Visa Inc.) have each incorporated the PCI DSS as the standard of technical requirements for their data security compliance programs. The PCI DSS itself is a proprietary information security standard for organizations that handle cardholder information for the major debit, credit, prepaid, e-wallet, ATM and POS cards. The PCI DSS helps to reduce the risk of theft of international shoppers’ card data through tight controls surrounding the storage, transmission and processing of cardholder data that businesses handle. It also includes standards that promote the detection of fraud and appropriate reactions to security incidents. Version 3.1 of the PCI DSS was released on April 15, 2015 and purports to be effective immediately. All entities that store, process or transmit cardholder data must be PCI DSS compliant. It is not, however, mandatory for all entities to obtain formal validation of PCI DSS compliance, which depends on the payment brand to which the merchant has subscribed or is in agreement. An organization’s compliance with the PCI DSS is validated annually. All of the core payment components that Global Blue operate have been certified as PCI DSS compliant.

Data protection

Global Blue’s activities involve the handling of large amounts of personal data on individuals. For this reason, Global Blue is subject to data protection legislation which seeks to protect the processing of personal data and the free movement of such data and impose restrictions on the collection, use and other forms of processing of personal data.

The primary body of data protection legislation to which Global Blue’s international operations are subject is the European Data Protection Directive, as implemented by each of the 28 EU member states plus the three additional members of the EEA (Iceland, Liechtenstein and Norway). The European Parliament and Council Directive 1995/46/EC of October 24, 1995, as amended (“Directive 1995/46/EC”) on the protection of individuals with regard to the processing of personal data and on the free movement of such data applies to data processed by automated means (e.g., a computer database of customers) and data contained in, or intended to be part of, non-automated filing systems (e.g., traditional paper files). While national implementing legislation in each EEA country ought to fulfil the objectives and comply with the spirit of Directive 1995/46/EC, certain differences can arise in the implementation of such Directive in different member states.

On April 27, 2016, the EU adopted the EU General Data Protection Regulation 2016/679, as amended (the “GDPR”) which came into force on May 25, 2018. Unlike Directive 1995/46/EC, the GDPR, as a regulation, has direct legal effect throughout the EU, enforced by national data protection authorities and courts, without requiring transposition into national legislation.

Global Blue keeps personal data safeguarded from unauthorized use, disclosure, destruction and alteration: (i) through the implementation of physical, technical and organizational security measures required by applicable laws; or (ii) in those jurisdictions where specific regulations do not exist for the obligatory implementation of minimum security measures, through the implementation of such physical, technical and organizational security measures as Global Blue considers to be appropriate for, and proportionate to, the risks inherent in the processing of such data, such as accidental loss or damage or unauthorized access. Global Blue also provides disclosure to international shoppers on the intended use of personal information in Global Blue’s tax free forms and ensure that international shoppers have granted the necessary consent for the use of personal information.

Anti-money laundering, bribery and corruption

Global Blue’s business is subject to AML and anti-bribery laws and regulations in the jurisdictions in which Global Blue operates. Global Blue is in regular contact with local regulators both at a local and a Group level and have instituted systems and staff awareness training programs to detect, prevent, record and report any incidents of corruption or bribery involving local government officials and any attempts or suspected attempts to utilize Global Blue’s products and services to facilitate the movement of criminal funds.

As part of Global Blue’s bribery and anti-corruption policies, Global Blue runs risk assessments in order to analyze global compliance with certain national AML and anti-bribery laws and regulation that have extraterritorial jurisdictions, such as the UK Bribery Act, the Foreign Corrupt Practices Act and the Canadian Corruption of Foreign Public Officials Act. This policy is implemented by Global Blue across all jurisdictions in which Global Blue operate.

Global Blue has also developed an AML policy and compliance framework based on the European AML Directives and FATF (Financial Action Task Force) global recommendations. Global Blue’s global policy is to apply the more stringent standards required by either local legislation or Global Blue’s policy.

Sanctions

United Nations economic and trade sanctions are implemented through local legislation and apply in jurisdictions where Global Blue does business. Global Blue is also subject to EU, UK and certain requirements of OFAC, under such economic and trade sanctions. These sanction regimes prohibit Global Blue from transmitting money to specified countries or to or on behalf of prohibited individuals and mainly require entities to check customers’ names, recipients’ names, banks’ names and the purpose of the transactions.

Global Blue may, through Global Blue’s standard operational practices, become directly or indirectly exposed to various activities that could, without care, put Global Blue in breach of sanctions. These include, in particular, various sanctions which prohibit Global Blue from making available (directly or indirectly) funds, financial assets and/or economic resources to sanctioned parties (commonly referred to as “designated persons”). Ensuring compliance with such sanctions can be complex, noting in particular that the imposition of new sanctions can occur with little or no notice and the lists of designated persons and transactions change frequently. Global Blue has developed procedures and controls designed to monitor and address sanctions-related legal and regulatory requirements. Global Blue continuously seeks to update and enhance these procedures and controls and in particular have focused recently on the verification of payment identities and record keeping.

Insurance and Indemnification

We maintain insurance coverage, which we believe is relevant for our businesses and operations. Our insurance program includes commercial crime (covering up to CHF 5 million for employee dishonesty, third-party fraud and extortion), property damage/theft for damage from fire and water flooding, as well as burglary, robbery and malicious acts and general liability insurance, directors’ and officers’ liability insurance and business travel insurance, amongst other coverage. We cannot guarantee, however, that we will not incur any losses or be the subject of any claims that exceed the scope of the relevant insurance coverage. We re-assess our insurance structure at each renewal, taking into account both insurance market conditions and the expansion and development of our business.

Certain other persons within Global Blue are provided with directors’ and officers’ liability insurance. Moreover, pursuant to the Merger Agreement, Global Blue will provide such insurance for all members of the FPAC board. See “Management and Employees” for an overview of our directors’ and officers’ insurance.

In addition to the insurance to be maintained for members of the FPAC board by Global Blue, Global Blue’s board has also enacted an indemnification policy, which provides the members of the board and certain members of the executive management (Gruppengeschäftsleitung) (“Executive Management”) with the ability to obtain cost advances in legal proceedings and be indemnified in certain circumstances.

Organizational Structure

As of the date of this proxy statement/prospectus, Global Blue’s Group consists of 85 entities in more than 46 countries. Global Blue continuously reviews Global Blue’s group structure with a view toward simplifying Global Blue’s Group structure and reducing the number of Group companies.

Employees

Global Blue believes that the quality of Global Blue’s employees is key to providing Global Blue’s merchant partners with high-quality services and building long-term relationships with Global Blue’s merchant partners.

Global Blue has a structured, global performance management and talent development process in place that supports Global Blue’s staff in maximizing their performance and achieving their ambitions and lays the groundwork for promotion to Global Blue’s key positions.

As of March 31, 2020, Global Blue employed 2,050 full-time equivalents (“FTEs”) worldwide. The table below shows the number of FTEs per geographical division for the periods indicated:

	As of March 31
	2020	2020%	2019	2019%	2018	2018%
EMEA(1)	1,653	80.6%	1,697	82.7%	1,602	80.8%
APAC(2)	334	16.3%	333	16.2%	356	18.0%
Americas(3)	63	3.1%	23	1.1%	24	1.2%

Total	2,050	100%	2,052	100%	1,982	100%

(1)

EMEA includes Austria, Belgium, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Latvia, Lebanon, Lichtenstein, Lithuania, Luxembourg, Morocco, Monaco, the Netherlands, Norway, Poland, Portugal, Russia, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, the United Kingdom and the United Arab Emirates.

(2)	APAC includes Australia, Brunei, China, the Cook Islands, Fiji, India, Indonesia, Japan, Malaysia, New Zealand, Papua New Guinea, Singapore, South Korea, Thailand and Western Samoa.
(3)	Americas includes Argentina, the Bahamas and Uruguay.

As described under “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—COVID-19,” and in response to the COVID-19 pandemic, Global Blue is assessing and implementing longer-term cost savings initiatives to reduce its monthly cash expenditures. As a result, it expects the number of FTEs to reduce during the financial year ending March 31, 2021.

Global Blue operates an annual target setting and appraisal cycle supported by clear guidelines for performance indicators and a calibration process that is aimed at monitoring development in fixed and variable pay, ensuring fairness and diversity amongst Global Blue’s employees. Global Blue has a bonus policy, aimed at incentivizing Global Blue’s employees to participate in the success of Global Blue’s business.

In order to safeguard the quality of the people Global Blue hires and Global Blue’s reputation, Global Blue applies strict pre-employment screening measures and use assessment tools in the selection process.

Post-Employment Benefit Plans

Global Blue maintains a number of pension plans, including defined contribution plans and defined benefit plans. A defined contribution plan is a post-employment benefit plan under which an entity pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. A defined benefit plan is a post-employment benefit plan obligating an employer to arrange that its employees receive certain pension benefits during their entire pensionable age. In Austria, France, Italy, Norway, South Korea, Sweden, Switzerland and Turkey, Global Blue has a defined benefit plan in place. In all other jurisdictions Global Blue maintain defined contributions plans. As of March 31, 2020, Global Blue had a liability of €8.0 million on its balance sheet for pensions and retirement liabilities.

Employee Representation

Argentina: Approximately 42% of Global Blue’s employees in Argentina are affiliated with the labor union Sindicato de Empleados de Comercio. The relationship between Global Blue and the Sindicato de Empleados de Comercio is constructive and cooperative.

Austria: All employees in Austria are represented by a works council. The relationship between Global Blue and the works council is constructive and cooperative.

France: All employees in France are represented by a works council. The relationship between Global Blue and the works council is constructive and cooperative.

Germany: Employees in Global Blue’s Frankfurt refund operations are represented by a works council. The relationship between Global Blue and the works council is constructive and cooperative.

Italy: Approximately 2.5% of Global Blue’s employees in Italy are affiliated to the Italian General Confederation of Labour (Confederazione Generale Italiana del Lavoro). In addition, the employees are represented under the National Collective Bargaining Arrangement for the Tertiary.

Slovakia: All of Global Blue’s employees in Slovakia are represented by the trade union UniJA, even if they are not members of UniJA. The relationship between Global Blue and UniJA is constructive and cooperative.

European Works Council: In June 2017, representatives of the trade union UniJA and the works council in Austria have requested that a European-wide works council be set up, a process which is governed by EU Directive 2009/38/EC. Global Blue is making preparations to set up a European-wide works council which is likely to take up to three years to be established.

GLOBAL BLUE DIRECTORS AND SENIOR MANAGEMENT

Directors and Senior Management

Members of the Board

The table below outlines the name, age, position, committee membership and year of appointment of the members of Global Blue’s board of directors as of the date of this proxy statement/prospectus:

Name	Age(1)	Position	Committee	Year of Appointment to the Board(2)
Christian Lucas	50	Non-Executive Chairman	Nomination and Compensation Committee (Chair)	2018

Eric Meurice	63	Independent Non-Executive Director	Finance and Audit Committee; Nomination and Compensation Committee	2018

Eric Strutz	54	Independent Non-Executive Director	Finance and Audit Committee (Chair)	2018

Jacques Stern	55	President and Chief Executive Officer	N/A	2018

Joseph Osnoss	42	Non-Executive Director	N/A	2018

Katherine Brody	37	Non-Executive Director	N/A	2019

Marcel Erni	54	Non-Executive Director	N/A	2018

Ulf Pagenkopf	34	Non-Executive Director	Finance and Audit Committee	2019

(1)	Ages are as of March 31, 2020.
(2)

Global Blue was founded in 2018 and, accordingly, all members of the board were appointed in 2018 or more recently. However, certain members of the board have served as members of the Global Blue board of directors since before 2018. In such cases, this has been specified in the biographies below.

For the purposes of this proxy statement/prospectus, the business address of each member of Global Blue’s board of directors is Zürichstrasse 38, 8306 Brüttisellen, Switzerland.

Set out below is a short description of each director’s business experience, education and activities (for the biographies of Jacques Stern, Joseph Osnoss, Marcel Erni, Eric Strutz and Christian Lucas see the section entitled “Information Related to New Global Blue”):

Eric Meurice has served as an independent non-executive director of the Global Blue board since 2018. Prior to joining the board, Mr. Meurice worked at ASML Holding NV as President and Chief Executive Officer from 2004 to 2013 and Chairman from 2013 to 2014. He served as Executive Vice President of Thomson’s TV division from 2001 to 2004 and as Vice President and General Manager (Western, Southern and Eastern Europe) of Dell from 1995 to 2001. Mr. Meurice holds a master’s degree in Engineering from Ecole Centrale (Paris, France), a master’s degree in Economics from Pantheon-Sorbonne University (Paris, France) and an M.B.A. from Stanford University (USA).

Katherine Brody has served as a non-executive director on the Global Blue board since 2019. Ms. Brody joined Silver Lake in 2014 and currently serves as Director, Legal EMEA. Prior to joining Silver Lake, Ms. Brody was a corporate associate at the law firm Skadden, Arps, Slate, Meagher & Flom LLP in its London office, where she focused on cross-border mergers and acquisitions and other corporate transactions. Ms. Brody holds a B.S. from Tulane University and a J.D. from Georgetown University Law Center.

Ulf Pagenkopf has served as a non-executive director on the Global Blue board since 2019. Mr. Pagenkopf is a Director at Silver Lake, having joined the firm in 2012. Previously, he was employed at Deutsche Bank in the Frankfurt and London offices working in the M&A and Leveraged Debt Capital Markets groups where he was involved in a variety of leveraged buyout, high yield, and mergers and acquisitions transactions. Mr. Pagenkopf graduated from the European Business School, Oestrich-Winkel (Germany) with a B.Sc. in General Management.

Members of Executive Management

The table below outlines the name, age, position, year of appointment to the executive team and year of joining Global Blue of the members of Global Blue’s executive management as of March 31, 2020:

Name	Age(1)	Position	Year of Appointment to the Executive Team	Year of Joining Global Blue(2)
Damian Cecchi	47	Senior Vice President of Added Value Payment Solutions	2017	2004

Fabio Ferreira	47	Chief Information Officer	2015	2015

Greg Gelhaus	44	Chief Operating Officer – APAC	2014	2014

Jacques Stern	55	President and Chief Executive Officer	2015	2015

Jeremy Henderson-Ross	42	General Counsel and Company Secretary	2015	2015

Jeremy Taylor	44	Senior Vice President Operations	2014	1999

Jorge Casal	52	Senior Vice President New Markets, Americas and Public Affairs	2008	1998

Laurent Delmas	56	Chief Operating Officer – Europe South	2016	2016

Loïc Jenouvrier	52	Chief Financial Officer and Human Resources Senior Vice President	2015	2015
Pier Francesco Nervini	51	Chief Operating Officer – Europe North, Central and Global Accounts	2014	2003

Tomas Mostany	48	Senior Vice President of Tax Free Shopping Technology Solutions	2015	2002

(1)	Ages are as of March 31, 2020.
(2)	Including experience at acquired companies.

Biographical information for Mr. Stern is under “Management of New Global Blue following the Business Combination.” Set out below is a short description of each other member of Global Blue’s executive management’s business experience, education and activities.

Damian Cecchi has served as Global Blue’s Senior Vice President of Added Value Payment Solutions since 2017 and joined Global Blue in 2016 following the acquisition of Currency Select, where he worked as General Manager. He has more than 20 years of experience in the payments industry across different companies, starting in 1995 at Hypercom as Account and Business Development Manager. Prior to joining Currency Select in 2004, he worked at the Australia and New Zealand Banking Group (ANZ) as Manager Chip Card and Merchant Services from 2000 to 2002, and at the National Australia Bank (NAB) as Associate Director, Transaction from 2002 to 2004. He has a bachelor’s degree in Business from Monash University and an M.B.A. from the Sydney Business School, University of Wollongong.

Fabio Ferreira has served as Global Blue’s Chief Information Officer since joining Global Blue in 2015. He has more than 20 years of experience in information technology leadership positions, particularly in information technology architecture redesign and management of mission-critical applications. He started his career at Ambev in 1995 and held various leadership positions in Brazilian companies before joining the Accor Group. At Accor Group, he held several positions, including Chief Information Officer Latin America for Accor Hotels. From 2012 to 2015, he held the position of Chief Information Officer Latin America at Edenred. He has a bachelor’s degree in Computer Science and an M.B.A. from the University of Sao Paulo.

Greg Gelhaus has served as Global Blue’s Chief Operating Officer – APAC since joining Global Blue in 2014. Prior to joining Global Blue, he worked as Engagement Manager for Marakon from 2005 to 2009 and later joined Alvarez & Marsal as Director of the European Restructuring Group in 2009. From 2011 to 2013, he served as Group Finance and Operations Director at Kirkham. He has an M.B.A. from the Wharton School and a Bachelor of Business Administration in Accounting from the University of Michigan.

Jeremy Henderson-Ross has served as Global Blue’s General Counsel and Company Secretary since joining Global Blue in 2015. From 2000 to 2005, he worked as a solicitor at Mayer Brown, specializing in corporate and commercial law. In 2005, he joined Loyalty Management Group and, following its buyout by Aimia Inc, held the position of General Counsel, EMEA at Aimia Inc between 2008 and 2015. He has an LL.B. from the University of Reading.

Jeremy Taylor has served as Global Blue’s Senior Vice President Operations since 2014. He joined Global Blue in 1999 as Operations and New Markets Manager and has since held various management positions at Global Blue across different geographies. He recently led the creation of Global Blue’s central operations center in Slovakia.

Jorge Casal has served as Global Blue’s Senior Vice President New Markets, Americas and Public Affairs since 2015. He joined Global Blue in 1999 as Country Manager Argentina and has since held various management positions across different geographies, including Country Manager Spain, Area Manager Iberia, Argentina and Mexico, Vice President Sales UK, Mediterranean & Latin America and, most recently, Senior Vice President Tax Free Shopping from 2008 to 2015. He has a bachelor’s degree in Business Administration from the University of Buenos Aires.

Laurent Delmas has served as Global Blue’s Chief Operating Officer – Europe South since joining Global Blue in 2016. He started his career in 1986 at Edenred, where he held various management positions, including Managing Director USA, Managing Director United Kingdom and, from 2009 to 2016, Managing Director France. Mr. Delmas holds a business degree from ESSEC Business School.

Loïc Jenouvrier has served as Chief Financial Officer and Human Resources Senior Vice President since joining Global Blue in 2015. He started his career in 1990 at the Accor Group, where he held various leadership positions, including Chief Financial Officer of Accor Casinos. Between 2004 and 2008, he served as Chief Financial Officer and Member of the Management Board of the Lucien Barrière Group. Between 2009 and 2015, he served as the Chief Financial Officer of Edenred. Mr. Jenouvrier holds a business degree from the École Supérieure des Sciences Commerciales d’Angers.

Pier Francesco Nervini is Global Blue’s Chief Operating Officer – Europe North, Central and Global Accounts, having served in this position since 2014. He joined Global Blue in 2004 as Managing Director for DCC in Italy and later held the positions of Managing Director for Global Blue Italy from 2005 to 2009, Vice President Global Accounts from 2009 to 2014 and Head of Commercial Europe from 2014 to 2015. He started his career in 1995 at Philips and later Dun & Bradstreet, where he held various management positions. Mr. Nervini holds a degree in Marketing from the Università degli Studi di Firenze.

Tomas Mostany joined Global Blue in 2002 and has served as Senior Vice President of Tax Free Shopping Technology Solutions and Intelligence since 2015. In the past, he served in several other positions at Global Blue, including Country Manager Argentina, Managing Director of Italy and Regional Manager for Southern Europe. Prior to joining Global Blue, he held various management positions within Kodak and Havas. He has an M.B.A. from the Instituto para el Desarrollo Empresarial de la Argentina and a degree in Industrial Engineering from the Instituto Tecnológico de Buenos Aires.

Pursuant to the Compensation Ordinance, the maximum notice period (or duration) of the contracts of the members of executive management that contain remuneration provisions is one year.

Compensation of the Board and Executive Management

The Board

According to article 25 of the Global Blue articles of association, certain members of the board may receive an annual retainer. The board may determine that non-executive directors shall have the right to elect that part of their annual retainer be paid in shares, and/or that the retainer be paid in part or in full in the form of blocked shares or equity based instruments.

Executive Management

Article 26 of the Global Blue articles of association sets out the principles for the elements of the compensation of the members of Global Blue’s executive management. According thereto, subject to approval of the shareholders, the compensation for members of executive management may consist of fixed compensation consisting of a base salary, contributions to pension schemes or similar benefits and, where applicable, other benefits in cash or kind. In addition, members of executive management are eligible for performance-based short-term variable compensation awards.

Historic remuneration and other awards

The aggregate compensation paid (including salaries, fees, incentives and other benefits) to the Global Blue board (including Jacques Stern) and the Global Blue executive management team (including Jacques Stern) during the financial year ended March 31, 2020 was €1.1 million and €4.8 million, respectively.

Set out in the table below is the compensation paid and other benefits granted to the individual members of the board during the financial year ended March 31, 2020:

Name	Remuneration (including bonus) (€)	Other Benefits (€)
Christian Lucas	—	—
Eric Meurice	80,000	—
Eric Strutz	80,000	—
Jacques Stern	751,000	162,000
Joseph Osnoss	—	—
Katherine Brody	—	—
Marcel Erni	—	—
Ulf Pagenkopf	—	—

Incentive Plans

Set out below are the historical incentive plans Global Blue has in place as of the date of this proxy statement/prospectus:

2019 Employee share option plan

In June 2019, Global Blue implemented an employee share option plan to encourage the long-term commitment and retention of a limited number of members of its management. Options granted under the option plan, at Closing and assuming no adjustment under the Merger Agreement, will represent options to acquire approximately 550,000 New Global Blue Shares in the aggregate at a strike price of approximately $10.88. The resulting options shall vest in two stages, with 50% vesting on June 25, 2022 and 50% vesting on June 25, 2024.

If an optionholder ceases to be an employee of a member of Global Blue, his or her unvested options will lapse. In addition, all options that are not exercised prior to June 25, 2027 will automatically lapse.

Upon the exercise of the options, New Global Blue shall either issue or transfer New Global Blue Shares to the employee or, at New Global Blue’s sole election, settle the exercised options in cash.

Transaction bonus

In addition, within 30 days from the Closing, a fixed amount of an aggregate of €5 million (plus a variable amount of up to an aggregate of €3 million) will be payable to certain employees and members of Global Blue to acknowledge the time and effort expended in preparation for the Transaction, subject to the board’s consent and the relevant employee or member of management not having given or been given notice of termination of their employment contract with Global Blue.

GLOBAL BLUE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion of Global Blue’s cash position, results of operations and financial condition contains forward-looking statements that involve risks and uncertainties and should be read together with the selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination, Global Blue’s audited consolidated financial statements as of and for the financial year ended March 31, 2020, 2019 and 2018. These are derived from Global Blue’s financial statements, included elsewhere in this proxy statement/prospectus.

Global Blue’s audited consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (IASB) (“IFRS”).

Global Blue’s actual results could differ materially from those that Global Blue discusses in these forward-looking statements. Investors should read “Forward-Looking Statements” for a discussion of the risks and uncertainties related to those statements. Investors should also read “Risk Factors” for a discussion of certain factors that may affect Global Blue’s business, results of operations and financial condition.

Overview

Global Blue serves as a strategic technology and payments partner to merchants, allowing Global Blue to benefit from the structural growth of the number of international shoppers, which has been driven by multiple long-term macroeconomic tailwinds. Global Blue established the concept of TFS in Sweden in 1980 and has emerged as both a global leader (based on its share of the TFS segment) and a pioneer in technology for TFS. Global Blue also offers AVPS, including DCC, for which Global Blue is a leading provider. As of March 31, 2020, Global Blue operated across more than 50 countries. For the financial year ended March 31, 2020, Global Blue enabled approximately 29 million international shoppers to claim VAT refunds on international shopping or complete international transactions in their home currency. At its core, Global Blue is a technology platform that serves a network of more than 400,000 merchant stores globally through both TFS and AVPS, facilitating 66 million transactions amounting to 22.9 billion per year (for the financial year ended March 31, 2020) and delivering economic benefits to a complex ecosystem of merchants, international shoppers and customs and tax authorities.

COVID-19

A novel strain of coronavirus (with the resulting illness referred to as COVID-19), that was first identified in China in December 2019 and began to receive widespread international coverage in January 2020, has resulted in governments adopting preventative measures, businesses voluntarily choosing or being mandated to temporarily close their operations and limit business-related travel, and individuals deciding to postpone or cancel leisure travel on an unprecedented scale. See also “Risk Factors—Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—The COVID-19 pandemic has resulted in significantly decreased activity in the international travel and extra-regional shopping sectors and, as a result, has had a significant negative impact on Global Blue. The effects of COVID-19 are expected to continue to have a negative impact on Global Blue’s business, results of operations and financial condition until the pandemic and health concerns subside and the related preventative measures are lifted.”

Since early March 2020, when government travel restrictions and store closure mandates were generally implemented, the international travel and extra-regional shopping sectors have experienced a significant reduction in activity, with Global Blue’s SiS in April and May 2020 totalling single-digit percentages of pre-pandemic levels (i.e., April and May 2019). Recently, certain destination countries for tax-free shopping have started to formulate plans to ease restrictions, including reopening certain shops and borders, which – if and when implemented and international travel resumes – are expected to mitigate the negative impact of COVID-19 on Global Blue’s financial results.

The discussion of historical performance, as presented under “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” is presented up to March 31, 2020 and, as a result, only reflects the initial impact from the COVID-19 pandemic, which started to affect our business from February 2020. Accordingly, key financial metrics such as SiS, revenue and Adjusted EBITDA growth for the financial year ended March 31, 2020 are not reflective of the annual results expected for the financial year ending March 31, 2021 or any future periods. Global Blue’s management expects that the pandemic will have negative consequences on Global Blue’s results of operations, cash flows and financial position as of and for the financial year ending March 31, 2021. However, given the global and evolving nature of the pandemic, its impact on the international travel and extra-regional shopping sectors, and its impact on consumer spending through any economic recession, the ultimate negative impact and the duration of such negative impact on Global Blue’s results of operations cannot be accurately and reasonably quantified at this time.

Previous contagious disease outbreaks, such as the SARS outbreak in 2003 and MERS in 2015, have historically temporarily curtailed, to varying degrees, international travel, with growth recovering afterwards to pre-pandemic levels, as a result of a normalization of travel demand and longer-term structural macroeconomic growth tailwinds. Although the COVID-19 pandemic is more significant both in scale and the global preventative response thereto than previous contagious disease outbreaks and other previous travel disruptions, other travel disruptions (e.g., natural disasters, terrorist attacks, and civil unrest) have negatively impacted Global Blue’s results of operations during the affected period, with the effects subsiding and reversing after the disruptions and their related effects end. Notwithstanding the foregoing, given the global and evolving nature of the pandemic, Global Blue cannot predict when the impacts of the pandemic will subside or how quickly thereafter international travel, consumer spending, and demand for tax free shopping and Global Blue services will return to pre-pandemic levels.

As a consequence, Global Blue has adopted a wide range of short-term measures to reduce its monthly cash expenditures while still maintaining core internal functions, serving clients who remain active and preserving the ability to ramp-up operations to capture volume rebound. These short-term measures include the following impacts to personnel and non-personnel costs:

•

Personnel costs: Depending on the jurisdiction, Global Blue has furloughed staff or has reduced working hours and, in parallel, has applied for employee salary support schemes introduced by certain governments. Such schemes allow companies to place employees on paid leave or on reduced working hours, with the difference to an employee’s ordinary salary being partially reimbursed by the respective government. In countries in which no such employee salary support schemes are available, Global Blue has required personnel to take (partially paid or unpaid) leave or is reducing its workforce. These personnel decisions vary based on function, country, and seniority. In addition, members of senior management have agreed to temporary salary cuts.

•

Non-personnel costs: Global Blue has renegotiated contracts with business partners, and reduced local-level third-party employment or advisory services. Global Blue has also prohibited any but essential business-related travel, reduced promotional activities and postponed non-strategic new technology expenditures. In addition, where available, Global Blue has adhered to any tax holidays provided by relevant governments, allowing the Group to postpone certain tax payments.

As of June 30, 2020, management estimates that as a result of these short-term measures, average monthly cash expenditures (comprised of fixed operating expenses, capital expenditure, cash taxes, cash interest, and lease payments) of approximately €20 million were reduced by more than 40% to approximately €12 million since implementation beginning in April.

These short-term measures constitute the first phase of cash expenditure reductions, calibrated for April 2020 through June 2020. The measures take advantage of various government support schemes, which, in most cases, are limited in time and are expected to expire in summer 2020. As a result, Global Blue is now implementing the next phase of reductions in cash expenditures, which have started to supersede the short-term measures. Management expects these long-term measures to enable the Group to operate longer-term with a materially lower cost structure at normalized volume levels. These longer-term plans similarly address personnel and non-personnel costs:

•

Personnel costs: Global Blue is implementing extensions of furlough and/or partial employment schemes where longer-term government support are available and a workforce reduction where no meaningful support schemes are available.

•

Non-personnel costs: Global Blue expects to continue its effort to renegotiate contracts with various business partners, and limit the engagement of local-level third-party employment or advisory services. Management also expects to reprioritize planned technology projects to focus on strategic projects.

Ratings Actions

In March 2020, Moody’s downgraded Global Blue’s corporate family rating to B2 from B1 and placed the rating on negative outlook. In April 2020, S&P Global also downgraded Global Blue’s long-term issuer and senior secured debt ratings to B+ (with a stable outlook) from BB- (with a stable outlook). In June 2020, S&P Global further downgraded Global Blue’s long-term issuer and senior secured debt ratings to B (with a negative outlook). These rating actions reflect the agencies’ expectations of the impact of COVID-19 and subsequent recovery.

Basis of Presentation

Segment reporting

Global Blue separates its business into two segments: TFS and AVPS. Accordingly, its financial statements and other reporting information presented in this prospectus/proxy statement show TFS and AVPS as separate reporting segments, as well as describe the business as a whole.

Key Factors Affecting Global Blue’s Business and Results of Operation

The following factors have contributed, and are expected to continue to contribute, significantly to the development of Global Blue’s business and the results of Global Blue’s operations.

External factors

Long-term external factors

There are three long-term macroeconomic drivers impacting Global Blue’s business that are inherent to Global Blue’s industry. These include: (i) emerging market wealth growth (for more details regarding this trend, see “Information Related to Global Blue—Global Blue’s Industry—Drivers of Tax Free Shopping Growth—Emerging market wealth growth increases the number of people travelling abroad and drives SiS from emerging market international shoppers”); (ii) VAT dynamics (for additional information on Global Blue’s regulatory and policy environment, see “Information Related to Global Blue—Global Blue’s Industry—Overview—VAT overview” and “Information Related to Global Blue—Global Blue’s Business—Global Blue’s Key Strengths—VAT dynamics”); and (iii) digitalization of export validation (for further information, see “Information Related to Global Blue—Global Blue’s Industry—Driver of Tax Free Shopping Growth—Digitalization of export validation increases success ratio”).

As a result of these long-term external factors, TFS SiS increased 14% between April 1, 2010 and March 31, 2019, while the domestic luxury market and the extra-regional luxury market increased at a CAGR of 5% and 10%, respectively.

Short-term external factors

There are four short-term factors that impact Global Blue’s business: (i) short-term foreign exchange rate fluctuations (for more information regarding this trend, see “Risk Factors—Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—Global Blue is subject to currency exchange rate risk in the conduct of Global Blue’s business, including commercial risk if certain currency zones become less attractive for inbound international shoppers”); (ii) travel disruptions (for more information regarding this trend, see “Risk Factors—Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—Global Blue’s business is highly dependent on international travel, which may be adversely affected by regional or global circumstances or travel restrictions”); (iii) composition of Global Blue’s growth (mix effects); and (iv) intra-year seasonality.

Short-term foreign exchange rate fluctuations

Historically, foreign exchange rate fluctuations have created short-term volatility in Global Blue’s results of operations, particularly when focusing on shorter periods such as quarterly results. Movements in relative foreign exchange rates between origin and destination currency pairs affect Global Blue’s business by directly influencing the purchasing power of international shoppers, which in turn affects transaction volumes and revenue. As detailed below in “—Results of Operations,” relative foreign exchange rate fluctuations have been both a negative and positive catalyst to the development of Global Blue’s results of operations and the impact on Global Blue’s SiS is instant, as international shoppers adjust their purchase behavior in real time.

Travel disruptions

While international travel has generally increased over the past decade, it can be impacted by macroeconomic conditions, as well as temporary disruptions as a result of natural disasters, contagious disease outbreaks (such as the recent COVID-19 pandemic), civil unrest, international hostilities, terrorist attacks and other incidents. We have found that the well-diversified nature of our business, based on international shopper origins and destinations and merchant store footprint (see tables below), as well as long-term structural growth in the industry, has allowed us to partially mitigate the potential effects of short-term travel disruptions. While natural disasters or other incidents in a specific region of the world inevitably have an impact on our results of operations in that region, the disruptions have historically been mitigated to different degrees by the results of our operations in other parts of the world that are not affected by such disasters. While the exact effect on travel depends on the type of event, our experience suggests that such disruptions are usually temporary in nature.

Global Blue is currently experiencing the impact of a sizeable travel disruption as a result of the COVID-19 pandemic. While prior disruptions have historically been temporary in nature as outlined above, Global Blue cannot currently predict when the impacts of the pandemic will subside or how quickly thereafter international travel, consumer spending, and demand for tax free shopping and Global Blue services will return to pre-pandemic levels.

The following tables provide more detail regarding international shopper origins and destinations, as well as the locations of our merchant partners and illustrates our diversification along these three dimensions for the periods presented:

	For the Financial Year Ended March 31,
	2020	2019	2018
		(% of total)
International Shopper’s Origin (TFS SiS)
China	36	40	38
Russia	6	5	6
Southeast Asia & India	15	11	11
Other emerging markets	12	14	15

Emerging markets	68	69	71
United States	7	6	5
Gulf Cooperation Council countries	8	8	8
Other developed markets	17	17	17

Developed markets	32	31	29

Total	100	100	100

International Shopper’s Destination (TFS SiS)
France	13	14	14
United Kingdom	14	14	14
Italy	14	13	14
Germany	7	7	8
Spain	8	7	7
Other European countries(a)	17	17	16

Europe(a)	73	72	73
Japan	16	17	14
Singapore	9	9	9
Other APAC countries	3	3	5

APAC	27	28	27

Total	100	100	100

Merchant Base (TFS revenue)
Merchant 1	6	5	3
Merchant 2	2	2	2
Merchant 3	2	2	2
Merchant 4	2	2	2
Merchant 5	2	2	2

Top 5 merchants	15	14	11
Merchants 6 to 20	16	15	13

Top 20 merchants	31	28	24
Other merchants	69	72	76

Total	100	100	100
(a)	Includes countries from Europe, Middle East and Africa (“EMEA”), as well as Latin America.

Composition of Global Blue’s growth (mix effects)

Due to the diverse nature of Global Blue’s global footprint and merchant base, the composition of its growth can have a direct impact on its results of operations. The elements most relevant for our results of operations and that impact the conversion of Global Blue’s SiS to revenue, are country mix, transaction size, and merchant mix:

•

Country Mix: The average VAT rate in European countries is approximately 20%, while the average VAT rate in APAC countries is 8%. As a result, the regional composition of Global Blue’s SiS growth directly impacts revenue growth. For example, assuming a purchase price (excluding VAT) of €100 in both APAC and Europe, the international shopper would pay VAT of €8 or €20, respectively. Assuming 70% of the VAT is refunded (€5.60 and €14.00, respectively) and a 50% revenue share between us and the merchant, our revenue would be €1.20 for the APAC transaction (or 1.1% of SiS), compared to €3.00 for the transaction in Europe (or 2.5% of SiS). This means that should international shoppers travel to APAC, instead of Europe, we are able to capture this growth due to our diverse footprint, but the revenue generated in APAC does not offset the loss of revenue in Europe, due to the different SiS to revenue conversion as a result of the level of VAT rates in each geography. This was particularly apparent in the results for the financial year ended March 31, 2019 but reversed for the financial year ended March 31, 2020 with higher growth in Europe relative to the APAC region.

•

Transaction Size: The percentage of VAT that is refunded to international shoppers, and therefore not kept by Global Blue or the merchant, depends on the size of the transaction and differs by country and merchant. As transaction size increases, the percentage of the VAT that is refunded to the international shopper also increases, which leads to a relative reduction in revenue on a percentage basis (but not on an absolute basis). In years where transaction sizes were higher than average due to the mix of international shoppers (i.e., more transactions by wealthy international shoppers than middle class international shoppers, or a greater representation of high net worth individuals from Gulf Cooperation Council countries), the average SiS-to-revenue conversion rate has been lower.

•

Merchant Mix: The percentage of VAT not refunded to the international shopper is then split between Global Blue and the merchant. The exact split of revenue between Global Blue and merchants is a function of the broader commercial relationship between Global Blue and each individual merchant, differs by merchant, and by country. Larger merchants tend to take a greater portion of the revenue share as compared to the average merchant, as they are able to successfully attract a greater number of international shoppers and are more inclined to negotiate commercial terms. As such, the composition of the merchants drives revenue conversion and the delta between SiS growth and revenue growth.

Intra-year seasonality

Global Blue’s business is subject to predictable seasonality because a significant part of its business serves the leisure segment of the travel industry, which is particularly active during the summer season in the Northern Hemisphere. Consequently, Global Blue has a greater need for working capital in the first half of its financial year, during the peak summer season, which is then unwound during the second half of the financial year. See also “—Net Working Capital” below.

Internal factors

Renewal of contracts and new contract wins

Global Blue’s business depends on its ability to renew its contracts and win new contracts, on favorable economic terms. A percentage of revenue generated from TFS and AVPS transactions is paid to merchants or third parties offering AVPS services, which varies according to contractual arrangements and is renegotiated on a periodic basis. For Global Blue’s TFS merchants, Global Blue has had an average annual positive net churn of 0.4% (3.4% SiS gain and 3.0% SiS loss attributable to merchant churn) over the last five years, meaning that, historically, there has been an increase in SiS attributable to merchants that have been gained over merchants that have been lost, which is calculated by identifying merchant wins/losses through a bottom-up process, and identifying the corresponding year-over-year SiS deviations. To arrive at the average annual net churn over the last five years, management sums the SiS relating to gained and lost merchants over the period and divides the result by the total realized SiS over the same period. Global Blue plans to continue to invest in its value proposal offered to merchants to maintain this positive trend going forward.

The following table shows SiS loss/gains attributable to merchants as well as net churn for the periods presented:

	For the Financial Year Ended March 31,						Average annual
	2020	2019	2018	2017	2016	2015	2015 - 2020
		(% total)
SiS loss attributable to merchants	-2.6%	-3.4%	-2.7%	-3.9%	-2.6%	-2.8%	-3.0%
SiS gains attributable to merchants	1.0%	5.1%	1.2%	2.7%	4.5%	6.7%	3.4%

Net churn	-1.6%	1.7%	-1.5%	-1.1%	1.9%	3.8%	0.4%

Upon renewal of a contract with an existing partner or when attempting to enter into a contract with a new partner, Global Blue may accept increases to the merchants’ revenue share. As a result of being a transactional business, Global Blue has generally shared a higher percentage of revenue with merchants as volumes have increased over time.

Success ratio

Global Blue’s revenue is affected by its success ratio, meaning the percentage of eligible TFS transactions that are issued and successfully refunded. The success ratio can be driven by improvements in the issue or refund processes. The issuing process is measured by the issue ratio, meaning the percentage of eligible TFS transactions that are issued a tax free transaction. The refund process is measured by the refund ratio, meaning the percentage of transactions for which a tax free transaction has been issued that are successfully refunded. Issue ratio and refund ratio can also be measured on a SiS basis. As the success ratio improves, the number of transactions that Global Blue processes increases.

On a transactional basis, the issue ratio and refund ratio as of March 31, 2019 were 50% and 78%, respectively, resulting in a success ratio of 39% (equivalent to a success ratio of 49% on a SiS basis). This shows that as of March 31, 2019, 61% of the current market was unpenetrated or unaddressed, meaning there is a potential upside on TFS transactions of 2.6 times the current levels. Global Blue seeks to improve the success ratio on the belief that success ratio improvement will be driven by both external industry-wide themes (see “Information Related to Global Blue—Global Blue’s Industry”) and technological innovation and development of innovative products to improve the functionality for merchants (see “Information Related to Global Blue—Global Blue’s Business—Global Blue’s Key Strengths—Clear market and technology leadership” and “Information Related to Global Blue—Global Blue’s Business—Global Blue’s technology platform—Key innovative focus areas”).

The following table demonstrates Global Blue’s opportunity to increase its success ratio as of March 31, 2019:

	Measured by Number of Transactions	Measured by SiS
Issue ratio	50%	58%
Refund ratio	78%	86%
Success ratio	39%	49%
Implied upside	2.6x	2.0x

Digital innovation

Our business is dependent on our ability to remain a market leader in the TFS industry and the primary partner of choice for merchants and international shoppers in relation to TFS. This is driven by our ability to consistently address the needs of all our stakeholders.

To achieve this, we focus on technological innovation and functionality for merchants by developing innovative products. Our average technology spend (comprised of technology operating expenses and capital expenditure)

between April 1, 2014 and March 31, 2019 amounted to 13% of our revenue and we have spent €267.1 million in aggregate on technology during this period. We have invested in technology at a similar level on an absolute basis even in years with slower top-line growth, such as the financial year ended March 31, 2019. While such an approach has impacted our margins, we believe that such investment decisions place us in a better position to benefit from the eventual rebound in growth.

Operating leverage and scalability

Global Blue’s financial profile benefits from high operating leverage, which is attributable to a large portion of Global Blue’s cost base being fixed, a disciplined approach to cost management and investments in technology incurred at earlier periods. As a result of investments already incurred in improving Global Blue’s processes and technology, Global Blue believes that it has the ability to add significant new transaction volumes at limited incremental cost and without significant additional capital expenditure.

Based on operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization), 60% of Global Blue’s cost base was fixed for the financial years ended March 31, 2020. However, as a result of our costs being fixed, if our growth slows or declines, our results of operations will be negatively impacted, as we cannot reduce our cost base to the same extent. Subject to the extent of any growth decline, Global Blue may also implement cost actions that reduce the fixed cost base, as evidenced by the recent short-term and long-term cost savings initiatives in response to the COVID-19 pandemic, thereby partially mitigating the extent of the negative impact. See “Global Blue’s Management’s Discussion and Analysis of Financial Condition and Results of Operation—COVID-19.” The remaining 40% of Global Blue’s cost base is variable, though generally linked to SiS performance and not revenue.

Key Performance Indicators

Global Blue regularly monitors the following key performance indicators to evaluate its business and trends, measure its performance, prepare financial projections and make strategic decisions. None of these key performance indicators are measures of financial performance under IFRS. Nevertheless, Global Blue believes that these key performance indicators provide an important indication of trends in its financial performance. There are limitations inherent in key performance indicators. In analyzing Global Blue’s future performance, investors should consider any key performance indicator together with the presentation of Global Blue’s results of operations and financial condition under IFRS, rather than as an alternative to IFRS financial measures.

The key performance indicators presented below have not been audited or reviewed by any auditor or other expert. The information used to calculate these key performance indicators is partly derived from management information systems. As these key performance indicators are defined by Global Blue’s management, they may not be comparable to similar terms used by other companies, which may limit their usefulness as comparative measures. Where possible, the measures are clearly defined and a reconciliations to IFRS measures is provided. Where adjustments or addbacks are included, it should not be construed as an inference that Global Blue’s future results will be unaffected by any of the adjusted items, or that Global Blue’s projections and estimates will be realized in their entirety or at all.

Sales in Store (SiS)

Total SiS represents the sum of TFS SiS and AVPS SiS, which are:

•	TFS SiS represents the value (including VAT) of the goods purchased by the international shopper.

•	AVPS SiS represents the value (including VAT) of the payments made by the international shopper.

The SiS performance has a direct link to the revenue performance, as detailed below in our results of operations. See “—Results of Operations” for further details. The following table presents TFS SiS, AVPS SiS and total SiS for the financial years ended March 31, 2020, 2019 and 2018:

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € billions)
TFS SiS	18.5	18.2	17.6
AVPS SiS	4.4	4.4	4.3

Total SiS	22.9	22.6	21.8

TFS SiS

TFS SiS increased by €0.3 billion, or 1.4%, to €18.5 billion for the financial year ended March 31, 2020, from €18.2 billion for the financial year ended March 31, 2019. This increase was mainly driven by European TFS SiS, as growth reverted toward long-term trends supported by continued growth in arrivals by international shoppers to jurisdictions in which Global Blue operates. There were no significant terrorist attacks and no extended periods of civil unrest that had a material impact on TFS SiS, which increased the attractiveness of Europe compared to other destinations. However, performance significantly declined from the end of January following the outbreak of the COVID-19 pandemic, which resulted in governments adopting preventative measures, businesses voluntarily choosing or being mandated to temporarily close their operations and limit business-related travel, and individuals deciding to postpone or cancel leisure travel on an unprecedented scale.

TFS SiS increased by €0.6 billion, or 3.7%, to €18.2 billion for the financial year ended March 31, 2019, from €17.6 billion for the financial year ended March 31, 2018. The increase was driven by continued international shoppers arriving into Global Blue’s markets, underpinned by the structural growth of the middle class in emerging markets. In addition, during the year, Italy, Portugal and Spain began transitioning to digital export validation, which Global Blue expects will impact TFS SiS growth in the next three to five years due to an improvement in success ratio. While the aforementioned factors supported growth during the financial year ended March 31, 2019, there were multiple headwinds that negatively impacted TFS SiS growth. There were two foreign exchange fluctuations that reduced the growth during the period. First, during the first quarter of the financial year ended March 31, 2019, the Euro significantly appreciated against emerging market currencies. Second, in the second and third quarters of the financial year ended March 31, 2019, the Chinese renminbi weakened against the Euro as a result of tension from the US-China trade war. These foreign exchange headwinds reduced the purchasing power of international shoppers from emerging markets and diverted international shoppers from Europe to APAC. In parallel, the yellow vests (gilets jaunes) protests in France from November 2018 onwards resulted in a reduction in growth in France, though some of the demand was captured elsewhere in Europe and in APAC.

AVPS SiS

AVPS SiS was flat at €4.4 billion for the financial year ended March 31, 2020, relative to €4.4 billion for the financial year ended March 31, 2019. In line with the TFS SiS growth drivers discussed above, AVPS SiS benefited from a reversion of growth toward long-term trends supported by continued growth in arrivals by international shoppers to jurisdictions in which Global Blue operates. In addition, Global Blue rolled out a new ATM DCC interface in Italy, which drove a significant improvement in acceptance rate and SiS. Furthermore, in 2019, Visa changed its policy to allow Acquirers and ATM operators to offer DCC for all international ATM transactions on Visa-branded cards around the world. Previously, Visa offered DCC for global POS transactions and intraregional European ATM transactions only. However, as noted above, performance significantly declined from the end of January following the outbreak of the COVID-19 pandemic.

AVPS SiS increased by €0.1 billion, or 2.5%, to €4.4 billion for the financial year ended March 31, 2019, from €4.3 billion for the financial year ended March 31, 2018. The slowdown in growth witnessed during the financial year ended March 31, 2019 was due to a decrease of AVPS SiS in Europe caused by the short-term travel disruptions and foreign exchange fluctuations mentioned in “—Key Factors Affecting Global Blue’s Business and Results of Operation—External factors—Near-term external factors.” In addition, Global Blue lost one Acquirer in Europe following its merger with a payment provider with in-house DCC capabilities. This offset the increase in APAC transactions, consistent with the trend of international shoppers opting for APAC instead of Europe, as discussed above.

Certain Non-IFRS Measures

Other metrics considered that our management considers regarding our results of operations are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Group Share), and Adjusted Effective Tax Rate. See “Important Information about IFRS and Non-IFRS Financial Measures.”

Key Components of Results of Operations

Total revenue

Total revenue represents the fair value of consideration received or receivable from merchants for services provided by Global Blue, net of revenue sharing, VAT and other sales-related taxes, and after eliminating sales within Global Blue. Revenue sharing in the TFS business relates to the revenue sharing with the merchants only, whereas in the DCC business it represents the revenue sharing with merchants and Acquirers.

Specifically, within the TFS business, commission revenue is recognized upon receipt of a validated tax free transaction from the international shopper, which establishes the right to a VAT refund. In certain instances, the payment to the international shopper cannot be completed successfully and the VAT refund remains unclaimed by the international shopper. These unsuccessful transactions represent a small percentage of the large number of VAT refunds processed. The revenue related to such amounts is recognized when the international shopper’s claim against Global Blue expires, which, in certain countries, may be 20 years later.

Operating expenses

Operating expenses comprises employee benefit expenses, depreciation and amortization (including amortization of intangible assets acquired through business combinations), agent costs (i.e., variable costs paid to refund agents where Global Blue outsources its refunding operations to a third party and pay the operator a fee equal to a percentage of the VAT refund), technology costs, costs for auditors, lawyers and consultants, advertising and promotion costs, other personnel expenses and exceptional items.

Exceptional items

Exceptional items consist of items which are not considered directly related to ordinary business operations by the board and which are not included in the assessment of management performance. These include:

•	business restructuring expenses, including expenses related to replacement of management positions and any costs associated with replacing roles, changing facilities or discontinuing operations;

•

corporate restructuring expenses, including legal, consulting and advisory expenses associated with preparing Global Blue for a partial exit that was previously explored by Silver Lake and Partners Group;

•

monitoring fees, which are fees charged by Silver Lake and Partners Group, for services rendered by Silver Lake and Partners Group to Global Blue. They cover activities such as advising Global Blue on various topics, including strategy, business plan, budget and capital markets activities; the retention and supervision of independent auditors; and the work performed by third parties, including legal counsel, investment bankers or other financial advisers or consultants;

•	impairment of intangible assets;

•	gains and losses on disposals of property, plant and equipment;

•

share-based payments, which reflect the fair value change in the share-based payment liability (according to IFRS 2 (Share-Based Payment)) related to the management equity plan implemented as part of the 2012 GB Acquisition and dissolved prior to the Business Combination; and

•	other exceptional items which could be material.

Amortization of intangible assets acquired through business combinations

Amortization of intangible assets acquired through business combinations consists of the amortization of the assets recognized in the process of the purchase price allocation during an acquisition. The majority of this amortization relates to the 2012 GB Acquisition, with the remainder attributable to the acquisition of Currency Select in Australia in 2016.

Other depreciation and amortization

Other depreciation and amortization includes deprecation of property, plant and equipment and amortization of customer relationships, customer contracts, trademarks and software and other intangible assets, excluding the amortization of intangible assets acquired through business combinations.

Net finance costs

Net finance costs comprise interest receivable on short-term bank deposits, dividend income, foreign exchange gains and gains on hedging instruments that are recognized in the income statement, less interest expense payable on borrowings and non-convertible equity certificates (which are expected to be dissolved prior to the Business Combination), foreign exchange losses, losses on hedging instruments and other finance expenses.

Income tax expense

Income tax expense consists of current and deferred income tax. Income tax is recognized in Global Blue’s income statement except to the extent it relates to items recognized directly in equity, in which case it is recognized as equity.

Results of Operations

Comparison of results of operations for the financial years ended March 31, 2020 and March 31, 2019

The following tables and subsequent discussion summarizes our financial performance and certain operating results for the financial years ended March 31, 2020 and March 31, 2019:

	For the Financial Year Ended March 31
	2020	2019
Income Statement Data:	(in € millions)
Total revenue	420.4	413.0
Of which: TFS revenue	359.6	349.3
Of which: AVPS revenue	60.8	63.7
Operating expenses	(380.1)	(354.4)

Operating profit	40.3	58.5

Finance income	5.3	2.8
Finance costs	(37.2)	(31.5)

Net finance costs	(31.8)	(28.7)

Profit before tax	8.4	29.8
Income tax expense	(7.9)	(23.0)

Profit for the period	0.5	6.9

Total revenue

Our total revenue increased by €7.4 million, or 1.8%, to €420.4 million for the financial year ended March 31, 2020, from €413.0 million for the financial year ended March 31, 2019, as a result of the €10.3 million increase in TFS revenue and a €2.9 million decrease in AVPS revenue.

The revenue of our TFS reporting segment increased by €10.3 million, or 3.0%, to €359.6 million for the financial year ended March 31, 2020, from €349.3 million for the financial year ended March 31, 2019. This implies a 1.6 p.p. positive difference between the increase in TFS revenue of 3.0% and the increase in TFS SiS growth of 1.4%, which is a result of favorable country mix effect, with higher-VAT European TFS SiS growth outpacing the growth in the APAC region that is characterized by lower VAT levels and strong international travel flows to Europe.

The revenue of our AVPS reporting segment decreased by €2.9 million, or 4.5%, to €60.8 million for the financial year ended March 31, 2020, from €63.7 million for the financial year ended March 31, 2019. This implies a 4.7 p.p. negative difference between the decrease in AVPS revenue of 4.5% and the increase in AVPS SiS growth of 0.2%. This increase was primarily due to the strong growth of our Italian ATM business, which generated a lower margin compared to the margin of the broader AVPS business.

Operating expenses

The table below provides the key breakdown of the operating expenses:

	For the Financial Year Ended March 31
	2020	2019
	(in € millions)
Operating expenses (excluding exceptional items and depreciation and amortization)	248.8	239.4
Exceptional items	17.8	9.9
Amortization of intangible assets acquired through business combinations	74.5	74.6
Other Depreciation and amortization	39.1	30.5

Depreciation and amortization	113.6	105.1

Total operating expenses	380.1	354.4

Operating expenses (excluding exceptional items and depreciation and amortization)

Our operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization) increased by €9.3 million, or 3.9%, to €248.8 million for the financial year ended March 31, 2020, from €239.4 million for the financial year ended March 31, 2019. Specifically, employee benefit expenses increased by €9.8 million, or 8.0%, to €131.9 million for the financial year ended March 31, 2020, from €122.1 million for the financial year ended March 31, 2019, reflecting an increase in salaries and bonuses by €10.3 million, or 10.8%, to €105.4 million for the financial year ended March 31, 2020, from €95.1 million for the financial year ended March 31, 2019. The increase in employee benefit expenses is primarily due to increased salaries and new hires in 2020 and relatively lower management bonuses paid in 2019. In addition, as a result of an increase in SiS and refunding costs per transaction, our agent costs (i.e., variable costs paid to refund agents to whom we outsource some of our refunding operations) increased by €4.7 million, or 6.0%, to €83.0 million for the financial year ended March 31, 2020 from €78.3 million for the financial year ended March 31, 2019. Agent costs mainly represent variable costs paid to refund agents where we outsource our refunding operations to a third party and pay the operator a fee equal to a percentage of the VAT refund, but also include tax free transaction validation fees and payment acquiring and processing fees. The increase in agent fees was particularly driven by the increase in SiS during the first 10 months of the financial year ended March 31, 2020, and thereby ahead of the COVID-19 pandemic, as well as an increase in validation and acquiring costs per transaction in certain countries of the APAC region.

Exceptional items

Our exceptional items increased by €7.9 million, to €17.8 million for the financial year ended March 31, 2020, from €9.9 million for the financial year ended March 31, 2019. This increase was primarily due to accrual of exit-related costs during the financial year ended March 31, 2020. See also footnote (1) under “Summary— Selected Historical Financial Information—Global Blue—Other Financial Data of Global Blue” for an overview of items that management considers not to be directly related to the ordinary course of operations of the business and which are not included in management’s assessment of the financial performance of Global Blue.

Depreciation and amortization

Our depreciation and amortization increased by €8.4 million, or 8.0%, to €113.6 million for the financial year ended March 31, 2020, from €105.1 million for the financial year ended March 31, 2019.

Our amortization of intangible assets acquired through business combinations decreased by €0.2 million, or 0.2%, to €74.5 million for the financial year ended March 31, 2020, from €74.6 million for the financial year ended March 31, 2019. The amortization of intangible assets acquired through business combinations is broadly consistent year-on-year.

Our other depreciation and amortization increased by €8.6 million, or 28.3%, to €39.1 million for the financial year ended March 31, 2020, from €30.4 million for the financial year ended March 31, 2019. This increase was primarily due to the increased investment in technology in the prior financial years, consistent with the management team’s focus on digital innovation. The depreciation of right of use assets as a result of adoption of the accounting treatment of leases (IFRS 16 (Leases)) increased by €1.1 million, or 7.2%, to €16.3 million for the financial year ended March 31, 2020, from €15.2 million for the financial year ended March 31, 2019.

Net finance costs

Our net finance costs increased by €3.2 million, or 11.0%, to €31.8 million for the financial year ended March 31, 2020, from €28.7 million for the financial year ended March 31, 2019, mainly due to net foreign exchange losses.

Income tax expense

Our income tax expense decreased by €15.1 million, or 65.6%, to €7.9 million for the financial year ended March 31, 2020, from €23.0 million for the financial year ended March 31, 2019. This decrease was primarily due to the decline in profit before tax relative to the prior financial year.

Non-IFRS Measures

Adjusted EBITDA

Our Adjusted EBITDA decreased by €1.9 million, or 1.1%, to €171.6 million for the financial year ended March 31, 2020, from €173.5 million for the financial year ended March 31, 2019. This was due to a €7.4 million increase in revenue, which was offset by a €9.3 million increase in operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization).

	For the Financial Year Ended March 31
	2020	2019
	(in € millions)
Operating profit	40.3	58.5
Exceptional items	17.8	9.9
Depreciation and amortization	113.6	105.1

Adjusted EBITDA	171.6	173.5
Adjusted EBITDA Margin (%)	40.8%	42.0%

For the financial year ended March 31, 2020, Adjusted EBITDA for our TFS and AVPS reporting segments was €216.3 million and €31.8 million, respectively. However, this does not take into account an additional €76.5 million of unallocated costs, which were only kept on the group level and not allocated to our two reporting segments.

Adjusted Net Income (Group Share)

Our Adjusted Net Income (Group Share) decreased by €10.8 million, or 13.0%, to €72.6 million for the financial year ended March 31, 2020, from €83.5 million for the financial year ended March 31, 2019, as a result of preceding movements.

	For the Financial Year Ended March 31
	2020	2019
	(in € millions)
Profit/(loss) attributable to owners of the parent	(4.7)	2.4
Exceptional items	17.8	9.9
Amortization of intangible assets acquired through business combinations	74.5	74.6
Tax-effect of adjustments	(14.9)	(3.4)

Adjusted Net Income (Group Share)	72.6	83.5

Adjusted Effective Tax Rate

Our Adjusted Effective Tax Rate was broadly consistent at 22.7% for the financial year ended March 31, 2020, from 23.0% for the financial year ended March 31, 2019, in line with prior financial years.

	For the Financial Year Ended March 31
	2020	2019
	(in € millions)
(i) Income tax expense	(7.9)	(23.0)
Tax effect of adjustments	(14.9)	(3.4)

(ii) Adjusted tax expenses	(22.8)	(26.3)

(iii) Profit before tax	8.4	29.8
Exceptional Items	17.8	9.9
Amortization of intangible assets acquired through business combinations	74.5	74.6

(iv) Adjusted Profit before tax	100.7	114.3

(i)/(iii) Effective Tax Rate (%)	93.7%	76.9%

(ii)/(iv) Adjusted Effective Tax Rate (%)	22.7%	23.0%

Comparison of results of operations for the financial years ended March 31, 2019 and March 31, 2018

The following table and subsequent discussion summarizes our financial performance and certain operating results for the financial years ended March 31, 2019 and 2018:

	For the Financial Year Ended March 31
	2019	2018
Income Statement Data:	(in € millions)
Total revenue	413.0	421.4
Of which: TFS revenue	349.3	360.2
Of which: AVPS revenue	63.7	61.2

Operating expenses	(354.4)	(361.6)

Operating profit	58.5	59.9

Finance income	2.8	2.4
Finance costs	(31.5)	(34.5)

Net finance costs	(28.7)	(32.1)

Profit before tax	29.8	27.7
Income tax expense	(23.0)	(8.3)

Profit for the period	6.9	19.5

Total revenue

Our total revenue decreased by €8.5 million, or 2.0%, to €413.0 million for the financial year ended March 31, 2019, from €421.4 million for the financial year ended March 31, 2018, as a result of the €11.0 million decrease in TFS revenue, partially offset by a €2.5 million increase in AVPS revenue.

The revenue of our TFS reporting segment decreased by €11.0 million, or 3.0%, to €349.3 million for the financial year ended March 31, 2019, from €360.2 million for the financial year ended March 31, 2018. This implies a 6.7 p.p. negative difference between the decrease in TFS revenue of 3.0% and the increase in TFS SiS growth of 3.7%, two-thirds of which was attributable to the underlying mix of geography and merchant size (but primarily the geographic mix) that comprised the TFS SiS growth and one-third of which was attributable to higher revenue share offered to win new merchants or renew existing contracts. See “—Key Factors Affecting Our Business and Results of Operation—External factors—Short-term external factors—Composition of Global Blue’s growth (mix effects).” Due to the travel disruptions and foreign exchange rate volatility detailed in “—Key Performance Indicators—Sales in Store (SiS)—TFS SiS” above, the growth in TFS SiS was predominantly led by APAC, which resulted in lower conversion to revenue during the financial year ended March 31, 2019, as the average VAT rate is lower in APAC (8%) than in Europe (20%), driving the above-mentioned adverse geographic mix. As a result, the revenue generated in APAC did not offset the decrease in European revenue.

The revenue of our AVPS reporting segment increased by €2.5 million, or 4.1%, to €63.7 million for the financial year ended March 31, 2019, from €61.2 million for the financial year ended March 31, 2018. This increase was primarily due to continued growth of AVPS SiS during the period. The increase in revenue implies a 1.6 p.p. positive difference between the increase in AVPS revenue of 4.1% and the increase in AVPS SiS growth of 2.5%, which was due to continued growth of higher margin AVPS offerings compared to the average margin of the period.

Operating expenses

The table below provides the key breakdown of the operating expenses:

	For the Financial Year Ended March 31
	2019	2018
	(in € millions)
Operating expenses (excluding exceptional items and depreciation and amortization)	239.4	250.4
Exceptional items	9.9	24.4
Amortization of intangible assets acquired through business combinations	74.6	74.8
Other depreciation and amortization	30.5	11.9

Depreciation and amortization	105.1	86.7

Total operating expenses	354.4	361.6

Operating expenses (excluding exceptional items and depreciation and amortization)

Our operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization) decreased by €11.0 million, or 4.4%, to €239.4 million for the financial year ended March 31, 2019, from €250.4 million for the financial year ended March 31, 2018. The decrease in operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization) was mainly caused by the transition to IFRS 16 (Leases) accounting, which resulted in a reduction in operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization) of €15.7 million in the financial year ended March 31, 2019. Excluding the impact of IFRS 16 (Leases), operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization) increased by €4.7 million, or 1.9%, to €255.1 million from €250.4 million.

The increase was driven by variable costs linked to a 3.5% increase in total SiS, as well as our investment in the sales and marketing team, partially offset by a €3.5 million decrease in management bonus payments compared to the prior financial year. Despite the 2.0% decrease in total revenue, as a result of our cost structure being 59% fixed, and the remaining 40% being driven by SiS (rather than revenue), our operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization) did not decrease during the financial year ended March 31, 2019.

Exceptional items

Our exceptional items decreased by €14.5 million, or 59.4%, to €9.9 million for the financial year ended March 31, 2019, from €24.4 million for the financial year ended March 31, 2018. See also footnote (1) under “Summary—Selected Historical Financial Information—Global Blue—Other Financial Data of Global Blue” for an overview of items that management considers not to be directly related to the ordinary course of operations of the business and which are not included in management’s assessment the financial performance of Global Blue.

Depreciation and amortization

Our depreciation and amortization increased by €18.4 million, or 21.2%, to €105.1 million for the financial year ended March 31, 2019, from €86.7 million for the financial year ended March 31, 2018.

Our amortization of intangible assets acquired through business combinations decreased by €0.2 million, or 0.3%, to €74.6 million for the financial year ended March 31, 2019, from €74.8 million for the financial year ended March 31, 2018. The amortization of intangible assets acquired through business combinations is broadly constant year-on-year.

Our other depreciation and amortization increased by €18.6 million to €30.5 million for the financial year ended March 31, 2019, from €11.9 million for the financial year ended March 31, 2018. An amount of €15.2 million of the increase was due to the recognition of the right of use assets as a result of adoption of the accounting treatment of leases (IFRS 16 (Leases)) and the resulting annual depreciation associated with the assets. See also “—Critical Accounting Policies—Impact of new standards issued.” The remaining €3.4 million was due to higher depreciation and amortization as a result of increased investment in technology in the prior financial years, consistent with the management team’s focus on digital innovation. See also “—Capital Expenditure” below.

Net finance costs

Our net finance costs decreased by €3.4 million, or 10.6%, to €28.7 million for the financial year ended March 31, 2019, from €32.1 million for the financial year ended March 31, 2018. This decrease was primarily due to lower interest costs for a full financial year from the loans under the Existing Facilities Agreement since the re-pricing on October 17, 2017 and lower effective interest rate of those loans due to the adoption of new accounting standards that affect the classification, measurement and de-recognition of financial assets and liabilities and hedging (IFRS 9 (Financial Instruments)). This decrease is partially offset by €1.4 million of additional interest costs from lease liabilities following the adoption of IFRS 16 (Leases) during the financial year ended March 31, 2019. See also “—Critical Accounting Policies—Impact of new standards issued.”

Income tax expense

Our income tax expense increased by €14.7 million to €23.0 million for the financial year ended March 31, 2019, from €8.3 million for the financial year ended March 31, 2018. This increase was primarily due to the impact of the tax audit in Italy, as we increased the related provision. See also “Information Related to Global Blue—Global Blue’s Business—Legal and Arbitration Proceedings, investigations and Tax Audits—Tax matters.”

Non-IFRS Measures

Adjusted EBITDA

Our Adjusted EBITDA increased by €2.5 million, or 1.5%, to €173.5 million for the financial year ended March 31, 2019, from €171.0 million for the financial year ended March 31, 2018 despite a €8.5 million decrease in revenue, which was offset by a €11.0 million decrease in operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization), mainly related to the transition to IFRS 16 (Leases) accounting, as explained above.

	For the Financial Year Ended March 31
	2019	2018
	(in € millions)
Operating profit	58.5	59.9
Exceptional items	9.9	24.4
Depreciation and amortization	105.1	86.7

Adjusted EBITDA	173.5	171.0
Adjusted EBITDA Margin (%)	42.0%	40.6%

For the financial year ended 31 March 2019, Adjusted EBITDA of our TFS and AVPS reporting segments was €213.1 million and €35.4 million, respectively. However, this does not take into account an additional €74.9 million of unallocated costs, which were only kept on the group level and not allocated to our two reporting segments.

Adjusted Net Income (Group Share)

Our Adjusted Net Income (Group Share) decreased by €10.8 million, or 11.5%, to €83.5 million for the financial year ended March 31, 2019, from €94.3 million for the financial year ended March 31, 2018, as a result of the preceding movements.

	For the Financial Year Ended March 31
	2019	2018
	(in € millions)
Profit/(loss) attributable to owners of the parent	2.4	15.7
Exceptional items	9.9	24.4
Amortization of intangible assets acquired through business combinations	74.6	74.8
Tax-effect of adjustments	(3.4)	(20.6)

Adjusted Net Income (Group Share)	83.5	94.3

Adjusted Effective Tax Rate

Our Adjusted Effective Tax Rate was broadly unchanged at 23.0% for the financial year ended March 31, 2019, relative to 22.7% for the financial year ended March 31, 2018.

	For the Financial Year Ended March 31
	2019	2018
	(in € millions)
(i) Income tax expense	(23.0)	(8.3)
Tax effect of adjustments	(3.4)	(20.6)

(ii) Adjusted tax expenses	(26.3)	(28.9)

(iii) Profit before tax	29.8	27.7
Exceptional Items	9.9	24.4
Amortization of intangible assets acquired through business combinations	74.6	74.8

(iv) Adjusted Profit before tax	114.3	127.0

(i)/(iii) Effective Tax Rate (%)	77.2%	29.8%

(ii)/(iv) Adjusted Effective Tax Rate (%)	23.0%	22.7%

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet cash requirements of its business operations, including working capital needs, capital expenditure, debt interest and service, acquisitions, other commitments, and contractual obligations. Our principal sources of liquidity include cash flow provided by operating activities, cash and cash equivalents on our statement of financial position and amounts available under our revolving credit facilities and bank overdraft facilities. We consider liquidity in terms of the sufficiency of these resources to fund our operating, investing, and financing activities for a period of 12 months. In assessing its liquidity for the next 12 months, Global Blue assumed that the pre-Transaction dividend permitted by the Merger Agreement will not be paid, consistent with the intention of Global Blue’s board, as further described below. The objective of our capital management is to have sufficient liquidity and to stay within financial and maintenance covenants in order to fulfil our obligations to our creditors.

Our cash flow provided by operating activities is generated primarily from revenue from VAT refunds. Revenue is generated when an international shopper is refunded, which at first triggers a cash outflow. The cash outflow mirrors a subsequent collection of VAT by Global Blue and payment of revenue share by Global Blue to merchants, which can take several weeks and months, respectively, until cash is received. As a result, we experience cash flow seasonality throughout the year, with a larger net working capital need (and corresponding cash outflow) during the summer months, when international shoppers travel more frequently.

In periods of travel disruptions, such as the ongoing COVID-19 pandemic, Global Blue’s cash generation during the first few months increases as a result of (i) a reduction in cash outflow for VAT refunds to international shoppers and (ii) cash inflow from short-dated VAT receivables from merchants and tax authorities for the full VAT associated with earlier refunded TFS transactions. Assuming a longer travel disruption, the cash balance is expected to gradually decrease as a result of (i) the lack of cash inflow from TFS processing fees due to the lack of new TFS transactions, (ii) cash outflows to settle longer-dated merchant payables and (iii) standard monthly cash expenditures. See “Net Working Capital.”

Once the COVID-19 pandemic subsides and international travel and global economic activity resumes, Global Blue might experience rapid volume growth (assuming a quick recovery to pre-pandemic levels), which would lead to a temporary surge of its net working capital and liquidity needs. We expect this would be funded through cash and cash equivalents on our statement of financial position, as well as drawings under the revolving credit facilities and bank overdraft facilities. Historically, Global Blue has regularly drawn its revolving credit facilities, particularly over the summer (being the period with heightened leisure travel and its corresponding tax free shopping demand) to finance net working capital needs. Such drawings have typically been repaid during the months following increased needs for working capital as Global Blue collects VAT receivables. See “Risk Factors—Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment—Global Blue’s net working capital is sensitive to short-term, month-to-month volume growth, and any rapid volume growth associated with the recovery from the COVID-19 pandemic or for any other reason unrelated to the pandemic would lead to a short-term, temporary surge of its net working capital.” Given the global and evolving nature of the pandemic and its impact on the international travel and extra-regional shopping sectors, and its impact on consumer spending through any economic recession, the level of our working capital needs for the rest of the financial year ending March 31, 2021 cannot be accurately and reasonably quantified at this time.

We require and will need significant cash resources to, among other things, fund our working capital requirements, make capital expenditures, meet debt service requirements and interest payments under our indebtedness, fund general corporate uses, and, in certain cases, expand our business through acquisitions. Our future capital requirements will depend on many factors, such as the pace at which government policies change (i.e., new TFS countries, reduction in minimum purchase amounts), spending on product roll-out, and changes in consumer demand linked to relative foreign exchange movements. As detailed in “Capital Expenditure”, we have made no firm commitments with respect to future investments. We could be required or could elect to seek additional funding through public or private equity or debt financings, however additional funds may not be available on terms acceptable to us, or at all.

As of March 31, 2020, we had cash and cash equivalents of €226.1 million, which were predominantly held in euro, plus undrawn capacity of €80.0 million under the Existing Revolving Credit Facility. The Existing Revolving Credit Facility was subsequently drawn in April 2020 in the amount of €79.0 million as a precautionary measure without specific use of the cash proceeds and this continues to be held on our balance sheet. As of March 31, 2020, we had €625.7 million of interest-bearing loans and borrowings recorded on our statement of financial position, consisting of €624.6 million in long-term financing (including borrowings under the Existing Facilities and taking into account capitalized financing fees), and €1.1 million in other bank overdraft facilities.

The financial data of Global Blue described below in this section with respect to periods subsequent to March 31, 2020 are preliminary. The preliminary information is still subject to Global Blue management’s closing procedures and is subject to adjustment, which could result in the preliminary information being different once finalized. They have been prepared by and are the responsibility of Global Blue, and PricewaterhouseCoopers SA has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to such data. Accordingly, PricewaterhouseCoopers SA does not express an opinion or any other form of assurance with respect thereto.

Global Blue’s trade payables decreased from €237.3 million as of March 31, 2020 to €196.9 million as of May 31, 2020 (preliminary), mainly from payment of revenue shares to merchants. Of the remaining May 31, 2020 balance, €84.3 million (preliminary) represents payables to merchants for revenue shares that we expect to pay out in the next quarter, generally subject to those merchants having settled their respective outstanding VAT receivables. In addition, €10.7 million (preliminary) represents bonuses with respect to the prior year that have since largely been paid out. Finally, €80.3 million (preliminary) represents a payable related to unsuccessful refunds (i.e., payments to international shoppers that have not been completed successfully and thus the amounts remain unclaimed). As a result of this payable having been accumulated over multiple years and based on our past experience, Global Blue does not expect its unsuccessful refunds balance to fluctuate in the coming 12 months in a manner that would be material to its overall liquidity position.

Global Blue’s trade receivables decreased from €142.2 million as of March 31, 2020 to €46.1 million as of May 31, 2020 (preliminary), mainly from collection of VAT receivables from merchants. In the initial months following travel disruptions such as the ongoing COVID-19 pandemic, Global Blue generates cash from collecting near-term VAT receivables from merchants and tax authorities for the full VAT associated with earlier refunded TFS transactions. See “Net Working Capital” for further discussion of net working capital movements, particularly in slowdowns like that experienced during the COVID-19 pandemic.

As of May 31, 2020, Global Blue had cash and cash equivalents of €332.4 million (preliminary), including proceeds from the €79.0 million precautionary drawdown of the Existing Revolving Credit Facility mentioned above. Global Blue also has access to €20 million in other bank overdraft facilities, which remain undrawn and as such are potential additional sources of liquidity.

We believe that our cash and cash equivalents, our revolving credit facilities, and our other bank overdraft facilities will be sufficient to meet our liquidity needs and fund necessary capital expenditure for at least the next 12 months. Given the near-term impacts of the COVID-19 pandemic, and that the exact timing of the revenue recovery to normalcy are based on the uncertainties of the pandemic and related macro effects as opposed to company-specific factors, Global Blue considered a range of potential recovery scenarios in formulating this view.

In scenarios wherein the low volume environment persists, Global Blue took into account its current run-rate monthly cash expenditure of approximately €12 million, as well as the fact that while certain short-term cost savings initiatives are associated with government schemes that will expire over the coming months unless they are extended, management’s permanent cost-savings will partially offset the expiration of these schemes and therefore keep the monthly expenditures materially below the approximately €20 million pre-COVID-19 level.

In scenarios wherein the business rebounds within the next 12 months, Global Blue took into account operating income improving but working capital requirements increasing.

In assessing its liquidity for the next 12 months, Global Blue assumed that the pre-Transaction dividend permitted by the Merger Agreement will not be paid, consistent with the intention of Global Blue’s board. Global Blue has not, however, waived its contractual rights to declare and pay such dividend as contemplated by the Merger Agreement. Global Blue maintains that to the extent the dividend is not paid in full before the Closing of the Transaction, the Seller Parties would be entitled after Closing to a payment in the amount of such unpaid dividend as part of the Net Debt Adjustment Amount (as defined in the Merger Agreement) under the purchase price adjustment mechanism in the Merger Agreement. The Merger Agreement provides that the GB Shareholders’ Representative could elect to receive any purchase price adjustment in favor of the Seller Parties for the Net Debt Adjustment Amount in cash or in New Global Blue Shares valued at $10.00 per share. The GB Shareholders’ Representative intends to elect New Global Blue Shares for such adjustment if such adjustment were to apply, though such representative has not committed to make that election. FPAC maintains that the Merger Agreement does not provide for a purchase price adjustment with respect to Global Blue’s election to not declare and pay any or a portion of the pre-Transaction dividend, and as a result the Seller Parties would receive neither additional cash nor additional New Global Blue Shares to the extent the pre-Closing dividend were not paid in full before Closing. Each of Global Blue, the Seller Parties and FPAC have reserved their respective rights in this regard.

Cash flow

The following table shows our consolidated cash flows provided by (used in) operating, investing and financing activities for the periods presented:

	For the Financial Year Ended March 31,
	2020	2019	2018
	(in € millions)
Net cash provided by operating activities	189.3	114.3	85.0
Net cash used in investing activities	(42.7)	(40.3)	(26.8)
Net cash (used in) / provided by financing activities	(22.2)	(19.1)	(119.8)
Net foreign exchange differences	(1.2)	(0.6)	(2.3)

Net (decrease)/increase in cash and cash equivalents	123.1	54.4	(63.9)
Cash and cash equivalents at the beginning of the period	104.1	50.7	111.7
Cash and cash equivalents at the end of the period	226.1	104.1	50.7
Net change in bank overdraft facilities	(1.1)	(1.0)	2.9

Net change in cash and cash equivalents at the end of the period	123.1	54.4	(63.9)

Cash flow provided by operating activities

Net cash provided by operating activities consists of profit before tax, as adjusted for depreciation and amortization, net financial costs, other non-cash items, net deductible financial income/(costs), income tax paid, interest paid, payment of provisions and changes in net working capital.

Net cash provided by operating activities increased by €74.9 million to an inflow of €189.3 million for the financial year ended March 31, 2020 from an inflow of €114.3 million for the financial year ended March 31, 2020, primarily due to an inflow of net working capital of €84.7 million, from €3.3 million for the financial year ended March 31, 2019 to €88.1 million for the financial year ended March 31, 2020 (see “—Net Working Capital” below), which was partially offset by a decline in profit for the period relative to the prior financial year.

Net cash provided by operating activities increased by €29.3 million to an inflow of €114.3 million for the financial year ended March 31, 2019 from an inflow of €85.0 million for the financial year ended March 31, 2018, primarily due to an inflow of net working capital of €25.9 million, from an outflow of net working capital of €22.6 million for the financial year ended March 31, 2018 to an inflow of net working capital of €3.3 million for the financial year ended March 31, 2019 (see “—Net Working Capital” below).

Cash flow used in investing activities

Net cash flow used in investing activities consists of purchases of tangible and intangible assets, acquisitions of subsidiaries (net of cash acquired), as well as acquisitions and divestitures of non-current financial assets.

Net cash used in investing activities increased by €2.4 million to an outflow of €42.7 million for the financial year ended March 31, 2020 from an outflow of €40.3 million for the financial year ended March 31, 2019. This was primarily due to a €6.3 million increase in acquisition of non-current financial assets, from €1.5 million for the financial year ended March 31, 2019 to €7.9 million for the financial year ended March 31, 2020, as a result of investments in the Europass and Cash Paris Tax Refund and long-term deposits. The increase in net cash used in investing activities was also due to a €4.3 million increase in capital expenditure, from €33.3 million for the financial year ended March 31, 2019 to €37.7 million for the financial year ended March 31, 2020, consistent with the management’s team focus on digital innovation. In contrast, and relative to the financial year ended March 31, 2019 during which Refund Suisse was acquired, no comparable acquisition was completed during the financial year ended March 31, 2020, thereby partially offsetting the increase in net cash used in investing activities.

Net cash used in investing activities increased by €13.5 million to an outflow of €40.3 million for the financial year ended March 31, 2019 from an outflow of €26.8 million for the financial year ended March 31, 2018. This was due to increased investments in software development as part of our strategy to focus on innovation, as well as the acquisition of Refund Suisse, a technology start-up focused on cross-border VAT refunds, for €5.5 million.

Cash flow (used in) / provided by financing activities

Net cash from financing activities consists of proceeds from the issuance of share capital, repurchase of convertible equity certificates (“C-PECs”), acquisition of shares and non-convertible preferred equity certificates (“NC-PECs”) issued by subsidiaries of Global Blue, repayment of loans and borrowings, principal elements of lease payments, proceeds from borrowings and dividends paid to non-controlling interests. While Global Blue has not paid dividends to its shareholders since April 1, 2016, it has repurchased C-PECs, which is economically equivalent to paying dividends. Global Blue repurchased C-PECs in the amount of €113.8 million in the financial year ended March 31, 2018, but did not repurchase C-PECs in the financial years ended March 31, 2019 and 2020. Acquisition of shares and NC-PECs issued by subsidiaries of Global Blue represent the net impact of the issuance of shares to new managers and the repurchase of shares held by managers leaving Global Blue. The C-PECs and the NC-PECs are a function of the leveraged buy-out structure put in place in connection with the 2012 GB Acquisition and, before closing of the Business Combination, will be removed from the structure.

Net cash from financing activities increased by €3.1 million to an outflow of €22.2 million for the financial year ended March 31, 2020 from an outflow of €19.1 million for the financial year ended March 31, 2019. The increase was mainly due to the increase of acquisition of shares and NC-PECs issued by subsidiaries of Global Blue by €1.1 million from €1.0 million in the financial year ended March 31, 2020 to €2.1 million for the financial year ended March 31, 2020 and a €1.0 million increase in dividends paid to non-controlling interests from €3.9 million for the financial year ended March 31, 2018 to €4.8 million for the financial year ended March 31, 2019.

Net cash from financing activities decreased by €100.7 million to an outflow of €19.1 million for the financial year ended March 31, 2019 from an outflow of €119.8 million for the financial year ended March 31, 2018. The decrease was mainly due to there being no repurchase of C-PECs during the financial year ended March 31, 2019, relative to the prior financial year. This decrease was also supported by a €1.5 million decrease in the acquisition of shares and NC-PECs issued by subsidiaries of Global Blue from €2.6 million in the financial year ended March 31, 2018 to €1.0 million for the financial year ended March 31, 2019. The decrease was partially offset by the principal elements of lease payments, due to recognition of new finance lease liabilities following the adoption of IFRS 16 (Leases) during the financial year ended March 31, 2019.

Net Working Capital

In Global Blue’s TFS business, its net working capital is driven by the timing of the payments that Global Blue makes to merchants and international shoppers, and the timing of the payments that Global Blue receives from merchants and tax authorities, which makes Global Blue’s net working capital sensitive to short-term, month-to-month volume growth. Unless international shoppers wish to be refunded through a credit card refund or another refund method (such as in-store or downtown refunds), Global Blue typically refunds international shoppers in cash after they have validated their tax free transaction at customs, but before Global Blue receives the VAT back from the merchants, which typically happens approximately 30 days after the VAT refund is collected. Global Blue typically pays the merchant a percentage of the transaction fee only after having received 100% of the VAT back from the merchant, approximately 100 days afterwards.

When Global Blue experiences rapid month-on-month volume growth, for instance assuming a quick recovery in international travel after the COVID-19 pandemic, this could lead to a short-term, temporary surge of its net working capital to fund the rapid volume increase in VAT refunds. Very large movements in Global Blue’s net working capital position could have a significant effect on its business and financial condition, if Global Blue is unable to finance, internally or externally, the net working capital needs due to the timing impact of when Global Blue refunds the VAT (net of transaction fees) to the international shopper versus when it collects the VAT from the merchants and tax authorities. See “Risk Factors—Risks Relating to Global Blue—Risks Related to Global Blue’s Industry, Business and the Regulatory Environment— Global Blue’s net working capital is sensitive to short-term, month-to-month volume growth, and any rapid volume growth associated with the recovery from the COVID-19 pandemic or for any other reason unrelated to the pandemic would lead to a short-term, temporary surge of its net working capital.”

Where Global Blue invoices the tax authority directly for the VAT refund, it experiences no credit risk (as the counterparties are governments). Where Global Blue invoices the merchant, however, it is exposed to credit risk for a few days, since it refunds international shoppers first before invoicing the merchant. Nevertheless, given the high-quality credit profile of Global Blue’s portfolio of merchants, the associated credit risk and potential losses have historically been minimal. In addition, due to Global Blue’s simultaneous payables to merchants in relation to the transaction fees, its net exposure to credit risk is further limited.

Global Blue’s change in net working capital, as recorded in the cash flow statement, is usually broadly neutral for the full financial year. The cumulative cash inflow of net working capital from April 1, 2015 to March 31, 2019 was €21.4 million, or an average cash inflow of €4.3 million per annum. However, due to the volume and the timing of refunds year over year, there could be cut-off issues (i.e., a large number of TFS transactions issued right before the end of the financial year and only refunded in the following financial year), resulting in the year-end balance being overly positive or negative, which could also impact the year-over-year profile of the cash flow provided by (used in) operating activities. The cumulative outflow of net working capital from April 1, 2017 to March 31, 2019 was €7.8 million, or an average outflow of €2.6 million per annum, which is broadly neutral. These medium-term averages do not include the net working capital movements for the financial year ended March 31, 2020, due to this financial year being unrepresentative as a result of the impact of the COVID-19 pandemic, as summarized below.

While revenue does not significantly fluctuate throughout the year, Global Blue’s net working capital follows seasonal trends, since a significant part of its business serves the leisure segment of the travel industry, which is seasonal in nature. Global Blue’s net working capital increases as business volumes increase, and Global Blue’s net working capital is the highest during the summer season, since passenger volumes tend to increase during the summer holidays in the Northern hemisphere. Conversely, Global Blue’s net working capital decreases rapidly after the summer holidays, as Global Blue releases net working capital that has built up during the summer. For example, for the six months ended September 30, 2017, Global Blue recorded a net working capital outflow of €65.8 million, compared to an inflow of €43.2 million for the six months ended March 31, 2018. In addition, for the six months ended September 30, 2018, Global Blue recorded a net working capital outflow of €55.4 million, compared to an inflow of €58.7 million for the six months ended March 31, 2019. However, as a result of the predictable seasonality of Global Blue’s net working capital, it would expect the year-end position to be broadly neutral, absent any significant change in travel flows. See “—Key Factors Affecting Global Blue’s Business and Operations—External factors—Short-term external factors—Intra-year seasonality.”

Global Blue’s net working capital balance is composed of trade receivables, other current receivables and prepaid expenses, less trade payables, other current liabilities, accrued liabilities and current loans and borrowings. Outlined below is the annual change in net working capital, as recognized in the cash flow statement.

Global Blue recorded a net working capital inflow of €88.1 million for the financial year ended March 31, 2020, compared to an inflow of €3.3 million for the financial year ended March 31, 2019. This change was primarily due to the reduction in volume witnessed during the last two months of the financial year ended March 31, 2020, as a result of the COVID-19 pandemic. As mentioned above, when the business slows down, there is a cash inflow from short-dated VAT receivables from merchants and tax authorities for the full VAT associated with earlier refunded TFS transactions.

Global Blue recorded a net working capital inflow of €3.3 million for the financial year ended March 31, 2019 compared to an outflow of €22.6 million for the financial year ended March 31, 2018. This change was primarily the result of a lower volume of refunds to international shoppers towards the end of the financial year ended March 31, 2019, as compared to the end of the financial year ended March 31, 2018.

Capital Expenditure

Global Blue defines capital expenditure as purchases of property, plant and equipment (such as machinery, equipment and computers) and intangible assets (such as trademarks, customer relationships and software).

Global Blue’s capital expenditure amounted to €37.7 million for the financial year ended March 31, 2020 (€33.4 million for the financial year ended March 31, 2019 and €26.6 million for the financial year ended March 31, 2018), of which €32.2 million (€26.6 million for the financial year ended March 31, 2019 and €20.6 million for the financial year ended March 31, 2018) related to investments in intangible assets and €5.6 million (€6.8 million for the financial year ended March 31, 2019 and €6.0 million for the financial year ended March 31, 2018) related to property, plant and equipment.

This represents a step-up from the capital expenditure of €7.3 million and €6.7 million for the financial years ended March 31, 2015 and 2016, respectively. See also “—Global Blue’s Business—Global Blue’s technology platform.” As a result of this step-up, Global Blue’s other depreciation and amortization (excluding the depreciation associated with the IFRS 16 (Leases) right of use asset) has increased from €5.2 million in the financial year ended March 31, 2015 to €22.8 million in the financial year ended March 31, 2020.

We have made no firm commitments with respect to our principal future investments.

Indebtedness

The following table provides an overview of Global Blue’s interest-bearing loans and borrowings as of the dates indicated:

	As of March 31
	2020	2019	2018
	(in € millions)
Long-term financing—senior term debt(1)	634.3	635.8	630.0
Capitalized financing fees(2)	(9.7)	(13.4)	(17.2)
Other bank overdraft(3)	1.1	2.1	3.0

Total interest-bearing loans and borrowings	625.7	624.5	615.8

(1)

The amount of €634.3 million as of March 31, 2020 includes €4.3 million as a result of the application of IFRS 9 (Financial Instruments). The amount of €635.8 million as of March 31, 2019 includes €5.8 million as a result of the application of IFRS 9 (Financial Instruments). See “—Critical Accounting Policies—Impact of new standards issued.” The principal amount of the Existing Term Loan Facility is €630.0 million for all periods presented.

(2)	Represents costs incurred in relation to the Refinancing. See “—Banking Facilities and Loans—Existing Facilities.”
(3)	Consists of local credit facilities available in certain jurisdictions. None of these local overdraft facilities are committed in nature.

Banking Facilities and Loans

We intend to refinance certain existing indebtedness of Global Blue in connection with the Business Combination. We intend to refinance the Existing Facilities (as described below), consisting of a €630 million term loan facility and a €80 million revolving credit facility, concurrently with the Closing of the Business

Combination, using a drawdown from the New Facilities (as described below), consisting of a €630 million term loan facility and a €100 million revolving credit facility (the “Refinancing”).

New Facilities

Overview and structure

On October 25, 2019, certain members of Global Blue entered into the New Facilities Agreement, a facilities agreement entered into with, inter alia, Bank of America Merrill Lynch International Designated Activity Company, Barclays Bank PLC, BNP Paribas (Suisse) S.A., J.P. Morgan Securities PLC, Morgan Stanley Bank International Limited and Royal Bank of Canada, as mandated lead arrangers, and RBC Europe Limited, as agent. On January 14, 2020, the New Facilities Agreement was amended and restated by an amendment letter entered into with, inter alia, BNP Paribas (Suisse) S.A., Morgan Stanley Senior Funding, Inc., Morgan Stanley Bank International Limited, Royal Bank of Canada, Bank of America Merrill Lynch International Designated Activity Company, Barclays Bank PLC, Credit Suisse International and JPMorgan Chase Bank N.A., London branch, as amendment participating lenders, and RBC Europe Limited, as agent and security agent. The New Facilities Agreement governs the €630 million New Term Loan Facility and the €100 million New Revolving Credit Facility. The New Revolving Credit Facility includes a swingline sub-facility which allows up to €20 million of the New Revolving Credit Facility to be utilized by way of Euro-denominated swingline loans. The New Facilities are senior secured and governed by English law and are subject to the listing of New Global Blue’s ordinary shares and warrants on the NYSE.

Purpose

Global Blue intends to use the funds obtained by the New Term Loan Facility, together with the available cash to the extent needed, to reimburse the principal amount and the interest accrued but not yet paid on the Existing Facilities, as well as to pay related fees, costs and expenses (including certain of those relating to the Business Combination). The New Revolving Credit Facility may replace and, if any amounts are outstanding thereunder, refinance the Existing Facilities and may be available, inter alia, to finance or refinance working capital and/or for general corporate purposes of Global Blue.

In addition, it should be noted that an intercreditor agreement will also govern the relationships between creditors under the New Facilities Agreement and that the New Facilities will be secured by certain collateral. See “—Collateral” below.

The Refinancing is expected to occur concurrently with Closing of the Business Combination.

Maturity and prepayment

The final repayment date for the New Facilities Agreement is the date falling five years after the first date of funding of the New Term Loan Facility.

The New Facilities Agreement provides for each lender to require a cancellation of its commitments and a prepayment of its loans under the New Facilities in the case of a change of control or a sale of all or substantially all of the businesses and assets of Global Blue to persons who are not members of Global Blue. A change of control will occur if any person or group of persons acting together who do not control Global Blue at such time acquire, directly or indirectly, beneficially more than 50% of the issued voting share capital of Global Blue other than certain permitted holders, including, inter alia, certain existing equity investors of Global Blue.

The New Facilities Agreement also contains a standard mandatory prepayment provision in the event that it becomes illegal for a lender to fulfil any of its obligations under the New Facilities Agreement. The New Facilities Agreement also provides for voluntary prepayment of the New Facilities at any time, with prior notice and without any prepayment penalty.

Interest

The New Term Loan Facility provides for a variable interest rate, equal to EURIBOR for the period (with a zero floor) plus a spread of 2.00% per annum (“TL Margin”), subject to mechanisms of increase or decrease depending on Global Blue’s leverage.

The New Revolving Credit Facility provides for a variable interest rate to be paid on drawings, equal to EURIBOR for the period (with a zero floor) or, with reference to amounts used in currencies other than Euro, to the LIBOR for the period (or other LIBOR replacement rate), plus a spread of 1.75% per annum (“RCF Margin”), subject to mechanisms of increase or decrease depending on Global Blue’s leverage ratio.

The specific level of increase or decrease in the TL Margin and RCF Margin, respectively, depending on Global Blue’s leverage (i.e., the ratio between total net indebtedness and Consolidated Pro Forma EBITDA (as described in “—Main undertakings” below)) is shown below:

Group’s Leverage	TL Margin	RCF Margin
Higher than 4.00:1	2.75%	2.50%
Equal to or less than 4.00:1 but higher than 3.50:1	2.25%	2.00%
Equal to or less than 3.50:1 but higher than 3.00:1	2.00%	1.75%
Equal to or less than 3.00:1 but higher than 2.50:1	1.75%	1.50%
Equal to or less than 2.50:1 but higher than 2.00:1	1.50%	1.25%
Equal to or less than 2.00:1 but higher than 1.50:1	1.25%	1.00%
Equal to or less than 1.50:1	1.00%	0.75%

Main undertakings

As is customary for financing transactions of similar complexity and nature, the New Facilities Agreement sets forth covenants which will restrict Global Blue to permitted activities and provide for general and specific information undertakings, which must be reported to the lenders, including, inter alia, with respect to: (i) annual and semi-annual reporting obligations; (ii) semi-annual compliance with a leverage ratio test starting on September 30, 2021 (defined as the ratio between total net indebtedness and Consolidated Pro Forma EBITDA and calculated on a rolling 12-month basis) not to exceed 5.00:1 on September 30, 2021 and March 31, 2022, 4.75:1 on September 30, 2022 and March 31, 2023, and 4.50:1 on September 30, 2023 and March 31, 2024, 4.25:1 on September 30, 2024 and March 31, 2025, 3.50:1 on September 30, 2025 and each financial half-year ending thereafter; (iii) prohibitions of substantial changes in the business of Global Blue; (iv) compliance with all applicable laws; (v) negative pledge obligations; (vi) prohibition to carry out disposals; (vii) incurrence of indebtedness by non-obligors; and (viii) prohibitions on undertaking any amalgamation, demerger, merger or corporate reconstruction (other than the Business Combination).

Consolidated Pro Forma EBITDA is economically equivalent to Adjusted EBITDA as defined in this proxy statement/prospectus plus projected synergies and costs savings arising in connection with acquisitions, disposals and other group initiatives which may be added to Adjusted EBITDA by Global Blue under the terms of the New Facilities Agreement.

Representations and warranties

In addition to the undertakings listed above, the New Facilities Agreement provides for representations and warranties with respect to the business, assets, operations, financial condition and prospects of Global Blue and with respect to the New Facilities Agreement and ancillary documents, including, inter alia: (i) the absence of litigation, arbitration and administrative proceedings; (ii) lack of misleading information provided to the lenders; (iii) the correctness and truthfulness of the financial statements; (iv) validity and incorporation of Global Blue; (v) validity and effectiveness of the obligations assumed pursuant to the New Facilities Agreement and ancillary documents; (vi) absence of conflicts between the New Facilities Agreement and ancillary documents and the constitutional documents, laws or other applicable obligations; (vii) absence of any filing requirements or stamp taxes payable in connection with the New Facilities Agreement and ancillary documents; (viii) possession of the necessary powers and authorizations; (ix) choice of the applicable law; (x) absence of defaults; (xi) compliance with anti-corruption laws and sanctions; and (xii) pari passu ranking of the obligations deriving from the financial documents with any other unsecured and unsubordinated debt (present and future).

Guarantees

The New Facilities are guaranteed by guarantees from Global Blue and certain other members of Global Blue, based on a guarantor coverage test. The undertakings of Global Blue and other guarantors pursuant to these guarantees are joint and several with the other financial counterparties of the New Facilities Agreement (including, inter alia, the agent, the security agent, the mandated lead arrangers, and each of the lenders), to the extent legally permitted and operationally practical.

Collateral

Within 120 days of the initial utilization of the New Term Loan Facility and in accordance with the provisions of the New Facilities Agreement, the New Facilities will be secured by pledges on the assets of certain material subsidiaries of Global Blue at the time of the implementation of the transaction security, to the extent legally permitted and operationally practical on a first priority basis.

Events of default

The New Facilities Agreement also sets forth, in line with market practice, a series of events of default, including, inter alia: (i) payment default of principal and interest; (ii) failure to comply with the semi-annual leverage ratio test described above; (iii) occurrence of certain insolvency events or the commencement of insolvency proceedings; (iv) untruthfulness of any of the representations and warranties in any material adverse respect; and (v) customary cross payment default and cross acceleration provisions.

Existing Facilities

On July 26, 2012, certain members of Global Blue entered into the Existing Facilities Agreement, a senior facilities agreement, which, following a number of amendments and re-statements, consisted of the €630 million Existing Term Loan Facility that was fully drawn in Euro and the €80 million Existing Revolving Credit Facility. Following such re-pricing and refinancing, the Existing Facilities bore interest at EURIBOR for the period (with a zero floor) plus a spread of 3.5% per annum. As of March 31, 2020, the Existing Term Loan Facility was fully drawn, whereas the Existing Revolving Credit Facility was undrawn. The Existing Revolving Credit Facility was subsequently drawn in the amount of €79.0 million in April 2020 as a precautionary measure without specific use of the cash proceeds, which continue to be held on our balance sheet.

First-ranking security was provided in favor of the lenders under the Existing Facilities Agreement. This security included pledges on the assets of all material subsidiaries of Global Blue at the time of the implementation of the transaction security, to the extent legally permitted and operationally practical. All debt issued under the Existing Facilities Agreement rank pari passu.

As an undertaking to the Existing Facilities Agreement lenders, we have been and continue to be required to comply with certain financial and non-financial covenants. The financial covenant consists of a leverage ratio test and is calculated on a rolling 12-month basis and is reported to the lenders each quarter. Non-financial covenants restrict us to permitted activities and provide for general and specific information undertakings, which must be reported to the lenders.

A breach of the financial covenants constitutes an event of default under the Existing Facilities Agreement, which may result in changes to the existing financing conditions or in certain circumstances the outstanding amounts under the Existing Facilities becoming due for payment immediately.

Bank overdrafts

Local credit facilities are available in certain jurisdictions, and the facilities as of March 31, 2020 were limited to €21.4 million, of which €1.1 million were drawn as of March 31, 2020. None of these local overdraft facilities are committed in nature.

Contingent Liabilities and Off-Balance Sheet Liabilities

Global Blue is not a party to any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on Global Blue’s financial condition, results of operations, liquidity, capital expenditure or capital resources, except for certain litigation items. See “Information Related to Global Blue—Global Blue’s Business—Legal and Arbitration Proceedings and Tax Audits.”

Contractual Obligations and Commitments

Global Blue has various contractual obligations and commercial commitments that are recorded as liabilities in its financial statements.

The following table summarizes certain categories of Global Blue’s contractual obligations owed to third parties by period as of March 31, 2020 on a pro forma basis to account for the Business Combination:

	Payments Due By Period
	Total	Less than 1 Year	1 –3 Years	3 –5 Years	More than 5 Years
	(in € millions)
Long-term debt(1)	630.0	0.0	0.0	630.0	0.0
Interest on long-term debt(2)	63.0	12.6	25.2	25.2	0.0
Financing fees(3)	7.3	7.3	0.0	0.0	0.0
Other bank overdraft	1.1	1.1	0.0	0.0	0.0
Lease liability(4)	41.8	14.0	19.4	6.6	1.8

Total contractual obligations and commitments	743.2	35.0	44.6	661.8	1.8

(1)	This reflects the Refinancing and assumes no voluntary pre-payments. This does not reflect the recent drawing of €79.0 million under the Existing Revolving Credit Facility.
(2)	Interest calculated based on the margin of the New Facility as of March 31, 2020, based on the applicable base rates and floor requirement.
(3)	Based on the fees associated with the Refinancing.
(4)

We adopted the new accounting standard for leases, IFRS 16 (Leases), under which operating leases are to be recorded as balance sheet liabilities, with a corresponding right of use assets. See our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

Except as otherwise indicated, Global Blue’s financial information included in this proxy statement/prospectus has been prepared and presented in accordance with IFRS. See “Important Information about IFRS and Non-IFRS Financial Measures. and the notes to Global Blue’s financial statements contained in this proxy statement/prospectus. In particular, see note 3 (“Significant accounting policies”) to the consolidated financial statements of Global Blue as of and for the financial year ended March 31, 2020 contained in this proxy statement/prospectus.

The preparation of financial statements requires Global Blue’s management to make a number of estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, of revenues and expenses and the disclosure of contingent assets and liabilities. All assumptions, expectations and forecasts used as a basis for certain estimates within Global Blue’s financial statements represent good faith assessments of Global Blue’s future performance for which Global Blue’s management believes there is a reasonable basis.

These estimates and assumptions represent Global Blue’s view at the times they are made, and only then. They involve risks, uncertainties and other factors that could cause Global Blue’s actual future results, performance and achievements to differ materially from those forecasted. The estimates and assumptions that may have a risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are described below.

Global Blue believes that the following are the most key judgments, assumptions and other estimation uncertainties used in the preparation of the financial statements, where a different opinion or estimate could lead to significant changes to the reported results.

Taxes

Global Blue is subject to income taxes in numerous jurisdictions, and uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded.

Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the timing and the level of future taxable profits together with future tax planning strategies.

Pension benefits

Global Blue makes estimates about the range of long-term trends and market conditions to determine the value of the deficit and surplus on its retirement benefit schemes, based on Global Blue’s expectation of the future and advice from qualified actuaries.

Long-term forecasts and estimates are necessarily highly judgmental and subject to risk that actual events may be significantly different from those forecasted. If actual events deviate from the assumptions made by Global Blue, the reported surplus or deficit in respect of retirement benefits may be materially different.

Development costs

Development costs are capitalized. Initial capitalization of costs is based on management’s judgment that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. Assumptions are made regarding the expected future cash generation or future savings of the project, discount rates and expected periods of benefits.

Impact of new standards issued

The International Accounting Standards Board has published new standards relating to the classification, measurement and de-recognition of financial assets and liabilities and hedging (IFRS 9 (Financial Instruments)), revenue recognition (IFRS 15 (Revenue from Contracts with Customers)) and the accounting treatment of leases (IFRS 16 (Leases)). Details on these standards and their impacts are disclosed in detail in Global Blue’s annual consolidated financial statements.

•

IFRS 9 (Financial Instruments): In July 2014, the International Accounting Standards Board issued the final version of IFRS 9 based on the modified retrospective approach. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. Global Blue has applied IFRS 9 since April 1, 2018. The transition to IFRS 9 has decreased retained earnings by €7.4 million and increased loans and borrowings by €7.4 million as of April 1, 2018, and has impacted future interests costs as they are amortized.

•

IFRS 15 (Revenue from Contracts with Customers): IFRS 15 established a comprehensive framework for determining whether, how much and when revenue is recognized. It replaced existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes. IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted. Global Blue chose to adopt the standard on April 1, 2018. Global Blue has analyzed the impact of this standard and have concluded that the transition to IFRS 15 has had no material changes to the recognition of revenue for Global Blue.

•

IFRS 16 (Leases): IFRS 16 introduced a single, on-balance sheet lease accounting model for lessees. A lessee recognizes a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligations to make lease payments. There are optional exemptions for short-term leases and leases of low-value items. The lessor accounting remains similar to the current standard, where lessors continue to classify leases as finance or operating leases. The standard is effective for annual periods beginning on or after January 1, 2019. Early adoption is permitted for entities that apply IFRS 15, which Global Blue has applied from April 1, 2018. Accordingly, this standard was adopted on the same date. The transition to IFRS 16 has resulted in a recognition of lease liability as of April 1, 2018 of €54.3 million and a right of use asset for the same amount. In the financial year ended March 31, 2019, Global Blue recognized a lease liability of €46.1 million, of which: (i) €32.4 million is long-term in nature and, as a result, was recognized in the balance sheet within “Other Long Term Liabilities”; and (ii) €13.7 million is short-term in nature and, as a result, was recognized in the balance sheet within “Other Current Liabilities.” For the financial year ended March 31, 2020, Global Blue recognized a lease liability of €41.8 million, comprised of €27.8 million of long-term leases and €14.0 million of short-term leases. With regard to assets, Global Blue recognized a right of use asset of €45.1 million and €40.4 million within “Property, Plant and Equipment” as of March 31, 2019 and 2020, respectively. When calculating Adjusted Net Debt as of March 31, 2019 and 2020, respectively, a total lease liability of €46.1 million and €41.8 million, was recognized as an additional debt obligation. The impact on Adjusted EBITDA was €15.7 million and €15.3 million, which is reflected as a reduction in operating expenses (excluding exceptional items, amortization of intangible assets acquired through business combinations and other depreciation and amortization) in the financial year ended March 31, 2019 and 2020, respectively. Other depreciation and amortization was also impacted in an amount of €15.2 million and €16.3 million in connection with the recognition of the right of use assets in the financial year ended March 31, 2019 and 2020, respectively. Net finance costs were also impacted in an amount of €1.4 million and €1.3 million in the financial year ended March 31, 2019 and 2020, respectively.

Quantitative and Qualitative Disclosure about Market Risk

Overview

Global Blue’s activities are exposed to a variety of financial risks such as market risk (including currency risk and interest rate risk), credit risk and liquidity risk. To minimize the impact of potential adverse effects of market volatility on financial performance, Global Blue hedges certain market risks via derivative contracts.

For further details, see note 4 (“Financial risk management”) to the audited consolidated financial statements of Global Blue as of and for the financial year ended March 31, 2020 contained in this proxy statement/prospectus.

Interest rate risk

Our interest rate risk arises from our long-term borrowings at floating interest rates. All our borrowings are subject to base interest rates plus a margin. See “—Banking Facilities and Loans—Existing Facilities.” As of March 31, 2020, we had €630.0 million of floating rate debt outstanding (principal value), consisting of borrowings under the Term Loan Facilities for which the base rate of one-month EURIBOR was negative 0.423% (though the facility was subject to a floor of 0%). As a result, none of the borrowings were hedged.

The following table demonstrates the sensitivity to a change in interest rates on Global Blue’s floating rate indebtedness, relative to the rate at the end of each period. Global Blue’s profit before tax is affected through the impact on floating rate borrowings as noted below:

	Increase/decrease in basis points	Effect on profit before tax per annum (€ in millions)
Financial year ended March 31, 2020	100	3.6
Financial year ended March 31, 2019	100	4.0
Financial year ended March 31, 2018	100	4.0

Global Blue believes that a movement in interest rates of 100 basis points gives a reasonable measure of Global Blue’s sensitivity to interest rate risk. The table above demonstrates the sensitivity to a possible change in interest rates, with all other variables held constant, on Global Blue’s profit before tax expressed on annual terms.

Foreign exchange risk

Global Blue is exposed to foreign exchange risk. There are transactional and translation risks that arise from Global Blue’s global presence, as well as commercial risks due to changes in relative foreign exchange rates between international shopper origin and destination currencies, which affect the competitiveness of different currency zones toward inbound international shoppers. Transactional risks arise mainly from intercompany funding in currencies different from the functional currency of the unit, and Global Blue actively manages this risk by entering into foreign exchange derivative contracts. Such hedging includes the use of short-term ordinary derivative products, which are entered into only for non-speculative purposes. As of March 31, 2020, if currency rates on the major currencies had been 2% higher or lower for the intragroup financing, and with all other variables held constant, pre-tax profit for the financial year ended March 31, 2019 would have been €145,000 lower or higher.

Transactional risks also arise from trade payables and receivables which Global Blue considers non-material.

Global Blue is exposed to translation risk because its Group consolidated reporting currency is the Euro and hence fluctuations in foreign exchange rates impact the consolidation into Euro of foreign currency-denominated assets, liabilities and earnings.

The impact of commercial risks due to changes in foreign exchange rates is mitigated by Global Blue’s global diversification. In addition, the fact that Global Blue operates in many currency zones provides, to some extent, a natural hedge in that changes in travel destinations need not result in an overall loss of business, as long as Global Blue is present in alternative destination markets for international shoppers.

Liquidity and financing risk

Financing risk is the exposure to financial market forces that may change Global Blue’s ability for debt to be re-financed should it not be repaid by its maturity date, resulting in illiquidity and payment obligations potentially becoming no longer serviceable. Global Blue believes that financing and liquidity risks are limited because of Global Blue’s access to the revolving credit facility, the remaining length and terms of the existing and new debt and the highly cash generative nature of the business.

MANAGEMENT OF NEW GLOBAL BLUE FOLLOWING THE BUSINESS COMBINATION

As of the date of this proxy statement/prospectus, the directors are Christian Lucas, Jacques Stern, Joseph Osnoss and Marcel Erni.

At Closing of the Business Combination, the number of directors of New Global Blue will be increased to nine persons. The current directors of New Global Blue will remain as directors, and Thomas W. Farley, FPAC’s Chief Executive Officer, President and Chairman will become Chairman of New Global Blue. FPAC and Globetrotter are finalizing the composition of the board of directors of New Global Blue following the Business Combination, and at least three members of the board will be considered independent directors under the rules of the NYSE.

The following sets forth certain information concerning the persons who are expected to serve as New Global Blue’s directors following the consummation of the Business Combination.

Directors	Age	Position
Thomas W. Farley	44	Chairman of the Board
Jacques Stern	55	President and Chief Executive Officer, Director
Marcel Erni	54	Director
Christian Lucas	50	Director
Joseph Osnoss	42	Director
Angel Ying Zhao	46	Director
Eric Strutz	54	Director

Thomas W. Farley has been FPAC’s Chief Executive Officer, President and Chairman of the Board since May 2018. Mr. Farley served as President of the NYSE Group of Intercontinental Exchange Inc. (“ICE”) from May 2014 until May 2018. Mr. Farley’s responsibilities included leading all operations for the NYSE and managing a diverse range of equity and equity options exchanges, comprising the largest equities listing and securities trading venue in the world. Mr. Farley joined the NYSE in November 2013 when ICE acquired NYSE Euronext. Prior to becoming President of the NYSE in May 2014, he served as the Chief Operating Officer. Prior to joining the NYSE, Mr. Farley served as Senior Vice President of Financial Markets at ICE, where he oversaw the development of several businesses and initiatives across ICE’s markets. Mr. Farley joined ICE in 2007 as the President and Chief Operating Officer of ICE Futures U.S., formerly the New York Board of Trade. He also represented ICE on the Options Clearing Corporation Board of Directors. Prior to joining ICE, Mr. Farley was President of SunGard Kiodex, a risk management technology provider to the derivatives markets and prior thereto served as the business unit’s Chief Financial Officer and Chief Operating Officer. Mr. Farley has also held various positions in investment banking at Montgomery Securities and in private equity at Gryphon Investors. Mr. Farley holds a Bachelor of Arts degree in Political Science from Georgetown University and is a Chartered Financial Analyst.

Jacques Stern has served as Global Blue’s President and Chief Executive Officer since joining Global Blue in 2015 and has served as a member of the Global Blue board of directors since 2014. He has nearly 30 years of experience in large international companies. He started his career at PricewaterhouseCoopers in 1988 as an auditor and later joined the Accor Group in 1992, where he held various leadership positions, including Chief Financial Officer and Deputy Chief Executive Officer. Between 2010 and 2015, he served as Chairman and Chief Executive Officer of Edenred. Mr. Stern also serves as non-executive director on the boards of Unibail Rodamco Westfield, Perkbox and Voyage Prive. Mr. Stern holds a business degree from the École Supérieure de Commerce de Lille.

Marcel Erni has served as a member of Global Blue’s board of directors since 2012. In addition to serving on the board, he co-founded Partners Group in 1996, where he is currently a partner. He is also an executive member of Partners Group Holding AG’s and Partners Group AG’s board of directors. Dr. Erni is a member of the Partners

Group’s Investment Oversight Committee and Strategy Committee. He previously served as the Chief Investment Officer of Partners Group until June 2017. Dr. Erni is also a member of the boards of directors for Partners Group’s current portfolio companies, AMMEGA and GlobalLogic, as well as for PG3 AG, Switzerland, the family office of the founders of Partners Group. Prior to founding Partners Group, he worked at Goldman Sachs & Co. and McKinsey & Co. He has 27 years of industry experience and holds an M.B.A. from the University of Chicago Booth School of Business and a Ph.D. in Finance and Banking from the University of St. Gallen.

Christian Lucas has served as the Chairman of the Global Blue board of directors since 2012. He is also a Managing Director of Silver Lake, which he joined in 2010 as a co-head of the firm’s activities in EMEA. Mr. Lucas began his career in strategic consulting at McKinsey & Company and worked for approximately 16 years as an investment banker focusing on the technology, digital media, and telecommunications industries in Europe. From 2004 to 2010, Mr. Lucas was Managing Director and Head of the Technology Group at Morgan Stanley. He is currently Chairman of the board of directors of Global Blue, Vice Chairman of the board at Cegid, and a member of the board at ZPG, having previously served as a board member of Soitec. He has been a French Foreign Trade Advisor in the UK since 2012. Mr. Lucas earned an M.B.A. from Harvard Business School and also graduated from ESSEC Graduate School of Management and from the Paris International Law School at the University Panthéon-Assas, both in France.

Joseph Osnoss has served as a member of Global Blue’s board of directors since 2012. Mr. Osnoss joined Silver Lake in 2002 and is a Managing Partner. From 2010 to 2014, he was based in London, where he helped oversee the firm’s activities in EMEA. Prior to joining Silver Lake, Mr. Osnoss worked in investment banking at Goldman, Sachs & Co., where he focused on mergers, acquisitions, and financings in the technology and telecommunications industries. Mr. Osnoss is a director of Cegid, Cornerstone OnDemand, EverCommerce, First Advantage, LightBox, and Sabre. He previously served on the boards of Cast & Crew (as Chairman), Instinet, Interactive Data, Mercury Payment Systems, and Virtu Financial. Mr. Osnoss graduated summa cum laude from Harvard College with an A.B. in Applied Mathematics and a citation in French Language. He has remained involved in academics, including as a Visiting Professor of Finance at the London School of Economics, a member of the Dean’s Advisory Cabinet at Harvard’s School of Engineering and Applied Sciences, a participant in The Polsky Center Private Equity Council at the University of Chicago, and a Trustee of Greenwich Academy.

Angel Ying Zhao has been the President of International Business Group, Ant Small and Micro Financial Services Group Co., Ltd. since December 2019. Prior to this, Ms. Zhao held various senior positions in Ant Small and Micro Financial Services Group Co., Ltd. and Alibaba Group since 2005, most recently as the President of Global Business Group, Alibaba Group. Before joining Alibaba Group, Ms. Zhao served as Senior Finance Director of Yahoo China. Ms. Zhao holds an Executive MBA degree from the China Europe International Business School, and a Master degree in Accounting from Tianjin University of Finance and Economics. Ms. Zhao is a Certified Public Accountant and a Certified Public Valuer.

Eric Strutz has served as an independent non-executive director on the Global Blue board since 2018. In addition to serving on the board, Dr. Strutz is Vice Chairman of the Partners Group Holding AG board of directors and is Chairman of the board of director’s Risk & Audit Committee, as well as member of the board of directors of the firm’s portfolio company, Techem. Furthermore, he is a member of the board of directors and Chairman of the Risk Committee of HSBC Bank PLC and Chairman of the Risk Committee and the Audit Committee of HSBC Trinkaus & Burkhardt AG. Dr. Strutz was Chief Financial Officer and a member of the board of Managing Directors of Commerzbank AG until March 2012. Prior to joining Commerzbank AG, Dr. Strutz was employed by the Boston Consulting Group from 1993, where he was Vice President, Director and Partner as from 2000. He studied at the Universities of Erlangen-Nürnberg and St. Gallen and holds an M.B.A. from the University of Chicago (USA), as well as a Doctorate summa cum laude in Business Administration from the University of St. Gallen (Switzerland).

Independence of Directors

As a result of its common shares being listed on the NYSE following consummation of the Business Combination, New Global Blue will adhere to the rules of the NYSE in determining whether a director is independent. The board of directors of New Global Blue has consulted, and will consult, with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. New Global Blue’s independent directors will have regularly scheduled meetings at which only independent directors are present.

Board Leadership Structure and Role in Risk Oversight

Upon consummation of the Business Combination, Thomas Farley will be appointed as Chairman of the board and Jacques Stern will be appointed Chief Executive Officer of New Global Blue. New Global Blue believes that having Mr. Farley act as Chairman and Mr. Stern act as Chief Executive Officer is most appropriate for New Global Blue at this time because it provides New Global Blue with consistent and efficient leadership, both with respect to New Global Blue’s operations and the leadership of the board.

New Global Blue also believes in the importance of independent oversight. New Global Blue will look to ensure that this oversight is truly independent and effective through a variety of means, including:

•	Having a majority of the board be considered independent.

•	At each regularly scheduled board meeting, all independent directors will typically be scheduled to meet in a session without the presence of any management directors.

New Global Blue believes that the separate roles of Chairman and Chief Executive Officer, together with the significant responsibilities of New Global Blue’s other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Members of Executive Management

Upon completion of the Business Combination, the current officers of Global Blue will remain officers of Global Blue and will become officers of New Global Blue, holding the equivalent positions as those held with Global Blue.

The table below outlines the name, age and position of the members of New Global Blue’s Executive Management as of March 31, 2020:

Name	Age	Position
Damian Cecchi	47	Senior Vice President of Added Value Payment Solutions

Fabio Ferreira	47	Chief Information Officer

Greg Gelhaus	44	Chief Operating Officer – APAC

Jacques Stern	55	President and Chief Executive Officer

Jeremy Henderson-Ross	42	General Counsel and Company Secretary

Jeremy Taylor	44	Senior Vice President Operations

Jorge Casal	52	Senior Vice President New Markets, Americas and Public Affairs

Laurent Delmas	56	Chief Operating Officer – Europe South

Loïc Jenouvrier	52	Chief Financial Officer and Human Resources Senior Vice President

Pier Francesco Nervini	51	Chief Operating Officer – Europe North, Central and Global Accounts

Tomas Mostany	48	Senior Vice President of Tax Free Shopping Technology Solutions

Members of Executive Management

For a short description of each member of New Global Blue’s Executive Management’s business experience, education and activities, please see “Information Related to Global Blue—Global Blue Senior Management—Senior Management—Members of Executive Management.”

Meetings and Committees of the Board of Directors of New Global Blue

New Global Blue’s board will set up a Finance and Audit Committee and a Nomination and Compensation Committee, which aim to strengthen and support New Global Blue’s corporate governance structure.

Finance and Audit Committee

The Finance and Audit Committee will consist of at least two members of the board, all of which must be non-executive directors. The members of the Finance and Audit Committee are appointed by the board. The term of office of the members of the Finance and Audit Committee is one year. In this context, one year means the time period between one annual shareholders’ meeting and the next or, if a member is elected at an extraordinary shareholders’ meeting, between such extraordinary shareholders’ meeting and the next annual shareholders’ meeting. Re-election is allowed.

The Finance and Audit Committee will hold meetings as often as required, usually ahead of each ordinary board meeting and at least four times per year.

The Finance and Audit Committee supports the board in monitoring: (i) the integrity of New Global Blue’s financial statements; (ii) the external auditor’s qualification and independence; and (iii) the performance of New Global Blue’s internal audit function and of the external auditor. In particular, the Finance and Audit Committee has the following duties:

(i)	evaluating the external auditors regarding the fulfilment of the necessary qualifications and independence, including considering whether the external auditor’s quality controls are adequate and whether the provision of permitted non-audit services is compatible with maintaining the external auditor’s independence, taking into account the opinions of management and the internal audit;

(ii)	ensuring rotation of the audit partners of the external auditor as required by law;

(iii)

selecting and nominating the external auditor for election by the general meeting, being directly responsible for the supervision and compensation of the external auditor (including the resolution of any disagreement between management and the external auditor regarding financial reporting) and pre-approving all auditing services, internal control-related services and non-audit services permitted under applicable statutory law, regulations and listing requirements to be performed for New Global Blue by its external auditor;

(iv)

obtaining and reviewing a report from the external auditor at least once per year regarding the external auditor’s internal quality control procedures, any material issues raised by the most recent quality control review (or peer review) of the external auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years with respect to one or more independent audits carried out by the external auditor, and any steps taken to deal with any such issues, and all relationships between the external auditor and New Global Blue;

(v)

discussing with the external auditor the results of its audits and any unusual items or disclosures contained in the audits, as revised, and requesting a formal written statement from the external auditor documenting such discussion;

(vi)

reviewing the major reports prepared by the internal audit to Executive Management, and Executive Management’s responses to such reports, including any supervision toward the remediation of open audit issues;

(vii)

reviewing periodically the adequacy of the organizational structure, budget and appointment or replacement of the senior internal audit executive and discussing with the Chief Finance Officer, as needed, the internal audit department’s responsibilities, staffing and any recommended changes in the planned scope of the internal audits;

(viii)

reviewing and discussing with the Chief Executive Officer and Chief Finance Officer, as needed, and the external auditor Global Blue’s and New Global Blue’s annual financial statements to consider significant financial reporting issues and judgments made in connection with the preparation of Global Blue’s and New Global Blue’s financial statements, including any significant changes in Global Blue’s or New Global Blue’s selection or application of accounting principles;

(ix)	reviewing and discussing where necessary any interim reports;

(x)

reviewing and discussing with Executive Management and the external auditor their assessment of the effectiveness of New Global Blue’s internal controls, disclosure controls and procedures for financial reporting and whether any changes are appropriate in light of such assessment;

(xi)

reviewing and discussing all significant deficiencies in the design or operation of internal controls which could adversely affect New Global Blue’s ability to record, process, summarize and report financial data, including any material weaknesses in internal controls, any fraud, whether or not material, that involves management or other employees who have a significant role in New Global Blue’s internal controls, and any significant changes in internal controls or other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses;

(xii)	reviewing such other matters in relation to New Global Blue’s accounting, auditing, financial reporting and compliance with applicable laws and internal policies;

(xiii)

reviewing significant issues regarding the status of New Global Blue’s material legal matters, as well as material legislative and regulatory developments that may have significant impact on New Global Blue;

(xiv)	annually reviewing the financial literacy of each committee member to determine whether he/she meets the applicable legal standards and confirming the audit committee financial expert; and

(xv)	performing such additional tasks and responsibilities as delegated by the board from time to time.

Nomination and Compensation Committee

The Nomination and Compensation Committee will consist of at least two members of the board, all of which shall be non-executive directors. The members of the Nomination and Compensation Committee are elected at the general meeting of shareholders. The term of office of the members of the Nomination and Compensation Committee is one year. In this context, a year means the time period between one annual shareholders’ meeting and the next or, if a member is elected at an extraordinary shareholders’ meeting, between such extraordinary shareholders’ meeting and the next annual shareholders’ meeting. Re-election is possible.

The Nomination and Compensation Committee will hold meetings as often as required, but at least three times per year.

The function of the Nomination and Compensation Committee is to support the board concerning: (i) the compensation strategy and policy; (ii) design of the compensation plans; (iii) particular compensation of the Chairman, the directors, the Chief Executive Officer and other members of Executive Management; (iv) the compensation report; and (v) other tasks in relation to compensation and benefits, as may be delegated by the board. In addition, the Nomination and Compensation Committee assists the board in: (i) establishing the principles for the selection of candidates for members of the board and Chief Executive Officer; and (ii) the identification and selection of individuals who are qualified to become (or be re-elected as) members of the board or the Chief Executive Officer. The Nomination and Compensation Committee adheres to the nomination rights granted under the terms of the Relationship Agreement (as defined below). In particular, the Nomination and Compensation Committee has the following duties:

(i)	developing a compensation strategy in line with the principles described in the articles of association and submitting such strategy to the board for approval;

(ii)	supporting the board in preparing the proposals to the general meeting regarding the compensation of the directors and Executive Management;

(iii)	preparing the compensation report and submitting such report to the board for approval;

(iv)	proposing to the board for approval by the general meeting the aggregate maximum compensation of the board and the aggregate maximum compensation of Executive Management;

(v)	proposing to the board the contractual terms (if any) relating to and compensation of the directors (including the Chairman);

(vi)

proposing to the board the compensation of the Chief Executive Officer and the other members of Executive Management within the framework of the aggregate maximum compensation approved by the general meeting;

(vii)	proposing to the board targets and determination of target achievement under the performance-based short-term variable compensation of Executive Management;

(viii)

together with the Finance and Audit Committee, assessing whether New Global Blue’s incentives for employees below the Executive Management level are appropriately aligned to business performance and do not encourage excessive risk-taking;

(ix)

at the end of each performance period, taking into consideration the board’s evaluation of New Global Blue’s performance against targets established at the beginning of the performance period, evaluating individual performance and recommending the amount of compensation earned by the Chief Executive Officer and Executive Management to the board for approval, taking into account the overall performance of the business;

(x)	periodically assessing the effectiveness of the short-term and long-term incentive plans (if adopted) in relation to New Global Blue’s strategic objectives, values and pay-for-performance principles;

(xi)	annually assessing the level of board compensation and submitting to the board its recommendations for the compensation of directors and the compensation of the Chairman;

(xii)

as directed by the Chairman, overseeing communication and engagement on executive compensation matters with shareholders and their advisers, including shareholder voting on board and Executive Management compensation, and assessing the voting results on executive compensation matters of the most recent general meeting;

(xiii)	considering and approving the policy for and scope of pension arrangements operated by New Global Blue;

(xiv)	annually assessing the engagement and performance of external advisers engaged by the Nomination and Compensation Committee and their independence in relation to any potential conflicts of interest;

(xv)

keeping abreast of regulatory and corporate governance best practice requirements regarding the board, Executive Management and other senior executive compensation, as well as market trends and consideration of external factors that may influence compensation in terms of design, structure, quantum, disclosure, etc.;

(xvi)

preparing and annually reviewing succession plans for the directors and committee members, including the chairpersons and Chief Executive Officer, and making proposals to the board for the election and the re-election of persons for these positions;

(xvii)	with the participation of the Chairman, actively seeking, interviewing and screening individuals qualified to become candidates for director positions, for recommendation to the board;

(xviii)	assessing and recommending to the board whether directors should stand for re-election; and

(xix)	undertaking such further duties and responsibilities as provided for in the articles of association, the Organizational Regulations (as defined below) or applicable law.

Organizational Regulations

New Global Blue will have in place organizational regulations (the “Organizational Regulations”) which will govern organizational matters relating to New Global Blue, including but not limited to (i) certain qualified majority matters which require the approval of a majority of the directors including (for so long as Globetrotter and Cayman Holdings together hold at least 25% of the voting rights in New Global Blue) the vote of at least one director representing Globetrotter, such as certain share or convertible debt issuances and related party transactions; and (ii) certain modified majority matters which require the approval of a majority of the directors including: (a) the vote of at least one director representing Globetrotter (for so long as Globetrotter and/or Cayman Holdings may nominate at least one director pursuant to the Relationship Agreement), and (b) the vote of at least one director representing the Founder (for so long as the Founder may nominate at least one director pursuant to the Relationship Agreement), such as the number of members of the board of directors of New Global Blue and amendments to the Organizational Regulations and articles of association of New Global Blue.

New Global Blue Executive Officer and Director Compensation Following the Business Combination

Overview

Following the Business Combination, New Global Blue’s nomination and compensation committee will be charged with recommending compensation packages for its executive officers to New Global Blue’s board of directors.

The compensation decisions regarding New Global Blue’s executives will be based on New Global Blue’s need to retain those individuals who continue to perform at or above New Global Blue’s expectations and to attract individuals with the skills necessary for New Global Blue to achieve its business plan. New Global Blue intends to be competitive with other similarly situated companies in its industry following completion of the Business Combination.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages. New Global Blue believes that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

New Global Blue’s executive officers will receive a combination of cash and equity compensation. New Global Blue’s nomination and compensation committee will be charged with performing an annual review of New Global Blue’s executive officers’ cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by its nomination and compensation committee, New Global Blue may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Since New Global Blue’s nomination and compensation committee will not be formed until Closing, New Global Blue has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and equity compensation, or among different forms of compensation.

CEO Service agreement

Jacques Stern’s employment with New Global Blue will be governed by a service agreement. Mr. Stern will be subject to customary provisions in relation to his obligations as a senior executive including any fiduciary obligations he may owe to New Global Blue, as well as his obligations in relation to confidentiality and intellectual property. He will also be subject to customary restrictive covenant obligations under Swiss law that prohibit him from competing with New Global Blue or soliciting customers for a period of 24 months after the termination of his employment. Employment may be terminated by either Mr. Stern or New Global Blue on six months’ notice.

Management Incentive Plan

New Global Blue intends to adopt a management incentive plan (“MIP”), to be administered by the New Global Blue board (the “Board”). The purpose of the MIP is to give employees of New Global Blue (including executive and non-executive directors and officers) an opportunity to become shareholders of New Global Blue, and thereby to participate in its future long-term success and prosperity. Under the MIP, New Global Blue may grant two types of awards: (a) a restricted stock award (an “RSA”), or (b) an award of share options (“Options”).

Each award will vest in four equal tranches over a four-year period. 50% of each RSA will not be subject to any performance targets. 50% of each RSA will be subject to performance targets (the relevant criteria will be based on earnings per share growth and total shareholder return as further determined by the New Global Blue board in consultation with Jacques Stern, the chief executive officer of Global Blue). Awards shall be documented in an award certificate that will state, inter alia, the type of award being granted, any performance conditions attached to the award and, if the award is an award of Options, the exercise price. The terms of the MIP applicable to a particular award may be varied in the award certificate.

An award (or any tranche of an award) shall lapse in certain circumstances, including: (i) on the date falling six years after the grant of the award (for an award of options), (ii) if the award holder becomes bankrupt, (iii) if the

Board determines that an applicable performance condition is incapable of being satisfied, (iv) the termination of the award holder’s employment (although the portion of awards that shall lapse in these circumstances shall depend on the reason for such termination of employment), (v) the change of control of New Global Blue (although a pro rata vesting shall be permitted in these circumstances), or (vi) on the application of the clawback provisions in the MIP.

The clawback provisions referred to in (vi) above shall apply in certain circumstances, including fraud, material dishonesty, breaches of employment contract or fiduciary duties, failure to protect New Global Blue’s goodwill, or errors in determining the size, nature or grant of the award.

Unless otherwise determined by the Board, the maximum aggregate number of Options under the MIP shall be 8,000,000 in total and the maximum aggregate value of RSAs granted under the MIP shall be €3,100,000 per fiscal year.

In the case of Jacques Stern he will receive (a) a one-off award of Options at the Closing Date, and (b) an annual RSA valued at €1 million (in each case, on the date that the RSA is granted). Save as set out below, each RSA will vest in four equal tranches over a four-year period and be subject to performance targets. Notwithstanding the foregoing, the vesting schedule for the first RSA and the Options shall be amended so that (i) the first tranche (consisting of 37.5% of the relevant award) shall vest 18 months after the grant date, (ii) the second tranche (consisting of 12.5% of the relevant award) shall vest 24 months after the grant date, (iii) the third tranche (consisting of 25% of the relevant award) shall vest 36 months after the grant date, and (iv) the fourth tranche (consisting of 25% of the relevant award) shall vest 48 months after the grant date. Save as set out below, if Jacques Stern resigns or if his employment is terminated for gross misconduct, any unvested Options or RSAs shall lapse. Notwithstanding the foregoing, if Jacques Stern resigns before the first tranche of the first RSA or of the Options has vested, such first tranche shall still automatically vest provided that his employment does not actually terminate until at least 18 months after the grant date of the relevant award. The clawback provisions set out above shall not apply to Mr. Stern.

Swiss Ordinance

Upon completion of the Business Combination and the listing at the NYSE, New Global Blue will be subject to the Swiss Compensation Ordinance (the “Compensation Ordinance”).

The Compensation Ordinance contains a “say on pay” approval mechanism for the compensation of the board and executive management pursuant to which the shareholders must vote on the compensation of the board of directors and executive management on an annual basis. In accordance therewith, New Global Blue’s articles of association will provide that each year, beginning at the annual general meeting of shareholders in 2020, the annual general meeting of shareholders must hold separate votes on the proposals of the board of directors regarding the aggregate maximum amount of:

(i)

the compensation for the board of directors for the term of office until the next annual general meeting of the shareholders (i.e., at the annual general meeting of the shareholders in 2020, shareholders will vote on the compensation of the board for the period from the date of that annual general meeting of the shareholders until the next annual general meeting of the shareholders in 2021); and

(ii)

the compensation of executive management for the next financial year (i.e., at the annual general meeting of the shareholders in 2020, shareholders will vote on the compensation of executive management for the following financial year starting April 1, 2021).

The Compensation Ordinance also contains compensation disclosure rules. Pursuant to these rules, New Global Blue will be required to prepare an annual compensation report. The compensation report must be published and made available to shareholders no later than the publication of the invitation to the general meeting. Pursuant to New Global Blue’s articles of association, the compensation report must be presented at the annual general meeting of the shareholders for a non-binding advisory vote. The compensation report will include the compensation of the members of the board of directors and of the members of executive management on an aggregate basis, as well as the amount for the highest paid member of executive management.

The Compensation Ordinance also bans severance payments, payments in advance and commissions for certain mergers and acquisition transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of FPAC ordinary shares as of July 2, 2020 and (ii) the expected beneficial ownership of New Global Blue Shares immediately following consummation of the Business Combination, assuming No Redemptions and Maximum Redemptions by:

•	each of the current executive officers and directors of FPAC, and such persons as a group;

•	each person who is the beneficial owner of more than 5% of either class of the outstanding FPAC Common Stock;

•	each person who will become an executive officer or director of New Global Blue post-Business Combination, and such persons as a group; and

•	each person who is expected to be the beneficial owner of more than 5% of the New Global Blue Shares post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, and includes shares underlying options that are currently exercisable or exercisable within 60 days.

The beneficial ownership of FPAC Common Stock pre-Business Combination is based on 79,062,500 shares of FPAC Common Stock issued and outstanding, which includes an aggregate of 63,250,000 shares of FPAC Class A Common Stock or 15,812,500 shares of Class B Common Stock.

The expected beneficial ownership of shares of New Global Blue Shares post-Business Combination assumes: (1) New Global Blue will issue the Share Consideration to the Seller Parties, (2) 2,500,000 Founder Shares are surrendered pursuant to the Founder Shares Surrender Agreement, (3) 2,500,000 Excluded Founder Shares are contributed to New Global Blue in exchange for the right to receive the Contingent Shares, (4) in the No Redemption Scenario, 74,062,500 New Global Blue Shares, and in the Maximum Redemption Scenario, 14,878,200 New Global Blue Shares, are issued to holders of FPAC Common Stock pursuant to the Merger and (5) (i) in the No Redemption Scenario, 35,000,000 New Global Blue Shares are issued to the PIPE Investors, (ii) in the Maximum Redemption Scenario, 25,000,000 New Global Blue Shares are issued to the PIPE Investors and 41,246,632 New Global Blue Shares are issued to the Backstop Provider, and (6) no adjustments to the Cash Consideration or the Share Consideration pursuant to the Merger Agreement.

Assuming no adjustments to the Cash Consideration or the Share Consideration pursuant to the Merger Agreement, in the No Redemption Scenario, 188,513,000 New Global Blue Shares will be issued and outstanding upon Closing and, in the Maximum Redemption Scenario, 169,780,879 New Global Blue Shares will be issued and outstanding upon Closing and an additional 22,178,000 will be issuable upon conversion of outstanding Series A Preferred Stock. These numbers do not take into account (1) New Global Blue Warrants to purchase 30,850,000 New Global Blue Shares at $11.50 per share that will be outstanding immediately following the Closing or (2) 2,500,000 Contingent Shares.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of FPAC Common Stock beneficially owned, or New Global Blue Shares to be beneficially owned, by them.

	Beneficial Ownership Of FPAC Common Stock As of July 2, 2020				Beneficial Ownership Of New Global Blue Shares After Consummation of the Business Combination
					No Redemption Scenario		Maximum Redemption Scenario
			Percentage of FPAC Common		Number of New Global Blue Shares	Percentage of New Global Blue Shares	Number of Series A Preferred	Number of New Global Blue	Percentage of New Global Blue Shares (assuming conversion of Series A
Name and Address of	Number of Shares
Beneficial Owner	Class A	Class B	Stock				Shares	Shares	Preferred Stock)
FPAC Officers, Directors and 5% Holders
David W. Bonanno(1)	65,700		*		65,700	*		65,700	*
Thomas W. Farley(2)
Stanley A. McChrystal(3)		40,000	*		40,000	*		40,000	*
Nicole Seligman(3)		40,000	*		40,000	*		40,000	*
Laurence A. Tosi(3)		40,000	*		40,000	*		40,000	*
All FPAC directors and executive officers as a group (5 individuals)	65,700	120,000	*		185,700	*		185,700	*
Third Point LLC(4)	4,000,000	15,692,500	24.9	%(2)	24,692,500	13.1%		55,439,132	29.1%
Far Point LLC (the Founder)(4)		15,692,500	19.8	%(2)	10,692,500	5.7%		10,692,500	5.6%
Anchorage Capital Group, L.L.C.(5)	4,000,000		5.1%		4,000,000	2.1%
Sculptor Capital, LP(6)	4,000,000		5.1%		4,000,000	2.1%
Manulife Financial Corporation(7)	3,299,596		4.2%		4,799,596	2.1%		1,500,000	*
BlueCrest Capital Management Ltd(8)	3,949,188		5.0%		3,949,188	1.9%
Glazer Capital, LLC(9)	8,035,997		10.2%		8,035,997	4.3%
Basso SPAC Fund LLC(10)	3,430,298		5.4%		3,430,298	1.8%

New Global Blue Officers, Directors (in addition to Mr. Farley) and 5% Holders (in addition to Third Point and the Founder)
Damian Cecchi					*	*	*	*	*
Fabio Ferreira					*	*	*	*	*
Greg Gelhaus					*	*	*	*	*
Jacques Stern					*	*	*	*	*
Jeremy Henderson-Ross					*	*	*	*	*
Jeremy Taylor					*	*	*	*	*
Jorge Casal					*	*	*	*	*
Laurent Delmas					*	*	*	*	*
Loïc Jenouvrier					*	*	*	*	*
Pier Francesco Nervini					*	*	*	*	*
Tomas Mostany					*	*	*	*	*
Christian Lucas
Joseph Osnoss
Marcel Erni
All New Global Blue directors and executive officers as a group (15 individuals including Mr. Farley)					2,996,628	1.6%	821,164	3,282,607	2.1%
Global Blue Holding L.P.(11)					21,882,838	11.6%	6,118,915	24,460,226	15.9%
SL Globetrotter, L.P.(12)	9,487,500		12.0%		62,522,720	33.2%	14,829,798	59,281,773	38.6%
Entities affiliated with Silver Lake(13)					84,405,558	44.8%	20,948,713	83,741,999	54.5%
Ant Financial(14)					12,500,000	6.6%		12,500,000	6.5%

*	Less than 1%.

(1)	Based upon the Statement on Schedule 13D filed by Mr. Bonanno on June 25, 2018. Consists of shares of FPAC Class A Common Stock included in units purchased by Mr. Bonanno in the IPO.
(2)

Mr. Farley does not beneficially own any shares of our common stock. However, Mr. Farley has a pecuniary interest in shares of FPAC Class A Common Stock through his ownership of a membership interest in the Founder.

(3)	Interests shown consist solely of Founder Shares.
(4)

Based upon the Statement on Schedule 13D filed on June 25, 2018, as amended. Interests shown consist of Founder Shares, and in the case of Third Point, 4,000,000 shares of FPAC Class A Common Stock purchased in the IPO. The Backstop Provider and Mr. Farley are the members of Far Point LLC. The Backstop Provider is the managing member of the Founder and an affiliate of Third Point. Daniel S. Loeb is the Chief Executive Officer of Third Point. Third Point and Mr. Loeb may be deemed to have indirect voting and dispositive power over the foregoing shares held the Founder. Each of the Backstop Provider, Mr. Loeb and Mr. Farley disclaims beneficial ownership over any securities owned by the Founder in which they do not have any pecuniary interest. The business address of the Founder and Third Point is 390 Park Avenue, New York, NY 10022.

(5)

Based upon the Statement on Schedule 13G filed by Anchorage Capital Group, L.L.C. (“Capital Group”) on February 14, 2019. Consists of shares of FPAC Class A Common Stock underlying units held for the account of Anchorage Capital Master Offshore, Ltd. (“ACMO”). Capital Group is the investment advisor to ACMO. Anchorage Advisors Management, L.L.C. (“Management”) is the sole managing member of Capital Group. Kevin M. Ulrich is the Chief Executive Officer of Capital Group and the senior managing member of Management. Each of Capital Group, Management and Mr. Ulrich may be deemed to have shared voting and dispositive power over such shares of FPAC Class A Common Stock. The business address of each of Capital Group, Management and Mr. Ulrich is 610 Broadway, 6th Floor, New York, NY 10012.

(6)

Based upon Amendment No. 2 on Schedule 13G/A filed by Sculptor Capital LP (“Sculptor”) on February 10, 2020. Consists of shares of FPAC Class A Common Stock underlying units held by investment funds and discretionary accounts for which Sculptor is the principal investment manager. Sculptor Capital Holding Corporation (“SCHC”) is the general partner of Sculptor. Sculptor Capital Management, Inc. (“SCU”) is the sole shareholder of SCHC. Each of Sculptor, SCHC and SCU may be deemed to have shared voting and dispositive power over such shares of FPAC Class A Common Stock. The address of the principal business office of each of Sculptor, SCHC and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. According to such filing, Sculptor Master Fund, Ltd. (“SCMD”) also shares voting and dispositive power with respect to such shares. The address of the principal business office of SCMD is c/o State Street (Cayman) Trust, Limited, P.O. Box 896, Suite 3307, Gardenia Court, 45 Market Street, Camana Bay, Grand Cayman, Cayman Islands KY1-1103.

(7)

Based upon Amendment No. 1 on Schedule 13G/A filed by Manulife Financial Corporation (“MFC”) on February 12, 2020. Consists of shares of FPAC Class A Common Stock held by Manulife Investment Management Limited, an indirect wholly-owned subsidiary of MFC (“MIML”) (excluding 1,174,993 shares issuable upon exercise of Public Warrants). New Global Blue Shares following the Business Combination include 1,500,000 shares to be acquired as part of the Primary PIPE Investment by funds managed by MIML. MIML may be deemed to have sole voting and dispositive power over such shares of FPAC Class A Common Stock and MFC may be deemed to have shared voting and dispositive power over such shares. The address of the principal business office of each of MFC and MIML is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

(8)

Based upon Amendment No. 1 on Schedule 13G/A filed by BlueCrest Capital Management Limited (“BlueCrest”) on February 14, 2020. Consists of shares of FPAC Class A Common Stock held for the account of BSMA Limited (the “Fund”). BlueCrest Capital Management Limited (the “Investment Manager”) serves as investment manager to the Fund. Michael Platt serves as principal, director and control person of the Investment Manager. The address of the Investment Manager and Mr. Platt is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands, JE2 4HR.

(9)	Based upon Amendment No. 1 on Schedule 13G/A filed by Glazer Capital, LLC (“Glazer”) and Paul S. Glazer on April 19, 2020, a Form 4 filed by Glazer on May 19, 2020 and a Form 3 filed by Glazer on

June 1, 2020, consists of shares of FPAC Class A Common Stock held by certain funds and managed accounts to which Glazer Capital serves as investment manager. Mr. Glazer serves as Managing Member of Glazer Capital. The address of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.
(10)

Based upon Schedule 13G filed by Basso SPAC Fund LLC (“Basso SPAC”), Basso Management, LLC (“Basso Management”), Basso Capital Management, L.P. (“BCM”), Basso GP, LLC (“Basso GP”) and Howard I. Fischer (“Mr. Fischer”), on June 26, 2020. Mr. Fischer is the principal portfolio manager for Basso SPAC, the Chief Executive Officer and a Founding Managing Partner of BCM, and a member of each of Basso Management and Basso GP. Accordingly, each of Basso Management, BCM, Basso GP and Mr. Fischer may be deemed to indirectly beneficially own the shares reported herein. The address and the principal office of each of Basso SPAC, Basso Management, BCM, Basso GP and Mr. Fischer is 1266 East Main Street, Fourth Floor, Stamford, Connecticut 06902.

(11)	Reflects securities directly held by Global Blue Holding LP. The business address of Global Blue Holding LP is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(12)

Reflects securities directly held by SL Globetrotter, L.P. Based upon the Statement on Schedule 13D filed May 27, 2020, consists of FPAC Class A Common Stock purchased by SL Globetrotter, L.P. in privately negotiated transactions dated as of May 17, 2020 and May 19, 2020, respectively. SL Globetrotter GP, Ltd. is the general partner SL Globetrotter, L.P. The sole shareholder of SL Globetrotter GP, Ltd. is Silver Lake Technology Associates III Cayman, L.P. The general partner of Silver Lake Technology Associates III Cayman, L.P. is Silver Lake (Offshore) AIV GP III, Ltd. Each of the entities identified in this footnote may be deemed to beneficially hold the securities of SL Globetrotter, L.P. The business address of each of the entities listed above is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Does not include additional Shares of New Global Blue if the pre-Closing Cash dividend is converted to New Global Blue Shares.

(13)

SL Globetrotter GP, Ltd. is the general partner of each of SL Globetrotter, L.P. and Global Blue Holding LP, and therefore, may be deemed to hold the securities for each of SL Globetrotter, L.P. and Global Blue Holding L.P. The sole shareholder of SL Globetrotter GP, Ltd. is Silver Lake Technology Associates III Cayman, L.P. The general partner of Silver Lake Technology Associates III Cayman, L.P. is Silver Lake (Offshore) AIV GP III, Ltd. The address of each of the entities identified in this footnote is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(14)

Represents 12,500,000 shares to be acquired by Antfin (Hong Kong) Holding Limited (“Ant Financial”) pursuant to the Strategic Secondary PIPE Investment. Ant Financial is a wholly-owned indirect subsidiary of Ant Small and Micro Financial Services Group Co., Ltd. (“Ant Small and Micro Financial”). Ant Small and Micro Financial may therefore be deemed to be indirect beneficial owner of New Global Blue Shares held by Ant Financial. The address for Ant Financial is 26/F., Tower One, Times Square, 1 Matheson Street, Causeway Bay, Hong Kong. The address for Ant Small and Micro Financial is Z Space, No. 556 Xixi Road, Hangzhou, China.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Certain Relationships and Related Person Transactions – FPAC

Founder Shares

On March 16, 2018, FPAC issued 11,500,000 Founder Shares to the Founder in exchange for a capital contribution of $25,000, or approximately $0.002 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of the IPO. On May 18, 2018, the Founder agreed to transfer 40,000 Founder Shares to each of FPAC’s independent directors. In June 2018, FPAC effected two stock dividends, the first for 0.25 share per share, and the second for 0.1 share per share, aggregating 0.375 share of FPAC Class B Common Stock for each share of FPAC Class B Common Stock outstanding prior to the initial dividend, resulting in the initial stockholders holding an aggregate of 15,812,500 Founder Shares. Following the stock dividends in June 2018, each of FPAC’s independent directors retransferred the 15,000 shares received pursuant to the dividend to the Founder.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares (including any shares of FPAC Class A Common Stock received therefor) until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of FPAC Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which FPAC completes a liquidation, merger, stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. The forgoing restrictions will apply to New Global Blue Shares received in respect of Founder Shares.

Private Placement Warrants

The Founder purchased 9,766,667 Private Placement Warrants for a purchase price of $1.50 per whole Warrant (an aggregate of $14,650,000) in the Private Placement simultaneously with the closing of the Initial Public Offering. Each Private Placement Warrant entitles the holder to purchase one share of FPAC Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the IPO held in the Trust Account. If an Initial Business Combination is not completed by September 14, 2020, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Founder or its permitted transferees.

The Founder agreed, subject to limited exceptions, not to transfer, assign or sell any Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Backstop

FPAC has entered into the Forward Purchase Agreement with the Backstop Provider pursuant to, and on the terms and subject to the conditions of which, it has agreed to purchase the Forward Purchase Shares for $9.50 per share in a private placement that will close simultaneously with the closing of an Initial Business Combination. The actual number of Forward Purchase Shares to be purchased will be a number of shares (rounded up to the nearest whole share) equal to (A) the excess of the number of shares of FPAC Class A Common Stock that are redeemed from holders in connection with the Initial Business Combination (which redemptions are not revoked prior to the date of the Initial Business Combination) over 20,000,000, multiplied by (B) a fraction, the numerator of which is $10.00 and the denominator of which is $9.50. The Forward Purchase Shares are identical to the shares of FPAC Class A Common Stock sold in the IPO, except that the Forward Purchase Shares are subject to transfer restrictions and enjoy certain registration rights. The Founder may, in its discretion, transfer, directly or indirectly, certain of its Founder Shares and Private Placement Warrants to any such permitted transferees, subject to compliance with applicable securities laws. The Forward Purchase Agreement also provides that the Backstop Provider and any permitted transferees are entitled to certain registration rights with respect to their Forward Purchase Shares.

Office Space

Third Point, an affiliate of the Founder, provided FPAC office space and general administrative services at no cost until August, 2018. Since August, 2018, FPAC has leased alternative office space from an unaffiliated third party.

Loans and Advances

The Founder agreed to loan FPAC an aggregate of $300,000 to cover expenses related to the IPO pursuant to the terms of the Note. The loan was non-interest bearing and payable upon the completion of the IPO. In addition to the Note, the Founder and certain of FPAC’s affiliates also paid certain administrative expenses and offering costs of $40,276 on behalf of FPAC. FPAC fully repaid the Note and the advances to the Founder and FPAC’s affiliates on June 15, 2018.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans (and any shares of FPAC Class A Common Stock issuable upon the exercise of the Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) will be entitled to customary registration rights pursuant to a registration rights agreement FPAC entered into in connection with the IPO, requiring it to register such securities and any of FPAC’s other equity securities that such persons may hold from time to time (which would include, with respect to Third Point, any shares of FPAC Class A Common Stock or Warrants (including underlying securities) included in Units purchased, directly or indirectly, by funds managed or advised by Third Point in the IPO) for sale (in the case of the Founder Shares, only after conversion to the FPAC Class A Common Stock). FPAC agrees to bear the expenses incurred in connection with the filing of any such registration statements. Effective at the Closing, FPAC will terminate this registration rights agreement. In addition, the holders of New Global Blue Shares and other New Global Blue securities (together with any securities issued in connection with any stock split or subdivision, stock dividend, distribution or similar transaction with respect thereto) to be received by holders of the Founder Shares, Private Placement Warrants and Warrants in connection with the Business Combination, will be entitled to certain registration rights pursuant to the Registration Rights Agreement. For further details on the Registration Rights Agreement, see “The Business Combination Proposal – Related Agreements – Registration Rights Agreement.”

Limitation on Liability and Indemnification of Directors and Officers

FPAC’s amended and restated certificate of incorporation provides that its directors and officers will be indemnified by FPAC to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, FPAC’s amended and restated certificate of incorporation provides that its directors will not be personally liable for monetary damages to FPAC or FPAC’s stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to FPAC or FPAC’s stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

FPAC has entered into agreements with its directors and officers to provide contractual indemnification in addition to the indemnification provided for in FPAC’s amended and restated certificate of incorporation. FPAC’s bylaws also permit it to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. FPAC has purchased a policy of directors’ and officers’ liability insurance that insures FPAC’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures it against its obligations to indemnify FPAC’s directors and officers.

FPAC believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Related Party Policy

FPAC did not have a formal policy for the review, approval or ratification of related party transactions prior to the IPO. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

Upon the completion of the IPO, FPAC adopted a code of ethics requiring it to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by FPAC’s board of directors (or the appropriate committee of FPAC’s board) or as disclosed in FPAC’s public filings with the SEC. Under FPAC’s code of ethics, conflict of interest situations include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving FPAC.

Certain Relationships and Related Person Transactions – Global Blue

Monitoring Fee Agreement

On July 31, 2012, members of the Group entered into a monitoring fee agreement (as amended on July 15, 2019, the “Monitoring Fee Agreement”) with Silver Lake and Partners Group, pursuant to which Silver Lake and Partners Group provide Global Blue with certain monitoring, advisory and consulting services as part of their control and ownership of Global Blue. For the financial years ended March 31, 2018, 2019 and 2020, Silver Lake and Partners Group received an aggregate of €1.0 million, €0.8 million and €0.7 million, respectively, in monitoring fees and related reimbursements. On May 14, 2020, Silver Lake and Partners Group agreed to waive their respective rights to a monitoring fee for any portion accrued and payable after December 31, 2019. Silver Lake and Partners Group continue to be reimbursed for out-of-pocket expenses, financial advisers, legal counsels and other costs relating to Global Blue. The obligation to pay the monitoring fee will automatically terminate upon Closing. The payment of fees and reimbursements related to the Monitoring Fee Agreement does not have an impact on Global Blue’s Adjusted EBITDA.

Other related party transactions

For additional information on related party transactions, see note 42 (“Related party transactions”) to Global Blue’s annual consolidated financial statements contained in this proxy statement/prospectus.

Loans Granted to Members of the Board or Executive Management

As of the date of this proxy statement/prospectus, Global Blue has no outstanding loan or guarantee commitments to members of the board or Executive Management.

Policies and Procedures for Related Person transactions

Effective upon the consummation of the Business Combination, New Global Blue’s board of directors will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the post-combination company’s executive officers or one of the post-combination company’s directors;

•	any person who is known by the post-combination company to be the beneficial owner of more than 5% of New Global Blue’s voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New Global Blue’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New Global Blue’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

New Global Blue will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

DESCRIPTION OF NEW GLOBAL BLUE SECURITIES

The following description of the material terms of the securities of New Global Blue following the Business Combination includes a summary of specified provisions of the proposed articles of association of New Global Blue that will be in effect upon completion of the transactions. This description is qualified by reference to New Global Blue’s articles of association as will be in effect upon completion of the transactions, which will be substantially in the form attached to this proxy statement/prospectus as Annex B and which is incorporated in this proxy statement/prospectus by reference. References in this section to “we,” “us” or the “Company” refer to New Global Blue, and references to the articles of association refer to the articles of association of New Global Blue as they will be amended.

Capital Structure of New Global Blue

Issued Share Capital. The share capital of New Global Blue is CHF 100,000 consisting of 10,000,000 fully paid registered shares with a nominal value of CHF 0.01 each.

In the context of the Business Combination, New Global Blue is expected to increase its share capital as follows:

•

An extraordinary general meeting of the shareholders of New Global Blue will be held on the date of closing to resolve to increase New Global Blue’s share capital by issuing (i) New Global Blue Shares and registered series A convertible preferred shares of CHF 0.01 par value each (“Series A Preferred Shares”) to the Seller Parties against contribution in kind of Global Blue shares which have not been acquired by the Secondary PIPE Investors, (ii) New Global Blue Shares to the Secondary PIPE Investor against a contribution in kind of Global Blue shares, (iii) New Global Blue Shares to the Primary PIPE investors against payment of the subscription price in cash, (iv) New Global Blue Shares to the Founder against a contribution in kind of the Excluded Founder Shares and (v) New Global Blue Shares to the Exchange Agent (acting in its own name but for the account of the holders of FPAC Class A Common Stock and FPAC Class B Common Stock, excluding the Surrendered Shares and Excluded Shares), upon consummation of the Merger against contribution in kind of a pro rata shareholding in US Holdco. In addition, the extraordinary general meeting of the shareholders of New Global Blue is expected to resolve to amend the articles of association to include the provisions relating to authorized and conditional share capital and the Series A Preferred Shares effective as of completion of the capital increase.

•

The Seller Parties, the Secondary PIPE Investors and the Primary PIPE Investors will each subscribe for the respective portion of New Global Blue Shares (New Global Blue Shares and Series A Preferred Shares in case of the Seller Parties).

•

The Primary PIPE Investors will pay the subscription price in cash for the New Global Blue Shares allocated to them. The Seller Parties and the Secondary PIPE Investors, will each enter into contribution in kind agreements with New Global Blue and transfer ownership and title of their shares in Global Blue to New Global Blue.

•

Once Global Blue has become a wholly owned subsidiary of New Global Blue, the Founder will enter into a contribution in kind agreement with New Global Blue and transfer ownership and title in the Excluded Founder Shares to New Global Blue. Upon effectiveness of the Merger, the Exchange Agent will enter into a contribution in kind agreement with New Global Blue and transfer ownership and title of its interest in US Holdco to New Global Blue.

•

The board of directors of New Global Blue will issue its board report in relation to the capital increase as required under Swiss law and the auditor of New Global Blue will issue its verification report as required under Swiss law.

•	The board of directors of New Global Blue will resolve the ascertainment and execution of the capital increase as required under Swiss law.

•

The board of directors of New Global Blue will file the capital increase and the documentation required to be filed in connection therewith for approval and registration with the Commercial Register of the Canton of Zurich.

•

Following approval of the capital increase by and its registration with the Commercial Register, the capital increase will have been completed and the New Global Blue Shares and the Series A Preferred Shares, respectively, will have been issued.

Increase of Share Capital. Under Swiss law, New Global Blue may increase its share capital and issue new shares through an ordinary capital increase, an authorized capital increase or a conditional capital increase. In each case, the issue price for each share may not be less than the nominal value of the newly issued share. An ordinary capital increase is approved at a general meeting of shareholders. The required vote is generally the approval of simple majority of the votes cast at the general meeting of shareholders. At least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for capital increases against New Global Blue’s equity, against contributions in kind, or for the purposes of acquiring assets or the granting of special benefits, or for capital increases where the preemptive/subscription rights of shareholders are limited or excluded. The amount by which the capital can be increased in an ordinary capital increase is unlimited, provided that sufficient contributions are made to cover the capital increase. An ordinary capital increase that has been approved by the shareholders must be executed within three months of shareholder approval. In an ordinary capital increase, holders of New Global Blue Shares as well as Series A Preferred Shares have preemptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold, unless such rights are excluded in accordance with Swiss law. For further details on these circumstances, see “—Preemptive Rights and Advance Subscription Rights.”

The shareholders can further authorize the board of directors by way of an amendment of the articles of association to increase the share capital in an amount not to exceed 50% of the share capital registered in the commercial register for a period of two years without further shareholder approval. To create authorized capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. Additional information regarding authorized share capital increases is set forth below under “—Authorized Share Capital.”

Under Swiss law, conditional share capital is used to issue new shares in the context of employee benefit and incentive plans, debt instruments with conversion rights or warrants granted to shareholders. To create conditional capital, a resolution of the general meeting of shareholders passed by a supermajority of at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. The requirements for a conditional capital increase are set forth below under “—Conditional Share Capital.”

Authorized Share Capital

Immediately following the consummation of the Business Combination, New Global Blue’s articles of association will authorize the board of directors to increase the share capital of New Global Blue and issue new New Global Blue Shares, without further shareholder approval, at any time during a two-year period in an amount to be determined, but which amount will not exceed 50% of the aggregate number of New Global Blue Shares and Series A Preferred Shares issued and registered in the commercial register following completion of the Business Combination; increases by way of underwritten public offerings as well as private placements will be permitted. After the expiration of the initial two-year period, the authorized share capital will be available to the board of directors for the issuance of additional shares only if the shareholders re-approve the authorization. Such authorization is limited to two years in each case under Swiss law as currently in force.

The board of directors will determine the time of issuance, the issue price, the manner in which the new shares will be paid for, the date from which the new shares carry the right to dividends and, subject to the provisions of New Global

Blue’s articles of association, the expiry or allocation of preemptive rights not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may sell such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of New Global Blue.

In an authorized capital increase, holders of New Global Blue Shares as well as Series A Preferred Shares would have preemptive rights to obtain newly issued shares in an amount proportional to the nominal value of the shares they already hold. However, the board of directors may exclude or restrict these preemptive rights in certain circumstances as set forth in New Global Blue’s articles of association. For further details on these circumstances, see “—Preemptive Rights and Advance Subscription Rights.”

Conditional Share Capital

Immediately following the consummation of the transactions described in this proxy statement/prospectus, New Global Blue’s articles of association will authorize the increase of the share capital of New Global Blue:

•

by issuing New Global Blue Shares up to an amount equal to a percentage to be determined at time of Closing of the aggregate number of New Global Blue Shares and Series A Preferred Shares issued and registered in the commercial register following completion of the Business Combination, upon the exercise of options or in connection with other rights regarding shares (including restricted stock units (“RSUs”) or performance stock units (“PSUs”)) granted to officers and employees or directors at all levels of the group as resolved by the board of directors (“Conditional Capital for Employee or Director Participation”);

•

by issuing New Global Blue Shares up to an amount equal to a percentage to be determined at time of Closing of the aggregate number of New Global Blue Shares and Series A Preferred Shares issued and registered in the commercial register following completion of the Business Combination by means of the exercise of conversion rights or options in relation with convertible debt instruments, bonds, loans and similar forms of financing of New Global Blue or of a subsidiary company (“Conditional Capital for Convertible Debt”); or

•

by issuing, from time to time, New Global Blue Shares up to an amount equal to a percentage to be determined at the time of Closing of the aggregate number of New Global Blue Shares and Series A Preferred Shares issued and registered in the commercial register following completion of the Business Combination in connection with the exercise of shareholder warrants that have been issued in connection with the listing of the Company to former holders of the Private Warrants of FPAC (“Conditional Capital for Existing Shareholder Warrants”).

Unless determined otherwise, Swiss law grants shareholders advance subscription rights to acquire the instruments that are issued in connection with Conditional Capital in an amount proportional to the nominal value of the shares they hold. However, the advance subscription rights and preemptive rights of shareholders are excluded with respect to Conditional Capital for Employee or Director Participation or Conditional Capital for Existing Shareholder Warrants. In relation to Conditional Capital relating to for Convertible Debt, the board of directors is authorized to exclude or restrict the advance subscription rights of shareholders in certain circumstances. See “—Preemptive Rights and Advance Subscription Rights.”

The terms of the instruments relating to Conditional Capital are determined as follows:

•

In connection with Conditional Capital for Employee or Director Participation, the board of directors determines the conditions for the allocation and exercise of the options and other rights regarding shares from article 4a of New Global Blue’s articles of association concerning “Conditional Capital – Employee or Director Participation”; the shares may be issued at a price below the market price.

•

In connection with Conditional Capital for Existing Shareholder Warrants, the new New Global Blue Shares may be issued at a price equal to or below the current market price; the board of directors will specify the specific conditions of issue including the issue price of the shares in the terms of the shareholder warrants.

•	In connection with Conditional Capital for Convertible Debt, the board of directors determines the conditions for the granting of the options and conversion rights.

Series A Preferred Shares

The Series A Preferred Shares have the same dividend (including liquidation dividends), voting and other rights as the New Global Blue Shares. In addition, the Series A Preferred Shares will enjoy preferred dividends (“Preference Dividend”) as follows:

•

For dividends resolved for the financial year ending March 31, 2026, and thereafter, an amount equal to 8% per annum (“Percentage”) of $10.00 will be paid ($0.80 per share) under the prerequisite that the general meeting of shareholders resolves a corresponding dividend and that the relevant provisions of the Federal Act on the Amendment of the Swiss Civil Code (Part Five: The Code of Obligations) of March 30, 1911, as amended from time to time (the “Swiss Code”), as well as the other legal requirements applicable to New Global Blue are complied with. No preference dividends will be paid for the financial years ending on or before March 31, 2025.

•	The Percentage will increase in each financial year after the financial year ending March 31, 2026 by an additional percentage point (equal to $0.10 per share) per year.

•

The general meeting of shareholders may resolve in any given year not to distribute dividends, or to distribute dividends in an amount not covering the full amount of the Preference Dividend; in such cases the respective remaining amount of the Preference Dividend of such year is forfeited at the end of such year, will not be carried forward to the following year(s) and does not increase the basis of the subsequently applicable Percentage.

The regular dividend on the New Global Blue Shares and Series A Preferred Shares may be resolved once the general meeting of shareholders has approved the payment of the Preference Dividend for the respective year in full.

In connection with a liquidation, each Series A Preferred Share confers the right to receive, after all debts have been satisfied, a priority claim of the liquidation proceeds in an amount equal to $10.00. After the distribution of the liquidation proceeds to the Series A Preferred Shares have been paid, the remainder will be distributed on the New Global Blue Shares.

To the extent permitted by applicable law, New Global Blue is authorized to acquire all or any portion of the Series A Preferred Shares in exchange for cash and/or New Global Blue Shares (either treasury shares or shares issued out of authorized share capital) pursuant to a contractual arrangement between New Global Blue and the holders of the Series A Preferred Shares which grants the holders put rights and New Global Blue call rights and redemption rights (“Conversion Agreement”).

According to the articles of association of New Global Blue, the transfer of Series A Preferred Shares, be it for ownership or other purposes, is subject to approval by the board of directors. The board of directors may only refuse such approval, and is obliged to refuse such approval, if the acquirer of the Series A Preferred Shares does not accede to the Conversion Agreement.

The issuance of any preferred shares as well as the modification and cancellation, respectively, of article 3b of New Global Blue’s articles of association concerning “Convertible Series A Preferred Shares” requires the approval of a special meeting of the Series A Preferred Shares, with a majority of the voting rights present at the meeting in person or by proxy (the “Preferred Special Meeting”). In addition, approval at the Preferred Special Meeting is required for (a) the approval of a merger which would result in a holder of a Series A Preferred Share receiving less than $10.00 per Series A Preferred Share, or (b) in case of resolutions by a general meeting of the shareholders being held in the context of a public tender offer for all or part of the New Global Blue Shares, to the extent that a holder of a Series A Preferred Share would receive less than $10.00 per Series A Preferred Share. However, no Preferred Special Meeting will be required for the cancellation of Series A Preferred Shares which are held in treasury by New Global Blue or its subsidiaries.

The Series A Preferred Shares confer the same preemptive rights and advance subscription rights for newly issued New Global Blue Shares as the New Global Blue Shares. The exclusion of preemptive or advance subscription rights for New Global Blue Shares does not require approval by the Preferred Special Meeting.

Other Classes or Series of Shares

Without prior approval of the shareholders, the board of directors may not create shares with increased voting powers (i.e., super voting shares) or another form of preferred shares (Vorzugsaktien). To create super-voting shares or another form of preferred shares (Vorzugsaktien), a resolution of the general meeting of shareholders passed by a qualified majority of at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required. In addition, if another form of preferred shares (Vorzugsaktien) conferring preferential rights over the existing Series A Preferred Shares shall be issued, the consent of both the Preferred Special Meeting and a special meeting of the other form of preferred share is required.

New Global Blue has not issued any non-voting stock to date (Partizipationsscheine, Genussscheine).

Treasury Shares

Treasury shares held by New Global Blue or any of its subsidiaries may be resold or issued to third parties, such as under an equity-based incentive plan of New Global Blue. These treasury shares will not have any voting or other rights while held by New Global Blue or any of its subsidiaries.

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code, if new shares are being issued, the existing shareholders have preemptive rights in relation to such shares or rights in proportion to the respective nominal values of their holdings. In the context of an ordinary capital increase approved by a general meeting of shareholders, the shareholders may, by a qualified majority of at least two thirds of the represented share votes and a majority of the represented nominal value of the shares represented, resolve to exclude or restrict the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to exclude or restrict the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If a general meeting of shareholders approves the creation of authorized or conditional share capital, it can also delegate the decision whether to exclude or restrict the preemptive rights and advance subscription rights for valid reasons to the board of directors. New Global Blue’s articles of association provide for this delegation with respect to New Global Blue’s authorized share capital and conditional share capital with respect to convertible debt in the circumstances described below under “—Authorized Share Capital” and “—Conditional Share Capital.”

Authorized Share Capital

Under New Global Blue’s articles of association, the board of directors is authorized to exclude or restrict the preemptive rights of the existing shareholders (and to allocate them to third parties):

•	in connection with strategic partnering and co-operation transactions;

•

in connection with mergers, acquisitions of companies (including takeover), enterprises or parts of enterprises, participations or intellectual property rights or other types of strategic investments as well as financing or refinancing of such transactions;

•	for the participation of directors, officers and employees at all levels of New Global Blue and its group companies;

•	for the purpose of expanding the shareholder base in connection with the listing of shares on (additional) foreign stock exchanges;

•

for the exchange and buy-back, respectively, of Series A Preferred Shares in exchange for New Global Blue Shares issued from authorized share capital according to article 3b section 4 of New Global Blue’s articles of association;

•

in connection with the exercise of warrants that have been issued to former holders of warrants of FPAC, in connection with the listing of New Global Blue and the creation of corresponding treasury shares;

•	in connection with the issuance of New Global Blue Shares to the Founder pursuant to the Merger Agreement and the creation of corresponding treasury shares;

•

in connection with the listing of New Global Blue Shares, including in connection with exchanges of loan notes or equity instruments issued by New Global Blue’s subsidiary Global Blue Holding Limited to members of management for New Global Blue Shares; or

•

in connection with the issuance of New Global Blue Shares to Globetrotter and other former shareholders of Global Blue in accordance with the price adjustment provisions pursuant to the Merger Agreement.

Conditional Share Capital

In connection with Conditional Capital for Convertible Debt, the board of directors is authorized to exclude or restrict shareholders’ advance subscription rights, if the convertible debt instruments, bonds, loans and similar forms of financing are used (1) if an issue by firm underwriting by a consortium with subsequent offering to the public without advance subscription rights seems to be the most appropriate form of issue at the time, particularly in terms of the conditions for issue, or (2) in connection with the financing or refinancing of the acquisition (including takeover) of companies, enterprises, parts of enterprises, participations or joint ventures or other investments.

To the extent shareholders’ advance subscription rights are excluded, (i) the exercise period for Convertible Debt conversion and option rights granted may not exceed 15 years and seven years, respectively, and (ii) the terms of the relevant Convertible Debt instruments, bonds, loans and similar forms of financing, including conversion and option terms, should be set taking into consideration the market conditions at the time of their issue.

In connection with Conditional Capital for Employee or Director Participation or Conditional Capital for Existing Shareholder Warrants, shareholders have no advance subscription rights and preemptive rights. See “—Capital Structure of New Global Blue—Conditional Share Capital.”

Dividends

Dividends may be paid only if there are sufficient profits as shown in the balance sheet or distributable reserves to allow the distribution of a dividend, both based on the audited and approved statutory financial statements. In case of holding companies, the general legal reserves (allgemeine gesetzliche Reserven), which include share premiums, are generally considered as distributable to the extent they exceed 20% of the share capital. The payment of interim dividends out of profits of the current business year which are not yet shown in an audited and approved balance sheet is not permitted. New Global Blue is required to retain at least 5% of the annual net profits as general legal reserves for so long as these reserves amount to less than 20% of the paid-up nominal share capital (article 671 of the Swiss Code). Swiss law requires that the declaration of a dividend be approved at a general meeting of shareholders. In addition, New Global Blue’s auditors must confirm that the dividend proposal put forth to the general meeting of shareholders by the board of directors conforms to the relevant statutory requirements and those of the articles of association (article 728a of the Swiss Code).

Dividends are usually due and payable promptly after the shareholders’ resolution relating to the allocation of profits has been passed at a shareholders’ meeting, unless the general meeting of the shareholders resolves otherwise. Under Swiss law and the articles of association of New Global Blue, the statute of limitations with respect to dividend payments is five years. Lapsed dividends will accrue to New Global Blue.

Under Swiss law as it is currently in force, distributable profits and reserves have to be accounted in Swiss francs.

In addition, Swiss law allows the reduction of share capital, which may amongst others, involve a repayment of nominal values or share repurchases. Such reduction is subject to several conditions, which include, amongst others, that the shareholders resolve on such reduction, that the auditor of the company certifies the company’s debts being covered, and that creditors are granted a time period of two months to demand that their claims be satisfied or secured.

Repurchases of Shares

The Swiss Code limits a company’s ability to hold or repurchase its own shares. New Global Blue and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable equity (including nominal share capital legal reserves, reserves for New Global Blue’s own shares and special reserves) is available, as described above under “Description of New Global Blue Securities—Dividends.” The aggregate nominal value of all New Global Blue Shares acquired by New Global Blue and its subsidiaries may generally not exceed 10% of the aggregate share capital at any time. Certain exceptions apply, such as in the context of a cancellation of shares through capital reduction approved by shareholders.

Repurchased shares held by New Global Blue or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares. For more information about Swiss withholding tax and share repurchases, see “The Business Combination Proposal – Material Tax Considerations – Swiss Tax Considerations.”

Form and Transfer of Shares

According to the articles of association of New Global Blue, New Global Blue may issue its New Global Blue Shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of New Global Blue Shares at any time and without the approval of the shareholders. A shareholder may not demand a conversion of the form of the New Global Blue Shares or the printing and delivery of share certificates. With the consent of the shareholder, New Global Blue may cancel issued certificates which are returned to it without replacement.

New Global Blue may create intermediated securities for the New Global Blue Shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Swiss Federal Act on Intermediated Securities of October 3, 2008, as amended from time to time. New Global Blue may withdraw New Global Blue Shares issued as intermediary-held securities from the respective custody system.

Uncertified securities (Wertrechte) may only be transferred by way of written assignment provided that they are not registered as book-entry securities. In order to be valid, the assignment must be reported to New Global Blue.

All the foregoing paragraphs of this section “Form and Transfer of Shares” apply mutatis mutandis to Series A Preferred Shares.

The articles of association of New Global Blue do not include any transfer restrictions with respect to New Global Blue Shares.

According to the articles of association of New Global Blue, the transfer of Series A Preferred Shares, be it for ownership or other purposes, is subject to the approval by the board of directors. The board of directors may only refuse such approval, and is obliged to refuse such approval, if the acquirer of the Series A Preferred Shares does not accede to the Conversion Agreement.

Where the consent required for transfer of shares is not given, the ownership of the shares and all attendant rights remain with the transferor. However, in the case of acquisition of shares by inheritance, division of estate, matrimonial property law or compulsory execution, ownership and the attendant pecuniary rights pass to the acquirer of the shares immediately, whereas the attendant participation rights pass only when New Global Blue has given its consent. Where New Global Blue fails to refuse the request for consent within three months of receipt or refuses it without just cause, consent is deemed to have been given.

Share Register

Swiss law and the articles of association of New Global Blue require New Global Blue to keep a share register in which the first and last names of individuals (or the company name for legal entities), domicile (or legal domicile for legal entities) and address of the owners and usufructuaries of New Global Blue Shares and Series A Preferred Shares are recorded. Any person registered in the share register of New Global Blue changing its address must inform New Global Blue accordingly. The main function of the share register is to record shareholders entitled to vote and participate in general meetings of shareholders, or to assert or exercise other rights related to voting rights.

In order to register New Global Blue Shares or Series A Preferred Shares in New Global Blue’s share register, a purchaser must file a share registration form with New Global Blue’s Share register, which is expected to be kept by the transfer agent and registrar. Failing such registration, the purchaser may not vote at or participate in general meetings of shareholders.

New Global Blue’s share register will initially be kept by Continental Stock Transfer & Trust Company, which will act as transfer agent and registrar. The share register reflects only record owners of New Global Blue Shares and Series A Preferred Shares who own such shares directly (as opposed to beneficially owned shares held in “street name”). Swiss law does not recognize fractional share interests.

General Meetings of Shareholders

Under Swiss law, an annual ordinary general meeting of shareholders must be held within six months after the end of New Global Blue’s financial year, which is March 31. An extraordinary general meeting of shareholders may be called as often as necessary. New Global Blue’s board of directors determines the time and location of the general meeting of shareholders.

General meetings of shareholders may be convened by the board of directors of New Global Blue and, if needed, by the auditors, by publishing a notice in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt) at least twenty days prior to such meeting. The notice must state the day, time and place of the meeting, the agenda, the proposals of New Global Blue’s board of directors and the proposals of the shareholders who have requested the general meeting of shareholders or that an item be included on the agenda. New Global Blue’s board of directors is further required to convene an extraordinary general meeting of shareholders if so resolved by a general meeting of shareholders or if so requested by shareholders holding in aggregate at least 10% of New Global Blue’s nominal share capital. Such request must be communicated to New Global Blue’s board of directors in writing and specify the items to be discussed and the proposals to be decided upon.

Shareholders with voting rights individually or jointly representing at least 10% of the share capital of New Global Blue may demand that items be put on the agenda. Such demands have to be submitted to the chairman/chairwoman of the board of directors at least 45 calendar days before the date of the general meeting of shareholders and must be in writing, specifying the item and the proposals.

In a general meeting of shareholders, each New Global Blue Share and each Series A Preferred Share will entitle its registered holder or usufructuary to one vote.

At a general meeting of shareholders, each shareholder may be represented by the independent proxy, or by any other person (who need not be a shareholder). The board of directors issues regulations on the procedures of participation and representation at the general meeting of shareholders. The person chairing the general meeting of shareholders decides whether a proxy is acceptable or not.

The chairman/chairwoman determines the voting procedure. The voting and elections are conducted with electronic voting devices – to the extent that this is possible at the meeting. If not, resolutions or elections will be taken on a show of hands unless a written ballot is held upon resolution of the general meeting of shareholders or if the person chairing the general meeting of shareholders so directs. If the person chairing the general meeting of shareholders doubts the results of the vote, he/she may change the way of voting. In this case, the preceding resolution or election is deemed not to have occurred.

The articles of association of New Global Blue do not require a minimum number of shareholders to be present in order to hold a general meeting of shareholders. A general meeting of shareholders passes its resolutions and carries out its elections with the simple majority of the votes cast, to the extent that neither the law nor the articles of association of New Global Blue provide otherwise. Abstentions, empty votes and invalid votes will not be taken into account for the calculation of the required majority.

The general meeting of shareholders is the supreme corporate body of New Global Blue. It has the following non-transferable powers:

•	to adopt and amend the articles of association of New Global Blue;

•	to elect and recall the members of the board of directors, the chairman/chairwoman of the board of directors, the members of the compensation committee, the auditors and the independent proxy;

•	to approve the management report and the consolidated accounts;

•	to approve the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

•	to approve the compensation of the members of the board of directors and the executive management pursuant to articles 8, 27 and 28 of the articles of association of New Global Blue;

•	to grant discharge to the members of the board of directors, executive management and the compensation committee;

•

to pass resolutions regarding issues which are reserved to the general meeting of shareholders by law or by the articles of association of New Global Blue or which are presented to it by the board of directors;

•

approve separately the proposals by the board of directors in relation to the aggregate maximum amount of (a) the compensation of the board of directors for the term of office until the next ordinary general meeting of shareholders, and (b) the compensation of the executive management for the next financial year; and

•	hold an advisory non-binding vote on New Global Blue’s compensation report.

Under the articles of association of New Global Blue, a resolution of the general meeting of shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy is required for:

•	the introduction, easement or abolition of restrictions of the transferability of registered shares;

•	any creation of shares with preferential rights or with privileged voting rights;

•	any authorized or conditional capital increases;

•	any increase of capital against New Global Blue’s equity, against contributions in kind, or for the purpose of acquiring assets or the granting of special benefits;

•	any limitation or withdrawal of subscription rights;

•	any change of the registered office or corporate name of New Global Blue;

•	any sale of all or substantially all of the assets of New Global Blue;

•	any merger, demerger or similar reorganization of New Global Blue;

•	the liquidation of New Global Blue;

•	change of the maximum number of the members of the board of directors;

•	any change to article 15 (Qualified majority for important resolutions) of the articles of association of New Global Blue; and

•

the other cases listed in article 704 paragraph 1 of the Swiss Code and in the Federal Act on Merger, Demerger, Conversion and Transfer of Assets (Merger Act) dated October 3, 2003 (“Swiss Merger Act”) in the relevant applicable version.

In addition to the items listed above, the Swiss Code further requires a resolution of the general meeting of shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy for a change of the legal purpose of New Global Blue.

Pursuant to the Swiss Merger Act, an affirmative vote of at least 90% of the outstanding shares is required (i) to approve a squeeze-out merger, in which minority shareholders of the company being acquired are compensated in a form other than through shares of the acquiring company (e.g. through cash or securities of a parent company of the acquiring company or of another company), or (ii) to approve an asymmetrical demerger.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.

Inspection of Books and Records

Under the Swiss Code, a shareholder registered in the share register of New Global Blue has a right to inspect the share register with regard to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by a resolution of the board of directors (or if unlawfully denied, by court order) and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder registered in New Global Blue’s share register is entitled to request information from the board of directors concerning the affairs of the company. Shareholders registered in New Global Blue’s share register may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or material interests of New Global Blue.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation. If the general meeting of shareholders approves the proposal, New Global Blue or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at New Global Blue’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of shares in an aggregate nominal value of at least CHF 2 million may request, within three months after the general meeting of the shareholders, the court to appoint a special commissioner. The court will issue such order if the petitioners can demonstrate that the board of directors, any member of the board of directors or an officer of New Global Blue infringed the law or New Global Blue’s articles of association and thereby damaged the company or the shareholders. If admitted, the costs of the investigation would generally be allocated to New Global Blue and only in exceptional cases to the petitioners.

Arbitration

According to the articles of association of New Global Blue, corporate litigation will be resolved by an arbitration court, consisting of three arbitrators, with its seat in Zurich, Switzerland. The arbitration proceedings will be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force on the date on which the request for arbitration is submitted in accordance with these rules. Pursuant to the articles of association of New Global Blue, the arbitration clause is binding on all shareholders of New Global Blue, New Global Blue itself and the corporate bodies of New Global Blue. While arbitration clauses in articles of association are considered to be valid under Swiss law, it is not settled under Swiss law whether they are also valid in the context of listed companies, which uncertainty could create some delay for shareholders seeking to bring claims against New Global Blue or its directors or officers. Costs in arbitration proceedings can be significantly higher than in proceedings before ordinary Swiss courts. Shareholders initiating arbitration proceedings under the arbitration provision contained in the articles of association will be required to make advance payments to the arbitration court in order to cover the arbitration court’s expenses and these amounts can be materially higher than in a proceeding in an ordinary Swiss court. Similarly, a shareholder will or may be required to make advance payments to cover the counsel cost of the opposing party in the event it does not prevail or only partly prevails and such reimbursement cost can be significantly higher than in proceedings in ordinary Swiss courts. Also the ability to obtain evidence and enforce evidence production obligations in an arbitration proceeding can be significantly less effective than in an ordinary Swiss court proceeding. Further, the enforcement of an arbitration award outside of Switzerland may be more difficult and subject to more burdensome requirements than the verdict of a Swiss court. In addition, while such arbitration requirements for corporate litigation would not preclude a shareholder from bringing a claim against New Global Blue or its directors or officers in U.S. courts under the civil liability provisions of the U.S. federal securities laws, as noted above, shareholders may be unable to enforce a judgment predicated upon such civil liability provisions in Swiss courts.

Notices

The publication instrument of New Global Blue is the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). The board of directors of New Global Blue may designate further means of publication.

Takeover Regulation and Mandatory Bids

Swiss law provides for certain rules and protections of shareholders of domestic listed companies. Due to New Global Blue’s proposed cross-border structure, however, several of these rules do not apply to New Global Blue as if it were a Swiss company listed in Switzerland. In particular, the Swiss rules under the Swiss Financial Market Infrastructure Act on disclosure of shareholdings, and the tender offer rules under the Swiss Financial Market Infrastructure Act, including mandatory tender offer requirements and regulations regarding voluntary tender offers, which are typically available in relation to Swiss listed companies, do not apply to New Global Blue since it will not be listed in Switzerland.

Squeeze-Out

Under Swiss law, the Swiss Merger Act provides a means for squeezing out minority shareholders in the context of a merger. Article 8 section 2 of the Swiss Merger Act stipulates that merging companies can provide in the merger agreement that only cash or other compensation will be paid. Such compensation needs to be adequate and requires an affirmative vote of at least 90% of the outstanding shares.

No squeeze-out mechanism pursuant to the Swiss Financial Market Infrastructure Act is available to an acquirer of New Global Blue following a tender offer.

Duration and Liquidation

The articles of association of New Global Blue do not limit its duration. Under Swiss law, New Global Blue may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares present in person or represented by proxy at the general meeting of shareholders. Dissolution and liquidation by court order is possible if (1) New Global Blue becomes bankrupt or (2) shareholders holding at least 10% of New Global Blue’s share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the nominal value of New Global Blue Shares held, but this surplus is subject to Swiss withholding tax at rate of currently 35%. The Series A Preferred Shares carry a liquidation preference.

New Global Blue Warrants

Upon the Closing, each outstanding Warrant will automatically become a New Global Blue Warrant, and represent the right to purchase one New Global Blue Share in lieu of one share of FPAC Class A Common Stock at a price of $11.50 per share, subject to adjustment as described below. The New Global Blue Warrants will become exercisable thirty (30) days after the Closing and will expire on the fifth anniversary of the Closing at 5:00 p.m. New York City time, or upon an earlier redemption. The New Global Blue Warrants will be governed by the Warrant Agreement, as modified by a Warrant Assumption Agreement to be entered into by New Global Blue and Continental Stock Transfer & Trust Company, as warrant agent, in connection with the Closing. You should review a copy of the Warrant Agreement and the form of such Warrant Assumption Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the New Global Blue Warrants.

Public Warrants

The following description applies to Public Warrants that become New Global Blue Warrants as a result of the Business Combination.

The Warrant Agreement requires New Global Blue, as soon as practicable, but in no event later than 15 business days after the Closing Date, to use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New Global Blue Shares issuable upon exercise of the New Global Blue Warrants, and to use its best efforts to cause the same to become effective, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the New Global Blue Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the foregoing, if a registration statement covering the shares issuable upon exercise of such warrants is not effective within 60 business days following the Closing, holders of New Global Blue Warrants may, until such time as there is an effective registration statement and during any period when New Global Blue has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. In such event, each holder would pay the exercise price by surrendering the New Global Blue Warrants for that number of New Global Blue Shares equal to the quotient obtained by dividing (x) the product of the number of New Global Blue Shares underlying the New Global Blue Warrants held by the holder, multiplied by the excess of the “fair market value” (defined below) over the exercise price of such warrants by (y) the fair market value. The “fair market value” for this purpose will mean the volume weighted average price of New Global Blue Shares as reported during the ten (10) trading day period ending on the trading day prior to the date notice of exercise is received.

New Global Blue will not be obligated to deliver any New Global Blue Shares pursuant to the exercise of a New Global Blue Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Global Blue Shares underlying the New Global Blue Warrants is then effective and a prospectus relating thereto is current, subject to New Global Blue satisfying its obligations described below with respect to registration. No New Global Blue Warrant will be exercisable and New Global Blue will not be obligated to issue New Global Blue Shares as a result of the exercise of a New Global Blue Warrant unless the New Global Blue Shares issuable upon such warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the such warrants.

Notwithstanding the above, if New Global Blue Shares are at the time of any exercise of a New Global Blue Warrant not listed on a U.S. national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Global Blue may, at its option, require holders of New Global Blue Warrants who exercise such warrants to do so on a “cashless basis” and, in the event New Global Blue so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The exercise price and number of New Global Blue Shares issuable on exercise of the New Global Blue Warrants will be adjusted in certain circumstances and subject to certain exceptions described in the Warrant Agreement, including in the event of a share dividend, extraordinary dividend or New Global Blue’s recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the New Global Blue Warrants. If, upon exercise of the New Global Blue Warrants, a holder would be entitled to receive a fractional interest in a share, New Global Blue will, upon exercise, round down to the nearest whole number of New Global Blue Shares to be issued to the holder.

Once the New Global Blue Warrants become exercisable, New Global Blue may call such warrants for redemption if, and only if, the reported last sale price of the New Global Blue Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within a 30-Trading Day period ending three business days before New Global Blue sends the notice of redemption to the holders of New Global Blue Warrants. In addition, New Global Blue may only call such New Global Blue Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder.

If and when the New Global Blue Warrants become redeemable, New Global Blue may not exercise its redemption right if the issuance of New Global Blue Shares upon exercise of the New Global Blue Warrants is not exempt from registration or qualification under applicable state blue sky laws or New Global Blue is unable to effect such registration or qualification.

If New Global Blue calls the New Global Blue Warrants for redemption as described above, it will have the option to require any holder that wishes to exercise its New Global Blue Warrant prior to such redemption to do so on a “cashless basis.” If New Global Blue takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of New Global Blue Shares to be received upon exercise of the New Global Blue Warrants, including the “fair market value” in such case.

A holder of a New Global Blue Warrant may notify New Global Blue in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New Global Blue Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the New Global Blue Shares outstanding immediately after giving effect to such exercise.

The Warrant Agreement provides that the terms of the New Global Blue Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding New Global Blue Warrants in respect of Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The New Global Blue Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New Global Blue, for the number of New Global Blue Warrants being exercised. The warrantholders do not have the rights or privileges of holders of New Global Blue Shares or any voting rights until they exercise their New Global Blue Warrants and receive New Global Blue Shares.

Private Placement Warrants

The following description applies to Private Placement Warrants that become New Global Blue Warrants as a result of the Business Combination.

For so long as the New Global Blue Private Placement Warrants are held by the Founder or its permitted transferees, (i) such warrants (and any new Global Blue Shares issuable upon exercise thereof) will not be transferable, assignable or salable until 30 days after the Closing except in limited circumstances), (ii) such warrants will not be redeemable, and (iii) such warrants may be exercised on a cashless basis. Otherwise, the New Global Blue Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants that become New Global Blue Warrants described above, including as to exercise price, exercisability and exercise period, and adjustment. The transferability of such warrants (and any new Global Blue Shares issuable upon exercise thereof) will be further restricted under the Shareholders Agreement. See “The Business Combination Proposal—Related Agreements.”

Comparison of Corporate Governance and Shareholder Rights

New Global Blue is a Swiss company. Swiss law and New Global Blue’s articles of association will govern the rights of its shareholders. Swiss law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the articles of association will differ in certain material respects from the amended and restated certificate of incorporation and bylaws of FPAC. As a result, when you become a shareholder of New Global Blue, your rights will differ in some regards as compared to when you were a stockholder of FPAC. Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of FPAC and New Global Blue according to applicable law and/or the organizational documents of FPAC and New Global Blue. You also should review the form of articles of association of New Global Blue (as they will be amended immediately prior to the Business Combination substantially in such form) attached as Annex B to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of Switzerland, to understand how these laws apply to FPAC and New Global Blue.

Provision	FPAC (A Delaware Corporation)	New Global Blue (A Swiss Company)
Applicable corporate law legislation	General Corporation Law of the State of Delaware

Articles 620-763 of the Swiss Code of Obligations, as amended from time to time; the Swiss Ordinance against Excessive Remuneration in Listed Companies dated November 20, 2014, as amended from time to time; the Swiss Merger Act, as amended from time to time.

Provision	FPAC (A Delaware Corporation)	New Global Blue (A Swiss Company)
Special Vote Required for Combinations with Interested Stockholders/Shareholders

A corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder except if (1) the board had approved the business combination prior to consummation of the transaction (2) the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition, or (3) the business combination is approved by the board, and by a 2/3 majority vote of the other stockholders in a meeting (i.e., not by written consent).

Generally, no special shareholder vote is required for a business combination with a shareholder only because such shareholder became an interested stockholder. In the context of a capital increase, however, supermajority vote and disclosure requirements may apply if at that time the company intends to acquire assets from a shareholder or related persons.
Appraisal Rights

A stockholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitles to appraisal rights under which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration the stockholder would otherwise receive in the transaction. Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.

If a squeeze-out merger under the Swiss Merger Act occurs, a minority shareholder subject to the squeeze-out merger could seek to claim, within two months of the publication of the squeeze-out merger, that the consideration offered is “inadequate” and petition a Swiss competent court to determine what “adequate” consideration is.
Mergers and Asset Sales; Amendments to Governing Documents	Stockholder approval of mergers, sales of substantially all of the assets and amendments of constitutional documents require a majority of outstanding shares; most other stockholder approvals require a majority of those present and voting, provided a quorum is present.	Shareholder approval of mergers, sales of all or substantially all of the assets of New Global Blue and the amendment of specific sections listed or referenced in article 15 of the articles of association of New Global Blue require a majority of at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares; other shareholder approvals require a majority of the votes cast, to the extent that neither the law nor the articles of association provide otherwise. Furthermore, under the Swiss Merger Act, an affirmative

Provision	FPAC (A Delaware Corporation)	New Global Blue (A Swiss Company)

vote of at least 90% of the outstanding shares is required (i) to approve a squeeze-out merger, in which minority shareholders of the company being acquired are compensated in a form other than through shares of the acquiring company (e.g. through cash or securities of a parent company of the acquiring company or of another company), or (ii) to approve an asymmetrical demerger.

Quorum	Quorum is set in the constitutional documents, but cannot be less than one-third of outstanding shares.	Swiss law and the articles of association of New Global Blue do not provide for a quorum requirement.
Stockholder/Shareholder Consent to Action Without Meeting	The certificate of incorporation provides that its stockholders may not act by written consent.	Under Swiss law, shareholders may not act by written consent.
Inspection of Books and Records; Information Requests	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

Any shareholder may inspect the company’s books and records if the general meeting of shareholders or the board of directors has granted authorization.

At shareholder meetings, any shareholder is entitled to information from the board of directors on the affairs of the company and from the external auditors on the methods and results of their audit, to the extent this is required for the exercise of shareholder rights and subject to New Global Blue’s business secrets or other interests warranting protection.

Stockholder/Shareholder Lawsuits for violation of directors’ duties	A stockholder may bring a derivative suit for alleged violation of directors’ duties, subject to procedural requirements.

A shareholder may bring a lawsuit for alleged violation of directors’ duties, either for damage caused to the shareholder itself or for damage caused to the company, subject to procedural requirements.

Shareholders bringing lawsuit before Swiss courts may be obliged to advance, and finally bear, court costs and compensation for the defense.

Provision	FPAC (A Delaware Corporation)	New Global Blue (A Swiss Company)

They will generally bear the burden of proof, with no pre-trial discovery or similar procedures being available. If shareholders sue for damage caused to the company, any recovered damages will be paid to the company and not to the shareholder.

Election and Removal of Directors; Vacancies

At any annual or special meeting of the stockholders at which a quorum is present, holders of FPAC Class A Common Stock and FPAC Class B Common Stock, voting together as a single class, have the exclusive right to vote for the election of directors by a plurality of the votes cast by the stockholders present in person (or remote means of communication, if applicable) or represented by proxy at the meeting and entitled to vote. The election need not be written by ballot.

Except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

The board may increase the size of the board and fill any vacancies.

The board shall consist of a minimum of three members and maximum of nine members. The term of the members of the board as well of the chairman/chairwoman shall correspond to the legally permitted maximum term of one year and shall end at the end of the next ordinary general meeting of shareholders. Re-election is permitted.

Any director or the entire board of directors may be removed with immediate effect, with or without cause, with a majority of the votes cast.

The board of directors may not increase the size of the board of directors or fill any vacancies.

Classified or Staggered Boards	Classified boards are permitted, and do prevent the removal of directors with immediate effect.	Classified boards are not available, as the term of office of directors may not exceed one year and any classification would not limit the ability of shareholders to remove directors.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	Directors must exercise a duty of care and duty of loyalty to the company and adhere to the obligation to treat shareholders equally.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	Under Swiss law, a company may indemnify a director or officer of the company against losses and expenses, including attorney’s fees, judgments, fines and settlement amounts actually

Provision	FPAC (A Delaware Corporation)	New Global Blue (A Swiss Company)

and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of or serving for the company. Certain limits exist, e.g., if such losses and expenses result from a grossly negligent breach of such director’s or officer’s fiduciary or other duties under Swiss law. A Swiss company may also purchase customary directors and officers liability insurance protection, with a view to protect its directors and officers in cases where it cannot or does not indemnify them.

Limited Liability of Directors	Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.	Directors are personally liable to the company, its shareholders and creditors for damages resulting from an intentional or negligent breach of their duties as directors of the company. If the board has delegated the management of the company to a separate committee, the board’s duties are limited to whether it carefully selected, instructed and supervised the management. However, no limitation or elimination of the monetary liability of a director is possible.

STOCK MARKET AND DIVIDEND INFORMATION

Far Point’s Units, Class A Common Stock and Warrants are each traded on the NYSE under the symbols “FPAC.UN,” “FPAC” and “FPAC.WS,” respectively.

The closing price of the FPAC Units, FPAC Class A Common Stock and Public Warrants on January 15, 2020, the last trading day before announcement of the execution of the Merger Agreement, was $10.97, $10.57, and $1.40 respectively. As of            , 2020, the record date for the Special Meeting, the most recent closing price for each FPAC Unit, FPAC Class A Common Stock and Public Warrant was $            , $             and $            , respectively.

Holders of the Units, Public Shares and Public Warrants should obtain current market quotations for their securities. The market price of FPAC’s securities could vary at any time before the Business Combination.

New Global Blue has applied to list the New Global Blue Shares and New Global Blue Warrants on the NYSE under the symbols “GB,” and “GB.WS.” It is a condition to consummation of the Business Combination in the Merger Agreement that the New Global Blue Shares to be issued in connection with the Business Combination will have been approved for listing on the NYSE, subject only to official notice of issuance thereof. New Global Blue, the Company, the Seller Parties and FPAC have certain obligations in the Merger Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying the NYSE listing condition. The NYSE listing condition in the Merger Agreement may be waived by the parties to the Merger Agreement.

Holders

As of             , 2020, there was one holder of record of FPAC’s Class A Common Stock and four holders of record of FPAC’s Class B Common Stock, one holder of record of FPAC’s Units and two holders of record of FPAC’s Warrants. See “Beneficial Ownership of Securities.”

Dividend Policy

FPAC has not paid any cash dividends on the FPAC Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends after consummation of the Business Combination will be dependent upon the revenue, earnings and financial condition of New Global Blue from time to time. The payment of any dividends subsequent to the Business Combination will be within the discretion of the board of directors of New Global Blue.

APPRAISAL RIGHTS

Neither FPAC stockholders nor FPAC warrantholders have appraisal rights under the DGCL in connection with the Business Combination.

ANNUAL MEETING STOCKHOLDER PROPOSALS

If the Business Combination is consummated, you will be entitled to attend and participate in New Global Blue’s annual meetings of shareholders. If New Global Blue holds a 2021 annual meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. As a foreign private issuer, New Global Blue will not be subject to the SEC’s proxy rules.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with FPAC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of FPAC, c/o 18 West 18th Street New York, NY 10011. Following the Business Combination, such communications should be sent in care of New Global Blue, Zürichstrasse 38, 8306 Brüttisellen, Switzerland. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of New Global Blue Shares and certain matters related to the assumption of the Warrants by New Global Blue will be passed on by Niederer Kraft Frey AG, Swiss counsel to New Global Blue. The validity of New Global Blue Warrants under New York law will be passed on by Morgan, Lewis & Bockius LLP, New York counsel to FPAC.

Simpson Thacher & Bartlett LLP will opine upon certain U.S. federal income tax consequences of the Merger. An investment vehicle comprised of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns interests representing less than 1% of the capital commitments of certain investment funds affiliated with Silver Lake.

EXPERTS

The financial statements of Global Blue Group AG as of March 31, 2020, 2019 and 2018 and for each of the three years in the period ended March 31, 2020 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers SA is a member of EXPERTsuisse — Swiss Expert Association for Audit, Tax and Fiduciary.

The financial statements for Far Point Acquisition Corporation as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph relating to the ability of Far Point Acquisition Corporation to continue as a going concern as described in Note 1 to the financial statements) thereon appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, FPAC and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of FPAC’s annual report to stockholders and FPAC’s proxy statement. Upon written or oral request, FPAC will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that FPAC deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that FPAC deliver single copies of such documents in the future. Stockholders may notify FPAC of their requests by calling or writing FPAC at its principal executive offices at Far Point Acquisition Corporation, c/o Far Point Acquisition Corporation, 18 West 18th Street New York, NY 10011. Following the Business Combination, such requests should be made by calling +41 22 363 7740 or writing New Global Blue at Zürichstrasse 38, 8306 Brüttisellen, Switzerland.

WHERE YOU CAN FIND MORE INFORMATION

FPAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on FPAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to FPAC has been supplied by FPAC, and all such information relating to Global Blue has been supplied by Global Blue. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

FPAC:

18 West 18th Street

New York, NY 10011

(212) 715-3880

Proxy Solicitor:

Morrow Sodali LLC

470 West Avenue

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400

FPAC.info@investor.morrowsodali.com

INDEX TO FINANCIAL STATEMENTS

Global Blue Group AG

Page No.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Income Statement for the periods from April 1, 2019 through March 31, 2020, April 1, 2018 through March 31, 2019 and April 1, 2017 through March 31, 2018	F-7
Consolidated Statement of Comprehensive Income for the periods from April 1, 2019 through March 31, 2020, April 1, 2018 through March 31, 2019 and April 1, 2017 through March 31, 2018	F-8
Consolidated Statement of Financial Position as of March 31, 2020, March 31, 2019 and March 31, 2018	F-9
Consolidated Statement of Cash Flows for the periods from April 1, 2019 through March 31, 2020, April 1, 2018 through March 31, 2019 and April 1, 2017 through March 31, 2018	F-10
Consolidated Statement of Changes in Equity	F-11
Notes to Consolidated Financial Statements	F-14

Far Point Acquisition Corporation

Page No.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-91
Balance Sheets as of December 31, 2019 and December 31, 2018	F-92
Statements of Operations for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018	F-93
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018	F-94
Statements of Cash Flows for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018	F-95
Notes to Financial Statements	F-96

Unaudited Financial Statements
Condensed Balance Sheets as of March 31, 2020 and December 31, 2019	F-109
Condensed Statements of Operations for the three months ended March 31, 2020 and March 31, 2019	F-110
Condensed Statements of Changes in Stockholders’ Equity for the three months ended March 31, 2020 and March 31, 2019	F-111
Condensed Statements of Cash Flows for the three months ended March 31, 2020 and March 31, 2019	F-112
Notes to Unaudited Condensed Financial Statements	F-113

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Global Blue Group AG

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Global Blue Group AG and its subsidiaries (the “Company”) as of March 31, 2020, 2019 and 2018, and the related consolidated income statements, statements of comprehensive income, statements of cash flows and statements of changes in equity for each of the three years in the period ended March 31, 2020, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2020, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2020 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Change in Accounting Principle

As discussed in Notes 3 and 13 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – COVID-19

As discussed in Note 44 to the consolidated financial statements, in March 2020 the COVID-19 outbreak was recognized as a pandemic, with governments taking preventative measures, including imposing restrictions on international travel and closure of all non-essential stores. These measures have negatively impacted the Company’s business and recent results of operations and financial condition. At this point, the Company cannot reasonably estimate the duration and severity of this pandemic, which could have a significant negative impact on the Company’s business, results of operations, financial position and cash flows in the year ending March 31, 2021.

/s/ PricewaterhouseCoopers SA

Geneva, Switzerland

June 23, 2020

We have served as the Company’s or its predecessors’ auditor since 2010.

Global Blue Group AG

Consolidated Financial Statements

1 April 2018 – 31 March 2020

Zürichstrasse 38.

CH-8306 Brüttisellen, Switzerland

CHE-218.820.653

N43.	Shareholders of Global Blue Group AG	F-88
N44.	COVID-19 Considerations	F-88
N45.	Events after the reporting period	F-90

GENERAL INFORMATION

Board of Directors

Christian Lucas

Jacques Stern

Marcel Erni

Joseph Osnoss

Katherine Brody

Eric Meurice

Eric Strutz

Ulf Pagenkopf

Registered office

Zürichstrasse 38, 8306 Brüttisellen, Switzerland

Auditors

PricewaterhouseCoopers SA (CHE-390.062.005), Genève

Owners

The shareholders of Global Blue Group AG - Group are outlined in Note 43

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED INCOME STATEMENT

(€ thousands)	Notes	2019/20	2018/19	2017/18
Total revenue	6	420,400	412,956	421,444

Operating expenses	7	(380,123)	(354,433)	(361,587)

Operating Profit		40,277	58,523	59,857
Finance income	11	5,309	2,825	2,394
Finance costs	11	(37,158)	(31,505)	(34,519)

Net finance costs	11	(31,849)	(28,680)	(32,125)

Profit before tax		8,428	29,843	27,732
Income tax expense	12	(7,899)	(22,956)	(8,254)

Profit for the year		529	6,887	19,478

Profit / (loss)attributable to:
Owners of the parent		(4,672)	2,350	15,683
Non-controlling interests		5,201	4,537	3,795

Profit for the year		529	6,887	19,478

Basic Profit / (loss) per share	15	(0.12)	0.06	0.39

Diluted Profit / (loss) per share	15	(0.12)	0.06	0.39

The notes on pages F-14 to F-90 are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(€ thousands)	Notes	2019/20	2018/19	2017/18
Profit for the year		529	6,887	19,478
Other comprehensive income (loss)
Items that will not be reclassified to profit or loss:
Remeasurements on post-employment benefit obligations	30	(2,162)	428	319
Income tax effect	12	307	(74)	(3)

		(1,855)	354	316
Items that may be reclassified to profit or loss in subsequent periods:
Currency translation differences		(9,168)	1,854	(10,027)
Cash flow hedges	24	—	—	902

		(9,168)	1,854	(9,125)

Other comprehensive income / (loss) for the year, net of tax		(11,023)	2,208	(8,809)

Total comprehensive income / (loss) for the year		(10,494)	9,095	10,669

Attributable to:
Owners of the parent		(15,377)	4,502	7,456
Non-controlling interest		4,883	4,593	3,213

Total comprehensive income / (loss) for the year		(10,494)	9,095	10,669

The notes on pages F-14 to F-90 are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(€ thousands)	Notes	31 Mar 2020	31 Mar 2020	31 Mar 2019	31 Mar 2018
			(Unaudited Pro Forma(a))
ASSETS
Non-current assets
Property, plant and equipment	13,16	51,355	51,355	56,213	9,854
Intangible assets	17	629,451	629,451	695,622	750,499
Deferred income tax asset	29	12,131	12,131	10,864	9,408
Investments in associates and joint ventures	41	2,895	2,895	2,444	—
Other non-current receivables	18	15,170	15,170	12,703	13,360

		711,002	711,002	777,846	783,121
Current assets
Trade receivables	20	142,216	142,216	249,331	266,072
Other current receivables	21	33,760	33,760	49,247	33,563
Derivative financial instruments		742	742	—	—
Income tax receivables		1,573	1,573	3,612	23,242
Prepaid expenses	22	7,919	7,919	15,045	10,893
Cash and cash equivalents	23	226,139	226,139	104,072	50,674

		412,349	412,349	421,307	384,444
Total assets		1,123,351	1,123,351	1,199,153	1,167,565

EQUITY AND LIABILITIES
Equity attributable to owners of the parent
Ordinary shares	24	341	341	341	341
Share premium	24	391,856	391,856	391,856	391,856
Other reserves	24	(11,881)	(11,881)	(1,201)	(5,635)
Accumulated losses		(318,335)	(472,723)	(312,455)	(305,856)

		61,981	(92,407)	78,541	80,706

Non-controlling interests	25	8,376	8,376	8,426	8,905

Total equity		70,357	(84,031)	86,967	89,611

Liabilities
Non-current liabilities
Non Convertible Equity Certificates	26	4,891	4,891	4,494	1,591
Loans and borrowings	27	624,595	624,595	622,398	612,793
Derivative financial instruments		—	—	176	174
Other long term liabilities	28	29,753	29,753	34,498	3,810
Deferred income tax liabilities	29	34,564	34,564	49,376	63,850
Post-employment benefits	30	7,962	7,962	5,062	5,407
Provisions for other liabilities and charges	31	2,235	2,235	1,746	1,485

		704,000	704,000	717,750	689,110
Current liabilities
Trade payables	32	237,319	237,319	263,720	268,388
Other current liabilities	33	45,517	199,905	58,888	34,072
Accrued liabilities	34	41,833	41,833	39,970	44,968
Current income tax liabilities		23,244	23,244	29,756	38,444
Loans and borrowings	27	1,081	1,081	2,102	2,972

		348,994	503,382	394,436	388,844

Total liabilities		1,052,994	1,207,382	1,112,186	1,077,954

Total equity and liabilities		1,123,351	1,123,351	1,199,153	1,167,565

(a)

Prior to the Closing, as permitted by the Merger Agreement, Global Blue is to distribute a cash dividend to its pre-Business Combination shareholders in an amount such that Adjusted Net Debt as of March 31, 2020, or the Adjustment Date, would have been €600 million on a pro forma basis if the cash dividend had been paid as of March 31, 2020. This dividend will be in the amount of approximately €154 million, as a result of cash being €226.1 million as at March 31, 2020 (Adjustment Date) instead of €75 million implied from the €600 million Adjusted Net Debt. As a result of this being a planned distribution not reflected in the latest balance sheet, despite not yet having been declared, an unaudited pro forma balance sheet reflecting the distribution accrual (but not giving effect to the offering proceeds) has been presented alongside the historical balance sheet.

The notes on pages F-14 to F-90 are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

(€ thousands)	Notes	2019/20	2018/19	2017/18
Profit before tax		8,428	29,843	27,732
Depreciation and amortisation	9	113,581	105,133	86,719
Net financial costs	11	31,849	28,680	32,125
Other non cash items	35	4,771	1,205	18,690
Net deductible financial costs	35	(4,772)	(1,071)	(1,673)
Income tax paid		(28,100)	(28,292)	(24,748)
Interest paid		(24,567)	(24,479)	(26,759)
Payment of provisions	31	—	(17)	(4,517)
Changes in working capital	36	88,070	3,338	(22,578)

= Net cash from operating activities (A)		189,260	114,341	84,991

Purchase of tangible assets	16	(5,550)	(6,800)	(5,950)
Purchase of intangible assets	17	(32,181)	(26,615)	(20,612)
Acquisition of subsidaries net of cash acquired		—	(5,467)	2,312
Acquisition of non-current financial assets	18,41	(7,856)	(1,541)	(2,622)
Divestiture of non-current financial assets	18	2,867	147	110

= Net cash used in investing activities (B)		(42,720)	(40,276)	(26,762)

Proceeds from issuance of share capital	24	—	—	85
Repurchase of CPECs	24	—	—	(113,811)
Acquisition of shares and NC-PECs issued by subsidaries		(2,096)	(1,029)	(2,557)
Principal elements of lease payments	13	(15,266)	(14,154)	—
Dividends paid to non-controlling interests	25	(4,846)	(3,881)	(3,507)

= Net cash used in financing activities (C)		(22,208)	(19,064)	(119,790)

Net foreign exchange difference (D)		(1,198)	(557)	(2,335)

= Net increase (decrease) in cash and cash equivalents (E) = (A) + (B) + (C) + (D)		123,134	54,444	(63,896)

Cash and cash equivalents at beginning of period	23	104,072	50,674	111,687
Cash and cash equivalents at end of period	23	226,139	104,072	50,674
Net change in bank overdraft facilities		(1,066)	(1,046)	2,883

= NET CHANGE IN CASH AND CASH EQUIVALENTS		123,134	54,444	(63,896)

The notes on pages F-14 to F-90 are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(€ thousands)	Notes	Issued capital	Share premium	Other reserves	Cash flow hedge reserve	Foreign currency translation reserve	Remeasurements of post employment benefit obligations	Accumulated losses	Total	Non- controlling interests	Total
Balance as at 31 March 2019	24	341	391,856	9,890	—	(10,572)	(519)	(312,455)	78,541	8,426	86,967
Balance as at 1 April 2019		341	391,856	9,890	—	(10,572)	(519)	(312,455)	78,541	8,426	86,967
Profit/(loss) for the year		—	—	—	—	—	—	(4,672)	(4,672)	5,201	529
Other comprehensive income/(loss)	24	—	—	—	—	(8,897)	(1,807)	—	(10,704)	(318)	(11,021)
Total comprehensive income		—	—	—	—	(8,897)	(1,807)	(4,672)	(15,376)	4,883	(10,493)

Dividends	25	—	—	—	—	—	—	(64)	(64)	(4,846)	(4,910)
Total contribution by and distribution to owners of the parent, recognised directly in Equity		—	—	—	—	—	—	(64)	(64)	(4,846)	(4,910)
Decrease in scope of consolidation		—	—	—	—	—	—	16	16	—	16
Capital increase		—	—	—	—	—	—	(2)	(2)	—	(2)
FX effect of the acqusition to be cancelled		—	—	—	—	—	—	—	—	(16)	(16)
Restatement to hyperinflation (1)		—	—	—	—	—	—	(959)	(959)	—	(959)
Other transactions		—	—	24	—	—	—	(199)	(175)	(71)	(246)
Total transactions with owners of the parent, recognised directly in equity		—	—	24	—	—	—	(1,144)	(1,120)	(87)	(1,207)

Balance as at 31 March 2020	24	341	391,856	9,914	—	(19,469)	(2,326)	(318,335)	61,981	8,376	70,357

(1)	The effect of EUR0.9m in the line “Restatement to hyperinflation” is a result of the hyperinflation in Argentina.

As at 31 March 2020 the share capital comprised of 40,000,000 shares with a nominal value of EUR0.009 each.

(€ thousands)	Notes	Issued capital	Share premium	Other reserves	Cash flow hedge reserve	Foreign currency translation reserve	Remeasurements of post employment benefit obligations	Accumulated losses	Total	Non- controlling interests	Total
Balance as at 31 March 2018	24	341	391,856	7,607	—	(12,339)	(903)	(305,856)	80,706	8,905	89,611
Changes in accounting policies (IFRS 9)		—	—	—	—	—	—	(7,406)	(7,406)	—	(7,406)
Balance as at 1 April 2018		341	391,856	7,607	—	(12,339)	(903)	(313,262)	73,300	8,905	82,205
Profit/(loss) for the year		—	—	—	—	—	—	2,350	2,350	4,537	6,887
Other comprehensive income/(loss)	24	—	—	—	—	1,767	384	—	2,151	57	2,208
Total comprehensive income		—	—	—	—	1,767	384	2,350	4,501	4,594	9,095

Dividends	25	—	—	—	—	—	—	(5)	(5)	(3,881)	(3,886)
Total contribution by and distribution to owners of the parent, recognised directly in Equity		—	—	—	—	—	—	(5)	(5)	(3,881)	(3,886)
Impact from the changes in % of ownership held (1)		—	—	—	—	—	—	456	456	(1,810)	(1,354)
Increase in scope of consolidation		—	—	—	—	—	—	—	—	633	633
FX effect of the acqusition to be cancelled		—	—	—	—	—	—	20	20	(15)	5
Restatement to hyperinflation (2)		—	—	2,283	—	—	—	(2,430)	(147)	—	(147)
Other transactions		—	—	—	—	—	—	416	416	—	416
Total transactions with owners of the parent, recognised directly in equity		—	—	2,283	—	—	—	(1,538)	745	(1,192)	(447)
Balance as at 31 March 2019	24	341	391,856	9,890	—	(10,572)	(519)	(312,455)	78,541	8,426	86,967

(1)

The effect for the financial year 2018/19 of EUR(1.8)m and (EUR0.7m at 31 March 2018) in the line “Impact from the changes in % of ownership held” is a result of the capital decrease and ownership change in IRIS Global Blue Malaysia (Note 38).

(2)	The effect of EUR2.3m in the line “Restatement to hyperinflation” is a result of the hyperinflation in Argentina (Note 24).

As at 31 March 2019 the share capital comprised of 40,000,000 shares with a nominal value of EUR0.009 each.

(€ thousands)	Notes	Issued capital	Share premium	Other reserve	Cash flow hedge reserve	Foreign currency translation reserve	Remeasurements of post employment benefit obligations	Accumulated losses	Total	Non- controlling interests	Total
Balance as at 1 April 2017	24	1,764	91,106	298,974	(859)	(2,870)	(1,272)	(197,976)	188,867	7,305	196,172
Profit/(loss) for the year		—	—	—	—	—	—	15,683	15,683	3,795	19,478
Other comprehensive income/(loss)	24	—	—	—	900	(9,449)	322	—	(8,227)	(581)	(8,808)
Total comprehensive income		—	—	—	900	(9,449)	322	15,683	7,456	3,214	10,670

Issue of share capital	24	897	76,300	—	—	—	—	—	77,197	—	77,197
Conversion of Convertible Preferred Equity Certificates into shares	24	—	—	(46,774)	—	—	—	(30,423)	(77,197)	—	(77,197)
Redemption of Convertible Preferred Equity Certificates	24	—	—	(22,561)	—	—	—	(91,250)	(113,811)	—	(113,811)
Dividends	25	—	—	—	—	—	—	—	—	(3,507)	(3,507)
Total contribution by and distribution to owners of the parent, recognised directly in Equity		897	76,300	(69,335)	—	—	—	(121,673)	(113,811)	(3,507)	(117,318)
Effects of the capital reorganisation	24	(2,320)	224,450	(222,032)	—	—	—	—	98	—	98

Acquisition (-) / Sale (+) of shares from Management		—	—	—	—	—	—	(1,231)	(1,231)	—	(1,231)
Acquisition of non-controlling interest in IRIS Global Blue Malaysia		—	—	—	—	—	—	—	—	1,221	1,221
Impact from the changes in % of ownership held (1)		—	—	—	(41)	(20)	47	(658)	(672)	672	—
Total transactions with owners of the parent, recognised directly in equity		—	—	—	(41)	(20)	47	(1,889)	(1,903)	1,893	(10)

Balance as at 31 March 2018	24	341	391,856	7,607	—	(12,339)	(903)	(305,856)	80,706	8,905	89,611

As at 31 March 2018 the share capital comprised of 40,000,000 shares with a nominal value of EUR0.009 each.

The notes on pages F-14 to F-90 are an integral part of these consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1	Corporate information

Global Blue Group AG (‘the Company’ or ‘Global Blue’) and its subsidiaries (together ‘the Group’) provide technology-enabled transaction processing services for merchants, banks, governments and travellers. The Group has operating subsidiaries around the world.

The Company is a partnership limited by shares incorporated on 16 March 2018. The registered office is established in 38, Zürichstrasse, CH-8306 Brüttisellen, Switzerland under the number CHE-218.820.653 Global Blue Group AG is the ultimate parent of the Group.

These group consolidated financial statements were authorized for issue by the Directors of the Company on 23 June 2020.

The consolidated financial statements of Global Blue Group AG have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and are presented in Thousands of Euros (EURk).

The principal activities of the Group are described in Note 2.

Owners’ structure

Global Blue Group AG is the ultimate holding company for the Group.

On 16 January 2020 Global Blue announced it will become a publicly traded company on the New York Stock Exchange through a merger with Far Point Acquisition Corporation (NYSE: FPAC), a special purpose acquisition company co-sponsored by the institutional asset manager Third Point LLC and former NYSE President Thomas W. Farley. The new public company will be incorporated in Switzerland and will trade as Global Blue under ticker symbol NYSE: “GB” upon closing. The transaction is expected to close before or by 31 August 2020 and is subject to approval by FPAC stockholders and other customary closing conditions, including regulatory approvals.

NOTE 2	General information about the business

Product offering

The Company serves as a strategic technology and payments partner to merchants, empowering them to capture the structural growth of international travellers shopping abroad, driven by multiple macroeconomic tailwinds. The Company offers third-party serviced tax free shopping (“TFSS”) solutions and offers added-value payment solutions (“AVPS”), including dynamic currency conversion. At the core, the Company is a technology platform that serves a network of merchant stores globally through both TFSS and AVPS, delivering economic benefits to a complex ecosystem of merchants, international shoppers and customs and authorities.

Tax Free Shopping Technology Solutions

Tax Free Shopping Technology Solutions (TFSS) is the Group’s principal service. TFSS is value added tax (VAT) refund service, allowing eligible shoppers to reclaim VAT on goods purchased outside of their home country. Merchants benefit from TFSS through increased sales and greater customer satisfaction from their foreign customers.

Global Blue actively seeks to educate merchants and travellers in VAT refund opportunities to increase the proportion of VAT refunds that are issued and successfully refunded. In addition, Global Blue has also simplified the end-to-end refund process for its customers through the development of specific technology and processes.

Intelligence and Marketing services, which are also included in the TFSS product offering, provide merchants multiple channels and services to better target travellers.

Added-Value Payment Solutions

The Group offers Added-Value Payment Solutions (AVPS) through two brands: Currency Choice and Currency Select.

The AVPS services enable customers to pay in their choice of preferred currency, home or destination, at the point of sale when shopping outside of their home country.

Global Blue’s AVPS value proposition to travellers is to provide clarity around the final amount that they will be charged as they are given the option to pay the purchase price in their preferred currency, fixed at the time of purchase. For travellers, it is a convenient and transparent service with competitive FX pricing. For businesses (e.g., merchants and hotels), AVPS generate incremental revenues.

AVPS are designed to integrate with merchants’ point-of-sale hardware and Global Blue has designed the systems workflow to allow the merchants’ business processes to remain largely unchanged.

Global Blue provides the currency conversion service for Point of Sale, eCommerce DCC and DCC at ATMs, as well as Multi-Currency Processing (MCP) for online retailers.

NOTE 3	Significant accounting policies

Basis of preparation

The consolidated financial statements of the Group have been prepared in accordance with IFRS as issued by the International Accounting Standards Board and adopted by the IASB.

The consolidated financial statements are prepared to provide the reader with of a set of financial statements in connection with the preparation for a potential exit of the current shareholders.

The consolidated financial statements include three years of financial information from 1 April 2017 to 31 March 2020 and have been prepared using the accounting policies as applied in each year.

The consolidated financial statements have been prepared on a historical cost basis, except for derivative financial instruments that have been measured at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in Note 5.

Basis of consolidation

The consolidated financial statements comprise the financial statements of Global Blue Group AG and its subsidiaries as at 31 March 2020, 2019 and 2018.

Subsidiaries

Subsidiaries are all entities over which the Group has control. The Group controls an entity when it has power over that entity, when it is exposed or has rights to variable returns from its involvement with that entity and when it has the ability to use its power over that entity to affect the amount of the returns. Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are de-consolidated from the date that control ceases.

Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated unless the transaction provides evidence of an impairment of the transferred asset. Unrealized gains/losses are also eliminated. Accounting policies of subsidiaries are consistent with the policies adopted and selected by the Group.

Transactions and Non-controlling interest

Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions – that is, as transactions with the owners in their capacity as owners. For purchases from non-controlling interests, the difference between fair value of any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary is recorded in equity. Gain or losses on disposals to non-controlling interests are also recorded in equity.

When the Group ceases to have control, any retained interest in the entity is re-measured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. This fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

Investment in joint ventures

The Group applies IFRS 11 to all joint arrangements. Under IFRS 11, investments in joint arrangements are classified as either joint operations or joint ventures, depending on the contractual rights and obligations of each investor. The Group has assessed the nature of its joint arrangement and determined it to be a joint venture. A joint venture is a type of joint arrangement whereby the parties, with joint control of the arrangement, have the rights to the net assets of the joint venture. The Group exercises joint control over a joint arrangement when decisions relating to the relevant activities of the arrangement require the unanimous consent of the Group and the other parties with whom control is shared.

Joint ventures are accounted for using the equity method.

Under the equity method of accounting, interest in a joint venture is initially recognised at cost and adjusted thereafter to recognise the Group’s share of the post-acquisition profits or losses and movements in other comprehensive income. When the Group’s share of losses in a joint venture equals or exceeds its interests in the joint venture, the Group does not recognise further losses, unless it has incurred obligations or made payments on behalf of the joint venture.

Changes in accounting policy

Changes in accounting policy in the financial year 2019/20

New accounting standards, amendments and interpretation effective in the financial year 2019/20 had no significant impact on the consolidated financial statements of the Group.

Changes in accounting policy in the financial year 2018/19

The following new standards have been adopted as of 1 April 2018 and are reflected in the consolidated financial statements:

IFRS 9 – Financial instruments

IFRS 9 addresses the classification, measurement and recognition of financial assets and financial liabilities. The complete version of IFRS 9 was issued in July 2014 with the objective of replacing the guidance in IAS 39 that relates to the classification and measurement of financial instruments. IFRS 9 retained, though in a simplified manner, the mixed measurement model and established three primary measurement categories for financial assets: amortised cost, fair value through other comprehensive income (OCI) and fair value through profit or loss (FVPL). The basis of classification depends on the entity’s business model and the contractual cash flow characteristics of the financial asset. Investments in equity instruments are required to be measured at fair value through profit or loss, unless the Company makes an irrevocable decision at the initial recognition of the investment, to present the subsequent changes in fair value in OCI. IFRS 9 established a new expected credit losses model that replaced the incurred loss impairment model used previously in IAS 39. With respect to financial liabilities, there were no changes to classification and measurement except for the recognition of changes in own credit risk in other comprehensive income and for liabilities designated at fair value through profit or loss. IFRS 9 relaxed the requirements for hedge effectiveness by replacing the bright line hedge effectiveness tests, which enabled the use of hedge accounting if the hedge was 80%-125% effective. Instead, IFRS 9 requires an economic relationship between the hedged item and hedging instrument, and that the ‘hedged ratio’ is the same as the one management actually use for risk management purposes. Documentation related to hedging is still required, though different to that currently prepared under IAS 39.

In July 2017, the IASB (‘Board’) released the accounting standard for modifications of financial liabilities under IFRS 9. That is, when a financial liability measured at amortised cost is modified without resulting in derecognition, a gain or loss should be recognised in profit or loss. The gain or loss is calculated as the difference between the original contractual cash flows and the modified cash flows discounted at the original effective interest rate.

At 1 April 2018 the IFRS 9 transition has an impact on the retained earnings of EUR7.4m (decrease), loans and borrowings of EUR7.4m (increase), and the future interest costs as they are amortised.

Global Blue adopted the standard as of 1 April 2018 based on the modified retrospective approach.

Global Blue has analysed the impact of the standard and has concluded the following:

•	The new hedge requirements have no impact on the financials of Global Blue, as the Company does not apply hedge accounting;

•	The financial liabilities are measured at “amortised cost”, which has been reflected in equity as of 1 April 2018;

•

The impact of implementing the expected loss model on trade receivables is immaterial. The Group determines at each reporting date the impairment allowances by measuring the expected credit loss, using the lifetime expected loss allowance model, under the simplified approach.

The following table presents the reclassification of financial instruments on adoption of IFRS 9 as at 1 April 2018:

Measurement category
	Original (IAS 39)	New IFRS 9
Financial assets
Other non-current financial receivables	Loans and receivables/Amortised cost	Amortised cost
Trade receivables	Loans and receivables/Amortised cost	Amortised cost
Other receivables excluding other non-financial receivables	Loans and receivables/Amortised cost	Amortised cost
Cash and cash equivalents	Loans and receivables/Amortised cost	Amortised cost

Financial liabilities
Loans and borrowings	Amortised cost	Amortised cost
Derivative financial instruments	FVPL	FVPL
Other long term liabilities	Amortised cost	Amortised cost
Trade payables	Amortised cost	Amortised cost
Other current liabilities excluding non-financial liabilities	Amortised cost	Amortised cost
Accrued liabilities excluding non-financial liabilities	Amortised cost	Amortised cost

IFRS 15 - Revenue from contracts with customers

IFRS 15 deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2018 and earlier application is permitted.

Global Blue adopted the standard as of 1 April 2018, based on the modified retrospective approach.

Global Blue has analysed the impact of the standard and has concluded that there are no material changes to the recognition of revenue for the Group. However, the Group has identified the need to change to the current revenue recognition approach in relation to very limited number of advance payments for contracts with select customers, as described in Note 17 and Note 22. These payments for contracts with customers were previously recorded as capitalised intangible assets and were expensed through the income statement over the lifetime of such contracts. With the new standard, the portion of such payments and contracts which is related to the current financial year is recorded as a negative revenue, while the remaining amount is recognized as a prepaid expense.

IFRS 16 - Leases

IFRS 16 replaces IAS 17 and sets out new principles for the recognition, measurement and presentation of leases. The main impact for Global Blue’s financial statements is that IFRS 16 introduces a single lessee accounting model requiring a lessee to recognize lease contracts on balance sheet via right-of-use assets and lease liabilities. In addition, the new standard requires a more extensive level of disclosure for lessees and lessors. The standard is effective for annual periods beginning on or after 1 January 2019 and earlier application is permitted.

IFRS 16 Qualification

To qualify as a lease under IFRS 16, an agreement has to transfer the right to control the use of an identified asset - (i.e. direct how and for what purpose the asset is used), throughout the designated period of use, in exchange for consideration, so that the customer has the right to obtain substantially all of the economic benefits from the use of the identified asset.

The IFRS 16 contains exemptions for certain types of contracts, such as: (i) short term leases where the useful life is less than 12 months, (ii) low value asset leases, and (iii) non-lease components. These contracts are recognized though the income statement, as other expenses, when incurred.

Lease liability

The lease liability represents the net present value of lease payments over the lease term (as detailed below). The interest expense on the lease liability is presented as a component of finance costs. Where these lease agreements do not specify the implicit interest rate and as these subsidiaries are financed internally, Global Blue uses its incremental borrowing rate.

Right of use asset

Right of use assets are capitalised at a value equivalent to the lease obligation at inception and depreciated over the lease term.

At the inception of the lease contract the initial direct costs are capitalised in the value of Right of use asset. Initial direct costs are the incremental costs of obtaining a lease that would not have been incurred if the lease had not been obtained.

Lease term

The lease term corresponds to the non-cancellable period of each contract. Where leases contain an option to either extend or terminate early, the Company is required to make an assessment regarding the likelihood of exercising such option on a lease-by-lease basis.

Extension and termination options are included in a number of property and equipment leases across the Group. These terms are used to maximise operational flexibility in terms of managing contracts. The majority of extension and termination options held are exercisable only by the Group and not by the respective lessor.

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). If the lessor has a termination option, the lease term is limited to the enforceable lease term.

Implementation date and impact summary

Global Blue adopted the standard as of 1 April 2018 under the cumulative catch-up approach, at which it recognized the Right of use asset in line with the lease liability recognized. As IFRS 15 has been adopted as of 1 April 2018, Global Blue qualified for the early adoption of IFRS 16, alongside the adoption of IFRS 15.

The following table contains the differences between the lease commitments under IAS 17 and the lease liability at the date, as a result of the adoption of IFRS 16:

(€ thousands)
Change in accounting policy	2018/19	2017/18
Operating lease commitments disclosed as at 31 March 2018	70,138	—
(Less): short-term leases recognised on a straight-line basis as expense	(348)	—
(Less): low-value leases recognised on a straight-line basis as expense	(7)	—
(Less): contracts reassessed as service agreements	(1,732)	—
Add/(less): adjustments as a result of a different treatment of extension and termination options	11,259	—
Add/(less): adjustments relating to changes in the index or rate affecting variable payments	(20,431)	—
Discounted using the incremental borrowing rate	(4,554)	—

Lease liability recognised as at 1 April 2018	54,325	—

Upcoming changes in accounting policy

New and revised standards will be applied in the financial years 2020/21 and beyond. Global Blue’s assessment is that the standards, amendments and interpretation issued and not yet effective for the financial year 2020/21 will not have a significant impact on the consolidated financial statements.

Performance Measures

Amortization of intangible acquired through business combinations

Represents the amortization of the assets recognized in the process of the purchase price allocation during an acquisition. The majority of this amortization relates to the 2012 acquisition of Global Blue by Silver Lake and Partners Group (see below).

Exceptional items

Exceptional items consist of items which the board considers as not directly related to ordinary business operations and which are not included in the assessment of management performance. These are detailed in note 10 and include:

•	Business restructuring expenses, including expenses related to replacement of management positions and any cost associated with replacing roles, changing of facilities or discontinued operations;

•	Corporate restructuring expenses, including legal, consultancy and advisory expenses associated with preparing the Group for an exit by GB Shareholders; which is currently underway;

•

Monitoring fees, which are fees charged by the ultimate owners of the Group, funds advised by Silver Lake and Partners Group, for services rendered by Silver Lake and Partners Group to Global Blue. They cover activities such as advising the Group on various topics, including strategy, business plan, budget and capital markets activities; the retention and supervision of independent auditors; and the work performed by third parties, including legal counsel, investment bankers, or other financial advisors or consultants. The monitoring fees were waived from 01 January 2020, meaning that there shall be no further monitoring fee payments after the financial year ended 31 March 2020;

•	Impairment of intangible assets, including the discontinuation of an IT project or other intangible assets;

•	Gains and losses on disposals of fixed assets;

•	Share-based payments, which reflect the fair value change in the share-based payment liability (according to IFRS2) related to the management equity plan implemented as part of the 2012 acquisition;

•	Other exceptional items which could be material, if they occur.

Revenue recognition

Revenue is recognized when a customer obtains control of goods or services and thus has the ability to direct the use and obtain the benefits from the goods or services. Revenue represents the fair value of consideration received or receivable from clients for services provided by the Group, net of discounts, VAT and other sales-related taxes, after eliminating sales within the Group.

Revenue from external customers derives from following services:

VAT refund services

Global Blue provides a solution that facilitates the VAT refund process for both merchants and travellers. Specifically, the traveller receives a refund from Global Blue of the total VAT paid, less a commission, which varies based on a number of factors such as the merchant, country and amount of purchase. After processing the refund, Global Blue invoices either the relevant merchant or the government, for the full VAT amount, which is paid to the Group in full. The merchant then reclaims the VAT from the government and invoices Global Blue in turn for their portion of the commission, the rate of which varies according to the contractual agreements with each customer. Whilst the transaction flow involves various parties, Global Blue’s involvement in respect of the tax authorities is considered to be of a pass-through nature, and it is therefore considered to be an agent for this part. The commission received by Global Blue, net of the share paid to the merchant, is recognized as revenue.

Such service is contracted with merchants, who are provided with a license to a specifically designed IT system, related forms to collect the relevant information about the traveller to allow a tax refund and any related training and support required to allow the merchant to make use of Global Blue’s service. These elements are all essential to the provision of VAT refund services and, as a result of their interdependency, and the fact the customer (i.e. merchant) would not be able to make use of such elements on their own, they are considered part of a single performance obligation.

Commission revenue is recognized at a point in time, upon receipt of a validated tax refund transaction from the traveller, which establishes the right to a VAT refund.

In certain instances, the payment to the traveller cannot be completed successfully and the amount due remains unclaimed. These unsuccessful payments represent a very small percentage of the large number of refunds processed. The revenue related to such amounts is recognized when the residual risk of a cash outflow is extinguished.

Service revenues from other related solutions, such as intelligence and marketing, are recognized at the point in time the services are performed and delivered. Timing of recognition is made by reference to when there is a right to consideration to the extent of the performance of contractual obligations and the agreed level of fees for the services.

Timing of recognition of revenue is made by reference to the time the advertisements are published on the appropriate medium and based on the agreed level of fees.

Payment and AVPS services

In a Dynamic Currency Choice transaction, a traveller pays for goods or services in their preferred currency, which is fixed at the time of the transaction and at which point the Group earns a commission for the foreign exchange spread for our service, from which fees are paid to both the participating merchant and the acquiring bank.

As the Company is acting only as an agent, revenue is recorded net in the consolidated income statement at the time of the transaction (i.e. at a point in time). The revenue recognised, consists of the total AVPS commission earned from the traveller (i.e. gross commission) less the amount of commissions paid to participating merchants and acquiring banks.

Global Blue provides other minor services to merchants (e.g., tax audit support to the merchant customers), which represent an insignificant part of the Company’s activities and have therefore not been separately considered for IFRS 15 purposes.

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (CODM). The CODM, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Executive Committee (ExCom).

Finance Income / Expense

Interest income is recognized in the income statement as it accrues, using the effective interest method. Finance income comprises of interest receivable on funds invested, foreign exchange gains and losses, and gains and losses on hedging instruments that are recognized in the income statement.

Finance expense consists of interest payable on borrowings calculated using the effective interest rate method and interest payable on lease liabilities using the incremental borrowing rates.

Sales tax

Revenues, expenses and assets are recognized net of the amount of sales taxes / value added taxes except:

•

where the sales tax incurred on a purchase of goods and services is not recoverable from the taxation authority, in which case the sales tax is recognized as part of the cost of acquisition of an asset or as part of the expense item as applicable; and

•	receivables and payables are stated with the amount of sales tax included.

The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Leases

The lease liability resulting from the adoption of IFRS 16 is initially measured at the present value of the lease payments payable over the lease term discounted at the incremental borrowing rate.

The lease liability is subsequently remeasured to reflect changes in:

•	the lease term (using a revised discount rate);

•	the assessment of a purchase option (using a revised discount rate);

•	the amounts expected to be payable under residual value guarantees (using the original discount rate); or

•	future lease payments resulting from a change in an index or a rate used to determine those payments (using the original discount rate).

The lease contracts that do not meet the recognition criteria of IFRS 16 or qualify as exceptions, such as low value assets contracts or short-term lease contracts, are expensed through the income statement directly.

The interest expense on the lease liability is presented as a component of finance costs.

Foreign currencies

Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the ‘functional currency’). The consolidated financial statements are presented in thousands of Euros, which is the Group’s presentation currency.

Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement.

Group companies

The results and financial position of all the Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	Assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of the statement of financial position;

•

Income and expenses for each income statement are translated at average exchange rates or at rates prevailing on the transaction dates (a reasonable approximation of the actual rate being available); and

•	All resulting exchange differences are recognized as a separate component of other comprehensive income called “currency translation adjustments”.

On consolidation, exchange differences arising from the translation of the net investment in foreign operations, and of borrowings and other currency instruments designated as hedges of such investments, are taken to other comprehensive income. When a foreign operation is partially disposed of or sold, exchange differences that were recorded in equity are recognized in the income statement as part of the gain or loss on sale.

Goodwill arising on acquisition of a foreign operation and any fair value adjustment arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate.

Property, plant and equipment

Property, plant and equipment, except the Right of use asset, are stated at cost less accumulated depreciation and any accumulated impairment losses. The cost of an item of property, plant and equipment consists of the purchase price and any costs directly attributable to bringing the asset into use. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.

Depreciation is calculated on a straight-line basis, writing down the assets, excluding any estimated residual value, in equal instalments over their estimated useful economic lives as follows:

•	Machinery, equipment and computers: 3-5 years

•	Leasehold improvements: over the contract period

The residual values and useful economic lives of all Machinery, equipment and computers are reviewed on an annual basis and adjusted, if appropriate, at the end of each financial year. Leasehold improvements are depreciated over the remaining useful life of the related asset or to the date of the next leasehold renewal, whichever is sooner.

Gains and losses on disposals are calculated by comparing proceeds with carrying amount and are included as appropriate in “Exceptional items” in the income statement.

The Right of use asset is recognized according to IFRS 16 as follows:

•

At the initial recognition of the lease, the Right of use asset is measured at the amount of lease liability plus any initial direct costs incurred by Global Blue and adjustments such as: lease incentives and payments at or prior to commencement;

•	Subsequently, the Right of use asset is measured at cost less the accumulated depreciation and accumulated impairment.

Depreciation is calculated on a straight-line basis over the lease term.

The Right of use asset is tested for impairment according to IAS 36 provisions.

Intangible assets

Goodwill

The excess of the fair value of consideration transferred and the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired are recorded as goodwill.

Goodwill is included in “intangible assets” and carried at cost less accumulated impairment losses. Goodwill is tested annually for impairment or more frequently if events or changes in circumstances indicate a potential impairment. For the purposes of impairment testing, goodwill acquired in a business combination is allocated to each of cash-generating units (CGU) that are expected to benefit from the synergies of the combination. The carrying value of CGU is compared to the recoverable amount, which is the higher of value in use and the fair value less costs of disposal. Any impairment is recognized immediately in the income statement within respective activity in the functional income statement. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Customer relationships

Acquired customer relationships are recognized at the acquisition date at fair value and amortised over a 9 to 20.5-year period, reflecting the estimated useful life of these assets.

Customer contracts

Long-term customer contracts include the incremental costs of obtaining a contract with a customer and are recognised as assets, as long as a service is being rendered over the contract period.

Trademarks

Trademarks acquired in a business combination are recognized at fair value. Trademarks have a finite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost over 20 years, reflecting the estimated useful life of these assets.

Software and other intangible assets

Computer software licenses that do not form an integral part of related hardware are capitalised at cost and amortised over their useful life.

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Costs that are directly associated with the production of identifiable and unique software products controlled by the Group that will generate probable economic benefits beyond one year, are recognized as intangible assets. Costs include the software development employee costs and an appropriate portion of relevant overheads. Computer software development costs recognized as an intangible asset are amortised over their useful economic life of 3-5 years.

Impairment of non-financial assets

Assets that have an indefinite useful life, for example goodwill, are not subject to amortization but are tested at least annually for impairment or more frequent if events or changes in circumstances indicate a potential impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill subject to impairments in previous years are reviewed for possible reversal of the impairment at each reporting date.

Financial assets

Classification

The Group classifies its financial assets in the two following categories: “at fair value through profit or loss” and “at amortised cost”. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of its financial assets at initial recognition as follows:

(a) Financial assets at fair value through profit or loss

Financial assets shall be measured at fair value through profit or loss unless they are measured at amortised cost or at fair value through other comprehensive income. Assets in this category are classified as current assets if expected to be settled within 12 months; otherwise, they are classified as non-current.

(b) Financial assets at amortised cost

Financial assets at amortised cost are held in order to collect contractual cash flows paid on specified dates, which solely consist of payment of principal and interest on the principal amount outstanding. These assets are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Group’s Financial assets at amortised cost consist of trade receivables, other current receivables and cash and cash equivalents in the consolidated statement of financial position.

The Group does not have financial assets measured at fair value through OCI.

Trade receivables

Trade receivables are amounts due from merchants and tax authorities for merchandise sold or services performed in the ordinary course of the TFSS and Intelligence and Marketing businesses. The majority of amounts accounted as trade receivables are related to invoices and accruals for processed TFSS transactions as well as early refunds to tourists and refund agents. If collection is expected in one year or less, they are classified as current assets. If not, they are presented as non-current assets.

Trade receivables are recognized initially at fair value and subsequently measured at amortised cost using the effective interest method, less provisions for impairments. A provision for impairment of a trade receivable is established based on the expected credit loss model. The Group applies the IFRS 9 simplified approach to measuring the expected credit loss, which uses a lifetime expected loss allowance. To measure the expected credit loss, trade receivables have been grouped by countries, days past due and also by retailers, authorities and others.

The expected credit loss rates are based on the payment profiles of customers over a 12 months period before 31 March 2020, 1 April 2019 and 1 April 2018 respectively and the corresponding historical credit losses over the analysed period. The historical credit losses are adjusted in order to reflect the current and forward-looking information on macroeconomic factors affecting the ability of customers to settle the receivables.

One of the potential consequences of COVID-19 pandemic is that merchants or customs and tax authorities could potentially fail or refuse to pay Global Blue, which could negatively impact Global Blue’s business and results of operations, resulting in an increase in Trade receivables past due for more than 3 months. That said, there has not been a material increase in trade receivables past due for more than 3 months since March 2020. In addition, Global Blue only pays the revenue share or commission to merchants after having collected the receivables, thereby reducing the net exposure. Thus, the Group concluded that there is no significant difference between the historical loss rates and the expected credit loss rates. Further details in relation to the COVID-19 pandemic are included in Note 44.

The Group applies the following expected loss rates:

Days past due	Expected loss rates (as at 31 March 2020)	Expected loss rates (as at 31 March 2019)
0 – 3 months	0%	0%
3 – 6 months	25%	25%
6 – 9 months	50%	50%
9 – 12 months	75%	75%
>12 months	100%	100%

The closing loss allowance of trade receivables as at 31 March 2018 reconciles fully to the opening loss allowance as at 1 April 2018. Therefore, the initial application of IFRS 9 expected credit loss model did not have any impact on retained earnings.

The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the income statement within “Other operating expenses”. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against “Other operating expenses” in the income statement.

Previous accounting policy

As at 31 March 2018, the trade receivables were recognized initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Indicators that the trade receivable might be impaired include when a debtor: (i) faces significant financial difficulties, (ii) is expected to enter bankruptcy or financial reorganization, and (iii) defaults on payments (more than 30 days overdue). The amount of the provision is computed as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Other current receivables

Other current receivables primarily consist of amounts due from customers performed in the ordinary course of the Payments & AVPS business, from input VAT unrelated to the TFSS refunding activities, advances and deposits and tax receivable.

Prepaid expenses

As a result of IFRS 15, a limited set of payments and contracts with customers, are being recorded as a negative revenue (“contra- revenue”), for the portion related to the current financial year, and a prepaid expense for the remaining amount. The prepaid expense is recorded under the name “Merchants” in the financial statement (refer to Note 22). The Group applies the IFRS 9 simplified approach to measuring the expected credit losses from contract assets, which uses the lifetime expected loss allowance model.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short term highly liquid investments with original maturities of three months or less. Drawn bank overdrafts are shown within borrowings in current liabilities on the statement of financial position.

Share capital

Ordinary and management shares are classified as equity.

Financial liabilities

The Group classifies its financial liabilities in the following categories: “at fair value through profit and loss” or “other financial liabilities at amortised costs”, as appropriate.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings, less directly attributable transaction costs.

The Group’s financial liabilities include trade creditors, bank overdrafts, interests bearing loans and borrowings, and derivative financial instruments.

(a) Financial instruments at fair value through profit and loss

Financial liabilities at fair value through profit and loss include financial instruments held for trading.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments obtained by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9.

Gains and losses on liabilities held for trading are recognized in the income statement within “net finance costs”.

(b) Non-Convertible Preferred Equity Certificates (“NC-PECs”) issued by Global Blue Management & Co S.C.A.

The NC-PECs which have been issued by an indirect subsidiary of the Company to senior management of the Group are considered as debt. They are recognized initially at fair value net of transaction costs incurred and are subsequently carried at amortised cost. Interest on these NC-PECs is calculated using the effective interest method and is recorded in the consolidated income statement within “finance costs”.

(c) Interest-bearing loans and borrowings

Interest-bearing loans and borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a pre-payment for liquidity services and amortised over the period of the facility to which it relates.

Derivative financial instruments and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates certain derivatives as either:

a)	hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge);

b)	hedges of a net investment in a foreign operation (net investment hedge);

c)	hedges of a particular risk associated with a recognised asset or liability or a highly probable forecast transaction (cash flow hedge).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Group also documents its assessment both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.

Cash flow hedge

Global Blue has no cash flow hedges in the financial year ending 31 March 2020.

Upon recalculation of the fair value of the derivative instruments, should a portion of the change adhere to the necessary criteria, then it is designated as an effective cash flow hedge and is recognized in “Other comprehensive income”. Whereas, should a portion of the change be designed as ineffective, the related gain or loss is immediately recognized in the income statement within “Net finance costs”.

Amounts accumulated in equity are reclassified to profit or loss in the period when the hedged item affects the profit or loss, such as when the forecasted interest payment takes place.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss, that was previously reported in equity, is immediately transferred to the income statement within “Net finance costs”.

Certain derivative instruments do not qualify for hedge accounting. Changes in the fair value of any of these derivative instruments are recognized immediately in the income statement within “Net finance costs”.

Derecognition of financial assets and liabilities

Financial assets are derecognized when the contractual rights to the cash flow have expired or been transferred together with substantially all risks and rewards. Financial liabilities are derecognized when they are extinguished.

Other long-term liabilities

Share-based payments

The Group operates a share-based plan which qualifies as a cash-settled share-based payment in accordance with IFRS 2. The share-based compensation plan was implemented as part of the 2012 acquisition of the Group by funds advised by Silver Lake and Partners Group. The fair value of the employee’s services received in exchange of the grant of the shares is recognised as an expense. The total amount to be expensed is determined by reference to the fair value of the shares granted and is recognised over the vesting period.

At the end of each reporting period, the Group revises its estimates of the fair value of the liability for the share-based payment and the difference is recognised under expenses. As soon as the Group estimates that the payment will happen within the next financial year, the liability is reclassified to the other short-term liabilities.

Current and deferred income tax

The current income tax charge is calculated based on the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Company’s subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate based on the amounts expected to be paid to the tax authorities.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting, nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized, or the deferred income tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences, and the carry-forward of unused tax losses, can be utilized.

Employee benefits

Defined contribution plans

The Group has insured contributory plans covering substantially all employees. The costs for these plans are accounted for in the income statement within “employee benefit expenses”. Payments to defined contribution plans are charged as an expense as they fall due. Payments made to state plans are dealt with as payments to defined contribution plans where the Group’s obligations under the plans are equivalent to those arising in a defined contribution plan.

Defined benefit plans

The Group’s net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and the fair value of any plan assets is deducted. The discount rate is the yield at the balance sheet date on high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have maturity dates approximating to the terms of the Group’s obligations. The calculation is performed by a qualified actuary using the projected unit credit method.

Remeasurement gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise.

All past-service costs are recognized immediately in the income statement.

Other long-term benefits plans

Other long-term benefits are plans, other than defined contribution plans, defined benefit plans or termination benefits, which do not fall due wholly within 12 months after the end of the period in which the employees render the related service (e.g. long service leave plans). These obligations are measured as the present value of expected future payments to be made in respect of services provided by employees up to the end of the expected reporting period, using the projected unit credit method. The calculation takes into account the expected future salary levels, experience of employee departures and periods of service.

Remeasurement gains and losses arising from experience adjustments, changes in actuarial assumptions and the costs for these plans are accounted for in the income statement.

Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits when it is demonstrably committed to a termination when the entity has a detailed formal plan to terminate the employment of current employees without possibility of withdrawal. In the case of a voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer.

Provisions

Provisions for legal claims are recognized when the Group has a present legal or constructive obligation as a result of past events, and it is probable that an outflow of economic benefits will be required to settle the obligation and the amount has been reliably estimated. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

Trade payables

Trade payables are obligations to pay for services that have been acquired in the ordinary course of business from merchants and in-transit payment to tourists. Trade creditors are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

In-transit payments to tourists

In-transit payments to tourists contain liabilities to tourists in connection with non-cash refunds and unsuccessful payments. The policy for non-cash refunds is that payments will be made within three weeks from the day Global

Blue receives the refund request. In certain cases, non-cash refunds do not successfully go through, potentially due to incorrect card or bank details being provided by the traveller. These are then recognized as unsuccessful payments and accounted for as trade payables. When the legal expiration period has passed, which varies from 3 to 20 years from country to country, the unclaimed amount is treated as an extinguishment and the financial liability is released.

Trade creditors and other payables are stated at amortised cost.

Other current liabilities

The expected duration of other assets and liabilities is short, and the values are therefore recognized at nominal value without discounting. Other liabilities primarily consist of accounts payables which are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers, VAT not related to the TFSS refunding activities and personnel-related taxes.

Business combinations

A business combination is a transaction or event in which an acquirer obtains control of one or more businesses. The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred, and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

The excess of the fair value of consideration transferred and the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the identifiable net assets acquired is recorded as goodwill.

NOTE 4	Financial risk management

The Group’s activities are exposed to a variety of financial risks such as market risk (including currency risk and interest rate risk), credit risk and liquidity risk.

To minimize the impact of potential adverse effects of market volatility on financial performance, the Company hedges certain market risks via derivative contracts with banks. The Company manages financial risks through its central treasury department in compliance with policies approved by the board of directors.

(a)	Market risk

i)	Foreign exchange risk

Because of the Euro being the presentation currency of the Group and functional currency of the Company, as well as the international coverage of its TFSS and Payments & AVPS business, the Group is exposed to foreign exchange risks.

Foreign exchange risks are mainly due to the funding of entities with non-Euro functional currencies in the form of intra-group loans and cash pools. The largest exposures are GBP, SGD and SEK and volatility in these currencies may therefore impact the Group’s results.

Trade payables and receivables exposed to foreign exchange risks are mainly intra-group and denominated in the respective entity’s functional currency.

A foreign exchange rate sensitivity analysis has been performed on the monetary items exposed to foreign exchange risks in the statement of financial position.

At 31 March 2020, if currency rates on the major currencies had been 2% higher/lower and with all other variables held constant, pre-tax profit for the year would have been EUR0.1m (EUR0.1m in 2018/19, EUR0.5m in 2017/18) lower/higher.

ii)	Interest rate risk

The Group’s interest rate risk arises from the external senior debt structured at floating rates, accompanied by an interest rate floor. A significant increase in interest rates may affect the funding cost of the Company.

If the market interest rate would have been 1% higher/lower on 31 March 2020 and, with all other variables held constant, pre-tax profit for the year would have been EUR3.6m (EUR4.0m in 2018/19, EUR4.0m in 2017/18) lower/higher as a result of an increase in the borrowing cost of the external senior debt.

(b)	Credit risk

Counterparty credit risk is managed at Group level, except for credit risk relating to accounts receivable balances. Each operating entity is responsible for managing and analysing the credit risk for new clients before standard payment terms and conditions are offered.

Credit risk towards banks arises from cash and cash equivalents, derivative financial instruments and deposits held with these business partners. The credit risk towards banks is managed by Group treasury in compliance with the Group’s policies that define the corporate instructions in relation to managing counterparty limits. As such, investments of surplus funds can only be done with approved counterparties and any new counterparties are to be confirmed by the CFO of the Group before any cash deposits or financial transactions can be executed with them

The Group’s approval policy over banks and financial institutions ensures that consistent and efficient cash management structures are implemented to enable a sound level of cash concentration in the Group. Local Management is required to request written approval to the Group treasury department prior to initiating new bank relationships or financial services or before amending existing relationships or banking setups. In compliance with the Senior Facilities Agreement (SFA), a number of obligors’ bank accounts are pledged and subject to close monitoring by the Group’s treasury department (Note 27).

According to the Group’s policy over cash deposits and financial instruments, the counterparty credit quality is measured by the long-term issue credit ratings of S&P and Moody’s and should be minimum A for financial institutions (cash deposits) and A-1 or P-1 for Money Market Funds. Counterparty credit ratings are closely monitored and may be updated throughout the year subject to approval of the Group’s CFO. Counterparty credit limits are set to minimise the concentration of risks and therefore mitigate financial loss through a counterparty’s potential failure to make payments.

Credit risk from trade receivables and contract assets is managed according to the Group’s policies. Operating entities apply credit risk management procedures in line with these policies. Credit risk is monitored on a country by country basis, considering the aging profile of the customers and historical and forward-looking default indicators. Additionally, the type of counterparty, be it an individual customer or a state authority, is used as a potential class of different risk profiles.

Management of operational entities monitors exposure to credit risk on an ongoing basis. The creditworthiness of new customers is assessed before signing trade contracts. Any change request of the already agreed credit conditions is reviewed from a creditworthiness standpoint and approved by the operational entities. The assessment of creditworthiness takes into consideration external ratings and information from relevant institutions.

As disclosed in Note 20, as at 31 March 2020, 62.7% (83.6% as at 31 March 2019, 84.9% as at 31 March 2018) of total trade receivables are not yet due.

An impairment analysis is performed at each reporting date on an individual customer basis.

There are no significant concentrations of credit risk.

(c)	Liquidity risk

All operational entities of the Group forecast the cash developments weekly on a rolling basis. These are monitored by Group treasury ensuring that the Group’s liquidity position at all times meets operational cash needs.

Surplus cash held by the operating entities over and above amounts required for working capital management are centralized and managed by Group treasury. Where applicable, surplus cash is invested in instruments with appropriate maturities to ensure sufficient liquidity headroom. At the reporting date, the Group deposited EUR3.6m (EUR0.5m in 2018/19, EUR0.6m in 2017/18) with banks and held total liquid assets of EUR226.1m (EUR104.1m in 2018/19, EUR50.7m in 2017/18).

In addition to actively centralizing excess cash available in the local operations as a primary source of liquidity, Group treasury has access to a revolving credit facility of up to EUR80.0m (EUR80.0m in 2018/19, EUR80.0m in 2017/18) and a cash pool facility of up to EUR15.0m (EUR5.0m in 2018/19, EUR5.0m in 2017/18).

The table below analyses the Group’s non-derivative financial liabilities and net-settled derivative financial liabilities into relevant maturity groupings based on the remaining period from the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the notional, undiscounted cash flows.

As at 31 March 2020 (€ thousands)	Less than 3 months	Between 3 months and 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
Loans and borrowings (1)	5,176	15,584	20,759	645,015	—
Other long term liabilities (1)	—	—	11,298	15,913	2,540
Trade payables	137,005	82,838	4,362	6,873	6,241
Other current liabilities (2)	21,956	14,754	272	(55)	1,197
Accrued liabilities (3)	25,501	10,251	83	103	1,339

Total	189,638	123,427	36,774	667,849	11,317

As at 31 March 2019 (€ thousands)	Less than 3 months	Between 3 months and 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
Loans and borrowings (1)	5,497	16,613	22,050	667,998	—
Other long term liabilities (1)	—	—	11,434	17,964	7,844
Derivative financial intruments	176	—	—	—	—
Trade payables	168,020	93,199	534	1,966	—
Other current liabilities (2)	36,591	13,974	(557)	1,293	56
Accrued liabilities (3)	26,412	8,880	264	326	129

Total	236,696	132,666	33,725	689,547	8,029

As at 31 March 2018 (€ thousands)	Less than 3 months	Between 3 months and 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
Loans and borrowings (1)	5,497	16,553	22,110	690,048	—
Other long term liabilities (1)	—	—	—	—	3,809
Derivative financial intruments	174	—	—	—	—
Trade payables	208,007	57,699	1,428	1,219	35
Other current liabilities (2)	19,463	6,179	—	—	—
Accrued liabilities (3)	16,200	13,631	440	50	107

Total	249,341	94,062	23,978	691,317	3,951

(1)

The line items “Loans and borrowings” and “Other long-term liabilities”, as presented in the table above, include future interest payments (capitalised interest in the case of Other long-term liabilities). The Group does not have any significant outstanding foreign exchange forward contracts.

(2)

For the purposes of this table, items where the counterparty is the tax authority such as “Personnel taxes” and “VAT”, “withholding tax” have been excluded from the line “Other current liabilities”. For further details on these excluded items see Note 33.

(3)

For the purpose of this table, items where the counterparty is the tax authority such as “accrued social charges” have been excluded from the line “Accrued liabilities”. For further details on the excluded items see Note 34.

Net debt reconciliation

This section presents a breakdown of net debt and details the movements in net debt for each of the periods presented:

Net debt	Notes	31 March 2020	31 March 2019	31 March 2018
Cash and cash equivalents	23	(226,139)	(104,072)	(50,674)
Bank overdraft	27	1,081	2,102	2,972
Borrowings - repayable after one year	27	624,595	622,398	612,793
Lease liabilities - repayable within one year	13	14,001	13,713	—
Lease liabilities - repayable after one year	13	27,745	32,420	—

Net debt		441,283	566,561	565,091

	Assets	Liabilities from financing activities
(€ thousands)	Cash and cash equivalents	Bank overdraft	Borrowings due within 1 year	Borrowings due after 1 year	Lease liabilities due within 1 year	Lease liabilities due after 1 year	Total
Net debt as at 31 March 2019	(104,071)	2,102	—	622,397	13,714	32,420	566,562

Cash flows	(122,996)	(1,066)	—	—	(15,402)	—	(139,464)
Foreign exchange adjustments	928	45	—	—	(158)	(357)	458
Other changes	—	—	—	2,199	15,847	(4,318)	13,728

Net debt as at 31 March 2020	(226,139)	1,081	—	624,595	14,001	27,745	441,283

	Assets	Liabilities from financing activities
(€ thousands)	Cash and cash equivalents	Bank overdraft	Borrowings due within 1 year	Borrowings due after 1 year	Lease liabilities due within 1 year	Lease liabilities due after 1 year	Total
Net debt as at 31 March 2018	(50,673)	2,972	—	612,792	—	—	565,091

Changes in accounting policies IFRS9	—	—	—	7,406	—	—	7,406
Changes in accounting policies IFRS16	—	—	—	—	14,087	40,239	54,326

Net debt as at 1 April 2018	(50,673)	2,972	—	620,198	14,087	40,239	626,823

Cash flows	(52,341)	(1,045)	—	—	(14,154)	—	(67,540)
Foreign exchange adjustments	(1,057)	175	—	—	6	26	(850)
Other changes	—	—	—	2,199	13,775	(7,845)	8,129

Net debt as at 31 March 2019	(104,071)	2,102	—	622,397	13,714	32,420	566,562

	Assets	Liabilities from financing activities
(€ thousands)	Cash and cash	Bank	Borrowings due	Borrowings	Lease	Lease	Total
Net debt as at 1 April 2017	(111,687)	185	—	610,513	—	—	499,011

Cash flows	58,821	2,883	—	—	—	—	61,704
Foreign exchange adjustments	2,193	(96)	—	—	—	—	2,097
Other changes	—	—	—	2,279	—	—	2,279

Net debt as at 31 March 2018	(50,673)	2,972	—	612,792	—	—	565,091

COVID-19 Update

Please refer to Note 44 for details on the impact of COVID-19.

(a)	Capital risk management

The capital structure of the Group as per 31 March 2020 is composed of consolidated equity of EUR70.4m (EUR90.0m in 2018/19, EUR89.6m in 2017/18) and senior debt with a carrying value of EUR624.6m (EUR622.4m in 2018/19, EUR612.8m in 2017/18). This represents an Equity/Capital ratio of 10.0%1 (12.3% in 2018/19, 12.8% in 2017/18). Management is of the opinion that the Company is conservatively capitalised.

(b)	Fair value estimation

The table below discloses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1);

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices) (Level 2);

[1]	Equity/Capital ratio = (Equity)/(Equity + Carrying value senior debt)

•	Inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3).

As at 31 March 2020 (€ thousands)
	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
- Derivative financial intruments	–	742	–	742

Total assets	–	742	–	742

Liabilities
Financial liabilities at fair value through profit or loss
- Derivative financial intruments	–	–	–	–

Total liabilities	–	–	–	–

As at 31 March 2019 (€ thousands)
	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
- Derivative financial intruments	–	–	–	–

Total assets	–	–	–	–

Liabilities
Financial liabilities at fair value through profit or loss
- Derivative financial intruments	–	176	–	176

Total liabilities	–	176	–	176

As at 31 March 2018 (€ thousands)
	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
- Derivative financial intruments	–	–	–	–

Total assets	–	–	–	–

Liabilities
Financial liabilities at fair value through profit or loss
- Derivative financial intruments	–	174	–	174

Total liabilities	–	174	–	174

The fair value of financial instruments that are not traded in an active market (for example over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

NOTE 5	Critical accounting estimates and judgements

Critical accounting estimates and judgments

The Group makes estimates and assumptions that affect the reported amounts of assets and liabilities within the next financial year. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Management believes that the following are the key judgments, assumptions and other estimation uncertainties used in the preparation of the financial statements, where a different opinion or estimate could lead to significant changes to the reported results.

Taxes

The Group is subject to income taxes in numerous jurisdictions and uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expense already recorded.

Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the timing and the level of future taxable profits together with future tax planning strategies.

For further details see Notes 12 and 29.

Pension benefits

The Group makes estimates about the range of long-term trends and market conditions to determine the value of the deficit and surplus on its retirement benefit schemes, based on the Group’s expectation of the future and advice from qualified actuaries.

Long term forecasts and estimates are necessarily highly judgmental and subject to risk that actual events may be significantly different to those forecasted. If actual events deviate from the assumptions made by the Group, the reported surplus or deficit in respect to retirement benefits may be materially different.

For further details see Note 30.

Development costs

Development costs are capitalised. Initial capitalization of costs is based on management’s judgment that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. Assumptions are made regarding the expected future cash generation or future savings of the project, discount rates and expected periods of benefits. Total software development expenditure capitalised for the financial year amounted to EUR24.7m (EUR23.7m in 2018/19, EUR17.8m in 2017/18) out of to the total development costs incurred of EUR28.4m (EUR27.7m in 2018/19, EUR30.1m in 2017/18).

Lease term of lease contracts IFRS 16

The Group has made the following estimates and judgements related to the lease term of lease contracts:

a)	Renewal of lease contracts with extension option

All lease contracts with an option to extend or terminate early have been reviewed on an individual basis by Global Blue.

Global Blue classifies the lease contracts into the following asset classes: offices, refund points, cars, IT contracts and others. Leases for offices, refund points and IT contracts have an average remaining lease term of 3 years as at 1 April 2018. For these contracts, where there is an option to extend, Global Blue has considered that for a number of contracts it is reasonably certain that they will be extended. On average, these judgements have increased the overall lease duration by a period of 3 years from the upcoming expiration date. Consequently, the lease term of the renewable contracts in the aforementioned asset classes has been set at minimum 3 years as at 1 April 2018.

Considering the underlying business needs, at the end of the aforementioned contracts, it has been assessed as being reasonably certain that Global Blue will renew these contracts for a similar period of time.

b)	Lease term of indefinite period contracts

As at the date of transition to IFRS 16, certain contracts entered by Global Blue are for indefinite periods. Global Blue has the right to exit these contracts on a recurring basis, whereas the counterparties have no substantial termination rights. Global Blue assessed each contract for how long the underlying asset is expected to be used. Considering the underlying business needs, it has been assessed as being reasonably certain that Global Blue will not exercise its termination rights for the following years (average):

•	Offices: 5 years

•	Refund points: 5 years

•	Cars: 3 years

•	IT contracts: 5 years

•	Others: 3 years

For further details see Note 13.

COVID-19 Pandemic

Please refer to Note 44 for details on the impact of COVID-19.

NOTE 6	Segment information

The Company has determined the operating segments based on the reports reviewed by the Executive Committee (ExCom) for the purposes of allocating resources and assessing performance of the Group. Management considers the business from a product perspective; the performance of the Tax Free Shopping Technology Solutions (TFSS), and Added-Value Payment Solutions (AVPS) product groups are separately considered.

The ExCom assesses the performance of the operating segments based on the measures of Revenue and Adjusted EBITDA at both a segment level and a group level with the adjusted EBITDA assessed after non-allocated central costs.

The measures used by the ExCom to monitor the performance of the Group’s operating segments do not include all costs in the IFRS consolidated income statement. Marketing, sales, customer service, certain administrative, depreciation, amortization, impairment income / expense, and net finance costs are not allocated to segments. As a result, the ExCom monitors the development of EBITDA presented in the consolidated management accounts.

The segment information provided to the ExCom for the reportable segments is as follows:

2019/20 (€ thousands)	Notes	TFSS	AVPS	Central costs	Total
Revenue		359,557	60,843	—	420,400

Operating expenses		(143,214)	(29,003)	(76,535)	(248,752)

Adjusted EBITDA		216,343	31,840	(76,535)	171,648

Depreciation and amortisation (1)	9				(113,581)
Exceptional items	10				(17,790)

Operating Profit					40,277

2018/19 (€ thousands)	Notes	TFSS	AVPS	Central costs	Total
Revenue		349,251	63,705	—	412,956

Operating expenses		(136,187)	(28,329)	(74,931)	(239,447)

Adjusted EBITDA		213,064	35,376	(74,931)	173,509

Depreciation and amortisation (1)	9				(105,133)
Exceptional items	10				(9,853)

Operating Profit					58,523

2017/18 (€ thousands)
	Notes	TFSS	AVPS	Central costs	Total
Revenue		360,224	61,220	—	421,444
Operating expenses		(140,366)	(26,297)	(83,765)	(250,428)

Adjusted EBITDA		219,858	34,923	(83,765)	171,016

Depreciation and amortisation (1)	9				(86,719)
Exceptional items	10				(24,440)

Operating Profit					59,857

(1)	Depreciation and amortisation include amortisation of intangible assets acquired through business combinations.

No measure of assets or liabilities by segment is reported to the ExCom. There are no significant transactions between segments.

Revenue is mainly derived from commissions generated from TFSS and AVPS. A geographical breakdown of revenue by point of sale is provided below:

2019/20 (€ thousands)
Revenue by geography and by segment	TFSS	AVPS	Total
Europe	317,130	14,837	331,967
Asia Pacific	39,378	45,998	85,376
Rest of the world	3,049	8	3,057

Total	359,557	60,843	420,400

2018/19 (€ thousands)
Revenue by geography and by segment	TFSS	AVPS	Total
Europe	304,156	16,658	320,814
Asia Pacific	41,796	47,042	88,838
Rest of the world	3,299	5	3,304

Total	349,251	63,705	412,956

2017/18 (€ thousands)
Revenue by geography and by segment	TFSS	AVPS	Total
Europe	314,903	16,815	331,718
Asia Pacific	41,722	44,405	86,127
Rest of the world	3,599	—	3,599

Total	360,224	61,220	421,444

There is no single external customer which accounts for more than 10% of Global Blue’s revenue, for any of the years presented.

The Company has adopted IFRS 15 ‘Revenue from contracts with customers’ from 1 April 2018 with a simplified transition method which resulted in changes in accounting policies and adjustments to the amounts recognised in the financial statements.

NOTE 7	Operating expenses

(€ thousands)
Expenses by nature	Note	2019/20	2018/19	2017/18
Employee benefit expenses	8	(131,886)	(122,088)	(117,583)
Depreciation and amortisation	9	(113,581)	(105,133)	(86,719)
Agent costs		(83,003)	(78,329)	(83,187)
IT costs		(14,279)	(15,431)	(14,949)
Auditors, lawyers and consultants		(21,885)	(12,798)	(16,084)
Advertising and promotion		(9,018)	(8,861)	(9,341)
Travel, entertainment, office and rental cost		(8,272)	(8,518)	(19,394)
Other operating expenses		1,801	(3,275)	(14,330)

Total		(380,123)	(354,433)	(361,587)

Of which exceptional items	10	(17,790)	(9,853)	(24,440)
Of which capitalized expenditure		(24,716)	(23,722)	(17,800)

Total software development expenditure capitalised for the financial year 2019/20 amounted to EUR24.7m (EUR23.7m in 2018/19, EUR17.8m in 2017/18). These expenditures are included in various of the line items above, such as Employee benefit expenses, IT costs, and Auditors, lawyers, and consultants while the amount capitalised has been reflected in the Other operating expenses line.

NOTE 8	Employee benefits expenses

(€ thousands)
Employee benefits expenses	Note	2019/20	2018/19	2017/18
Salaries and bonuses		(105,436)	(95,118)	(92,461)
Social security charges		(21,012)	(20,398)	(19,840)
Pensions costs		(2,588)	(2,448)	(1,491)
Defined benefit plans	30	(1,199)	(652)	(1,175)
Other personnel expenses		(1,651)	(3,472)	(2,616)

Total		(131,886)	(122,088)	(117,583)

Key management personnel remuneration, including pension obligations and other remuneration, for the financial year 2019/20 was EUR4.8m (EUR5.4m in 2018/19, EUR7.2m in 2017/18). The remuneration of the board of directors, including pension obligation for the financial year 2019/20 was EUR0.2m and for 2018/19 and 2017/18 was nil. For further detail, please refer to Note 42.

NOTE 9	Depreciation and amortization

(€ thousands)
Depreciation and amortisation	Notes	2019/20	2018/19	2017/18
Depreciation of property, plant and equipment	13,16	(21,651)	(19,975)	(4,515)

Amortisation of customer relationships		(71,325)	(70,332)	(71,608)
Amortisation of trademarks		(2,237)	(2,237)	(2,237)
Amortisation of other intangible assets		(18,368)	(12,589)	(8,359)

Amortisation of intangible assets	17	(91,930)	(85,158)	(82,204)

Total		(113,581)	(105,133)	(86,719)

Of which amortisation of intangible assets acquired through business combinations		(74,456)	(74,642)	(74,817)

Effective as of 1 April 2018, the depreciation of property, plant and equipment of EUR21.6m (EUR20.0m in 2018/19) includes depreciation related to the Right of use asset. For further details refer to Note 13.

The amortisation of intangible assets acquired through business combinations predominantly relates to the acquisition of Global Blue by Silver Lake and Partners Group in 2012.

NOTE 10	Exceptional items

Exceptional items consist of items which the board considers as not directly related to ordinary business operations and which are not included in the assessment of management performance and can be analysed as follows:

(€ thousands)
Exceptional items	2019/20	2018/19	2017/18
Business restructuring expenses	(2,180)	(4,361)	(2,621)
Corporate restructuring expenses	(10,303)	(1,273)	(7,096)
Monitoring fee	(709)	(756)	(1,003)
Impairment	(1,023)	—	(2,019)
Net sales of assets gain/(loss)	(91)	(722)	(28)
Share based payments	(3,569)	(1,716)	(673)
Other exceptional items	85	(1,025)	(11,000)

Total	(17,790)	(9,853)	(24,440)

Business restructuring expenses

Business restructuring expenses correspond to expenses related to replacement of management positions and costs associated with replacing roles, changing of facilities or discontinued operations.

Corporate restructuring expenses

Corporate restructuring expenses correspond to legal, consultancy and advisory expenses associated with preparing the Group for an exit by the shareholders of the Group which is currently underway.

Monitoring fee

Monitoring fee corresponds to fees charged by the ultimate owners of the Group, funds advised by Silver Lake and Partners Group, for services rendered by Silver Lake and Partners Group to Global Blue. They cover activities such as advising the Group on various topics, including strategy, business plan, budget and capital markets activities; the retention and supervision of independent auditors; and the work performed by third parties, including legal counsel, investment bankers, or other financial advisors or consultants. The monitoring fees were waived from 01 January 2020, meaning that there shall be no further monitoring fee payments after the financial year ended 31 March 2020.

Impairment

Impairment expenses relate primarily to impairment of capitalized software.

Share-based payments

Change in fair value of the liability for share-based payments is recognized according to IFRS 2. The share-based compensation plan was implemented as part of the 2012 acquisition of the Group by funds advised by Silver Lake and Partners Group.

Other exceptional items

The 2019/20 other exceptional item represents the derecognition of a portion of the earn-out included in the Refund Suisse acquisition in September 2018.

The 2018/19 other exceptional item represents expenses related to the closure of the Company’s TFSS operations in Malaysia.

The 2017/18 other exceptional item relates mainly to the cost related to the VAT audit in France.

The French tax authorities opened a tax audit in October 2016 regarding Global Blue France SAS (“Global Blue France”) for the financial years ended 31 March 2014, 2015 and 2016 with respect to all taxes. The tax audit is focused on Global Blue’s VAT refund business, operating transfer pricing policy, IT systems and interest rates on cash pool balances. In December 2018, the French tax authorities issued a notice of assessment to Global Blue France for the financial year ended 31 March 2014 related to VAT findings for an amount of EUR6.4m. The VAT findings relate to certain missing information on tax free forms which are mandatory according to VAT refund regulation in France. As a consequence, the VAT exemption claimed by Global Blue France in relation to these forms was denied by the French Tax Authorities. Global Blue France is waiting for the collection notice from the French tax authorities. An accrued liability of EUR10.0m to cover these amounts was booked in Global Blue’s accounts as of 31 March 2018. This accrued liability was reduced to EUR6.4m as of 31 March 2019 due to a payment of EUR1.8m to the French tax authorities and a change in management’s estimate of Global Blue’s exposure. The accrued liability is unchanged at EUR6.4m as of 31 March 2020. Separately, the tax audit in respect of the transfer pricing policy for financial years ended 31 March 2014, 2015 and 2016 is ongoing. At this stage, the Company has not deemed it necessary to book a provision for the tax audit in respect of the transfer pricing policy.

Tax effect

Management tracks the tax effects of these exceptional items, alongside exceptional tax items that are further disclosed in Note 12.

NOTE 11	Net finance cost

(€ thousands)
Finance income	2019/20	2018/19	2017/18
Interest income on short-term bank deposits	552	562	251
Net foreign exchange gains on financing activities	3,105	861	1,241
Net foreign exchange gains (1)	1	—	—
Other finance income	1,651	1,402	902

Total finance income	5,309	2,825	2,394

Finance costs
Interest expense:
- Bank borrowings (including amortization of capitalized financing fees)	(25,554)	(26,021)	(31,159)
- Lease liabilities interest	(1,309)	(1,424)	—
- Interest expenses on Non-Convertible Preferred Equity Certificates issued to third Parties (Note 26)	(170)	(155)	(361)
Net foreign exchange losses (1)	(4,178)	(398)	(936)
Other finance expenses	(5,947)	(3,507)	(1,805)

Total finance costs	(37,158)	(31,505)	(34,519)

Net finance costs	(31,849)	(28,680)	(32,125)

(1)

Net foreign exchange gains and losses arising during the period result from the difference between the value originally recorded and the amount actually paid or received, as well as unrealized gains and losses due to the difference between the original value recorded and the value at the balance sheet date.

EUR25.6m (EUR26.0m in 2018/19, EUR31.2m in 2017/18) of finance expenses in 2019/20 on bank borrowings includes EUR23.3m (EUR23.8m in 2018/19, EUR26.7m in 2017/18) of interest expenses, EUR3.8m (EUR3.8m in 2018/19, EUR3.6m in 2017/18) of amortization of capitalised financing fees and EUR(1.6)m (EUR(1.6)m in 2018/19, EUR0.9m in 2017/18) amortization of IFRS9 impact and EUR0.9m in 2017/18 amortization of the hedging reserve. For further details, refer to Note 27.

NOTE 12 Income tax expense

The below table reconciles the income tax charge at the statutory tax rate to the effective taxes reported in the income statement:

(€ thousands)
Income tax	Note	2019/20	2018/19	2017/18
Income tax charge		(24,389)	(28,772)	(27,733)
Adjustment in respect of current income tax of previous years		510	(10,181)	(970)
Deferred tax	29	15,980	15,997	20,449

Income tax expense reported in the income statement		(7,899)	(22,956)	(8,254)
Of which income tax expense related to amortization of acquisition related items		15,066	15,066	15,066
Of which tax impact on exceptional items		1,210	2,822	8,257
Of which exceptional income tax expense		(1,341)	(14,526)	(2,699)

(€ thousands)
	2019/20	2018/19	2017/18
Profit before tax	8,428	29,843	27,732
Effective tax
Tax expense calculated at the weighted average expected tax rate of 24.00% (21.40% in 2018/19, 21.40% in 2017/18)	(2,023)	(6,387)	(5,935)
Adjustment in respect of current income tax of previous years	550	(10,181)	(970)
Utilization of tax losses from prior years for which no deferred income tax was recognized	502	501	778
Expenses not deductible for tax purposes	(16,322)	(18,577)	2,542
Tax losses not generating deferred tax assets	—	(1,017)	(5,835)
Effect of income taxed at different tax rates	6,250	9,970	1,902
Deferred tax asset recognized for previously unrecognized tax loss carry forward	1,028	4,479	1,667
Deferred tax asset recognized for future tax credit	1,045	—
Other tax items	1,071	(1,744)	(2,403)

Total reported effective tax expense	(7,899)	(22,956)	(8,254)

“Tax losses not generating deferred tax assets” are related to losses at Global Blue Acquisition B.V., which are not expected to be offset against profits during the upcoming years and therefore do not result in deferred tax.

(€ thousands)
Tax items recognized directly in other comprehensive income:	Note	2019/20	2018/19	2017/18
Tax effect on actuarial gains / losses	25	307	(74)	(3)

Total tax effect		307	(74)	(3)

Exceptional Income Tax Expenses

Italy

The Italian tax authorities opened a tax audit in February 2016 on Global Blue Italia S.r.l. (“Global Blue Italy”). As a result of settlement procedures initiated in 2018, a formal settlement was reached with the Italian tax authorities in relation to certain matters in April 2019. The settlement covers the findings on license fees and intercompany interest rate for the financial years ended 31 March 2014 and 2015 as well as the finding on withholding tax on license fee for the calendar years 2013 and 2014 for a total amount of EUR3.6m which was paid in April 2019. Discussions are ongoing with the Italian tax authorities for the finding on withholding tax on interests for the calendar years 2013 to 2018, as well as the findings on (i) license fees and intercompany interest rate for the financial years ended 31 March 2016, 2017 and 2018, and (ii) withholding tax on license fees for calendar years 2015 to 2018. During the financial year ended 31 March 2020, the Company booked an additional income tax payable of EUR0.6m related to the ongoing discussions above. As a result of the settlement and the additional accrual, the income tax payable relating to Italy was EUR13.6m as at 31 March 2020 (EUR16.6m as at 31 March 2019, EUR5.8m as at 31 March 2018).

Separately, Global Blue Italy received notice of assessment from the tax authorities of the city of Milan with respect to Global Blue Italy’s treatment of certain merchant invoices issued in 2013 and 2014. At this stage the Company has not deemed it necessary to book a provision for this matter.

Germany

Global Blue New Holdings Germany GmbH (“GBNHG”), as controlling entity, and Global Blue Deutschland GmbH (“GBD”), as controlled entity, entered into a profit and loss pooling agreement (hereinafter the “PLPA”) dated 5 October 2000, allowing the pooling of income and losses of both entities for corporate income and trade tax purposes. While the provisions of the PLPA allow the utilization of capital reserves built up at the level of GBD during the term of the PLPA for loss compensation (or for the profit transfer to GBNHG), such provisions, in light of a recent court ruling issued in April 2018, may not be permissible under German law. Even though GBD has not utilized any capital reserves as permitted by the PLPA, there is a risk that the tax authorities might challenge the effectiveness of the PLPA and, as a consequence, deny the profit and loss pooling within the German Global Blue group relating to the financial year 2019 and previous tax periods. Based on the opinion of Global Blue´s advisers, the Company recognised an uncertain tax position of EUR3.8m as at 31 March 2020 (EUR3.7m as at 31 March 2019, nil as at 31 March 2018). An amended PLPA, from which the provisions in focus were removed, was registered in December 2019; therefore, the risk described above is only related to historical financial years.

NOTE 13	Leases

The Company adopted IFRS 16 as of 1 April 2018 under the cumulative catch-up approach, at which point it recognized the Right of use asset in line with the lease liability recognized.

Right of use assets recognised within in Property, plant and equipment are the following:

(€ thousands)
	2019/20	2018/19	2017/18
Offices	16,252	15,454	—
Refund points	14,889	19,578	—
IT contracts	6,416	7,329	—
Others	2,852	2,717	—

Right of use asset	40,409	45,078	—

Movements during the period of Right of use assets are the following:

(€ thousands)
	31 March 2020	31 March 2019	31 March 2018
Opening balance at 1 April	45,078	—	—
Adoption of new accounting policy	—	54,325	—
New contracts	12,111	5,804	—
Modifications	73	13	—
Depreciation	(16,349)	(15,159)	—
FX effect	(504)	95	—

Closing balance at 31 March	40,409	45,078	—

Lease liabilities recognised within in Other long-term liabilities and Other current liabilities are the following:

(€ thousands)
	Note	2019/20	2018/19	2017/18
Short-term		14,001	13,713	—
Long-term	28	27,750	32,420	—

Total Lease liability		41,751	46,133	—

Movements during the period of Lease liabilities are the following:

(€ thousands)
	31 March 2020	31 March 2019	31 March 2018
Opening balance at 1 April	46,133	—	—
Adoption of new accounting policy	—	54,325	—
New contracts	11,400	5,800	—
Modifications	55	13	—
Cash outflow	(16,573)	(15,508)	—
Other non-cash outflows	(137)	—	—
Interest	1,308	1,424	—
FX effect	(435)	79	—

Closing balance at 31 March	41,751	46,133	—

The contractual duration of the lease liabilities is the following:

(€ thousands)
Contractual maturities of financial liability at 31 March 2020	Less than 2 years	Between 2 years and 5 years	More than 5 years
Lease liability	25,315	14,672	1,764

(€ thousands)
Contractual maturities of financial liability at 31 March 2019	Less than 2 years	Between 2 years and 5 years	More than 5 years
Lease liability	25,148	17,964	3,021

(€ thousands)
Contractual maturities of financial liability at 31 March 2018	Less than 2 years	Between 2 years and 5 years	More than 5 years
Lease liability	—	—	—

Amounts recognised in the income statement are the following:

(€ thousands)
Depreciation charge of the right of use asset	2019/20	2018/19	2017/18
Offices	4,523	3,973	—
Refund points	8,139	7,976	—
IT contracts	2,071	1,893	—
Others	1,616	1,317	—

Total Depreciation charge of right of use asset	16,349	15,159	—

(€ thousands)
Interest expense	2019/20	2018/19	2017/18
Interest expense (included in finance cost)	1,308	1,424	—

Total interest expense	1,308	1,424	—

(€ thousands)
Other lease-related expenses	2019/20	2018/19	2017/18
Expense relating to short-term leases (included in Operating expenses)	2,650	4,497	—
Expense relating to leases of low-value assets that are not short-term leases (included in Operating expenses)	106	14	—
Expense relating to variable lease payments not included in lease liabilities (included in Operating expenses)	6,997	5,929	—

Total Other lease related expenses	9,753	10,440	—

The table “Other lease-related expenses” includes expenses from the lease contracts that are not qualified as Right of Use assets according to IFRS 16.

NOTE 14	Audit fees

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed in aggregate by PricewaterhouseCoopers SA and any other member firm of PricewaterhouseCoopers International Limited that rendered audit and related services to the Company:

(€ thousands)
Audit fees	2019/20	2018/19	2017/18
Audit fee	4,247	1,996	2,222
Audit related fees	—	—	—
Tax fees	—	—	—
All other fees	242	44	—

Fees of PricewaterhouseCoopers SA	4,489	2,040	2,222

Audit fees reflects professional services rendered regarding statutory audits of the Company and its subsidiaries and audits of annual consolidated financial statements. In 2019/20, the audit fees also included services rendered as part of the ongoing exit process, which include: review of interim financial statements and assistance with registration statements.

All other fees include fees billed for products and services other than as reported above.

NOTE 15	Earnings per share

(€ thousands)
Earnings per share from continuing operations	Note	2019/20	2018/19	2017/18
Profit or loss from continuing operations attributable to the owners of the parent		(4,672)	2,350	15,683
Weighted average number of ordinary shares in issue (thousands)	24	40,000	40,000	40,000

Basic profit / (loss) per share		(0.12)	0.06	0.39

Diluted profit / (loss) per share		(0.12)	0.06	0.39

Basic

Basic earnings per share is calculated by dividing the profit or loss to equity shareholders of the Company by the weighted average number of ordinary shares in issue during the period.

Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. The Company had no dilutive potential ordinary shares during the year ended 31 March 2020, 2019 and 2018.

NOTE 16	Property, plant and equipment

The below table is a reconciliation table for Property, plant and equipment. This note excludes the balance sheet impact of the IFRS 16 Right of use asset, which has been presented and detailed in Note 13.

(€ thousands)
	Machinery, Equipment and computers	Leasehold Improvements	Total
Opening balance at 1 April 2019	25,772	4,309	30,081
Purchases	4,828	722	5,550
Disposals	(791)	(48)	(839)
Reclassification	657	549	1,206
Exchange differences	(616)	(21)	(637)

Accumulated acquisition values at 31 March 2020	29,850	5,511	35,361

Opening balance at 1 April 2019	(16,598)	(2,348)	(18,946)
Depreciation charge for the year	(4,720)	(581)	(5,301)
Disposals	650	31	681
Reclassification	(668)	(552)	(1,220)
Exchange differences	370	1	371

Accumulated depreciation and impairment at 31 March 2020	(20,966)	(3,449)	(24,415)

Net book amount at 31 March 2020	8,884	2,062	10,946

(€ thousands)
	Machinery, Equipment and computers	Leasehold Improvements	Total
Opening balance at 1 April 2018	23,493	5,030	28,523
Acquisition of subsidiary	15	—	15
Disposal of subsidiary	(7)	—	(7)
Purchases	5,934	866	6,800
Disposals	(4,620)	(1,852)	(6,472)
Reclassification	891	202	1,093
Exchange differences	66	63	129

Accumulated acquisition values at 31 March 2019	25,772	4,309	30,081

Opening balance at 1 April 2018	(15,443)	(3,226)	(18,669)
Disposal of subsidiary	7	—	7
Depreciation charge for the year	(4,124)	(691)	(4,815)
Disposals	3,913	1,769	5,682
Reclassification	(910)	(143)	(1,053)
Exchange differences	(41)	(57)	(98)

Accumulated depreciation and impairment at 31 March 2019	(16,598)	(2,348)	(18,946)

Net book amount at 31 March 2019	9,174	1,961	11,135

(€ thousands)
	Machinery, Equipment and computers	Leasehold Improvements	Total
Opening balance at 1 April 2017	20,370	3,495	23,865
Acquisition of subsidiary	143	23	166
Disposal of subsidiary	—	—	—
Purchases	4,822	1,128	5,950
Disposals	(1,338)	(74)	(1,412)
Reclassification	153	578	731
Adjustments due to changes in accounting policies	—	—	—
Exchange differences	(657)	(120)	(777)

Accumulated acquisition values at 31 March 2018	23,493	5,030	28,523

Opening balance at 1 April 2017	(12,901)	(2,297)	(15,198)
Disposal of subsidiary
Acquisition of subsidiary	—	—	—
Depreciation charge for the year	(4,031)	(484)	(4,515)
Disposals	1,285	41	1,326
Reclassification	(153)	(563)	(716)
Adjustments due to changes in accounting policies	—	—	—
Exchange differences	357	77	434

Accumulated depreciation and impairment at 31 March 2018	(15,443)	(3,226)	(18,669)

Net book amount at 31 March 2018	8,050	1,804	9,854

(€ thousands)
Accumulated acquisition values	2019/20	2018/19	2017/18
Machinery, Equipment and computers	29,850	25,772	23,493
Leasehold Improvements	5,511	4,309	5,030
Right of use asset	56,758	60,236	—

Total Accumulated acquisition values	92,119	90,317	28,523

Accumulated depreciation and impairment	2019/20	2018/19	2017/18
Machinery, Equipment and computers	(20,966)	(16,598)	(15,443)
Leasehold Improvements	(3,449)	(2,348)	(3,226)
Right of use asset	(16,349)	(15,159)	—

Total Accumulated depreciation and impairment	(40,764)	(34,105)	(18,669)

Total Property, plant and equipment	51,355	56,213	9,854

NOTE 17	Intangible assets

(€ thousands)
	Goodwill	Trademarks	Customer relationships	Other int. assets	Software	Total
Opening balance at 1 April 2019	413,499	45,941	660,325	7,999	81,024	1,208,788
Purchases	—	—	6,059	1,406	24,716	32,181
Disposals	—	—	—	(11)	(1,036)	(1,047)
Reclassifications	—	—	—	17	(3)	14
Exchange differences	(1,961)	(146)	(363)	(171)	(3,067)	(5,708)

Accumulated acquisition values	411,538	45,795	666,021	9,240	101,634	1,234,228

Opening balance at 1 April 2019	—	(14,913)	(462,288)	(6,166)	(25,641)	(509,008)
Amortisation	—	(2,237)	(71,325)	(1,203)	(17,165)	(91,930)
Disposals	—	—	—	10	586	596
Adjustments due to changes in accounting policies	—	—	(2)	—	—	(2)
Exchange differences	—	—	66	82	1,795	1,943

Accumulated amortization	—	(17,150)	(533,549)	(7,277)	(40,425)	(598,401)

Opening balance at 1 April 2019	(2,109)	—	—	(498)	(1,551)	(4,158)
Impairment	(1,551)	—	—	—	(749)	(2,300)
Exchange differences	82	—	—	—	—	82

Accumulated impairment	(3,578)	—	—	(498)	(2,300)	(6,376)

Net book value at 31 March 2020	407,960	28,645	132,472	1,465	58,909	629,451

(€ thousands)
	Goodwill	Trademarks	Customer relationships	Other int. assets	Software	Total
Opening balance at 1 April 2018	405,937	45,926	664,849	7,117	57,432	1,181,261
Acquisition of subsidiaries	7,038	—	—	13	52	7,103
Purchases	169	—	1,862	862	23,722	26,615
Disposals	—	—	—	(569)	(434)	(1,003)
Reclassifications	—	—	—	458	9	467
Adjustments due to changes in accounting policies	—	1	(6,604)	—	—	(6,603)
Exchange differences	355	14	218	118	243	948

Accumulated acquisition values	413,499	45,941	660,325	7,999	81,024	1,208,788

Opening balance at 1 April 2018	—	(12,676)	(395,073)	(4,912)	(14,308)	(426,969)
Amortisation	—	(2,237)	(70,332)	(1,246)	(11,343)	(85,158)
Disposals	—	—	—	564	73	637
Reclassifications	—	—	—	(507)	—	(507)
Adjustments due to changes in accounting policies	—	—	3,155	—	—	3,155
Exchange differences	—	—	(38)	(65)	(63)	(166)

Accumulated amortization	—	(14,913)	(462,288)	(6,166)	(25,641)	(509,008)

Opening balance at 1 April 2018	(2,040)	—	—	(498)	(1,255)	(3,793)
Impairment	—	—	—	—	(296)	(296)
Exchange differences	(69)	—	—	—	—	(69)

Accumulated impairment	(2,109)	—	—	(498)	(1,551)	(4,158)

Net book value at 31 March 2019	411,390	31,028	198,037	1,335	53,832	695,622

(€ thousands)
	Goodwill	Trademarks	Customer relationships	Other int. assets	Software	Total
Opening balance at 1 April 2017	406,552	46,102	663,208	6,084	43,106	1,165,052
Acquisition of subsidiaries	2,054	—	—	—	33	2,087
Purchases	—	—	2,091	747	17,774	20,612
Disposals	—	—	—	(6)	(468)	(474)
Reclassifications			—	537	(9)	528
Exchange differences	(2,669)	(176)	(450)	(245)	(3,004)	(6,544)

Accumulated acquisition values	405,937	45,926	664,849	7,117	57,432	1,181,261

Opening balance at 1 April 2017	—	(10,439)	(323,500)	(3,612)	(7,998)	(345,549)
Amortisation	—	(2,237)	(71,608)	(863)	(7,496)	(82,204)
Disposals	—	—	—	6	452	458
Reclassifications		—	—	(537)	(6)	(543)
Exchange differences	—	—	35	94	740	869

Accumulated amortization	—	(12,676)	(395,073)	(4,912)	(14,308)	(426,969)

Opening balance at 1 April 2017	—	—	—	(498)	(1,255)	(1,753)
Impairment	(2,019)	—	—	—	—	(2,019)
Reversal of impairment	—	—	—	—	—	—
Exchange differences	(21)	—	—	—	—	(21)

Accumulated impairment	(2,040)	—	—	(498)	(1,255)	(3,793)

Net book value at 31 March 2018	403,897	33,250	269,776	1,707	41,869	750,499

Goodwill

Management reviews the business performance based on a product perspective. TFSS & AVPS have been identified as the main product groups and the Group’s operating segments. Goodwill is monitored by the management at the operating segment level. The following is a summary of goodwill allocation for each operating segment:

(€ thousands)
Goodwill	31 March 2020	31 March 2019	31 March 2018
TFSS	358,760	360,721	353,700
AVPS	49,200	50,669	50,197

Total	407,960	411,390	403,897

The recoverable amount of all Cash Generating Units (CGU) has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on management’s current view at the time of the analysis. Cash flows beyond the 5-years period are extrapolated using an estimated growth rate stated below.

Management determined forecasted revenue based on past performance and their current expectations of market development, specifically tourist arrivals (volume). The growth rates used are supported with the forecasts included in recent tourism industry reports.

The key assumptions used for the value-in-use calculations are as follows:

•	Pre-tax discount rate of 9.91% (8.78% in 2018/19, 7.44% in 2017/18), for both CGUs.

•	Average revenue growth (“CAGR”) for the company over a four-year period of 6.3% (5.2% in 2018/19), comprising of the ongoing slowdown followed by an assumed recovery.

•	After the business plan period, an assumed long-term growth rate of 2% (2% in 2018/19, 2% in 2017/18).

Though the TFSS and AVPS segments offer different solutions, the underlying driver of both is international travel and extra-regional transactions. As such, the same key assumptions have been applied to both CGUs.

The calculations and the cash flow projections are stress-tested using a sensitivity analysis; such analysis is a key element when there are changes to the circumstances, such as the ongoing impact of COVID-19. Changes of the parameters, including, for example, a 5-percentage point increase in the discount rate or 0 % average revenue growth assumption for the Company over a four-year period, would not result in an impairment given the significant headroom.

Trademarks

Trademarks were classified as intangible assets with a definite useful life. The fair value of trademarks in the PPA is determined by calculating its value-in-use, being “Relief from Royalty” method for the asset. The net book value as of 31 March 2020 was EUR 28.6m (EUR 31.0m as of 31 March 2019, EUR 33.2m as of 31 March 2018).

No impairment tests have been performed for Trademarks as there were no indications of impairment.

The assets will be fully amortised by July 2032.

Customer Relationships

As part of business combinations in 2013 and 2016 new intangibles were identified and are collectively defined as customer relationship contracts with a net book value as of 31 March 2020 of EUR 123.6m (EUR 194.9m as of 31 March 2019, EUR 263.9m as of 31 March 2018). The customer relationships have been split across the operating segments:

(€ thousands)
Customer relationships	31 March 2020	31 March 2019	31 March 2018	PPA initial valuation
TFSS	117,479	181,824	246,169	610,789
AVPS	6,113	13,083	17,776	44,256

Total	123,592	194,907	263,945	655,045

No impairment tests have been performed for Customer Relationships as there were no indications of impairment.

TFSS and AVPS Customer relationships contain different types of customers, categorized based on revenue and footprint or services offered. The expected economic life for the customer relationship contracts is between 9 and 20.5 years, driven by these varying types of customer relationships within the TFSS and AVPS operating segments. These will be fully amortised by September 2036.

The Customer relationships table includes the effects of the implementation of IFRS 15, which resulted in a decrease in the gross amount of the Customer relationships of EUR6.6m and the associated accumulated amortization of EUR3.2m upon implementation. These changes are due to the change in revenue recognition approach regarding certain limited payments for contracts with customers detailed in Note 3 and Note 22.

As at 1 April 2018, the application of IFRS 15 did not have any material impact on the opening balance of the retained earnings as the advance payments to customers have been recognized as contract assets.

Other intangible assets

Other intangibles include licenses acquired and software purchased from external parties.

Software

Software consists of IT software internally developed for TFSS and AVPS businesses and is amortised over a 3-year period. It also includes the platform software, that has been acquired as part of the Currency Select acquisition of 2015/16, with a fair value of EUR17.9m and which is being amortised over a 5-year period.

NOTE 18	Other non-current receivables

(€ thousands)
Other non-current receivables	Note	31 March 2020	31 March 2019	31 March 2018
Opening balance at 1 April		12,703	13,360	16,987
Additions of non-current assets		4,106	1,541	2,622
Divestiture of non-current assets		(2,867)	(147)	(110)
Market value valuation		—	66	(67)
(Decrease)/increase in scope of consolidation		—	—	(5,568)
Share of joint venture losses on loan receivable		(1,390)	—	—
Increase in loan to joint venture		2,850	—	—
Reclassification to/from Investments in associates and joint ventures		—	(2,444)	—
Other		121	—	—
Foreign exchange effects		(353)	327	(504)

Closing balance at 31 March		15,170	12,703	13,360

EUR2.0m (EUR2.1m as of 31 March 2019, EUR2.0m as of 31 March 2018) of the other non-current receivables is related to a receivable from an insurance company related to a pension plan in Sweden. This receivable does not meet the definition of a pension plan asset. The pension plan is denominated in SEK. Payments commenced in 2018 with a second payment stream starting in 2023 and lasting for 10 years. This receivable is revalued at market value.

The fair value of other receivables does not differ significantly from the book value. The other major part of the other non-current receivables is related to rental agreements on different facilities and deposits paid.

In the financial year 2017/18, the Investments in associates and joint ventures were presented in the Non-current other receivables. From the 2018/2019 financial year, these are presented in a separate line in the balance sheet and detailed further in Note 41.

NOTE 19	Financial instruments by category

The table below detail the financial instruments as at 31 March 2020:

(€ thousands)
Assets as per balance sheet	Loans and receivables at amortised cost	Derivatives valued at FVTPL	Total
Derivative financial instruments	—	765	765
Other non-current financial receivables	27,301	—	27,301
Trade receivables	142,216	—	142,216
Other receivables excluding other non-financial receivables	8,100	—	8,100
Cash and cash equivalents	226,139	—	226,139

Balance as at 31 March 2020	403,756	765	404,521

(€ thousands)
Liabilities as per balance sheet	Other financial liabilities at amortised cost	Derivatives valued at FVTPL	Total
Loans and borrowings	625,677	—	625,677
Derivative financial instruments	—	—	—
Other long term liabilities	29,753	—	29,753
Trade payables	237,319	—	237,319
Other current liabilities excluding non-financial liabilities	38,102	—	38,102
Accrued liabilities excluding non-financial liabilities	37,277	—	37,277

Balance as at 31 March 2020	968,128	—	968,128

The table below detail the financial instruments as at 31 March 2019:

(€ thousands)
Assets as per balance sheet	Loans and receivables at amortised cost	Derivatives valued at FVTPL	Total
Other non-current financial receivables	26,723	—	26,723
Trade receivables	249,331	—	249,331
Other receivables excluding other non-financial receivables	23,869	—	23,869
Cash and cash equivalents	104,072	—	104,072

Balance as at 31 March 2019	403,995	—	403,995

(€ thousands)
Liabilities as per balance sheet	Other financial liabilities at amortised cost	Derivatives valued at FVTPL	Total
Loans and borrowings	624,500	—	624,500
Derivative financial instruments	—	176	176
Other long term liabilities	37,241	—	37,241
Trade payables	263,720	—	263,720
Other current liabilities excluding non-financial liabilities	51,337	—	51,337
Accrued liabilities excluding non-financial liabilities	36,011	—	36,011

Balance as at 31 March 2019	1,012,809	176	1,012,985

The table below detail the financial instruments as at 31 March 2018:

(€ thousands)
Assets as per balance sheet	Loans and receivables at amortised cost	Derivatives valued at FVTPL	Total
Other non-current financial receivables	23,070	—	23,070
Trade receivables	266,072	—	266,072
Other receivables excluding other non-financial receivables	14,824	—	14,824
Cash and cash equivalents	50,673	—	50,673

Balance as at 31 March 2018	354,639	—	354,639

(€ thousands)
Liabilities as per balance sheet	Other financial liabilities at amortised cost	Derivatives valued at FVTPL	Total
Loans and borrowings	615,765	—	615,765
Derivative financial instruments	—	174	174
Other long term liabilities	3,809	—	3,809
Trade payables	271,579	—	271,579
Other current liabilities excluding non-financial liabilities	25,642	—	25,642
Accrued liabilities excluding non-financial liabilities	30,429	—	30,429

Balance as at 31 March 2018	947,224	174	947,398

NOTE 20	Trade receivables

The fair value of trade receivables does not differ from the carrying amount.

Trade receivables past due relate to a number of independent customers for whom there is no recent history of or forward-looking information on defaults.

Trade receivables are measured at amortised cost.

The tables below detail the trade receivables balance as at 31 March 2020:

As at 31 March 2020
(€ thousands)
Trade receivables, net	Retailers	Authorities	Other	Total
Nominal value of outstanding trade receivables	103,930	22,864	19,213	146,007
Less: Loss allowance	(3,013)	—	(778)	(3,791)

Total	100,917	22,864	18,435	142,216

(€ thousands)
Age analysis of net trade receivables per class	Retailers	Authorities	Other	Total
Trade receivables not yet due	67,275	14,644	7,300	89,219
Trade receivables past due:
Up to 3 months	28,947	7,803	7,569	44,319
3 months - 6 months	3,335	269	944	4,548
More than 6 months	1,360	148	2,622	4,130

Total	100,917	22,864	18,435	142,216

(€thousands)
Currency analysis of net trade receivables per class	Retailers	Authorities	Other	Total
EUR	75,520	5,682	1,264	82,466
GBP	15,198	4,162	1,403	20,763
SGD	6	9,879	551	10,436
Other	10,193	3,141	15,217	28,551

Total	100,917	22,864	18,435	142,216

The tables below detail the trade receivables balance as at 31 March 2019:

As at 31 March 2019
(€ thousands)
Trade receivables, net	Retailers	Authorities	Other	Total
Nominal value of outstanding trade receivables	186,083	42,745	24,078	252,906
Less: Loss allowance	(2,874)	—	(701)	(3,575)

Total	183,209	42,745	23,377	249,331

(€ thousands)
Age analysis of net trade receivables per class	Retailers	Authorities	Other	Total
Trade receivables not yet due	156,481	40,773	11,140	208,394
Trade receivables past due:
Up to 3 months	23,033	1,933	8,422	33,388
3 months - 6 months	3,419	39	2,323	5,781
More than 6 months	276	—	1,492	1,768

Total	183,209	42,745	23,377	249,331

(€ thousands)
Currency analysis of net trade receivables per class	Retailers	Authorities	Other	Total
EUR	134,117	12,132	5,508	151,757
GBP	25,356	5,417	962	31,735
SGD	19	19,513	877	20,409
Other	23,717	5,683	16,030	45,430

Total	183,209	42,745	23,377	249,331

The tables below detail the trade receivables balance as at 31 March 2018:

As at 31 March 2018
(€ thousands)
Trade receivables, net	Retailers	Authorities	Other	Total
Nominal value of outstanding trade receivables	190,274	58,948	20,204	269,426
Less: Bad debt provision	(2,969)	—	(385)	(3,354)

Total	187,305	58,948	19,819	266,072

(€ thousands)
Age analysis of net trade receivables per class	Retailers	Authorities	Other	Total
Trade receivables not yet due	162,000	54,367	9,585	225,952
Trade receivables past due:
Up to 3 months	21,796	4,442	6,355	32,593
3 months - 6 months	1,704	136	1,732	3,572
More than 6 months	1,805	3	2,147	3,955

Total	187,305	58,948	19,819	266,072

(€ thousands)
Currency analysis of net trade receivables per class	Retailers	Authorities	Other	Total
EUR	140,973	14,956	8,650	164,579
GBP	27,817	4,786	595	33,198
SGD	171	26,767	424	27,362
Other	18,344	12,439	10,150	40,933

Total	187,305	58,948	19,819	266,072

The table below details the movements of the provision for the impairment of trade receivables:

(€ thousands)
Movements of the provision for the impairment of trade receivables	31 March 2020	31 March 2019	31 March 2018
Opening balance at 1 April	(3,575)	(3,354)	(3,885)
Charged for the year	(1,396)	(1,970)	(964)
Utilised	184	390	623
Unused amounts reversed	913	1,309	771
Effect of movements in foreign exchange	83	50	101

Closing balance at 31 March	(3,791)	(3,575)	(3,354)

The creation and release of provision for impaired trade receivables have been included in “operating expenses”. Amounts charged to the allowance account are generally written off when there is no expectation of recovering additional cash. The maximum exposure to credit risk at the reporting date is the carrying value of trade receivables.

As at 1 April 2018, the application of IFRS 9 did not have any material impact. Trade receivables have been measured before and after 1 April 2018 at amortised cost.

NOTE 21	Other current receivables

(€ thousands)
Other current receivables	31 March 2020	31 March 2019	31 March 2018
Input VAT	23,395	22,961	14,958
Payments & DCC receivables	4,340	20,312	11,103
Advances and deposits	2,591	2,877	2,587
Withholding taxes	2,265	2,415	3,781
Other current receivables	1,169	682	1,134

Total	33,760	49,247	33,563

NOTE 22	Prepaid expenses

(€ thousands)
Prepaid expenses	31 March 2020	31 March 2019	31 March 2018
Insurance	2,052	1,978	2,891
Office and IT-related expenses	3,013	4,904	5,568
Accrued income	739	2,037	2,037
Merchants	1,586	5,219	—
Other prepaid expenses	529	907	397

Total	7,919	15,045	10,893

As a result of IFRS 15, as of 1 April 2018 a limited set of advance payments for contracts with customers is being recorded as a prepaid expense under the name “Merchants” in the financial statement, as presented in the table above.

The EUR1.6m prepaid expenses to merchants as at 31 March 2020 (EUR5.2m as at 31 March 2019), is predominantly expected to be settled within the next 12 months as a reduction in revenue.

NOTE 23	Cash and cash equivalents

Cash and cash equivalents consist of cash and bank accounts and are payable on demand. The bank accounts earn interest at various rates which differ by account. The deposits consist of highly liquid money market instruments, with withdrawals periods of up to 3 months.

(€ thousands)
Cash and cash equivalents	31 March 2020	31 March 2019	31 March 2018
Deposits	84,884	3,476	1,172
Cash and bank balances	141,255	100,596	49,502

Total	226,139	104,072	50,674

For business purposes, some external refunding agents have the authority to withdraw cash up to certain limits, on a short-term basis from specific Global Blue bank accounts to be able to refund travellers on the Group’s behalf. In cash and bank balances there are EUR0.7m (EUR0.1m at 31 March 2019, EUR0.2m at 31 March 2018) available for such purposes. The fair value of cash and cash equivalents approximates its carrying value due to its short term nature.

Please refer to Note 27 related to the pledge of cash in hand.

NOTE 24	Issued capital and reserves

In March 2018 a capital reorganisation took place within the Group. A new holding company—Global Blue Group AG—was incorporated on 16 March 2018 with a share capital of EUR0.085m divided into 10,000,000 shares. This Company became the ultimate parent of the Group. During the re-organization, an additional 30,000,000 shares were issued with the increase of the share premium.

	31 March 2020	31 March 2019	31 March 2018
Number of shares (authorized and issued)	40,000,000	40,000,000	40,000,000

Total number of shares	40,000,000	40,000,000	40,000,000

(€ thousands)
Issued share capital and share premium	2019/20	2018/19	2017/18
Opening balance at 1 April	392,197	392,197	92,870
Issue of share capital	—	—	897
Share premium contribution	—	—	76,300
Effects of the capital reorganisation	—	—	222,130

Closing balance at 31 March	392,197	392,197	392,197

The Other reserves within Equity attributable to owners of the parent consist of the following positions:

As at 31 March 2020
(€thousands)
	Notes	Other reserve	Foreign currency translation reserve	Cash Flow hedge reserve	Remeasurements of post employment benefit obligations	Net other reserves
Opening balance at 1 April 2019		9,890	(10,572)	—	(519)	(1,201)
Tax effect	12	—	—	—	293	293
Currency translation difference		—	(8,897)	—	—	(8,897)
Actuarial gain on post-employment benefit obligations	30	—	—	—	(2,100)	(2,100)
Restatement of hyperinflation (1)		24	—	—	—	24

Closing balance at 31 March 2020		9,914	(19,469)	—	(2,326)	(11,881)

As at 31 March 2019
(€thousands)
	Notes	Other reserve (2)	Foreign currency translation reserve	Cash Flow hedge reserve	Remeasurements of post employment benefit obligations	Net other reserves
Opening balance at 1 April 2018		7,607	(12,339)	—	(903)	(5,635)
Tax effect	12	—	—	—	(83)	(83)
Currency translation difference		—	1,767	—	—	1,767
Actuarial gain on post-employment benefit obligations	30	—	—	—	467	467

As at 31 March 2019
(€thousands)
	Notes	Other reserve (2)	Foreign currency translation reserve	Cash Flow hedge reserve	Remeasurements of post employment benefit obligations	Net other reserves
Restatement of hyperinflation (1)		2,283	—	—	—	2,283

Closing balance at 31 March 2019		9,890	(10,572)	—	(519)	(1,201)

As at 31 March 2018
(€thousands)
	Notes	Other reserve (2)	Foreign currency translation reserve	Cash Flow hedge reserve	Remeasurements of post employment benefit obligations	Net other reserves
Opening balance at 1 April 2017		298,974	(2,870)	(859)	(1,272)	293,973
Conversion of Convertible Preferred Equity Certificates		(46,774)	—	—	—	(46,774)
Redemption of Convertible Preferred Equity Certificates		(22,561)	—	—	—	(22,561)
Effects of the capital reorganisation		(222,032)	—	—	—	(222,032)
Change in cash flow hedge reserve		—	—	900	—	900
Tax effect	12	—	—	—	(5)	(5)
Currency translation difference		—	(9,449)	—	—	(9,449)
Actuarial gain on post-employment benefit obligations	30	—	—	—	327	327
Impact of changes in percentage held		—	(20)	(41)	47	(14)

Closing balance at 31 March 2018		7,607	(12,339)	—	(903)	(5,635)

(1)

Restatement due to hyperinflation represents the revaluation reserve as result of applying IAS29 in Argentina, which is considered to be a hyperinflationary economy starting 1 July 2018. The revaluation reserve covers full year transactions since 1 April 2018.

(2)

These amounts represent the reorganization reserve as a result of the capital reorganization that took place in March 2018 and is computed as the difference between the cost of the transaction and the carrying value of the net assets at the moment of reorganization.

Movements before the capital reorganisation

On 16 May 2017 the previous ultimate parent of the Group (Global Blue Investment & Co S.C.A.) increased its share capital by an amount of EUR0.4m to EUR2.198m and issued 4,345,302 fully paid ordinary shares of different classes (class A-J) with a nominal value of EUR0.10 under its authorised unissued share capital, for a total issue price of EUR35.9m to the subscriber through the conversion of 22,641,308 CPECs issued by the previous ultimate parent of the Group (Global Blue Investment & Co S.C.A.) for a total conversion value of EUR35.9m. An amount equal to the nominal value of the shares issued of EUR0.4 has been allocated to the subscribed capital and the balance of EUR35.4m has been allocated to the freely available share premium.

The previous ultimate parent of the Group (Global Blue Investment & Co S.C.A.) further increased its share capital on 16 March 2018 by an amount of EUR0.5m to EUR2.661m and issued 4,631,666 fully paid ordinary shares of different classes (class A-J) with a nominal value of EUR 0.10 under its authorised unissued share capital, for a total issue price of EUR41.4m to the subscriber through the conversion of 24,133,419 CPECs issued by the previous ultimate parent of the Group (Global Blue Investment & Co S.C.A.) for a total conversion value of EUR41.4m. An amount equal to the nominal value of the shares issued of EUR0.5m has been allocated to the subscribed capital and the balance of EUR40.9m has been allocated to the freely available share premium.

During the financial year 2017/18 the previous ultimate parent of the Group (Global Blue Investment & Co S.C.A.) repurchased on 16 May 2017 14,904,731 CPECs for a total repurchase price of EUR59.4m and in addition the previous ultimate parent of the Group (Global Blue Investment & Co S.C.A.) repurchased on 16 March 2018 7,655,952 CPECs for a total repurchase price of EUR54.4m (18,195,272 CPECs in 2016/17 for a total repurchase price of EUR55.2m).

Movements after the capital reorganisation

As a result of the reorganisation, on 22 March 2018, the CPECs became inter-company positions and are eliminated as of the end of the reporting period.

Any differences related to the capital reorganisation between the cost of the transaction and the carrying value of the net assets is recorded in other reserves.

The effects of the capital reorganisation are the following:

As at 31 March 2018 (€ thousands)
	Share capital	Share premium	Other reserves	Retained Earnings	Total
Reorganisation of Global Blue Investment & Co S.C.A.	(2,661)	(167,406)	(229,639)	399,706	—
Reorganisation of Global Blue Investment GP	—	—	—	13	13
Issue of share capital GB Group AG	85	—	—	—	85
Incorporation and capital contribution GB Group AG	256	391,856	7,607	(399,719)	—

Effects of the capital reorganisation	(2,320)	224,450	(222,032)	—	98

Silver Lake and Partners Group formed a new Limited Partnership (“Global Blue Holding L.P.”), and a new company (“Global Blue Holding Limited”).

Global Blue Holding L.P. then established a new Swiss incorporated company (“Global Blue Group AG”). Global Blue Investment GP S.à r.l distributed the shares of Global Blue Management GP S.à r.l (along with any other assets that it holds other than shares of Global Blue Investment & Co S.C.A.) to Silver Lake in settlement of a loan owed to Silver Lake.

The shares of the previous ultimate parent, Global Blue Investment & Co S.C.A., CPECs held by Silver Lake and Partners Group, and the shares of Global Blue Investment GP S.à r.l were transferred to Global Blue Holding Limited in exchange for the issuance of new shares.

These shares held in Global Blue Holding Limited by Silver Lake and Partners Group were then transferred to Global Blue Holding L.P. The Global Blue Holding Limited shares held by Global Blue Holding L.P. were then transferred to Global Blue Holding SA in exchange for the issuance of new shares – Global Blue Holding SA became the ultimate parent of the Group.

NOTE 25	Non-controlling interests

Non-controlling interests represent the participating interests of third parties in the Group’s equity and are comprised of the following Group entities:

(€ thousands)
Non-controlling interests	31 March 2020	31 March 2019	31 March 2018
Global Blue TFS Japan Co Ltd	4,873	4,524	4,048
Global Blue Lebanon SAL	714	944	1,125
IRIS Global Blue TRS Malaysia Sdn. Bhd.	—	—	1,702
Global Blue Touristik Hizmetler A.Ş.	1,917	2,573	2,403
Global Blue Management & Co S.C.A.	(508)	(433)	(373)
Global Blue Russia AO	833	218	—
Global Blue Russia Holdings B.V.	325	326	—
Global Blue Cross Border SA	222	274	—

Total Non-controlling interests	8,376	8,426	8,905

Dividends paid to non-controlling interests amounted to EUR4.8m for 2019/20 (EUR3.9m for 2018/19, EUR3.5m for 2017/18) and related to Global Blue Touristik Hizmetler A.Ş., Global Blue TFS Japan Co Ltd and Global Blue Lebanon SAL.

Summarized financial information on Subsidiaries with material non-controlling interest

Set out below is the summarized financial information for each subsidiary that has a non-controlling interest that is material for the Group.

(€ thousands)
	Global Blue TFS Japan Co. Ltd.			Global Blue Lebanon SAL			IRIS Global Blue TRS Malaysia Sdn. Bhd.			Global Blue Turistik Hizmetler A.Ş.
	31 March 2020	31 March 2019	31 March 2018	31 March 2020	31 March 2019	31 March 2018	31 March 2020	31 March 2019	31 March 2018	31 March 2020	31 March 2019	31 March 2018
Current
Assets	13,513	11,984	7,520	3,453	5,241	3,990	—	—	8,025	6,386	6,173	3,859
Liabilities	19,978	17,536	12,116	2,098	3,981	2,812	—	—	1,348	5,498	4,535	3,258

Total current net assets (liabilities)	(6,465)	(5,552)	(4,596)	1,355	1,260	1,178	—	—	6,677	888	1,638	601

Non- current
Assets	16,404	14,786	12,857	169	202	97	—	—	443	1,239	1,165	765
Liabilities	—	3	—	371	248	112	—	—	—	512	501	171

Total non-current net assets (liabilities)	16,404	14,783	12,857	(202)	(46)	(15)	—	—	443	727	664	594

Net assets	9,939	9,231	8,261	1,153	1,214	1,163	—	—	7,120	1,615	2,302	1,195

(€ thousands)
	Global Blue TFS Japan Co. Ltd.			Global Blue Lebanon SAL			IRIS Global Blue TRS Malaysia Sdn. Bhd.			Global Blue Turistik Hizmetler A.Ş.
	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18
Revenue	20,375	18,773	15,631	2,310	2,729	2,351	—	0	4,510	5,525	5,808	4,525

Profit for the year from continuing operations	8,120	7,352	6,787	188	545	600	—	0	2,005	2,371	2,658	1,365

(€ thousands)
	Global Blue TFS Japan Co. Ltd.			Global Blue Lebanon SAL			IRIS Global Blue TRS Malaysia Sdn. Bhd.			Global Blue Turistik Hizmetler A.Ş.
	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18
Net increase (decrease) in cash and cash equivalents	8,709	(386)	(3,352)	228	293	90	—	—	1,210	1,248	1,275	160

(€ thousands)
	Global Blue Management & Co S.C.A.			Global Blue Russia AO			Global Blue Russia Holdings B.V.			Global Blue Cross Border SA
	31 March 2020	31 March 2019	31 March 2018	31 March 2020	31 March 2019	31 March 2018	31 March 2020	31 March 2019	31 March 2018	31 March 2020	31 March 2019	31 March 2018
Current
Assets	10	29	72	8,693	5,524	—	—	14	—	23	84	—
Liabilities	259,888	215,623	4,974	6,736	4,684	—	—	24	—	20	66	—

Total current net assets (liabilities)	(259,878)	(215,594)	(4,902)	1,957	840	—	—	(10)	—	3	18	—

Non- current
Assets	478,219	437,657	400,781	496	446	—	753	753	—	736	895	—
Liabilities	248,146	246,571	415,116	3	49	—	37	26	—	—	—	—

Total non-current net assets (liabilities)	230,073	191,086	(14,335)	493	397	—	716	727	—	736	895	—

Net assets (liabilities)	(29,805)	(24,508)	(19,237)	2,450	1,237	—	716	718	—	738	913	—

(€ thousands)
	Global Blue Management & Co S.C.A.			Global Blue Russia AO			Global Blue Russia Holdings B.V.			Global Blue Cross Border SA
	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18
Revenue	—	—	—	3,581	1,803	—	—	—	—	—	—	—

Profit (Loss) for the year from continuing operations	(5,297)	(5,270)	(86,534)	1,857	652	—	(1)	35	—	(221)	(69)	—

(€ thousands)
	Global Blue Management & Co S.C.A.			Global Blue Russia AO			Global Blue Russia Holdings B.V.			Global Blue Cross Border SA
	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18	2019/20	2018/19	2017/18
Net increase (decrease) in cash and cash equivalents	(19)	(43)	20	693	657	—	(15)	(380)	—	(82)	(888)	—

NOTE 26	Non-Convertible Equity Certificates

NC-PECs direct investment

The Non-Convertible Equity Certificates (“NC-PECs”) are part of the management investment and incentive plan put in place during the 2012 LBO.

The Company’s indirect subsidiary Global Blue Management & Co S.C.A. issued on 1 August 2012 Non- Convertible Preferred Equity Certificates with a par value of EUR1.00 and a maximum amount of EUR500m. As at 31 March 2020, the nominal value of NC-PECS, including accrued interest, was EUR1.9m (EUR1.8m as at 31 March 2019, EUR1.6m as at 31 March 2018).

The NC-PECs bear interest with a rate of 10% per annum calculated on the par value of the NC-PECs outstanding and the accrued and unpaid yield of prior periods. The mandatory redemption date of the NC-PECs is 26 July 2061. At any time, Global Blue Management & Co S.C.A. may repurchase any or all of the NC-PECs at a repurchase price, which is equal to the par value of each NC-PEC plus accrued but unpaid yield on such NC-PEC for the NC-PECs repurchased.

The NC-PECs rank prior to all subordinated securities (current and future), but the NC-PECs shall be subordinated to all other creditors of the previous ultimate parent of the Group (current and future).

The NC-PECs can be summarized as follows:

(€ thousands)
NC-PECs	31 March 2020	31 March 2019	31 March 2018
Nominal value including accrued interest on NC-PECs issued at the beginning of the year	1,750	1,591	1,983
Issuance of NC-PECs	—	—	—
Additions/ Disposals (nominal value including accrued interest on NC-PECs)	—	—	(566)
Accrued interests on NC-PECs	(5)	159	174
Reclassifications	175	—	—

Total value of NC-PECs direct investment	1,920	1,750	1,591

Interest bearing obligations towards senior management of Global Blue Group	2,971	2,744	—

Total value of NC-PECs including accrued interest	4,891	4,494	1,591

The fair value of the NC-PECs as of 31 March 2020, 2019 and 2018 approximates its carrying value.

Interest bearing obligations toward senior management of Global Blue

The liability towards senior management of the Group of EUR3.0m as of 31 March 2020 (EUR2.7m as of 31 March 2019, EUR1.8m as of 31 March 2018) relates to an obligation under the Global Blue Management Equity Plan (MEP related to the 2012 LBO). The fair value of the interest-bearing liability towards senior management of Global Blue Group is assessed to be equal to the carrying value. The applicable interest rate of the instrument equals 10% per annum and is computed on a 365-/366-day year basis and the actual number of days elapsed.

In the prior financial year of 2017/18, the Interest-bearing obligations towards senior management of Global Blue Group were presented as Other long-term liabilities (see Note 28).

NOTE 27	Loans and borrowings

(€ thousands)
Interest-bearing loans and borrowings from credit institutions	Note	31 March 2020	31 March 2019	31 March 2018
Long-term financing - Senior term debt (1)		634,267	635,839	630,000
Capitalized financing fees		(9,672)	(13,441)	(17,207)
Other bank overdraft		1,081	2,102	2,972

Total	19	625,676	624,500	615,765

Short-term portion as at closing date (presented under current liabilities)		1,081	2,102	2,972
Long-term portion as at closing date		624,595	622,398	612,793

Total	19	625,676	624,500	615,765

(1)	The amount of EUR634.3m as at 31 March 2020 (EUR635.8m as at 31 March 2019) includes EUR4.3m (EUR5.8m as at 31 March 2019) as a result of the application of IFRS 9 as of 1 April 2018.

(€ thousands)	31 March 2020			31 March 2019			31 March 2018
	Carrying value	Fair value	Effective interest	Carrying value	Fair value	Effective interest	Carrying value	Fair value	Effective interest
Senior term debt	625,507	613,220	3.61%	623,831	593,452	3.84%	614,746	613,220	4.14%
Capitalized financing fees - RCF	(912)	(912)	n.a.	(1,433)	(1,433)	n.a.	(1,953)	(1,953)	n.a.

Total non-current	624,595	612,308		622,398	592,019		612,793	611,267

Other bank overdraft	1,081	1,081	n.a.	2,102	2,102	n.a.	2,972	2,972	n.a.

Total current	1,081	1,081		2,102	2,102		2,972	2,972

Total	625,676	613,389		624,500	594,121		615,765	614,239

The fair value of Senior term debt has been estimated by discounting future cash flows using the effective interest rate of the Senior term loan as at inception, on 16 October 2017. The fair value has been measured using observable inputs (level 2) in line with the fair value hierarchy.

The effective interest rate of the Senior term debt comprises of the amortization of debt costs, effects of IFRS 9 and the nominal interest rate of the debt, being 3.61% (margin included) as at 31 March 2020 (3.84% (margin included) as at 31 March 2019, 4.14% (margin included) as at 31 March 2018).

Financing

The finance structure as at 31 March 2020 consists of one Senior term loan and an RCF. The fully drawn Senior term loan amounts to EUR630.0m (EUR630.0m as at 31 March 2019, EUR630.0m as at 31 March 2018) with a maturity date of 12 December 2022. The undrawn RCF amounts to EUR80.0m (EUR80.0m as at 31 March 2019, EUR80.0m as at 31 March 2018) with a maturity date of 10 December 2021.

As at 31 March 2020, the RCF bears interest at EURIBOR with 0.0% floor + 2.75% (EURIBOR with 0.0% floor + 3.25% as at 31 March 2019, EURIBOR with 0.0% floor +2.75% as at 31 March 2018) and the Senior term loan bears interest at the higher of EURIBOR with 0.0% floor + 3.25% (EURIBOR with 0.0% floor + 3.50% as at 31 March 2019, EURIBOR with 0.0% floor + 3.25% as at 31 March 2018).

Senior term loans are due in full at maturity.

In relation to the refinancing on 31 July 2012 as well as various amendments of the SFA in 2013, 2015, and 2017, the Company incurred costs equal to EUR46.0m. Of this amount, EUR9.7m (EUR13.4m as at 31 March 2019, EUR17.2m as at 31 March 2018) are unamortised as at 31 March 2020 and have been allocated to the loans as follows during the year:

(€ thousands)
Revolving Credit Facility (RCF)	(912)
Senior term debt	(8,760)

Total	(9,672)

As at year 31 March 2020 EUR3.8m (EUR3.8m as at 31 March 2019, EUR3.6m as at 31 March 2018) of these debt costs were amortised as follows:

(€ thousands)
Revolving Credit Facility (RCF)	(521)
Senior term debt	(3,255)

Total	(3,776)

Security

First-ranking security is provided in favour of the lenders under the Senior Facilities Agreement (SFA). This security includes pledges on the assets of all material subsidiaries of the Company at the time of the implementation of the transaction security, to the extent legally permitted and operationally practical. All debt being issued under the SFA ranks pari-passu.

(€ thousands)
Security	Notes	31 March 2020	31 March 2019	31 March 2018
Pledge of shares of consolidated companies (net equity in subsidiaries)		93,743	118,262	94,441
Pledge of trade receivables, other current receivables, prepaid expenses and income tax receivable	20, 21, 22	94,286	162,110	184,255
Pledge of cash in hand	23	169,952	73,493	22,492

Covenants

As an undertaking to the SFA that the Company entered into on 26 July 2012 and amended and restated on various occasions, the Group has been and continues to be required to comply with certain financial and non-financial covenants.

The financial covenant consists of the Leverage ratio (Net debt divided by EBITDA) which is calculated on a twelve-month rolling basis and is reported to the lenders each calendar quarter. Non-financial covenants restrict the Group to permitted activities and set reporting of general and specific information undertakings which must be reported to the lenders.

A breach of the Financial Covenants constitutes an Event of Default under the SFA, which may result in changes to the existing financing conditions or in the worst-case scenario the outstanding amounts under the SFA becoming due for payment immediately. At the end of the financial year the Company complied to all financial covenants with sufficient headroom on all covenants and Management is of the opinion that the Group will be able to meet all requirements therewith in the foreseeable future.

Interest Rate Swaps

As at 31 March 2020 (and as at 31 March 2019 and 31 March 2018), there were no interest rate swaps outstanding.

Bank overdrafts

Local credit facilities are available in certain jurisdictions and the facilities as per the end of the financial year are limited to EUR21.4m (EUR12.6m as at 31 March 2019, EUR10.5m as at 31 March 2018). None of these local overdraft facilities were committed in nature.

The total drawings under the RCF as at the end of the financial year were EUR0.9m (EUR1.1m as at 31 March 2019, EUR3.7m as at 31 March 2018) and were entirely related to guarantees issued for commercial and financial reasons, leaving the Group with EUR79.1m (EUR78.9m as at 31 March 2019, EUR76.3m as at 31 March 2018) undrawn capacity. The RCF capacity does not qualify as cash and cash equivalents.

NOTE 28	Other long-term liabilities

Other long-term liabilities can be summarized as follows:

(€ thousands)
Other long term liabilities	Note	31 March 2020	31 March 2019	31 March 2018
Other long-term liabilities		2,003	2,078	1,795
Lease liabilities long-term	13	27,750	32,420	2,015

Closing balance at 31 March		29,753	34,498	3,810

The Interest-bearing obligations towards senior management of Global Blue Group have been presented in the financial year 2019/20 as Non-Convertible Equity Certificates (see Note 26).

NOTE 29	Deferred income tax assets and liabilities

(€ thousands)
Net movement on the deferred tax account	31 March 2020	31 March 2019	31 March 2018
Opening balance at 1 April	(38,512)	(54,442)	(74,742)
Income statement credit	15,980	15,997	20,449
Tax charge relating to components of other comprehensive income	(307)	74	3
Exchange differences	406	(141)	(150)

Closing balance at 31 March	(22,433)	(38,512)	(54,442)

(€ thousands)
Deferred tax Deferred tax relates to the following:	31 March 2020			31 March 2019			31 March 2018
	Assets	Liabilities	Net	Assets	Liabilities	Net	Assets	Liabilities	Net
Tax charged to income statement
Trade Receivables	271	(2)	269	843	(23)	820	232	(1)	231
Property, plant and equipment	507	(834)	(327)	578	(1,018)	(440)	479	(249)	230
Intangible assets	333	(1,516)	(1,183)	344	(1,085)	(741)	90	(846)	(756)
Current liabilities	3,798	(107)	3,691	2,825	(88)	2,737	5,406	(264)	5,142
Other items	2,215	(97)	2,118	1,282	(88)	1,194	753	(350)	403
Deferred tax on tax credits	1,028	—	1,028	—	—	—	—	—	—
Tax value of loss carry-forwards recognized	3,939	—	3,939	4,645	—	4,645	2,175	—	2,175

Tax recognised in other comprehensive income
Retirement benefit obligations	40	—	40	347	—	347	273	—	273

Deferred tax related to acquired intangibles in business combination
Intangible assets TFS	—	(15,652)	(15,652)	—	(22,360)	(22,360)	—	(29,068)	(29,068)
Intangible assets TFS KA’s and NA’s	—	(9,219)	(9,219)	—	(16,133)	(16,133)	—	(23,047)	(23,047)
Intangible assets DCC Acquirers	—	(1,290)	(1,290)	—	(2,261)	(2,261)	—	(3,232)	(3,232)
Intangible assets Global Blue Trademark	—	(5,847)	(5,847)	—	(6,320)	(6,320)	—	(6,793)	(6,793)

Total	12,132	(34,564)	(22,432)	10,864	(49,376)	(38,512)	9,408	(63,850)	(54,442)

(€ thousands)
Deferred tax recoverable	31 March 2020	31 March 2019	31 March 2018
Deferred tax assets to be recovered after more than 12 months	7,690	8,423	5,266
Deferred tax assets to be recovered within 12 months	4,441	2,441	4,142

Deferred tax assets	12,131	10,864	9,408

Deferred tax liabilities to be recovered after more than 12 months	33,672	48,317	48,692
Deferred tax liabilities to be recovered within 12 months	892	1,059	15,158

Deferred tax liabilities	34,564	49,376	63,850

Deferred tax liabilities amount to EUR34.6m (EUR49.4m as at 31 March 2019, EUR63.8m as at 31 March 2018) and consist mainly of liabilities attributable to capitalised intangible assets in the purchase price allocation, related to the 2012 LBO. The intangible assets will be amortised, whereupon the deferred tax liability will decrease.

(€ thousands)
Expiry of total tax loss carried forward	31 March 2020	31 March 2019	31 March 2018
Expiry within 1 year	1,072	1,286	1,486
Expiry 1-2 years	2,320	2,365	2,376
Expiry 2-5 years	105,598	72,129	73,779
Expiry after 5 years	55,197	88,818	78,840
No expiration	56,707	50,439	47,153

Total	220,894	215,037	203,634

Out of the EUR220.9m (EUR215.0m in 2018/19, EUR203.6m in 2017/18) total tax loss carried forward, EUR14.5m (EUR21.6m in 2018/19, EUR8.8m in 2017/18) has been recognized as a deferred tax asset, while EUR206.4m (EUR193.5m in 2018/19, EUR194.9m in 2017/18) has not been recognized as it is not probable that future taxable profits which the Group can utilize the benefits from will be available. The unrecognized tax loss carry forwards are mainly a result of interest expenses and revaluation effects. An expiry date schedule of the unrecognized tax loss carried forward is provided below:

(€ thousands)
Tax loss carried forward for unrecognized deferred tax asset expiring by:	31 March 2020	31 March 2019	31 March 2018
Expiry within 1 year	94	195	398
Expiry 1-2 years	274	97	197
Expiry 2-5 years	102,271	68,737	70,387
Expiry after 5 years	54,242	82,615	76,867
No expiration	49,496	41,840	47,014

Total	206,377	193,484	194,863

A large part of the tax loss carried forward for which no deferred tax has been recognized either expires after 2 years or has no expiration.

The total tax loss carried forward for which a deferred tax asset has been recognised, at 31 March 2020, of EUR14.5m (EUR21.6m as at 31 March 2019) has resulted in the deferred tax receivables of EUR3.9m (EUR4.6m as at 31 March 2019, EUR2.2m as at 31 March 2018). The legal entities are allowed to carry these losses forward and deduct them against future taxable profits.

NOTE 30	Post-employment benefits

The Group offers its employees’ pension plans and other post-employment benefit plans. The specific features of these plans (benefit formulas, fund investment policy and fund assets held) vary depending on the applicable laws and regulations in each country where the employees work. The employee benefits are accounted for in accordance with the revised IAS 19.

Commitments regarding retirement pension and family pension for employees in Switzerland and Norway are secured externally through a defined benefit plan and accounted for accordingly. For employees in Austria, Korea, Italy, Turkey and France the commitment relates a severance benefit paid at retirement, as governed by local law. For employees in Australia the commitment regards long service leave plans, as governed by local law.

(€ thousands)	31 March 2020	31 March 2019	31 March 2018
Balance sheet obligations for:
Pension benefits liability	7,619	5,062	5,407
Long service leave	343	—	—
Income statement (credit) charge for:
Pension benefits	1,145	(312)	1,585
Long service leave	76	—	—
Other comprehensive income:
Remeasurements of post employment benefit obligations	2,162	(428)	(319)

The table below reconciles the net obligation in respect of the Group’s pension plans and other post-employment benefit plans with the amounts recognized in the consolidated financial statements.

(€ thousands)
Changes in the present value of defined benefit obligation	2019/20	2018/19	2017/18
Defined benefit obligation at 1 April	12,822	12,620	12,805
Current service cost	1,202	1,224	1,293
Net interest expense	166	128	122
Contributions by employees	838	1,101	899
(Gain)/loss from change in demographic assumptions	0	43	(40)
(Gain)/loss from change in financial assumptions	2,082	(362)	(425)
Experience (gains)/loss	211	(44)	99
Past service cost and gains and losses on settlements	0	0	(73)
Benefits paid	(884)	(1,036)	(1,003)
Settlements	(3)	(1,206)	(40)
Exchange differences	504	354	(1,017)

Net defined benefit obligation 31 March	16,939	12,822	12,620

(€ thousands)
Changes in the fair value of plan assets	2019/20	2018/19	2017/18
Opening balance fair value of plan assets	7,760	7,213	6,977
Net interest income (expense)	(88)	(24)	55
Return on plan assets (excluding amounts included in net interest expense)	131	65	(47)
Contributions by employer	714	717	732
Contributions by employees	838	1,101	899
Benefits paid	(575)	(919)	(785)
Settlements	—	(668)	(5)
Exchange differences	540	275	(613)

Closing balance fair value of plan assets 31 March	9,320	7,760	7,213

(€ thousands)
Amounts recognized in the income statement	31 March 2020	31 March 2019	2017/18
Current service cost	1,202	1,224	1,293
Interest cost	78	104	177
Administrative cost	—	(667)	(5)
Past service cost	—	—	—
Effect of any curtailments/ settlements (+/-)	(3)	(1,206)	(113)
Unrealized FX impact	36	233	233

Total net periodic cost (income)	1,313	(312)	1,585

The expected charge to the income statement relating to post-employment plans for the year ending 31 March 2020 amounts to EUR1.5m (EUR1.3m in 2018/19).

Actuarial valuations of the Group’s benefit obligations were computed by the Group with assistance from external actuaries as of 31 March 2020, 2019 and 2018. These calculations were based on the following financial and demographic assumptions:

(%)	2019/20
	Austria	Switzerland	France	Italy	Korea	Turkey
Discount rate	0.90%	0.30%	0.90%	0.80%	2.00%	12.00%
Inflation rate	—	1.00%	—	1.50%	—	—
Future salary increases	3.00%	1.50%	2.00%	—	2.00%	15.00%
Future pension increases	—	—	—	—	—	—

(%)	2018/19
	Austria	Switzerland	France	Italy	Korea	Turkey
Discount rate	1.75%	0.90%	1.75%	1.60%	2.30%	16.00%
Inflation rate	—	1.00%	—	1.50%	—	—
Future salary increases	3.00%	1.50%	2.00%	—	2.00%	15.00%
Future pension increases	—	—	—	—	—	—

(%)	2017/18
	Austria	Switzerland	France	Italy	Korea	Norway	Turkey
Discount rate	1.50%	0.70%	1.50%	1.30%	2.80%	2.70%	11.50%
Inflation rate	—	1.00%	—	1.50%	—	—	—
Future salary increases	3.00%	1.50%	2.00%	—	2.00%	—	6.00%
Future pension increases	—	—	—	—	—	2.50%	—

Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience in each territory. Mortality assumptions for Group’s the most important country, Switzerland, are based on the mortality table BVG 2015 as of financial years ended 31 March 2020, 2019 and 2018 for future and current retirees.

(Retirement age)	2019/20
	Austria	Switzerland	France	Italy	Korea	Turkey
Retirement age:
- Male	62	65	64	67	60	Individual
- Female	62	64	62	67	60	Individual

Maturity profile of the post-employment benefit plan	Austria	Switzerland	France	Italy	Korea	Turkey
Duration in years	13.50	20.90	16.40	10.20	12.90	13.20
Expected contributions 2020/21 in € thousands	—	725	—	—	—	—

The table below shows the fair value of plan assets relating to the Group’s pension and other post-employment plans, split by asset category:

(€ thousands)	2019/20		2018/19		2017/19
Plan assets are comprised as follows:	Value	%	Value	%	Value	%
Equity instruments	—	0.0%	62	0.7%	69	1.0%
Debt instruments	—	0.0%	116	1.4%	148	2.1%
Euroland bonds	—	0.0%	61	0.7%	84	1.2%
Hold to maturity bonds	—	0.0%	149	1.8%	172	2.4%
Property	—	0.0%	44	0.5%	63	0.9%
Other assets	—	0.0%	54	0.6%	97	1.3%
Alternative investments	—	—	—	0.0%	—	0.0%
Insurance contracts	9,320	100.0%	7,843	94.2%	6,579	91.2%

Total	9,320	100%	8,329	100%	7,212	100%

The table below summarizes the percentage change in the Net defined benefit obligation as at 31 March 2020 as a result of sensitizing each of the metrics (discount rate, salary growth rate, and actuarial basis (mortality)) on a country-level:

(%)	2019/20
Sensitivity analysis	Austria	Switzerland	France	Italy	Korea	Turkey
Discount rate - decrease by 0.50%	+6.9%	+11.2%	+8.6%	+5.3%	+6.6%	+6.1%
Discount rate - increase by 0.50%	-6.4%	-9.6%	-7.7%	-4.8%	-6.1%	-5.6%
Salary growth rate - decrease by 0.50%	-6.3%	-1.4%	-7.7%	-4.6%	-6.0%	-5.5%
Salary growth rate - increase by 0.50%	+6.7%	+1.4%	+8.4%	+5.0%	+6.5%	+5.9%
Actuarial basis (mortality) -10.00%	—	+1.6%	—	—	—	—
Actuarial basis (mortality) +10.00%	—	-1.5%	—	—	—	—

The employer contributions to post-employment benefit plans for the financial year ending 31 March 2020 are EUR0.7m (EUR0.7m as at 31 March 2019, EUR0.7m as at 31 March 2018).

(€ thousands)
Position of the post-employment benefit plan	31 March 2020	31 March 2019	31 March 2018
Present value of defined benefit obligation	16,939	12,822	12,620
Fair value of plan assets	(9,320)	(7,760)	(7,213)
Deficit in the plan	7,619	5,062	5,407
Experience adjustments on defined benefit obligation	(211)	44	(99)

Commitments regarding retirement pension and family pension for employees in Sweden are secured through an insurance policy with Alecta. This is a defined benefit plan that includes several employers. The pension plan according to the supplementary pensions for salaried employees, ITP (industrins tilläggspension) which is secured by insurance policies with Alecta, is reported as a defined contribution plan. Please note that the related liabilities amounting to EUR2.0m as at 31 March 2020 (EUR2.0m as at 31 March 2019) are presented under “Other long-term liabilities” (Note 28).

Other pension provisions are related to pension plans for senior management. The plans have been treated as defined contribution plans. Commitments regarding endowment insurances were secured through three insurance policies with Danica, Skandia and SEB. Please note that the receivables related to these insurance policies are presented under “Other non-current receivables” (Note 18).

As at 31 March 2019, the DBN defined benefit pension plan in Norway was terminated, meaning the Group bears no further risk associated to the plan.

NOTE 31	Provision for other liabilities and charges

(€ thousands)
Legal claims	31 March 2020	31 March 2019	31 March 2018
Opening balance at 1 April	1,746	1,485	6,727
Additional provisions	537	278	297
Amounts utilized during the year	—	(17)	(4,517)
Not utilized amounts which have been reversed during the year	(50)	—	(687)
Translation differences for the financial year	2	—	(335)

Closing balance at 31 March	2,235	1,746	1,485

Non-current	2,235	1,746	653
Current	—	—	832

Total Provisions	2,235	1,746	1,485

The amounts represent provisions for certain legal claims brought against the Group. The provision charge is recognized in profit and loss within “Exceptional items” and in “Net finance costs”.

NOTE 32	Trade payables

(€ thousands)
Trade payables	31 March 2020	31 March 2019	31 March 2018
Merchants	113,128	124,008	99,878
Tourists	92,394	91,735	88,930
Agents	3,744	19,566	53,091
Other trade payables	28,053	28,411	26,489

Total	237,319	263,720	268,388

Other trade payables mainly consist of immediate refunds.

The carrying amount is a reasonable approximation of the fair value of the trade payables due to the short-term nature of the payables.

NOTE 33	Other current liabilities

(€ thousands)
Other current liabilities	Notes	31 March 2020	31 March 2019	31 March 2018
Account payables - Non trade		12,284	10,690	12,012
Input VAT, withholding tax		3,208	4,238	5,522
Personnel taxes		4,185	3,313	3,324
Share-based payment obligation		7,677	6,161	5,474
Lease liability short-term	13	14,001	13,713	—
AVPS liabilities		3,584	19,820	7,116
Other current liabilities		578	953	624

Total		45,517	58,888	34,072

Other current liabilities of EUR0.6m (EUR1.0m as at 31 March 2019, EUR0.6m as at 31 March 2018) mainly consist of currency trading activities.

Share-based payment obligation

The first level management (“Executive Committee”) and selected first and second level management (“Senior Management”) of the Group are offered to participate in management share plans, allowing the members of these plans to invest in the equity of the Group. The first level managers are offered to invest into Global Blue Management and Co S.C.A. The senior managers are offered to invest through the Global Blue Equity Plan Employee Trust (‘the Trust’). Under both plans, the price paid for the shares equals the grant date fair value of the share. At a specified exit event (e.g. a listing or 3rd party sale), the members will sell back the shares to the Trust at fair value. The Managers are restricted from transferring or selling their shares before an exit event. This share-based compensation plan was implemented as part of the 2012 acquisition of the Group by funds advised by Silver Lake and Partners Group.

The managers’ share plans are cash-settled share-based payment arrangements in the scope of IFRS 2 “Share-based payment” due to the terms and conditions of the plan. The fair value is recalculated on each reporting date and any change in the fair value of the obligation is recognised (pro rata temporis) under expenses.

For the calculation of the fair value of the share-based payment the board of management of the General Partner takes into consideration the estimated enterprise value (based on the valuation received from a third party valuer employing the market approach), net of the financial debt as of the reporting date as well as proportion of shares held by the Trust and first level management. The value gets discounted with the percentage of the cost of debt considering the estimated exit date. The prorated value of the obligation is considered as the fair value of the liability as at the reporting date. The cash-settled share-based payment liability was valued as of 31 March 2020 at EUR7.7m (EUR6.1m as of 31 March 2019, EUR5.5m as of 31 March 2018) and the liability is reclassified to short-term liabilities.

Total number of shares held by senior management and the trust is 480,473 which is 0.59% (480,473 which is 0.59% as of 31 March 2019, 480,473 which is 0.59% as of 31 March 2018) of the total shares issued by Global Blue Management & Co S.C.A.

During the period, no new equity instruments were added to the plan.

NOTE 34	Accrued liabilities

(€ thousands)
Accrued liabilities	31 March 2020	31 March 2019	31 March 2018
Salaries and related items	22,582	19,341	22,215
Interest on external loans	—	124	162
Auditors, lawyers and consultants	5,508	3,702	5,516
Advertising and promotion	656	864	2,012
Rent	596	1,377	1,202
IT	1,113	1,465	1,063
Other accrued liabilities	11,245	13,069	11,991
Restructuring costs related to employees	133	28	807

Total	41,833	39,970	44,968

Other accrued liabilities include mainly accruals for taxes in France (see Note 10) and the contingent consideration coming from the Fair Value of the future earn out payments in the Refund Suisse acquisition (see Note 38).

NOTE 35	Adjustments to cash from operating activities

(€ thousands)
Net deductible financial income (cost)	2019/20	2018/19	2017/18
Net change in capitalized financing costs (excl. yearly amortization)	(9)	—	(1,356)
Net change in interests payable	55	3	(1)
Net foreign exchange gains/(losses) on financing activities	3,105	861	1,241
Net foreign exchange gains/(losses)	(4,178)	(399)	(897)
Other finance income	1,650	1,403	902
Interest received	552	562	248
Other finance expenses	(5,947)	(3,501)	(1,810)

Total	(4,772)	(1,071)	(1,673)

(€ thousands)
Elimination of non-cash revenue and expenses included in Profit before tax	2019/20	2018/19	2017/18
Change in provisions	486	277	(390)
Change in the value of retirement benefit obligation	59	(712)	902
Impairment financial assets	—	101	(662)
Fair value (gain)/loss on derivative financial instruments	(894)	1	2,019
Profit/(loss) from participations in associated companies	1,839	—	(1,637)
Gain/(loss) on Share base payments and NC-PECS	2,052	1,053	5,477
Other	1,229	485	12,981

Total	4,771	1,205	18,690

NOTE 36	Cash flows from changes in working capital

(€ thousands)
	2019/20	2018/19	2017/18
Trade receivables	104,259	20,792	(39,673)
Other current receivables	14,690	(15,579)	(2,983)
Prepaid expenses	6,890	(540)	(5,682)

(Increase) / Decrease in operating receivables	125,838	4,673	(48,338)

Trade payables	(25,432)	(7,040)	36,561
Other current liabilities	(14,795)	10,888	(10,668)
Accrued liabilities	2,458	(5,183)	(133)

Increase / (decrease) in operating payables	(37,768)	(1,335)	25,760

Cash flows from changes in working capital	88,070	3,338	(22,578)

NOTE 37	Contingent liabilities and litigations

Litigations

The Group has not been involved in any legal or arbitration proceedings which may have, or have had, a significant effect on the Group’s financial position during the last 12 months preceding the date of this document. For more information see Note 31.

No contingent liabilities were identified by the Group.

NOTE 38	Business combinations

Transactions during financial year 2019/20

There were no acquisitions in the year ending 31 March 2020.

Transactions during financial year 2018/19

Refund Suisse

On 28 September 2018 Global Blue SA acquired Refund Suisse (Refund Suisse AG and RFND Digital GmbH) for EUR5.4m and a contingent consideration with a fair value of EUR1.6m. Global Blue has full ownership of these entities and, as such, they have been fully consolidated as of 31 March 2019.

The fair value of net assets acquired in respect of the acquisition of Refund Suisse were as follows:

(€ thousands)
Net assets acquired and consideration paid	Refund Suisse AG
Software	53
Property, plant and equipment	13
Long-term receivables	19
Trade and other receivables	224
Current tax assets	7
Cash	14
Trade and other payables	(291)
Long-term payables	(58)

Fair value of assets and liabilities	(20)

Goodwill arising on acquisition	7,038
Non-controlling interests	—

Consideration payable	7,018

Satisfied by:
Cash consideration paid	5,467
Cash acquired	—
FV of the contingent consideration	1,551

Total consideration	7,018

Iris Global Blue TRS Malaysia Sdn. Bhd.

On 29 March 2019, there was a EUR7.8m capital decrease in IRIS Global Blue TRS Malaysia Sdn. Bhd. EUR5.7m of share value was returned to the owners and EUR2.1m of share value was cancelled. As a result of this transaction Global Blue SA became the full owner of the entity (before the capital decrease the non-controlling interest was 23.9%.) After the capital decrease, the remaining non-controlling interest of EUR0.3m was moved from the non-controlling interest to the Retained earnings due to the ownership change.

Transactions during financial year 2017/18

On 1 April 2017 Global Blue SA increased its investment in IRIS Global Blue TRS Malaysia from 49.0% to 76.1%. From this date the group accounted for its former joint venture as a subsidiary with 23.9% non-controlling interests.

IRIS Global Blue TRS Malaysia has been fully consolidated from 1 April 2017 to 31 March 2018 and in that period contributed total revenues of EUR4.5m and a net profit of EUR2.0m

The fair value of net assets acquired in respect of the acquisition were as follows:

(€ thousands)
Net assets acquired and consideration paid
Software	33
Property, plant and equipment	166
Long-term receivables	356
Trade and other receivables	3,267
Current tax assets	186
Cash	2,307
Trade and other payables	(1,206)

Fair value of assets and liabilities	5,109

Goodwill arising on acquisition	2,054
Non-controlling interests	(1,221)
Derecognition of previously held investment	(5,942)

Consideration payable	—

The goodwill was impaired at the end of the financial year, as there was uncertainty around whether the government of Malaysia would maintain its general sales tax (“GST”), a form of VAT.

NOTE 39	Transactions with non-controlling interests

Transactions during financial year 2019/20

a) Acquisition and sale of shares and Non-Convertible Equity Certificates

The indirect subsidiary Global Blue Management & Co S.C.A. has issued shares and NC-PECs to first level management of the Group.

During the financial year Global Blue Employee Trust acquired or sold shares and MI NC-PECs from or to first level management for the total net amount of EUR0.5m (EUR0.0m in 2018/19, EUR1.3m acquired in 2017/18) (reference is made to Note 26).

Transactions during financial year 2018/19

a) Establishment of Global Blue Russia Holding B.V

On 12 April 2018, Global Blue Holland B.V established Global Blue Russia Holding B.V of which it owned 51% with the remaining 49% recognized as Non-controlling interest. On 30 June 2018 the newly established Global Blue Russia Holding B.V purchased the shares of Global Blue Russia AO from Global Blue SA and Global Blue Holland B.V. After the transaction, Global Blue Russia Holding B.V became the 100% owner of Global Blue Russia AO. As a result of the transaction the Group owns 51% in Global Blue Russia Holding B.V and there is an indirect Non-controlling interest in Global Blue Russia AO of 49%.

b) Acquisition of Global Blue Cross Border SA

On 28 September 2018 Global Blue SA established Global Blue Cross Border SA. The ownership of the Group in Global Blue Cross Border SA is 70% with 30% recognized as Non-controlling interest. The share capital of the entity is EUR1.0m with EUR0.7m contribution from Global Blue. Global Blue Cross Border SA has been consolidated fully as at 31 March 2019.

c) IRIS Global Blue TRS Malaysia Sdn. Bhd capital reorganization

On 29 March 2019, there was a capital decrease in IRIS Global Blue TRS Malaysia Sdn. Bhd. As a result of this transaction the ownership structure of the entity also changed. Global Blue SA became the full owner of the entity, whereas before the capital decrease, there was a non-controlling interest of 23.9%. Please find more details in Note 38.

Transactions during financial year 2017/18

a) Conversion of CPECs into shares on the level of Global Blue Management & Co S.C.A.

On 16 May 2017 and 16 March 2018, 46,774,727 series II C-PECs issued by Global Blue Management & Co S.C.A. to Global Blue Investment & Co S.C.A. have been converted pro rata into category II shares of different classes. As a result, the direct stake owned by the Group in Global Blue Management & Co S.C.A. has increased from 99.7% to 99.8%.

b) Acquisition of IRIS Global Blue TRS Malaysia

On 1 April 2017 Global Blue SA increased its investment in IRIS Global Blue TRS Malaysia from 49.0% to 76.1%. From this date the group accounted for its former joint venture as a subsidiary with 23.9% non-controlling interests. (Please find more details in Note 39).

NOTE 40	List of Global Blue entities

The consolidated financial statements include the financial statements of Global Blue Group AG based in Brüttisellen, Switzerland, and its subsidiaries at 31 March 2020.

Global Blue Acquisition B.V. acts as a holding company for Global Blue Holland B.V. and as the finance centre for the Group.

The Group does not hold any preference shares.

Name	Country of incorporation and place of business address		Nature of business	Proportion of ordinary shares held by the group
Global Blue Argentina S.A.	Buenos Aires	Argentina	Tax free Shopping	99.85%
Global Blue Austria GmbH	Vienna	Austria	Tax free Shopping	99.86%
Global Blue Service Company Austria GmbH	Vienna	Austria	Service Provider	99.86%
Global Blue Australia Pty Ltd	Sydney	Australia	Tax free Shopping	99.86%
Global Blue Currency Choice Australia Pty Ltd	Sydney	Australia	Currency Choice	99.86%
Currency Select Pty Limited	Sydney	Australia	Currency Choice	99.86%
Currency Select Gateway Services Pty Ltd	Sydney	Australia	Currency Choice	99.86%
Global Blue Belgium	Brussel	Belgium	Tax free Shopping	99.86%
Global Blue Bahamas Ltd	Nassau	Bahamas	Tax free Shopping	99.86%
Global Blue Schweiz AG	Brüttisellen	Switzerland	Tax free Shopping	99.86%
Global Blue SA	Eysins	Switzerland	Head office company	99.86%

Name	Country of incorporation and place of business address		Nature of business	Proportion of ordinary shares held by the group
Global Blue Service Company Suisse SA	Eysins	Switzerland	Service provider	99.86%
Refund Suisse AG	Bottighofen	Switzerland	Tax free Shopping	99.86%
Global Blue Cross Border SA	Eysins	Switzerland	Tax free Shopping	69.90%
Global Blue Currency Choice Schweiz AG	Brüttisellen	Switzerland	Currency Choice	99.86%
Global Blue Holding Limited	George Town	Cayman Islands	Holding Unit	100.00%
Global Blue Commercial Consulting (Shanghai) Co. Ltd.	Shanghai	China	Tax free Shopping	99.86%
Global Blue Commercial Consulting (Beijing) Co Ltd	Beijing	China	Tax free Shopping	99.86%
Global Blue Cyprus Ltd	Larnaca	Cyprus	Tax free Shopping	99.86%
Global Blue Czech Republic, s.r.o.	Prague	Czech Republic	Tax free Shopping	99.86%
Global Blue Deutschland GmbH	Düsseldorf	Germany	Tax free Shopping	99.86%
Global Blue New Holdings Germany GmbH	Düsseldorf	Germany	Holding Unit	99.86%
RFND Digital GmbH	Konstanz	Germany	Tax free Shopping	99.86%
Global Blue Danmark A/S	Copenhagen	Denmark	Tax free Shopping	99.86%
Global Blue Eesti OÜ	Tallinn	Estonia	Tax free Shopping	99.86%
G. Blue España SA	Madrid	Spain	Holding unit	99.86%
Global Blue España SA	Madrid	Spain	Tax free Shopping	99.86%
Global Blue Acquisition España S.A.U	Madrid	Spain	Holding unit	99.86%
Global Blue Finland Oy	Helsinki	Finland	Tax free Shopping	99.86%
Global Blue Administration Center North Oy	Helsinki	Finland	Service Provider	99.86%
Global Blue France	Paris	France	Tax free Shopping	99.86%
Global Blue Holding	Paris	France	Tax free Shopping	99.86%
Cash Paris Tax Refund	Paris	France	Tax free Shopping	59.92%
Global Blue (UK) Ltd	London	United Kingdom	Tax free Shopping	99.86%
Global Blue Service Company UK Limited	London	United Kingdom	Service provider	99.86%
Global Blue New Holdings UK Ltd	London	United Kingdom	Holding company	99.86%
Global Blue Marketing Services Limited	London	United Kingdom	Marketing Business	99.86%
Global Blue Hellas SA	Athens	Greece	Tax free Shopping	99.86%
First Currency Choice Hong Kong Limited	Hong Kong	Hong Kong	Currency Choice	99.86%
Global Blue Croatia, trgovina i turizam d.o.o.	Zagreb	Croatia	Tax free Shopping	99.86%

Name	Country of incorporation and place of business address		Nature of business	Proportion of ordinary shares held by the group
Global Blue Tax Free Ireland Limited	Dublin	Ireland	Tax free Shopping	99.86%
Global Refund India Private Limited	Mumbai	India	Dormant	50.93%
Global Blue á Íslandi hf	Reykjavik	Iceland	Tax free Shopping	99.86%
Global Blue Italia S.r.l.	Milan	Italy	Tax free Shopping	99.86%
Global Blue Service Company Italy SRL	Milan	Italy	Sevice Provider	99.86%
Global Blue Currency Choice Italia S.r.l	Milan	Italy	Currency Choice	99.86%
Global Blue Japan Co., Ltd.	Tokyo	Japan	Currency Choice	99.86%
Global Blue TFS Japan Co., Ltd.	Tokyo	Japan	Tax free Shopping	50.93%
Estera Trust Limited	St. Helier	Jersey, Channel Islands	Management Trust	100.00%
Global Blue Korea Co Ltd	Seoul	Korea	Tax free Shopping	99.86%
Global Blue Currency Choice Korea Co Ltd	Seoul	Korea	Currency Choice	99.86%
Global Blue Kazakhstan LLP	Astana	Kazakhstan	Tax free Shopping	99.86%
Global Blue Lebanon SAL	Metn	Lebanon	Tax free Shopping	60.91%
UAB Global Blue Lietuva	Vilnius	Lithuania	Tax free Shopping	99.86%
Global Blue Finance S.à r.l.	Luxembourg	Luxembourg	Holding Unit	99.86%
Global Blue Luxembourg S.A.	Luxembourg	Luxembourg	Tax free Shopping	99.86%
Global Blue Management & Co S.C.A.	Luxembourg	Luxembourg	Holding Unit	99.86%
Global Blue Investment GP	Luxembourg	Luxembourg	Holding Unit	100.00%
Global Blue Investment & Co S.C.A.	Luxembourg	Luxembourg	Holding Unit	100.00%
Global Blue Midco S.à r.l.	Luxembourg	Luxembourg	Holding Unit	99.86%
Global Blue Latvija SIA	Riga	Latvia	Tax free Shopping	99.86%
Global Blue Maroc SA	Casablanca	Morocco	Tax free Shopping	99.86%
IRIS Global Blue TRS Malaysia Sdn. Bhd.	Kuala Lumpur	Malaysia	Tax free Shopping	99.86%
Global Blue Holland BV	Amsterdam	Netherlands	Tax free Shopping	99.86%
Global Blue Holding B.V.	Amsterdam	Netherlands	Holding unit	99.86%
Global Blue Acquisition B.V.	Amsterdam	Netherlands	Finance company	99.86%
Global Blue Russia Holdings B.V.	Amsterdam	Netherlands	Holding company	50.93%
Global Blue Norge AS	Baerum	Norway	Tax free Shopping	99.86%
Currency Select New Zealand Pty Ltd	Auckland	New Zealand	Currency Choice	99.86%
Global Blue Polska Sp. Zo.o.	Warsaw	Poland	Tax free Shopping	99.86%

Name	Country of incorporation and place of business address		Nature of business	Proportion of ordinary shares held by the group
Global Refund Portugal - Prestação de Serviços Fiscais, Lda.	Lisbon	Portugal	Tax free Shopping	99.86%
Global Blue d.o.o. Beograd - Novi Beograd	Belgrad	Serbia	Tax free Shopping	99.86%
Global Blue Russia AO	Moscow	Russia	Tax free Shopping	50.93%
Global Blue Sverige AB	Stockholm	Sweden	Tax free Shopping	99.86%
Global Blue Sweden Holdings AB	Stockholm	Sweden	Holding unit	99.86%
Global Blue Service AB	Stockholm	Sweden	Service provider	99.86%
Global Blue Holdings AB	Stockholm	Sweden	Holding company	99.86%
Global Blue Currency Choice Service Europe AB	Stockholm	Sweden	Currency Choice	99.86%
Global Blue Singapore Pte Ltd	Singapore	Singapore	Tax free Shopping	99.86%
Global Blue Service Company Singapore Pte Ltd	Singapore	Singapore	Service provider	99.86%
Global Blue Currency Choice Singapore Pte Ltd	Singapore	Singapore	Currency Choice	99.86%
Taravilla Pte Ltd	Singapore	Singapore	Tax free Shopping	99.86%
Global Blue trgovina in turizem d.o.o.	Ljubljana	Slovenia	Tax free Shopping	99.86%
Global Blue Slovakia s.r.o.	Bratislava	Slovakia	Service provider	99.86%
Global Blue (Thailand) Co. Limited	Bangkok	Thailand	Currency Choice	99.86%
Global Blue Turistik Hizmetler AŞ	Istanbul	Turkey	Tax free Shopping	59.92%
Global Blue Argentina S.A. Sucursal Uruguay (Branch)	Montevideo	Uruguay	Tax free Shopping	99.86%
Europass	Lille	France	Tax free Shopping	27.20%

NOTE 41	Interest in associates and joint ventures

The Group has the following investment in associates and joint ventures as at 31 March 2020:

(€ thousands)
Name of the entity	Country of incorporation	% of ownership interest	Nature of relationship	Measurement method	Amount
Europass S.A.S.	France	27.24%	Joint venture	Equity method	2,892
Visitoslo AS	Norway	1.55%	Associate	At cost	3
Cash Paris Tax Refund	France	60%	Joint venture	Equity method	—

Total					2,895

The Group has the following investment in associates and joint ventures as at 31 March 2019:

(€ thousands)
Name of the entity	Country of incorporation	% of ownership interest	Nature of relationship	Measurement method	Amount
Europass S.A.S.	France	17%	Associate (1)	Equity method	1,600
Visitoslo AS	Norway	1.55%	Associate (1)	Equity method	4
Cash Paris Tax Refund	France	60%	Joint venture	Equity method	840

Total					2,444

(1)	In the previous fiscal year´s annual report, the investments in associates were presented within Other non-current receivables (Note 18).

For the definition of the term “joint venture”, refer to Note 3.

The Group has the following investment in associates and joint ventures as at 31 March 2018:

As a result of the additional share purchase of IRIS Global Blue TRS Malaysia, refer to Note 40, the Group does not have an interest in associates and joint ventures as of 31 March 2018.

Europass S.A.S.

Europass S.A.S. is a French-based company involved verticals adjacent to the TFSS business.

From fiscal year 2019/20, the Group has a 27.24% interest in Europass S.A.S., which was accounted for using the equity method in the consolidated financial statements. As at 31 March 2019, the Group held a 17.00% interest in Europass S.A.S therefore the investment was not part of the equity investments.

(€ thousands)	31 March 2020	31 March 2019	31 March 2018
Cash consideration paid	3,100
Net result of Europass from 1 September 2019	(762)	—	—
Global Blue´s part from the net result (27.24%)	(208)	—	—
	—	—	—

Group’s carrying amount of the investment	2,892	—	—

Cash Paris Tax Refund

Cash Paris Tax Refund is a joint venture involved in the TFSS business, specifically focused on the customer refund journey, in France.

From fiscal year 2018/19, the Group has a 60% interest in Cash Paris Tax Refund, which was accounted for using the equity method in the consolidated financial statements, given there is joint control requiring unanimous consent of both parties over the decisions about the relevant activities over the entity.

(€ thousands)	31 March 2020	31 March 2019	31 March 2018
Summarized statement of financial position of Cash Paris Tax Refund:
Current assets, incl. cash and cash equivalents	3,035	1,400	—
Non-current assets	3,290	—	—
Current liabilities	(8,642)	—	—

Equity	(2,317)	1,400	—

Group’s carrying amount of the investment	—	840	—

NOTE 42	Related party transactions

Global Blue Group AG is controlled by funds managed by Silver Lake Partners and Partners Group.

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note.

During the financial year, there were no transactions with related parties other than disclosed below.

Remuneration to key management personnel

The remuneration to the board of directors and the Executive Committee members, who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosures.

(€ thousands)
Remuneration to key management personnel	2019/20	2018/19	2017/18
Short-term employee benefits	4,408	5,073	6,797
Post-employment benefits	371	375	355
Other remuneration	—	—	—

Total	4,779	5,448	7,152

Purchase of services from related parties

Silver Lake Partners and Partners Group charge an annual monitoring fee of EUR0.5m (EUR0.7m in 2018/19, EUR0.8m in 2017/18) to the Group. The monitoring fee agreement was waived from 1 January 2020, meaning that there shall be no further monitoring fee payments after the financial year ended 31 March 2020. The Group also reimburses Silver Lake Partners and Partners Group for out of pocket expenses, financial advisors, legal counsels, and other costs related to the Group.

(€ thousands)
Purchases of services from related parties	2019/20	2018/19	2017/18
Monitoring fee	460	700	847
Directors fee	195	—	—
Reimbursements	54	76	145

Total	709	776	992

First level management (“Executive Committee”) of Global Blue Group have invested EUR1.9m (EUR1.8m at 31 March 2019, EUR1.6m as at 31 March 2018) including accrued interest in NC-PECs (reference is made to Note 26). A further liability of EUR3.0m (EUR2.7m at 31 March 2019, EUR1.8m as at 31 March 2018) relates to obligation of the Global Blue Equity Plan Employee Trust towards selected first and second level management (“Senior Management”) of the Group (reference is made to Note 26).

(€ thousands) Liabilities to related parties	31 March 2020	31 March 2019	31 March 2018
Liabilities to key management personnel:
Pension liability	868	407	335
NC-PECs held by first level management	—	—	1,591
Liability of Global Blue Equity Plan Employee Trust towards senior management	—	—	1,795
Share-based payment liability	7,677	6,161	5,474

Closing balance for the year	8,545	6,568	9,195

Related to the MEP implemented as part of the 2012 acquisition by funds advised by Silver Lake and Partners Group, the Global Blue Equity Plan Employee Trust (‘the Trust’) repurchased equity from leaving managers, as approved by the Board of Managers of the General Partner of Global Blue Management & Co S.C.A. in each case. The Board of Managers has the right, but not the obligation, to repurchase any securities issued by Global Blue Management & Co S.C.A. from leaving managers. The Trust holds the remaining shares as a trustee on behalf of the beneficiaries of the Trust.

The Executive Committee and Senior Management of the Group are offered to participate in the Management Equity Plan (MEP), allowing the members of these plans to invest in the equity of the Group. The first level managers are offered to invest into Global Blue Management & Co S.C.A. The senior managers are offered to invest through the Trust which is consolidated in the financial statements of the Company. Under both plans, the price paid for the shares equals the grant date fair value of the share. At a specified exit event (e.g. a listing or 3rd party sale), the members will sell back the shares to the Trust at fair value. The Managers are restricted from transferring or selling their shares before an exit event.

The managers share plans are cash-settled share-based payment arrangements in the scope of IFRS 2 “Share-based payment” due to the terms and conditions of the plan. The portion of the fair value of cash-settled share-based payment is recognised as an expense under functional costs items and is also reported as a liability. The fair value is recalculated on each reporting date until the end of the performance period. Any change in the fair value of the obligation is recognised (pro rata temporis) under “Exceptional items” (reference is made to Notes 10, 26 and 33).

NOTE 43	Shareholders of Global Blue Group AG

	Shareholders of Global Blue Group AG		Shareholders of Global Blue Group AG		Shareholders of Global Blue Group AG
	31 March 2020		31 March 2019		31 March 2018
Number of	Ordinary shares	Management share	Ordinary shares	Management share	Ordinary shares	Management share
Global Blue Holding LP	40,000,000	—	40,000,000	—	40,000,000	—

Total	40,000,000	—	40,000,000	—	40,000,000	—

NOTE 44	COVID-19 Considerations

On 11 March 2020, the World Health Organization recognized a novel strain of coronavirus (with the resulting illness referred to as COVID-19) as a pandemic.

Governments of many countries, regions, states and cities have taken preventative measures to try to contain the spread of the coronavirus. These measures have included imposing restrictions on international travel and closing borders to all non-essential travel, business closures and social distancing. Additionally, many businesses have voluntarily chosen or been mandated to temporarily close their operations and limit business-related travel, and individuals have decided to postpone or cancel leisure travel on an unprecedented scale. Collectively, these measures have severely curtailed international travel and diminished the level of economic activity around the world, including in the international travel and extra-regional shopping sectors.

Impact on Global Blue

The COVID-19 pandemic and the related preventative measures, as well as the associated curtailment of international travel and diminished economic activity, have negatively impacted Global Blue’s business and recent results of operations and financial condition. Since early March 2020, when government travel restrictions have been generally implemented, international travel and extra-regional shopping sectors have experienced a significant reduction in activity, with Global Blue’s Sales-in-Stores (“SiS”) in April and May 2020 totalling single-digit percentages of pre-pandemic levels. Recently, certain destination countries for tax-free shopping have started to formulate plans to ease the lockdown, including reopening certain shops and borders, which – if and when implemented and international travel resumes – are expected to result in an improvement of Global Blue’s performance.

The COVID-19 pandemic could have a wide range of negative secondary impacts on Global Blue. For instance, merchants or customs and tax authorities could potentially fail or refuse to pay Global Blue, which could negatively impact Global Blue, although to date, any such issues have been immaterial. Separately, as the pandemic subsides and related preventative measures are lifted, international shoppers’ continuing health concerns could potentially outweigh pent-up travel and shopping demand, which in turn would depress demand for travel and tax free shopping. A deterioration of market conditions may also slow down or reverse the growth of the middle class in emerging markets, which could in turn reduce international travel and extra-regional shopping spend. Similarly, international shoppers’ demand could also be reduced should the number of airlines or operated routes not increase to levels seen before the pandemic. A materialization of any of the above could significantly impact Global Blue’s business, results of operations and financial condition. Global Blue cannot predict when the impacts of the pandemic will subside or how quickly thereafter international travel, consumer spending and demand for TFSS and Global Blue services will return to pre-pandemic levels.

Global Blue management assesses that the main financial statements areas subject to accounting estimates and judgments as of the balance sheet date that might be impacted by the uncertainty associated with the impact of COVID-19 conditions are the following: recoverability of tangible and intangible assets, realizability of deferred tax assets, compliance with loans and borrowings covenants, Share based payments, Leases, Post-employment benefits, recoverability of trade receivables, Accrued liabilities in relation to the personnel.

Liquidity Considerations

In addition to the Cash and Cash Equivalents balance of EUR226.1m as at 31 March 2020, the Company also drew down EUR79 million in April 2020 of its existing revolving credit facility (referred to in Note 27). This was a precautionary measure without specific use of the cash proceeds, which continue to be held on our balance sheet.

As of 31 May 2020, management estimates that as a result of short-term measures, average monthly cash expenditures (comprised of fixed operating expenses, capital expenditure, cash taxes, cash interest, and lease payments) of approximately EUR20m were reduced by more than 40% to approximately EUR12m since implementation on 1 April 2020. These short-term measures included a wide range of measures related to personnel and non-personnel costs. For example, on personnel costs, Global Blue has furloughed staff or has reduced working hours and, in parallel, has applied for government employee salary support schemes where available. Regarding non-personnel costs, Global Blue prohibited non essential business-related travel, reduced promotional activities postponed non-strategic new technology expenditures, and renegotiated contracts with business partners.

These short-term measures constitute the first phase of cash expenditure reductions, calibrated for April 2020 through June 2020. Global Blue is implementing the next phase of reductions in cash expenditures, which would enable the Group to operate longer-term with a materially lower cost structure. For personnel, Global Blue is implementing extensions of furlough / partial employment schemes where longer-term government support is available and a workforce reduction where no meaningful support schemes are available; while, for non-personnel, Global Blue expects to continue certain of the short-term measures.

Net Working Capital

In periods of travel disruptions, such as those due to the ongoing COVID-19 pandemic, Global Blue’s cash generation, at the beginning of such a disruption, increases as a result of (i) a reduction in cash outflow for VAT refunds to international shoppers (due to a lack of international shoppers) and (ii) cash inflow from short-dated VAT receivables from merchants and tax authorities for the full VAT associated with earlier refunded TFS transactions. Assuming a longer travel disruption, the cash balance is expected to gradually decrease as a result of (i) the lack of cash inflow from TFS processing fees due to the lack of new TFS transactions, (ii) cash outflows to settle longer-dated merchant payables and (iii) standard monthly cash expenditures, such as operating expenses, capital expenditures, interest and taxes, and lease payments.

Once the COVID-19 pandemic subsides and international travel and global economic activity resumes, Global Blue might experience rapid volume growth (assuming a very quick recovery to pre- pandemic levels), which would lead to a temporary surge of its net working capital and liquidity needs. This would be funded through cash on hand and drawings under the revolving credit facility, and other sources. Historically, Global Blue has regularly drawn its revolving credit facility, particularly over the summer (being the period with heightened leisure travel and its corresponding tax free shopping demand) to finance net working capital needs. Such drawings have typically been repaid during the months following increased needs for working capital as Global Blue collects VAT receivables.

NOTE 45	Events after the reporting period

Merger update

On 7 May 2020, the FPAC Board of Directors recommended that FPAC shareholders vote against the previously announced merger with Global Blue Group AG, though both parties are obligated, under the merger contract, to work towards closing the merger. Thereafter on 23 May, 2020, shareholders of the Company sent a memorandum, addressed to the FPAC Board of Directors, outlining certain proposed changes to the merger terms that they were prepared to offer in connection with the transaction.

In the case the contemplated transaction closes as planned, the MEP (referred to in Note 26) will cease to exist. Instead, management will receive loan notes in Global Blue Investment and Co S.C.A. in exchange for all of their shares and NC-PECs. These loan notes will be contributed through the chain of holding companies, until management ultimately receive shares in Global Blue Group AG. At which point, a portion will be sold for cash and the remainder will remain, reflecting management’s direct ownership in Global Blue Group AG or the future ultimate parent entity.

Zürich, 23 June 2020

Board of Directors:

Christian Lucas	Jacques Stern	Marcel Erni

Joseph Osnoss	Katherine Brody	Eric Meurice

Eric Strutz	Ulf Pagenkopf

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Far Point Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Far Point Acquisition Corporation (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on September 14, 2020, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

New York, New York

March 12, 2020

FAR POINT ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,
	2019	2018
Assets:
Current assets:
Cash	$1,051,725	$1,666,639
Prepaid expenses and other current assets	157,646	157,616

Total current assets	1,209,371	1,824,255
Investments held in Trust Account	649,394,916	639,719,665
Other assets	25,525	25,525

Total Assets	$650,629,812	$641,569,445

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$2,193,441	$635,139
Income tax payable	—	1,491,470
Franchise tax payable	110,678	116,994

Total current liabilities	2,304,119	2,243,603
Deferred underwriting commissions	20,737,500	20,737,500

Total Liabilities	23,041,619	22,981,103

Commitments
Class A common stock, $0.0001 par value; 62,258,819 and 61,358,834 shares subject to possible redemption at $10.00 per share at December 31, 2019 and 2018, respectively	622,588,190	613,588,340

Stockholders’ Equity:
Preferred stock, $0.0001 par value: 1,000,000 shares authorized: none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 991,181 and 1,891,166 shares issued and outstanding (excluding 62,258,819 and 61,358,834 shares subject to possible redemption) at December 31, 2019 and 2018, respectively.	99	189
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 15,812,500 shares issued and outstanding at December 31, 2019 and 2018	1,581	1,581
Additional paid-in capital	—	375,406
Retained earnings	4,998,323	4,622,826

Total Stockholders’ Equity	5,000,003	5,000,002

Total Liabilities and Stockholders’ Equity	$650,629,812	$641,569,445

The accompanying notes are an integral part of these financial statements.

FAR POINT ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2019	For the period from February 23, 2018 (inception) through December 31, 2018
General and administrative costs	$2,116,043	$988,375
Franchise tax expense	195,241	116,994

Loss from operations	(2,311,284)	(1,105,369)
Interest and investment income	14,377,603	7,219,665

Income before income tax expense	12,066,319	6,114,296
Income tax expense	3,019,314	1,491,470

Net income	$9,047,005	$4,622,826

Weighted average shares outstanding of Class A common stock	63,250,000	63,250,000

Basic and diluted net income per share, Class A	$0.18	$0.09

Weighted average shares outstanding of Class B common stock	15,812,500	15,812,500

Basic and diluted net loss per share, Class B	$(0.13)	$(0.06)

The accompanying notes are an integral part of these financial statements.

FAR POINT ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock				Additional Paid-In Capital	Retained Earnings	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—February 23, 2018 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor (1)	—	—	15,812,500	1,581	23,419	—	25,000
Sale of units in initial public offering	63,250,000	6,325	—	—	632,493,675	—	632,500,000
Offering costs	—	—	—	—	(33,209,484)	—	(33,209,484)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	14,650,000	—	14,650,000
Class A common stock subject to possible redemption	(61,358,834)	(6,136)	—	—	(613,582,204)	—	(613,588,340)
Net income	—	—	—	—	—	4,622,826	4,622,826

Balance—December 31, 2018	1,891,166	$189	15,812,500	$1,581	$375,406	$4,622,826	$5,000,002

Adjusted offering costs in connection with the Initial Public Offering	—	—	—	—	(47,153)	—	(47,153)
Class A common stock subject to possible redemption	(899,985)	(90)	—	—	(328,253)	(8,671,508)	(8,999,851)
Net income	—	—	—	—	—	9,047,005	9,047,005

Balance—December 31, 2019	991,181	$99	15,812,500	$1,581	$—	$4,998,323	$5,000,003

The accompanying notes are an integral part of these financial statements.

FAR POINT ACQUISITION CORPORATION

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2019	For the period from February 23, 2018 (inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income	$9,047,005	$4,622,826
Adjustments to reconcile net income to net cash used in operating activities:
General and administrative expenses paid on behalf of the Company	—	21,541
Income earned on investments held in Trust Account	(14,377,163)	(7,219,665)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(30)	(140,628)
Other assets	—	(1,825)
Accounts payable and accrued expenses	1,511,149	635,139
Income tax payable	(1,491,470)	1,491,470
Franchise tax payable	(6,316)	116,994

Net cash used in Operating activities	(5,316,825)	(474,148)

Cash Flows from Investing Activities:
Investment income released from Trust Account	4,701,911	—
Cash deposited in Trust Account	—	(632,500,000)

Net cash provided by (used in) investing activities	4,701,911	(632,500,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received from initial public offering	—	632,500,000
Payment of offering costs	—	(12,193,937)
Proceeds received from private placement	—	14,650,000
Repayment of note payable and advances to related parties	—	(340,276)

Net cash provided by financing activities	—	634,640,787

Net change in cash	(614,914)	1,666,639
Cash—beginning of the period	1,666,639	—

Cash—end of the period	$1,051,725	$1,666,639

Supplemental disclosure of noncash activities:
Offering costs included in accounts payable	$47,153	$—
Offering costs paid by related parties under note payable and advances	$—	$278,047
Prepaid expenses and other assets paid by related parties under note payable and advances	$—	$40,688
Deferred underwriting commissions charged to additional paid-in capital in connection with the initial public offering	$—	$20,737,500
Change in value of Class A common stock subject to possible redemption	$8,999,850	$613,588,340
Supplemental cash flow data:
Cash paid for income taxes	$4,612,289	$—

The accompanying notes are an integral part of these financial statements.

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

Far Point Acquisition Corporation (the “Company”) was incorporated in Delaware on February 23, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2019, the Company had not commenced any operations. All activity for the period from February 23, 2018 (inception) through December 31, 2019 had been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments on cash and cash equivalents in the Trust Account (as defined below).

Sponsor and Financing

The Company’s Sponsor is Far Point LLC, a Delaware limited liability company (the “Sponsor”). On May 11, 2018, the Sponsor changed its name from FPAC Sponsor LLC to Far Point LLC. The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”). on June 11, 2018. On June 14, 2018, the Company consummated its Initial Public Offering of 63,250,000 units (each, a “Unit” and collectively, the “Units”), including 8,250,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $632.5 million, and incurring offering costs of approximately $33.2 million, inclusive of $20.7 million in deferred underwriting commissions (Note 3). The Company intends to finance its Initial Business Combination with the proceeds from the Initial Public Offering and a $14.65 million private placement of warrants (Note 4). Upon the closing of the Initial Public Offering and the private placement, $632.5 million was held in a trust account (the “Trust Account”) (discussed below).

Trust Account

The proceeds held in the Trust Account was invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and general and administrative expenses.

The Company’s amended certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of its Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation (A) to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if the Company does not complete its Initial Business Combination by September 14, 2020 (since the Company has executed a

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

definitive agreement for an Initial Business Combination by June 14, 2020 but may not have completed the Initial Business Combination by such date) (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ rights for pre-Initial Business Combination activities; and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within the Combination Period, subject to the requirements of law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NYSE rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes. As a result, such shares of Class A common stock have been recorded as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Pursuant to the Company’s amended certificate of incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less $100,000 of accrued interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s directors and officers have entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

On January 16, 2020, as disclosed in Form 8-K/A, as amended on January 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, 38-8306 Brüttisellen, Switzerland (“New Global Blue”), Global Blue US Holdco LLC, a Delaware limited liability company (“US Holdco”), Global Blue US Merger Sub Inc., a Delaware corporation (“US Merger Sub”), Global Blue Holding L.P., a Cayman Islands exempted limited partnership (“Cayman Holdings”), the individuals whose names appear on the signature pages thereof under the heading “Management Sellers” (the “Management Sellers” and, together with Globetrotter and Cayman Holdings, the “Seller Parties”), Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, 38-8306 Brüttisellen, Switzerland (“Global Blue”), Thomas W. Farley, solely in his capacity as the FPAC Shareholders’ Representative (“FPAC Shareholders’ Representative”), solely for purposes of Sections 2.20 and 8.01 thereof, Far Point LLC, a Delaware limited liability company (“Founder”), and Jacques Stern, solely in his capacity as the Management Representative (“Management Representative”).

Going Concern Consideration

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

normal course of business. As of December 31, 2019, the Company had approximately $1.1 million in its operating bank account, approximately $17 million of investment income available in the Trust Account to pay for franchise and income taxes, and a working capital deficit of approximately $984,000 (excluding franchise and income tax obligations). Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $300,000 in note payable and $40,276 in advances from related party, the proceeds from the consummation of the private placement not held in Trust Account of approximately $2.2 million, and investment income withdrawn from the Trust Account of approximately $4.0 million since inception to pay for tax obligations. The Company fully repaid these borrowings and advances from the Sponsor and related parties on June 15, 2018.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity, the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 14, 2020 (since the Company has executed a definitive agreement for an Initial Business Combination by June 14, 2020 but may not have completed the Initial Business Combination by such date).

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 30,850,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for each period presented.

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock, for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018, is calculated by dividing the investment income earned on the Trust Account of approximately $14.4 million and approximately $7.2 million, net of applicable income and franchise taxes of approximately $3,215,000 and approximately $1,608,000, resulted to a total of approximately $11.1 million and approximately $5.6 million, respectively, by the weighted average number of shares of Class A common stock outstanding of 63,250,000 for the periods. Net loss per share, basic and diluted for Class B common stock, for the year ended December 31, 2019 and for the period from February 23, 2018 (inception) through December 31, 2018, is calculated by dividing the net income of approximately $9.0 million and approximately $4.6 million, less income attributable to Class A common stock, resulted to a net loss of approximately $2.1 million and approximately $988,000, respectively, by the weighted average number of shares of Class B common stock outstanding of 15,812,500 for the periods.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. At December 31, 2019 and 2018, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual result could differ from those estimates.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

As discussed in Note 1, all of the 63,250,000 Public Shares contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid-in capital or in the absence of additional paid-in capital, retained earnings.

Accordingly, at December 31, 2019 and 2018, 62,258,819 and 61,358,834 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 and 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3—Initial Public Offering

On June 14, 2018, the Company sold 63,250,000 Units at a price of $10.00 per Unit, including 8,250,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option.

Funds managed or advised by Third Point, LLC (“Third Point”) directly or indirectly purchased an aggregate of 4,000,000 Units in the Initial Public Offering at the public offering price.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one warrant (each, a “Public Warrant” and, collectively, the “Public Warrants”). Each whole Public

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share (see Note 6). No fractional shares will be issued upon separation of the Units and only whole Public Warrants will trade.

Note 4—Related Party Transactions

Founder Shares

On March 16, 2018, the Sponsor purchased 11,500,000 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.002 per share. In June 2018, the Company effected two stock dividends, the first for 0.25 share per share, and the second for 0.1 share per share, aggregating 0.375 share of Class B common stock for each outstanding share of Class B common stock, resulting in 15,812,500 Founder Shares outstanding. On May 18, 2018, the Sponsor transferred 40,000 Founder Shares to each of the Company’s independent director nominees, at the original per share purchase price. Following the stock dividends in June 2018, each of the independent director nominees transferred 15,000 shares back to the Sponsor. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination on a one-for-one basis, subject to adjustments and certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor had agreed to forfeit up to 2,062,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On June 14, 2018, the underwriters exercised their over-allotment option in full, hence, these Founder Shares were no longer subject to forfeiture.

The Company’s initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,766,667 whole warrants at a price of $1.50 per whole warrant (the “Private Placement Warrants”) ($14.65 million in the aggregate) in a private placement. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Forward Purchase Agreement

On May 18, 2018, Cloudbreak Aggregator LP, the managing member of the Sponsor and an affiliate of Third Point, (the “Forward Purchaser”), entered into a forward purchase agreement (“Forward Purchase Agreement”) with the Company that provides for the purchase of shares of the Company’s Class A common stock for $9.50 per share in a private placement that will close simultaneously with the closing of the Company’s Initial Business Combination (“Forward Purchase Shares”). The actual number of Forward Purchase Shares to be purchased will be a number of shares (rounded up to the nearest whole share) equal to (A) the excess of the number of shares of Class A common stock that are redeemed from holders in connection with the Company’s Initial Business Combination (which redemptions are not revoked prior to the date of the Company’s Initial Business Combination) over 20,000,000, multiplied by (B) a fraction, the numerator of which is $10.00 and the denominator of which is $9.50. The Forward Purchase Shares will be identical to the shares of Class A common stock included in the Units sold in the Initial Public Offering, except that the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. The Forward Purchaser has the right to transfer a portion of its obligation to purchase the Forward Purchase Shares to permitted transferees, and the Sponsor may, in its discretion, transfer, directly or indirectly, certain of its Founder Shares and Private Placement Warrants to any such permitted transferees, subject to compliance with applicable securities laws. The Forward Purchase Agreement also provides that the Forward Purchaser and any permitted transferees are entitled to certain registration rights with respect to their Forward Purchase Shares.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement dated as of June 11, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans and Advances

The Company’s Sponsor had agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. In addition to the fully outstanding Note, the Sponsor and certain affiliates of the Company also paid certain administrative expenses and offering costs of $40,276 on behalf of the Company. These advances were due on demand and were non-interest bearing. The Company fully repaid the Note and advances to the Sponsor and affiliates on June 15, 2018.

Note 5—Commitments and Contingencies

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.85 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or approximately $20.7 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement. The underwriters did not receive, and will not receive, any underwriting discounts on Units purchased, directly or indirectly, by Third Point.

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 6—Stockholders’ Equity

Common Stock

On June 11, 2018, the Company amended and restated the certificate of incorporation, which increased the authorized common stock of the Company to include up to 400,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. The Company effectuated two stock dividends paid in June 2018, the first for 0.25 share per share, and the second for 0.1 share per share, aggregating 0.375 shares of Class B common stock for each outstanding share of Class B common stock outstanding prior to the initial dividend. At December 31, 2019 and 2018, there were 63,250,000 and 15,812,500 shares of Class A and Class B common stock issued and outstanding, respectively. Of the outstanding shares of Class A common stock, 62,258,819 and 61,358,834 shares of Class A common stock were subject to possible redemption at December 31, 2019 and 2018, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Warrants

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$649,394,916	$0	$0

December 31, 2018

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$639,719,665	$—	$—

As of December 31, 2019 and 2018, the investments held in the Trust Account were held in marketable securities.

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 8—Income Taxes

The income tax provision (benefit) consists of the following:

	December 31,
	2019	2018
Current
Federal	$3,019,314	$1,491,470
State	—	—
Deferred
Federal	484,405	207,377
State	—	—
Change in valuation allowance	(484,405)	(207,377)

Income tax provision expense	$3,019,314	$1,491,470

The Company’s net deferred tax assets are as follows:

	December 31,
	2019	2018
Deferred tax asset
Startup/Organizational Costs	$691,782	$207,377

Total deferred tax assets	691,782	207,377
Valuation Allowance	(691,782)	(207,377)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. At December 31, 2019 and 2018, the valuation allowance was approximately $692,000 and $207,000, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Valuation allowance	4.0%	3.4%

Income tax provision expense	25.0%	24.4%

FAR POINT ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 9—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements, except as disclosed in Note 1.

PART I—FINANCIAL INFORMATION

Item 1.	Financial Statements

FAR POINT ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets:
Cash	$710,358	$1,051,725
Prepaid expenses and other current assets	131,032	157,646

Total current assets	841,390	1,209,371
Investments held in Trust Account	651,906,798	649,394,916
Other assets	25,525	25,525

Total Assets	$652,773,713	$650,629,812

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$109,165	$1,978
Accrued expenses	8,484,556	2,191,463
Income tax payable	415,566	—
Franchise tax payable	50,000	110,678

Total current liabilities	9,059,287	2,304,119
Deferred underwriting commissions	20,737,500	20,737,500

Total Liabilities	29,796,787	23,041,619

Commitments and Contingencies

Class A common stock, $0.0001 par value; 61,797,692 and 62,258,819 shares subject to possible redemption at $10.00 per share at March 31, 2020 and December 31, 2019, respectively	617,976,920	622,588,190

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 400,000,000 shares authorized; 1,452,308 and 991,181 shares issued and outstanding (excluding 61,797,692 and 62,258,819 shares subject to possible redemption) at March 31, 2020 and December 31, 2019, respectively.	145	99
Class B common stock, $0.0001 par value; 50,000,000 shares authorized; 15,812,500 shares issued and outstanding at March 31, 2020 and December 31, 2019	1,581	1,581
Additional paid-in capital	—	—
Retained earnings	4,998,280	4,998,323

Total Stockholders’ Equity	5,000,006	5,000,003

Total Liabilities and Stockholders’ Equity	$652,773,713	$650,629,812

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAR POINT ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2020	2019
General and administrative costs	$6,556,526	$334,396
Franchise tax expense	49,663	45,241

Loss from operations	(6,606,189)	(379,637)
Interest and investment income	2,511,993	3,788,849

Income before income tax expense	(4,094,196)	3,409,212
Income tax expense	517,071	821,913

Net (loss) income	$(4,611,267)	$2,587,299

Weighted average shares outstanding of Class A common stock	63,250,000	63,250,000

Basic and diluted net income per share, Class A	$0.03	$0.05

Weighted average shares outstanding of Class B common stock	15,812,500	15,812,500

Basic and diluted net loss per share, Class B	$(0.41)	$(0.02)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAR POINT ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the three months ended March 31, 2020
	Common Stock						Total
	Class A		Class B		Additional Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance - December 31, 2019	991,181	$99	15,812,500	$1,581	$—	$4,998,323	$5,000,003

Class A common stock subject to possible redemption	461,127	46	—	—	—	4,611,224	4,611,270
Net loss	—	—	—	—	—	(4,611,267)	(4,611,267)

Balance - March 31, 2020 (unaudited)	1,452,308	$145	15,812,500	$1,581	$—	$4,998,280	$5,000,006

	For the three months ended March 31, 2019
	Common Stock						Total
	Class A		Class B		Additional Paid-In	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance - December 31, 2018	1,891,166	$189	15,812,500	$1,581	$375,406	$4,622,826	$5,000,002

Common stock subject to possible redemption	(258,730)	(26)	—	—	(375,406)	(2,211,868)	(2,587,300)
Net income	—	—	—	—	—	2,587,299	2,587,299

Balance - March 31, 2019 (unaudited)	1,632,436	$163	15,812,500	$1,581	$—	$4,998,257	$5,000,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAR POINT ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(4,611,267)	$2,587,299
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investments held in Trust Account	(2,511,882)	(3,788,849)
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	26,614	(24,129)
Accounts payable	107,187	27,104
Accrued expenses	6,293,093	172,699
Income tax payable	415,566	(705,353)
Franchise tax payable	(60,678)	(66,944)

Net cash used in operating activities	(341,367)	(1,798,173)

Cash Flows from Investing Activities:
Investment income released from Trust Account	—	1,527,516

Net cash provided by investing activities	—	1,527,516

Net change in cash	(341,367)	(270,657)

Cash - beginning of the period	1,051,725	1,666,639

Cash - end of the period	$710,358	$1,395,982

Supplemental disclosure of noncash activities:
Change in value of Class A common stock subject to possible redemption	$4,611,270	$2,587,300
Supplemental cash flow data:
Cash paid for income taxes	$—	$1,527,266

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

Far Point Acquisition Corporation (the “Company”) was incorporated in Delaware on February 23, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Initial Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At March 31, 2020, the Company had not commenced any operations. All activity for the period from February 23, 2018 (inception) through March 31, 2020 had been related to the Company’s formation and the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective Initial Business Combination. The Company will not generate any operating revenues until after completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments on cash and cash equivalents in the Trust Account (as defined below).

Sponsor and Financing

The Company’s Sponsor is Far Point LLC, a Delaware limited liability company (the “Sponsor”). On May 11, 2018, the Sponsor changed its name from FPAC Sponsor LLC to Far Point LLC. The registration statement for the Company’s Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (“SEC”). on June 11, 2018. On June 14, 2018, the Company consummated its Initial Public Offering of 63,250,000 units (each, a “Unit” and collectively, the “Units”), including 8,250,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option, at $10.00 per Unit, generating gross proceeds of $632.5 million, and incurring offering costs of approximately $33.2 million, inclusive of $20.7 million in deferred underwriting commissions (Note 3). The Company intends to finance its Initial Business Combination with the proceeds from the Initial Public Offering and a $14.65 million private placement of warrants (Note 4). Upon the closing of the Initial Public Offering and the private placement, $632.5 million was held in a trust account (the “Trust Account”) (discussed below).

Trust Account

The proceeds held in the Trust Account was invested only in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of its Initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s certificate of incorporation (A) to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if the Company does not complete its Initial Business Combination by September 14, 2020 (since the Company has executed a

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

definitive agreement for an Initial Business Combination by June 14, 2020 but may not have completed the Initial Business Combination by such date) (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ rights for pre-Initial Business Combination activities; and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Initial Public Offering if the Company is unable to complete an Initial Business Combination within the Combination Period, subject to the requirements of law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an Initial Business Combination. The Initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the Initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an Initial Business Combination.

The Company, after signing a definitive agreement for an Initial Business Combination, will either (i) seek stockholder approval of the Initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes. The decision as to whether the Company will seek stockholder approval of the Initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NYSE rules. If the Company seeks stockholder approval, it will complete its Initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the Initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related Initial Business Combination, and instead may search for an alternate Initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an Initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes. As a result, such shares of Class A common stock have been recorded as temporary equity in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Pursuant to the Company’s amended certificate of incorporation, if the Company is unable to complete the Initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes (less $100,000 of accrued interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s directors and officers have entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the Initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliates acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the Initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an Initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the Initial Business Combination, subject to the limitations described herein.

Merger Agreement

On January 16, 2020, as disclosed in the Current Report on Form 8-K filed on January 16, 2020, as amended on January 21, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, 38-8306 Brüttisellen, Switzerland (“New Global Blue”), Global Blue US Holdco LLC, a Delaware limited liability company, Global Blue US Merger Sub Inc., a Delaware corporation, Global Blue Holding L.P., a Cayman Islands exempted limited partnership (“Cayman Holdings”), the individuals whose names appear on the signature pages thereof under the heading “Management Sellers” (the “Management Sellers” and, together with Globetrotter and Cayman Holdings, the “Seller Parties”), Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, 38-8306 Brüttisellen, Switzerland (“Global Blue”), Thomas W. Farley, solely in his capacity as the FPAC Shareholders’ Representative, solely for purposes of Sections 2.20 and 8.01 thereof, Far Point LLC, a Delaware limited liability company (“Founder”), and Jacques Stern, solely in his capacity as the Management Representative. The total consideration payable to the Seller Parties in connection with the Business Combination is based upon an enterprise value of Global Blue post-transaction of €2.3 billion (subject to adjustments based on indebtedness and other factors as more fully described in the Merger Agreement), a portion of which will be paid in cash and the remainder of which will be paid in shares of the surviving company.

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Going Concern Consideration

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As of March 31, 2020, the Company had approximately $710,000 in its operating bank account, approximately $19.4 million of investment income available in the Trust Account to pay for franchise and income taxes, and a working capital deficit of approximately $7.8 million (excluding franchise and income tax obligations). Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

Through March 31, 2020, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 4) to the Sponsor, $300,000 in note payable and $40,276 in advances from related party, the proceeds from the consummation of the private placement not held in Trust Account of approximately $2.2 million, and investment income withdrawn from the Trust Account of approximately $4.7 million since inception to pay for tax obligations. The Company fully repaid these borrowings and advances from the Sponsor and related parties on June 15, 2018.

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity, the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after September 14, 2020 (since the Company has executed a definitive agreement for an Initial Business Combination by June 14, 2020 but may not have completed the Initial Business Combination by such date).

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020. These accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on March 12, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Net Income (Loss) Per Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 30,850,000 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share is the same as basic earnings per share for each period presented.

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock, for the three months ended March 31, 2020 and 2019 is calculated by dividing the investment income earned on the Trust Account of approximately $2.5 million and approximately $3.8 million, net of applicable income and franchise taxes of approximately $567,000 and approximately $867,000, resulting in total net income of approximately $1.9 million and approximately $2.9 million, respectively, by the weighted average number of shares of Class A common stock outstanding of 63,250,000 for the periods. Net loss per share, basic and diluted for Class B common stock, for the three months ended March 31, 2020 and 2019 is calculated by dividing the net loss of approximately $4.6 million and net income of approximately $2.6 million, less income attributable to Class A common stock of approximately $1.9 million and approximately $2.9 million, resulted to a net loss of approximately $6.6 million and approximately $334,000, respectively, by the weighted average number of shares of Class B common stock outstanding of 15,812,500 for the periods.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

coverage of $250,000. At March 31, 2020 and December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual result could differ from those estimates.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

As discussed in Note 1, all of the 63,250,000 Public Shares contain a redemption feature which allows for the redemption of Class A common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company has not specified a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares of Class A common stock shall be affected by charges against additional paid-in capital or in the absence of additional paid-in capital, retained earnings.

Accordingly, at March 31, 2020 and December 31, 2019, 61,797,692 and 62,258,819 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2020 or December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3—Initial Public Offering

On June 14, 2018, the Company sold 63,250,000 Units at a price of $10.00 per Unit, including 8,250,000 Units issued pursuant to the exercise in full of the underwriters’ over-allotment option.

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Funds managed or advised by Third Point, LLC (“Third Point”) directly or indirectly purchased an aggregate of 4,000,000 Units in the Initial Public Offering at the public offering price.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one warrant (each, a “Public Warrant” and, collectively, the “Public Warrants”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share (see Note 6). No fractional shares will be issued upon separation of the Units and only whole Public Warrants will trade.

Note 4—Related Party Transactions

Founder Shares

On March 16, 2018, the Sponsor purchased 11,500,000 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000, or approximately $0.002 per share. In June 2018, the Company effected two stock dividends, the first for 0.25 share per share, and the second for 0.1 share per share, aggregating 0.375 share of Class B common stock for each outstanding share of Class B common stock, resulting in 15,812,500 Founder Shares outstanding. On May 18, 2018, the Sponsor transferred 40,000 Founder Shares to each of the Company’s independent director nominees, at the original per share purchase price. Following the stock dividends in June 2018, each of the independent director nominees transferred 15,000 shares back to the Sponsor. As used herein, unless the context otherwise requires, “Founder Shares” shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s Initial Business Combination on a one-for-one basis, subject to adjustments and certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor had agreed to forfeit up to 2,062,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On June 14, 2018, the underwriters exercised their over-allotment option in full, hence, these Founder Shares were no longer subject to forfeiture.

The Company’s initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Initial Business Combination or (B) subsequent to the Initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

Concurrently with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 9,766,667 whole warrants at a price of $1.50 per whole warrant (the “Private Placement Warrants”) ($14.65 million in the aggregate) in a private placement. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Forward Purchase Agreement

On May 18, 2018, Cloudbreak Aggregator LP, the managing member of the Sponsor and an affiliate of Third Point, (the “Forward Purchaser”), entered into a forward purchase agreement (“Forward Purchase Agreement”) with the Company that provides for the purchase of shares of the Company’s Class A common stock for $9.50 per share in a private placement that will close simultaneously with the closing of the Company’s Initial Business Combination (“Forward Purchase Shares”). The actual number of Forward Purchase Shares to be purchased will be a number of shares (rounded up to the nearest whole share) equal to (A) the excess of the number of shares of Class A common stock that are redeemed from holders in connection with the Company’s Initial Business Combination (which redemptions are not revoked prior to the date of the Company’s Initial Business Combination) over 20,000,000, multiplied by (B) a fraction, the numerator of which is $10.00 and the denominator of which is $9.50. The Forward Purchase Shares will be identical to the shares of Class A common stock included in the Units sold in the Initial Public Offering, except that the Forward Purchase Shares will be subject to transfer restrictions and certain registration rights. The Forward Purchaser has the right to transfer a portion of its obligation to purchase the Forward Purchase Shares to permitted transferees, and the Sponsor may, in its discretion, transfer, directly or indirectly, certain of its Founder Shares and Private Placement Warrants to any such permitted transferees, subject to compliance with applicable securities laws. The Forward Purchase Agreement also provides that the Forward Purchaser and any permitted transferees are entitled to certain registration rights with respect to their Forward Purchase Shares.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement dated as of June 11, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans and Advances

The Company’s Sponsor had agreed to loan the Company an aggregate of $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. In addition to the fully outstanding Note, the Sponsor and certain affiliates of the Company also paid certain administrative expenses and offering costs of $40,276 on behalf of the Company. These advances were due on demand and were non-interest bearing. The Company fully repaid the Note and advances to the Sponsor and affiliates on June 15, 2018.

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5—Commitments and Contingencies

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $11.85 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriters were entitled to a deferred underwriting commission of $0.35 per unit, or approximately $20.7 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement. The underwriters did not receive, and will not receive, any underwriting discounts on Units purchased, directly or indirectly, by Third Point.

Note 6—Stockholders’ Equity

Common Stock

On June 11, 2018, the Company amended and restated the certificate of incorporation, which increased the authorized common stock of the Company to include up to 400,000,000 shares of Class A common stock and 50,000,000 shares of Class B common stock. If the Company enters into an Initial Business Combination, it may (depending on the terms of such an Initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the Initial Business Combination to the extent the Company seeks stockholder approval in connection with the Initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock. The Company effectuated two stock dividends paid in June 2018, the first for 0.25 share per share, and the second for 0.1 share per share, aggregating 0.375 shares of Class B common stock for each outstanding share of Class B common stock outstanding prior to the initial dividend. At March 31, 2020 and 2018, there were 63,250,000 and 15,812,500 shares of Class A and Class B common stock issued and outstanding, respectively. Of the outstanding shares of Class A common stock, 61,797,692 and 62,258,819 shares of Class A common stock were subject to possible redemption at March 31, 2020 and December 31, 2019, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants

The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an Initial Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the

FAR POINT ACQUISITION CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

warrants is not effective by the sixtieth (60th) day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The Public Warrants will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of March 31, 2020 and December 31, 2019 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

March 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$651,906,798	$—	$—

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NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

December 31, 2019

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust Account	$649,394,916	$—	$—

As of March 31, 2020 and December 31, 2019, the investments held in the Trust Account were comprised of U.S. treasury bills and investments in money market funds.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

January 16, 2020

by and among

SL GLOBETROTTER, L.P.

(in its capacity as a Seller Party and as the GB Shareholders’ Representative)

GLOBAL BLUE GROUP HOLDING AG

GLOBAL BLUE US HOLDCO LLC

GLOBAL BLUE US MERGER SUB INC.

GLOBAL BLUE HOLDING L.P.

THE MANAGEMENT SELLERS

FAR POINT ACQUISITION CORPORATION

GLOBAL BLUE GROUP AG

THOMAS W. FARLEY

(solely in his capacity as the FPAC Shareholders’ Representative)

FAR POINT LLC

(solely for purposes of Sections 2.20 and 8.01 hereof)

and

JACQUES STERN

(solely in his capacity as the Management Representative)

A-i

A-ii

A-iii

A-iv

Annex A – Accounting Principles, Policies and Procedures*

Exhibit A - Conversion Agreement

Exhibit B - Swiss Step Plan for Per Share Merger Consideration

Exhibit C - Form of Registration Rights Agreement

Exhibit D - New Topco Amended and Restated Articles of Association**

*	Omitted
**	See Annex B

A-v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of January 16, 2020, is entered into by and among SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (“Globetrotter” and, in its capacity as a representative of the Company and its shareholders on the date hereof and immediately prior to the Closing, the “GB Shareholders’ Representative”), Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, CH-8306 Brüttisellen, Switzerland (“New Topco”), Global Blue US Holdco LLC, a Delaware limited liability company (“US Holdco”), Global Blue US Merger Sub Inc., a Delaware corporation (“US Merger Sub”), Global Blue Holding L.P., a Cayman Islands exempted limited partnership (“Cayman Holdings”), the individuals listed on Section 1.01(a) of the Company Disclosure Schedules (the “Management Sellers” and, together with Globetrotter and Cayman Holdings, the “Seller Parties”), Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in 38, Zürichstrasse, CH-8306 Brüttisellen, Switzerland (the “Company”), Far Point Acquisition Corporation, a Delaware corporation (“FPAC”), Thomas W. Farley, solely in his capacity as the FPAC Shareholders’ Representative (“FPAC Shareholders’ Representative”), solely for purposes of Sections 2.20 and 8.01 hereof, Far Point LLC, a Delaware limited liability company (“Founder”), and Jacques Stern, solely in his capacity as the Management Representative (“Management Representative”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

1.	FPAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

2.

New Topco is a newly formed entity, wholly owned by Globetrotter, and was formed for the purpose of the Transactions, including to act as the publicly traded holding company for the Group and its businesses after the Closing;

3.

US Holdco is a newly formed, wholly-owned, direct subsidiary of New Topco, and US Merger Sub is a newly formed, wholly-owned direct subsidiary of US Holdco, and each of them was formed for the sole purpose of the Merger;

4.	Prior to the Closing, New Topco will form a new, wholly-owned Subsidiary under the laws of Switzerland as a GmbH (“New GmbH”);

5.

On the date hereof, Cayman Holdings holds 40,000,000 Company Shares and, immediately prior to the Closing, shall distribute to Globetrotter its pro rata share of the Company Shares held by Cayman Holdings as of the date hereof (the “Globetrotter Distribution”);

6.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, New Topco, FPAC and certain third-party investors (the “Primary PIPE Investors”) have entered into certain share subscription agreements, dated on or around the date hereof (as amended or modified from time to time, the “Primary PIPE Agreements”), pursuant to which the Primary PIPE Investors have committed (the “Primary PIPE Investment”), on the terms and subject to the conditions of the Primary PIPE Agreements, to subscribe for and purchase 12,500,000 New Topco Shares from New Topco for consideration in an aggregate amount of $125,000,000 (such amount, as expressed in Euros based on the Exchange Rate, the “Primary PIPE Investment Amount”);

7.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Globetrotter, Cayman Holdings, New Topco and certain third-party investors (the “Secondary PIPE Investors” and, together with the Primary PIPE Investors, the “PIPE Investors”) have entered into certain share purchase and contribution agreements, dated on or around the date hereof (as amended or modified from time to time, the “Secondary PIPE Agreements” and, together with the Primary PIPE Agreements, the “PIPE Agreements”), pursuant to which the Secondary PIPE Investors have committed, on the terms and subject to the conditions of the Secondary PIPE Agreements, to purchase a certain amount of Company Shares from Globetrotter (and from Cayman Holdings to the extent Globetrotter assigns and delegates its rights and obligations under the Secondary PIPE Agreements to Cayman Holdings or enters into its own Secondary PIPE Agreements) for consideration in an aggregate amount of $225,000,000 (such amount, as expressed in Euros based on the Exchange Rate, the “Secondary PIPE Investment Amount” and, together with the Primary PIPE Investment Amount, the “PIPE Investment Amount”) and to immediately contribute pursuant to the terms of contribution in kind agreements under Swiss law and approved as to form by the Commercial Register (the “Contribution Agreements”), to be entered into between each contributor and New Topco, such Company Shares to New Topco for the subsequent issue of New Topco Shares in accordance with Swiss law requirements (together (including such contribution), the “Secondary PIPE Investment” and, together with the Primary PIPE Investment, the “PIPE Investment”);

8.

Prior to the Closing, pursuant to the Management Shareholders Agreement, the Management Sellers will become shareholders of the Company through a series of exchange and contribution transactions involving Subsidiaries of the Company (the “Management Rollup”);

9.

Subject to the terms and conditions hereof, prior to the Merger Effective Time, (i) concurrently with the closing of the PIPE Investment pursuant to the PIPE Agreements and the Contribution Agreements, each of Globetrotter (and from Cayman Holdings to the extent Globetrotter assigns and delegates its rights and obligations under the Secondary PIPE Agreements to Cayman Holdings or enters into its own Secondary PIPE Agreements) and the Management Sellers will contribute pursuant to the Contribution Agreements a portion (determined as provided herein) of the Company Shares that each respectively owns to New Topco, in exchange for New Topco Shares and the Convertible Preferred Shares; (ii) immediately following the consummation of the transactions in the foregoing clause (i), New Topco will use the Primary PIPE Investment Amount to purchase a portion of the issued and outstanding Company Shares held by Globetrotter, Cayman Holdings and the Management Sellers; and (iii) immediately following the consummation of the transactions in the foregoing clause (ii), New GmbH and New Topco will acquire the remaining issued and outstanding Company Shares held by Globetrotter, Cayman Holdings and the Management Sellers, with the consideration to be paid to Globetrotter, Cayman Holdings and the Management Sellers as described in recital 13 below (the “Outstanding Consideration”);

10.

Subject to the terms and conditions hereof, at the Merger Effective Time, and following the consummation of the transactions in the foregoing recital 9, US Merger Sub will merge with and into FPAC pursuant to the Delaware General Corporation Law (the “DGCL”), with FPAC surviving as the surviving corporation and upon consummation of the Merger, all of the issued and outstanding shares of FPAC Common Stock will be converted into the right to receive New Topco Shares, other than certain shares held by the Founder, which will be exchanged for FPAC Founder Contingent Shares;

11.

Following the Merger, New Topco will contribute the Company Shares acquired in clauses (i), (ii) and (iii) of recital 9 to New GmbH, and the Company will become a wholly-owned Subsidiary of New GmbH (the transactions described in this recital 11 and clauses (i) through (iii) of recital 9, the “Restructuring”);

12.	Following the consummation of the Merger, US Holdco will liquidate;

13.

Immediately following the liquidation described in recital 12 above, (i) FPAC (as the surviving corporation) will enter into a loan agreement with New GmbH, pursuant to which New GmbH will borrow funds from FPAC; (ii) FPAC will make a cash distribution to New Topco; and (iii) immediately following the consummation of the transactions contemplated in the foregoing clauses (i) and (ii), using the proceeds received thereunder, New GmbH and New Topco will pay the Outstanding Consideration to Globetrotter, Cayman Holdings and the Management Sellers;

14.

Cloudbreak Aggregator LP, a Cayman Islands exempted limited partnership (the “Backstop Subscriber”), is a party to the Forward Purchase Agreement, pursuant to which it has agreed to purchase and subscribe for shares of FPAC Common Stock in connection with a Business Combination

Closing (as defined in the Forward Purchase Agreement) and, concurrently with the execution and delivery of this Agreement, in connection with the Transactions, the Backstop Subscriber, Third Point, the GB Shareholders’ Representative and New Topco have entered into that certain letter agreement, dated as of the date hereof (as amended or modified from time to time, the “Third-Party Beneficiary Letter Agreement”), pursuant to which, among other things, the Backstop Subscriber has made the GB Shareholders’ Representative a third party beneficiary of its obligations under the Forward Purchase Agreement and agreed that the Transactions are a Business Combination (as defined in the Forward Purchase Agreement) for purposes thereof and the Third Point have made the GB Shareholders’ Representative a third party beneficiary of their obligations under the equity commitment letter dated January 16, 2020 (the “TP ECL”) between Third Point and the Backstop Subscriber;

15.	In connection with the Transactions, the Company has entered into the Financing Agreement;

16.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Company, Globetrotter, New Topco, FPAC, the Backstop Subscriber and the Founder have entered into one or more Voting and Support Agreements, dated as of the date hereof (each a “Voting and Support Agreement”);

17.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, New Topco and certain persons who will be shareholders of New Topco after Closing have entered into that certain Relationship Agreement, dated as of the date hereof (the “Relationship Agreement”), to be effective upon the Closing;

18.

Contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, New Topco and certain persons who will be shareholders of New Topco after Closing have entered into that certain Shareholders Agreement, dated as of the date hereof (the “Shareholders Agreement”), to be effective upon the Closing;

19.

Pursuant to the FPAC Organizational Documents, FPAC shall provide an opportunity to its stockholders to have their FPAC Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the FPAC Organizational Documents, the Trust Agreement and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of FPAC for the Business Combination (the “Offer”);

20.

In connection with the transactions contemplated by this Agreement, the Founder and FPAC have entered into a letter agreement with Globetrotter and New Topco (the “Founder Shares Surrender Agreement”) pursuant to which Founder, for the purpose of funding the equity incentive arrangements to be made available to management and certain key employees of New Topco and/or its Subsidiaries, agreed, effective upon the Closing, to surrender to New Topco, for no consideration and as a contribution to the capital of New Topco, 2.5 million shares of FPAC Class B common stock as set forth therein (the “Surrendered Shares”);

21.

In connection with the transactions contemplated by this Agreement, the Company intends to make a distribution to the Company Shareholders prior to the Closing such that the Net Debt of the Company and its Subsidiaries as of the Closing will be an amount no greater than the Target Net Debt Amount; and

22.

Each of the parties intend that, for U.S. federal income tax purposes, the transactions described in clauses (i)-(iii) of recital 9 (except to the extent Company Shares are acquired by New GmbH) and recitals 12 and 13(iii) (except to the extent of payment by New GmbH), and the contributions by the Primary PIPE Investors described in recital 6 above, together with the Merger, shall qualify as a transaction under Section 351 of the Code and shall not subject shareholders of FPAC or of the Company to tax under Section 367 of the Code (subject to the entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“Accounting Firm” has the meaning specified in Section 2.19(b).

“Accounting Principles Annex” means Annex A hereto, which includes the accounting principles, policies and procedures to be used for purposes of certain determinations hereunder.

“Acquisition Transaction” has the meaning specified in Section 9.03(a).

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposal” has the meaning specified in Section 9.02(c).

“Adjustment Cash” has the meaning specified in Section 2.19(d)(i).

“Adjustment Date” means March 31, 2020.

“Adjustment Shares for Consideration Adjustment” has the meaning specified in Section 2.19(d)(ii).

“Adjustment Shares for Net Debt Adjustment” has the meaning specified in Section 2.19(d)(i).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person, through one or more intermediaries or otherwise.

“Agreed Exchange Rate” means, for the relevant amounts specified herein that need to be converted or expressed as converted from Euro to Dollars or vice versa, the exchange rate equal to $1.1089/Euro.

“Agreement” has the meaning specified in the preamble hereto.

“Allocable Share” means, as may be adjusted pursuant to the terms and conditions of that certain Management Shareholders Agreement to be entered into at Closing, for each Company Shareholder at any time, (a) the number of Company Shares held by such Company Shareholder divided by (b) the number of Company Shares issued and outstanding at such time. For the avoidance of doubt, except as expressly provided otherwise herein, the Allocable Share for each Company Shareholder shall be determined prior to giving effect to the Secondary PIPE Investment and after giving effect to the Management Rollup and the Globetrotter Distribution.

“Anti-Money Laundering Laws” has the meaning specified in Section 3.10(d).

“Antitrust Law” means any applicable antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Articles of Association” has the meaning specified in Section 3.06(b).

“Backstop Subscriber” has the meaning specified in the recitals hereto.

“Backstop Subscriber Amount” means the aggregate amount payable in cash by the Backstop Subscriber to purchase shares of FPAC Common Stock under the Forward Purchase Agreement as a result of the number of Redeemed Shares being in excess of 20,000,000, which aggregate amount payable by the Backstop Subscriber shall be expressed in Euros in an amount equal to the product of (i) the aggregate number of shares of FPAC Common Stock purchased under the Forward Purchase Agreement multiplied by (ii) the Value Per New Topco Share.

“Base Transaction Expenses” means an amount equal to €33,000,000.

“Business Combination” means any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination involving FPAC and one or more businesses.

“Business Combination Proposal” has the meaning set forth in Section 9.03(b).

“Business Day” means any day of the year on which national banking institutions in New York, New York, London, England, Luxembourg City, Luxembourg and Zurich, Switzerland are open to the public for conducting business and are not required or authorized to be closed.

“Capital Contribution Reserves” means capital contribution reserves (Kapitaleinlagereserven) within the meaning of Article 20 Section 3 of the Federal Law on Direct Taxes (Bundesgesetz über die direkten Steuern, DGB) and Article 5 Section 1bis of the Federal Law on Withholding Tax (Verrechnungssteuergesetz, VStG).

“Cash” means, as of the Adjustment Date, all cash and cash equivalents of the Group (including marketable securities and short term investments able to be converted to cash within 90 days, issued but uncleared checks made to the account of the Group as of such time, bank deposits and deposits in transit), in each case determined in accordance with the Accounting Principles Annex and on a pro-forma basis as if the Pre-Deal Dividend had been paid as of the Adjustment Date.

“Cash Consideration” means an amount equal to the sum of (a) FPAC Cash, plus (b) the Primary PIPE Investment Amount, plus (c) the Secondary PIPE Investment Amount, plus (d) the Paid Fees Adjustment, plus (e) the Redemptions Adjustment, minus (f) the Base Transaction Expenses, minus (g), if applicable, the Transaction Bonuses Adjustment.

“Cash Flow Adjustment” means, (i) if the Closing Date occurs on or prior to April 30, 2020, then an amount equal to €0 or (ii) if the Closing Date occurs on or after May 1, 2020, then an amount equal to €83,333 per day for each day (including the Closing Date) from May 1, 2020 until the Closing occurs pursuant to the terms and conditions of this Agreement.

“Cayman Holdings” has the meaning specified in the preamble hereto.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of FPAC, filed with the Secretary of State of the State of Delaware on June 11, 2018.

“Certificate of Merger” has the meaning specified in Section 2.03.

“Certificates” means any and all certificates representing FPAC Common Stock.

“Change in Recommendation” has the meaning specified in Section 9.02(d).

“CHF” means the lawful currency of Switzerland.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.08.

“Closing Company Transaction Expenses” means, as of 12:01 a.m. Swiss time on the Closing Date, the Company Transaction Expenses.

“Closing Date” has the meaning specified in Section 2.08.

“Closing Statement” has the meaning specified in Section 2.19(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Register” has the meaning specified in Section 2.01(a).

“Communications Plan” has the meaning specified in Section 9.05(b).

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 3.22.

“Company Audited Financial Statements” has the meaning specified in Section 3.07(a).

“Company Cure Period” has the meaning specified in Section 11.01(b).

“Company Disclosure Schedules” means the disclosure schedules of the Company and the Company Subsidiaries delivered to FPAC in connection with this Agreement.

“Company Equity Value Per Share” means (a) the Total Consideration, divided by (b) the number of Company Shares issued and outstanding, at 12:01 a.m. Swiss time on the Closing Date. For the avoidance of doubt, except as expressly provided otherwise herein, the Company Equity Value Per Share shall be determined prior to giving effect to the PIPE Investment and after giving effect to the Management Rollup.

“Company Intellectual Property” means Owned Intellectual Property and Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of the Company Subsidiaries.

“Company Product(s)” means any and all products and service offerings of the Company and the Company Subsidiaries that exist as of the date hereof, including Software of the Company and the Company Subsidiaries.

“Company Registered Intellectual Property” means all Owned Intellectual Property that is registered, filed, issued or granted under the authority of, with or by, any Governmental Authority (or registrar in the case of domain names), including all issued patents, registered copyrights, registered trademarks, domain names and all pending applications for any of the foregoing.

“Company Share Capital Increase” has the meaning specified in Section 2.01(a).

“Company Shareholders” means (a) prior to the Closing, the shareholders of the Company and (b) following the Closing, the holders of New Topco Shares issued as Stock Consideration at Closing.

“Company Shares” means the ordinary shares of the Company.

“Company Source Code” means any human readable Software source code, or any material portion or aspect of the Software source code, in each case for any Company Product.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Transaction Expenses” means (other than Paid Company Transaction Expenses) without duplication, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other advisory, transaction or consulting fees and expenses incurred and/or payable by the Group Companies, the Seller Parties or the Company Shareholders (or any of their respective Affiliates) (but, with respect to the Seller Parties or the Company Shareholders (or any of their respective Affiliates), only to the extent a Group Company is obligated to pay or pays or reimburses such fees or expenses) arising out of or in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement and/or any sale process and/or initial public offering conducted prior to pursuing the transactions contemplated by this Agreement, whether accrued for or not, financing fees, costs and expenses and the Transaction Bonuses. Notwithstanding measurement of Closing Company Transaction Expenses as of immediately prior to Closing, such computations shall include any of the foregoing to the extent triggered, in whole or in part, by consummation of the Closing.

“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Consideration Adjustment Amount” has the meaning specified in Section 2.19(d)(ii).

“Contracts” means any legally binding written contracts, agreements, subcontracts, leases, and purchase orders.

“Contribution Agreements” has the meaning specified in the recitals hereto.

“Control” means the power to direct the management and policies of a specified Person, directly or indirectly, whether through ownership of voting securities, by Contract or otherwise.

“Conversion Agreement” means the conversion agreement in the form of Exhibit A to be entered into prior to the issuance of Convertible Preferred Shares between New Topco, Cayman Holdings, Globetrotter and those holders (as defined therein) who execute a joinder agreement thereto as set out in Schedule 1 of the Conversion Agreement.

“Convertible Preferred Shares” means convertible preferred shares of New Topco, having the terms set forth in the organizational documents of New Topco and the Conversion Agreement, calculated as (a) the Convertible Preferred Shares Value divided by (b) the Value Per New Topco Share.

“Convertible Preferred Shares Maximum” means €200,000,000.

“Convertible Preferred Shares Value” means the product of (i) the number of Redeemed Shares in excess of 5,000,000 (if any) multiplied by (ii) the Redemption Price Value; provided that the Convertible Preferred Shares Value shall not exceed the Convertible Preferred Shares Maximum.

“Credit Facility” means the €710,000,000 senior facilities agreement dated 26 July 2012 (as amended and restated on 16 October 2017) between, inter alia, Global Blue Finance S.à r.l., as parent, Global Blue Acquisition B.V., as a borrower, and RBC Europe Limited, as agent and as security agent.

“D&O Indemnified Party” has the meaning specified in Section 9.07(a).

“Data Protection Legislation” has the meaning specified in Section 3.15(a).

“Data Room” means the on-line data room virtually held by Merrill Corp. and entitled “Project Globetrotter”, an electronic copy of which has been provided to FPAC on a CD/DVD or USB Thumb Drive prior to the date hereof, which includes only the information in the Data Room as of 6:00 pm EST on January 14, 2020.

“DGCL” has the meaning specified in the recitals hereto.

“Disclosed Material” means (a) with respect to the Seller Parties, New Topco and the Company (i) the materials and information available to FPAC and its Representatives in the Data Room as of 6:00 pm EST on January 14, 2020, (ii) the materials and information in or annexed to the Schedules, including any general or deemed disclosures, and (iii) the contents of the Transaction Documents, and (b) with respect to FPAC (i) in the FPAC SEC Reports filed or furnished by FPAC prior to the date hereof (excluding any disclosures in such FPAC SEC Reports under the headings “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), (ii) the materials and information in or annexed to the Schedules, including any general or deemed disclosures, and (iii) the contents of the Transaction Documents.

“Dollars” or “$” means the lawful currency of the United States of America.

“Environmental Laws” means any and all applicable Laws in force or enacted as of the date hereof or which were in force at an earlier date, are no longer in force but under which a Group member still has obligations and liabilities, and which relate to the protection of the environment or to environmental matters, including the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances, but excluding Laws relating to town and country planning or zoning.

“Environmental Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority in relation to the environment or to environmental matters, including the generation, manufacture, processing, handling, storage, distribution, use, treatment, removal, transport, disposal, release, spillage, deposit or discharge of Hazardous Substances, but excluding those in relation to town and country planning or zoning, in each case which is materially necessary for the lawful operation of the business of any Group member, the ownership, possession, occupation or use of any asset of any Group member.

“Equity Investments” means €3,500,000.

“Estimated Closing Statement” has the meaning specified in Section 2.18.

“Estimated Net Debt Difference” has the meaning specified in Section 2.18.

“Euro” or “€” means the lawful currency of certain participating member states of the European Union.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 2.12(a).

“Exchange Rate” means, for any amounts under this Agreement that need to be converted or expressed as converted from one currency into another currency, the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) Business Days ending five (5) Business Days before the Closing Date, as published by Bloomberg (through its EURUSD CURNCY function), or any other rate as agreed in writing between the GB Shareholders’ Representative and FPAC.

“Excluded Founder Shares” means 2,500,000 shares of FPAC Class B common stock owned by the Founder, which will be exchanged for FPAC Founder Contingent Shares pursuant to Section 2.20(a).

“Excluded Shares” means, without duplication, (a) shares of FPAC Common Stock (if any), that, at the Merger Effective Time, are held in the treasury of FPAC, (b) the Redeemed Shares, (c) the Surrendered Shares and (d) the Excluded Founder Shares.

“Fairly Disclosed” means, in respect of any fact, matter or circumstance, that it is fairly and reasonably disclosed (whether disclosed as a Disclosed Material or under this Agreement (including any Schedules, Exhibits or appendices hereto)) with sufficient detail to allow a reasonable party to identify the existence and nature of a risk and to make a reasonable assessment of the magnitude of any such risk.

“FATA” mean the Australia Foreign Acquisitions Takeover Act of 1975, as amended.

“Final Closing Statement” means the Closing Statement as determined in accordance with Section 2.19(c).

“Final Net Debt Difference” means the Net Debt Difference as determined in accordance with Section 2.18(a).

“Final Total Consideration” has the meaning specified in Section 2.19(a).

“Financing Agreement” means the €730,000,000 IPO Facilities Agreement dated 25 October 2019 (as amended and restated on each of the Effective Date and the Second Effective Date by an amendment letter dated January 14, 2020) between the Company and, inter alia, the mandated lead arrangers named therein and RBC Europe Limited as agent.

“First Value Achievement Date” has the meaning specified in Section 2.20(b)(i).

“Form F-4” means the registration statement on Form F-4 of New Topco with respect to the registration of the New Topco Shares to be issued in connection with the Transactions.

“Forward Purchase Agreement” means that certain Forward Purchase Agreement, dated as of May 18, 2018, by and among FPAC and the Backstop Subscriber, as amended or modified from time to time in accordance with the Third-Party Beneficiary Letter Agreement.

“Founder” has the meaning specified in the preamble hereto.

“Founder Shares” means the shares of Class B common stock, par value $0.0001 per share, of FPAC owned by the Founder other than the Surrendered Shares.

“Founder Shares Surrender Agreement” has the meaning set forth in the recitals.

“FPAC” has the meaning specified in the preamble hereto.

“FPAC Affiliate Agreement” has the meaning specified in Section 5.23.

“FPAC Benefit Plans” has the meaning specified in Section 5.06.

“FPAC Board” means the board of directors of FPAC.

“FPAC Board Recommendation” has the meaning specified in Section 9.02(d).

“FPAC Cash” means the amount expressed in Euros equal to the product of (a) the amount on deposit in the Trust Account as of the Closing Date, divided by (b) the Exchange Rate.

“FPAC Common Share” has the meaning specified in Section 2.11(a).

“FPAC Common Stock” means the Class A common stock and Class B common stock, each of par value $0.0001 per share, of FPAC.

“FPAC Cure Period” has the meaning specified in Section 11.01(c).

“FPAC Disclosure Schedules” means the disclosure schedules of FPAC delivered to the Company in connection with this Agreement.

“FPAC Exchange Fund” has the meaning specified in Section 2.12(a).

“FPAC Financing” means the equity financing to be provided pursuant to the Forward Purchase Agreement.

“FPAC Founder Contingent Share” has the meaning specified in Section 2.20(a).

“FPAC Interest” means the amount expressed in Euros equal to the product of (a) the amount of interest accrued on the amount on deposit in the Trust Account since the initial public offering of FPAC, divided by (b) the Exchange Rate.

“FPAC Organizational Documents” means the Certificate of Incorporation and FPAC’s bylaws.

“FPAC SEC Reports” has the meaning specified in Section 5.11(a).

“FPAC Shareholders’ Representative” has the meaning specified in the preamble hereto.

“FPAC Stockholder” means a holder of FPAC Common Stock.

“FPAC Stockholder Approval” has the meaning specified in Section 5.02(b).

“FPAC Transaction Expenses” means (in each case, to the extent not paid at or prior to the Closing), without duplication, the aggregate amount of all legal, accounting, broker’s, financial advisory and any other advisory, transaction or consulting fees and expenses incurred and/or payable by FPAC or its Affiliates or the FPAC Shareholders’ Representative, in each case, incurred prior to and through the Closing Date. Notwithstanding measurement of FPAC Transaction Expenses as of immediately prior to Closing, such computations shall include any of the foregoing to the extent triggered, in whole or in part, by consummation of the Closing.

“FPAC Warrant” means a warrant issued pursuant to the Warrant Agreement entitling the holder to purchase one share of FPAC Common Stock per warrant.

“Fraud” means fraud in the making of a representation or warranty contained in Article III, Article IV, Article V or Article VI of this Agreement or any “bringdown” or other confirmation with respect to any such representation or warranty, and requires that: (i) a party to this Agreement made a false representation of material fact in Article III, Article IV, Article V or Article VI of this Agreement or in any “bringdown” or other confirmation with respect to any such representation or warranty; (ii) such party had actual knowledge that such representation was false when made and acted with scienter; (iii) the false representation caused the party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (iv) the party to whom the false representation was made suffered damage by reason of such reliance. “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GB Shareholders’ Representative” has the meaning specified in the preamble hereto.

“Globetrotter” has the meaning specified in the preamble hereto.

“Globetrotter Distribution” has the meaning specified in the recitals hereto.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency or authority, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, notice, decision, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Group” means, collectively, the Company and the Company Subsidiaries.

“Hazardous Substance” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, or words of similar import, under any applicable Environmental Law; and any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any relevant Governmental Authority.

“Headline Adjustment” means an amount equal to the sum of (a) the product of (i) the number of shares of Class B common stock of FPAC issued and outstanding as of the Closing Date, excluding the Surrendered Shares and the FPAC Founder Contingent Shares, multiplied by (ii) the Value Per New Topco Share, plus (b) Base Transaction Expenses, minus (c) the FPAC Interest. For purposes of solely calculating the Headline Adjustment, all components of the Headline Adjustment shall be calculated in Euros at the Agreed Exchange Rate; provided that such components for all other purposes of this Agreement shall be calculated in Euros at the Exchange Rate.

“Headline Enterprise Value” means €2,300,000,000.

“HMT” has the meaning specified in Section 3.10(e).

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union.

“Indebtedness” means (a) the unpaid principal and accrued interest with respect to the indebtedness of the Group for borrowed money (excluding intercompany balances), (b) all obligations of any member of the Group evidenced by bonds, notes, debentures or similar debt instruments and (c) all obligations under leases required to be capitalized in accordance with IFRS, in each case as determined in a manner consistent with the Company Audited Financial Statements and the Accounting Principles Annex.

“Indebtedness at Adjustment Date” means, as of the Adjustment Date, the Indebtedness of the Group, determined on a pro-forma basis as if the Pre-Deal Dividend had been paid as of the Adjustment Date.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby.

“Intellectual Property” means patents, inventions (whether patentable or not), utility models, registered and unregistered designs, copyrights, Software database rights, trademarks and trade names (together with all good will of the business appurtenant thereto), domain names, moral rights, confidential information, know how, trade secrets and other rights of the same or similar effect as any of the foregoing anywhere in the world, in each case whether registered or not, including pending applications for registration of such rights.

“Intended Swiss Tax Treatment” means that the transactions contemplated under this Agreement (with the exception of the Primary PIPE Investment) shall (i) qualify as a quasi-merger under Article 6 Section 1 Sub-Section. abis of the Federal Law on Stamp Duty (Bundesgesetz über die Stempelabgaben, StG) and shall not be subject to the Swiss stamp issuance duty, (ii) shall not trigger Swiss withholding tax under the Federal Law on Withholding Tax (Verrechnungssteuergesetz, VStG), (iii) and shall not lead to the creation or increase of a latent Swiss withholding tax liability on any future dividend distributions by the Company or its Affiliates.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 7.01.

“IT Systems” has the meaning specified in Section 3.11(e).

“Law” means any statute, law, ordinance, rule, regulation, directive, common law or civil code or Governmental Order of any Governmental Authority.

“Lease” means all leases, subleases, licenses and other occupancy agreements relating to real property to which any member of the Group is a party as lessee, sublessee, licensee or occupant.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company Subsidiaries under a Material Lease.

“Letter of Transmittal” has the meaning specified in Section 2.12(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Management Representative” has the meaning specified in the preamble hereto.

“Management Rollup” has the meaning specified in the recitals hereto.

“Management Sellers” has the meaning specified in the preamble hereto.

“Management Shareholders Agreement” means the Management Shareholders Agreement dated as of the date hereof among Cayman Holdings, Globetrotter, the Management Representative, New Topco, Partners Group Private Equity (Master Fund), LLC, Partners Group Barrier Reef, L.P. and Partners Group Client Access 5, L.P. Inc.

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate with all other events, changes, circumstances or effects, has had, or would reasonably be expected to have, a material adverse effect on (a) the assets, business, results of operations or financial condition of the Group, taken as a whole; provided, however, that the following (or the effect of any of the following), alone or in combination, shall not be taken into account in determining whether a “Material Adverse Effect” shall have occurred: (i) any change in applicable Laws or IFRS or any official interpretation thereof, (ii) any change in currency exchange rates, interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, vendors, licensors, partners, providers and employees, (iv) any change generally affecting any of the industries or markets in which the Group operates or the economy as a whole, (v) the compliance with the terms of the Refinancing or this Agreement or the taking of any action required or contemplated by the Refinancing or this Agreement, any action or failure to act, or other change or event, in each case with the prior written consent of FPAC or at the request of FPAC, (vi) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which the Group operates or from or to which the Group’s customers travel, including the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any cyberterrorism), (viii) any conditions affecting the travel or traveller shopping industries generally or in countries in which, or in the proximate geographic region of which, the Company or any of its Subsidiaries operates or from or to which the Company’s or any of its Subsidiaries’ customers travel, including labor strikes, civil unrest, hostilities, terrorist attacks, contagious disease outbreaks or other similar events, conditions in the airline industry, reduced access to discount airfares, travel restrictions or any change in currency exchange rates, or (ix) any failure of the Group, taken as a whole, to meet any projections, forecasts or budgets (provided, that this clause (ix) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of foregoing clauses (i), (ii), (iv), (vi), (vii) and (viii) to the extent that such event, change, circumstance or effect has had, or would reasonably be expected to have, a disproportionate impact on the Group, taken as a whole, as compared to other participants in the industries in which the Group conducts business or (b) the ability of the Company to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 3.12(a).

“Material Lease” has the meaning specified in Section 3.19(d).

“Material Permits” means any material license, sub-license, certificate, permit, consent, order, approval or other authorization granted by or obtained from any Governmental Authority.

“Merger” has the meaning specified in Section 2.03.

“Merger Effective Time” has the meaning specified in Section 2.03.

“Net Adjustment Shares” has the meaning specified in Section 2.18(e).

“Net Debt” means, as of the Adjustment Date, an amount equal to (i) Indebtedness at Adjustment Date minus (ii) Cash.

“Net Debt Adjustment Amount” has the meaning specified Section 2.19(d)(i).

“Net Debt Difference” means Net Debt minus the Target Net Debt Amount. For the avoidance of doubt, the Net Debt Difference can be a positive number (Net Debt is greater than the Target Net Debt Amount) or a negative number (Net Debt is less than the Target Net Debt Amount).

“New GmbH” has the meaning specified in the recitals hereto.

“New Topco” has the meaning specified in the preamble hereto.

“New Topco Formation Expenses” means all fees, costs and expenses, and an initial share capital contribution in the amount of CHF 100,000, paid by Globetrotter or its Affiliates (other than the Group) in connection with the formation of New Topco.

“New Topco Share” means a registered common share of CHF 0.01 of New Topco.

“Nominal Capital Expenses” means an aggregate amount equal to the aggregate nominal amount of the New Topco Shares to be issued to the Primary Pipe Investors, but only to the extent such amount was paid by Globetrotter or an Affiliate prior to the Closing Date.

“Nominee” has the meaning specified in Section 2.20(b).

“Nominee Agreement” has the meaning specified in Section 2.20(b).

“Non-Third Point PIPE” means the PIPE Investment Amount to be funded by PIPE Investors pursuant to the PIPE Agreements, other than from Third Point.

“Notice of Disagreement” has the meaning specified in Section 2.19(a).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning specified in Section 3.10(e).

“Offer” has the meaning specified in the recitals hereto.

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or other similar licensing or distribution models, including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or any similar license or distribution model.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, articles and memorandum of association, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement and other similar organizational documents of such Person.

“Other Condition Satisfaction Date” has the meaning specified in Section 2.08.

“Other Net Debt Adjustments” means, as detailed in the Accounting Principles Annex and determined as of the Adjustment Date, (a) provisions related to the French and Italian tax audits determined in a manner consistent with the Company Audited Financial Statements, minus (b) any management reserves in an amount equal to (i) the provisions related to the French and Italian tax audits (pursuant to clause (a) of this definition) minus (ii) management’s good faith estimate of the expected payment amount to the French and Italian tax authorities as at the Closing Date, minus (c) the tax value of the loss carry-forwards recognized, minus (d) the Equity Investments.

“Outstanding Consideration” has the meaning specified in the recitals hereto. For the avoidance of doubt, Outstanding Consideration shall equal Cash Consideration minus PIPE Investment Amount.

“Overdraft Facility” means any other bank overdraft facility determined as of the Adjustment Date and in a manner consistent with the Company Audited Financial Statements and as detailed in the Accounting Principles Annex.

“Owned Intellectual Property” means all Intellectual Property used or held for use by any of the Group members and owned or purported to be owned by any of the Group members.

“Paid Company Transaction Expenses” means (to the extent paid before the Closing) without duplication, the aggregate amount of all legal, accounting, broker’s, financial advisory, and any other advisory, regulatory filing, transaction or consulting fees and expenses incurred by the Group Companies, the Seller Parties or the Company Shareholders (or any of their respective Affiliates) (but, with respect to the Seller Parties or the Company Shareholders (or any of their respective Affiliates), only to the extent a Group Company was obligated to pay or reimburse such fees or expenses) arising out of or in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement and/or any sale process and/or initial public offering conducted prior to pursuing the transactions contemplated by this Agreement, whether accrued for or not.

“Paid Fees Adjustment” means the Paid Company Transaction Expenses (expressed as a positive number), the New Topco Formation Expenses (expressed as a positive number) and the Nominal Capital Expenses (expressed as a positive number).

“Payoff Amount” means the amount necessary at the Closing to fully discharge the Indebtedness under the Credit Facility outstanding immediately prior to the Closing, as set forth in payoff letters obtained by the Company from the lenders thereto prior to the Closing.

“PCAOB Financial Statements” has the meaning set forth in Section 7.06.

“Pension Scheme” means each defined benefit and defined contribution scheme of the Group.

“Per Share Merger Consideration” has the meaning specified in Section 2.11(a).

“Permitted Financing” has the meaning specified in Section 7.01(j)

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business consistent with past practices, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with IFRS; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (c) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with IFRS; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practices; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements; (g) in the case of Leased Real Property, matters that would be disclosed by a current, accurate survey; (h) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities; (i) statutory Liens of landlords for amounts not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty; (j) Liens arising under the Credit Facility, which Liens will be released in connection with the Closing of the transactions contemplated by this Agreement; and (k) Liens described in Section 1.01(b) of the Company Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means any information that specifically identifies any individual.

“PIPE Agreements” has the meaning specified in the recitals hereto.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investment Amount” has the meaning specified in the recitals hereto.

“PIPE Investors” has the meaning specified in the recitals hereto.

“Planning Acts” means applicable Law governing or regulating the use of and/or the development of real property applicable in the jurisdiction in which the relevant real property is located.

“Policies” has the meaning specified in Section 3.18.

“Pre-Closing Notice of Disagreement” has the meaning specified in Section 2.18.

“Pre-Deal Dividend” means the cash dividend determined as at the Adjustment Date (and independent of the Closing Date) to be distributed by the Company upon approval by the general meeting to the Company Shareholders with effect before 12:01 a.m. Swiss Time on the Closing Date, the intent of which is to achieve the Target Net Debt Amount on the Company’s balance sheet on a pro-forma basis after giving effect to such cash dividend as if it had been paid as at the Adjustment Date.

“Predecessor” has the meaning specified in Section 3.07(a).

“Predecessor Audited Financial Statements” has the meaning specified in Section 3.07(a).

“Preferred Stock” has the meaning specified in Section 5.18(a).

“Primary PIPE Agreements” has the meaning specified in the recitals hereto.

“Primary PIPE Investment” has the meaning specified in the recitals hereto.

“Primary PIPE Investment Amount” has the meaning specified in the recitals hereto.

“Primary PIPE Investors” has the meaning specified in the recitals hereto.

“Proceedings” has the meaning specified in Section 3.13(d).

“Proposals” has the meaning specified in Section 9.02(c).

“Proprietary Rights Agreement” has the meaning specified in Section 3.11(d).

“Proxy Statement” means the proxy statement filed by FPAC on Schedule 14A with respect to the Special Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Form F-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute a proxy statement of FPAC to be used for the Special Meeting to approve the Proposals (which shall also provide the FPAC Stockholders with the opportunity to redeem their shares of FPAC Common Stock in conjunction with a stockholder vote on the Business Combination) and a prospectus with respect to the New Topco Shares to be offered and issued to the FPAC Stockholders and the effect of the Transactions on the FPAC Warrants, in all cases in accordance with and as required by the FPAC Organizational Documents, applicable Law, and the rules and regulations of the NYSE.

“R&W Policy” means the Buyer-Side Representations and Warranties Insurance Policy (including any declarations, exhibits, attachments or endorsements attached thereto) issued by AIG Specialty Insurance Company.

“Redeemed Share Amount” means the aggregate amount in cash payable to redeem the Redeemed Shares, which aggregate amount shall be expressed in Euros in the amount equal to the product of (a) the number of Redeemed Shares multiplied by (b) the Redemption Price Value.

“Redeemed Shares” means all shares of FPAC Common Stock which FPAC Stockholders properly demand to be redeemed, and which are redeemed, pursuant to the Offer.

“Redeeming Stockholder” means a FPAC Stockholder who demands that FPAC redeem its FPAC Common Stock for cash in connection with the transactions contemplated hereby and in accordance with the FPAC Organizational Documents.

“Redemption Limitation” means the failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act or any successor rule) in excess of $5 million.

“Redemption Price Value” means the amount equal to (a) FPAC Cash divided by (b) total number of issued and outstanding shares of FPAC Common Stock.

“Redemptions Adjustment” means the amount (expressed as a negative number) equal to the aggregate amount of (a) the Redeemed Share Amount plus (b) the Third Point PIPE Reduction minus (c) the Backstop Subscriber Amount.

“Refinancing” means the refinancing of the Credit Facilities pursuant to the Financing Agreements.

“Registration Rights Agreement” has the meaning specified in Section 9.10.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over enforcement of any applicable Antitrust Law.

“Related Parties” has the meaning specified in Section 3.24.

“Relationship Agreement” has the meaning specified in the recitals hereto.

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Relevant Employee” has the meaning specified in Section 3.14(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Restructuring” has the meaning set forth in the recitals hereto.

“Sanctioned Country” has the meaning specified in Section 3.10(e).

“Sanctions” has the meaning specified in Section 3.10(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules, the Seller Disclosure Schedules, the FPAC Disclosure Schedules and the other Schedules to this Agreement referred to herein.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective and has confirmed that it has no further comments on the Proxy Statement.

“Secondary PIPE Agreements” has the meaning specified in the recitals hereto.

“Secondary PIPE Investment” has the meaning specified in the recitals hereto.

“Secondary PIPE Investment Amount” has the meaning specified in the recitals hereto.

“Secondary PIPE Investors” has the meaning specified in the recitals hereto.

“Second Value Achievement Date” has the meaning specified in Section 2.20(b)(ii).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedules” means the disclosure schedules of the Seller Parties, New Topco, US Holdco and US Merger Sub delivered to FPAC in connection with this Agreement.

“Seller Parties” has the meaning specified in the preamble hereto.

“Shareholders Agreement” has the meaning specified in the recitals hereto.

“Silver Lake” has the meaning specified in Section 7.03(d).

“Software” means computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, data, protocols, specifications, development tools, design tools, algorithms, user interfaces and other documentation thereof.

“Special Meeting” means a meeting of the holders of FPAC Common Stock to be held for the purpose of approving the Proposals.

“Specified Condition” has the meaning specified in Section 2.08.

“Stock Consideration” means the number (rounded to the nearest whole number) of New Topco Shares equal to (a) the Stock Consideration Value divided by (b) the Value Per New Topco Share.

“Stock Consideration Value” means (a) Total Consideration, minus (b) Cash Consideration, minus (c) Convertible Preferred Shares Value.

“Subsidiary” means, with respect to a Person, any other Person, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surrendered Shares” has the meaning specified in the recitals hereto.

“Surviving Delaware Company” has the meaning specified in Section 2.03.

“Surviving Provisions” has the meaning specified in Section 11.02.

“Target Net Debt Amount” means €600,000,000.

“Target Working Capital Amount” means negative €33,296,000, based on the definition of Working Capital articulated in the Accounting Principles Annex.

“Tax” means any (a) federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales, use, net wealth, capital, social security or other tax, governmental fee or other assessment, duty, levy, impost or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of any affiliated, combined, consolidated or unitary group with another Person for any period, or being a transferee or successor of another Person for any period.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxing Authority” means any taxing or other authority (in any jurisdiction) competent to impose any Tax liability or assess or collect any Tax.

“Terminating Company Breach” has the meaning specified in Section 11.01(b).

“Terminating FPAC Breach” has the meaning specified in Section 11.01(c).

“Termination Date” has the meaning specified in Section 11.01(b).

“Third-Party Beneficiary Letter Agreement” has the meaning specified in the recitals hereto.

“Third Point” means, collectively, Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Enhanced L.P.

“Third Point Commitment Agreement” means the PIPE Agreement executed and delivered by Third Point.

“Third Point PIPE (Pre-Backstop)” means an amount equal to (a) $100,000,000 divided by (b) the Exchange Rate.

“Third Point PIPE Reduction” means (a) if the Third Point PIPE (Pre-Backstop) is greater than or equal to the Backstop Subscriber Amount, then an amount equal to the Backstop Subscriber Amount or (b) if the Third Point PIPE (Pre-Backstop) is less than the Backstop Subscriber Amount, then an amount equal to the Third Point PIPE (Pre-Backstop).

“Total Consideration” means (a) the Headline Enterprise Value, minus (b) the Target Net Debt, minus (c) the Overdraft Facility, minus (d) the Other Net Debt Adjustments, minus (e) the Transaction Bonuses Adjustment minus (f) the Headline Adjustment, plus (g) the Working Capital Adjustment, plus (h) the Cash Flow Adjustment, plus (i) the Paid Fees Adjustment. For the avoidance of doubt, Total Consideration shall equal the sum of Cash Consideration, plus the Stock Consideration Value, plus the Convertible Preferred Shares Value.

“TP ECL” has the meaning specified in the recitals hereto.

“Trading Day” means any day on which New Topco Shares are actually traded on the principal securities exchange or securities market on which New Topco Shares are then traded.

“Transaction Bonuses” means the amount of transaction bonuses (expressed as a positive number), determined in accordance with the terms and conditions set forth on Section 1.01(c) of the Company Disclosure Schedules, that are payable by the Company to the individuals recommended by the chief executive officer of the Company to Globetrotter and FPAC, and approved in writing by Globetrotter and FPAC.

“Transaction Bonuses Adjustment” has the meaning specified in Section 1.01(c) of the Company Disclosure Schedules (expressed as a positive number).

“Transaction Documents” means the Certificate of Merger, the PIPE Agreements, the Founder Shares Surrender Agreement, the Registration Rights Agreement, the Relationship Agreement, the Shareholders Agreement, the Third-Party Beneficiary Letter Agreement, the Voting and Support Agreement and such other agreements and documents contemplated by this Agreement, as amended, modified or supplemented from time to time.

“Transaction Proposal” has the meaning specified in Section 9.02(c).

“Transactions” means the transactions contemplated by this Agreement and the PIPE Agreements to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” has the meaning specified in Section 9.04(a).

“Transferred Company Shares” has the meaning specified in Section 2.01(a).

“Transferred Portion Company Shares” has the meaning specified in Section 2.01(b).

“Transferred Remaining Company Shares” has the meaning specified in Section 2.01(c).

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaudited Financial Statements” has the meaning specified in Section 3.07(a).

“UNSC” has the meaning specified in Section 3.10(e).

“Updated Allocable Share” means, with respect to any Person, the Allocable Share such Person would have had if the Final Total Consideration had been known immediately before the Management Rollup, as will be set forth in the Updated Allocable Share Notice.

“Updated Allocable Share Notice” has the meaning specified in Section 2.19(f).

“US Holdco” has the meaning specified in the preamble hereto.

“US Merger Sub” has the meaning specified in the preamble hereto.

“Value Per New Topco Share” means the amount expressed in Euros equal to the product of (i) $10.00 divided by (ii) the Exchange Rate.

“VAT” means value-added tax.

“Voting and Support Agreement” has the meaning specified in the recitals hereto.

“VWAP” means, for any security as of any date(s), the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (with “Market” function set to “VWAP”, “Currency” function set to “USD”, and “Period” function set to “Daily”; the resulting VWAP is shown next to the “Average” label).

“Warrant Agreement” means that certain Warrant Agreement, dated as of June 11, 2018.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Working Capital” means the consolidated current assets of the Company and its Subsidiaries minus the consolidated current liabilities of the Company and its Subsidiaries, in each case determined in accordance with the Accounting Principles Annex. Notwithstanding the foregoing, “Working Capital” shall not include any amounts reflected in Cash, Indebtedness, Company Transaction Expenses or Transfer Taxes.

“Working Capital Adjustment” means either (a) the amount (if any) by which the Working Capital as of the Adjustment Date exceeds the Target Working Capital Amount (expressed as a positive number) or (b) the amount (if any) by which the Target Working Capital Amount exceeds the Working Capital as of the Adjustment Date (expressed as a negative number).

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the Data Room or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h) The phrase “nationally recognized” when used herein, unless otherwise specified, means nationally recognized in the United States.

1.03 Knowledge. As used herein, the phrase “to the knowledge” (and similar phrases) shall mean the actual knowledge (after due inquiry) of, (a) in the case of the Company, Jacques Stern, Loic Jenouvrier and Jeremy Henderson-Ross, (b) in the case of the Seller Parties, New Topco, US Holdco and US Merger Sub, Christian Lucas, Joseph Osnoss and Ulf Pagenkopf, and (c) in the case of FPAC, Thomas Farley and David Bonanno.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding New Topco Shares, Company Shares or shares of FPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including Dollar or Euro value, but excluding changes in value as a result of exchange rate movements) or amount contained herein which is based upon the number of New Topco Shares, Company Shares or shares of FPAC Common Stock will be appropriately adjusted to provide to the holders of Company Shares and the holders of FPAC Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit FPAC, New Topco, the Company, US Holdco or US Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE II

CONTRIBUTION; THE MERGER; CLOSING

2.01 Contribution of Company Shares to New Topco.

(a) Contribution and Exchange of Company Shares. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Merger Effective Time and substantially concurrently with the closing of the Secondary PIPE Investment pursuant to the Secondary PIPE Agreements and the Contribution Agreements, each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, shall contribute to New Topco, free and clear of all Liens (other than general restrictions on transfer under applicable securities laws and Liens granted by the Company to any lender at the Closing in connection with any financing by the Company of the transactions contemplated hereby), all right, title and interest of such Company Shareholder in and attaching to an aggregate number of issued and outstanding Company Shares owned by such Company Shareholder (for all such Company Shareholders, the “Transferred Company Shares”) equal to (i) such Company Shareholder’s Allocable Share of the Stock Consideration Value divided by the Company Equity Value Per Share plus (ii) such Company Shareholder’s Allocable Share of the Convertible Preferred Shares Value divided by the Company Equity Value Per Share. In particular each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, agrees to (i) subscribe for its Allocable Share of the Stock Consideration and Convertible Preferred Shares, (ii) enter into a Contribution Agreement with New Topco regarding the contribution of its Transferred Company Shares in exchange for the issuance of its Allocable Share of the Stock Consideration and Convertible Preferred Shares and (iii) undertake all such further steps as are necessary to effect the transfer of ownership of the Transferred Company Shares to New Topco and the valid issuance of the Stock Consideration and the Convertible Preferred Shares, respectively. New Topco shall undertake all corporate steps required to increase its share capital to reflect the issuance of the Stock Consideration and Convertible Preferred Shares (the “Company Share Capital Increase”) and to register the Company Share Capital Increase in the Commercial Register of the Canton of Zurich, Switzerland (“Commercial Register”). Promptly upon registration of the Company Share Capital Increase in the Commercial Register pursuant to this Section 2.01(a) at the Closing, New Topco shall issue and allot to each Company Shareholder its Allocable Share of the Stock Consideration, the number of shares of which are subject to post-Closing adjustment pursuant to Section 2.19, and of the Convertible Preferred Shares.

(b) Sale of a Portion of Company Shares. Immediately following the consummation of the contribution and exchange of the Transferred Company Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, shall sell, convey, transfer, assign and deliver to New Topco, free and clear of all Liens (other than general restrictions on transfer under applicable securities laws and Liens granted by the Company to any lender at the Closing in connection with any financing by the Company of the transactions contemplated hereby), all right, title and interest of such Company Shareholder in and attaching to an aggregate number of issued and outstanding Company Shares owned by such Company Shareholder (for all such Company Shareholders, the “Transferred Portion Company Shares”) equal to such Company Shareholder’s Allocable Share of the Primary PIPE Investment Amount divided by the Company Equity Value Per Share. In exchange for the sale, conveyance, transfer, assignment and delivery of the Transferred Portion Company Shares by the Company Shareholders pursuant to this Section 2.01(b), at the Closing, New Topco shall pay to each Company Shareholder the amount equal to its Allocable Share (for purposes of this Section 2.01(b), Allocable Share shall be determined after giving effect to the provisions of Section 2.01(a) and excluding Transferred Company Shares held by New Topco) of the product of the Primary PIPE Investment Amount multiplied by the Exchange Rate. Such amount shall be paid in Dollars by wire transfer of immediately available funds to the account or accounts specified in writing by the GB Shareholders’ Representative to New Topco, which specified account information shall be delivered no later than one (1) Business Day prior to the Closing Date.

(c) Sale of Remaining Company Shares. Immediately following the consummation of the sale of the Transferred Portion Company Shares, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each of Globetrotter, Cayman Holdings and the Management Representative, on behalf of all Management Sellers, shall sell, convey, transfer, assign and deliver to New GmbH and New Topco (in each case as specified pursuant to the notice referred to below in this Section 2.01(c)), free and clear of all Liens (other than general restrictions on transfer under applicable securities laws and Liens granted by the Company to any lender at the Closing in connection with any financing by the Company of the transactions contemplated hereby), all right, title and interest of such Company Shareholder in and attaching to the remaining issued and outstanding Company Shares owned by such Company Shareholder (for all such Company Shareholders, the “Transferred Remaining Company Shares”). In exchange for the sale, conveyance, transfer, assignment and delivery of the Transferred Remaining Company Shares by the Company Shareholders pursuant to this Section 2.01(c), at the Closing, New Topco shall pay and / or cause New GmbH to pay to each Company Shareholder in accordance with Section 2.07 the amount equal to such Company’s Shareholder’s Allocable Share (for purposes of this Section 2.01(c), Allocable Share shall be determined after giving effect to the provisions of Section 2.01(a) and excluding Transferred Company Shares held by New Topco) of the product of the Outstanding Consideration multiplied by the Exchange Rate. No later than one (1) Business Day prior to the Closing Date, the GB Shareholders’ Representative shall provide written notice to Globetrotter, Cayman Holdings and the Management Representative specifying the number of Transferred Remaining Company Shares to be transferred to each of New GmbH (which amount shall be determined by reference to the amount of a loan to be made by FPAC to New GmbH, which loan amount shall be mutually agreed between FPAC and the GB Shareholders’ Representative no later than the time of delivery of such notice) and New Topco.

2.02 Issuance of New Topco Shares. Unless otherwise determined by the board of directors of New Topco following the Closing, all New Topco Shares shall be uncertificated, with record ownership reflected on the books and records of New Topco.

2.03 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and following the consummation of the transactions contemplated by Section 2.01, New Topco, US Holdco and US Merger Sub shall cause US Merger Sub to be merged with and into FPAC (the “Merger”), with FPAC being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Delaware Company”) and a wholly-owned subsidiary of US Holdco following the Merger and the separate corporate existence of US Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between US Merger Sub and FPAC (the “Certificate of Merger”), such Merger to be consummated immediately upon filing of the Certificate of Merger or at such later time as may be agreed by FPAC and the Company in writing and specified in the Certificate of Merger (the “Merger Effective Time”).

2.04 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of US Merger Sub shall vest in the Surviving Delaware Company, and all debts, liabilities and duties of US Merger Sub shall become the debts, liabilities and duties of the Surviving Delaware Company.

2.05 Contribution to New GmbH. Following the Merger, New Topco shall contribute to New GmbH all right, title and interest of New Topco in and attaching to the aggregate amount of issued and outstanding Transferred Company Shares, Transferred Portion Company Shares and Transferred Remaining Company Shares owned by New Topco.

2.06 Liquidation of US Holdco. Following the Merger, US Holdco shall liquidate.

2.07 Payment of Outstanding Consideration. Following the liquidation of US Holdco, (i) New GmbH shall borrow a certain amount of funds from the Surviving Delaware Corporation, (ii) the Surviving Delaware Corporation will distribute a certain amount of funds to New Topco, and (iii) immediately following (i) and (ii) New GmbH and New Topco will pay the Outstanding Consideration to the Company Shareholders in accordance with Section 2.01(c) (such amount shall be paid in Dollars by wire transfer of immediately available funds).

2.08 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 and Section 2.03, including the Merger, shall take place electronically through the exchange of documents via e-mail on the date which is four (4) Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as FPAC and the GB Shareholders’ Representative may mutually agree in writing. If all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), except for the condition in Section 10.01(a) with respect only to the approval set forth in Section 10.01(a)(ii)(1) of the Company Disclosure Schedules (the “Specified Condition” and the date when all such conditions have been satisfied or waived (other than the Specified Condition) the “Other Condition Satisfaction Date”), then at any time after the later of (i) May 30, 2020 and (ii) the date that is one (1) month after the Other Condition Satisfaction Date, either FPAC or the GB Shareholders’ Representative may waive the Specified Condition by written notice to the other; provided that, if the Other Condition Satisfaction Date is on or after July 31, then either FPAC or the GB Shareholders’ Representative may waive the Specified Condition by written notice to the other on or before August 21, 2020. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the Company and US Merger Sub shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL. At and in anticipation of the Closing, the parties shall cooperate to effectuate the transactions set forth on Exhibit B consistent with the timeframe set forth on  Exhibit B.

2.09 Certificate of Incorporation and Bylaws of the Surviving Delaware Company. At the Merger Effective Time, (i) the certificate of incorporation of FPAC as in effect immediately prior to the Merger Effective Time shall be amended and restated as set forth in the Certificate of Merger, until thereafter amended in accordance with its terms and as provided by the DGCL, and (ii) the bylaws of FPAC as in effect immediately prior to the Merger Effective Time shall be amended and restated to be in the form of the bylaws of US Merger Sub in effect immediately prior to the Merger Effective Time (with such changes thereto as may be agreed upon by the GB Shareholders’ Representative and FPAC), except that references to the name of US Merger Sub shall be replaced with references to the name of FPAC, until thereafter amended as provided therein or by the DGCL.

2.10 Directors and Officers of the Surviving Delaware Company. Immediately prior to the Merger Effective Time, each of New Topco, US Holdco and US Merger Sub shall cause the individuals set forth on Schedule 2.10 of the Company Disclosure Schedules (provided, that, with respect to each such individual, he or she is capable of serving) to be designated or appointed as the directors and officers of US Merger Sub immediately prior to the Merger Effective Time, and such individuals shall be the directors and officers of the Surviving Delaware Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

2.11 Conversion of Shares of FPAC Common Stock and US Merger Sub Stock.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any FPAC Stockholder, each share of FPAC Common Stock (an “FPAC Common Share”) that is issued and outstanding immediately prior to the Merger Effective Time (other than any Excluded Shares, which shall not constitute “FPAC Common Shares” hereunder), shall thereupon be converted into, and the holder of such FPAC Common Share shall be entitled to receive from the Exchange Agent (who shall act on behalf of the holders of FPAC Common Shares entitled to the Per Share Merger Consideration), for each share of FPAC Common Share, one New Topco Share (the “Per Share Merger Consideration”). All of the shares of FPAC Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.11(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate previously representing any such shares of FPAC Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of FPAC Common Stock shall have been converted in the Merger.

(b) At the Merger Effective Time, by virtue of the Merger and without any action on the part of New Topco, US Holdco or US Merger Sub, each share of common stock, par value $0.0001 per share, of US Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Delaware Company.

(c) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of Excluded Shares (other than Excluded Founder Shares), each Excluded Share (other than Excluded Founder Shares) shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(d) At the Merger Effective Time, by virtue of the Merger and without any action on the part of Founder, each Excluded Founder Share shall thereupon be converted into and become one share of common stock, par value $0.0001 per share, of the Surviving Delaware Company. For the avoidance of doubt, this Section 2.11(d) shall occur after transfer and contribution in kind of the Excluded Founder Shares to New Topco as set forth in Section  2.20(a).

2.12 Delivery of Per Share Merger Consideration.

(a) Prior to the Merger Effective Time, New Topco and FPAC shall appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be selected by New Topco and FPAC (the “Exchange Agent”) and shall act on behalf of the holders of FPAC Common Shares entitled to the Per Share Merger Consideration, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to New Topco and the FPAC for the purpose of (i) exchanging Certificates (if any) or uncertificated shares for the Per Share Merger Consideration payable in respect of the FPAC Common Shares and (ii) effecting the contribution in kind of newly issued membership interests of US Holdco to New Topco against the issuance of New Topco Shares, as contemplated by Exhibit B. As of the Merger Effective Time and, subject to and in accordance with the completion of the steps contemplated in Exhibit B, New Topco shall deposit with the Exchange Agent, for the benefit of the holders of the FPAC Common Shares, as consideration for the deliveries by the Exchange Agent pursuant to Exhibit B, and for exchange in accordance with this Section 2.12 through the

Exchange Agent, New Topco Shares issued pursuant to Section 2.11(a). All New Topco Shares deposited with the Exchange Agent pursuant to this Section 2.12 shall be referred to as the “FPAC Exchange Fund”.

(b) As soon as reasonably practicable after the Merger Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of FPAC Common Shares who has the right to receive the Per Share Merger Consideration hereunder: (i) a letter of transmittal in customary form to be approved by New Topco and FPAC (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated FPAC Common Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as New Topco and FPAC may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates held by any holder of FPAC Common Shares represented by Certificates. In the event a holder of FPAC Common Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Per Share Merger Consideration relating to such Certificate or uncertificated FPAC Common Share unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each Certificate or uncertificated FPAC Common Share shall at any time after the Merger Effective Time represent only the right to receive, upon compliance with these requirements, the Per Share Merger Consideration pursuant to Section 2.11 and this Section 2.12. The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of FPAC Common Shares receiving any portion of the Per Share Merger Consideration.

(c) Upon receipt of a Letter of Transmittal (accompanied with all Certificates representing FPAC Common Shares of the holder of such FPAC Common Shares, to the extent such FPAC Common Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by New Topco, the holder of such FPAC Common Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration into which such FPAC Common Shares have been converted pursuant to Section 2.11(a) in book-entry from. Until surrendered as contemplated by this Section 2.12(c), each FPAC Common Share shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration which the holders of FPAC Common Shares were entitled to receive in respect of such shares pursuant to this Section 2.12(c).

(d) Concurrently with the Closing, without any action of the FPAC Stockholders, New Topco and FPAC shall cause the Exchange Agent to deliver to the transfer agent the New Topco Shares and The Depository Trust Company book-entry shares representing the New Topco Shares issued to the FPAC Stockholders entitled to the Per Share Merger Consideration.

(e) All New Topco Shares delivered upon the surrender of FPAC Common Stock in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such FPAC Common Stock and there shall be no further registration of transfers on the stock transfer books of FPAC of the shares of FPAC Common Stock that were issued and outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, holders of FPAC Common Stock shall cease to have any rights as stockholders of FPAC, except as provided in this Agreement or by applicable Law.

2.13 Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by New Topco, the provision by such Person of a customary indemnity against any claim that may be made against New Topco with respect to such Certificate, in each case in a form approved by New Topco, and New Topco shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration, deliverable in respect thereof as determined in accordance with this Article II.

2.14 FPAC Warrants. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any holder of FPAC Warrants, each FPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to and in accordance with Section 4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such FPAC Warrant shall no longer entitle the holder thereof to purchase the amount of share(s) of FPAC Common Stock set forth therein and in substitution thereof such FPAC Warrant shall entitle the holder thereof to acquire such number of New Topco Shares per FPAC Warrant, subject to adjustments as provided in Section 4 and the last sentence of Section 3.1 of the Warrant Agreement, that such holder was entitled to acquire pursuant to the terms and conditions of the Warrant Agreement if the FPAC Warrant was exercised prior to the Transactions. The parties shall cause the Warrant Agreement to be amended or exchanged as of immediately prior the Merger Effective Time to the extent necessary to give effect to this Section 2.14, including adding New Topco as a party thereto, with the effect that FPAC Warrants outstanding immediately prior to the Merger Effective Time will be exchanged for warrants to purchase ordinary shares of New Topco.

2.15 Fractional Shares. No certificate or scrip representing fractional New Topco Shares shall be issued upon the surrender for exchange of FPAC Common Stock, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of New Topco.

2.16 Payments at Closing. At the Closing, New Topco will pay (or cause to be paid) by wire transfer of immediately available funds:

(a) on behalf of the Company, pay or cause to be paid the Payoff Amount to such account or accounts as the Company specifies to New Topco and FPAC in writing at least two (2) Business Days prior to the Closing Date;

(b) on behalf of the Company, pay or cause to be paid to such account or accounts as the Company specifies to New Topco and FPAC in writing at least two (2) Business Days prior to the Closing Date, the Closing Company Transaction Expenses;

(c) to Globetrotter or its Affiliate to such account or accounts as Globetrotter specifies to New Topco and the Company in writing at least two (2) Business Days prior to the Closing Date, an aggregate amount equal to the New Topco Formation Expenses and the Nominal Capital Expenses, provided that prior to New Topco paying Globetrotter or its Affiliate the Nominal Capital Expenses pursuant to this Section 2.16(c), FPAC shall have paid to New Topco and New Topco shall have received an aggregate amount equal to the Nominal Capital Expenses; and

(d) on behalf of FPAC, pay or cause to be paid to such account or accounts as FPAC specifies to New Topco and the Company in writing at least two (2) Business Days prior to the Closing Date, the aggregate amount of the FPAC Transaction Expenses.

2.17 Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered to FPAC a certificate, executed by an officer of the Company and dated as of the Closing Date, certifying that the conditions specified in Sections 10.02(a), 10.02(b) and 10.02(c) have been fulfilled.

(b) At the Closing, FPAC shall deliver or cause to be delivered a certificate, executed by an officer of FPAC and dated as of the Closing Date, certifying that the conditions specified in Sections 10.03(a) and 10.03(b) have been fulfilled.

2.18 Estimated Closing Statement. No later than the fourth (4th) Business Day prior to the Closing Date, the Company shall prepare in good faith and deliver to the GB Shareholders’ Representative and the FPAC

Shareholders’ Representative a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of (i) the Net Debt Difference (the “Estimated Net Debt Difference”), (ii) Total Consideration (such amount, the “Estimated Total Consideration”) and (iii) the Pre-Deal Dividend, including estimates of each component as set forth in their respective definitions together with reasonably detailed supporting documentation. If the FPAC Shareholders’ Representative in good faith disagrees with any portion of the Estimated Closing Statement, then the FPAC Shareholders’ Representative, until the second (2nd) Business Day prior to the Closing Date, may deliver a notice of such disagreement to the GB Shareholders’ Representative (the “Pre-Closing Notice of Disagreement”). The FPAC Shareholders’ Representative and the GB Shareholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Pre-Closing Notice of Disagreement, and in the event of any such resolution, the Estimated Closing Statement shall be prepared in accordance with such agreement of the FPAC Shareholders’ Representative and the GB Shareholders’ Representative. In the event of any failure by the FPAC Shareholders’ Representative to deliver any Pre-Closing Notice of Disagreement or the failure of the parties to resolve any differences with respect to matters specified in the Pre-Closing Notice of Disagreement such failure shall not affect, condition or delay the Closing and the Closing shall occur based upon the Company’s estimated amounts set forth in the Estimated Closing Statement as modified by the Pre-Closing Notice of Disagreement, as applicable.

2.19 Post-Closing Determination of Adjustment Amount.

(a) Within ninety (90) days after the Closing Date, New Topco shall prepare and deliver to the GB Shareholders’ Representative and the FPAC Shareholders’ Representative a statement (the “Closing Statement”), which sets forth New Topco’s good faith calculations of (i) the Net Debt Difference and (ii) Total Consideration, including each component as set forth in their respective definitions, along with reasonable supporting detail to evidence such calculations and explanations and assumptions for the calculation of such amounts. The Closing Statement and the definitions contained in this Agreement that relate to items presented on the Closing Statement shall be prepared on a basis consistent with the Accounting Principles Annex and IFRS consistently applied. When the Final Closing Statement is determined, the amount of the Net Debt Difference and the Total Consideration set forth therein will be the “Final Net Debt Difference” and the “Final Total Consideration”, respectively, and each component of Final Net Debt Difference and Final Total Consideration as set forth in their respective definitions shall also be final. The FPAC Shareholders’ Representative shall have a period of forty-five (45) days after the date it receives the Closing Statement from New Topco to deliver to the GB Shareholders’ Representative written notice of the FPAC Shareholders’ Representative’s disagreement with any item contained in the Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement and any proposed adjustment to such item (a “Notice of Disagreement”). During the forty-five (45) day period following the FPAC Shareholders’ Representative’s receipt of the Closing Statement, New Topco shall (i) permit the FPAC Shareholders’ Representative and its accountants and legal counsel to consult with the officers, employees, accountants and legal counsel of New Topco and/or its Subsidiaries as reasonable, and (ii) provide to the FPAC Shareholders’ Representative and its accountants and legal counsel reasonable access during normal business hours and under reasonable circumstances to all relevant books and records and any work papers (including those of New Topco’s accountants and auditors, subject to the execution of appropriate access letters and similar agreements with New Topco’s accountants and auditors) relating to the preparation of the Closing Statement. If a Notice of Disagreement is received by the GB Shareholders’ Representative, then the Closing Statement (as revised in accordance with clauses (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the parties on the earlier of the date (A) on which the FPAC Shareholders’ Representative and the GB Shareholders’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) all matters in dispute are finally resolved in writing by the Accounting Firm in accordance with Section 2.19(b). During the thirty (30) days following the GB Shareholders’ Representative’s receipt of a Notice of Disagreement, the GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall seek in good faith to resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, the Final Closing Statement shall be prepared in accordance with the agreement of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative.

(b) If the GB Shareholders’ Representative and the FPAC Shareholders’ Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following the GB Shareholders’ Representative’s receipt of such Notice of Disagreement (or such longer period as the GB Shareholders’ Representative and the FPAC Shareholders’ Representative may mutually agree in writing), such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, (i) KPMG, or (ii) in the event KPMG is (x) unable or unwilling to take such assignment or (y) not independent, the dispute resolution group of a nationally recognized independent accounting firm promptly and mutually agreed upon by the GB Shareholders’ Representative and the FPAC Shareholders’ Representative or, if the GB Shareholders’ Representative and the FPAC Shareholders’ Representative cannot promptly agree on an accounting firm within forty-five (45) days after timely delivery of a Notice of Disagreement, each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall promptly select a nationally recognized accounting firm and such two (2) accounting firms shall designate the dispute resolution group of a third nationally recognized accounting firm that is not presently engaged on material matters by either party or any of their respective Affiliates (which term for this purpose shall not include any portfolio company (as that term is generally understood in the private equity industry) of Globetrotter or its Affiliates). The “Accounting Firm” means either (x) KPMG, (y) the accounting firm so agreed to by the GB Shareholders’ Representative and the FPAC Shareholders’ Representative, or (z) the third accounting firm so selected by the two (2) accounting firms, in each case in accordance with this Section 2.19(b). The GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall submit to the Accounting Firm, as experts and not as arbitrators, for review and resolution all matters (but only such matters) that are set forth in the Notice of Disagreement which remain in dispute. The GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall instruct the Accounting Firm to select one (1) of its partners experienced in purchase price adjustment disputes to make a final determination of the Net Debt Difference and Total Consideration, including in each case each component of the Net Debt Difference and the Total Consideration as set forth in their respective definitions, calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. The GB Shareholders’ Representative and the FPAC Shareholders’ Representative shall instruct the Accounting Firm that, in resolving items in the Notice of Disagreement that are still in dispute and in determining the Net Debt Difference and Total Consideration, including in each case each component of the Net Debt Difference and the Total Consideration as set forth in their respective definitions, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the GB Shareholders’ Representative, on the one hand, or the FPAC Shareholders’ Representative, on the other hand, or (B) less than the smallest value for such item assigned by the GB Shareholders’ Representative, on the one hand, or the FPAC Shareholders’ Representative, on the other hand, (ii) make its determination in accordance with the guidelines and procedures set forth in this Agreement and a single written presentation submitted by each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative and a single written response of each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative to each such presentation so submitted, (iii) render a final resolution in writing to the GB Shareholders’ Representative and the FPAC Shareholders’ Representative (which final resolution shall be requested by the GB Shareholders’ Representative and the FPAC Shareholders’ Representative to be delivered not more than thirty (30) days following the initial submission of such disputed matters to the Accounting Firm), which, absent manifest error, shall be final, conclusive and binding on the parties with respect to the Net Debt Difference and Total Consideration, including in each case each component of the Net Debt Difference and the Total Consideration as set forth in their respective definitions, and (iv) provide a written report to the GB Shareholders’ Representative and the FPAC Shareholders’ Representative, if requested by either of them, which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. The fees and expenses of the Accounting Firm shall be borne by New Topco or a Subsidiary.

(c) The Closing Statement (as adjusted by the agreement of the parties or at the direction of the Accounting Firm, as applicable) shall be deemed final for the purposes of this Section 2.19 upon the earliest of the (i) failure of the FPAC Shareholders’ Representative to notify the GB Shareholders’ Representative of a dispute within forty-five (45) days after the FPAC Shareholders’ Representative receives the Closing Statement, (ii) resolution of all disputes, pursuant to Section 2.19(b), and (iii) resolution of all disputes, pursuant to Section 2.19(b), by the Accounting Firm.

(d) The Net Debt Adjustment Amount and the Consideration Adjustment Amount shall be determined as follows, in each case, within five (5) Business Days following the determination of the Final Closing Statement, in accordance with Section 2.19(b) or Section 2.19(c), as applicable:

(i) The “Net Debt Adjustment Amount” shall be equal to the Final Net Debt Difference, if any, and shall be settled in either cash (“Adjustment Cash”) or New Topco Shares (“Adjustment Shares for Net Debt Adjustment”), as detailed herein. If the Net Debt Adjustment Amount is a negative number, then New Topco shall pay or issue to Company Shareholders, as determined solely by the GB Shareholders’ Representative, an amount equal to the Net Debt Difference in either of (a) Adjustment Cash (expressed as a positive) or (b) Adjustment Shares for Net Debt Adjustment (expressed as a positive). If the Net Debt Adjustment Amount is a positive number, then New Topco shall redeem, and the Company Shareholders shall transfer, a corresponding amount of Adjustment Shares for Net Debt Adjustment (expressed as a negative).

(ii) The “Consideration Adjustment Amount” shall be an amount, if any, equal to the Final Total Consideration minus the Estimated Total Consideration and shall be settled in New Topco Shares (“Adjustment Shares for Consideration Adjustment”). If the Consideration Adjustment Amount is positive, then New Topco shall issue a corresponding amount of Adjustment Shares for Consideration Adjustment (expressed as a positive). If the Consideration Adjustment Amount is negative number, then New Topco shall redeem, and the Company Shareholders shall transfer, a corresponding amount of Adjustment Shares for Consideration Adjustment (expressed as a negative).

(e) When giving effect to (i) and (ii) of Section 2.19(d), New Topco shall consider the impact in the aggregate of such issuance and / or redemption, in which case the sum of Adjustment Shares for Net Debt Adjustment and Adjustment Shares for Consideration Adjustment shall represent the “Net Adjustment Shares”. If Net Adjustment Shares is (i) positive, then New Topco shall issue New Topco Shares to Company Shareholders subject to Section 2.19(g) or (ii) if Net Adjustment Shares is negative, then New Topco shall redeem, and the Company Shareholders shall transfer, for no consideration, New Topco Shares from Company Shareholders, in each case of (i) and (ii), in an amount equal to the Updated Allocable Share of Net Adjustment Shares and after having delivered to the Company Shareholders evidence that such issuances or redemptions, as applicable, have been reflected on the books and records of New Topco.

(f) The GB Shareholders’ Representative shall determine the Updated Allocable Share in accordance with the terms and conditions of the Management Shareholders Agreement and provide written notice (the “Updated Allocable Share Notice”) thereof to New Topco.

(g) For purposes of this Section 2.19, if Net Adjustment Shares is positive, then it shall be a condition to each Company Shareholder receiving its Updated Allocable Share of the Net Adjustment Shares that such Company Shareholder (i) execute and provide an original of a subscription form as required under Swiss law and (ii) pay to New Topco the nominal value (CHF 0.01) of each Net Adjustment Share to be issued and received by such Company Shareholder.

2.20 Founder Contingent Shares.

(a) At the Closing, immediately prior to the Merger Effective Time, and after the consummation of (i) the contribution of Transferred Company Shares per Section 2.01(a), (ii) the contribution of Transferred Portion Company Shares per Section 2.01(b), and (iii) the contribution of Transferred Remaining Company Shares per Section 2.01(c), the Founder shall contribute to New Topco the Excluded Founder Shares that are issued and outstanding immediately prior to the Merger Effective Time and, in consideration for such contributed Excluded Founder Shares, New Topco shall issue to Founder, and Founder shall direct New Topco to deliver such newly issued New Topco Shares to the Nominee (as defined below), to hold on behalf of the Founder, one New Topco Share for each contributed Excluded Founder Share (each share, the “FPAC Founder Contingent Share”); provided that, if the number of Redeemed Shares exceeds 20,000,000, then the Founder will forfeit the Excluded Founder Shares for no consideration, provided further, that if the number of Redeemed Shares exceeds 5,000,000 but is less than 20,000,000, the Founder will forfeit for no consideration a number of Excluded Founder Shares (rounded to the nearest whole number) equal to the product of (i) 2,500,000 multiplied by (ii) (A) the total number of Redeemed Shares minus 5,000,000 divided by (B) 15,000,000. The number of Founder Shares to be forfeited will correspondingly reduce the maximum number of potential FPAC Founder Contingent Shares that may be earned on the First Value Achievement Date and the Second Value Achievement Date.

(b) As promptly as practicable following the date hereof and in any event prior to the Closing, the GB Shareholders’ Representative, New Topco and the Founder shall reasonably cooperate to agree to and enter into a nominee agreement (the “Nominee Agreement”) with an independent nominee, which shall be a Swiss entity mutually agreed by the GB Shareholders’ Representative and the Founder (the “Nominee”). At the Closing, New Topco shall deliver the FPAC Founder Contingent Shares to the Nominee. The Nominee Agreement shall provide, among other things, that until the First Value Achievement Date and the Second Value Achievement Date with respect to the FPAC Founder Contingent Shares delivered to Founder on such dates as provided below, the Founder and the Nominee shall (i) not vote or transfer any of and (ii) waive any right to dividends with respect to, in each case, the FPAC Founder Contingent Shares. The Founder, with the prior written consent of the GB Shareholders’ Representative, shall instruct the Nominee to release the FPAC Founder Contingent Shares as follows:

(i) if, at any time following the Closing, the VWAP of New Topco Shares is greater than or equal to $12.50 for any twenty (20) Trading Days within any thirty (30) Trading Day period (such time when the foregoing is first satisfied, the “First Value Achievement Date”), the Nominee shall within fifteen (15) Business Days deliver to the Founder the number of New Topco Shares that would have been equivalent in value to 1,250,000 shares of FPAC Common Stock at the time of the Closing; and

(ii) if, at any time following the Closing, the VWAP of New Topco Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) Trading Day period (such time when the foregoing is first satisfied, the “Second Value Achievement Date”), the Nominee shall within fifteen (15) Business Days deliver to the Founder the number of New Topco Shares that would have been equivalent in value to 1,250,000 shares of FPAC Common Stock at the time of the Closing.

The New Topco Share price targets set forth in Section 2.20(b)(i) and Section 2.20(b)(ii) and the number of shares to be issued pursuant to Section 2.20(b)(i) and Section 2.20(b)(ii) shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting New Topco Shares after the date of this Agreement.

2.21 PIPE Investment Amount. The parties agree that no PIPE Agreement will be executed and delivered to the extent that the PIPE Investment Amount would exceed €250 million if the PIPE Investment thereunder were consummated, except with the prior written consent of the GB Shareholders’ Representative and FPAC.

2.22 Withholding. Each of FPAC, New Topco, the Company, the Surviving Delaware Company and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. FPAC shall give the Company at least fifteen (15) days prior written notice of any anticipated deduction or withholding (together with any legal basis therefor) to provide the Company with sufficient opportunity to provide any forms or other documentation from the applicable equity holders or take such other steps in order to avoid such deduction or withholding and shall reasonably consult and cooperate with the Company in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld pursuant to this Section 2.22. To the extent that FPAC, New Topco, the Company, the Surviving Delaware Company or their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person. In the case of any such payment payable to employees of the Company or its Affiliates prior to the Merger treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding..

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company represents and warrants to FPAC, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

3.01 Corporate Organization. The Company (i) is duly incorporated, (ii) is validly existing as a stock corporation (Aktiengesellschaft) under the laws of Switzerland, (iii) is in good standing (or has the equivalent status under the laws of Switzerland) and (iv) has all power and authority necessary to own, lease or operate its assets and property and to conduct its business as it is now being conducted. The Company is lawfully qualified or licensed to transact business in each jurisdiction in which business is conducted by it, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole. True, correct and complete copies of the Organizational Documents of the Company are contained in Folder 1.1 of the Data Room.

3.02 Subsidiaries.

(a) Section 3.02(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of the Company Subsidiaries. Each Company Subsidiary (i) is duly organized, (ii) is validly existing as a legal entity under the laws of the jurisdiction of its organization, (iii) is in good standing (or has the equivalent status under the laws of the jurisdiction of its organization) and (iv) has all power and authority necessary to own, lease or operate its assets and its property and to conduct its business as it is now being conducted, in each case, in all material respects. Each Company Subsidiary is lawfully qualified or licensed to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property require such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole. True, correct and complete copies of the Organizational Documents of each Company Subsidiary are contained in Folders 1.1 and 7.1 of the Data Room.

(b) As of the date hereof, except for any ownership interest in another member of the Group, no Group member owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

3.03 Due Authorization. The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all actions required to be taken for the due and proper authorization and execution by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Each Group member has full power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder, and all actions required to be taken for the due and proper authorization and execution by such Group member of each such Transaction Document and the consummation by it of the transactions contemplated thereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by each such Transaction Document, will have been duly and validly taken by the Closing. Assuming due authorization and execution by each other party to this Agreement and the Transaction Documents, this Agreement and the Transaction Documents constitute, or will constitute, as applicable, a legal, valid and binding obligation of each Group member party thereto, enforceable against each such Group member in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 of the Company Disclosure Schedules, the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement and the execution and delivery by each Group member of, and the performance by each Group member of its obligations under, each Transaction Document to which such Group member is a party will not (i) result in any violation of the provisions of the Articles of Association or other Organizational Documents of any Group member, (ii) materially conflict with or result in a material breach or violation of any of the terms or provisions of, or constitute a material default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of any Group member pursuant to, any Material Contract, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of the Company Subsidiaries is a party or by which any property or asset of the Company or any of the Company Subsidiaries is bound, or (iii) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over the Company or any of the Company Subsidiaries.

3.05 Governmental Authorities; Consents. No consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings are required to be obtained from any Governmental Authority or other action with any Governmental Authority required to be made by the Company for the execution and performance of its obligations under this Agreement, except (a) as set forth in Section 3.05 of the Company Disclosure Schedules, (b) as required pursuant to any applicable Antitrust Law and (c) any consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.06 Capitalization.

(a) The issued share capital of the Company consists of CHF 100,000. Section 3.06(a)(i) of the Company Disclosure Schedules sets forth, as of the date hereof, the number and class of issued and outstanding shares of capital stock of the Company, the record and beneficial owners thereof and the number and class of shares of capital stock held by each such record and beneficial owner, and, in the case of incentive equity awards outstanding as of the date hereof, on an individual by individual and grant by grant basis, the date of grant, number of awards granted, exercise price, purchase price or similar pricing (if applicable), vesting requirements, current vested/unvested status, and treatment in connection with the transactions contemplated by this Agreement. Except with respect to the PIPE Investment and the transactions contemplated by this Agreement, upon completion of the Management Rollup and the Restructuring, no Person other than the Seller Parties will own any of the issued and outstanding shares of capital stock of the Company. Based on the assumptions and qualifications set forth in Section 3.06(a)(ii) of the Company Disclosure Schedules, Section 3.06(a)(ii) of the Company Disclosure Schedules sets forth the number of shares of capital stock of the Company that would have been issued and outstanding immediately following the Management Rollup (and before the Restructuring or any other transactions contemplated hereby) if the Management Rollup had been completed on the date specified therein. All outstanding and issued shares or other equity interests of each Group member (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any preemptive rights, rights of first refusal or similar rights or Contract. Except as set forth in Section 3.06(a) of the Company Disclosure Schedules, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares or other equity interests of each Company Subsidiary free and clear of any Liens other than Permitted Liens.

(b) Except as set forth in Section 3.06(b)(i) of the Company Disclosure Schedules, there are no outstanding securities or rights convertible into or exchangeable for, or warrants, restricted stock units, performance stock units, stock appreciation rights, phantom stock, calls, rights or options, or agreements to grant warrants, restricted stock units, performance stock units, stock appreciation rights, phantom stock, calls, rights or options, to purchase, or obligations or commitments of any member of the Group to create, issue, sell or otherwise dispose of, any securities (or any such shares, warrants, rights, options or obligations) of any member of the Group. Except as set forth in Section 3.06(b)(ii) of the Company Disclosure Schedules, (i) there are no Contracts, rights issues, bonus issues of exchangeable or convertible bonds or bonds with warrants or other similar arrangements approved by any Group member’s board (or other governing body) or the shareholders of any Group member or issued by any Group member providing for the purchase or subscription of shares or other equity interests (or rights or securities exchangeable into shares or other equity interests) in any Group member; and (ii) there are no restrictions upon the voting rights or transfer of any of the shares or other equity interests in any Group member pursuant to applicable Law, any Group member’s Organizational Documents (including the Company’s articles of association (the “Articles of Association”)), organizational regulations, or other governing documents or any agreement or other instrument to which any Group member is a party or by which it may be bound.

3.07 Financial Statements.

(a) The audited consolidated special purpose financial statements (including the audited consolidated balance sheet and related statements of income, cash flows and changes in equity) for the year ended March 31, 2019 and containing the financial information for the years ended March 31, 2019, 2018 and 2017 (the “Company Audited Financial Statements”) of the Company, the audited consolidated financial statements (including the audited consolidated balance sheet and related statements of income, cash flows and changes in equity) as of and for the year ended March 31, 2017 (the “Predecessor Audited Financial Statements”) of Global Blue Investment & Co S.C.A. (the “Predecessor”) and the reviewed consolidated interim financial statements as of and for the six months ended September 30, 2019 (the “Unaudited Financial Statements”) of the Company, together with related notes, have been prepared in accordance with IFRS on a consistent basis throughout the periods involved, except as disclosed therein, and present fairly, in all material respects, the financial position, results of operations, cash flows and changes in shareholder equity of the Company and the Predecessor, as applicable, and their respective consolidated Subsidiaries, on the basis stated therein at the respective dates or for the respective periods to which they apply and were derived from, and accurately reflect in all material respects, the books and records of the Company and the Predecessor, as applicable, and their respective consolidated Subsidiaries (in the case of operating data). True, correct and complete copies of the Company Audited Financial Statements, the Predecessor Audited Financial Statements and the Unaudited Financial Statements are contained in Folder 2.2 of the Data Room.

(b) The books of account and other financial records of the Group have been kept accurately in all material respects in the ordinary course operation of the business of the Group, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Group have been properly recorded therein in all material respects. The Group has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of the Group are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Group, (iv) that the amount recorded for assets on the books and records of the Group is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since March 31, 2019, no member of the Group has received from its independent auditors any written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Group, (y) “material weakness” in the internal controls over financial reporting of the Group or (z) fraud, whether or not material, that involves management or other employees of the Group who have a significant role in the internal controls over financial reporting of the Group.

(c) Except as set forth in Folder 2.1 of the Data Room, no Group member is party to any Contract (including any material amendments or modifications thereof) with respect to any material Indebtedness.

3.08 Undisclosed Liabilities. There is no material liability, debt or obligation against any Group member that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with IFRS consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for in the Unaudited Financial Statements or disclosed in the notes thereto, (b) that have arisen since September 30, 2019 in the ordinary course of the operation of business of the Group consistent with past practice, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder or (d) that would not reasonably be expected to be material to the Group, taken as a whole.

3.09 Litigation and Proceedings. Except as set forth in Section 3.09 of the Company Disclosure Schedules, (a) no Group member is a party to any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings which, if successful, is likely to result in a cost, fine, benefit or value to the Group of €1,000,000 or more and (b) no litigation, arbitration, or other dispute resolution process or administrative or criminal proceedings which, if successful, is likely to result in a cost, fine, benefit or value to the Group of €1,000,000 or more is threatened by or, to the knowledge of the Company, against any Group member.

3.10 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole, in the three (3) years immediately preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries, has taken any action or omitted to take any action which is a contravention of any Law, regulation or the requirements of any Governmental Authority, or any of its posted policies or contractual obligations applicable to Personal Information, which continues to give rise to any fine, penalty, other liability or sanction on the part of the Company or any of the Company Subsidiaries and no unresolved written complaints have been received in respect of such matters.

(b) Except where the failure to be, or to have been, in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole, neither the Company, any Company Subsidiaries nor any of their respective officers, employees or associated persons (as defined in the UK Bribery Act 2010, or any equivalent under other legislation) has, in the three (3) years immediately preceding the date of this Agreement, engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010, the applicable provisions of the US Foreign Corrupt Practices Act of 1976 or equivalent legislation in any jurisdiction in which any Group member operates.

(c) In the five (5) years immediately preceding the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notices stating that it is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any material offence or alleged offence under any Law, including under, the UK Bribery Act 2010, the applicable provisions of the US Foreign Corrupt Practices Act 1976 or any equivalent anti-bribery or anti-corruption legislation in any jurisdictions in which any Group member operates.

(d) The operations of the Company and the Company Subsidiaries are and, in the five (5) years immediately preceding the date of this Agreement, have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of applicable anti-money laundering statutes of all jurisdictions where the Company or any of the Company Subsidiaries operates and which are applicable to the Company and the Company Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of the Company Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(e) Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any directors, officers or employee or agent is currently the subject or the target of any sanctions as applicable to the Company or the Company Subsidiaries administered or enforced by the US Government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company nor any of the Company Subsidiaries located, organized or resident in a country, region or territory that is the subject of Sanctions, including Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”). In the two (2) years immediately preceding the date of this Agreement, the Company and the Company Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, in each case in violation of Sanctions applicable to the Company or the Company Subsidiaries.

(f) The Group holds all Material Permits necessary or required by applicable Law for or in connection with the ownership or lease of any Group member’s material properties or the carrying on of its business, and, to the knowledge of the Company, all officers and representatives of the Group, and any other person employed in a capacity that involves them performing a regulated function on behalf of the Group in any jurisdiction in which the Group operates, hold all Material Permits necessary or required by applicable Law for or in connection with the carrying on of those roles.

(g) No member of the Group has received written notice of any proceedings pending and, to the knowledge of the Company, no proceeding is threatened that is reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any Material Permit held by a member of the Group or, to the knowledge of the Company, any officer or representative of the Group or any other person employed in a capacity that involves them performing a regulated function on behalf of the Group in any jurisdiction in which the Group operates.

(h) The Group’s anti-money laundering and sanctions policy, anti-bribery and corruption policy, competition law policy and whistleblowing policy are contained in Folder 10 of the Data Room and each member of the Group has duly implemented all such policies.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all Company Registered Intellectual Property including details of all registrations and pending applications of Intellectual Property for which a Group member is an owner, purported owner, registered owner, beneficial owner, or an applicant for registration. All Company Registered Intellectual Property is subsisting and unexpired, and to the knowledge of the Company, valid and enforceable in all material respects. The owner of record of each item of Company Registered Intellectual Property is the entity identified as the current assignee and owner thereof in Section 3.11(a) of the Company Disclosure Schedules. As of the date hereof, all necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in applicable jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property in their respective jurisdictions.

(b) To the knowledge of the Company, (i) no third party has infringed, misappropriated otherwise violated or is now infringing, misappropriating or otherwise violating any rights relating to the Owned Intellectual Property in any material respect; and (ii) there has been no inadvertent or unauthorized disclosure of any material confidential or non-public information included in the Company Intellectual Property. Neither the conduct of the business as presently conducted, nor the exploitation by the Group of the Company Owned Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property rights of a third party in any material respect. No Group member has received a written notice alleging that the activities of the Group infringe, misappropriate or otherwise violate any Intellectual Property of any third party, or has been involved in any dispute or proceeding relating to Intellectual Property or has received any offer in writing to license any third party Intellectual Property, in each case that has not since been resolved without any material obligations for the Group. The Owned Intellectual Property has not been and is not the subject of any outstanding injunction, judgement, order, decree, ruling, settlement or disposition of any dispute. To the knowledge of the Company, there exist no facts or circumstances which could reasonably provide the basis for any claim or assertion adversely affecting the ownership, use, right to use, enforceability or scope of any Owned Intellectual Property.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedules, the Group (i) owns all right, title and interest in and to the Owned Intellectual Property, free and clear of any Lien (other than Permitted Liens) or other material right of a third Person in respect of the Owned Intellectual Property and (ii) has a valid right to use all other Company Intellectual Property as currently used by the Group (provided that the foregoing representation will not be read as a representation of non-infringement). The consummation of the transactions contemplated by this Agreement will not directly impair or result in (i) the loss of any of the members’ rights in any material Owned Intellectual Property or (ii) FPAC or the Group being obligated to pay any royalties or other amounts to any Person in excess of those payable to them in the absence of this Agreement or the transactions contemplated hereby. None of the Owned Intellectual Property nor, to the knowledge of the Company, the Company Intellectual Property that is licensed to the Group, was developed by or on behalf of, or using grants or any other subsidies of any Governmental Authority.

(d) The Company has taken commercially reasonable actions intended to maintain and protect the confidentiality of any material confidential information and trade secret included in the Owned Intellectual Property. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, each former and current employee, officer, consultant or contractor of the Company or a Company Subsidiary who was involved in the creation or development of any material Owned Intellectual Property has executed a valid and enforceable agreement pursuant to which such Person has presently assigned to the Company all of such Person’s rights, title and interest in and to all Intellectual Property rights created or developed for Company or a Company Subsidiary and has agreed to waive and did waive all moral rights such person may have in any work in which copyright subsists of which such person is or was the creator or an author (“Proprietary Rights Agreement”), except where such an assignment or waiver is deemed to have occurred by operation of Law or, in the case of a lack of such express assignment, waiver or operation of Law, as would not, individually or in the aggregate, have a Material Adverse Effect. No former or current employee, officer, consultant, or contractor of the Company or any Company Subsidiary or entity engaged in development of Intellectual Property with the Company or any Company Subsidiary (i) has breached or has threatened to breach such Proprietary Rights Agreement in any material respect or (ii) has expressly excluded material works, inventions or any other Intellectual Property made prior to his, her or its employment, engagement or association with the Company or any Company Subsidiary from his, her or its assignment of Intellectual Property to the Company or any Company Subsidiary pursuant to a Proprietary Rights Agreement except in respect of a joint development agreement entered into in the ordinary course of business, wherein the parties to such agreement have agreed to not assign or transfer previously created background Intellectual Property and/or to jointly own Intellectual Property created pursuant to the joint development agreement wherein neither the withholding of background Intellectual Property from the Company nor the restrictions on the use of jointly developed Intellectual Property by the Company would have a Material Adverse Effect.

(e) Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, in the three (3) year period prior to the date hereof, (i) to the knowledge of the Company, there have been no material unauthorized access to or breaches of the information technology or computer systems (including all networks, platforms, Software, hardware, equipment, databases and data stored thereon, communications infrastructure and related systems and services used for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information and functions) used in or necessary for the business of the Group (the “IT Systems”), other than any such incidents that were resolved without material cost, liability or the duty to notify any Person; (ii) the Company and the Company Subsidiaries have taken commercially reasonable actions to protect the security of their material IT Systems; (iii) the Company owns or has a valid right to access all material IT Systems; and (iv) the IT Systems operate and perform in all material respects as required in connection with the operations of the business of the Company as currently conducted and do not, to the knowledge of the Company, contain any “viruses,” “worms,” “trojan horses,” “bugs,” “faults” or other routines, devices, errors, contaminants, effects or routines, in each case intended to disrupt, impair, or disable such IT systems. The Company has established, implemented and tested backup and disaster recovery policies, procedures and systems to reasonably prevent any material disruption or interruption to the conduct of the business of the Group.

(f) All Open Source Software used by the Company or a Company Subsidiary is set forth in Section 3.11(f) of the Company Disclosure Schedule. The Company and the Company Subsidiaries have not used Open Source Software in any manner that (i) requires the disclosure or distribution of any source code of any of the Group’s proprietary Software, (ii) requires the licensing of any Intellectual Property for the purpose of making derivative works or any other purpose, (iii) imposes any restriction on the consideration to be charged for the distribution of any Intellectual Property, (iv) creates, or purports to create, obligations on the Group with respect to any Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Intellectual Property or (v) imposes any other material limitation, restriction, or condition on the right of the Group to use or distribute any Intellectual Property (other than notice restrictions and customary covenants in such Open Source Software licenses). With respect to any Open Source Software that is or has been used by the Group in any way in the operation of its business, each applicable Group member has been and is in material compliance with all applicable licenses with respect thereto.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Schedule, none of the Company or any Company Subsidiaries or any other person acting on behalf of the Company or any of the Company Subsidiaries has disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow agent or other party of, any Company Source Code. No event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time or both) shall, or would reasonably be expected to, require the disclosure or delivery by the Company, any Company Subsidiary or any other party acting on behalf of the Company or any Company Subsidiary to any third party of any Company Source Code (other than to any escrow agent). The Company and the Company Subsidiaries do not currently have on deposit, are not (and are not subject to an obligation by which they would be) required to deposit, with an escrow agent or other third party, any Company Source Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, would reasonably be expected to result in the release of any Company Source Code from escrow.

(h) Other than third party Intellectual Property incorporated in the Company Products under which the Company has a valid written license, or other right to use, authorizing the Company’s current use of such

Intellectual Property, the Company owns all right, title and interest in and to the Company Products, including all Company Source Code, free and clear of all Liens except Permitted Liens. The Company and the Company Subsidiaries have taken commercially reasonable steps to ensure that all Software and Company Products are free of intentional defects or intentionally created contaminants, and to the knowledge of the Company, there are no material errors in any documentation associated with the proprietary Software owned by the Group or the Company Products.

3.12 Contracts; No Defaults.

(a) Section 3.12(a)of the Company Disclosure Schedules lists each of the following Contracts including any amendments thereto (x) to which any member of the Group is a party as of the date of this Agreement or (y) by which any member of the Group or any of their respective properties or assets are bound as of the date of this Agreement (collectively, together with any Contract required to be listed on Section 3.12(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) material Contracts that restrict or limit the ability of any member of the Group to engage in any line of business in any geographic area or to compete with any Person;

(ii) material Contracts that grant to any Person, other than a member of the Group, (A) most favored pricing provisions or (B) any exclusive rights, rights of first refusal, rights of first negotiation or other similar rights;

(iii) Contracts relating to stock purchases, stock options or similar plans (including any similar such plans relating to the equity securities of a Person that is a not a corporation);

(iv) Contracts under which any member of the Group has borrowed any money or incurred any Indebtedness from, or issued any note, bond, debenture or other evidence of Indebtedness to, or guaranteed Indebtedness of, any Person (other than any member of the Group), in any such case of which the outstanding principal balance or amount is in excess of €3,000,000 individually or €5,000,000 in the aggregate;

(v) Contracts that require the future acquisition from another Person or future disposition to another Person of assets, properties or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain “earn-out” or other continuing obligations with respect to any member of the Group, in any such case, that would reasonably be expected to result in payments in excess of €500,000 individually or €1,000,000 in the aggregate after the date of this Agreement or any merger or business combination with respect to any member of the Group (other than the Merger and other than purchases of equipment and inventory in the ordinary course of the business);

(vi) Contracts relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture (other than organizational documents of any Group member);

(vii) the (A) top twenty (20), by revenue, global accounts, merchants and department store agreement Contracts; (B) top five (5), by revenue, currency choice acquirer agreement Contracts; and (C) top ten (10), by cost, airport or refund agent agreement Contracts;

(viii) Contracts for the employment of, or the provision of services by, any officer, individual employee or other natural Person on a full time, part-time or other basis providing base salary in excess of €200,000, other than Contracts that are terminable on thirty (30) days’ or less notice without penalty or that do not provide severance or other obligations in connection with any termination;

(ix) collective bargaining agreements or any other Contracts with any labor union, works council or other labor organization;

(x) Contracts that generate (or are anticipated to generate) an annual net revenue or cost to the Group of €3,000,000 or more and would entitle any party thereto to terminate such Contract as a result of the execution or the performance of this Agreement;

(xi) Contracts requiring or providing for any capital expenditure in excess of €2,000,000 other than capital expenditures made in the ordinary course of business consistent with past practice;

(xii) material interest rate, currency, or other hedging Contracts of a speculative nature;

(xiii) settlement, conciliation or similar Contract entered into by any member of the Group in the last twelve (12) months providing for payment by any member of the Group in excess of €3,000,000 individually or imposing any material non-monetary obligations on any member of the Group;

(xiv) Contracts providing for indemnification by any member of the Group, except for any such Contract that is entered into in the ordinary course of business and is not material to the Group taken as a whole;

(xv) Contracts with any Governmental Authority;

(xvi) Company Affiliate Agreements; and

(xvii) Contracts relating to Company Intellectual Property that are subject to a restriction on a Group member’s exploitation of such Company Intellectual Property; in each case other than (a) non-exclusive licenses entered into in the ordinary course of business and (b) standard license and service agreements for commercially available software.

(b) Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term therein prior to the Closing Date, each Material Contract is a valid and binding agreement of the applicable member of the Group in all material respects and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law). The applicable Group member(s) and, to the knowledge of the Company, each other party to each Material Contract have performed all material obligations required to be performed by it under such Material Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would materially violate, materially conflict with or result in a material breach of or default under, or give rise to any right of termination, modification, amendment, cancellation or acceleration under, any Material Contract. As of the date of this Agreement, no Group member or, to the knowledge of the Company, any other party thereto, is in or has received written notice of any material breach or default under any such Material Contract.

3.13 Employees and Labor.

(a) Folder 14 of the Data Room contains: (i) a summary of the current material terms of all current recognition, procedural, collective or other agreements between the Group and any trade union, works council or other body representing the employees (or any of them); and (ii) a summary of the maximum awards which may be awarded under all general bonus schemes applicable to any employees/consultants and for which any Group member is required to provide. Folder 14 of the Data Room contains the employment agreements used by the Group for employees who are participants in the management equity incentive plan.

(b) No Group member has, in the one year immediately preceding the date of this Agreement, been a party to, or has been obliged to be a party to, any consultation in relation to any collective redundancies made pursuant to section 188 of the Trade Union and Labour Relations (Consolidation) Act 1992 of the United Kingdom (or under any equivalent or analogous legislation in any other jurisdiction).

(c) No Group member recognizes any trade union or other body representing the Group’s employees for the purpose of collective bargaining or other negotiating purposes.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, no member of the Group has, in the two (2) years immediately preceding the date of this Agreement, been a party to any disputes, claims, legal proceedings, or complaints under any applicable employment legislation or otherwise (collectively, “Proceedings”) between any Group member and any employees of the Group (or any trade union or appropriate representatives), and to the knowledge of the Company, there are no facts or circumstances, which would reasonably be expected to give rise to any Proceedings.

(e) No Group member has made any loan or advance to any employee or past or prospective employee in excess of €500,000 which remains outstanding as at the date of this Agreement.

(f) No Group member has, in the one year immediately preceding the date of this Agreement, been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 of the United Kingdom) (or any similar arrangement under any equivalent or analogous legislation in any other jurisdiction).

(g) The consummation of the Merger shall not entitle any employee or individual engaged by any member of the Group to terminate his or her employment or engagement or receive any payment or other benefit (except for the Transaction Bonuses).

3.14 Pensions.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, there is not in operation, and no proposal has been announced to enter into or establish, any agreement or arrangement for the payment by a member of the Group of, or payment by a member of the Group of a contribution towards, a pension, allowance or lump sum on retirement or death for the benefit of a Relevant Employee or a Relevant Employee’s dependents, For the purposes of this paragraph, “Relevant Employee” means a director, manager, employee, or former director, manager or employee, of a member of the Group.

(b) Each member of the Group has paid all material contributions which have fallen due for payment by such company under each Pension Scheme in accordance with regulatory requirements, and no material amount due from a member of the Group to a Pension Scheme is unpaid.

(c) Each member of the Group has paid any insurance premiums which have fallen due for payment by it to any life assurance schemes.

(d) No assurance, promise or guarantee has been made or given to any individual of a particular level or amount of benefits to be provided for or in respect of him under any Pension Scheme on retirement, death or leaving employment (other than insured lump sum death benefits).

(e) No member of the Group has, in the one year preceding the date of this Agreement, received any written notice alleging that it is not in material compliance with all applicable Laws, regulations and government taxation and funding requirements relating to each Pension Scheme. There are no material legal proceedings or other dispute pending or, to the knowledge of the Company, threatened concerning the Pension Schemes.

(f) Each Pension Scheme is provided for and funded in accordance with local accounting practice and principles applicable to it and no member of the Group participates in or has ever participated in any pension scheme with an unfunded pension liability.

(g) Each member of the Group has materially complied with the employer obligations under any applicable automatic enrolment requirements in respect of any pensions schemes as required by Law.

3.15 Data Privacy.

(a) Each member of the Group has complied in all material respects with all applicable data privacy and data protection laws, including the General Data Protection Regulation 2016/679 and the Data Protection Act 2018 (or under any equivalent or analogous legislation in any other jurisdiction) (“Data Protection Legislation”) relating to or pertaining to data security, including maintaining all necessary notifications and registrations, and paying all applicable data protection fees.

(b) No Group member has been, and each Group member is not currently, in breach in any material respect of any data security reporting or notification requirements under any law, regulation or mandatory code, and, to the knowledge of the Company, there are no facts or matters which would reasonably be expected to give rise to any such breach.

(c) No Group member has received any written notice alleging non-compliance with any Data Protection Legislation and no order against any Group member for the rectification, blocking, erasure or destruction of any data under any Data Protection Legislation has been received by any Group member.

3.16 Taxes. Except as set forth in Section 3.16 of the Company Disclosure Schedules:

(a) All material Tax Returns required by Law to be filed by the Company or the Company Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and are true, complete and correct in all material respects.

(b) All material amounts of Taxes shown due on any Tax Returns of the Company and the Company Subsidiaries and all other material amounts of Taxes owed by the Company and the Company Subsidiaries have been duly and timely paid. The Company and each Company Subsidiary has adequately provided for, in its books of account and related records, all liabilities for all material unpaid Taxes (such unpaid Taxes consisting solely of current Taxes not yet due and payable) to the extent required by IFRS. There are no material Liens (other than Permitted Liens) on any of the stock, assets or properties of the Company or any Company Subsidiary, in each case, with respect to Taxes.

(c) Each of the Company and the Company Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, (ii) maintained all required records with respect thereto, and (iii) remitted such amounts required to have been remitted to the appropriate Governmental Authority within the time and manner prescribed by Law.

(d) Neither the Company nor any of the Company Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to a material amount of Taxes and there are no administrative or judicial proceedings currently pending with respect to any such Taxes. Neither the Company nor any of the Company Subsidiaries has received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where neither the Company nor any of the Company Subsidiaries files Tax Returns that any such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of either the Company or any of the Company Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e) To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f) Neither the Company nor any Company Subsidiary is party to or bound by (i) any Tax sharing, Tax allocation, Tax indemnification or similar Contract or arrangement that is currently in effect, or (ii) any Contract or arrangement under which the Company or any Company Subsidiary is liable for any Taxes of another Person, except, in each case, for any such Contracts that are commercial contracts not primarily relating to Taxes.

(g) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date (i) a binding agreement with a Taxing Authority or with any Governmental Authority in respect of Taxes, (ii) an installment sale or open transaction, (iii) a prepaid amount, or (iv) a change in the accounting method of the Company or any Company Subsidiaries.

(h) All material related party transactions involving the Company or any Company Subsidiary are in material compliance with the arm’s length standards of applicable Tax Laws.

(i) Assuming that (i) the Management Rollup is executed as of April 30, 2020, at an assumed sum of Pre-Deal Dividend and Total Consideration equal to €1,650 million, (ii) the gains realized by Management Sellers on the disposal of their shares are taxed at capital gain tax rates and are not requalified and taxed as employment income, and (iii) the shares allocated to the Management Sellers from the employee benefit trust will be subject to tax at the highest marginal rates, the social security payable by the Global Blue Group in relation to the Management Rollup is estimated to be around €750,000.

(j) The Company’s Capital Contribution Reserves at December 31, 2019 equaled CHF 460,000,000. This amount will be reduced as a result of the dividend that is expected to be paid by the Company prior to Closing. To the knowledge of the Company, the Company expects that immediately after Closing the Capital Contribution Reserve of New Topco will be not less than the Capital Contribution Reserve of the Company immediately prior to Closing, but the final amount of Capital Contribution Reserve at the level of New Topco is subject to confirmation from the Swiss federal Tax authorities which will be applied for by way of a tax ruling sought with Swiss federal Tax authorities prior to Closing, and the actual level of New Topco’s Capital Contribution Reserve may therefore ultimately be lower.

(k) This Section 3.16 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 3.16 shall be construed as providing a representation or warranty with respect to (i) any taxable period (or portion thereof) beginning following the Closing Date (other than with respect to Sections 3.16(f) and 3.16(g)) or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

3.17 Brokers’ Fees. Except as set forth in Section 3.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, the Company Subsidiaries or any of their Affiliates for which the Company or any of the Company Subsidiaries has or, upon the Closing, would have, any obligation.

3.18 Insurance. Folder 11 of the Data Room contains true, correct and complete copies of all material insurance policies to the Group, taken as a whole (collectively, the “Policies”). Each Policy is in full force and effect, except for expirations in the ordinary course of business consistent with past practice, and all premiums with respect thereto covering all periods up to the Closing will be paid in the ordinary course of business consistent with past practice and, except as Fairly Disclosed in Folder 11 of the Data Room, (a) there is no material claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed, in each case, in writing by the underwriters of such Policies, (b) no member of the Group has received written notice of cancellation, termination, material reduction in coverage or disallowance or material increase in premium (other than with respect to directors’ and officers’ liability insurance in connection with the

Transactions or ordinary course increases that are not material to the Group taken as a whole) of any insurance policy that is held by, or for the benefit of, any member of the Group, (c) no member of the Group is in default under any Policy, or to the knowledge of the Company, has taken any action or failed to take any action that would constitute a breach or default (with or without the giving of notice or lapse of time or both) under such Policy and (d) all claims under any Policy have been timely filed.

3.19 Real Property; Assets.

(a) The Leased Real Properties comprise all the material land and buildings leased, occupied or used by the Group or in respect of which any Group member has any interest, right or liability. No Group member owns any real property.

(b) Except as would not, individually or in the aggregate, be material to the Group, taken as a whole, (i) no Person other than a Group member occupies or uses, or has a right to occupy or use, any of the Leased Real Properties, (ii) no one is in adverse possession of any of the Leased Real Properties, (iii) in the three (3) years immediately preceding the date of this Agreement, no Group member has received written notice (which notice is still outstanding) of any breach of any covenant, restriction, stipulation or other encumbrance condition or obligation (whether statutory or otherwise) affecting any Leased Real Properties, (iv) no Group member has, in the three (3) years immediately preceding the date of this Agreement, received any written notice (including statutory notice) of any dispute, liabilities, claims or demands relating to or in respect of any Leased Real Properties or its use, and (v) the current use of each of the Leased Real Properties is permitted under all applicable Planning Acts (and relevant Material Leases) and appurtenant to each of the Leased Real Properties are all rights and easements necessary for their current use and enjoyment (without restriction as to time or otherwise).

(c) None of the Leased Real Properties is subject to the payment of outgoings in excess of €1,000,000 per annum other than rent, insurance rent and service charges reserved or payable under each relevant Material Lease and, except as Fairly Disclosed, all have been paid when due and none is disputed.

(d) All rent and other sums payable by each Group member that is a tenant, licensee or occupier under a Lease of a corporate office (other than Leases involving airport relationships) in Austria, Singapore, Eysins (Switzerland), and Bratislava (each, a “Material Lease”) have been paid as and when due and none has been commuted, waived or paid in advance of the due date for payment and there is no rent review pending in respect of any Material Lease.

(e) Except as Fairly Disclosed, no default or breach by any Group member or, to the knowledge of the Company, any other party thereto, presently exists under any Material Lease. No member of the Group has, in the three (3) years immediately preceding the date of this Agreement, received any written notice alleging a breach of any Material Lease that has not been resolved.

(f) Each Material Lease is a legal, valid, binding and enforceable obligation of the Group member party thereto and, to the knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(g) Folder 9 of the Data Room contains true, correct and complete copies of all Material Leases (including all modifications and amendments thereto and guaranties and renewals thereof). Each Material Lease is in full force and effect and none have been amended, modified, supplemented, terminated or cancelled except to the extent that such amendments, modifications, supplements, terminations or cancellations are Fairly Disclosed by the copies of same contained in Folder 9 of the Data Room.

(h) Neither the Company nor any Company Subsidiary has any actual material residual or contingent liability in respect of any land, buildings or property that it may have previously owned, occupied, or used or in respect of which it has acted as guarantor or provided an indemnity.

(i) The Group has good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold or license interests in, all of the material items of tangible and intangible assets that are purported to be owned, leased or licensed by the Group, in each case free and clear of any and all Liens (other than Permitted Liens). All such items of tangible and intangible assets that are material to the operation of the Group’s business are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable and fit for the purposes used.

(j) The tangible and intangible assets owned, leased or licensed by the Group constitute all of the material assets (a) necessary for the Group to carry on its business as currently conducted and (b) immediately after the Closing, necessary for the Group to continue to operate and conduct its business in the manner and to the extent currently conducted.

3.20 Environmental Matters.

(a) Each Group member is, and at all times during the three (3) years immediately preceding the date of this Agreement, has been in compliance with all applicable Environmental Laws, except as would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole.

(b) Except as Fairly Disclosed in the Data Room, there is no litigation or proceedings arising under, pursuant to, or related to any Environmental Laws that is pending or, to the knowledge of the Company, threatened against any member of the Group, and in the three (3) years immediately preceding the date of this Agreement, no Group member has received any written notices stating that any is pending or has been threatened, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Group, taken as a whole.

(c) In the three (3) years immediately preceding the date of this Agreement, no Group member has received any written notice or other written communication alleging or specifying any material breach of, or material liability under, any Environmental Laws relating to the Group that has not been resolved.

(d) All material Environmental Permits required for the activities and operations of each Group member have been obtained and are being complied with in all material respects and, to the extent applicable, applications to renew such material Environmental Permits have been timely filed.

(e) No member of the Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liabilities of any other Person arising under Environmental Law.

(f) There has been no treatment, storage, disposal of, arrangement for or permission to dispose of, transportation, handling, Release or threatened Release of, exposure of any Person to, any Hazardous Substances by any member of the Group, or by any other Person at, on, under, from or through any property currently or formerly owned, leased, occupied or operated by any member of the Group or any of their predecessors in interest, in each case so as to result in any material liability of the Group under Environmental Law.

(g) Section 3.20(g) of the Company Disclosure Schedules sets forth all environmental assessments, reports, audits and other material environmental documents, if any, relating to any member of the Group, any property currently or formerly owned, leased, occupied or operated by any member of the Group, in each case, to the extent such materials are in the possession, custody or control of any member of the Group.

3.21 Absence of Changes.

(a) Since September 30, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company or any Company Subsidiaries that, individually or in the aggregate, constitutes a Material Adverse Effect.

(b) Since September 30, 2019, the Company and the Company Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

(c) Since September 30, 2019, except as specifically contemplated by this Agreement, (i) no Group member has declared, authorized, paid or made any dividend or other distribution of capital or income to any person who is not a member of the Group or a joint venture partner nor has any Group member reduced its paid-up share capital, (ii) no Group member has issued (or agreed to issue) any share or loan capital to any Person who is not a Group member, (iii) no resolution has been passed by the shareholders of any Group member (except for those representing the ordinary business of an annual general meeting or approving customary powers of attorney), (iv) no Group member has in any material respect changed its policies as to collection of trade creditors or payment of trade debtors, (v) other than in respect of any Permitted Financing, no Group member has incurred any material Indebtedness or repaid any material Indebtedness in advance of its stated maturity (in each case except to another Group member), and (vi) no Group member has made, or agreed to make, capital expenditures exceeding, or agreed to incur, any commitments involving capital expenditure exceeding in aggregate €1,000,000 (exclusive of VAT).

3.22 Affiliate Agreements. Except as Fairly Disclosed in Folder 3 of the Data Room, none of the Company or any of the Company Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of any Group member (other than employment agreements entered into in the ordinary course of business consistent with past practice); (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any Group member; or (c) Affiliate (other than transactions, agreements, arrangements or understandings exclusively between or among members of the Group), “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”). All Company Affiliate Agreements are on terms and conditions that approximate those terms and conditions had such arrangements been negotiated on an arm’s-length basis.

3.23 Proxy Statement/Prospectus. None of the information relating to the Company or the Company Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus, including for the avoidance of doubt the PCAOB Financial Statements, will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the FPAC Stockholders, at the time of the Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.23, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

3.24 Independent Investigation. The Company has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. The Company, together with its direct and indirect shareholders, has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of FPAC. In entering into this Agreement and any Transaction Documents to which it is a party, the Company relied solely upon its own review and analysis and the specific representations and warranties of FPAC expressly set forth in Article V and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article V. The Company acknowledges that, except for the representations and warranties expressly set forth in Article V none of FPAC, its Affiliates nor any of their respective directors, officers, employees, stockholders, partners, members or representatives (each a “Related Party” and collectively, the “Related Parties”) has made or makes, and the Company has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to the Company or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of FPAC delivered or made available to the Company or any of its Related Parties or lenders. The Company hereby acknowledges and agrees to the representation and warranty of FPAC set out in Section 5.26.

3.25 Stock Ownership. The Company is not an “interested stockholder” as such term is defined in the Certificate of Incorporation.

3.26 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article III, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article III, the condition of the assets, properties and rights of the Group shall be “as is, where is”. None of the Company’s Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to FPAC or its Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to FPAC or its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NEW TOPCO, US HOLDCO AND US MERGER SUB

Except as set forth in the Seller Disclosure Schedules, each of New Topco, US Holdco and US Merger Sub, as to itself and its Subsidiaries, represents and warrants to FPAC, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

4.01 Organization and Power. New Topco (a) is duly incorporated; (b) is validly existing as a stock corporation (Aktiengesellschaft) in good standing under the laws of Switzerland; (c) is not in liquidation or receivership and (d) has the corporate power and authority to own its property and to conduct its business as it is now being conducted. Each of US Holdco and US Merger Sub (a) is duly formed or incorporated, as applicable; (b) is validly existing as a limited liability company or corporation, as applicable, in good standing under the laws of Delaware; (c) is not in liquidation or receivership; and (d) has the power and authority to own its property and to conduct its business as it is now being conducted. Each of New Topco, US Holdco and US Merger Sub is lawfully qualified or licensed to transact business in each jurisdiction in which business is conducted by it, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to New Topco, US Holdco and US Merger Sub, taken as a whole. The organizational documents of each of New Topco, US Holdco and US Merger Sub Fairly Disclosed in Folders 1.1.15 to and including 1.1.18 of the Data Room are true, correct and complete and are in effect as of the date of this Agreement.

4.02 Due Authorization. Each of New Topco, US Holdco and US Merger Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all actions required to be taken for the due and proper authorization and execution by each of New Topco, US Holdco and US Merger Sub of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Assuming the due authorization and execution by each other party to this Agreement and the other Transaction Documents, this Agreement and the other Transaction Document to which New Topco, US Holdco or US Merger Sub is or will be a party constitutes, or will constitute, as applicable, a legal, valid and binding obligation of each of New Topco,

US Holdco and US Merger Sub, enforceable against each of New Topco, US Holdco and US Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.03 No Conflict. The execution and delivery by each of New Topco, US Holdco and US Merger Sub of this Agreement and each Transaction Document to which any of New Topco, US Holdco or US Merger Sub is a party, and the performance by each of New Topco, US Holdco and US Merger Sub of its obligations under this Agreement and each Transaction Document to which any of New Topco, US Holdco or US Merger Sub is a party, will not (a) conflict with or result in a breach or violation of any of the provisions of New Topco’s, US Holdco’s and US Merger Sub’s respective organizational documents or similar constitutional documents; (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of New Topco, US Holdco or US Merger Sub pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which New Topco, US Holdco or US Merger Sub is a party or by which any property or asset of New Topco, US Holdco or US Merger Sub is bound; or (c) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over New Topco, US Holdco or US Merger Sub, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on New Topco, US Holdco and US Merger Sub, taken as a whole.

4.04 Governmental Authorities; Consents. No consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings are required to be obtained from any Governmental Authority or other action with any Governmental Authority required to be made by New Topco, US Holdco or US Merger Sub for the execution and performance of its obligations under this Agreement, except (a) as set forth in Section 4.04 of the Seller Disclosure Schedules; (b) as required pursuant to any applicable Antitrust Law and (c) any consents, approvals, authorizations, designations, declarations, waivers, orders, registrations, clearances, endorsements, permits, qualifications or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on New Topco, US Holdco and US Merger Sub, taken as a whole.

4.05 Litigation and Proceedings. Except as Fairly Disclosed in the Data Room, there are no pending or, to the knowledge of New Topco, US Holdco or US Merger Sub, respectively, threatened Actions and there are no pending or, to the knowledge or New Topco, US Holdco or US Merger Sub, respectively, threatened investigations, in each case, against New Topco, US Holdco or US Merger Sub, or otherwise affecting New Topco, US Holdco or US Merger Sub, that (a) could reasonably be expected to adversely affect the ability of New Topco, US Holdco or US Merger Sub to consummate the transactions contemplated by this Agreement or the Transaction Documents; or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement or the Transaction Documents. None of New Topco, US Holdco or US Merger Sub is subject to any Action that relates to the business of, or any assets owned or used by, the Company or any of its Subsidiaries.

4.06 Capitalization.

(a) As of the date hereof, New Topco’s issued share capital consists of 10,000,000 New Topco Shares. All of the issued and outstanding New Topco Shares (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. US Holdco and US Merger Sub are the only Subsidiaries of New Topco. New Topco is the direct owner of, and has good and marketable direct title to, all the membership interests or other equity interests of US Holdco free and clear of any Liens other than Permitted Liens. All of the membership interests in US Holdco (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. US Merger Sub is the only subsidiary of US Holdco. US Holdco is the direct owner of, and has good and marketable direct title to, all the issued and outstanding shares or other equity interests of US Merger Sub free and clear of any Liens other than Permitted Liens. As of the date hereof, US Merger Sub’s authorized share capital consists of 10,000 shares of common stock, par value $0.0001 per share. All of the issued and outstanding shares in US Merger Sub (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Securities Laws; and (iii) were not issued in breach or violation of any preemptive rights or Contract. US Merger Sub has no Subsidiaries. Section 4.06(a) of the Seller Disclosure Schedules sets forth, as of the date hereof, the number and class of issued and outstanding shares of capital stock of New Topco, US Holdco and US Merger Sub.

(b) Except as will arise pursuant to this Agreement, there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase, or obligations or commitments of New Topco to create, issue, sell or otherwise dispose of, any securities (or any such shares, warrants, rights, options or obligations) of New Topco. Except as set forth in Section 4.06(b) of the Seller Disclosure Schedules, (i) there are no rights issues, bonus issues of exchangeable or convertible bonds or bonds with warrants or other similar arrangements approved by New Topco’s board or the shareholders of New Topco or issued by New Topco providing for the purchase or subscription of New Topco Shares; and (ii) there are no restrictions upon the voting rights or transfer of any of the New Topco Shares pursuant to Swiss law or New Topco’s organizational documents, organizational regulations or other governing documents or any agreement or other instrument to which New Topco is a party or by which it may be bound. There are no outstanding securities convertible into or exchangeable for, or warrants, rights or options, or agreements to grant warrants, rights or options, to purchase, or obligations or commitments of either US Holdco or US Merger Sub to create, issue, sell or otherwise dispose of, any securities (or any such shares, warrants, rights, options or obligations) of either US Holdco or US Merger Sub, as applicable. There are no (i) rights issues, bonus issues of exchangeable or convertible bonds or bonds with warrants or other similar arrangements approved by either US Holdco’s or US Merger Sub’s board or the shareholders of either US Holdco or US Merger Sub or issued by either US Holdco or US Merger Sub providing for the purchase or subscription of either US Holdco or US Merger Sub Shares, as applicable; and (ii) restrictions upon the voting rights or transfer of either US Holdco or US Merger Sub pursuant to Delaware law or either US Holdco or US Merger Sub’s organizational documents, organizational regulations or other governing documents or any agreement or other instrument to which either US Holdco or US Merger Sub, as applicable, is a party or by which it may be bound.

4.07 Certain Business Activities.

(a) Except as set forth in their respective organizational documents, there is no agreement, commitment or Governmental Order binding upon New Topco, US Holdco or US Merger Sub or to which New Topco, US Holdco or US Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of New Topco, US Holdco or US Merger Sub or any acquisition of property by New Topco, US Holdco or US Merger Sub or the conduct of business by New Topco, US Holdco or US Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for US Holdco, US Merger Sub and pursuant to the terms of this Agreement, each of New Topco and US Holdco, as applicable, does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business trust or other entity. US Merger Sub does not have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Each of New Topco, US Holdco and US Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Merger Effective Time, except as contemplated by this Agreement or the Transaction Documents, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the transactions contemplated by this Agreement and the Transaction Documents.

4.08 Proxy Statement/Prospectus. None of the information relating to New Topco or its Affiliates supplied by New Topco or its Affiliates (excluding the Company and its Subsidiaries), or by any other Person acting on behalf of New Topco, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the FPAC Stockholders, at the time of the Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.08, no representation or warranty is made by New Topco with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of New Topco for use therein.

4.09 Brokers’ Fees. Except as described in Section 4.09 of the Seller Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by New Topco or any of its Affiliates (excluding the Company and its Subsidiaries) for which New Topco, the Company or any of their respective Subsidiaries has any obligation.

4.10 Stock Ownership. None of New Topco, US Holdco or US Merger Sub is an “interested stockholder” as such term is defined in the Certificate of Incorporation.

4.11 Independent Investigation. Each of New Topco, US Holdco and US Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Each of New Topco, US Holdco and US Merger Sub has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of FPAC. In entering into this Agreement and any Transaction Documents to which it is a party, each of New Topco, US Holdco and US Merger Sub relied solely upon its own review and analysis and the specific representations and warranties of FPAC expressly set forth in Article V and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article V. Each of New Topco, US Holdco and US Merger Sub acknowledges that, except for the representations and warranties expressly set forth in Article V, none of FPAC, its Affiliates nor any of their respective Related Parties has made or makes, and none of New Topco, US Holdco or US Merger Sub has relied on or is relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to it or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of FPAC delivered or made available to it or any of its Related Parties or lenders. Each of New Topco, US Holdco and US Merger Sub hereby acknowledges and agrees to the representation and warranty of FPAC set out in Section 5.26.

4.12 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV, New Topco, US Holdco and US Merger Sub expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company, New Topco, US Holdco and US Merger Sub or any of such parties assets, and New Topco, US Holdco and US Merger Sub specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s, New Topco’s, US Holdco’s and US Merger Sub’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article IV, the condition of the assets, properties and rights of the Company, New Topco, US Holdco and US Merger Sub shall be “as is, where is”. None of any of New Topco’s, US Holdco’s and US Merger Sub’s Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to FPAC or its Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to FPAC or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FPAC

Except as set forth in the FPAC Disclosure Schedules, FPAC represents and warrants to each of the Company and the Seller Parties, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows:

5.01 Corporate Organization. FPAC (a) is duly incorporated, (b) is validly existing as a corporation in good standing under the Laws of Delaware, (c) is not in liquidation or receivership and (d) has the corporate power and authority to own its property and to conduct its business as it is now being conducted. FPAC is lawfully qualified or licensed to transact business in each jurisdiction in which business is conducted by it, except where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, be material to FPAC. The organizational documents of FPAC Fairly Disclosed by FPAC to the Company are true, correct and complete and are in effect as of the date of this Agreement.

5.02 Due Authorization.

(a) FPAC has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all actions required to be taken for the due and proper authorization and execution by it of this Agreement and, subject to receipt of the FPAC Stockholder Approval and assuming the accuracy of the representations and warranties contained in Section 3.25, Section 4.10 and Section 6.07, the consummation by it of the transactions contemplated thereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Assuming due authorization and execution by each other party to this Agreement and the other Transaction Documents, this Agreement and the other Transaction Documents to which FPAC is or will be a party constitute, or will constitute, as applicable, a legal, valid and binding obligation of FPAC, enforceable against FPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of the holders of a majority of the shares of FPAC Class A Common Stock and FPAC Class B Common Stock, voting together as a single class, that are voted at the Special Meeting, is the only vote of the holders of FPAC’s capital stock required to approve the Transaction Proposal, assuming a quorum is present (the “FPAC Stockholder Approval”). Approval of the Proposals are the only votes of any of FPAC’s capital stock necessary in connection with the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the FPAC Board has, as of the date of this Agreement, unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of FPAC’s stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination and (iv) resolved to recommend to the stockholders of FPAC approval of each of the matters requiring FPAC Stockholder approval.

5.03 No Conflict. The execution by FPAC of, and the performance by FPAC of its obligations under, this Agreement and each Transaction Document will not (a) result in any violation of the provisions of its organizational documents or similar constitutional documents, (b) conflict with or result in a material breach or violation of any of the terms or provision of, or constitute a default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of FPAC pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which FPAC is a party or by which any property or asset of FPAC is bound or (c) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over FPAC, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have an adverse effect on the ability of FPAC to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

5.04 Litigation and Proceedings. Except as Fairly Disclosed, (a) FPAC is not a party to any pending or, to the knowledge of FPAC, threatened, material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings which, if successful, is likely to result in a cost, fine, benefit or value to FPAC of €250,000 or more and (b) to the knowledge of FPAC, no litigation, arbitration, or other dispute resolution process or administrative or criminal proceedings is threatened which, if successful, is likely to result in a cost, fine, benefit or value to FPAC of €250,000 or more.

5.05 Compliance with Laws.

(a) Except where the failure to be in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to FPAC, FPAC has not taken any action or omitted to take any action which is a contravention of any Law, regulation or the requirements of any Governmental Authority which continues to give rise to any fine, penalty, other liability or sanction on the part of FPAC and no unresolved written complaints have been received in respect of such matters.

(b) Except where the failure to be in compliance with such Laws would not reasonably be expected to, individually or in the aggregate, be material to FPAC, neither FPAC nor any of its officers, employees or associated persons (as defined in the Bribery Act 2010, or any equivalent under other legislation) has engaged in any activity, practice or conduct which would constitute an offence under the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1976 or equivalent legislation in any jurisdiction in which FPAC operates. To the knowledge of FPAC, FPAC has not received any written notices stating that it is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority or any customer regarding any offence or alleged offence under any Law, including under the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1976 or any equivalent anti-bribery or anti-corruption legislation in any jurisdictions in which FPAC operates.

(c) The operations of FPAC are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving FPAC with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of FPAC, threatened.

(d) Neither the directors or officers of FPAC, nor, to the knowledge of FPAC, any employee or agent, is currently the subject or the target of any Sanctions, nor is FPAC nor any of its Subsidiaries located, organized or resident in a country, region or territory that is the subject or the target of Sanctions, including a Sanctioned Country. FPAC and its Subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country, in each case in violation of Sanctions applicable to FPAC or its Subsidiaries.

5.06 Employee Benefit Plans. Except as Fairly Disclosed, neither FPAC nor any of its Subsidiaries maintains, contributes to or has any obligation or liability, or would reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which FPAC or any of its Subsidiaries have no remaining obligations or liabilities (collectively, the “FPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of FPAC or any of its Subsidiaries, or (b) will result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of FPAC or any of its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.07 Governmental Authorities; Consents.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of FPAC with respect to FPAC’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements any applicable Antitrust Law, Securities Laws and the NYSE.

(b) FPAC does not own interests in any Person and is not aware of any facts or circumstances (including any possible other transaction pending or under consideration by FPAC or any of its Affiliates) which (i) reasonably would be expected to prohibit or materially impair or delay the ability of FPAC to obtain the consents, authorizations, orders or approvals of the applicable Regulatory Consent Authorities without any structural or conduct relief or (ii) would cause a Governmental Authority to seek to prohibit or materially delay consummation of the Transactions or impose a condition or conditions that would, individually or in the aggregate, have a Material Adverse Effect.

5.08 Financial Ability; Trust Account.

(a) As of the date hereof, FPAC has at least $646,000,000 in the account established by FPAC for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of June 11, 2018, by and between FPAC and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of FPAC and, to the knowledge of FPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Except as Fairly Disclosed, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the FPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than any FPAC Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, FPAC Organizational Documents and FPAC’s final prospectus dated June 11, 2018. FPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since December 31, 2018, FPAC has not released any money from the Trust Account (other than to pay income taxes from interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). Effective upon the Closing, the obligations of FPAC to dissolve or liquidate pursuant to the FPAC Organizational Documents shall terminate, and, effective upon the Closing, FPAC shall have no obligation whatsoever pursuant to the FPAC Organizational Documents to dissolve and liquidate the assets of FPAC by reason of the consummation of the transactions contemplated hereby. Prior to the Closing, no FPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such FPAC Stockholder is a Redeeming Stockholder. There are no Actions pending or, to the knowledge of FPAC, threatened with respect to the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of the Company, the Seller Parties and New Topco, US Holdco and US Merger Sub herein and the compliance by the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub with their respective obligations hereunder, FPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to FPAC on the Closing Date.

5.09 Taxes.

(a) All material Tax Returns required by Law to be filed by FPAC have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and are true, complete and correct in all material respects.

(b) All material amounts of Taxes shown due on any Tax Returns of FPAC and all other material amounts of Taxes owed by FPAC have been duly and timely paid. FPAC has adequately provided for, in its books of account and related records, all liabilities for all material unpaid Taxes (such unpaid Taxes consisting solely of current Taxes not yet due and payable) to the extent required by GAAP. There are no material Liens (other than Permitted Liens) on any of the stock, assets or properties of FPAC with respect to Taxes.

(c) FPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d) FPAC is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes and there are no administrative or judicial proceedings currently pending with respect to any such Taxes. FPAC has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where FPAC does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of FPAC, and no written request for any such waiver or extension is currently pending.

(e) FPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two years.

(f) FPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g) FPAC is not party to, or bound by, or have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification or similar Contract or arrangement that is currently in effect or any Contract or arrangement under which FPAC is liable for Taxes of another Person, except for any such Contracts that are commercial contracts not primarily relating to Taxes.

(h) FPAC will not be required to include any material item of income in, or exclude any material item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a binding agreement with a Tax Authority or with any Governmental Authority in respect of Taxes, (ii) an installment sale or open transaction, (iii) a prepaid amount, or (iv) a change in the accounting method of FPAC.

(i) To the knowledge of FPAC, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

5.10 Brokers’ Fees. Except for fees described in Section 5.10 of the FPAC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by FPAC or any of its Affiliates.

5.11 FPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a) FPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since FPAC’s incorporation (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “FPAC SEC Reports”). None of the FPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the FPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of FPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) FPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by FPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to FPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(c) There are no outstanding loans or other extensions of credit made by FPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of FPAC. FPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) To the knowledge of FPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the FPAC SEC Reports. To the knowledge of FPAC, as of the date hereof none of the FPAC

SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(e) Neither FPAC (including any employee thereof) nor FPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by FPAC, (ii) any fraud, whether or not material, that involves FPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by FPAC or (iii) any claim or allegation regarding any of the foregoing.

5.12 Business Activities; Absence of Changes.

(a) Since its incorporation, FPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the FPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon FPAC or to which FPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of FPAC or any acquisition of property by FPAC or the conduct of business by FPAC as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of FPAC to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

(b) FPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, FPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

5.13 Interest in Competitors. FPAC does not own any interest, nor do any of its respective Affiliates insofar as such Affiliate-owned interests would be attributed to FPAC under any Antitrust Law, in any entity or Person that derives revenues from any lines of products, services or business within any of the Company’s lines of products, services or business.

5.14 No Undisclosed Liabilities. There is no liability, debt or obligation against FPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on FPAC’s consolidated balance sheet for the quarterly period ended September 30, 2019 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to FPAC and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of FPAC’s consolidated balance sheet for the quarterly period ended September 30, 2019 in the ordinary course of the operation of business of FPAC and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to FPAC and its Subsidiaries, taken as a whole) or (iii) disclosed in Section  5.14 of the FPAC Disclosure Schedules.

5.15 Absence of Changes. Except as set forth in this Agreement and the transactions contemplated hereby, since the date of FPAC’s formation, (a) there has not been any change, development, condition, occurrence, event or effect relating to FPAC or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of FPAC to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby and (b) FPAC and its Subsidiaries have not taken any action that (i) would require the consent of the GB Shareholders’ Representative pursuant to Section 8.02 if such action had been taken after the date hereof and (ii) is material to FPAC and its Subsidiaries, taken as a whole.

5.16 Form F-4 and Proxy Statement/Prospectus. On the effective date of the Form F-4, the Form F-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/

Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Form F-4, the Form F-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement/Prospectus is first mailed to FPAC Stockholders, and at the time of the Special Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that FPAC makes no representations or warranties as to the information contained in or omitted from the Form F-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to FPAC by or on behalf of the Company, New Topco, US Holdco or US Merger Sub specifically for inclusion in the F-4 or the Proxy Statement/Prospectus.

5.17 Independent Investigation. FPAC has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. FPAC has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of the Group. In entering into this Agreement and any Transaction Documents to which it is a party, FPAC relied solely upon its own review and analysis and the specific representations and warranties of the Company, New Topco, US Holdco, US Merger Sub and the Seller Parties expressly set forth in Article III, Article IV and Article VI, respectively, and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article III, Article IV and Article VI. FPAC acknowledges that, except for the representations and warranties expressly set forth in Article III, Article IV and Article VI, none of the Company, New Topco, US Holdco, US Merger Sub nor any Seller Party, nor any of their respective Affiliates or any of their respective Related Parties has made or makes, and FPAC has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to FPAC or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of the Group delivered or made available to FPAC or any of its Related Parties or lenders. FPAC hereby acknowledges and agrees to the representations and warranties of the Company, New Topco, US Holdco, US Merger Sub and the Seller Parties set out in Section 3.26, Section 4.12 and Section 6.10, as applicable.

5.18 Capitalization.

(a) As of the date hereof and without taking into effect the PIPE Investment, the authorized capital stock of FPAC consists of (i) 400,000,000 shares of Class A common stock, par value $0.0001 per share, (ii) 50,000,000 shares of Class B common stock, par value $0.0001 per share, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). All issued and outstanding shares of capital stock of FPAC have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights.

(b) As of the date hereof, FPAC has issued 30,850,000 warrants that entitle the holder thereof to purchase Class A Common Stock at an exercise price of $11.50 per share (the “FPAC Warrants”) on the terms and conditions set forth in the applicable warrant agreement. Immediately prior to the Merger, FPAC will have 30,850,000 FPAC Warrants issued and outstanding, of which 9,766,667 are issued to the Founder. As of the close of business on the Business Day immediately prior to the date hereof, FPAC has 63,250,000 shares of Class A common stock issued and outstanding, 15,812,500 shares of Class B common stock issued and outstanding and no Preferred Stock issued or outstanding (without taking into effect the Surrendered Shares or the PIPE Investment). Immediately prior to the execution of the Founder Shares Surrender Agreement, except as provided above, the Founder does not own any equity interests of FPAC.

(c) Except for the FPAC Warrants, as of the date of this Agreement, there are no outstanding (i) securities convertible into or exchangeable for the capital stock of FPAC, (ii) options, warrants, calls or other rights to purchase or subscribe for capital stock of FPAC or (iii) contracts of any kind (other than the Forward Purchase Agreement) to which FPAC is subject or bound requiring the issuance after the date of this Agreement of (A) any capital stock of FPAC, (B) any convertible or exchangeable security of the type referred to in clause (i) or (C) any options, warrants, calls or rights of the type referred to in clause (ii).

(d) Except as set forth in Section 5.18(d) of the FPAC Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings to which FPAC is bound with respect to voting of any shares of capital stock or any other equity interest of FPAC.

5.19 NYSE Stock Market Quotation. The issued and outstanding shares of FPAC Class A common stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FPAC”. The issued and outstanding FPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “FPAC.WS”. Except as Fairly Disclosed, FPAC is in compliance in all material respects with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of FPAC, threatened against FPAC by the NYSE, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the FPAC Class A common stock or FPAC Warrants or terminate the listing of FPAC Class A common stock or FPAC Warrants on the NYSE. None of FPAC or its Affiliates has taken any action in an attempt to terminate the registration of the FPAC Class A common stock or FPAC Warrants under the Exchange Act.

5.20 Contracts; No Defaults.

(a) All material Contracts (other than confidentiality and non-disclosure agreements, this Agreement and the Forward Purchase Agreement) to which, as of the date of this Agreement, FPAC or one or more of its Subsidiaries is a party or by which any of their respective assets are bound have been Fairly Disclosed.

(b) Except for any material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any material Contract of the type described in Section 5.20(a), (i) such material Contracts are in full force and effect and represent the legal, valid and binding obligations of FPAC and, to the knowledge of FPAC, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of FPAC, are enforceable by FPAC to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). FPAC has not received written notice that it is in material default under any material Contract of the type described as having been Fairly Disclosed in Section 5.20(a) to which it is a party in the one year immediately preceding the date of this Agreement which notice of default is still outstanding at the date of this Agreement. No party with whom FPAC has entered into a material Contract of the type described as having been Fairly Disclosed in Section 5.20(a) has, in the one year immediately preceding the date of this Agreement, given written notice of its intention to terminate, repudiate or disclaim all or a substantial part of such material Contract of the type described as having been Fairly Disclosed in Section 5.20(a).

5.21 Title to Property. Neither FPAC nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property or other material interest therein. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, FPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by FPAC in the operation of its business and which are material to FPAC, in each case, free and clear of any Liens (other than Permitted Liens).

5.22 Investment Company Act. Neither FPAC nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.23 Affiliate Agreements. Except as set forth in Section 5.23 of the FPAC Disclosure Schedules, and other than the private placement of securities in connection with FPAC’s initial public offering, none of FPAC or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of FPAC or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “FPAC Affiliate Agreement”). FPAC has made available to the Company true, correct and complete copies of each Contract or other relevant documentation (including any amendments or modifications thereto) available as of the date of this Agreement with respect to any FPAC Affiliate Agreement.

5.24 Forward Purchase Agreement. FPAC has Fairly Disclosed a true, correct and complete copy of the Forward Purchase Agreement. The Forward Purchase Agreement is in full force and effect and is legal, valid and binding upon FPAC and, to the knowledge of FPAC, the Backstop Subscriber, enforceable in accordance with its terms. The Forward Purchase Agreement has not been withdrawn, terminated, amended or modified since the date of execution and prior to the execution of this Agreement, and as of the date of this Agreement no such withdrawal, termination, amendment or modification is contemplated, and as of the date of this Agreement the commitments contained in the Forward Purchase Agreement have not been withdrawn, terminated or rescinded by the Backstop Subscriber in any respect. FPAC has fully paid any and all commitment fees or other fees required in connection with the Forward Purchase Agreement that are payable on or prior to the date hereof and will pay any and all such fees when and as the same become due and payable after the date hereof pursuant to the Forward Purchase Agreement. FPAC has, and to the knowledge of FPAC, each other party to the Forward Purchase Agreement has, complied with all of its obligations under the Forward Purchase Agreement. There are no conditions precedent or, to the knowledge of FPAC, other contingencies related to FPAC Financing, other than as expressly set forth in the Forward Purchase Agreement. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of FPAC or, to the knowledge of FPAC, any Backstop Subscriber, (ii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, constitute a failure to satisfy a condition on the part of FPAC or any Backstop Subscriber or (iii) assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, to the knowledge of FPAC, result in any portion of the amounts to be paid by the Backstop Subscribers in accordance with the Forward Purchase Agreement being unavailable on the Closing Date. As of the date hereof, assuming the conditions set forth in Section 10.01 and Section 10.02 will be satisfied, FPAC has no reason to believe that any of the conditions to the consummation of the purchases under the Forward Purchase Agreement will not be satisfied, and, as of the date hereof, FPAC is not aware of the existence of any fact or event that would or would reasonably be expected to cause such conditions not to be satisfied.

5.25 Takeover Statute. Assuming the accuracy of the representations and warranties of the Company in Section 3.25, New Topco, US Holdco and US Merger Sub in Section 4.10 and each Seller Party in Section 6.07, the board of directors of FPAC has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 203 of the DGCL) enacted under state or federal Law or contained in the Certificate of Incorporation are applicable to the transactions contemplated hereby.

5.26 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article V, FPAC expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of FPAC or FPAC’s assets, and FPAC specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to FPAC’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article V, the condition of the assets, properties and rights of FPAC shall be “as is, where is”. None of the FPAC’s Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to the Seller Parties, New Topco, US Holdco or US Merger Sub or any of their respective Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the Seller Disclosure Schedules, each Seller Party hereby severally, but not jointly, and as to itself only, represents and warrants to FPAC, as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, as follows as follows:

6.01 Organization and Power. Such Seller Party, if an entity, (a) is duly organized; (b) is validly existing; (c) is not in liquidation or receivership and (d) has the requisite power and authority to own its property and to conduct its business as it is now being conducted.

6.02 Due Authorization. Such Seller Party has full power and authority or, in the case of an individual, capacity to execute and deliver this Agreement and to perform its obligations hereunder; and all actions required to be taken for the due and proper authorization and execution by such Seller Party of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly taken or, with respect to actions required to be taken for the consummation of the transactions contemplated by this Agreement, will have been duly and validly taken by the Closing. Assuming the due authorization and execution by each other party of this Agreement and the other Transaction Documents, this Agreement and the other Transaction Document to which such Seller Party is or will be a party constitutes, or will constitute, as applicable, a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

6.03 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.05 or in Section 3.05 of the Company Disclosure Schedules, the execution and delivery by such Seller Party of this Agreement and each Transaction Document to which it is a party, and the performance by such Seller Party of its obligations under this Agreement and each Transaction Document to which it is a party, will not (a) result in any violation of the provisions of such Seller Party’s organizational documents or similar constitutional documents, if any; (b) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the termination, modification or acceleration of, or result in the creation or imposition of any Lien upon any property, right or asset of such Seller Party pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Seller Party is a party or by which any property or asset of such Seller Party is bound; or (c) result in the material violation of any applicable Law or regulation or any judgment, order, decree, rule or regulation of any court, arbitrator, governmental or regulatory authority or agency or court having jurisdiction over such Seller Party, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the ability of such Seller Party to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

6.04 Litigation and Proceedings. Except as Fairly Disclosed in the Data Room, such Seller Party is not a party to any pending or, to the knowledge of such Seller Party, threatened material litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings which, if successful, would reasonably be expected to have an adverse effect on the ability of such Seller Party to enter into, perform its obligations under this Agreement and consummate the transactions contemplated hereby.

6.05 Shares. Such Seller Party is the record and beneficial owner of, and has good, valid and marketable title to, the Company Shares set forth next to such Seller Party’s name on Section 6.05 of the Seller Disclosure Schedules, free and clear of any Lien other than restrictions arising under applicable securities Laws. Such Seller Party is not a party to, and the Company Shares owned by such Seller Party are not subject to, any stockholder agreement, investor right agreement, registration rights agreement, voting agreement or trust, proxy or other Contract that could require such Seller Party to sell, transfer, or otherwise dispose of any Company Shares (other than pursuant to this Agreement). There are no limitations or restrictions on such Seller Party’s right to transfer the Company Shares pursuant to this Agreement.

6.06 Brokers’ Fees. Except as described in Section 6.06 of the Seller Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by such Seller Party or any of its Affiliates.

6.07 Stock Ownership. Such Seller Party is not an “interested stockholder” as such term is defined in the Certificate of Incorporation.

6.08 Proxy Statement/Prospectus. None of the information relating to such Seller Party or its Affiliates (excluding the Company and its Subsidiaries) supplied by such Seller Party or its Affiliates (excluding the Company and its Subsidiaries), or by any other Person acting on behalf of such Seller Party, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the FPAC Stockholders, at the time of the Special Meeting or at the Merger Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 6.08, no representation or warranty is made by such Seller Party with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of such Seller Party for use therein.

6.09 Independent Investigation. Such Seller Party has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Such Seller Party has conducted its own independent review and analysis of, and based thereon has formed an independent judgment concerning, the assets, liabilities, condition, operations and prospects of the business of FPAC. In entering into this Agreement and any Transaction Documents to which it is a party, such Seller Party relied solely upon its own review and analysis and the specific representations and warranties of FPAC expressly set forth in Article V and not on any representations, warranties, statements or omissions by any Person other than those specific representations and warranties expressly set forth in Article V. Such Seller Party acknowledges that, except for the representations and warranties expressly set forth in Article V none of FPAC, its Affiliates nor any of their respective Related Parties has made or makes, and such Seller Party has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to it or any of its Related Parties and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of FPAC delivered or made available to it or any of its Related Parties or lenders. Such Seller Party hereby acknowledges and agrees to the representation and warranty of FPAC set out in Section 5.26.

6.10 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article VI, each of the Seller Parties expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Company or any of its assets, and each of the Seller Parties specifically disclaims any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that, except for the representations and warranties expressly set forth in this Article VI, the condition of the assets, properties and rights of the Company shall be “as is, where is.” None of any of the Seller Parties’ Affiliates nor any of their respective Related Parties has made, or is making, any representation or warranty whatsoever to FPAC or its Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to FPAC or its Affiliates.

ARTICLE VII

COVENANTS OF THE COMPANY, SELLER PARTIES, US HOLDCO, US MERGER

SUB AND NEW TOPCO

7.01 Conduct of Business. From the date of this Agreement until the earlier of (x) the Closing or (y) the termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause each other member of the Group to, except as set forth in Section 7.01(a) of the Company Disclosure Schedules, as expressly contemplated by this Agreement (including the Management Rollup, the Restructuring and the Pre-Deal Dividend), as consented to by FPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), (i) conduct and operate its business in the ordinary course of business consistent with past practice, and use reasonable best efforts to preserve intact the current business organization, Material Permits and ongoing businesses of the Group, and maintain the existing relations and goodwill of the Group with its customers, suppliers, joint venture partners, distributors and creditors, (ii) use reasonable best efforts to retain the Group’s present officers and other key employees and consultants and (iii) use reasonable best efforts to maintain the Policies or substitutes therefor. Without limiting the generality of the foregoing, except as set forth in Section 7.01(b) of the Company Disclosure Schedules, as expressly contemplated by this Agreement (including the Management Rollup, the Restructuring and the Pre-Deal Dividend) or as consented to by FPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), New Topco, US Holdco, US Merger Sub and the Company shall not, the Seller Parties shall cause New Topco, US Holdco and US Merger Sub not to, and the Company shall cause each other member of the Group not to, during the Interim Period:

(a) amend the certificate of organization or bylaws (or other comparable governing documents) of any Group member, New Topco, US Holdco or US Merger Sub;

(b) other than in connection with any intra-Group actions taken by a member of the Group to or with another Group member, (i) make, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any capital stock or other equity interests in any Group member, New Topco, US Holdco, US Merger Sub or joint venture partner; (ii) effect any recapitalization, split, combination, reclassification or like change with respect to any capital stock or other equity interests in any Group member, New Topco, US Holdco or US Merger Sub; (iii) transfer, issue, sell or dispose of any shares of capital stock or other equity interests in any member of the Group, New Topco, US Holdco or US Merger Sub; or (iv) grant options, restricted stock units, performance stock awards, stock appreciation rights, phantom interests, other equity-based awards, warrants, calls or other rights to purchase or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of the capital stock or other equity interests in any Group member, New Topco, US Holdco or US Merger Sub;

(c) (i) fail to maintain its existence or merge, consolidate, combine or amalgamate with any Person, or (ii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing any equity interest in or a substantial portion of the assets of) any business or any corporation, partnership, association or other business organization or division thereof;

(d) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than (A) the Transactions as contemplated by this Agreement and (B) the continuation of the liquidation of Gu Rui Commercial Technical and Consulting Shanghai Co Ltd and Global Blue Service Company Suisse SA;

(e) purchase or otherwise acquire, or lease or license, any assets, properties or business with a value greater than €5,000,000 individually or in the aggregate;

(f) transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to the public, or otherwise dispose of, or agree to transfer, sell, lease or license to a third party, abandon, permit to lapse or expire, dedicate to public, or otherwise dispose of, any portion of the property or assets of any member of the Group, other than any sale, lease, license, abandonment, lapse, expiration, dedication or disposition in the ordinary course of business consistent with past practice;

(g) make, or enter into any Contract (or series of Contracts) to make, any capital expenditures or incur, or enter into any Contract (or series of Contracts) to incur, any commitment or commitments involving any capital expenditures in excess of €5,000,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(h) amend, modify or terminate any Material Contract except in the ordinary course of business consistent with past practice or as specifically contemplated by this Agreement;

(i) enter into any joint venture with any Person;

(j) (i) amend or modify the terms of the Company’s or the Company Subsidiaries’ existing credit facilities, notes and other existing Indebtedness or (ii) create, incur or assume any Indebtedness of any member of the Group in excess of €5,000,000 (other than borrowings, extensions of credit and other financial accommodations required under the Company’s and the Company Subsidiaries’ existing credit facilities, notes and other existing Indebtedness (“Permitted Financing”));

(k) make any loans, advances or capital contributions to, or investments in, any other Person;

(l) other than Permitted Liens or in the ordinary course of business consistent with past practice, grant any Lien on any material property or assets (whether tangible or intangible) of any member of the Group;

(m) assume, guarantee, indemnify, secure or otherwise incur any Indebtedness or financial or other obligations of another Person that is not a member of the Group;

(n) commence any Action where the amount claimed exceeds €2,000,000;

(o) release, assign, settle or compromise any Action pending or threatened against any member of the Group or any of their respective directors or officers (or waive any right in relation thereto) other than any such release, assignment, settlement, compromise or waiver that (i) is for an amount that is not in excess of €2,000,000 and (ii) would not prohibit or restrict any member of the Group from operating its business substantially as currently conducted without the imposition of equitable relief on, or the admission of wrongdoing by any member of the Group or any of its officers or directors;

(p) other than in the ordinary course of business consistent with past practice (i) adopt, enter into, terminate or amend any Pension Scheme other than as required by applicable Law or pursuant to the terms of any Pension Scheme in effect as of the date of this Agreement and contained in the Data Room, (ii) recognize any union or employee representative for purposes of collective bargaining or negotiate or enter into any collective bargaining agreement, works council agreement, labor union Contract, trade union agreement or other similar Contract with any union, works council, trade union or other labor organization other than as required by applicable Law, (iii) waive any restrictive covenant obligation of any director or member of the executive committee of the Group, (iv) pay or agree to pay to any current or former director, officer or employee, consultant, agent or individual service provider, whether past or present, any pension, retirement allowance or other employee benefit not required by any existing Pension Scheme (or any arrangement that would be a Pension Scheme if in effect as of the date hereof), or (v) take any action to accelerate the vesting, funding or payment of any compensation or benefits under any Pension Scheme;

(q) other than in the ordinary course of business consistent with past practice (i) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any member of the Group or any member of the executive committee of the Group as of the date of this Agreement, other than increases in base compensation of employees in the ordinary course of business consistent with past practice, (ii) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant or member of the executive committee of the Group, (iii) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant or (iv) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate any current or former director, officer, employee or consultant provider whose base salary would exceed, on an annualized basis, €250,000;

(r) fail to use reasonable best efforts to maintain with financially responsible insurance companies insurance at least in such amounts and against at least such risk and losses as provided by the Policies;

(s) enter into, renew, modify or amend any Company Affiliate Agreement;

(t) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in IFRS or applicable Law;

(u) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), file any amendment to a material Tax Return, settle or compromise any examination in respect of a material amount of Taxes, or consent to any waiver or extension of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes;

(v) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(w) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) except in the ordinary course of business consistent with past practice; or

(x) authorize or commit or agree to take any of the foregoing actions.

7.02 Access. Solely for purposes of implementing the transactions contemplated by this Agreement, subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or the Company Subsidiaries by third parties that may be in the Company’s or the Company Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (b) is prohibited from being disclosed by a Contract in effect as of the date of this Agreement or applicable Law or would result in the loss of attorney-client privilege, work-product or other privilege, the Company shall, and shall cause the Company Subsidiaries to, afford to FPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and the Company Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Group and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and the Company Subsidiaries that are in the possession of the Company or the Company Subsidiaries as such Representatives may reasonably request. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by FPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

7.03 Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, the Company shall as promptly as practicable make or cause its Affiliates to make any filing or notice required under FATA and any Antitrust Law in the jurisdictions listed in Section 7.03 of the Company Disclosure Schedules applicable to the transactions contemplated by this Agreement. The Company shall furnish to FPAC as promptly as reasonably practicable all information required for any application or other filing to be made by FPAC under FATA. The Company shall substantially comply with any Information or Document Requests.

(b) The Company shall exercise its reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) The Company and its Subsidiaries shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger.

(d) The Company shall promptly notify FPAC of any substantive communication with, and furnish to FPAC copies of any notices or written communications received by, the Company or any of its Affiliates and any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit external counsel to FPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that the Company shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of FPAC. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, FPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided, that the Company may, as it deems advisable and necessary, designate any materials provided to FPAC under this Section 7.03 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.03 or any other provision of this Agreement shall require or obligate the Company or any of its Affiliates (including Silver Lake Technology Management, L.L.C. (“Silver Lake”) and any investment funds or investment vehicles affiliated with, or managed or advised by, Silver Lake or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Silver Lake or of any such investment fund or investment vehicle) to agree or otherwise be required to, take any action with respect to the Company, or any of the Company Subsidiaries or such Affiliates (including for the avoidance of doubt, Silver Lake and its Affiliates), including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of the Company Subsidiaries or such Affiliates (including for the avoidance of doubt, Silver Lake and its Affiliates), or any interest therein.

7.04 Termination of Certain Agreements. On and as of the Closing, the Seller Parties and the Company shall take all actions necessary to cause the Contracts (a) listed on Section 7.04(a) of the Company Disclosure Schedules to be terminated without any further force and effect and without any further liability or obligations (except as otherwise Fairly Disclosed on Section 7.04(a) of the Company Disclosure Schedules); and (b) listed on Section 7.04(b) of the Company Disclosure Schedules to be expressly assumed by New Topco. For the avoidance of doubt, this Section 7.04 shall only apply to a Seller Party if a Seller Party or an Affiliate of such Seller Party is a party to a Contract listed on Section 7.04(a) or (b)  of the Company Disclosure Schedules.

7.05 No Claim Against the Trust Account. Notwithstanding anything else in this Agreement or any other Transaction Document, the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub acknowledge that they have read FPAC’s final prospectus, dated June 11, 2018, and understand that FPAC has established the Trust Account for the benefit of FPAC’s public shareholders and that FPAC may disburse monies from the Trust Account only (a) to the Redeeming Stockholders in the amounts required for the redemptions, (b) to FPAC after, or concurrently with, the consummation of a Business Combination and (c) in amounts not greater than the interest earned on funds in the Trust Account, to FPAC for certain Tax obligations specified in the Trust Agreement. All liabilities and obligations of FPAC due and owing or incurred at or prior to the Closing shall be paid as and when due. The Company, the Seller Parties, New Topco, US Holdco and US Merger Sub further acknowledge that, if the transactions contemplated by this Agreement (or, upon termination of this Agreement, another Business Combination) are not consummated by September 14, 2020, FPAC will be obligated to return to its shareholders the amounts being held in the Trust Account, unless such date is otherwise extended pursuant to the Certificate of Incorporation. Upon the Closing, FPAC shall cause the Trust Account to be disbursed to FPAC and as otherwise contemplated by this Agreement. Accordingly, the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub, for each of themselves and their respective Affiliates, hereby waive all rights, title, interest or claim of any kind to collect from the Trust Account any monies that may be owed to them by FPAC for any reason whatsoever, including for a breach of this Agreement by FPAC or any negotiations, agreements or understandings with FPAC (whether in the past, present or future), and will not seek recourse against the Trust Account at any time for any reason whatsoever, in each case except as expressly contemplated by this Agreement. This Section 7.05 shall survive the termination of this Agreement for any reason.

7.06 Proxy Solicitation; Other Actions. The Company agrees to use reasonable best efforts to provide FPAC, as soon as reasonably practicable, audited financial statements (audited to the standards of the U.S. Public Company Accounting Oversight Board), including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and Company Subsidiaries as of and for the years ended March 31, 2017, March 31, 2018 and March 31, 2019, in each case, prepared in accordance with IFRS (and not materially different than IFRS) (the “PCAOB Financial Statements”). The Company shall be available to, and the Company and Company Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advanced notice, FPAC and its counsel in connection with (i) the drafting of the Form F-4 and (ii) responding in a timely manner to comments on the Form F-4 from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with FPAC in connection with FPAC’s preparation for inclusion in the Form F-4 of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form F-4.

7.07 Financing Agreement.

(a) The Company shall maintain the Financing Agreement and, until the Closing, the Credit Facility, in full force and effect and shall ensure that no amendment, modification, termination, replacement, restatement, cancellation or other change is made to the Financing Agreement or, until the Closing, the Credit Facility, that would adversely affect the ability of the Company and its Affiliates to consummate the debt financing contemplated by the Financing Agreement at the Closing and shall not take any action or omit to take any action that would in any way: (i) reduce the aggregate amount of the debt facilities committed and available to be drawn by the Company or its Affiliates thereunder; (ii) reduce the period of time for which debt facilities are available to be drawn by the Company or its Affiliates; and (iii) otherwise adversely affect the ability of the Company or its Affiliates to draw funds thereunder on the Closing Date sufficient to enable the Company to pay the Payoff Amount.

(b) The Company shall use reasonable best efforts to ensure that (i) all conditions precedent to drawdown of all debt financing to be provided to the Company under the Financing Agreement have been satisfied (except for those conditions precedents which the Company, Globetrotter, New Topco and FPAC have agreed in writing to remain outstanding as at the Closing) and (ii) there are no continuing events of default under the Financing Agreement or the Credit Facility.

(c) In connection with the Closing, (i) the Company and New Topco shall use reasonable best efforts to satisfy the outstanding conditions precedent under the Financing Agreement, (ii) the Company shall take all actions in its power to draw down loans under the Financing Agreement that are sufficient to repay all amounts due under the Credit Facility and (iii) the Company shall use the proceeds of such loans received by the Company, and other cash available to the Company and other members of the Group, to repay all amounts due under the Credit Facility.

(d) To the extent that funds under the Financing Agreement are not capable of being drawn as a result of a failure of one or more lenders to perform its obligations under the Financing Agreement, the Company shall take all such actions (or procure that such action is taken) as is necessary to enforce its or any of its Affiliate’s rights against such lender(s) under the relevant Financing Agreement.

7.08 New Topco NYSE Listing. New Topco shall apply for, and shall use reasonable best efforts to cause the New Topco Shares and warrants to be issued in connection with the Transactions to be approved for, listing on the NYSE as of the Closing Date.

7.09 Incentive Equity Plan. Prior to the Closing Date, New Topco may cause to be adopted a management incentive equity plan; provided, however, no such plan shall be implemented without the prior written consent of FPAC and Globetrotter.

7.10 Management Rollup. The Seller Parties and the Company shall exercise their reasonable best efforts to effect the Management Rollup in accordance with the Management Shareholders Agreement on or prior to the Closing.

ARTICLE VIII

COVENANTS OF FPAC

8.01 Regulatory Approvals.

(a) In connection with the transactions contemplated by this Agreement, each of FPAC and Founder shall as promptly as practicable make or cause its Affiliates to make any filing or notice required under FATA applicable to the transactions contemplated by this Agreement. Each of FPAC and Founder shall furnish to the Company as promptly as reasonably practicable all information required for any application or other filing to be made by the Company under FATA. Each of FPAC and Founder shall substantially comply with any Information or Document Requests.

(b) Each of FPAC and Founder shall exercise its reasonable best efforts to (i) obtain any required consents or approvals pursuant to any applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c) Each of FPAC and Founder shall cooperate in good faith with the Regulatory Consent Authorities and exercise each of their reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger. Without limiting the generality of the foregoing, each of FPAC and Founder shall, and shall cause their Subsidiaries to (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of FPAC, Founder or such Subsidiaries, or any interest therein, and (ii) otherwise take or commit to take any actions that would limit FPAC’s, Founder’s or such Subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of FPAC, Founder or such Subsidiaries, or any interest or interests therein; provided, that any such action contemplated by this Section 8.01 is conditioned upon the consummation of the Merger.

(d) Each of FPAC and Founder shall promptly notify the Company of any substantive communication with, and furnish to the Company copies of any notices or written communications received by FPAC or Founder from, any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and FPAC and Founder shall permit external counsel to the Company an opportunity to review in advance, and FPAC and Founder shall consider in good faith the views of such counsel in connection with, any proposed written communications by FPAC and Founder to any Governmental Authority concerning the transactions contemplated by this Agreement; provided, that FPAC and Founder shall not extend any waiting period or comparable period under any Antitrust Law or enter into any agreement with any Governmental Authority without the written consent of the Company. FPAC and Founder agree to provide, to extent permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between FPAC and Founder, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of FPAC, Founder or other competitively sensitive material; provided, that FPAC and Founder may, as each deems advisable and necessary, designate any materials provided to the Company under this Section 8.01 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.01 or any other provision of this Agreement shall require or obligate any of FPAC’s and Founder’s (other than Subsidiaries of each of FPAC and Founder) Affiliates (including any investment funds or investment vehicles affiliated with, or managed or advised by, any of their respective Affiliates or any portfolio company (as such term is commonly understood in the private equity industry) or investment of such Affiliates or of any such investment fund or investment vehicle) to agree or otherwise be required to, take any action with respect to any of FPAC’s and Founder’s Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Affiliate’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Affiliate, or any interest therein.

8.02 Conduct of FPAC During the Interim Period.

(a) During the Interim Period, except as set forth on Section 8.02 of the FPAC Disclosure Schedules, as expressly contemplated by this Agreement or as consented to by the GB Shareholders’ Representative in writing (which consent shall not be unreasonably conditioned, withheld or delayed), FPAC shall not, and shall not permit any of its Subsidiaries to:

(i) change, modify or amend the Trust Agreement or the FPAC Organizational Documents;

(ii) (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests;

(B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests other than as required pursuant to the Founder Shares Surrender Agreement; or (C) other than the redemption of any shares of FPAC Common Stock required by the Offer or as otherwise required by FPAC’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, FPAC;

(iii) other than Permitted Liens, grant any Liens on any material property or assets (whether tangible or intangible) of FPAC and its Subsidiaries;

(iv) enter into any partnership or joint venture with a third party;

(v) except as contemplated by this Agreement or the Transaction Documents, enter into any transactions with any of its Affiliates;

(vi) adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of FPAC or its Subsidiaries (other than the Transactions as contemplated by this Agreement);

(vii) acquire or dispose of any material assets, properties or business of any Person except in the ordinary course of business consistent with past practice;

(viii) except in the ordinary course of FPAC’s operations consistent with past practices or as or as specifically contemplated by this Agreement, enter into, or amend or modify any material term of (in a manner adverse to FPAC or any of its Subsidiaries (including the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material Contract of a type described as having been Fairly Disclosed in Section 5.20(a) (regardless of whether such material Contract is in existence on the date hereof);

(ix) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, FPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any FPAC Warrants outstanding on the date hereof or (ii) the transactions contemplated by this Agreement (including the transactions contemplated by the Forward Purchase Agreement, the Third Point Commitment Agreement and the Founder Shares Surrender Agreement); or (B) amend, modify or waive any of the terms or rights set forth in, any FPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(x) make any capital expenditures;

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into or agree to any guarantee, indemnity or other agreement to secure, or otherwise incur financial or other obligations with respect to, an obligation of any other Person;

(xii) commence any Action or compromise or settle any Action or waive a right in relation to any Action;

(xiii) (A) adopt or amend any FPAC Benefit Plan, or enter into any employment contract or collective bargaining agreement; (B) pay any special bonus or special remuneration (including severance or termination payments or benefits) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants; or (C) hire any employee of FPAC or its Subsidiaries or any other individual who is providing or will provide services to FPAC or its Subsidiaries;

(xiv) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any funded indebtedness;

(xv) other than as set forth on Section 8.02(a)(xv) of the FPAC Disclosure Schedules, enter into, renew or amend in any material respect, any FPAC Affiliate Agreement (or any Contract, that if existing on the date hereof, would constitute a FPAC Affiliate Agreement);

(xvi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to FPAC and its Subsidiaries and their assets and properties;

(xviii) make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), file any amendment to a material Tax Return, settle or compromise any examination in respect of Taxes, or consent to any waiver or extension of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(xix) take any action or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(xx) authorize, or commit or agree to take, any of the foregoing actions.

(b) During the Interim Period, FPAC shall, and shall cause its Subsidiaries to conduct and operate its business in the ordinary course of business consistent with past practice.

8.03 Trust Account.

(a) Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X), FPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (i) the redemption of any shares of FPAC Common Stock in connection with the Offer; (ii) the payment of the Company Transaction Expenses and FPAC Transaction Expenses; and (iii) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (i) and (ii), to be disbursed to FPAC.

(b) Prior to the Closing, FPAC shall take all actions necessary to ensure that the Redemption Limitation is not exceeded.

8.04 Access. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to FPAC or its Subsidiaries by third parties that may be in FPAC’s or its Subsidiaries’ possession from time to time, and except for any information the disclosure of which is prohibited by a Contract in effect as of the date of this Agreement or applicable Law or would result in the loss of attorney-client privilege, work-product or other privilege, FPAC shall, and shall cause its Subsidiaries to, afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of FPAC and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of FPAC and its Subsidiaries and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of FPAC and its Subsidiaries that are in the possession of FPAC or its Subsidiaries as such Representatives may reasonably request. The parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

8.05 FPAC NYSE Listing. From the date hereof through the Closing, FPAC shall use reasonable best efforts to ensure FPAC remains listed as a public company on, and for shares of FPAC Common Stock to be listed on, the NYSE.

8.06 FPAC Public Filings. From the date hereof through the Closing, FPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.07 Forward Purchase Agreement. FPAC shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Forward Purchase Agreement), on or prior to the Closing Date, to consummate the FPAC Financing (if required) on the terms and conditions described in or contemplated by the Forward Purchase Agreement. FPAC shall deliver all notices it is required to deliver under the Forward Purchase Agreement on a timely basis in order to cause the Backstop Subscriber to consummate the FPAC Financing concurrently with the Closing.

8.08 Termination of FPAC Affiliate Agreements. On and as of the Closing, FPAC shall take all actions necessary to cause all FPAC Affiliate Agreements other than those set forth in Section 8.08 of the FPAC Disclosure Schedules to be terminated without any further force and effect and without any cost or other liability or obligation to FPAC or its Subsidiaries (including and the Company and its Subsidiaries), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

8.09 Management Shareholders Agreement. FPAC has received and reviewed the Management Shareholders Agreement. FPAC hereby acknowledges and accepts the terms and other provisions of the Management Shareholders Agreement.

8.10 FPAC Registration Rights Agreement. Effective at the Closing, FPAC shall terminate the Registration Rights Agreement dated as of June  11, 2018 by and among FPAC, Founder and the other parties thereto.

ARTICLE IX

JOINT COVENANTS

9.01 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company, the Seller Parties and FPAC with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, the Company, the Seller Parties, New Topco and FPAC shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, including with respect to the matter set forth on Schedule 9.01(a); (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Company, the Seller Parties, New Topco and FPAC or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company or the Company Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall any party or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or the Company Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, other than filing and similar fees payable to Governmental Authorities, which shall be borne by the Company or the Company Subsidiaries.

9.02 Preparation of Form F-4 and Proxy Statement; Special Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, FPAC, the Company and New Topco shall use reasonable best efforts to prepare, and New Topco shall file with the SEC, the Form F-4 in connection with the registration under the Securities Act of the New Topco Shares to be issued under this Agreement, which Form F-4 will also contain the Proxy Statement/Prospectus which will be included therein as a prospectus and which will be used as a proxy statement for the Special Meeting with respect to the Proposals (as defined below). Each of FPAC, the Company and New Topco shall use its reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Transactions. Each of FPAC, on the one hand, and the Company and New Topco, on the other hand, shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus. Promptly after Form F-4 is declared effective under the Securities Act, FPAC, the Company and New Topco shall use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to stockholders of FPAC.

(b) Each of FPAC, the Company and New Topco shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus and any amendment to the Form F-4 and the Proxy Statement/Prospectus filed in response thereto. If FPAC, the Company or New Topco becomes aware that any information contained in the Form F-4 and the Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 and the Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) FPAC, on the one hand, and the Company and New Topco, on the other hand, shall cooperate fully and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form F-4 and the Proxy Statement/Prospectus. FPAC, the Company and New Topco shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of FPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the FPAC Organizational Documents. Each of the Company, New Topco and FPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that such party receives from the SEC or its staff with respect to the Form F-4 and the Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. FPAC, the Company and New Topco shall use reasonable best efforts to cause the Form F-4 to be declared effective as promptly as practicable after it is filed with the SEC and to keep the Form F-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c) FPAC shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. FPAC agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “Transaction Proposal”) and (ii) and approval of any other proposals reasonably agreed by FPAC and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and, together with the Transaction Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which FPAC shall propose to be acted on by FPAC’s stockholders at the Special Meeting.

(d) New Topco shall file the Prospectus and any supplement thereto pursuant to Rule 424. FPAC, the Company and New Topco shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven Business Days after the SEC Clearance Date), (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL for a date no later than 30 days following the SEC Clearance Date, (ii) cause the Proxy Statement/Prospectus to be disseminated to FPAC’s stockholders in compliance with applicable Law and (iii) solicit proxies from the holders of FPAC Common Stock to vote in favor of each of the Proposals. FPAC shall, through the FPAC Board, recommend to its stockholders that they approve the Proposals (the “FPAC Board Recommendation”) and shall include the FPAC Board Recommendation in the Proxy Statement/Prospectus; provided, however, that the FPAC Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the FPAC Board of its fiduciary obligations to FPAC’s stockholders under applicable Law. Notwithstanding the foregoing provisions of this Section 9.02(d), if on a date for which the Special Meeting is scheduled, FPAC has not received proxies representing a sufficient number of shares of FPAC Common Stock to obtain the FPAC Stockholder Approval, whether or not a quorum is present, FPAC shall have the right to make one or more successive postponements or adjournments of the Special Meeting; provided, that the Special Meeting (i) is not postponed or adjourned to a date that is more than 45 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (ii) is held no later than three Business Days prior to the Termination Date.

9.03 Exclusivity.

(a) During the Interim Period, the Seller Parties and the Company shall not take, nor shall the Company’s shareholders or any of its Affiliates or Representatives take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than FPAC and/or any of its Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in any purchase of any of equity securities of, or membership interests in, or the issuance and sale of any equity securities of, or membership interests in, the Company or the Company Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or the Company Subsidiaries, in each case, other than the Transactions or as provided in this Agreement (any such purchase, issuance, sale or merger, an “Acquisition Transaction”). If any Seller Party or the Company or any of the Company’s shareholders or any of its Affiliates or Representatives receives any inquiry or proposal regarding an Acquisition Transaction at any time prior to the Closing, then the Company shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits providing any information related to or entertaining any proposals or offers or engaging in any negotiations or discussions concerning any Acquisition Transaction and, in such event, the Company shall also promptly notify FPAC of such facts and circumstances. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction. During the Interim Period, the Seller Parties shall not, except as expressly contemplated by this Agreement (including the Management Rollup, the Restructuring and the Pre-Deal Dividend), directly or indirectly transfer any interest (direct or indirect, record, beneficial, economic voting or otherwise) in the Company Shares, whether by sale or exchange, by gift, by operation of law, by pledge or encumbrance or otherwise.

(b) During the Interim Period, FPAC shall not take, nor shall any of its Affiliates or Representatives take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives. If FPAC or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal at any time prior to the Closing, then FPAC shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits them from providing any information considering such inquiry or proposal and, in such event, FPAC shall also promptly notify the GB Shareholders’ Representative of such facts and circumstances. FPAC shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

9.04 Tax Matters.

(a) Transfer Taxes. Notwithstanding anything to the contrary contained herein, New Topco shall pay or cause to be paid all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (the “Transfer Taxes”). New Topco or its Affiliates, as appropriate, shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, FPAC will join in the execution of any such Tax Returns.

(b) Tax Treatment. New Topco, FPAC, US Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment and for the Intended Swiss Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment or such Intended Swiss Tax Treatment or the confirmation of the Capital Contribution Reserves of New Topco as provided for in Section 3.16(j). Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a transaction that qualifies under Section 351 of the Code and that does not subject shareholders of FPAC and the Company to tax under Section 367 of the Code (subject to the entry into gain recognition agreements by any such shareholders required to enter into such agreements to preserve tax-free treatment under Section 367 of the Code). Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment, the Intended Swiss Tax Treatment or the confirmation of the Capital Contribution Reserves of New Topco as provided for in Section 3.16(j) by any Governmental Authority. Each of FPAC, the Company and New Topco shall execute and deliver officer’s certificates containing customary representations at such time or times as may be reasonably requested by counsel to the Company in connection with the delivery of any opinion by such counsel to the Company with respect to the tax treatment of the Transactions. Prior to Closing, New Topco and the Company shall, in close consultation with FPAC and its tax advisors, use reasonable efforts to prepare and obtain customary Tax rulings with the Swiss Tax authorities confirming the Intended Swiss Tax Treatment and the confirmation of the Capital Contribution Reserves of New Topco as provided for in Section 3.16(j) and the Parties shall cooperate in good faith to mitigate any negative Tax consequences if the Intended Swiss Tax Treatment cannot be fully achieved.

9.05 Confidentiality; Publicity.

(a) FPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company and the Company Subsidiaries.

(b) The GB Shareholders’ Representative and FPAC shall reasonably cooperate to (a) prepare and make a public announcement regarding the transactions contemplated by this Agreement on the date hereof and (b) create and implement a communications plan regarding the transactions contemplated hereby (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the parties hereto will make any public announcement or issue any public communication regarding this Agreement, the Transaction Documents or the transactions contemplated hereby or any matter related to the foregoing, without the prior written consent of the GB Shareholders’ Representative, in the case of a public announcement by FPAC, or FPAC, in the case of a public announcement by any other party hereto (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to Securities Laws or the rules of any national securities exchange), in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (ii) in the case of Globetrotter, FPAC and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality, (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company, (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 9.05(b), and (v) announcements and communications to Governmental Authorities in connection with filings or permits relating to the transactions contemplated hereby required to be made under this Agreement.

9.06 Director Appointments. Except as otherwise agreed in writing by the GB Shareholders’ Representative and FPAC prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NYSE listing requirements, each of the Company, New Topco and FPAC shall take all actions necessary or appropriate to cause (a) the number of directors constituting the board of directors of New Topco to be such number as is specified in Schedule 9.06 and (b) the individuals set forth in Schedule 9.06 (together with any other individuals mutually agreed in writing between the GB Shareholders’ Representative and FPAC period to Closing) to be elected as members of the board of directors of New Topco, effective as of the Closing. On the Closing Date, New Topco shall enter into customary indemnification agreements, in form and substance reasonably satisfactory to the GB Shareholders’ Representative and FPAC, with the individuals who will be directors of New Topco, which indemnification agreements shall continue to be effective following the Closing in accordance with their terms.

9.07 Indemnification and Insurance.

(a) From and after the Closing, New Topco shall indemnify and hold harmless each present and former director and officer of each of FPAC and the Company and each of the Company Subsidiaries (each, a “D&O Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred (including the advancing of expenses as incurred) in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that FPAC or the Company or the Company Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective certificates of incorporation, bylaws or other organizational documents in effect as of the date of this Agreement to indemnify such Person. Without limiting the foregoing, New Topco shall, (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions in such certificates of incorporation, bylaws and other organizational documents in effect as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, New Topco shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by FPAC’s, the Company’s or the Company Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies; provided that (i) FPAC or the Company, as applicable, shall cause coverage to be extended under the current directors’ and officers’ liability insurance policies by obtaining a six (6) year “tail” policy on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, such insurance shall be continued in respect of such claim until the final disposition thereof. All costs associated with such “tail policies” shall be borne by the Company.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 9.07 shall survive the consummation of the Closing indefinitely and shall be binding, jointly and severally, on New Topco and all successors and assigns of New Topco. In the event that New Topco or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, New Topco shall ensure that proper provision shall be made so that the successors and assigns of New Topco, as the case may be, shall succeed to and assume the obligations set forth in this Section 9.07. The obligations of New Topco under this Section 9.07 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without such D&O Indemnified Party’s consent.

(d) With respect to any indemnification obligations of New Topco pursuant to this Section 9.07, New Topco shall be the indemnitor of first resort with respect to all indemnification obligations of New Topco pursuant to this Section 9.07 (i.e., its obligations to an applicable D&O Indemnified Party are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such D&O Indemnified Party are secondary) and New Topco irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

9.08 R&W Policy. During the policy period of the R&W Policy, the Company and New Topco shall not, and shall not permit any of their Affiliates to, amend, modify or waive the subrogation provisions of the R&W Policy in a manner that is adverse to the Company Shareholders or any of their Affiliates without the prior written consent of each of the GB Shareholders’ Representative and the FPAC Shareholders’ Representative.

9.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

9.10 Registration Rights Agreement. At the Closing, New Topco and certain persons who will be shareholders of New Topco after Closing shall have entered into a Registration Rights Agreement substantially in the form of Exhibit C hereto (the “Registration Rights Agreement”).

ARTICLE X

CONDITIONS TO OBLIGATIONS

10.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Regulatory Approvals. All waiting periods (and any extensions thereof) or approvals under any Antitrust Laws in the jurisdictions listed in Schedule 10.01(a)(i) that are required to be terminated, expired or been received prior to the Closing shall have terminated, expired or been received and all approvals listed in Schedule 10.01(a)(ii) shall have been obtained, or deemed to have been obtained.

(b) No Prohibition. There shall not have been enacted or promulgated any Governmental Order, Law, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Amended and Restated Organizational Documents. The articles of association of New Topco shall have been amended and restated in their entirety in the form attached hereto as Exhibit D.

(d) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form F-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(e) NYSE. The New Topco Shares to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject only to official notice of issuance thereof.

(f) Stockholder Approval. The FPAC Stockholder Approval shall have been obtained.

(g) Funding Under Financing Agreement. The Company or another member of the Group shall have received or shall receive concurrently with the consummation of the Closing the proceeds of loans under the Financing Agreement in an amount which, together with other funds available to the Company and other members of the Group for the purpose, is sufficient to repay all amounts due under the Credit Facility.

(h) Appointment of the New Topco Board. The individuals set forth on Schedule 9.06 shall have been elected as members of the board of directors of New Topco, unless, with respect to any one or more of such individuals, he or she is unwilling or unable to serve on the board of directors.

10.02 Additional Conditions to Obligations of FPAC. The obligations of FPAC to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by FPAC:

(a) Representations and Warranties.

(i) Each of the representations and warranties (A) of the Company contained in the first sentence of Section 3.01 (Corporate Organization) and Section 3.03 (Due Authorization), (B) of New Topco, US Holdco and US Merger Sub contained in Section 4.01 (Organization and Power) and Section 4.02 (Due Authorization) and (C) of the Seller Parties contained in Section 6.01 (Organization and Power) and Section 6.02 (Due Authorization), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties (A) of the Company contained in Section 3.06(a) (Capitalization) (except the last sentence of such section), Section 3.21(a) (Absence of Changes), (B) of New Topco, US Holdco and US Merger Sub contained in Section 4.06(a) (Capitalization) and (C) of the Seller Parties contained in Section 6.05 (Shares), in each case shall be true and correct in all respects as of Closing Date, as if made anew at and as of that time.

(iii) The representations and warranties of the Company contained in the last sentence of Section 3.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies as of Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of the Company, New Topco, US Holdco and US Merger Sub and the Seller Parties contained in this Agreement (other than the representations and warranties of the Company, New Topco, US Holdco and US Merger Sub and the Seller Parties described in Section 10.02(a)(i), Section 10.02(a)(ii) and Section 10.02(a)(iii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of the Seller Parties, the Company, New Topco, US Holdco and US Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) No MAE. Subsequent to the date hereof and prior to the Closing, there shall not have occurred any Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to FPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

10.03 Additional Conditions to the Obligations of the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub. The obligations of the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the GB Shareholders’ Representative:

(a) Representations and Warranties.

(i) Each of the representations and warranties of FPAC contained in the first sentence of Section 5.01 (Corporate Organization) and Section 5.02(a) (Due Authorization) shall be true and correct (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of FPAC contained in Section 5.18 (Capitalization) and Section 5.15 (Absence of Changes) shall in each case be true and correct in all respects, as of the Closing Date, as if made anew at and as of that time.

(iii) Each of the representations and warranties of FPAC contained in this Agreement (other than the representations and warranties of FPAC described in Section 10.03(a)(i) and Section 10.03(a)(ii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a material adverse effect.

(b) Agreements and Covenants. Each of the covenants of FPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. FPAC shall have delivered to the Company a certificate signed by an officer of FPAC, dated the Closing Date, certifying that the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d) FIRPTA Certificate. On or before the Closing Date, the FPAC shall provide the Company with a duly executed statement dated as of the Closing Date that certifies, in accordance with Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h), that the FPAC Common Stock is not a United States real property interest within the meaning of Section 897(c) of the Code.

(e) PIPE Investments. The PIPE Investment Amount shall be available at the Closing; provided, that, if this condition is waived by the GB Shareholders’ Representative, then, without prejudice to the rights of any party to a PIPE Agreement, the Stock Consideration shall be increased and the Cash Consideration shall be decreased each by an amount equal to (x) the PIPE Investment Amount that was required to be funded by the applicable PIPE Agreement minus (y) the amount, if any, that was actually funded by the relevant PIPE Investor at the closing of the PIPE Investment.

10.04 Frustration of Closing Conditions. None of FPAC, the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 9.01.

ARTICLE XI

TERMINATION/EFFECTIVENESS

11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned, notwithstanding approval of this Agreement by the stockholders of FPAC or US Merger Sub:

(a) by written consent of the GB Shareholders’ Representative and FPAC;

(b) prior to the Closing, by written notice to the GB Shareholders’ Representative from FPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, the Seller Parties, New Topco, US Holdco and US Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date FPAC provides written notice of such violation or breach and the Termination Date) after receipt by the GB Shareholders’ Representative of notice from FPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period or (ii) the Closing has not occurred on or before August 31, 2020 (or such later date as agreed to in writing between the GB Shareholders’ Representative and FPAC) (in either case, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 11.01(b) shall not be available if, at the time of such termination, FPAC is in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not have been satisfied;

(c) prior to the Closing, by written notice to FPAC from the GB Shareholders’ Representative if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FPAC set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating FPAC Breach”), except that, if any such Terminating FPAC Breach is curable by FPAC through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the GB Shareholders’ Representative provides written notice of such violation or breach and the Termination Date) after receipt by FPAC of notice from the GB Shareholders’ Representative of such breach (the “FPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating FPAC Breach is not cured within the FPAC

Cure Period or (ii) the Closing has not occurred on or before the Termination Date; provided, that the right to terminate this Agreement under this Section 11.01(c) shall not be available if, at the time of such termination, the Company, the Seller Parties, New Topco, US Holdco or US Merger Sub is in breach of any representation, warranty, covenant or other agreement contained in this Agreement such that the conditions specified in Section 10.02(a), Section 10.02(b) or Section 10.02(c) would not have been satisfied;

(d) by written notice to the GB Shareholders’ Representative from FPAC delivered no later than April 15, 2020, if the PCAOB Financial Statements have not been delivered to FPAC on or prior to March 31, 2020;

(e) by written notice from either the GB Shareholders’ Representative or FPAC to the other if the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 11.01(e) shall not be available to such party if any action of such party or failure of such party to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before the Termination Date; or

(f) by written notice from either the GB Shareholders’ Representative or FPAC to the other if the FPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or postponement of the meeting); provided, that the right to terminate this Agreement under this Section 11.01(f) shall not be available if, at the time of such termination, FPAC is in breach of Section 9.02.

11.02 Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination (subject to Section 7.05). The provisions of Sections 7.05, 9.07, 11.02 and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XII

MISCELLANEOUS

12.01 Waiver. No provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the party or parties granting such waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

12.02 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service) or (iv) when e-mailed, addressed as follows:

(a)	If to FPAC, to:

18 West 18th Street

New York, NY 10011

Attn:        Thomas Farley

        David Bonanno

E-mail:    thomas.farley@farpoint.ventures

        david.bonanno@farpoint.ventures

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attn:        R. Alec Dawson

        Robert G. Robison

        Howard A. Kenny

E-mail:    alec.dawson@morganlewis.com

        robert.robison@morganlewis.com

        howard.kenny@morganlewis.com

(b)	If to the Company, Globetrotter, Cayman Holdings, New Topco, US

Holdco or US Merger Sub to:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention:    Legal Depart

Email:          LegalStaff-UK@silverlake.com

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP

Broadbent House, 65 Grosvenor Street,

London W1K 3LH

Attention:    Legal Depart

Email:          LegalStaff-UK@silverlake.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:         Michael O. Wolfson

E-mail:     MWolfson@stblaw.com

and a copy to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2Y 9HU

Attn:        Clare G. Gaskell

E-mail:    CGaskell@stblaw.com

(c)	If to the Management Representative, on behalf of the Management Sellers, to:

Global Blue SA

Route de Crassier 7

1262 Eysins Switzerland

Attn:        Jeremy Henderson-Ross

E-mail:    jhendersonross@globalblue.com

with a copy to:

Baker & McKenzie LLP

100 New Bridge Street

London EC4V 6JA

Attn:        David Allen

E-mail:    david.allen@bakermckenzie.com

and a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attn:        Michael O. Wolfson

E-mail:    MWolfson@stblaw.com

and a copy to:

Simpson Thacher & Bartlett LLP

CityPoint

One Ropemaker Street

London EC2Y 9HU

Attn:        Clare G. Gaskell

E-mail:    CGaskell@stblaw.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and FPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.07 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14.

12.05 Expenses. Except as otherwise set forth in this Agreement (including Section 9.01 and Section 9.04(a)), each party hereto shall be responsible for and pay their own fees, costs and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby; provided that if the Closing occurs, (a) the FPAC Transaction Expenses shall be paid by New Topco and/or one or more of its Subsidiaries at or promptly following the Closing and (b) the Company Transaction Expenses shall be paid by New Topco and/or one or more of its Subsidiaries at or promptly following the Closing.

12.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08 Schedules and Exhibits. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

12.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and that certain Confidentiality Agreement, dated as of August 9, 2019, between Silver Lake Technology Management, L.L.C., the Company and FPAC (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Documents and the Confidentiality Agreement.

12.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. To the fullest extent permitted by Law, the approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10.

12.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of

Delaware or, solely if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, agrees that service of process upon such party in any such Action shall be effective if given in accordance with Section 12.02 or in such other manner as may be permitted by applicable Law, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13 Enforcement.

(a) The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and the Transaction Documents and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, each of which remedies (including under this Section 12.13) may be pursued simultaneously, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and the Transaction Documents and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement or any Transaction Document in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

(b) Each party further agrees that (i) by seeking the remedies provided for in this Section 12.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement or any Transaction Document in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 12.13 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any Action or proceeding for) specific performance under this Section 12.13 prior to or as a condition to exercising any termination right under Section 11.01, nor shall the commencement of any Action or proceeding pursuant to this Section 12.13 or anything set forth in this Section 12.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 11.01 or to pursue any other remedies under this Agreement or any Transaction Document that may be available then or thereafter.

12.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Seller Parties, New Topco, US Holdco, US Merger Sub or FPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article  XII. Nothing herein is intended to limit any party’s liability for such party’s Fraud.

12.16 GB Shareholders’ Representative.

(a) By the execution and delivery of this Agreement, including by way of mutually executed counterparts hereof, each of the Company and its shareholders hereby irrevocably constitutes and appoints Globetrotter as the GB Shareholders’ Representative and as the true and lawful agent and attorney-in-fact of each of the Company and its shareholders with full powers of substitution to act in the name, place and stead of the Company and its shareholders with respect to the performance on behalf of the Company and its shareholders under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the GB Shareholders’ Representative shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Company and its shareholders; and

(ii) to enforce and protect the rights and interests of the Company and its shareholders arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the GB Shareholders’ Representative, in the sole discretion thereof, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the GB Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the GB Shareholders’ Representative as the act of each of the Company and its shareholders, as applicable, in all matters referred to herein. The GB Shareholders’ Representative shall act for each of the Company and its shareholders on all matters set forth herein in the manner the GB Shareholders’ Representative believes to be in the best interest of the Company and its shareholders, collectively, but the GB Shareholders’ Representative shall not be responsible to any of the Company or any of its shareholders for any loss or damage any of the Company or any of its shareholders may suffer by reason of the performance by the GB Shareholders’ Representative of such GB Shareholders’ Representative’s duties hereunder.

(c) Each of the Company and its shareholders hereby expressly acknowledges and agrees that the GB Shareholders’ Representative is authorized to act on behalf of the Company and its shareholders notwithstanding any dispute or disagreement among the Company and its shareholders, and that any Person shall be entitled to rely on any and all action taken by the GB Shareholders Representative hereunder without liability to, or obligation to inquire of, the Company or its shareholders. In the event the GB Shareholders’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the GB Shareholders’ Representative shall be the Person, if any, the Company and its shareholders unanimously approve and appoint.

12.17 FPAC Shareholders’ Representative.

(a) The FPAC Board irrevocably constituted and appointed Thomas Farley as the FPAC Shareholders’ Representative and as the true and lawful agent and attorney-in-fact of each of FPAC and its shareholders with full powers of substitution to act in the name, place and stead of FPAC and its shareholders with respect to the performance on behalf of FPAC and its shareholders under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the FPAC Shareholders’ Representative shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among FPAC and its shareholders; and

(ii) to enforce and protect the rights and interests of FPAC and its shareholders arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the FPAC Shareholders’ Representative, in the sole discretion thereof, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the FPAC Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the FPAC Shareholders’ Representative as the act of each of FPAC and its shareholders, as applicable, in all matters referred to herein. The FPAC Shareholders’ Representative shall act for each of FPAC and its shareholders on all matters set forth herein in the manner the FPAC Shareholders’ Representative believes to be in the best interest of FPAC and its shareholders, collectively, but the FPAC Shareholders’ Representative shall not be responsible to any of FPAC or any of its shareholders for any loss or damage any of FPAC or any of its shareholders may suffer by reason of the performance by the FPAC Shareholders’ Representative of such FPAC Shareholders’ Representative’s duties hereunder.

(c) FPAC, as authorized by the FPAC Board and on behalf of FPAC’s shareholders, hereby expressly acknowledges and agrees that the FPAC Shareholders’ Representative is authorized to act on behalf of FPAC and its shareholders notwithstanding any dispute or disagreement among FPAC and its shareholders, and that any Person shall be entitled to rely on any and all action taken by the FPAC Shareholders’ Representative hereunder without liability to, or obligation to inquire of, FPAC or its shareholders. In the event the FPAC Shareholders’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the FPAC Shareholders’ Representative shall be the Person, if any, the FPAC Board unanimously approves and appoints.

12.18 Management Representative.

(a) By the execution and delivery of individual power of attorney forms, each of the Management Sellers irrevocably constituted and appointed Jacques Stern as the Management Representative and as the true and lawful agent and attorney-in-fact of each of the Management Sellers with full powers of substitution to act in the name, place and stead of each of the Management Sellers with respect to the performance on behalf of the

Management Sellers under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Management Sellers shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among the Management Sellers; and

(ii) to enforce and protect the rights and interests of the Management Sellers arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Management Representative, in his sole discretion, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the Management Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Management Representative as the act of each of the Management Sellers in all matters referred to herein. The Management Representative shall act for each of the Management Sellers on all matters set forth herein in the manner the Management Representative believes to be in the best interest of the Management Sellers, collectively, but the Management Representative shall not be responsible to any of the Management Sellers for any loss or damage any of the Management Sellers may suffer by reason of the performance by the Management Representative of such Management Representative’s duties hereunder.

(c) Each of the Management Sellers expressly acknowledged and agreed that the Management Representative is authorized to act on behalf of the Management Sellers notwithstanding any dispute or disagreement among the Management Sellers, and that any Person shall be entitled to rely on any and all action taken by the Management Representative hereunder without liability to, or obligation to inquire of, the Management Sellers. In the event the Management Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the Management Representative shall be the Person, if any, the Management Sellers unanimously approve and appoint.

IN WITNESS WHEREOF, Globetrotter, Cayman Holdings, the Management Sellers, the Company, New Topco, US Holdco, US Merger Sub, FPAC, the FPAC Shareholders’ Representative, solely for purposes of Sections 2.20 and 8.01 hereof, Founder, and the Management Representative have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

SL GLOBETROTTER, L.P., in its capacity as a Seller Party and the GB Shareholders’ Representative

By: SL Globetrotter GP, Ltd., its general partner

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Managing Director

GLOBAL BLUE GROUP AG

By:	/s/ Jacques Stern
Name: Jacques Stern
Title: President and CEO

GLOBAL BLUE GROUP HOLDING AG

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

GLOBAL BLUE US HOLDCO LLC

By: Global Blue Group Holding AG, its managing member

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: President and Secretary

[Signature Page to Merger Agreement]

GLOBAL BLUE US MERGER SUB INC.

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: President and Secretary

GLOBAL BLUE HOLDING L.P.

By:	SL Globetrotter GP, Ltd., its general partner

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Managing Director

FAR POINT ACQUISITION CORPORATION

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley
Title: Chief Executive Officer and President

THOMAS W. FARLEY, solely in his capacity as the FPAC Shareholders’ Representative

By:	/s/ Thomas W. Farley
Name: Thomas W. Farley

FAR POINT LLC, solely for purposes of Sections 2.19 and 8.01

By:	Third Point LLC, investment manager of Cloudbreak Aggregator LP, its managing member

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: COO & General Counsel

JACQUES STERN, solely in his capacity as the Management Representative

By:	/s/ Jacques Stern
Name: Jacques Stern

[Signature Page to Merger Agreement]

Exhibit A

CONVERSION AGREEMENT

This CONVERSION AGREEMENT (this “Agreement”) is dated as of [●] 2020 by and between (i) Global Blue Group Holding AG, a Swiss corporation (the “Company”), (ii) Global Blue Holding LP, an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “PG Shareholder”), (iii) SL Globetrotter L.P., an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “SL Shareholder” and, together with the PG Shareholder, the “SL/PG Shareholders”) and (iv) the several persons whose names and addresses are set out in each of his/her respective joinder agreements in a form substantively the same as that set out in Schedule 1 (each a “Manager” and, together, the “Managers”, and together with the SL/PG Shareholders, the “Holders”).

RECITALS:

WHEREAS, following the closing of a merger agreement (the “Merger Agreement”) by and among, inter alia, the Company and the Seller Parties (as defined therein), entered into on or around the date hereof, the Company will own the business known as ‘Global Blue’ and the Common Shares (as defined below) of the Company will be listed on the New York Stock Exchange (the “Exchange”).

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company will issue certain Common Shares and Series A Preferred Shares (as defined below) to certain shareholders of the Company (including the Holders);

WHEREAS, the Holders may receive a preferred dividend (the “Preferred Dividend”) in accordance with the articles of association of the Company, as amended from time to time (the “Articles”); and

WHEREAS, the Company and the Holders desire to provide for the issuance and delivery of Common Shares in exchange for Series A Preferred Shares from the Holders in accordance with the terms and conditions herein.

WHEREAS, it is the Company’s intention that Series A Preferred Shares acquired by the Company from the Holders pursuant to the terms of this Agreement are subsequently cancelled in accordance with Swiss law.

NOW, THEREFORE, in consideration of their mutual promises and agreements, the parties agree as follows:

AGREEMENT

1. Defined Terms

1.1 Certain capitalized terms are used in this Agreement with the meanings set forth below in this Clause 1:

“Affiliate” means with respect to a person (the “First Person”):

(i)	another person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the First Person;

(ii)	a pooled investment vehicle organised by the First Person (or an Affiliate thereof) the investments of which are directed by the First Person (or an Affiliate thereof);

(iii)	a fund organised by the First Person for the benefit of the First Person’s (or any of its Affiliates’) partners, officers or employees or their dependants; or

(iv)

a successor trustee or nominee for, or a successor by reorganisation of, a qualified trust (being a tax advantaged fiduciary relationship between an employer and an employee in which the employee beneficiary may use his life expectancy to determine required minimum distribution amounts), but shall, where applicable, exclude portfolio companies controlled by funds managed directly or indirectly by Silver Lake Technology Management, L.L.C. or Partners Group or any of their respective Affiliates.

“Articles” has the meaning set forth in the Recitals.

“As-Converted Basis” means a calculation of the Series A Preferred Shares owned by the Holders assuming that all outstanding Series A Preferred Shares that are exchangeable for Common Shares in accordance with the Conversion Ratio pursuant to this Agreement are so exchanged (and, for the avoidance of doubt, without giving effect to any contractual or other limitation on the exchange of such Series A Preferred Shares that may be in effect from time to time).

“Business Day” means the days on which commercial banks are generally open for business in both Zurich and in New York.

“Closing” means the Closing as defined in the Merger Agreement.

“Closing Date” means the date on which Closing actually occurs.

“Common Shares” means the registered common shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any shares into which any such Common Shares shall have been changed or any shares resulting from any reclassification of any such Common Shares.

“Control” means, with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the voting securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person or (c) the right to manage, or direct the management of, on a discretionary basis, the assets of such Person, and, for the avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).

“Conversion Ratio” means the exchange of Series A Preferred Shares for Common Shares on a one-for-one basis, subject to any adjustments pursuant to Clause 11.

“Effective Time” means any of the Put Effective Time, Call Effective Time, Redemption Effective Time and the date of a Call Transfer Notice, as the case may be.

“Exchange” has the meaning set forth in the Recitals.

“Global Blue Group” means the Company, its group companies and its direct and indirect subsidiaries.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body in Switzerland, the United States or elsewhere.

“Indebtedness” means (a) the unpaid principal and accrued interest with respect to the indebtedness of the Group for borrowed money (excluding intercompany balances), (b) all obligations of any member of the Group evidenced by bonds, notes, debentures or similar debt instruments and (c) all obligations under leases required to be capitalized in accordance with IFRS, in each case as determined in a manner consistent with the Company Audited Financial Statements (as defined in the Merger Agreement).

“Indebtedness Ratio” shall mean an amount equal to (i) Indebtedness divided by (ii) EBITDA (as set forth in the most recent audited financial statements of the Company from time to time).

“Management Representative” means the person designated as the “Management Representative” in accordance with the Management Shareholders Agreement.

“Management Shareholders Agreement” means the management shareholders agreement dated on or around the date hereof by and among the SL/PG Shareholders, the Managers and the Company.

“Merger Agreement” has the meaning set forth in the Recitals.

“Partners Group” means Partners Group Client Access 5, L.P. Inc., Partners Group Private Equity (Master Fund), LLC, and Partners Group Barrier Reef, L.P..

“Person” means any individual, company, corporation, firm, partnership, limited liability company, trust or any other business, entity or person, whether or not recognized as constituting a separate legal entity.

“Preferred Dividend” has the meaning set forth in the Recitals.

“Preferred Holder Majority” has the meaning set forth in Clause 6.1.

“Registration Rights Agreement” means the registration rights agreement dated on or around the date hereof by and among the Company, Global Blue Holding LP, SL Globetrotter, L.P., Far Point LLC, Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Enhanced L.P..

“Series A Preferred Shares” means the registered series A convertible preferred shares with a nominal value of CHF 0.01 each of the Company (or any successor of the Company by combination of shares, recapitalization, merger, consolidation or other reorganization) and any share into which any such Series A Preferred Shares shall have been changed or any shares resulting from any reclassification of any such Series A Preferred Shares.

“Shareholder Re-Authorization” has the meaning set forth in Clause 4.

“Shareholders Agreement” means the shareholders agreement dated on or around the date hereof by and among SL Globetrotter, L.P., Global Blue Holding LP and Far Point LLC (among other Shareholders as defined therein).

“Silver Lake” means SL Globetrotter L.P., a limited partnership formed in the Cayman Islands with its registered office at Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

“Trading Day” means any day on which the Common Shares are actually traded on the principal securities exchange or securities market on which the Common Shares are then traded.

“Transfer Notice” means any of the Put Transfer Notice, Call Transfer Notice and the Redemption Notice, as the case may be.

“Value” means the value of a security based on its VWAP for the 30 trading days prior to the Effective Time.

“VWAP” means, for any security as of any date(s), the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (with “Market” function set to “VWAP”, “Currency” function set to “USD”, and “Period” function set to “Daily”; the resulting VWAP is shown next to the “Average” label).

2. Conditionality

2.1 This Agreement is conditional upon Closing occurring and shall become effective upon Closing and shall thereafter continue to be effective until terminated in accordance with Clause 17.

2.2 If the Merger Agreement is terminated in accordance with its terms without Closing occurring, this Agreement shall terminate and be of no further effect.

3. Maintenance of Treasury Shares.

The Company agrees that from and after the date of this Agreement it will, subject to all applicable laws and regulations, use reasonable best efforts to take all actions required to maintain and reserve at all times a number of Common Shares in the Company’s treasury (from time to time) (“Treasury Shares”) sufficient from time to time to permit the issuance and delivery of such number of Common Shares as may be required to satisfy the transactions contemplated herein (including the Conversion Ratio from time to time) except to the extent the Company is able to satisfy its obligations hereunder through its existing authorized capital. If there are insufficient Treasury Shares to effect any of the transactions contemplated herein (including the Conversion Ratio from time to time), then the Company undertakes, (i) subject to applicable law (including without limitation the requirements of Art. 659 et seq. of the Swiss Code of Obligations), to acquire Common Shares on the Exchange or (ii) following receipt of a Put Transfer Notice or Call Transfer Notice (as defined below), to cause a subsidiary to subscribe for a sufficient number of newly issued Common Shares at a price of CHF 0.01 per Common Share, in each case only as and when required to be delivered to the converting Holder.

4. Maintenance of Authorized Share Capital.

The Company agrees that from and after the date of this Agreement, to procure that its board of directors will use reasonable best efforts to take all actions required to maintain and reserve at all times sufficient authorized share capital to permit the issuance and delivery of Common Shares in connection with an exchange for all outstanding Series A Preferred Shares pursuant to any Transfer Notice, including by proposing to increase the authorized share capital concurrently with any upward adjustment of the number of Common Shares issuable in connection with a Transfer Notice. In furtherance of the foregoing covenant, and to the extent required taking into account the Treasury Shares, the Company undertakes that its board of directors will timely propose at every second annual general meeting of shareholders (or, if a longer maximum term is permitted by any change in law, at such annual general meeting before the applicable term expires) to renew and/or increase the authorized share capital provision in its Articles for the statutory maximum term, which is currently two years (any such approval by the shareholders, a “Shareholder Re-Authorization”), so that the authorized share capital of the Company is sufficient to satisfy the covenant set forth in the first sentence or, if required, to convene and propose at an extraordinary general meeting of shareholders to renew and/or increase the authorized share capital provision in its Articles, prior to the expiry of its term, so that the authorized share capital of the Company is sufficient to satisfy the covenant set forth in the first sentence.

5. Grant of Put Option

5.1 Each Holder shall, at least twenty (20) Business Days following and within sixty (60) Business Days following, a Put Transfer Indication (as defined below), have the right (subject to the terms of the Management Shareholders Agreement) to issue a notice to the Company specifying the date and time on which the Put Option (as defined below) is to be exercised (the “Put Transfer Notice”), which shall be a date at least five (5) Business Days after the date on which such Put Transfer Notice is delivered to the Company, or such other date and time as such Holder and the Company may agree (the “Put Effective Time”).

5.2 Subject to the terms and conditions of this Agreement, the Company hereby grants each Holder the right to deliver to the Company all or part of its Series A Preferred Shares at any time in a cashless exchange for delivery of Common Shares (the “Put Option”) in accordance with the Conversion Ratio and pursuant to the Put Transfer Notice delivered by such Holder.

5.3 Each Holder shall, at all times, have the right to issue a revocable notice to the Company that it intends to issue a Put Transfer Notice (the “Put Transfer Indication”). The Company shall use the period from (i) receipt of the Put Transfer Indication to (ii) receipt of the Put Transfer Notice, to prepare any actions and steps that may be required to allow it to satisfy an exercise of the Put Option pursuant to a Put Transfer Notice in the timeframes set out in Clause 5.1. There shall be no limit on the number of Put Transfer Indications that a Holder is permitted to issue per calendar year but no such notice shall be issued within 60 Business Days of a previous Put Transfer Indication unless approved by the Company (such approval not to be unreasonably withheld or delayed).

6. Grant of Call Option

6.1 Upon satisfaction of the conditions in Clause 6.2, the Company shall have the right to issue a notice to the Holders specifying the date and time on which the Call Option (as defined below) is to be exercised (the “Call Transfer Notice”), which shall be a date at least twenty (20) days after the date on which such Call Transfer Notice is delivered to the Holders, or such other date and time as the Holders of a majority of the Series A Preferred Shares from time to time (the “Preferred Holder Majority”) and the Company may agree (the “Call Effective Time”).

6.2 Subject to the terms and conditions of this Agreement, the Holders hereby grant the Company the right to require the Holders to deliver all or part of their Series A Preferred Shares (pro-rata among all Holders to their then holding of Series A Preferred Shares) in a cashless exchange for delivery of Common Shares (the “Call Option”) in accordance with the Conversion Ratio and pursuant to the Call Transfer Notice delivered by the Company, provided that:

(a) such Holder is not at the Call Effective Time restricted from making a Transfer (as defined in the Shareholders Agreement) pursuant to Section 3.2 of the Shareholders Agreement;

(b) the Call Effective Time is not in a Blackout Period (as defined in the Registration Rights Agreement); and

(c) the Value of the Common Shares at the date of the Call Transfer Notice equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

7. Redemption

7.1 Subject to this Agreement and mandatory Swiss law, including without limitation, Article 659 et seq. Swiss Code of Obligations, and provided that (i) no Put Option or Call Option has been exercised in accordance with a Put Transfer Notice or Call Transfer Notice (as applicable) in respect of the relevant Series A Preferred Shares, (ii) there are sufficient capital contribution reserves of the Company so that the payment of the redemption consideration is not a distribution subject to Swiss Federal Withholding Tax (the “Capital Contribution Reserves”) available to effect the redemption (as set out in Clause 7.2 below) (or alternatively, the Company has obtained a tax ruling from the Swiss Federal Tax Authority that the redemption is not a payment or distribution subject to Swiss taxes including but not limited to Swiss Federal Withholding, in a form reasonably satisfactory to the Holders of a majority of Series A Preferred Shares, for other reasons including without limitation where Swiss Federal Withholding tax has been abolished), and (iii) the Value of each Series A Preferred Shares on an As-Converted Basis is equal to or greater than $10.00, the Company shall have the right but not the obligation to issue a preliminary notice to the Holders of its potential intention to redeem some or all of the Series A Preferred Shares (pro-rata among all Holders to their then holding of Series A Preferred Shares) following the fifth anniversary of the Closing Date or, if earlier, upon a change of control of the Company which would result in the Holders of the Series A Preferred Shares receiving an amount equal to or greater than $10.00 per Series A Preferred Share (the “Redemption Transfer Intention”). After thirty (30) calendar days following but within 45 days following the Redemption Transfer Intention, the Company shall have the right to issue an irrevocable notice of its intention to redeem the Series A Preferred Shares which were the subject of the Redemption Transfer Intention (the “Redemption Transfer Notice”) provided the VWAP of the Series A Preferred Shares on an As-Converted Basis on the trading day prior to the Redemption Transfer Notice is equal to or greater than $10.00. The Redemption Transfer Notice shall specify the date and time on which the Redemption (as defined below) is to be completed, which shall be no later than two (2) Business Days following the date of the Redemption Transfer Notice (the “Redemption Effective Time”). There shall be no limit on the number of Redemption Transfer Intentions that the Company is permitted to issue per calendar year but no such notice shall be issued within 60 Business Days of a previous Redemption Transfer Intention unless approved by the Preferred Holder Majority (such approval not to be unreasonably withheld or delayed).

7.2 Following issue of a valid Redemption Transfer Notice in accordance with Clause 7.1, the Company may redeem some or all of the Series A Preferred Shares (pro-rata among all Holders) (the “Redemption”) at the Redemption Effective Time for the VWAP of the Series A Preferred Shares on an As-Converted Basis on the trading day prior to the Redemption Effective Time on an As-Converted Basis, payable in cash or Common Shares (at the Company’s election) (such amount being the “Redemption Amount”).

7.3 If the conditions in Clause 7.1(i) are satisfied but Clause 7.1(ii) is not satisfied because there are insufficient Capital Contribution Reserves to effect the Redemption (but all other mandatory Swiss law requirements, including Article 659 et seq. Swiss Code of Obligations, are complied with), the Company shall still have the right to issue a Redemption Transfer Notice specifying the Redemption Effective Time, which shall in this case be a date at least forty (40) calendar days after the date on which such notice is delivered to the Holders or such other date and time as the Preferred Holder Majority and the Company may agree. Such Redemption Transfer Notice shall also provide each Holder with the right to exercise the Put Option (in substitution for the Redemption, which would no longer occur), provided that such Holder delivers a Put Transfer Notice in accordance with Clause 5.1 above and so long as the Put Transfer Notice is delivered to the Company on a date at least ten (10) calendar days prior to the Redemption Effective Time.

8. Transfer Procedures.

8.1 Issuance and Delivery of Common Shares.

(a) If the Holder(s) and/or a Preferred Holder Majority (as applicable) validly deliver a Transfer Notice to the Company or the Company validly delivers a Transfer Notice to the Holder(s), and the Holder(s) surrender to the Company on or before the Effective Time the Series A Preferred Shares subject to such Transfer Notice, the Company shall deliver or cause to be delivered immediately following the Effective Time to the Holder(s) certificates (or book-entry shares) representing Common Shares in respect to the Series A Preferred Shares subject to such Transfer Notice.

(a) From and after the Effective Time, the relevant Holders shall cease to be entitled to any rights or privileges attached to the Series A Preferred Shares that are subject to the relevant Transfer Notice. The Company shall hold such Series A Preferred Shares in treasury, propose at the next ordinary general meeting of shareholders their cancellation and implement such resolution in accordance with Swiss law.

8.2 Conditions.

(a) The obligations of the relevant Holder to consummate the transactions at the Effective Time shall be subject to the satisfaction at the Effective Time of the following condition, which may be waived, in writing, exclusively by the Preferred Holder Majority or such Holder (as applicable): the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of (i) the Closing Date, as if made on and as of the Closing Date, and (ii) the Effective Time, as if made on and as of the Effective Time.

(b) The obligations of the Company to consummate the transactions at the Effective Time shall be subject to the satisfaction at the Effective Time of the following conditions, which may be waived, in writing, exclusively by the Company: the representations and warranties of the relevant Holder contained in this Agreement shall be true and correct in all respects as of the Effective Time, as if made on and as of the Effective Time.

9. Representations and Warranties of the Company.

9.1 The Company represents and warrants to the Holder as of the Closing Date and the Effective Time as follows:

(a) Organization and Qualification. The Company is duly organized and in good standing under the laws of Switzerland.

(b) Power and Authority. As of the date hereof, the Company has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement provided for herein, all of which have been duly authorized by all proper and necessary action and are not prohibited by the organizational instruments of the Company.

(c) Binding Obligation. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(d) No Conflict. The execution, delivery and performance by the Company of this Agreement does not and will not: (i) violate any provision of law applicable to the Company, the organizational documents of the Company, or any order, judgment or decree of any court or other agency of government binding on the Company; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which the Company is a party or by which the Company or its respective property is bound; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Company; or (iv) require any approval or consent of the Company under any contract or agreement to which the Company is a party or by which the Company or its respective property is bound.

10. Representations and Warranties of the Holder.

10.1 Each Holder represents and warrants to the Company as of the date hereof and as of the Effective Time as follows with respect to itself only:

(a) Organization and Qualification. The Holder, where not a natural person, is duly organized and in good standing under the laws of its place of establishment.

(b) Power and Authority. As of the date hereof, the Holder has the power and authority to enter into, execute, deliver and carry out the terms of this Agreement provided for herein, all of which have been duly authorized by all proper and necessary action and, where the Holder is not a natural person, are not prohibited by the organizational instruments of the Holder.

(c) Binding Obligation. This Agreement, when executed and delivered, will constitute the valid and legally binding obligation of the Holder, enforceable against the holder in accordance with its terms, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

(d) No Conflict. The execution, delivery and performance by the Holder of this Agreement does not and will not: (i) violate any provision of law applicable to the Holder, any organizational documents of the Holder, or any order, judgment or decree of any court or other agency of government binding on the Company; (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract or agreement to which the Holder is a party or by which the Holder or its respective property is bound; (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of the Holder; or (iv) require any approval or consent of the Holder under any contract or agreement to which the Holder is a party or by which the Holder or its respective property is bound.

(e) No Encumbrance: the Holder has not (i) granted to any Person (other than an Affiliate) any option, warrant or other rights to purchase or subscribe for any of such Series A Preferred Shares; or (ii) otherwise entered into any contract, commitment, agreement, understandings or arrangements providing for the sale or transfer of any of such Series A Preferred Shares, excluding in each case any arrangement that may be disclosed in a pending Transfer Notice. Subject to any rights of any proposed transferee referenced in a pending Transfer Notice, each Holder has good and marketable title to the Series A Preferred Shares, free and clear of any and all liens.

11. Anti-dilution

11.1 If after the date hereof, and subject to the provisions of Clause 13.3 below, the number of outstanding Common Shares is increased by a split-up of Common Shares or other similar event, then, on the effective date of such split-up or similar event, the number of Common Shares issuable on the exchange of each Series A Preferred Share shall be increased in proportion to such increase in the outstanding Common Shares.

11.2 If after the date hereof, and subject to the provisions of Clause 13.3 hereof, the number of outstanding Common Shares is decreased by a consolidation, combination, reverse share split or reclassification of Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Common Shares issuable on the exchange of each Series A Preferred Share shall be decreased in proportion to such decrease in outstanding Common Shares.

11.3 If, by reason of any adjustment made pursuant to this Agreement, a Holder would be entitled, upon the exercise of such Series A Preferred Share, to receive a fractional interest in a Common Share, the Company shall, upon such exchange, round to the nearest whole number for the number of Common Shares to be issued to such Holder.

12. Class Consent

If the Company intends to incur or increase Indebtedness and: (i) such Indebtedness would result in the Indebtedness Ratio being greater than five (5); and (ii) at the time of the proposed increase of such Indebtedness there would be at least EUR €25,000,000 of Series A Preferred Shares (based on a value of $10.00 per Series A Preferred Share and the average of the spot exchange rate as at 5:00 pm, New York time, on the five (5) Business Days ending five (5) Business Days before the Closing Date, as published by Bloomberg) outstanding, the proposed increase will require the prior written approval of the Preferred Holder Majority prior to such increase.

13. Waiver of right to board representative.

Each Holder acknowledges and agrees that the Articles do not provide for a board representative of holders of Series A Preferred Shares, and hereby waives the right for such board representative solely as a result of its holding of Series A Preferred Shares. For the avoidance of doubt, nothing in this Agreement shall have the effect of limiting or waiving any right that a Holder may have to nominate a board representative under any other agreement, arrangement or otherwise.

14. Registration and Voting Limitations.

Each Holder acknowledges that the Common Shares to be delivered to any Holder under this Agreement will be subject to Swiss law and the Articles as in effect from time to time including the generally applicable shareholder registration and voting limitations as may be set out in the Articles from time to time.

15. Assignment.

The Holders may transfer Series A Preferred Shares and assign their rights under this Agreement, subject only to the Articles and conditional upon to such transferee or assignee executing a Joinder Agreement in the form attached as Schedule 2 on or prior to such transfer.

16. Termination of Agreement.

This Agreement shall be terminated upon mutual written agreement of hereto or when no Series A Preferred Shares are held by any Holder provided that nothing herein shall relieve any party hereto from any liability or damages resulting from any breach of its obligations under this Agreement prior to termination. Notwithstanding anything contained herein to the contrary, Clauses 16 to 25.1(a) (inclusive) shall survive any termination of any provisions of this Agreement.

17. No Waiver of Rights.

No delay or failure on the part of the Company or any Holder, to exercise any right, power or privilege under this Agreement or any other agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other power or right, or be deemed to establish a custom or course of dealing or performance between the parties hereto. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on the Company or any Holder in any case shall entitle such Person to any other or further notice or demand in the same, similar or other circumstance.

18. Fees and Expenses.

Any applicable Swiss Securities Transfer Tax (Umsatzabgabe) shall be paid and borne by the Company.

19. Modification.

The terms of this Agreement may be waived, discharged or terminated only by an instrument in writing signed by the party (which, in the case of any Manager, may be executed and delivered by the Management Representative) against which enforcement of the change, waiver, discharge or termination is sought. No amendment, modification, waiver or other change of any of the terms of this Agreement shall be effective without the prior written consent of the Company and the SL/PG Shareholders (and, if the amendment or modification would have a material and disproportionate adverse effect on the Managers, then such instrument in writing shall be signed by the Management Representative as well).

20. Severability.

In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

21. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally, (b) when sent by reputable overnight courier service or (c) when telecopied or emailed (which is confirmed by copy sent within one business day by a reputable overnight courier service) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Jeremy Henderson-Ross

General Counsel

Global Blue Group AG

Route de Crassier 7

1262 Eysins

Switzerland

If to the SL Shareholder:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Attention: Legal Depart.

Email: LegalStaff-UK@silverlake.com

with copies (which shall not constitute notice) to:

c/o Silver Lake Europe LLP

Broadbent House, 65 Grosvenor Street,

London W1K 3LH

Attention: Legal Depart.

Email: LegalStaff-UK@silverlake.com

and

Simpson Thacher & Bartlett LLP

Citypoint, One Ropemaker Street

London EC2Y 9HU

Attention: Clare Gaskell

Email: cgaskell@stblaw.com

If to the PG Shareholder:

c/o Maples Corporate Services Limited

PO Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Email: pgadmin@partnersgroup.com

If to any Manager:

such notice shall be addressed or sent to the relevant

Manager at the address set out in his/her Joinder Agreement,

or to such other address or to such other Person as any party shall have last designated by such notice to the other parties.

22. Governing Law and Jurisdiction

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of

Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its conclusion, existence, validity, invalidity, breach, amendment or termination (each, a “Dispute”), shall be finally resolved by arbitration under Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in force at the time of such submission (the “Rules”). The Rules are deemed to be incorporated by reference into this Agreement except: (i) that any provision of such Rules relating to the appointment of an emergency arbitrator shall be excluded in its entirety; and (ii) as may be agreed by the Parties.

The number of arbitrators shall be three. The Claimant(s) shall nominate one arbitrator in the Request for Arbitration. The Respondent(s) shall nominate one arbitrator in the Answer to the Request. The two party-nominated arbitrators will then attempt to agree for a period of 30 days, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as president of the tribunal, barring which the International Court of Arbitration of the ICC shall select the third arbitrator (or any arbitrator that Claimant(s) or Respondent(s) shall fail to nominate in accordance with the foregoing).

The seat of arbitration shall be Zurich, Switzerland. The language of the arbitration shall be English.

The arbitral proceedings shall be subject to the provisions of Chapter 12 of the Swiss Private International Act, to the exclusion of the Third Part of the Swiss Code of Civil Procedure.

The Parties shall maintain strict confidentiality with respect to all aspects of the arbitration and shall not disclose the existence of the arbitration, the arbitral proceedings, the submissions or the decisions made by the arbitral tribunal, including its awards to any non-parties or non-participants without the prior written consent of all parties to the arbitration, except to the extent: (i) required by law and applicable internal reporting requirements; or (ii) necessary to recognize, confirm or enforce the final award in the arbitration.

The Parties hereby agree that, in the event of a dispute relating to any matter contained both in this Agreement and in the Articles, the provisions of this Agreement will prevail and, in particular, the provisions of this Clause 22 shall take precedence over the dispute resolution provisions in the Articles.

23. Remedies; Specific Performance.

The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with Clause 17, the Company will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any competent court of jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

24. No Recourse.

This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the parties that are expressly identified as parties hereto and no other past, present or future Affiliate, director, officer, employee, incorporator, member, manager, general or limited partner, shareholder, controlling person, fiduciary, agent, attorney or representative of any party hereto, or any other past, present or future Affiliate, director, officer, employee, incorporator, member, manager, general or limited partner, shareholder, controlling person, fiduciary, agent, attorney or representative of any of the foregoing shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby. Each party (other than a Manager) shall be entitled to enforce this clause against any other party on behalf of a person referred to in this clause.

25. Accounting Treatment

The parties hereby agree that, as of the date hereof, the intention is for the terms and conditions set out in this Agreement to enable the instrument to be characterized as an equity instrument in the Company’s accounts.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL BLUE GROUP HOLDING AG

By:
Name:
Title:

GLOBAL BLUE HOLDING LP

By its general partner:

SL GLOBETROTTER GP, LTD

By:
Name:
Title:

Schedule 1

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Conversion Agreement, dated as of [●] 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Conversion Agreement”) by and between (i) Global Blue Group Holding AG, a Swiss corporation (the “Company”), (ii) Global Blue Holding LP, an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “PG Shareholder”), (iii) SL Globetrotter L.P., an exempted limited partnership formed under the laws of the Cayman Islands, having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and registered in the Cayman Islands General Registry under number 95120 (the “SL Shareholder” and, together with the PG Shareholder, the “SL/PG Shareholders”) and (iv) the several persons whose names and addresses are set out in each of his/her respective Joinder Agreements (each a “Manager” and, together, the “Managers”, and together with the SL/PG Shareholders, the “Holders”), and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Conversion Agreement.

By executing and delivering this Joinder Agreement to the Conversion Agreement, the undersigned hereby adopts and approves the Conversion Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned’s becoming the beneficial owner and/or transferee of certain Series A Preferred Shares, to become a party as a “Holder” and to be bound by and comply with the provisions of, the Conversion Agreement applicable to the such assigning Holder, in the same manner as if the undersigned were an original signatory to the Conversion Agreement.

The undersigned acknowledges and agrees that Clauses 16 to (a) of the Conversion Agreement is incorporated herein by reference, mutatis mutandis.

Accordingly, Jacques Stern as duly appointed attorney of [MANAGER] has executed and delivered this Joinder Agreement as of                      2020

(Signature)

Address:

Email address:

Exhibit B

Delivery of Per Share Merger Consideration – Step Plan

1.

Extraordinary General Meeting of New Topco to resolve in the presence of a notary to increase the share capital of New Topco (ordinary capital increase) by issuing to the Exchange Agent new registered shares of CHF 0.01 nominal value each in an amount equal to Per Share Merger Consideration payable in respect of the FPAC Common Shares (in this Exhibit B, the “New Topco Shares”);

2.	The Exchange Agent (acting in its name but for the account of the holders of the FPAC Shares) signs the subscription form for the New Topco Shares.

3.	The Merger Effective Time occurs and FPAC becomes a wholly owned subsidiary of US Holdco by operation of Delaware law and the Agreement.

4.

Exchange Agent to receive new membership interests in US Holdco and become a member of US Holdco (“New US Holdco Interests”). These New US Holdco Interests will be contributed to New Topco for the New Topco Shares.

5.

Exchange Agent (acting in its name but for the account of the holders of the FPAC Common Shares) enters into a contribution in kind agreement as required under Swiss law with New Topco regarding issuance of the New Topco Shares against contribution in kind of the New US Holdco Interests.

6.

Exchange Agent (acting in its name but for the account of the holders of the FPAC Shares) transfers title and ownership in the New US Holdco Interests to New TopCo and New Topco becomes the holder of such New US Holdco Interests.

7.	The board of directors of New Topco shall issue the report regarding the capital increase as required under Swiss law.

8.	The auditor of New Topco shall issue its verification report to New Topco as required under Swiss law.

9.

The board of directors of New Topco shall take the resolutions on the ascertainment and the execution of the capital increase, as well as the corresponding amendments to New Topco’s Articles of Association in the presence of a notary as required under Swiss law.

10.	Immediately upon completion of the above steps, New Topco shall file the duly signed application (incl. enclosures) regarding the capital increase with the commercial register.

11.

New Topco shall as soon as the capital increase is approved by and registered with the commercial register deliver the New Topco Shares to the Exchange Agent for delivery in accordance with the terms of the Agreement.

Exhibit C

FORM OF REGISTRATION RIGHTS AGREEMENT

Dated as of [●], 2020

REGISTRATION RIGHTS AGREEMENT, dated as of [●], 2020 (this “Agreement”), among (i) Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in [Wangen-Brüttisellen, Switzerland] (the “Company”), (ii) Global Blue Holding LP, an exempted limited partnership formed under the laws of the Cayman Islands (“GB Holding”), (iii) SL Globetrotter, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Globetrotter”), (iv) Far Point LLC, a Delaware limited liability company (“Far Point”), (v) Third Point Offshore Master Fund L.P., an exempted limited partnership formed under the laws of the Cayman Islands, Third Point Ultra Master Fund L.P., an exempted limited partnership formed under the laws of the Cayman Islands, Third Point Partners Qualified L.P., a Delaware limited partnership, Third Point Partners L.P., a Delaware limited partnership, Third Point Enhanced L.P., an exempted limited partnership formed under the laws of the Cayman Islands, Third Point Ventures LLC, a Delaware limited liability company, and Cloudbreak Aggregator LP, a Cayman Islands exempted limited partnership (collectively, “Third Point”), and each of the persons whose name appears on the signature pages hereto or becomes a party hereto pursuant to Section 3.4.

R E C I T A L S:

WHEREAS, capitalized terms used but not defined herein shall have the meaning set forth in Article II of this Agreement.

WHEREAS, this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Agreement and Plan of Merger dated as of January [●], 2020, by and among the Company, Fair Point Acquisition Corporation, a Delaware corporation, Globetrotter, and the other parties thereto (the “Merger Agreement”); and

WHEREAS, the Company has agreed to grant the other parties hereto registration rights in respect of the ordinary shares, nominal value CHF 0.01 per share (the “Company Ordinary Shares”), warrants to acquire Company Ordinary Shares (the “Warrants”) and [insert title per New Topco articles] (the “Convertible Preferred Shares” and, together with the Company Ordinary Shares and the Warrants, the “Company Shares”) of the Company held by them, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

REGISTRATION

1.1. Demand Registrations.

(a) Subject to the terms and conditions hereof, solely if the Company has failed to file the Shelf Registration Statement or maintain its effectiveness as provided in Section 1.3, any Demand Shareholders (“Requesting Shareholders”) shall be entitled to make written requests of the Company (each, a “Demand”) for registration under the Securities Act of an amount of Registrable Securities then held by such Requesting Shareholders (such amount, in the case where SL Sponsor is a Requesting Shareholder, to include a number of Registrable Securities held by the Escrow Agent determined pursuant to the Management Shareholders Agreement) that equals or is greater than the Registrable Amount (a “Demand Registration”). Thereupon the Company will, subject to the terms of this Agreement, use its reasonable best efforts to effect the registration as promptly as practicable under the Securities Act of:

(i) the Registrable Securities which the Company has been so requested to register by the Requesting Shareholders for disposition in accordance with the intended method of disposition stated in such Demand;

(ii) all other Registrable Securities which the Company has been requested to register pursuant to Section 1.1(b), but subject to Section 1.1(h); and

(iii) all Company Shares which the Company may elect to register in connection with any offering of Registrable Securities pursuant to this Section 1.1, but subject to Section 1.1(h),

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof) of the Registrable Securities and the additional Company Shares, if any, to be so registered.

(b) A Demand shall specify (i) the aggregate number of Registrable Securities requested to be registered in such Demand Registration, (ii) the intended method of disposition in connection with such Demand Registration, to the extent then known and (iii) the identity of the Requesting Shareholder(s). Within three (3) Business Days after receipt of a Demand, the Company shall give written notice of such Demand to all Other Holders of Registrable Securities. The Company shall include (but only on a pro rata basis among the Requesting Shareholder and the Other Holders that have requested to participate in such Demand Registration based upon the relative number of Registrable Shares then held by each such Requesting Shareholder and Other Holders) in the Demand Registration covered by such Demand all Registrable Securities with respect to which the Company has received a written request for inclusion therein from the Other Holders thereof within five (5) days after the Company’s notice required by this paragraph has been given, subject to Section 1.1(h). Each such written request shall comply with the requirements of a Demand as set forth in this Section 1.1(b).

(c) During each fiscal year of the Company, SL Sponsor shall have the right to request up to nine (9) Demand Registrations and/or deliver Take-Down Notices pursuant to Section 1.3, in the aggregate, and FP/TP Sponsor shall have the right to request up to three (3) Demand Registrations and/or deliver Take-Down Notices pursuant to Section 1.3, in the aggregate (of which only two (2) Take-Down Notices may be for Marketed Underwritten Shelf Offerings). Notwithstanding the foregoing, the FP/TP Sponsor shall not be entitled to request a Demand Registration, deliver a Take-Down Notice or a Piggyback Notice or sell Registrable Securities pursuant to a registration statement, at any time when the SL Sponsor is restricted from selling Registrable Securities pursuant to Clause 6.2 or Clause 6.9 of the Management Shareholders Agreement; provided, however, that this sentence shall not be applicable in so far as it relates to Clause 6.9 of the Management Shareholders Agreement if the FP/TP Sponsor (or Far Point or Third Point individually if it is requesting a Demand Registration, delivering a Take-Down Notice or otherwise selling Registrable Securities pursuant to a registration statement that in each case would not involve sales by the other) does not possess material nonpublic information with respect to the Company or its securities and has no representative on the Company Board. A Demand Registration shall not be deemed to have been effected and shall not count as a Demand Registration (A) unless a registration statement with respect thereto has become effective and has remained effective for a period of at least one hundred eighty (180) days or such shorter period in which all Registrable Securities included in such Demand Registration have actually been sold thereunder (provided that such period shall be extended for a period of time equal to the period the Holder of Registrable Securities refrains from selling any securities included in such registration statement at the request of the Company or the lead managing underwriter(s) pursuant to the provisions of this Agreement) or (B) if, after it has become effective, such Demand Registration becomes subject, prior to one hundred eighty (180) days after effectiveness, to any stop order, injunction or other order or requirement of the Commission or other Governmental Authority, other than by reason of any act or omission by the applicable Selling Stockholders.

(d) Demand Registrations shall be on Form F-1 or Form F-3 if the Company is eligible under Applicable Law to register Registrable Securities on Form F-3 or, if the Company reasonably believes another registration form of the Commission would be more appropriate, such other appropriate registration form of the Commission as shall be selected by the Company and reasonably acceptable to the Requesting Shareholders.

(e) The Company shall not be obligated to (i) subject to Section 1.1(c), maintain the effectiveness of a registration statement under the Securities Act filed pursuant to a Demand Registration for a period longer than one hundred eighty (180) days or (ii) effect any Demand Registration (A) within forty-five (45) days of a “firm commitment” Underwritten Offering in which all Demand Shareholders were offered “piggyback” rights pursuant to Section 1.2 (subject to Section 1.2(b)) and at least 90% of the number of Registrable Securities requested by such Demand Shareholders to be included in such Underwritten Offering were included and sold or (B) during the first year after the Closing Date, within three (3) months of the completion of any other Demand Registration.

(f) The Company shall be entitled to postpone (upon written notice to the Requesting Shareholders and any Other Holders whose Registrable Securities are covered by such Demand pursuant to Section 1.1(b)) the filing or the effectiveness of a registration statement for any Demand Registration in the event of a Blackout Period until the expiration of the applicable Blackout Period. In the event of a Blackout Period, the Company shall deliver to the Requesting Shareholders requesting registration and any Other Holders whose Registrable Securities are covered by such Demand pursuant to Section 1.1(b) a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in the definition of Blackout Period are met.

(g) If the Majority in Interest of the Requesting Shareholders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Requesting Shareholder or Other Holders that have requested to include Registrable Securities in such Registration shall be conditioned upon such Requesting Shareholder’s participation in such Underwritten Offering and the inclusion of such Requesting Shareholder’s Registrable Securities in such Underwritten Offering to the extent provided herein (for the avoidance of doubt, in the event that SL Sponsor acts as Requesting Shareholder on behalf of the Escrow Agent, including the Registrable Securities held by the Escrow Agent and included in the Underwritten Offering in accordance with the Management Shareholders Agreement). All such Requesting Shareholders and Other Holders (including the Escrow Agent and, if required, Management Shareholders) proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 1.1(g) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering pursuant to Section 1.1(i).

(h) If, in connection with a Demand Registration or Shelf Offering that involves an Underwritten Offering, the lead managing underwriter(s) advise(s) the Company that, in its (their) opinion, the inclusion of all of the securities sought to be registered in connection with such Demand Registration or Shelf Offering would adversely affect the success thereof, then the Company shall include in such registration statement only such securities as the Company is advised by such lead managing underwriter(s) can be sold without such adverse effect as follows and in the following order of priority: (i) first pro rata among the Holders that have requested to participate in such Demand Registration or Shelf Offering based on the relative number of Registrable Shares then held by each such Holder (including, in the event that SL Sponsor has included Registrable Securities held by the Escrow Agent, such Registrable Shares, as if they were held by SL Sponsor); (ii) second, other securities of the Company duly requested to be included in such registration statement by other persons, pro rata on the basis of the amount of such other securities requested to be included or such other allocation method determined by the Company; and (iii) third, securities the Company proposes to sell.

(i) Any time that a Demand Registration or Shelf Offering involves an Underwritten Offering, the Majority in Interest of the Requesting Shareholders shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which of such managing underwriters will serve as lead or co-lead) and underwriters and their respective economics with respect to the offering of such Registrable Securities; provided that such investment banker(s) and manager(s) shall be subject to the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

1.2. Piggyback Registrations.

(a) Subject to the terms and conditions hereof, whenever the Company proposes to register any Company Ordinary Shares under the Securities Act for its own account or for the account of other persons who are not

Demand Shareholders (other than the PIPE Registration Statement or a registration by the Company (i) on Form F-4 or any successor form thereto, (ii) on Form S-8 or any successor form thereto, or (iii) pursuant to Section 1.1) (a “Piggyback Registration”), the Company shall give all Holders prompt written notice thereof (but not less than ten (10) days prior to the filing by the Company with the Commission of any registration statement with respect thereto). Such notice (a “Piggyback Notice”) shall specify the number of Company Shares proposed to be registered, the proposed date of filing of such registration statement with the Commission, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by the Company of the proposed minimum offering price of such Company Ordinary Shares, in each case to the extent then known. Subject to Sections 1.1 (b) and 1.2(b), the Company shall include in each such Piggyback Registration all Registrable Securities held by Holders (a “Piggyback Seller”) with respect to which the Company has received written requests (which written requests shall specify the number of Registrable Securities requested to be disposed of by such Piggyback Seller) for inclusion therein within ten (10) days after such Piggyback Notice is received by such Piggyback Seller.

(b) If, in connection with a Piggyback Registration that involves an Underwritten Offering, the lead managing underwriter(s) advises the Company that, in its opinion, the inclusion of all the Company Ordinary Shares sought to be included in such Piggyback Registration by (i) the Company, (ii) other Persons who have sought to have Company Ordinary Shares registered in such Piggyback Registration pursuant to rights to demand (other than pursuant to so-called “piggyback” or other incidental or participation registration rights) such registration pursuant to agreements entered into by the Company in accordance with Section 3.14 (such Persons, if any, being “Other Demanding Sellers”), (iii) the Piggyback Sellers and (iv) any other proposed sellers of Company Ordinary Shares (such Persons being “Other Proposed Sellers”), as the case may be, would adversely affect the success thereof, then the Company shall include in the registration statement applicable to such Piggyback Registration only such Company Ordinary Shares as the Company is so advised by such lead managing underwriter(s) can be sold without such an effect, as follows and in the following order of priority:

(i) if the Piggyback Registration relates to an offering for the Company’s own account, then (A) first, such number of Company Ordinary Shares to be sold by the Company as the Company, in its reasonable judgment and acting in good faith and in accordance with sound financial practice, shall have determined, (B) second, Registrable Securities of Piggyback Sellers, pro rata based on the number of Registrable Shares then held by each such Piggyback Seller (including, in the case of SL Sponsor, Registrable Shares held by the Escrow Agent and included with SL Sponsor’s Registrable Shares as if they were held by SL Sponsor), (C) third, Company Ordinary Shares sought to be registered by Other Demanding Sellers, pro rata on the basis of the number of Company Ordinary Shares proposed to be sold by such Other Demanding Sellers and (D) fourth, other Company Ordinary Shares proposed to be sold by any Other Proposed Sellers; or

(ii) if the Piggyback Registration relates to an offering other than for the Company’s own account, then (A) first, such number of Company Ordinary Shares sought to be registered by each Other Demanding Seller and Piggyback Seller pro rata based on the number of Registrable Shares then held by all such Other Demanding Sellers and Piggyback Sellers (including, in the case of SL Sponsor, Registrable Shares held by the Escrow Agent and included with SL Sponsor’s Registrable Shares as if they were held by SL Sponsor), (B) second, Company Ordinary Shares to be sold by the Company and (C) third, other Company Ordinary Shares proposed to be sold by any Other Proposed Sellers.

(c) For clarity, in connection with any Underwritten Offering under this Section 1.2 that is initiated by the Company, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Company and the lead managing underwriter(s); in connection with any Underwritten Offering under this Section 1.2 that is not initiated by the Company, the Company shall not be required to include the Registrable Securities of a Piggyback Seller in the Underwritten Offering unless such Piggyback Seller accepts the terms of the underwriting as agreed upon between the Majority in Interest of the Holders of Registrable Securities participating in such offering and the lead managing underwriter(s).

(d) If, at any time after giving written notice of its intention to register any Company Ordinary Shares as set forth in this Section 1.2 and prior to the time the registration statement filed in connection with such Piggyback Registration is declared effective, the Company shall determine for any reason not to register such Company Ordinary Shares, the Company may, at its election, give written notice of such determination to the Piggyback Sellers within five (5) Business Days thereof and thereupon shall be relieved of its obligation to register any Registrable Securities in connection with such particular withdrawn or abandoned Piggyback Registration; provided that Demand Shareholders may continue the registration as a Demand Registration pursuant to the terms of Section 1.1.

(e) Any time that a Piggyback Registration involves an Underwritten Offering that is initiated by the Company, the Company shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which of such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities and their respective economics; in the event that a Piggyback Registration involves an Underwritten Offering that is not initiated by the Company, the Majority in Interest of the Holders of Registrable Securities participating in such offering shall select the investment banker(s) and manager(s) that will serve as managing underwriters (including which of such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities and their respective economics; provided that such investment banker(s) and manager(s) shall be subject to the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed.

1.3. Shelf Registration Statement.

(a) Promptly, but in any event within forty-five (45) days from the date hereof, the Company shall file a registration statement on Form F-1 or any successor form thereto to register all of the Registrable Securities of the Holders (which registration statement shall be amended, converted or replaced, as provided in the following sentence, with a registration statement on Form F-3 or any successor form thereto (“Form F-3”)) providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”); provided, however, that notwithstanding the foregoing, the Company shall be entitled to delay the filing of the Shelf Registration Statement until such time as any financial statements required by Applicable Law are available for inclusion in the Shelf Registration Statement. The Company shall cause the Shelf Registration Statement to be amended and/or converted to, or replaced with, a registration on Form F-3 as promptly as reasonably practicable after the Company becomes eligible to use Form F-3 under Applicable Law. The Company shall use reasonable best efforts to cause to be declared effective by the Commission as soon as reasonably practicable after such filing date, the Shelf Registration Statement relating to the offer and sale, from time to time, of an amount of Registrable Securities then held and specified by such Demand Shareholders (and including Registrable Securities held by the Escrow Agent) that equals or is greater than the Registrable Amount and including a plan and method of distribution substantially in the form of Exhibit A or as otherwise specified.

(b) Subject to Section 1.3(c), the Company will use its reasonable best efforts to keep a Shelf Registration Statement continuously effective until the earlier of (i) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities; and (ii) the date on which this Agreement terminates pursuant to Section 3.1.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, by providing written notice to the Holders whose Registrable Securities are registered under the Shelf Registration Statement, to require such Holders to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement during any Blackout Period. In the event of a Blackout Period, the Company shall deliver to such Holders a certificate signed by either the chief executive officer or the chief financial officer of the Company certifying that, in the good faith judgment of the Company, the conditions described in the definition of Blackout Period are met. After the expiration of any Blackout Period, the Company shall deliver a notice of such expiration to Holders of Registrable Securities and without any further request from a Holder of Registrable Securities, the Company to the extent necessary shall as promptly as reasonably practicable prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) If one or more Demand Shareholders deliver a notice to the Company (a “Take-Down Notice”) stating that such Demand Shareholder(s) intend to sell at least a Registrable Amount of Registrable Securities on the Shelf Registration Statement in an Underwritten Offering (a “Shelf Offering”), the Company shall promptly, and in a manner reasonably agreed with such Demand Shareholder(s) amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering. The Demand Shareholders shall have the right to request the number of Shelf Offerings provided for in Section 1.1(c). In connection with any Shelf Offering that is an Underwritten Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and the underwriters (a “Marketed Underwritten Shelf Offering”), unless the Take-Down Notice is executed by or on behalf of all the Demand Shareholders (even if all the Demand Shareholders are not participating in such Marketed Underwritten Shelf Offering), the Company shall forward the Take-Down Notice to all other Demand Shareholders whose Registrable Securities are included on the Shelf Registration Statement and the Company and such proposing Demand Shareholder(s) shall permit each such other Demand Shareholder to include (but only on a pro rata basis with the proposing Demand Shareholder based on the relative number of Registrable Shares then held by each such Demand Shareholder) its Registrable Securities (including, in the case of SL Sponsor, Registrable Securities held by the Escrow Agent in an amount determined in accordance with the Management Shareholders Agreement) included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such other Demand Shareholder notifies the proposing Demand Shareholder(s) and the Company within two (2) days after delivery of the Take-Down Notice to such other Demand Shareholder.

In connection with any Shelf Offering that is an Underwritten Offering but is not a Marketed Underwritten Shelf Offering (a “Non-Marketed Underwritten Shelf Offering”), the Company shall forward the Take-Down Notice to all other Demand Shareholders whose Registrable Securities are included on the Shelf Registration Statement and the Company and such proposing Demand Shareholder(s) shall permit each such other Demand Shareholder to include (but only on a pro rata basis with the proposing Demand Shareholder based on the relative number of Registrable Shares then held by each such Demand Shareholder) its Registrable Securities (including, in the case of SL Sponsor, Registrable Securities held by the Escrow Agent in an amount determined in accordance with the Management Shareholders Agreement) included on the Shelf Registration Statement in the Non-Marketed Underwritten Shelf Offering if such other Demand Shareholder notifies the proposing Demand Shareholder(s) and the Company within 24 hours of receiving the Take-Down Notice.

(e) For the avoidance of doubt, no Other Holders (except the Escrow Agent on behalf of the Management Shareholders as provided herein and, for the avoidance of doubt, except a non-proposing Demand Shareholder in accordance with Section 1.1(e)) will be entitled to participate in Shelf Offerings unless SL Sponsor determines otherwise in a written notice delivered to the Company and such Other Holders (in which case such Other Holders shall be treated the same as a non-proposing Demand Shareholder with respect to such Shelf Offerings).

(f) For the avoidance of doubt, any Shelf Offering will be subject to Sections 1.1(h) and (i).

(g) Upon the written request of any Demand Shareholder, the Company will file and seek the effectiveness of a post-effective amendment to the Shelf Registration Statement to register additional Registrable Securities that would have been included in the Shelf Registration Statement had they been owned by such Demand Shareholder on the date hereof (or, if such additional Registrable Securities cannot be registered pursuant to a post-effective amendment under Applicable Law, an additional shelf registration statement); provided that when the Company effects a Demand Shareholder request to file such a post-effective amendment (or additional shelf registration statement), it shall notify the other Holders and provide such other Holders a reasonable opportunity to include additional Registrable Securities in such amendment (or additional shelf registration statement).

1.4. Withdrawal Rights. Any Demand Shareholder having notified or directed the Company to include any or all of its Registrable Securities in a registration statement under the Securities Act shall have the right to withdraw any such notice or direction with respect to any or all of the Registrable Securities designated by it for registration by giving written notice to such effect to the Company prior to the effective date of such registration statement. In the event of any such withdrawal, the Company shall not include such Registrable Securities in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). No such withdrawal shall affect the obligations of the Company with respect to the Registrable Securities not so withdrawn if any other Demand Shareholder has requested that Registrable Securities be included in such registration; provided, however, that in the case of a Demand Registration, if such withdrawal shall reduce the number of Registrable Securities sought to be included in such registration below the Registrable Amount, then the Company shall as promptly as practicable give each Demand Shareholder seeking to register Registrable Securities notice to such effect and, within ten (10) days following the mailing of such notice, such Demand Shareholders still seeking registration shall, by written notice to the Company, elect to register additional Registrable Securities to satisfy the Registrable Amount or elect that such registration statement not be filed or, if theretofore filed, be withdrawn. During such ten (10) day period, the Company shall not file such registration statement if not theretofore filed or, if such registration statement has been theretofore filed, the Company shall not seek, and shall use reasonable best efforts to prevent, the effectiveness thereof.

1.5. Underwriter Lock-up Agreements. (a) In connection with any Underwritten Offering in which a Holder participates pursuant to Section 1.2, each such Holder agrees to enter into customary agreements, including such customary carve-outs and limitations as any such Holder may reasonably request, restricting the public sale or distribution of equity securities of the Company (including sales pursuant to Rule 144 or Rule 145 under the Securities Act) to the extent requested in writing by the lead managing underwriter(s) with respect to an applicable Underwritten Offering during the period commencing on the date of the “pricing” of such Underwritten Offering) and continuing for not more than the lesser of (i) the period to which the Company (subject to customary carve-outs and limitations) is restricted and (ii) ninety (90) days for the first offering of Company Shares after the Closing Date and forty-five (45) days thereafter, in each case, after the date of the “final” prospectus (or “final” prospectus supplement if the Underwritten Offering is made pursuant to the Shelf Registration Statement), pursuant to which such Underwritten Offering shall be made, or such other period as is required by the lead managing underwriter(s). Any discretionary waiver or termination of the requirements under the foregoing provisions made by the Company or applicable lead managing underwriter(s) shall apply to each Holder on a pro rata basis.

(b) If any Demand Registration involves an Underwritten Offering or in the event of a Marketed Underwritten Shelf Offering, the Company will not effect any public sale or distribution of any ordinary share capital (or securities convertible into or exchangeable or exercisable for ordinary share capital) (other than a registration statement on Form F-4, Form S-8 or any successor forms thereto) for its own account, within ninety (90) days, after the date of such Underwritten Offering or Marketed Underwritten Shelf Offering, as applicable, except as may otherwise be agreed between the Company and the lead managing underwriter(s) of such Underwritten Offering or Marketed Underwritten Shelf Offering, as applicable.

1.6. Registration Procedures.

(a) If and whenever the Company is required to use reasonable best efforts to effect the registration and/or offering of any Registrable Securities under the Securities Act as provided in Section 1.1, Section 1.2 or Section 1.3, the Company shall as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement to effect such registration in accordance with the intended method or methods of distribution of such securities and thereafter use reasonable best efforts to cause such registration statement to become and remain effective pursuant to the terms of this Article I; provided, however, that the Company may discontinue any registration of its securities which are not Registrable Securities at any time prior to the effective date of the registration statement relating thereto; provided, further, that before filing such registration statement or any amendments thereto, the Company will furnish to the Holders which are including Registrable Securities in such registration (“Selling Stockholders”), their counsel and the lead managing underwriter(s) and their counsel, if any, copies of all such documents proposed to be filed, which documents will be subject to the review and reasonable comment of such counsel, and other documents reasonably requested by such counsel, including any comment letter from the Commission, and, if requested by such counsel, provide such counsel a reasonable opportunity to participate in the preparation of such registration statement and each prospectus included therein. The Company shall not file any such registration statement or prospectus or any amendments or supplements thereto with respect to a Demand Registration to which the Holders of a majority of Registrable Securities held by the Selling Stockholder(s), their counsel or the lead managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Company, such filing is necessary to comply with Applicable Law;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective pursuant to the terms of this Article I, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(iii) if requested by the lead managing underwriter(s), if any, or the Holders of a majority of the then outstanding Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received such request; provided, however, that the Company shall not be required to take any actions under this Section 1.6(a)(iii) that are not, in the opinion of counsel for the Company, in compliance with Applicable Law;

(iv) furnish to the Selling Stockholders and each underwriter, if any, of the securities being sold by such Selling Stockholders such number of conformed copies of such registration statement and of each amendment and supplement thereto, such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and each free writing prospectus (as defined in Rule 405 of the Securities Act) (a “Free Writing Prospectus”) utilized in connection therewith and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such Selling Stockholders and underwriter, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities owned by such Selling Stockholders;

(v) use reasonable best efforts to register or qualify or cooperate with the Selling Stockholders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities covered by such registration statement under such other securities laws or “blue sky” laws of such jurisdictions as the Selling Stockholders and any underwriter of the securities being sold by such Selling Stockholders shall reasonably request, and to keep each such registration or qualification (or exemption therefrom) effective during the period such registration statement is required to be kept effective and take any other action which may be necessary or reasonably advisable to enable such Selling Stockholders and underwriters to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Selling Stockholders, except that the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (v) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(vi) use reasonable best efforts to cause such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the New York Stock Exchange or the NASDAQ Stock Market;

(vii) use reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be reasonably necessary to enable the Selling Stockholder(s) thereof to consummate the disposition of such Registrable Securities;

(viii) use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(ix) in an Underwritten Offering, enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings and in connection therewith, (A) make representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries, and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (B) include in the underwriting agreement indemnification provisions and procedures substantially to the effect set forth in Section 1.9 hereof with respect to the underwriter and all parties to be indemnified pursuant to said Section except as otherwise agreed by the Holders of a majority of the Registrable Securities being sold and (C) deliver such documents and certificates as are reasonably requested by the Holders of a majority of the Registrable Securities being sold, their counsel and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (A) above and to evidence compliance with any customary conditions contained in the underwriting agreement;

(x) in connection with an Underwritten Offering, use reasonable best efforts to obtain (A) for the underwriter(s) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such underwriters and (B) for the Selling Stockholders and underwriter(s) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter to the extent deliverable in accordance with the policies of such accountants) signed by the independent public accountants who have certified the Company’s financial statements and, to the extent required, any other financial statements included in such registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;

(xi) make available for inspection by the Selling Stockholders, any underwriter participating in any offering pursuant to any registration statement, and any attorney, accountant or other agent or representative retained in connection with such offering by such Selling Stockholders or underwriter (collectively, the “Inspectors”), such financial and other records, pertinent corporate documents and instruments of the Company (collectively, the “Records”), as shall be reasonably necessary, or as shall otherwise be reasonably requested, to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries (and use its reasonable best efforts to cause its auditors) to participate in customary due diligence calls and to supply all information in each case reasonably requested by any such representative, underwriter, attorney, agent or accountant in connection with such registration statement; provided, however, that the Company shall not be required to provide any information under this clause (xi) if (A) the Company reasonably believes, after consultation with counsel for the Company, that to do so would cause the Company to forfeit an attorney-client privilege that was applicable to such information or (B) if either (1) the Company has requested and been granted from the Commission confidential treatment of such information contained in any filing with the Commission or documents provided supplementally or otherwise or (2) the Company reasonably determines in good faith that such Records are confidential and so notifies the Inspectors in writing; unless prior to furnishing any such information with respect to clause (1) or (2) such Selling Stockholder requesting such information enters into, and causes each of its Inspectors to enter into, a confidentiality agreement on terms and conditions reasonably acceptable to the Company; provided, further, that each Selling Stockholder agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by another Governmental Authority, give notice to the Company and allow the Company, at its expense, to undertake appropriate action seeking to prevent disclosure of the Records deemed confidential;

(xii) as promptly as practicable notify in writing the Selling Stockholders and the underwriters, if any, of the following events: (A) the filing of the registration statement, any amendment thereto, the prospectus or any prospectus supplement related thereto or post-effective amendment to the registration statement or any Free Writing Prospectus utilized in connection therewith, and, with respect to the registration statement or any post-effective amendment thereto, when the same has become effective; (B) any request by the Commission or any other U.S. or state governmental authority for amendments or supplements to the registration statement or the prospectus or for additional information; (C) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings by any Person for that purpose; (D) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the securities or “blue sky” laws of any jurisdiction or the initiation or threat of any proceeding for such purpose; (E) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 1.6(a)(ix) cease to be true and correct in any material respect; and (F) subject to the provisions of this Agreement relating to a Blackout Period, upon the happening of any event that makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the request of any Selling Stockholder, promptly prepare and furnish to such Selling Stockholder a reasonable number of copies of a supplement to or an amendment of such registration statement or prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(xiii) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonably practicable date, except that, subject to the requirements of Section 1.6(a)(v), the Company shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (xiii) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) file a general consent to service of process in any such jurisdiction;

(xiv) cooperate with the Selling Stockholders and the lead managing underwriter(s) to facilitate the timely preparation and delivery of certificates (which shall not bear any restrictive legends unless required under Applicable Law) representing securities sold under any registration statement, and enable such securities to be in such denominations and registered in such names as the lead managing underwriter(s) or such Selling Stockholders may request and keep available and make available to the Company’s transfer agent prior to the effectiveness of such registration statement a supply of such certificates;

(xv) cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA; and

(xvi) have appropriate officers of the Company prepare and make presentations at a reasonable number of “road shows” and before analysts, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use its reasonable best efforts to cooperate as reasonably requested by the Selling Stockholders and the underwriters in the offering, marketing or selling of the Registrable Securities.

(b) The Company may require each Selling Stockholder and each underwriter, if any, to furnish the Company in writing such information regarding each Selling Stockholder or underwriter and the distribution of such Registrable Securities as the Company may from time to time reasonably request in writing to complete or amend the information required by such registration statement.

(c) Each Selling Stockholder agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in clauses (B), (C), (D), (E) and (F) of Section 1.6(a)(xii), such Selling Stockholder shall forthwith discontinue such Selling Stockholder’s disposition of Registrable Securities pursuant to the applicable registration statement and prospectus relating thereto until such Selling Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 1.6(a)(xii), or until it is advised in writing by the Company that the use of the applicable prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus; provided, that the amount of time the Holder is required to discontinue disposition of such securities shall not exceed thirty (30) days; provided, further, that the Company shall extend the time periods under Section 1.1(c) with respect to the length of time that the effectiveness of a registration statement must be maintained by the amount of time the Holder is required to discontinue disposition of such securities.

(d) For the avoidance of doubt, in the event that Registrable Securities held by the Escrow Agent are being registered and sold in connection with a Demand Registration or a Piggyback Registration, SL Sponsor shall be entitled to act on behalf of the Escrow Agent as Holder on behalf of the Management Shareholders in accordance with its obligations under the Management Shareholders Agreement and the Escrow Agreement to include such Registrable Securities as if they were held by SL Sponsor in any action taken by SL Sponsor; provided that the Escrow Agent shall be entitled to receive notices directly from the Company pursuant to Section 1.1(b) and Section 1.2(a) in its capacity as Other Holders holding Registrable Securities on behalf of Management Shareholders.

(e) With a view to making available to the Holders the benefits of Rule 144 under the Securities Act and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration , the Company shall:

(i) use reasonable best efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(ii) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act, at any time when the Company is subject to such reporting requirements;

(iii) furnish to any Holder, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed or furnished by the Company with the Commission as such Holder may reasonably request in connection with the sale of Registrable Securities without registration (in each case to the extent not readily publicly available); and

(iv) otherwise provide such Holder with such customary assistance as is reasonably requested.

1.7. Registration Expenses. All fees and expenses incident to the Company’s performance of its obligations under this Article I, including (a) all registration and filing fees, including all fees and expenses of compliance with securities and “blue sky” laws (including the reasonable and documented fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 1.6(a)(v)) and all fees and expenses associated with filings required to be made with FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121), (b) all printer, printing (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with the Depository Trust Company and of printing prospectuses if the printing of prospectuses is requested by a Demand Shareholder) and copying expenses, (c) all messenger, telephone and delivery expenses, (d) all fees and expenses of the Company’s independent certified public accountants and counsel (including with respect to “comfort” letters and opinions), (e) expenses incurred in connection with any “road show” and (f) reasonable and documented fees and disbursements of one counsel (together with one local counsel) for all Holders whose Registrable Securities are included in a registration statement, which counsel shall be selected by the Holders of a majority of the Registrable Securities (including, in the case of SL Sponsor, Registrable Securities held by the Escrow Agent) being sold in connection therewith, shall be borne solely by the Company whether or not any registration statement is filed or becomes effective or any offering is completed. In connection with the Company’s performance of its obligations under this Article I, the Company will pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties and the expense of any annual audit) and the expenses and fees for listing the securities to be registered on each securities exchange and included in each established over-the-counter market on which similar securities issued by the Company are then listed or traded. Each Selling Stockholder shall pay its portion of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such Selling Stockholder’s Registrable Securities pursuant to any registration.

1.8. Miscellaneous.

(a) Except with respect to the Shelf Registration Statement, ot less than two (2) days (and in the case of Section 1.3(d), 24 hours) before the expected filing date of each registration statement pursuant to this Agreement, the Company shall notify each Holder of Registrable Securities who has timely provided the requisite notice hereunder entitling such Holder to register Registrable Securities in such registration statement of the information, documents and instruments from such Holder that any underwriter reasonably requests in connection with such registration statement, including, to the extent applicable, a questionnaire, custody agreement, power of attorney, lock-up letter (not to exceed a sixty (60) days lock-up period) and underwriting agreement (the “Requested Information”). If the Company has not received, on or before the day before the expected filing date, the Requested Information from such Holder, the Company may file the registration statement without including Registrable Securities of such Holder. The failure to so include in any registration statement the Registrable Securities of a Holder of Registrable Securities (with regard to that registration statement) shall not result in any liability on the part of the Company to such Holder.

(b) The Company shall not grant any demand, piggyback or shelf registration rights, the terms of which are senior to or conflict with the rights granted to the Holders of Registrable Securities hereunder to any other Person, or enter into any other agreements that conflict with the rights granted to the Holders of Registrable Securities under this Agreement (except to the extent contemplated under the definition of Blackout Period), without the prior written consent of Demand Shareholders holding a majority of the Registrable Securities then held by all Demand Shareholders. The foregoing shall not apply to the PIPE Registration.

(c) The Company will cooperate with the Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates or book entries (which, in either case, shall not bear any restrictive legends) representing shares to be sold by any Holder pursuant to any registration statement or sold pursuant to Rule 144 or Rule 145 under the Securities Act, and enable such shares to be in such denominations and registered in such names as the selling Holders or managing underwriter(s) may request.

1.9. Registration Indemnification.

(a) The Company agrees, without limitation as to time, to indemnify and hold harmless, to the fullest extent permitted by Law, each Selling Stockholder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Selling Stockholder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus, Free Writing Prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by any information furnished in writing to the Company by any Selling Stockholder expressly for use therein.

(b) In connection with any registration statement in which a Selling Stockholder is participating, without limitation as to time, each such Selling Stockholder shall, severally and not jointly, indemnify the Company, its directors, officers, stockholders, employees, managers, partners and agents, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Company, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, preliminary prospectus, Free Writing Prospectus or any amendment or supplement thereto, in light of the circumstances under which they were made) not misleading, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information regarding such Selling Stockholder furnished to the Company by such Selling Stockholder expressly for inclusion in such registration statement, prospectus or preliminary prospectus or Free Writing Prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Selling Stockholder shall be liable under this Section 1.9(b) for amounts in excess of the net proceeds received by such Holder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder shall give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice shall not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there are defenses available to it which are different from or in addition to the defenses available to such indemnifying party, (ii) a conflict of interest exists between the interests of the indemnifying party and the indemnified party, (iii) the indemnifying party shall have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either of which events the indemnified party shall be promptly reimbursed by the indemnifying party for the reasonable fees and expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith) plus one local counsel or (iv) such indemnifying party otherwise so agrees). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party shall have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party shall not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter shall be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (x) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect to such claim or litigation, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (z) is settled solely for cash for which the indemnified party would be entitled to indemnification hereunder.

(e) The indemnification and contribution provided for under this Agreement shall survive the sale of the Registrable Securities and the termination of this Agreement.

(f) If recovery is not available under the foregoing indemnification provisions for any reason or reasons other than as specified therein, any Person who would otherwise be entitled to indemnification by the terms thereof shall nevertheless be entitled to contribution with respect to any Losses with respect to which such Person would be entitled to such indemnification but for such reason or reasons, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, the Persons’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and other equitable considerations appropriate under the circumstances. It is hereby agreed that it would not necessarily be equitable if the amount of such contribution were determined by pro rata or per capita allocation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not found guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, no Selling Stockholder shall be required to make a contribution in excess of the net proceeds received by such Selling Stockholder from its sale of Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE II

DEFINITIONS

2.1. Defined Terms. Capitalized terms when used in this Agreement have the following meanings:

“Adjusted Warrants” means, as of any date of calculation, the number of Warrants equal to ((a – b) / a) * c, where

a = the VWAP of the Company Ordinary Shares for the 15 trading days prior to the date of calculation;

b = the average exercise price of the Warrants held by an applicable Holder; and

c = the number of Warrants held by an applicable Holder.

“Affiliate” means, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), (b) for the avoidance of doubt, if such specified Person is an investment fund, any other investment fund, the primary investment advisor to which is the primary investment advisor to such specified Person or an Affiliate thereof, and (c) if such specified Person is a natural Person, any family member of such natural Person. “Controlled” and “controlling” shall be construed accordingly. Notwithstanding the foregoing, for all purposes of this Agreement, in no event shall an Affiliate of any Sponsor include any “portfolio company” (as such term is customarily used among institutional investors) of any Person..

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any Law applicable to such Person, its assets, properties, operations or business.

“Beneficial Owner” or “Beneficially Own” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

“Blackout Period” means in the event that the Board of Directors of the Company determines in good faith that the registration or sale of Registrable Securities would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially adversely affect the Company, a period of up to thirty (30) days; provided that a Blackout Period may not occur more than twice in any period of 12 consecutive months and no more than thirty (30) days in a 180 day period.

“Business Day” means a day on which banks are generally open for normal business in New York, New York, which day is not a Saturday or a Sunday.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Commission” means the Securities and Exchange Commission or any other federal agency administering the Securities Act.

“Company” has the meaning set forth in the preamble.

“Company Ordinary Shares” has the meaning set forth in the recitals.

“Convertible Preferred Shares” has the meaning set forth in the recitals.

“Company Shares” has the meaning set forth in the recitals.

“Demand” has the meaning set forth in Section 1.1(a).

“Demand Registration” has the meaning set forth in Section 1.1(a).

“Demand Shareholder” means any Sponsor that holds Registrable Securities.

“Escrow Agent” means [●].

“Escrow Agreement” means the escrow agreement dated as of [●], 2020 entered into by and among SL Sponsor, the Management Shareholders and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Far Point” has the meaning set forth in the preamble.

“Form F-3” has the meaning set forth in Section 1.3(a).

“FP/TP Sponsor” means, collectively, (i) Far Point and (ii) Third Point.

“Free Writing Prospectus” has the meaning set forth in Section 1.6(a)(iv).

“GB Holding” has the meaning set forth in the preamble.

“Globetrotter” has the meaning set forth in the preamble.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or applicable exchange or self-regulatory organization, including FINRA.

“Holder” means each holder of Registrable Securities that is a party to this Agreement.

“Inspectors” has the meaning set forth in Section 1.6(a)(xi).

“Law” means any federal, state, provincial, local, municipal, foreign, international, multinational or other order, judgment, decree, constitution, law, ordinance, regulation, statute, treaty, code, rule, by-law, writ, injunction, decision, arbitration award, franchise, license, agency requirement, permit or other award of any Governmental Authority, or any policy, guideline, notice or protocol, in each case, to the extent that it has the force of law.

“Losses” has the meaning set forth in Section 1.9(a).

“Majority in Interest” means holders of the majority of the Registrable Shares held by the relevant Holders (including, in the case of SL Sponsor, Registrable Shares held by the Escrow Agent).

“Management Shareholders” means the managers of the Company who are or become parties to the Management Shareholders Agreement.

“Management Shareholders Agreement” means the management shareholders agreement dated as of [•], 2020, entered into by and among GB Holding, Globetrotter, the management representative named therein, the Company, Partners Group Private Equity (Master Fund), LLC, Partners Group Barrier Reef, L.P. and Partners Group Client Access 5, L.P. Inc. .

“Marketed Underwritten Shelf Offering” has the meaning set forth in Section 1.3(e).

“Merger Agreement” has the meaning set forth in the recitals.

“Non-Marketed Underwritten Shelf Offering” has the meaning set forth in Section 1.3(e).

“Other Demanding Sellers” has the meaning set forth in Section 1.2(b).

“Other Holder” means each Holder other than, in the case of a Demand, the Requesting Shareholder that delivers a Demand pursuant to Section 1.1 and, in the case of a Shelf Offering, the Demand Shareholder that delivers a Shelf Notice or Take-Down Notice pursuant to Section 1.3.

“Other Proposed Sellers” has the meaning set forth in Section 1.2(b).

“Person” means any natural person or any corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

“Piggyback Notice” has the meaning set forth in Section 1.2(a).

“Piggyback Registration” has the meaning set forth in Section 1.2(a).

“Piggyback Seller” has the meaning set forth in Section 1.2(a).

“PIPE Registration” means the registration rights granted to certain investors in the Company pursuant to certain PIPE Agreements (as defined in the Merger Agreement).

“Records” has the meaning set forth in Section 1.6(a)(xi).

“Registrable Amount” means an amount of Registrable Securities having an aggregate value of at least $30 million, based on the anticipated offering price (as reasonably determined in good faith by the Company), without regard to any brokers’ fees, or underwriting discount or commission.

“Registrable Securities” means any Company Shares or any other shares received in respect of the shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided that, any such securities shall cease to be Registrable Securities upon the earliest of (i) when they are sold by a Holder pursuant to an effective registration statement under the Securities Act, (ii) when they have been sold by a Holder pursuant to Rule 144 or Rule 145 under the Securities Act, and (iii) when they shall have ceased to be outstanding.

“Registrable Shares” means any Company Ordinary Shares, Company Preferred Shares (on an as converted basis), Adjusted Warrants or any other shares received in respect of the foregoing shares in connection with any stock split or subdivision, stock dividend, distribution or similar transaction; provided that, any such securities shall cease to be Registrable Shares upon the earliest of (i) when they are sold by a Holder pursuant to an effective registration statement under the Securities Act, (ii) when they have been sold by a Holder pursuant to Rule 144 or Rule 145 under the Securities Act, and (iii) when they shall have ceased to be outstanding.

“Requested Information” has the meaning set forth in Section 1.8(a).

“Requesting Shareholders” has the meaning set forth in Section 1.1(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Stockholders” has the meaning set forth in Section 1.6(a)(i).

“Shareholders Agreement” means the shareholders agreement dated as of January [●], 2020 relating to the Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Shelf Offering” has the meaning set forth in Section 1.3(d).

“Shelf Registration Statement” has the meaning set forth in Section 1.3(a).

“SL Sponsor” means (a) all Silver Lake (as defined in the Merger Agreement]) entities and Affiliates of such entities that hold Registrable Securities, (b) any transferee of any of the Persons referenced in clause (a) to which shares are transferred by such Person referenced in clause (a) and that becomes a party hereto pursuant to Section 3.4 and (c) any transferee of any of the Persons included in clause (b) of this definition to which shares are transferred by such Person and that becomes a party hereto pursuant to Section 3.4; provided that at such time, if any, as GB Holding ceases to be an Affiliate of Silver Lake or transfers all Registrable Securities held by it to its limited partners, GB Holding or such limited partners, as the case may be, shall no longer be “SL Sponsor” under this Agreement.

“Sponsors” means the SL Sponsor and FP/TP Sponsor.

“Take-Down Notice” has the meaning set forth in Section 1.3(d).

“Third Point” has the meaning set forth in the preamble

“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, or entry into any Agreement with respect to any sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer, excluding entry into this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby.

“Underwritten Offering” means a sale of securities of the Company to an underwriter or underwriters for reoffering to the public.

“VWAP” means, for any security as of any date(s), the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (with “Market” function set to “VWAP”, “Currency” function set to “USD”, and “Period” function set to “Daily”; the resulting VWAP is shown next to the “Average” label).

2.2. Interpretation. Whenever used herein, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, and the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Article, Section, Exhibit or Schedule in which the reference appears. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. References to “$” or “dollars” means

United States dollars. Any reference in this Agreement to any gender shall include all genders. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings of the Articles and Sections are for convenience of reference only and do not affect the interpretation of any of the provisions hereof. If, and as often as, there is any change in the outstanding Company Shares by reason of stock dividends, splits, reverse splits, spin-offs, split-ups, mergers, reclassifications, reorganizations, recapitalizations, combinations or exchanges of shares and the like, appropriate adjustment shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the rights and obligations set forth herein that continue to be applicable on the date of such change. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

ARTICLE III

MISCELLANEOUS

3.1. Term. This Agreement will be effective as of the Closing (as defined in the Merger Agreement) and shall terminate, with respect to any Holder: (i) on the date when such Holder (together with its Affiliates) Beneficially Owns in the aggregate shares constituting less than three (3)% of the outstanding Company Shares and can sell such shares pursuant to Rule 144 or Rule 145 under the Securities Act without restriction, or (ii) at any time by written notice by such Holder to the Company; provided that in the event of any termination pursuant to this Section 3.1, any such Holder shall not sell any shares during any Blackout Period pending at the time of such termination. Section 1.9 and Articles II and III shall survive any termination.

3.2. Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed email transmission or by certified or registered mail (return receipt requested and first class postage prepaid), addressed as follows:

(a) If to any Holder, to such Holder at the address indicated on Schedule A hereto.

(b) if to the Company, to:

[                ]

[                    ]

[                             ]

Facsimile: [●]

E-mail: [●]

Attention: [●]

3.3. Amendments and Waivers. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (i) the Company and (ii) Holders Beneficially Owning a majority of the Registrable Securities then Beneficially Owned by all Holders. In addition, any amendment or modification to this Agreement that would in any material respect have a disproportionately adverse effect on any Holder’s rights hereunder shall require the prior written consent of a Majority in Interest of the Holders whose rights are disproportionately adversely affected. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

3.4. Successors and Assigns and Transferees. SL Sponsor may assign all or a portion of its rights hereunder to any of its transferees to which SL Sponsor transfers all or any of its Registrable Securities in accordance with the Shareholders Agreement; provided that such transferee shall only be admitted as a party hereunder and assume SL Sponsor’s rights and obligations under this Agreement upon its, his or her execution and delivery of a joinder agreement, in form and substance reasonably acceptable to the Company agreeing to be bound by the terms and conditions of this Agreement as if such person were a Holder party hereto; whereupon such Person will be treated for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as SL Sponsor with respect to the transferred Registrable Securities. Except as provided in the immediately preceding sentence, neither this Agreement not any of the rights or obligations hereunder shall be transferred or assigned by any of the parties hereto. Subject to the foregoing provisions of this Section 3.4, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 3.4 shall be void.

3.5. Severability. It is the intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under Applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, and such amendment will apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.

3.6. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

3.7. Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Merger Agreement, the Support and Standstill Agreement and the Confidentiality Agreement (each as defined in the Merger Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

3.8. APPLICABLE LAW; JURISDICTION OF DISPUTES. THIS AGREEMENT AND ALL LITIGATION, CLAIMS, ACTIONS, SUITS, HEARINGS OR PROCEEDINGS (WHETHER CIVIL, CRIMINAL OR ADMINISTRATIVE AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE SPONSORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH OF THE PARTIES HERETO HEREBY (A) EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, THE PERSONAL JURISDICTION OF ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT) IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (PROVIDED THAT IF JURISDICTION IS NOT THEN AVAILABLE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, SUCH

ACTION MAY BE BROUGHT ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY OTHER DELAWARE STATE COURT); PROVIDED THAT EACH OF THE PARTIES SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING FOR ENFORCEMENT OF A JUDGMENT ENTERED BY ANY UNITED STATES FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT IN ANY OTHER COURT OR JURISDICTION. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT. WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES THAT SERVICE OF PROCESS ON SUCH PARTY AS PROVIDED IN SECTION 3.2 SHALL BE DEEMED EFFECTIVE SERVICE OF PROCESS ON SUCH PARTY.

3.9. WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE SPONSORS IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE COMPANY OR THE SPONSORS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

3.10. Specific Performance. The parties hereto agree that monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is expressly agreed that the parties hereto shall be entitled to equitable relief, including injunctive relief and specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or in equity.

3.11. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and each such party’s respective heirs, successors and permitted assigns; provided that the Persons indemnified under Section 1.9 are intended third party beneficiaries of Section 1.9.

3.12. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Sponsor (or any of their heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to have been made in connection herewith or therewith or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation.

3.13. Other Agreements. Nothing in this Agreement shall limit or affect any other agreement to which any Holder is or may be a party, including any PIPE Agreement or Shareholders Agreement (as such terms are defined in the Merger Agreement).

3.14. Other Registration Rights. The Company shall not grant any registration rights with respect to any securities of the Company, other than the rights agreed to hereunder, without the prior written consent of the Sponsors. The foregoing shall not apply to the PIPE Registration.

[The remainder of this page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

GLOBAL BLUE GROUP HOLDING AG

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

SL SPONSOR

SL GLOBETROTTER, L.P.

By:	SL Globetrotter GP, Ltd., its general partner

By:
Name:
Title:

GLOBAL BLUE HOLDING L.P.

By:	SL Globetrotter GP, Ltd., its general partner

By:
Name:
Title:

FP/TP SPONSOR

FAR POINT LLC

By: Third Point LLC, investment manager of Cloudbreak Aggregator LP, its managing member

By:
Name:
Title:

THIRD POINT OFFSHORE MASTER FUND, L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT ULTRA MASTER FUND L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT PARTNERS QUALIFIED L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT PARTNERS L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT ENHANCED L.P.

By:	Third Point LLC, its investment manager

By:
Name:
Title:

CLOUDBREAK AGGREGATOR LP

By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT VENTURES LLC, as nominee for funds managed and/or advised by Third Point LLC

By:	Third Point LLC, its Attorney-in-Fact

By:
Name:
Title:

Third Point Ventures LLC executes this signature page as nominee for funds managed and/or advised by Third Point LLC and not in its individual capacity. All information and representations and warranties of Third Point Ventures LLC herein are provided by and with respect to such funds.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

OTHER HOLDERS

By:
Name: Stanley McChrystal

By:
Name: Nicole Seligman

By:
Name: Laurence A. Tosi

By:
Name: David Bonanno

By:
Name: Kelly Vallante

Articles of Association NYSE Listing Global Blue Group Holding AG	Annex B

STATUTEN der Global Blue Group Holding AG (Global Blue Group Holding SA) (Global Blue Group Holding Ltd)	ARTICLES OF ASSOCIATION of Global Blue Group Holding AG (Global Blue Group Holding SA) (Global Blue Group Holding Ltd)

I.   GRUNDLAGEN

Artikel 1: Firma, Sitz

Unter der Firma

Global Blue Group Holding AG
(Global Blue Group Holding SA)
(Global Blue Group Holding Ltd)

besteht eine Aktiengesellschaft gemäss Artikel 620 ff. OR mit Sitz in Wangen-Brüttisellen. Die Dauer der Gesellschaft ist unbeschränkt.

I.   GENERAL PROVISIONS

Article 1: Corporate Name, Registered Office

Under the corporate name

Global Blue Group Holding AG
(Global Blue Group Holding SA)
(Global Blue Group Holding Ltd)

a Company exists pursuant to Articles 620 et seq. of the Swiss Code of Obligations (“CO”) having its registered office in Wangen-Brüttisellen. The duration of the Company is unlimited.

Artikel 2: Zweck

Der Zweck der Gesellschaft ist der Erwerb und die Verwaltung von Beteiligungen an in- und ausländischen Unternehmungen, insbesondere von beherrschenden Beteiligungen an Gesellschaften, welche im Bereich MwSt Rückerstattung, Fremdwährungstausch, Marketingdienstleistungen, Verkaufsstellen-Technologie, Ausbildung von Verkaufspersonal und Kundeninformationen tätig sind, die Führung und nachhaltige Entwicklung dieser Beteiligungsgesellschaften im Rahmen einer Unternehmensgruppe sowie die Bereitstellung der finanziellen und organisatorischen Voraussetzungen für die Führung einer Unternehmensgruppe.

Article 2: Purpose

The purpose of the Company is to acquire, hold and manage investments in domestic and foreign companies, in particular of controlling investments in companies active in the areas of VAT/GST tax refund, currency conversion, marketing services, point-of-sale technology, retail staff education, and customer intelligence, the management and sustainable development of these investment companies within a group of companies as well as the provision of financial and organizational means for the management of a group of companies.

Die Gesellschaft kann im In- und Ausland Liegenschaften und Immaterialgüterrechte erwerben, belasten, verwerten und verkaufen sowie Tochtergesellschaften und Zweigniederlassungen errichten und finanzieren.	The Company may acquire, mortgage, utilize and sell real estate properties and intellectual property rights in Switzerland and abroad as well as incorporate and finance subsidiaries and branches.

Die Gesellschaft kann alle der Verwirklichung ihres Zweckes förderlichen kommerziellen und finanziellen Transaktionen durchführen, insbesondere Kredite gewähren und aufnehmen, Obligationenanleihen	The Company may engage in all kinds of commercial and financial transactions that are beneficial for the realisation of its purpose, in particular provide and take out loans, issue bonds, provide suretyships and

ausgeben, Bürgschaften und Garantien abgeben, Sicherheiten stellen sowie Anlagen in allen marktgängigen Anlagemedien vornehmen.	guarantees, provide collateral as well as make investments in all marketable investment classes.

II.   KAPITAL

Artikel 3a: Aktienkapital

Das Aktienkapital der Gesellschaft beträgt CHF [●] und ist eingeteilt in [●] auf den Namen lautendende Stammaktien mit einem Nennwert von je CHF [●0.01] und [●] wandelbare auf den Namen lautende Vorzugsaktien der Kategorie A mit einem Nennwert von je CHF [●0.01] (“Vorzugsaktie der Kategorie A”). Die Aktien sind vollständig liberiert.

II.   CAPITAL

Article 3a: Share Capital

The share capital of the Company amounts to CHF [●] and is divided into [●] registered common shares with a nominal value of CHF [●] each and [●] registered series A convertible preferred shares with a nominal value of CHF [●] each (“Series A Preferred Shares”). The share capital is fully paid-up.

Artikel 3b: Wandelbare Vorzugsaktien der Kategorie A

1.  Die Vorzugsaktien der Kategorie A haben dieselben Rechte wie die Stammaktien, einschliesslich des Rechts auf Dividenden (einschliesslich Liquidationsdividende) und Stimm- und Mitwirkungsrechte.

Article 3b: Convertible Series A Preferred Shares 1. The Series A Preferred Shares have the same dividend (including liquidation dividends), voting and other rights as common shares.

2. Jede Vorzugsaktie der Kategorie A verleiht ein Recht auf eine (zusätzliche) Vorzugsdividende (“Vorzugsdividende”).	2. Each Series A Preferred Share confers an (additional) preference dividend (“Preference Dividend”) as follows:

a.   Für die für das Geschäftsjahr 2025/2026 (d.h. erstmals an der ordentlichen Generalversammlung 2026) und danach beschlossenen Dividendenbeschlüsse (einschliesslich Beschlüsse betreffend ausschüttbare Reserven) ein Betrag entsprechend 8% p.a. (“Prozentsatz”) von USD 10, unter der Voraussetzung, dass die Generalversammlung eine entsprechende Dividende beschliesst und die einschlägigen Bestimmungen des Schweizerischen Obligationenrechts sowie sonstige für die Gesellschaft geltende rechtliche Vorschriften eingehalten werden. Insbesondere darf keine Vorzugsdividende ausgerichtet werden, insoweit kein Bilanzgewinn oder ausschüttbare Reserven bestehen.

a.   For dividends resolved (including resolutions regarding distributable reserves) for the financial year 2025/2026 (i.e. the first time at the ordinary General Meeting of Shareholders 2026) and thereafter an amount equal to 8% per annum (“Percentage”) of USD 10, under the prerequisite that the General Meeting of Shareholders resolves a corresponding dividend and that the relevant provisions of the CO, as well as the other legal requirements applicable to the Company are complied with. In particular no Preference Dividend may be distributed to the extent no balance sheet profit or distributable reserves are available for distribution.

b. Der Prozentsatz erhöht sich in jedem auf das Geschäftsjahr 2025/2026 folgenden Geschäftsjahr jeweils um einen weiteren Prozentpunkt p.a.	b. The Percentage shall increase in each financial year after 2025/2026 by an additional one percentage point per annum.

c.   Die Generalversammlung kann beschliessen, in einem Geschäftsjahr keine Dividende auszuschütten, oder eine Dividende auszuschütten, welche zur vollständigen Zahlung einer Vorzugsdividende nicht ausreicht; diesfalls verfällt am Ende dieses Jahres der entsprechende restliche Betrag der Vorzugsdividende für dieses Geschäftsjahr, dieser Betrag wird nicht auf das nächste Geschäftsjahr vorgetragen und erhöht den auf der Basis des künftig anwendbaren Prozentsatzes nicht.

c.   The General Meeting of Shareholders may resolve in any given year not to distribute dividends, or to distribute dividends in an amount not covering the full amount of the Preference Dividend; in such cases the respective remaining amount of the Preference Dividend of such year is forfeited at the end of such year, shall not be carried forward to the following year(s) and does not increase the basis of the subsequently applicable Percentage.

Die ordentliche Dividende für die Stamm- und Vorzugaktien der Kategorie A kann beschlossen werden, nachdem die Generalversammlung die Bezahlung der Vorzugsdividende für das betreffende Jahr vollumfänglich beschlossen hat.

The regular dividend on the common shares and Series A Preferred Shares can be resolved once the General Meeting of Shareholders has approved the payment of the Preference Dividend for the respective year in full.

3.  Die Inhaber der Vorzugsaktien der Kategorie A haben ein Recht auf einen Vorweganteil am Liquidationsergebnis nach Tilgung der Schulden, wobei der Betrag pro Vorzugsaktie 10 (zehn) USD (United States Dollars) entspricht. Nach Auszahlung des Vorzugsanteils am Liquidationsergebnis an die Vorzugsaktien der Kategorie A, ist das restliche Liquidationsergebnis unter den Stammaktien zu verteilen.

3.  Each Series A Preferred Share confers the right to receive after all debts have been satisfied a priority share of the liquidation proceeds in an amount equal to 10 (ten) USD (United States Dollars). After distribution of the liquidations proceeds to the Series A Preferred Shares, the remainder shall be distributed on the common shares.

4.  Die Gesellschaft ist im Rahmen des gesetzlich Zulässigen ermächtigt, alle oder einen Teil der Vorzugsaktien der Kategorie A gegen Bargeld und/oder Stammaktien (aus dem Eigenbestand oder Stammaktien aus genehmigtem Kapital) auf der Basis einer Vereinbarung mit den Vorzugsaktionären, welche den Vorzugsaktionären Andienungsrechte und der Gesellschaft Erwerbs- und Rückkaufsrechte einräumt, zu vereinbaren (die “Eintauschvereinbarung”).

4.  To the extent permitted by applicable law, the Company is authorized to acquire all or any portion of the Series A Preferred Shares in exchange for cash and/or common shares (sourced, in particular, from treasury shares or shares issued out of authorized share capital) pursuant to a contractual arrangement between the Company and the holders of the Series A Preferred Shares which grants the holders put rights and the Company call rights and redemption rights (the “Conversion Agreement”).

5.  Die Ausgabe neuer Vorzugsaktien und die Abänderung bzw. Aufhebung dieses Artikels 3b bedarf der Zustimmung einer Sonderversammlung der Inhaber der Vorzugsaktien der Kategorie A mit der Mehrheit der anwesenden Stimmen (die “Sonderversammlung”). [•German translation to be included once English version agreed] Für die Vernichtung von Vorzugsaktien der Kategorie A,

5.  The issuance of any preferred shares as well as the modification and cancellation, respectively, of this Article 3b requires the approval of a special meeting of the Series A Preferred Shares with a majority of the votes present at the meeting (the “Special Meeting”). In addition, approval by the Special Meeting is required for (a) the approval of a merger which would result in a holder of a Series A Preferred Share welche im Eigenbestand der Gesellschaft oder ihrer Tochtergesellschaften gehalten werden.

receiving less than 10 (ten) USD (United States Dollars) per Series A Preferred Share or (b) in case of resolutions by a General Meeting of Shareholders being held in the context of a public tender offer for all or part of the shares of the company, to the extent that a holder of a Series A Preferred Share would receive less than 10 (ten) USD (United States Dollars) per Series A Preferred Share. However, no Special Meeting is required for the cancellation of Series A Preferred Shares which are held in treasury by the Company or its subsidiaries.

6.  Im Falle der Ausgabe von neuen Stammaktien haben die Vorzugsaktien der Kategorie A dieselben Bezugs- und Vorwegzeichnungsrechte wie die Stammaktien. Der Ausschluss von Bezugs- und Vorwegzeichnungsrechte auf Stammaktien bedarf keiner Zustimmung der Sonderversammlung.

6.  The Series A Preferred Shares confer the same pre-emptive rights and advance subscription rights for newly issued common shares as the common shares. The exclusion of pre-emptive or advance subscription rights for common shares does not require approval by the Special Meeting.

Artikel 4a: Bedingtes Kapital – Mitarbeiterbeteiligung	Article 4a: Conditional Capital – Employee or Director Participation

1.  Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [●] durch Ausgabe von höchstens [●] vollständig zu liberierenden Stammaktien mit einem Nennwert von je CHF [●0.01] bei Ausübung von Optionsrechten oder im Zusammenhang mit anderen Rechten auf Aktien (einschliesslich sog. Restricted Stock Units (RSU) oder sog. Performance Stock Units (PSU)) erhöht, welche Organmitgliedern und Mitarbeitern oder Verwaltungsräte aller Stufen der Gesellschaft und der Gruppengesellschaften gemäss den entsprechenden Reglementen und Beschlüssen des Verwaltungsrats zustehen. Das Bezugsrecht und das Vorwegzeichnungsrecht der Aktionäre sind ausgeschlossen.

1.  The share capital of the Company may be increased by up to CHF [●] by issuing up to [●] fully paid-in common shares with a nominal value of CHF [●0.01] each, upon the exercise of option rights or in connection with other rights regarding shares (including restricted stock units (RSU) or Performance Stock Units (PSU)) granted to officers and employees or directors at all levels of the Company and its group companies according to respective regulations and resolutions of the Board of Directors. The pre-emptive rights and the advance subscription rights of the shareholders are excluded.

2.  Die Bedingungen zur Zuweisung und Ausübung der Optionsrechte und anderer Rechte auf Aktien aus diesem Artikel 4a sind vom Verwaltungsrat festzulegen. Die Ausgabe von Aktien unter dem Marktpreis ist zulässig.

2.  The conditions for the allocation and exercise of the option rights and other rights regarding shares from this Article 4a are determined by the Board of Directors. The shares may be issued at a price below the market price.

Artikel 4b: Bedingtes Kapital – Wandelanleihen	Article 4b: Conditional Capital – Convertible Debt

1.  Das Aktienkapital der Gesellschaft wird durch die Ausgabe von höchstens [●] voll zu liberierenden Stammaktien von je CHF [●0.01] Nennwert im Nominalbetrag von höchstens CHF [●] erhöht durch Ausübung von Wandel- oder Optionsrechten, welche im Zusammenhang mit Wandelanleihen, Anleihen, Wandeldarlehen und ähnlichen Finanzierungsformen der Gesellschaft oder einer ihrer Tochtergesellschaften eingeräumt worden sind.

1.  The share capital of the Company shall be increased in an amount of not more than CHF [●] by issuance of not more than [●] fully paid-in common shares with a nominal value of CHF [●0.01] each by means of the exercise of conversion rights or options in relation with convertible debt instruments, bonds, loans and similar forms of financing of the Company or of a subsidiary company.

2.  Die Ausgabebedingungen für die Options- und Wandelrechte werden durch den Verwaltungsrat festgelegt. Der Verwaltungsrat ist ermächtigt, das Vorwegzeichnungsrecht der Aktionäre aufzuheben oder einzuschränken, sofern die Wandelanleihen, Anleihen, Wandeldarlehen und ähnliche Finanzierungsformen verwendet werden (i) falls die Emission auf dem Weg der Festübernahme durch ein Konsortium mit anschliessender Platzierung im Publikum ohne Vorwegzeichnungsrecht im betreffenden Zeitpunkt, insbesondere hinsichtlich der Emissionskonditionen, als die geeignetste Emissionsform erscheint, oder (ii) im Zusammenhang mit der Finanzierung oder Refinanzierung des Erwerbs (einschliesslich Übernahme) von Gesellschaften, Unternehmen, Unternehmensteilen, Beteiligungen oder Kooperationen oder anderer Investitionen.

2.  The conditions for the granting of the option rights and conversion rights shall be determined by the Board of Directors. The Board of Directors is authorized to exclude or restrict shareholders’ advance subscription rights, if the convertible debt instruments, bonds, loans and similar forms of financing are used, (i) if an issue by firm underwriting by a consortium with subsequent offering to the public without advance subscription rights seems to be the most appropriate form of issue at the time, particularly in terms of the conditions for issue, or (ii) in connection with the financing or refinancing of the acquisition (including takeover) of companies, enterprises, parts of enterprises, participations or joint ventures or other investments.

3.  Soweit das Vorwegzeichnungsrecht ausgeschlossen ist, (i) beträgt die Ausübungsfrist für Wandelrechte höchstens 15 Jahre und für Optionsrechte höchstens 7 Jahre und (ii) und die Bedingungen solcher Wandelanleihen, Anleihen, Wandeldarlehen und ähnliche Finanzierungsformen, einschliesslich Options- und Wandelbedingungen, sind unter Berücksichtigung der Marktverhältnisse zum Zeitpunkt von deren Ausgabe festzulegen.

3.  To the extent shareholders’ advance subscription rights are excluded, (i) the exercise period for conversion and option rights granted shall not exceed 15 years and 7 years, respectively, and (ii) the terms of the relevant convertible debt instruments, bonds, loans and similar forms of financing, including conversion and option terms, shall be set taking into consideration the market conditions at the time of their issue.

Artikel 4c: Bedingtes Kapital – Bestehende Aktionärsoptionen	Article 4c: Conditional Share Capital – Existing Shareholder Warrants

1.  Das Aktienkapital der Gesellschaft wird im Maximalbetrag von CHF [●] durch Ausgabe von höchstens [●] vollständig zu liberierenden Stammaktien mit einem Nennwert von CHF [●0.01] je Aktie erhöht bei und im Umfang der Ausübung von Aktionärsoptionen, welche im Rahmen der Kotierung an vormalige Inhaber von Optionen der Far Point Acquisition Corporation ausgegeben worden sind.

1.  The share capital of the Company shall be increased by an amount not exceeding CHF [●], through the issue from time to time of a maximum of [●] fully paid-in common shares with a par value of CHF [●0.01] each, in connection with the exercise of shareholder warrants that have been issued in connection with the listing of the Company to former holders of the warrants of Far Point Acquisition Corporation.

2.  Das Bezugsrecht der Aktionäre ist ausgeschlossen. Die neuen Stammaktien können zum oder unter dem aktuellen Marktpreis ausgegeben werden. Der Verwaltungsrat bestimmt bei einer solchen Emission die spezifischen Ausgabekonditionen, inklusive den Ausgabepreis der Aktien in den Bedingungen der Aktionärsoptionen.

2.  The pre-emptive rights of the shareholders are excluded. The new common shares may be issued at a price equal to or below the current market price. The Board of Directors shall specify the specific conditions of issue including the issue price of the shares in the terms of the shareholder warrants.

Artikel 4d: Genehmigtes Kapital	Article 4d: Authorized capital

Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum [●insert date] 2022 um höchstens CHF [●] durch Ausgabe von bis zu [●] vollständig zu liberierenden Stammaktien mit einem Nennwert von je CHF [●0.01] zu erhöhen. Erhöhung auf dem Wege der Festübernahme und in Teilbeträgen ist zulässig. Der Verwaltungsrat bestimmt den Ausgabepreis, die Art der zu leistenden Einlage, den Beginn der Dividendenberechtigung und die Verwendung von zugeteilten aber nicht ausgeübten Bezugsrechten.

The Board of Directors is authorized to increase the share capital of the Company at any time until [●insert date] 2022, by an amount not exceeding CHF [●] through the issuance of up to [●] fully paid-in common shares with a nominal value of CHF [●0.01] each. Increases by way of underwriting as well as partial increases are permitted. Issue price, type of contribution, start of dividend entitlement as well as the expiry or allocation of pre-emptive rights not exercised shall be determined by the Board of Directors.

Der Verwaltungsrat ist ermächtigt, das Bezugsrecht der Aktionäre ganz oder teilweise aufzuheben oder zu beschränken:	The Board of Directors is authorized to exclude or restrict the pre-emptive rights of the existing shareholders:

1. im Zusammenhang mit strategischen Partnertransaktionen und Kooperationen;	1. in connection with strategic partnering and co-operation transactions;

2.  im Zusammenhang mit Fusionen sowie mit dem Erwerb (einschliesslich Übernahmen) von Gesellschaften, Unternehmen oder Unternehmensteilen, Beteiligungen oder Immaterialgüterrechten oder anderen Investitionen von strategischer Bedeutung und die Finanzierung oder Refinanzierung solcher Transaktionen;

2.  in connection with mergers, acquisitions (including take-over) of companies, enterprises or parts of enterprises, participations or intellectual property rights or other types of strategic investments as well as financing or refinancing of such transactions;

3. für die Beteiligung von Organmitgliedern und Mitarbeitern aller Stufen der Gesellschaft und deren Gruppengesellschaften;	3. for the participation of directors, officers and employees at all levels of the Company and its group companies;

4. zum Zwecke der Erweiterung des Aktionariats im Zusammenhang mit der Kotierung von Aktien an (zusätzlichen) ausländischen Börsen;	4. for the purpose of expanding the shareholder base in connection with the listing of shares on (additional) foreign stock exchanges.

5. zum Umtausch bzw. Rückkauf von Vorzugsaktien der Kategorie A gegen Stammaktien aus genehmigtem Kapital gemäss Artikel 3b Ziffer 4 der Statuten;

5.  for the exchange and buy-back, respectively, of Series A Preferred Shares in exchange for common shares issued from authorized share capital according to Article 3b Section 4 of the Articles of Association;

6.  im Zusammenhang mit der Ausübung von Optionen, welche im Rahmen der Kotierung der Gesellschaft an vormalige Optionsinhaber der Far Point Acquisition Corporation, [ ], ausgegeben worden sind, bzw. der Schaffung von entsprechenden eignen Aktien;

6.  in connection with the exercise of warrants that have been issued to former holders of warrants of Far Point Acquisition Corporation, [ ], in connection with the listing of the Company and the creation of corresponding treasury shares, respectively;

7.  im Zusammenhang mit der Ausgabe von Stammaktien an Far Point LLC, [●] in ihrer Eigenschaft als Gründerin der Far Point Acquisition Corporation gemäss den Bestimmungen des Agreement and Plan of Merger, datiert per [●] 2020 zwischen [●], wie von Zeit zu Zeit geändert (die “Fusionsvereinbarung”) bzw. der Schaffung von entsprechenden eigenen Aktien;

7.  in connection with the issue of common shares to Far Point LLC, [●] in its capacity as founder of Far Point Acquisition Corporation pursuant to the Agreement and Plan of Merger, dated as of [●] 2020 among [●], as amended from time to time (the “Merger Agreement”) and the creation of corresponding treasury shares, respectively;

8.  im Zusammenhang mit der Kotierung, einschliesslich im Zusammenhang mit dem der Ausgabe von Stammaktien an Mitglieder des Managements im Austausch für Darlehensschuldscheine bzw. Beteiligungsrechte, welche durch eine Tochtergesellschaft, Global Blue Holding Limited, begeben worden sind; oder

8.  in connection with the listing of the Company, including in connection with exchanges of loan notes or equity instruments issued by the Company’s subsidiary Global Blue Holding Limited to members of management for common shares of the Company; or

9.  im Zusammenhang mit der Ausgabe von Stammaktien an S.L. Globetrotter L.P. (Cayman Island) und andere ehemalige Aktionäre der Global Blue Group AG gemäss den Bestimmungen über Preisanpassungen der Fusionsvereinbarung.

9.  in connection with the issuance of common shares to S.L. Globetrotter L.P. (Cayman Island) and other former shareholders of Global Blue Group AG in accordance with the price adjustment provisions pursuant to the Merger Agreement.

Artikel 5: Form der Aktien

Die Gesellschaft kann ihre Stammaktien in der Form von Einzelurkunden, Globalurkunden oder Wertrechte ausgeben und jederzeit ohne Genehmigung der Aktionäre eine bestehende Form in eine andere Form von Stammaktien umwandeln. Ein Aktionär oder eine

Article 5: Form of shares

The Company may issue its common shares in the form of individual certificates, global certificates and/or uncertificated securities and convert one form into another form of common shares at any time and without the approval of the shareholders. A

Aktionärin hat keinen Anspruch auf Umwandlung seiner oder ihrer Stammaktien in eine andere Form oder auf Druck und Auslieferung von Urkunden. Mit der Zustimmung des Aktionärs oder der Aktionärin kann die Gesellschaft ausgestellte Urkunden, die bei ihr eingeliefert werden, ersatzlos annullieren. Jeder Aktionär und jede Aktionärin können jedoch von der Gesellschaft jederzeit die Ausstellung einer Bescheinigung über die von ihm oder ihr gemäss Aktienregister gehaltenen Stammaktien verlangen.	shareholder has no entitlement to demand a conversion of the form of the common shares or the printing and delivery of share certificates. With the consent of the shareholder, the Company may cancel issued certificates which are returned to it without replacement. Each shareholder may, however, at any time request a written confirmation from the Company of the common shares held by such shareholder, as reflected in the share register of the Company.

Die Gesellschaft kann für die Stammaktien Bucheffekten schaffen. Die Übertragung von Bucheffekten und die Bestellung von Sicherheiten an Bucheffekten richten sich nach den Bestimmungen des Bucheffektengesetzes. Die Gesellschaft kann als Bucheffekten ausgestaltete Stammaktien aus dem entsprechenden Verwahrungssystem zurückziehen.	The Company may create intermediated securities for the common shares. The transfer of intermediated securities and furnishing of collateral in intermediated securities must conform with the regulations of the Intermediary-Held Securities Act. The Company may withdraw common shares issued as intermediary-held securities from the respective custody system.

Wertrechte können, sofern keine Bucheffekten geschaffen wurden, nur durch Zession übertragen werden. Die Zession bedarf zur Gültigkeit der Anzeige an die Gesellschaft.	Uncertified securities (Wertrechte) may only be transferred by way of assignment provided that they are not registered as book-entry securities. In order to be valid, the assignment must be reported to the Company.

Für den Fall, dass die Gesellschaft Aktienzertifikate druckt und ausgibt, müssen die Aktienzertifikate die Unterschrift von mindestens einem zeichnungsberechtigten Verwaltungsrat enthalten. Faksimile-Unterschriften sind erlaubt.	If the Company prints and issues share certificates, such share certificates shall bear the signature of at least one member of the Board of Directors who is authorized to sign. The signatures may be facsimile signatures.

Die vorstehenden Bestimmungen dieses Artikels 5 der Statuten gelten mutatis mutandis auch für die Vorzugsaktien der Kategorie A.	The foregoing provisions of this Article 5 of the Articles of Association apply mutatis mutandis to Series A Preferred Shares.

Artikel 6: Aktienbuch und Beschränkung der Übertragbarkeit von Vorzugsaktien der Kategorie A

Für die Stamm- und Vorzugsaktien der Kategorie wird ein Aktienbuch geführt. Darin werden die Eigentümer und Nutzniesser mit Namen und Vornamen (bei juristischen Personen die Firma), Wohnort (bei juristischen Personen der Sitz) und Adresse eingetragen. Wechselt eine im Aktienbuch eingetragene Person ihre Adresse, so hat sie dies der Gesellschaft mitzuteilen.

Article 6: Share register and Transfer Restrictions for Series A Preferred Shares

The identity of the owners/usufructuaries of common shares and Series A Preferred Shares shall be entered in the share register stating first/last name (for legal entities the company name), domicile (for legal entities the legal domicile) and address. Any person registered in the share register changing its address, must inform the Company accordingly.

Die Übertragung von Vorzugsaktien der Kategorie A, ob zu Eigentum oder zu Nutzniessung, bedarf in jedem Falle der Genehmigung durch den Verwaltungsrat. Die Zustimmung kann nur verweigert werden bzw. der Verwaltungsrat ist verpflichtet, die Zustimmung zu	The transfer of Series A Preferred Shares, be it for ownership or usufruct purposes, is in any case subject to the approval by the Board of Directors. The approval can only be refused and the Board of Directors is obliged to refuse approval, respectively,

verweigern, falls der Erwerber der Eintauschvereinbarung nicht beitritt.	if the acquirer does not accede to the Conversion Agreement.

III. ORGANISATION A. Generalversammlung Artikel 7: Befugnisse Oberstes Organ der Gesellschaft ist die Generalversammlung. Ihr stehen folgende unübertragbare Befugnisse zu:

III. ORGANISATION

A. General Meeting of Shareholders

Article 7: Authorities

The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following non-transferable powers:

1. Festsetzung und Änderung der Statuten;	1. to adopt and amend the Articles of Association;

2.  Wahl und Abberufung der Mitglieder des Verwaltungsrats, des/der Präsidenten/in des Verwaltungsrats, der Mitglieder des Vergütungsausschusses, der Revisionsstelle und des unabhängigen Stimmrechtsvertreters;

2. to elect and recall the members of the Board of Directors, the Chairman/Chairwoman of the Board of Directors, the members of the Compensation Committee, the Auditors and the Independent Proxy;

3. Genehmigung des Lageberichts und der Konzernrechnung;	3. to approve the management report and the consolidated accounts;

4. Genehmigung der Jahresrechnung sowie Beschlussfassung über die Verwendung des Bilanzgewinns, insbesondere die Festsetzung der Dividende;	4. to approve the annual accounts as well as to pass resolutions regarding the allocation of profits as shown on the balance sheet, in particular to determine the dividends;

5. Genehmigung der Vergütungen des Verwaltungsrats und der Geschäftsleitung gemäss den Artikeln 8, 27 und 28;	5. to approve the compensation of the members of the Board of Directors and the Executive Management pursuant to Articles 8, 27 and 28;

6. Entlastung der Mitglieder des Verwaltungsrats der Geschäftsleitung und des Vergütungsausschusses;	6. to grant discharge to the members of the Board of Directors Executive Management and the Compensation Committee;

7. Beschlussfassung über die Gegenstände, die der Generalversammlung durch das Gesetz oder die Statuten vorbehalten sind oder ihr durch den Verwaltungsrat vorgelegt werden.	7. to pass resolutions regarding issues which are reserved to the General Meeting of Shareholders by law or by the Articles of Association or which are presented to it by the Board of Directors.

Artikel 8: Beschlüsse betreffend Vergütungen Die ordentliche Generalversammlung genehmigt jedes Jahr gesondert die Anträge des Verwaltungsrates in Bezug auf:

Article 8: Resolutions on compensation

Each year, the ordinary General Meeting of Shareholders shall approve separately the proposals by the Board of Directors in relation to the aggregate maximum amount of:

a. den maximalen Gesamtbetrag der Vergütung des Verwaltungsrats für die Dauer bis zur nächsten ordentlichen Generalversammlung; und	a. the compensation of the Board of Directors for the term of office until the next ordinary Meeting of the Shareholders; and

b. den maximalen Gesamtbetrag der Vergütung der Geschäftsleitung für das folgende Geschäftsjahr.	b. the compensation of the Executive Management for the next financial year.

Lehnt die Generalversammlung einen beantragten Vergütungsbetrag ab, kann der Verwaltungsrat unter Berücksichtigung aller relevanten Umstände einen maximalen Gesamtbetrag festlegen und diesen einer neuen Generalversammlung zur Genehmigung unterbreiten. Diesfalls können die Gesellschaft oder von ihr kontrollierte Gesellschaften, unter Vorbehalt einer späteren Genehmigung durch die Generalversammlung, bereits vorgängig Vergütungen ausrichten.	If the General Meeting of Shareholders does not approve the proposed compensation amount, the Board of Directors may determine the aggregate maximum compensation amount, taking into consideration all relevant circumstances and submit such amount to a new General Meeting of Shareholders for approval. In this case, the Company or companies controlled by it may pay compensation prior to such General Meeting of Shareholders, subject to its subsequent approval.

Die ordentliche Generalversammlung stimmt jedes Jahr konsultativ über den Vergütungsbericht der Gesellschaft ab.	Each year, the ordinary General Meeting of Shareholders shall hold a consultative vote on the Company’s compensation report.

Eine Überschreitung der genehmigten maximalen Gesamtbeträge aufgrund von Wechselkursschwankungen ist unbeachtlich.	Any excess of the approved maximum aggregate amounts, which results from foreign currency exchange rate fluctuations shall be disregarded.

Artikel 9: Zusätzlicher Vergütungsbetrag für neue Mitglieder der Geschäftsleitung

Werden Mitglieder der Geschäftsleitung während einer Vergütungsperiode neu ernannt bzw. Mitglieder befördert, für welche die Generalversammlung den maximalen Gesamtbetrag bereits genehmigt hat, und reicht dieser maximale Gesamtbetrag nicht aus, um die Vergütungen dieser Mitglieder zu decken, sind die Gesellschaft und von ihr kontrollierte Gesellschaften ermächtigt, einen Zusatzbetrag auszurichten. Der Zusatzbetrag (einschliesslich allfälliger Antrittsprämien) darf pro Vergütungsperiode und Mitglied fünfunddreissig Prozent der jeweils letzten genehmigten (maximalen) Gesamtvergütung der Geschäftsleitung nicht übersteigen.

Article 9: Supplementary compensation amount for new members of the Executive Management

In the event that members of Executive Management are newly appointed, or members of the Executive Management are promoted during a compensation period for which the General Meeting of Shareholders has already voted upon and the aggregate maximum compensation approved for such period is not sufficient to cover the compensation of these appointees, the Company or companies controlled by it are authorized to pay or award supplementary compensation. The supplementary amount (including sign-on bonuses, if any) shall, per compensation period and member, not exceed thirty-five percent of the aggregate (maximum) compensation amount for Executive Management last approved.

Artikel 10: Versammlungen

Die ordentliche Generalversammlung findet jedes Jahr innerhalb von sechs Monaten nach Abschluss des Geschäftsjahres statt. Zeitpunkt und Ort werden durch den Verwaltungsrat bestimmt.

Article 10: Meetings

The ordinary General Meeting of Shareholders shall be held annually within six months after the close of the business year. The Board of Directors determines the time and location of the General Meeting of Shareholders.

Ausserordentliche Generalversammlungen werden einberufen, so oft es notwendig ist, insbesondere in den vom Gesetz vorgesehenen Fällen.	Extraordinary General Meetings of Shareholders shall be called as often as necessary, in particular, in all cases required by law.

Zu ausserordentlichen Generalversammlungen hat der Verwaltungsrat einzuladen, wenn eine Generalversammlung dies beschliesst oder Aktionäre, die mindestens zehn Prozent des Aktienkapitals vertreten, schriftlich und unter Angabe der Verhandlungsgegenstände und der Anträge eine Einberufung verlangen.	Extraordinary General Meetings of Shareholders shall be convened by the Board of Directors upon a resolution of the General Meeting of Shareholders or if shareholders representing at least ten percent of the share capital request such meeting in writing, setting forth the items to be discussed and the proposals to be decided upon.

Artikel 11: Einberufung Die Generalversammlung wird durch den Verwaltungsrat, nötigenfalls durch die Revisionsstelle einberufen.	Article 11: Notice General Meetings of Shareholders shall be convened by the Board of Directors and, if need be, by the Auditors.

Die Einladung erfolgt mindestens 20 Kalendertage vor der Versammlung durch Publikation im Schweizerischen Handelsamtsblatt. In der Einladung sind neben Tag, Zeit und Ort der Versammlung die Verhandlungsgegenstände sowie die Anträge des Verwaltungsrats und der Aktionäre, welche die Durchführung einer Generalversammlung oder die Traktandierung eines Verhandlungsgegenstandes verlangt haben, bekanntzugeben.	Notice of the General Meeting of Shareholders shall be given by publication in the Swiss Official Gazette of Commerce at least 20 calendar days before the date of the meeting. The notice shall state the day, time and place of the meeting, the agenda, the proposals of the Board of Directors and the proposals of the shareholders who have requested the General Meeting of Shareholders or that an item be included on the agenda

Die Eigentümer, Nutzniesser oder Vertreter sämtlicher Aktien können, falls kein Widerspruch erhoben wird, eine Generalversammlung ohne Einhaltung der für die Einberufung vorgeschriebenen Formvorschriften abhalten (Universalversammlung). Solange die Eigentümer oder Vertreter sämtlicher Aktien anwesend sind, kann in dieser Versammlung über alle in den Geschäftskreis der Generalversammlung fallenden Gegenstände verhandelt und gültig Beschluss gefasst werden.	The owners, usufructuaries or representatives of all the shares may, if no objection is raised, hold a General Meeting of Shareholders without observing the formal requirements for the convening of the General Meeting of Shareholders (Universal Shareholders Meeting). As long as the owners or representatives of all the shares are present, all subjects falling within the scope of business of the Shareholders Meeting may be validly discussed and decided upon at such meeting.

Spätestens 20 Kalendertage vor der ordentlichen Generalversammlung sind der Geschäftsbericht, der Revisionsbericht und der Vergütungsbericht am Sitz der Gesellschaft zur Einsicht der Aktionäre aufzulegen. In der Einberufung zur Generalversammlung ist auf diese Auflegung und auf das Recht der Aktionäre hinzuweisen, die Zustellung dieser Unterlagen verlangen zu können.	The annual business report, the Auditors’ report and the Compensation Report must be submitted for examination by the shareholders at the registered office of the Company at least 20 calendar days prior to the date of the ordinary General Meeting of Shareholders. Reference to such submission and to the shareholders’ right to request the conveying of these documents to them shall be included in the notice to the General Meeting of Shareholders.

Artikel 12: Traktanden Der Verwaltungsrat nimmt die Traktandierung der Verhandlungsgegenstände vor.	Article 12: Agenda The Board of Directors shall state the items on the agenda.

Aktionäre, die einzeln oder zusammen mindestens zehn Prozent des Aktienkapitals der Gesellschaft vertreten, können vom Verwaltungsrat die Traktandierung eines Verhandlungsgegenstands verlangen. Das Begehren um Traktandierung ist mindestens 45 Kalendertage vor der Generalversammlung schriftlich unter Angabe des Verhandlungsgegenstands und der Anträge an den/die Präsidenten/in des Verwaltungsrats einzureichen.	Shareholders with voting rights individually or jointly representing at least ten percent of the share capital of the Company may demand that items be put on the agenda. Such demands have to be submitted to the Chairman/Chairwoman of the Board of Directors at least 45 calendar days before the date of the General Meeting of Shareholders and shall be in writing, specifying the item and the proposals.

Über Anträge zu nicht gehörig angekündigten Verhandlungsgegenständen, welche auch nicht im Zusammenhang mit einem gehörig traktandierten Verhandlungsgegenstand stehen, können keine Beschlüsse gefasst werden, ausser in den gesetzlich vorgesehenen Fällen.	No resolution shall be passed on items proposed only at the General Meeting and which have no bearing on any of the proposed items of the agenda, apart from those exceptions permitted by law.

Artikel 13: Vorsitz, Protokolle

Den Vorsitz der Generalversammlung führt der/die Präsident/in des Verwaltungsrats, bei dessen/deren Verhinderung ein/e Vizepräsident/in des Verwaltungsrats oder ein anderes durch den Verwaltungsrat bestimmtes Mitglied des Verwaltungsrats (der/die “Vorsitzende”).

Article 13: Chair, minutes

The General Meeting of Shareholders shall be chaired by the Chairman/Chairwoman of the Board of Directors, or, in his/her absence, by a Vice-Chairman/Vice-Chairwoman of the Board of Directors or another member of the Board of Directors selected by the Board of Directors (“Chairman/Chairwoman”).

Der/die Vorsitzende bezeichnet den/die Sekretär/in, der/die nicht Aktionär/in sein muss.	The Chairman/Chairwoman designates a Secretary who does not need to be shareholder.

Der Verwaltungsrat sorgt für die Führung der Protokolle, die vom/von der Vorsitzende/n und vom/von der Sekretär/in zu unterzeichnen sind.	The Board of Directors is responsible for the keeping of the minutes, which are to be signed by the Chairman/Chairwoman and by the Secretary.

Artikel 14: Beschlussfassung Jede Aktie berechtigt, unter Vorbehalt von Artikel 6, zu einer Stimme.	Article 14: Resolutions Subject to Article 6, each share entitles to one vote.

Jede/r Aktionär/in kann sich vom unabhängigen Stimmrechtsvertreter oder von einer anderen Person, die kein(e) Aktionär/in sein muss, vertreten lassen. Der Verwaltungsrat erlässt die Verfahrensvorschriften über die Teilnahme und Vertretung an der Generalversammlung. Über die Anerkennung der Vollmacht entscheidet der/die Vorsitzende.	Each shareholder may be represented by the Independent Proxy or any other person who needs not to be a shareholder. The Board of Directors issues regulations on the procedures of participation and representation at the General Meeting of Shareholders. The Person chairing the General Meeting of Shareholders decides whether a proxy is acceptable or not.

Soweit nicht das Gesetz oder die Statuten abweichende Bestimmungen enthalten, fasst die Generalversammlung ihre Beschlüsse und vollzieht ihre Wahlen mit der einfachen Mehrheit der abgegebenen Stimmen, wobei Enthaltungen, leer eingelegte Stimmen und ungültige Stimmen bei der Berechnung des Mehrs nicht berücksichtigt werden.	The General Meeting shall pass its resolutions and carry out its elections with the simple majority of the votes cast, to the extent that neither the law nor the Articles of Association provide otherwise. Abstentions, empty votes and invalid votes will not be taken into account for the calculation of the required majority.

Die Wahlen von Mitgliedern des Verwaltungsrats und des Vergütungsausschusses erfolgen jeweils einzeln.	The members of the Board of the Directors and the members of the Compensation Committee are elected individually.

Der/die Vorsitzende bestimmt das Abstimmungsverfahren. Die Abstimmungen und Wahlen erfolgen – sofern an der Versammlung möglich – mit elektronischen Abstimmungsgeräten. Andernfalls finden Abstimmungen und Wahlen offen statt, es sei denn, dass die Generalversammlung eine schriftliche Durchführung beschliesst oder der/die Vorsitzende sie anordnet.	The Chairman/Chairwoman shall determine the voting procedure. The voting and elections shall be conducted by with electronic voting devices– to the extent that this is possible at the Meeting. If not, resolutions or elections will be taken on a show of hands unless a written ballot is held upon resolution of the General Meeting of Shareholders or if the person chairing the General Meeting of Shareholders so directs.

Der/die Vorsitzende kann, sofern seiner/ihrer Meinung nach Zweifel am Abstimmungs- respektive Wahlergebnis bestehen, die Art der Abstimmung oder Wahl ändern. In diesem Fall gilt die vorausgegangene Abstimmung oder Wahl als nicht geschehen.	If the person chairing the General Meeting doubts the results of the vote, he/ she may change the way of voting. In this case, the preceding resolution or election is deemed not to have occurred

Artikel 15: Qualifiziertes Mehr für wichtige Beschlüsse

Ein Beschluss der Generalversammlung, der mindestens zwei Drittel der vertretenen Aktienstimmen und die absolute Mehrheit der vertretenen Aktiennennwerte auf sich vereinigt, ist erforderlich für:

Article 15: Qualified majority for important resolutions

A resolution of the General Meeting of Shareholders passed by at least two thirds of the represented share votes and the absolute majority of the represented nominal value of the shares is required for:

1. die Einführung, Erleichterung oder Aufhebung der Beschränkung der Übertragbarkeit von Namenaktien;	1. the introduction, easement or abolition of restrictions of the transferability of registered shares;

2. die Einführung von Vorzugs- oder Stimmrechtsaktien;	2. any creation of shares with preferential rights or with privileged voting rights;

3. genehmigte oder bedingte Kapitalerhöhungen;	3. any authorized or conditional capital increases;

4. Kapitalerhöhung aus Eigenkapital, gegen Sacheinlage oder zwecks Sachübernahme und die Gewährung von besonderen Vorteilen;	4. any increase of capital against the Company’s equity, against contributions in kind, or for the purpose of acquiring assets or the granting of special benefits;

5. Einschränkung oder Aufhebung des Bezugsrechts;	5. any limitation or withdrawal of subscription rights;

6. Verlegung des Sitzes oder Änderung der Firma der Gesellschaft;	6. any change of the registered office or corporate name of the Company;

7. Veräusserung des ganzen Vermögens der Gesellschaft oder im Wesentlichen aller Teile davon;	7. any sale of all or substantially all of the assets of the Company;

8. Fusion, Spaltung oder eine ähnliche Reorganisation der Gesellschaft;	8. any merger, demerger or similar reorganization of the Company;

9. Liquidation der Gesellschaft;	9. the liquidation of the Company;

10. Änderung der Maximalzahl der Verwaltungsräte;	10. change of the maximum number of Directors;

11. eine Änderung dieses Artikels 15; und	11. any change to this Article 15; and

12.  die weiteren in Artikel 704 Abs. 1 OR sowie im Bundesgesetz über Fusion, Spaltung, Umwandlung und Vermögensübertragung (Fusionsgesetz) vom 3. Oktober 2003 in der jeweils gültigen Fassung genannten Fälle

12. the other cases listed in Article 704 para. 1 CO and in the Federal Act on Merger, Demerger, Conversion and Transfer of Assets (Merger Act) dated 3 October 2003 in the relevant applicable version

Artikel 16: Unabhängiger Stimmrechtsvertreter Die Generalversammlung wählt einen unabhängigen Stimmrechtsvertreter. Wählbar sind natürliche oder juristische Personen und Personengesellschaften.	Article 16: Independent proxy The General Meeting elects an independent proxy. Natural persons as well as legal entities and partnerships are eligible for election.

Die Amtsdauer des unabhängigen Stimmrechtsvertreters endet mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist zulässig. Seine Pflichten richten sich nach den anwendbaren gesetzlichen Bestimmungen.	The term of office of the Independent Proxy ends with the conclusion of the next ordinary General Meeting of Shareholders. Re-election is permitted. The duties of the Independent Proxy are governed by the relevant statutory provisions.

B. Verwaltungsrat

Artikel 17: Wahl, Amtsdauer, Konstituierung

Der Verwaltungsrat besteht aus mindestens 3, jedoch nicht mehr als 9 Mitgliedern. Die Amtsdauer der Mitglieder des Verwaltungsrats sowie des/der Präsidenten/in entspricht der gesetzlich zulässigen Maximaldauer von einem Jahr und endet mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist zulässig.

B. Board of Directors

Article 17: Election, term of office, constitution

The Board of Directors shall consist of a minimum of 3 members and maximum of 9 members. The term of the members of the Board of Directors as well of the Chairman/Chairwoman shall correspond to the legally permitted maximum term of one year and shall end at the end of the next ordinary General Meeting of Shareholders. Re-election is permitted.

Abgesehen von der Wahl des/der Verwaltungsratspräsidenten/in und der Mitglieder des	Except for the election of the Chairman/Chairwoman of the Board of Directors and the members of the

Vergütungsausschusses konstituiert sich der Verwaltungsrat selbst.	Compensation Committee, the Board of Directors constitutes itself.

Der Verwaltungsrat bezeichnet den/die Sekretär/in, der/die weder Aktionär/in noch Mitglied des Verwaltungsrats sein muss.	The Board of Directors appoints the Secretary who does not need to be a shareholder or a member of the Board of Directors.

Artikel 18: Oberleitung, Delegation

Dem Verwaltungsrat obliegt die oberste Leitung der Gesellschaft und die Überwachung der Geschäftsführung. Er vertritt die Gesellschaft nach aussen und besorgt alle Angelegenheiten, die nicht nach Gesetz, Statuten oder Reglement einem anderen Organ der Gesellschaft übertragen sind.

Article 18: Ultimate direction, delegation

The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or the regulations.

Der Verwaltungsrat kann die Geschäftsführung oder einzelne Teile derselben sowie die Vertretung der Gesellschaft, an eine oder mehrere natürliche Personen oder Mitglieder des Verwaltungsrats übertragen. Er erlässt das Organisationsreglement und ordnet die entsprechenden Vertragsverhältnisse	The Board of Directors may delegate the management and the representation of the Company wholly or in part to one or several natural persons or members of the Board of Directors. The Board of Directors shall enact the organizational regulations and arrange for the respective contractual relationships.

Artikel 19: Aufgaben Der Verwaltungsrat entscheidet über alle Angelegenheiten, die nicht durch Gesetz, Statuten oder Reglemente einem anderen Organ der Gesellschaft vorbehalten oder übertragen sind.

Article 19: Duties

The Board of Directors is authorized to pass resolutions regarding all matters which are not reserved to another governing body of the Company by law, these Articles of Association or any regulations.

Der Verwaltungsrat hat folgende unübertragbare und unentziehbare Aufgaben:	The Board of Directors has the following non-transferable and irrevocable duties:

1. Oberleitung der Gesellschaft und Erteilung der nötigen Weisungen;	1. to ultimately direct the Company and issue the necessary directives;

2. Festlegung der Organisation;	2. to determine the organization;

3. Ausgestaltung des Rechnungswesens, des internen Kontrollsystems (IKS), der Finanzkontrolle und der Finanzplanung sowie die Durchführung einer Risikobeurteilung;	3. to organize the accounting, the internal control system (ICS), the financial control and the financial planning as well as to perform a risk assessment;

4. Ernennung und Abberufung der mit der Geschäftsführung und der Vertretung betrauten Personen und Regelung der Zeichnungsberechtigung;	4. to appoint and recall the persons entrusted with the management and representation of the Company and to grant signatory power;

5. Oberaufsicht über die mit der Geschäftsführung betrauten Personen, namentlich im Hinblick auf die Befolgung der Gesetze, Statuten, Reglemente und Weisungen;	5. to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, regulations and directives;

6. Erstellung des Geschäftsberichts sowie Vorbereitung der Generalversammlung und Ausführung ihrer Beschlüsse;	6. to prepare the business report, as well as the General Meeting and to implement the latter’s resolutions;

7. Erstellung des Vergütungsberichts;	7. to prepare the compensation report;

8. Benachrichtigung des Richters im Falle der Überschuldung;	8. to inform the judge in the event of over-indebtedness;

9. Beschlussfassung über die nachträgliche Leistung von Einlagen auf nicht vollständig liberierte Aktien und daraus folgenden Statutenänderungen;	9. to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares and regarding the amendments to the Articles of Association entailed thereby;

10. Beschlussfassung über die Feststellung von Kapitalerhöhungen, die Erstellung des Kapitalerhöhungsberichts und daraus folgende Statutenänderungen;	10. to pass resolutions confirming increases in share capital, regarding the preparation of the capital increase report and regarding the amendments to the Articles of Association entailed thereby;

11. Prüfung der Einhaltung der gesetzlichen Bestimmungen betreffend Einsetzung, Wahl und fachliche Voraussetzungen der Revisionsstelle;	11. to examine compliance with the legal requirements regarding the appointment, election and the professional qualifications of the Auditors;

12. Abschluss von Verträgen gemäss Artikel 12, 36 und 70 des Fusionsgesetzes	12. to execute the agreements pursuant to Articles 12, 36 and 70 of the Merger Act.

Ist das Amt des/der Präsidenten/in des Verwaltungsrats vakant, ist der Vergütungsausschuss nicht vollständig besetzt oder hat die Gesellschaft keinen unabhängigen Stimmrechtsvertreter, so ernennt der Verwaltungsrat jeweils für die Dauer bis zum Abschluss der nächsten ordentlichen Generalversammlung einen Ersatz, welcher – mit Ausnahme des unabhängigen Stimmrechtsvertreters – ein Mitglied des Verwaltungsrats sein muss.	If the office of the Chairman/Chairwoman of the Board of Directors is vacant, the Compensation Committee is not complete or the Company does not have an Independent Proxy, the Board of Directors shall appoint a substitute for the time period until the conclusion of the next ordinary General Meeting of Shareholders that must be – with the exception of the Independent Proxy – a member of the Board of Directors.

Artikel 20: Organisation, Protokolle

Sitzungsordnung, Beschlussfähigkeit (Präsenz) und Beschlussfassung des Verwaltungsrats richten sich nach dem Organisationsreglement. Beschlüsse können auch auf dem Zirkulationsweg per Briefpost, Telefax oder E-Mail gefasst werden, sofern nicht ein Mitglied die mündliche Beratung verlangt. Details regelt das Organisationsreglement.

Article 20: Organization, minutes

The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors shall be in compliance with the organizational regulations. Resolutions can be made by circulation by mail, telefax or e-mail, unless a member requests oral deliberation. The organizational regulations govern the details.

Der/die Vorsitzende hat keinen Stichentscheid.	The Chairman/Chairwoman shall have no casting vote.

Über die Verhandlungen und Beschlüsse des Verwaltungsrats ist ein Protokoll zu führen. Das Protokoll ist vom/von der Vorsitzende/n und vom/von der Sekretär/in des Verwaltungsrats zu unterzeichnen.	Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The minutes shall be signed by the Chairman/Chairwoman and the Secretary of the Board of Directors.

Artikel 21: Vergütungsausschuss

Die Generalversammlung wählt mindestens zwei Mitglieder des Verwaltungsrats in den Vergütungsausschuss. Die Amtsdauer endet mit Abschluss der nächsten ordentlichen Generalversammlung. Wiederwahl ist zulässig.

Article 21: Compensation committee

The Meeting of Shareholders elects at least two members of the Board of Directors as members of the Compensation Committee. The term of office ends with the conclusion of the next ordinary Meeting of the Shareholders. Re-election is permitted.

Der Vergütungsausschuss unterstützt den Verwaltungsrat in der Überprüfung und Festlegung der Vergütungsstrategie und -politik der Gesellschaft und hat die folgenden Grundaufgaben und Zuständigkeiten im Zusammenhang mit der Vergütung des Verwaltungsrats und der Geschäftsleitung:	The Compensation Committee shall support the Board of Directors in reviewing and establishing the Company’s compensation strategy and policy and shall have the following basic tasks and responsibilities in relation to the compensation of the Board of Directors and Executive Management:

1.  Anträge zuhanden des Verwaltungsrats betreffend die maximalen Gesamtbeträge der Vergütungen des Verwaltungsrats und der Geschäftsleitung, welche der Generalversammlung zur Abstimmung unterbreitet werden sollen;

1.  to propose to the Board of Directors for approval by the General Meeting of the Shareholders the aggregate maximum compensation of the Board of Directors and the aggregate maximum compensation of the Executive Management;

2. Antrag zuhanden des Verwaltungsrats betreffend die Zuteilung des von der Generalversammlung genehmigten maximalen Gesamtbetrags der Vergütungen an den Verwaltungsrat;	2. to propose to the Board of Directors the allocation of the aggregate Board compensation approved by the General Meeting of Shareholders;

3.  Antrag zuhanden des Verwaltungsrats betreffend Festsetzung der Vergütung des Chief Executive Officers der übrigen Mitglieder der Geschäftsleitung im Rahmen des von der Generalversammlung genehmigten maximalen Gesamtbetrags;

3.  to propose to the Board of Directors the compensation of the Chief Executive Officer and the other members of the Executive Management within the framework of the aggregate maximum compensation approved by the General Meeting of Shareholders;

4. Antrag zuhanden des Verwaltungsrats betreffend Festlegung der Ziele und Bestimmung der Zielerreichung im Rahmen der leistungsabhängigen kurzfristigen variablen Vergütung der Geschäftsleitung;	4. to propose to the Board of Directors targets and determination of target achievement under the performance-based short-term variable compensation of the Executive Management;

5. Antrag zuhanden des Verwaltungsrats betreffend Änderung der Statuten mit Bezug auf das	5. to propose to the Board of Directors modifications to the Articles of Association

Vergütungssystem des Verwaltungsrats und der Geschäftsleitung.	regarding the compensation system for the Board of Directors and Executive Management.

Der Verwaltungsrat regelt die weiteren Aufgaben und Zuständigkeiten des Vergütungsausschusses im Organisationsreglement und im Reglement des Vergütungsausschusses.	The Board of Directors will provide for further duties and responsibilities of the Compensation Committee in the organizational regulations and the regulations of the Compensation Committee.

C. Revisionsstelle

Artikel 22: Revisionspflicht, Wahl und Einsetzung der Revisionsstelle und ihre Aufgaben

Die Generalversammlung wählt eine Revisionsstelle gemäss den Bestimmungen dieses Artikels 22. Die Revisionsstelle ist in das Handelsregister einzutragen.

C. Auditors

Article 22: Duty of audit, election, appointment and duties of auditors

The General Meeting of Shareholders shall elect the Auditors pursuant to the provisions of this Article 22. The Auditors must be registered in the Commercial Register.

Die Gesellschaft hat ihre Jahresrechnung durch eine Revisionsstelle ordentlich prüfen zu lassen.	The Auditors shall perform a regular audit of the Company’s annual financial statements.

Die Amtsdauer der Revisionsstelle beträgt ein Jahr. Ihr Amt endet mit der Abnahme der letzten Jahresrechnung. Wiederwahl und Abberufung sind jederzeit möglich.	The Auditors’ term of office shall be one year. It shall end with the approval of the last annual financial accounts. Re-election and revocation are possible at any time.

Die Revisionsstelle hat die Rechte und Pflichten gemäss Artikel 728 ff. OR.	The Auditors’ rights and obligations are those provided for in Articles 728 et seq. CO.

IV.  RECHNUNGSLEGUNG

Artikel 23: Jahresrechnung und Konzernrechnung

Die Gesellschaft erstellt ihren Geschäftsbericht einschliesslich Jahresrechnung (Einzelabschluss) und Konzernrechnung gemäss den anwendbaren gesetzlichen Vorschriften.

IV.  ACCOUNTING PRINCIPLES

Article 23: Annual accounts and consolidated financial statements

The Company prepares its annual report including annual accounts (statutory financial statements) and consolidated financial statements in accordance with applicable law.

Das Geschäftsjahr beginnt am 1. April und endet am 31. März (mit Ausnahme des ersten Geschäftsjahrs, welches am 31. März 2021 endet).	The financial year starts on April 1 and ends on March 31 (except for the first financial year which ends on March 31, 2021).

Artikel 24: Gewinnverteilung Unter Vorbehalt der gesetzlichen Vorschriften über die Gewinnverteilung, insbesondere Artikel 671 ff. OR, steht der Bilanzgewinn zur Verfügung der Generalversammlung.

Article 24: Distribution of profits

Subject to the statutory provisions regarding the distribution of profits, in particular Articles 671 et seq. CO, the profits as shown on the balance sheet may be allocated by the General Meeting of Shareholders at its discretion.

Die Dividende darf erst festgesetzt werden, nachdem die dem Gesetz entsprechenden Zuweisungen an die gesetzlichen Reserven abgezogen worden sind. Alle Dividenden, welche innerhalb von fünf Jahren nach ihrer Fälligkeit nicht bezogen worden sind, verfallen zugunsten der Gesellschaft.	The dividend may only be determined after the transfers prescribed by law to the legal reserve funds have been deducted. All dividends unclaimed within a period of five years after their due date shall be forfeited to the Company.

V. VERGÜTUNGEN UND DAMIT ZUSAMMENHÄNGENDE BESTIMMUNGEN

Artikel 25: Zulässige weitere Tätigkeiten

Mitglieder des Verwaltungsrats, welche nicht gleichzeitig in der Geschäftsleitung tätig sind, können bis zu vier zusätzliche Mandate (gemäss untenstehender Definition) in börsenkotierten Unternehmen bzw. bis zu zehn Mandate in nicht börsenkotierten Unternehmen wahrnehmen.

V. COMPENSATION AND RELATED PROVISIONS

Article 25: Permitted additional activities

The non-executive members of the Board of Directors can have up to four additional Mandates (as defined below) in listed companies and up to ten additional in non-listed companies, respectively.

Die Mitglieder der Geschäftsleitung können, mit vorheriger Zustimmung des Verwaltungsrats, bis zu vier weitere Mandate (gemäss untenstehender Definition), davon zwei in börsenkotierten Unternehmen, wahrnehmen.	The members of the Executive Management may upon prior approval by the Board of Directors have up to four additional Mandates (as defined below), two of which can be in listed companies.

Die folgenden Funktionen unterliegen im Rahmen dieses Art. 25 nicht den obenstehenden Beschränkungen:	For the purposes of this Article 25 the following functions do not fall under the above restrictions:

1. Mandate in von der Gesellschaft beherrschten Unternehmen;	1. Mandates in entities controlled by the Company;

2.  Mandate, die Mitglieder des Verwaltungsrats oder der Geschäftsleitung auf Anordnung der Gesellschaft wahrnehmen. Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als fünf solche Mandate wahrnehmen; und

2.  Mandates a member of the Board of Directors or the Executive Management assumes upon request by the Company, provided that no member of the Board of Directors or Executive Management may hold more than five of such Mandates; and

3.  Mandate in Vereinen, Stiftungen, gemeinnützigen Organisationen, Trusts, Personalfürsorgestiftungen oder ähnlichen Institutionen. Kein Mitglied des Verwaltungsrats oder der Geschäftsleitung kann mehr als zehn solche Mandate wahrnehmen.

3.  Mandates in associations, foundations, charitable organisations, trusts, employee welfare foundations or other comparable structures, provided that no member of the Board of Directors or the Executive Management may hold more than ten Mandates in such organizations.

Als “Mandate” im Sinne dieses Art. 25 gelten Mitgliedschaften in höheren Management- oder Aufsichtsgremien von rechtlichen Einheiten, die zur Eintragung im Schweizerischen Handelsregister oder	“Mandate” as used in this Article 25 means memberships in the senior management or oversight bodies of legal units obliged to register themselves in a Swiss commercial register or a foreign equivalent

einem gleichwertigen ausländischen Register verpflichtet sind. Mehrere Mandate in rechtlichen Einheiten, die demselben Konzern angehören bzw. Portfoliogesellschaften (einschliesslich börsenkotierte Unternehmen) einer Private Equity Gruppe (einschliesslich Fonds geführt, beraten oder auf andere Weise kontrolliert durch diese Gruppe) sind, gelten, zusammen mit den Mandaten in rechtlichen Einheiten, (einschliesslich Fonds geführt, beraten oder auf andere Weise kontrolliert durch diese Einheiten), welche dieser Private Equity Gruppe angehören, als ein Mandat. Eine kurzfristige Überschreitung der in diesem Artikel geregelten Begrenzungen ist zulässig.	thereof. Several Mandates in legal units belonging to the same consolidated group of companies or several Mandates in legal units constituting portfolio companies (including listed companies) of a private equity investor group (including funds managed, advised or otherwise controlled by such group) are deemed, together with mandates in legal units (including funds managed, advised or otherwise controlled by such units) constituting that private equity investor group, one Mandate. It is admissible to exceed the limitations set forth in this article for a short period of time.

Artikel 26: Verträge, die den Vergütungen für Mitglieder des Verwaltungsrats und der Geschäftsleitung zugrunde liegen

Die Vereinbarungen mit den Mitgliedern des Verwaltungsrats dauern von der Wahl bis zum Abschluss der nächsten ordentlichen Generalversammlung. Vorbehalten bleiben Rücktritt und Abberufung.

Article 26: Agreements related to the Compensation for Members of the Board of Directors and the Executive Management

The agreements of the members of the Board of Directors shall have a term from election until the conclusion of the next ordinary Meeting of the Shareholders. Resignation or dismissal remains reserved.

Die Arbeitsverträge mit den Mitgliedern der Geschäftsleitung sind in der Regel unbefristet. Die maximale Kündigungsfrist beträgt zwölf Monate. Kommt der Verwaltungsrat oder ein Ausschuss des Verwaltungsrats zum Schluss, dass befristete Verträge eingegangen werden sollen, beträgt die Vertragsdauer höchstens ein Jahr. Erneuerung ist zulässig.	The employment agreements of the members of the Executive Management shall in principle be concluded for an indefinite period. With respect to employment agreements entered into for an indefinite period, the maximum notice period must not exceed 12 months. If the Board of Directors considers a fixed term appropriate, such fixed term shall not exceed one year. Renewal is possible.

Für den Fall, dass das Arbeitsverhältnis beendet wird, kann die Gesellschaft das Mitglied der Geschäftsleitung während der laufenden Kündigungsfrist freistellen oder mit diesem eine Aufhebungsvereinbarung abschliessen.	In the event of termination of the employment agreement, the Company can relieve the member of Executive Management from his/her duties during the notice period or enter into a termination agreement.

Die Gesellschaft oder von ihr kontrollierte Gesellschaften können mit den Mitgliedern der Geschäftsleitung Konkurrenzverbote ab Beendigung des Arbeitsverhältnisses vereinbaren. Die gesamte Abgeltung während der Dauer des Konkurrenzverbots darf den Betrag von einem Jahresgehalt (entsprechend dem Durchschnitt des bzw. der während der drei Jahre vor Beendigung des Arbeitsverhältnisses bezahlten Grundgehalts und variablen kurzfristigen Vergütung) nicht übersteigen.	The Company or companies controlled by it may enter into non-competition agreements with members of the Executive Management after termination of employment. The total compensation payable during the term of the non-competition agreement shall not exceed the amount of one annual salary (which is equal to the average base and short term variable compensation paid in the three years prior to the termination of employment).

Artikel 27: Grundsätze der Vergütungen für die Mitglieder des Verwaltungsrats	Article 27: Principles relating to the compensation of the members of the Board of Directors

Die Mitglieder des Verwaltungsrats erhalten jährlich ein vom Verwaltungsrat auf Empfehlung des Vergütungsausschusses festgesetztes und von der Generalversammlung vorgängig im Rahmen des maximalen Gesamtbetrags genehmigtes Pauschalhonorar.	The members of the Board of Directors shall receive an annual retainer as determined by the Board of Directors upon recommendation by the Compensation Committee, subject to prior approval by the Meeting of the Shareholders.

Der Verwaltungsrat kann bestimmen, dass nicht geschäftsführende Mitglieder des Verwaltungsrats verlangen können, dass ihnen ein Teil ihres Pauschalhonorars in Aktien ausbezahlt wird. Zudem kann der Verwaltungsrat bestimmen, dass das Pauschalhonorar ganz oder teilweise in gesperrten Aktien oder aktienbasierten Instrumenten ausgerichtet wird. In diesem Fall legt er deren Bedingungen einschliesslich betreffend Wartefrist, Ausübung und Verwirkung fest. Der Verwaltungsrat kann auch die Verlängerung, die Verkürzung oder den Wegfall von Ausübungs- und Vesting-Voraussetzungen als Folge gewisser vordefinierter Ereignisse vorsehen.	The Board of Directors may determine that non-executive members of the Board of Directors shall have the right to elect that part of their annual retainer be paid in shares, and/or the retainer be in whole or in part paid in the form of blocked shares or equity based instruments, in which case it shall determine the conditions, including blocking periods, exercise and forfeiture conditions. The Board may provide for extension, acceleration or removal of vesting and exercise conditions in case of certain predefined events.

Vergütungen können durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	Compensation may be paid by the Company or companies controlled by it.

Artikel 28: Grundsätze der Vergütungen für die Mitglieder der Geschäftsleitung

Die Geschäftsleitungsmitglieder erhalten eine fixe Vergütung bestehend aus Grundgehalt, Beiträgen an Vorsorgeeinrichtungen oder ähnlichen Leistungen sowie gegebenenfalls andere Bar- oder Sachleistungen. Zudem können die Mitglieder der Geschäftsleitung leistungsabhängige kurz- und langfristige variable Vergütungen erhalten.

Article 28: Principles of compensation relating to the members of the Executive Management

Members of the Executive Management shall receive a fixed compensation consisting of a base salary, contributions to pension schemes or similar benefits and, where applicable, other benefits in cash or kind. In addition, members of Executive Management are eligible for performance based short-term variable compensation and long-term variable compensation.

Die kurzfristige variable Vergütung basiert auf der Erreichung von Leistungszielen, die üblicherweise über eine Jahresfrist gemessen werden. Die Leistungsziele beruhen auf Unternehmens- und Geschäftsbereichszielen, funktionalen Zielen und individuellen Zielen. Die jährliche Zielgrösse der variablen Vergütung wird als Prozentsatz des Grundgehalts festgelegt. Abhängig von der Zielerreichung kann die kurzfristige variable Vergütung einen vordefinierten Multiplikator der Zielgrösse betragen. Die kurzfristige variable Vergütung kann in bar ausgerichtet werden.	The short-term variable compensation shall be based on the achievement of performance targets which are generally measured over a one-year period. Performance targets are based on enterprise and business unit, functional and individual goals. The annual target level shall be determined as a percentage of the base salary. Depending on achieved performance, the compensation may amount up to a pre-determined multiplier of target level. Short-term variable compensation can be awarded in cash.

[●]	[●]

Vergütungen können durch die Gesellschaft oder durch von ihr kontrollierte Gesellschaften ausgerichtet werden.	Compensation may be paid by the Company or companies controlled by it.

Artikel 29: Kredite und Vorsorgepläne Es werden keine Darlehen oder Kredite an Mitglieder des Verwaltungsrats oder der Geschäftsleitung gewährt.	Article 29: Credit and pension schemes No loans or credits shall be granted to the members of the Board of Directors or Executive Management.

Die Verwaltungsratsmitglieder, die nicht auch Mitglieder der Geschäftsleitung sind, nehmen nicht an den Vorsorgeeinrichtungen der Gesellschaft teil. Die Mitglieder der Geschäftsleitung sind berechtigt, an den Vorsorge- und Pensionsplänen teilzunehmen.	The members of the Board of Directors not serving in the Executive Management shall not participate in the Company’s pension and retirement plans. The members of the Executive Management are eligible to participate in the Company’s retirement and pension schemes.

VI.  BEENDIGUNG

Artikel 30: Auflösung und Liquidation

Die Generalversammlung kann jederzeit die Auflösung und Liquidation der Gesellschaft nach Massgabe der gesetzlichen und statutarischen Vorschriften beschliessen.

VI.  LIQUIDATION

Article 30: Dissolution and liquidation

The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

Die Liquidation wird durch den Verwaltungsrat durchgeführt, sofern sie nicht durch die Generalversammlung anderen Personen übertragen wird.	The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

Die Liquidation der Gesellschaft erfolgt nach Massgabe der Artikel 742 ff. OR. Die Liquidatoren sind ermächtigt, Aktiven (Grundstücke eingeschlossen) auch freihändig zu verkaufen.	The liquidation of the Company shall take place in accordance with Articles 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

Nach erfolgter Tilgung der Schulden wird das Vermögen unter die Aktionäre nach Massgabe der eingezahlten Beträge verteilt.	After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

VII. BENACHRICHTIGUNGEN, SPRACHE DER STATUTEN, RECHTSKOSTEN UND SCHIEDSGERICHT

Artikel 31: Mitteilungen und Bekanntmachungen

Publikationsorgan der Gesellschaft ist das Schweizerische Handelsamtsblatt. Der Verwaltungsrat kann weitere Publikationsorgane bestimmen.

Mitteilungen der Gesellschaft an die Aktionäre sowie andere Bekanntmachungen erfolgen durch Publikation im Schweizerischen Handelsamtsblatt.

VII. INFORMATION, LANGUAGE OF THE ARTICLES OF ASSOCIATION, LEGAL COST AND ARBITRATION

Article 31: Notices and announcements

The publication instrument of the Company is the Swiss Official Gazette of Commerce. The Board of Directors may designate further means of publication.

Notices by the Company to the shareholders and other announcements shall be published in the Swiss Official Gazette of Commerce.

Artikel 32: Sprache der Statuten Im Falle eines Widerspruchs zwischen der deutschen und jeder anderen Fassung dieser Statuten ist die deutsche Fassung massgeblich.

Article 32: Language of the Articles of Association

In the event of deviations between the German version of these Articles of Association and any version in another language, the German authentic text prevails.

Artikel 33: Kosten in Rechtsverfahren

Die Gesellschaft kann Verwaltungsrats- und Geschäftsleitungsmitglieder für Kosten, die im Zusammenhang mit rechtlichen, regulatorischen oder ähnlichen Verfahren entstehen, ihnen entsprechende Vorschüsse leisten.

Article 33: Costs in legal proceedings

The Company may grant advances to members of the Board of Directors and Executive Management for costs incurred in connection with legal, regulatory or similar proceedings.

Die Gesellschaft kann die Mitglieder des Verwaltungsrats sowie der Geschäftsleitung aus dem Gesellschaftsvermögen im Rahmen des gesetzlich Zulässigen schadlos halten für Forderungen, Kosten, Verluste, Schäden, Bussen, und sonstige Auslagen, welche ihnen im Zusammenhang mit ihrer Tätigkeit für die Gesellschaft entstehen bzw. gegen diese erhoben werden.	The Company is authorized to indemnify and hold harmless to the extent permitted by applicable law each of the members of the Board of Directors and the Executive Management out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them may incur or sustain in connection with their service on behalf of the Company.

Artikel 34: Schiedsklausel

Gesellschaftsrechtliche Streitigkeiten werden durch ein Schiedsgericht mit Sitz in Zürich, Schweiz, beurteilt. Das Schiedsgericht besteht aus drei Schiedsrichtern. Das Schiedsverfahren wird in Englisch durchgeführt.

Diese Schiedsklausel ist gegenüber allen Aktionären, der Gesellschaft und den Organen der Gesellschaft verbindlich.

Article 34: Arbitration

Corporate litigations shall be resolved by an arbitration court with its seat in Zurich, Switzerland. The number of arbitrators shall be three. The arbitral proceedings shall be conducted in English.

This arbitration clause shall be binding on all shareholders of the Company, the Company itself and the corporate bodies of the Company.

Das Schiedsverfahren unterliegt den Vorschriften der Schiedsgerichtsordnung der Internationalen Handelskammer (ICC), die am Datum der Einreichung des Schiedsantrages gemäss der vorgenannten Schiedsordnung in Kraft sind.

The arbitration proceedings shall be resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce in force on the date on which the request for arbitration is submitted in accordance with these rules.

VIII. ÜBERGANGSBESTIMMUNGEN Artikel 35: Sacheinlagen [●]

VIII. TRANSITIONAL PROVISIONS

Article 35: Contributions in Kind

[will include Swiss law mandatory disclosure regarding issue of common and preference shares against contribution in kind in connection with (a) management rollup into TopCo, (b) rollup of SL/PG into TopCo and (c) roll up of Sponsor and SPAC investors into TopCo; i.e. name of contributor/new shareholder, nature and value of contribution in kind consideration and no of shares issued to contributor/new shareholder]

Zürich, [●] 2020	Zurich, [●], 2020

FAR POINT ACQUISITION CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING TO BE HELD ON

                             , 2020

The undersigned, revoking any previous proxies relating to these shares with respect to the Business Combination Proposal and the Adjournment Proposal hereby acknowledges receipt of the proxy statement/ prospectus dated                 , 2020, in connection with the Special Meeting to be held on                 , 2020 at                  a.m. Eastern Time at the offices of                 , located at                 , for the sole purpose of considering and voting upon the following proposals, and hereby appoints Thomas W. Farley and David W. Bonanno, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Far Point Acquisition Corporation (“FPAC”) registered in the name provided, which the undersigned is entitled to vote at the Special Meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF YOU RETURN A SIGNED PROXY CARD BUT NO DIRECTION IS MADE, YOUR COMMON STOCK WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

to be held on                 , 2020:

The notice of the Special Meeting and the accompanying proxy statement/ prospectus are available at

Please mark vote as indicated in this example	X	THE BOARD OF DIRECTORS OF FPAC RECOMMENDS A VOTE “AGAINST” PROPOSALS NO. 1 AND NO. 2

Proposal No. 1—The Business Combination Proposal—To approve and adopt the Agreement and Plan of Merger, dated as of January 16, 2020 (the “Merger Agreement”), and the business combination contemplated by such agreement (the “Business Combination”), by and among FPAC, SL Globetrotter, L.P., a Cayman Islands exempted limited partnership, Global Blue Group Holding AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in Zürichstrasse 38, 8306 Brüttisellen, Switzerland, Global Blue US Holdco LLC, a Delaware limited liability company, Global Blue US Merger Sub Inc., a Delaware corporation, Global Blue Holding L.P., a Cayman Islands exempted limited partnership, the individuals named therein, Global Blue Group AG, a stock corporation (Aktiengesellschaft) incorporated under Swiss law, with its registered office in Zürichstrasse 38, 8306 Brüttisellen, Switzerland, Thomas W. Farley, solely in his capacity as the FPAC Shareholders’ Representative, solely for purposes of Sections 2.20 and 8.01 thereof, Far Point LLC, a Delaware limited liability company, and Jacques Stern, solely in his capacity as the Management Representative.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2—The Adjournment Proposal—To approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or for any other reason in connection with, the approval of one or more of the other proposals at the Special Meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated , 2020

(Signature)

(Signature if held Jointly)

Signature should agree with name printed hereon. If shares are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

A vote to abstain be treated as a vote against the Business Combination Proposal, but will have no effect on the Adjournment Proposal. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE PAID ENVELOPE. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ABOVE SIGNED STOCKHOLDER. IF YOU RETURN A SIGNED PROXY BUT NO DIRECTION IS MADE, YOUR SHARES WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ABOVE.